SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the

Securities Exchange Act of 1934

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DUNE ENERGY, INC.
(Name of Registrant as Specified In Its Charter)

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DUNE ENERGY, INC.

Two Shell Plaza

777 Walker Street, Suite 2300

Houston, TX 77002

December 2, 2011

Dear stockholder:

We are furnishing this information statement to each of the holders of the common stock, par value $0.001 per share (“common stock”), and of the 10% Senior Redeemable Convertible Preferred Stock, par value $0.001 per share (“preferred stock”), of Dune Energy, Inc., a Delaware corporation (“we” or the “Company”), as of December 2, 2011, as a result of certain actions that are expected to be taken by written consent of the holders of a majority of the outstanding shares of our common stock as of December 22, 2011 and written consent of holders of at least 66 2/3% of the outstanding shares of our preferred stock as of December 22, 2011. Certain holders (the “Noteholders”) of our 10 1/2% Senior Secured Notes due 2012 (“notes”) and a certain holder of our preferred stock have entered into restructuring support agreements with the Company, and pursuant to transactions contemplated under those agreements, including, but not limited to, an exchange offer for the notes in exchange for consideration that will include common stock, the Noteholders will, on a post-restructuring basis, hold a majority of the shares of our common stock. The Company anticipates that, immediately upon the consummation of the exchange offer, the Noteholders (or their attorney-in-fact on their behalf) will enter into a written consent with respect to shares received in the offer authorizing the amendment of the Company’s Certificate of Incorporation so as to increase the Company’s authorized shares of common stock and subsequently to effect a reverse stock split of our common stock (the “Charter Amendment,” the form of which is attached as Exhibit A to this information statement) and the amendment of the Company’s Certificate of Designation governing the preferred stock so as to provide, among other things, for the mandatory conversion of preferred stock into common stock upon the filing of the relevant certificate of amendment with the Secretary of State of the State of Delaware (the “Designation Amendment,” the form of which is attached as Exhibit B to this information statement). Similarly, the Company anticipates that holders of at least 66 2/3% of the outstanding shares of preferred stock will enter into a written consent approving the Charter Amendment and the Designation Amendment.

Because an amendment to the Company’s Certificate of Designation governing the preferred stock is considered to be an amendment to the Company’s Certificate of Incorporation, holders of a majority of the Company’s outstanding shares of common stock are required to approve the Designation Amendment in accordance with Section 242 of the Delaware General Corporation Law (the “DGCL”) and our By-laws. Additionally, an amendment to the Company’s Certificate of Designation requires the affirmative vote or consent of holders of at least 66 2/3% of the outstanding shares of our preferred stock.

In connection with closing the restructuring, the Company will amend its charter documents to:

•	increase the number of shares of authorized stock to 4,201,000,000, of which 4,200,000,000 will be shares of common stock and 1,000,000 will be shares of preferred stock;

•	provide for, among other things, the mandatory conversion of the preferred stock into an aggregate of 58,433,825 shares of our common stock and an aggregate cash payment of $4.0 million; and

•	effect a reverse split of our common stock on a 1-for-100 basis (i.e., each stockholder will receive one share of common stock for each 100 shares owned immediately prior to the reverse split).

This information statement, which describes the Charter Amendment and Designation Amendment in more detail, is being furnished to our stockholders for informational purposes only, pursuant to Section 14(c) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations prescribed thereunder.

Pursuant to Rule 14c-2 under the Exchange Act, the Charter Amendment and the Designation Amendment will not be effective until at least twenty (20) calendar days after this information statement is sent or given to our stockholders. This information statement is first being sent or given to our stockholders on or about December 2, 2011.

No action is required by you to effectuate the Charter Amendment or the Designation Amendment. The accompanying information statement is being furnished only to inform our stockholders of the action described above before it takes effect in accordance with Rule 14c-2 under the Exchange Act.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

PLEASE NOTE THAT THE HOLDERS OF A MAJORITY OF THE OUTSTANDING SHARES OF OUR COMMON STOCK AND THE HOLDERS OF AT LEAST 66 2/3% OF THE OUTSTANDING SHARES OF OUR PREFERRED STOCK ARE EACH EXPECTED TO HAVE AUTHORIZED THE CHARTER AMENDMENT AND DESIGNATION AMENDMENT BY WRITTEN CONSENT ON OR ABOUT DECEMBER 22, 2011. THESE NUMBERS ARE SUFFICIENT TO SATISFY THE STOCKHOLDER APPROVAL REQUIREMENTS AND NO ADDITIONAL VOTES OR CONSENTS WILL CONSEQUENTLY BE NEEDED TO APPROVE THIS MATTER.

James A. Watt President and Chief Executive Officer

DUNE ENERGY, INC.

Two Shell Plaza

777 Walker Street, Suite 2300

Houston, TX 77002

INFORMATION STATEMENT

Dune Energy, Inc., a Delaware corporation (“we” or the “Company”), is furnishing this information statement to holders (“common stockholders”) of our common stock, par value $0.001 per share (“common stock”), and to holders (“preferred stockholders” and together with common stockholders, “stockholders”) of our 10% Senior Redeemable Convertible Preferred Stock, par value $0.001 per share (“preferred stock”), as a result of certain actions that are expected to be taken by written consent of the holders of a majority of the outstanding shares of our common stock and written consent of holders of at least 66 2/3% of the outstanding shares of our preferred stock.

Certain holders (the “Noteholders”) of our 10 1/2% Senior Secured Notes due 2012 (“notes”) and a certain holder of our preferred stock have entered into restructuring support agreements with the Company, and pursuant to transactions contemplated under those agreements, including, but not limited to, an exchange offer (the “Offer”) for the notes in exchange for consideration that will include common stock, the Noteholders will, on a post-restructuring basis, hold a majority of the shares of our common stock. The Company anticipates that, immediately upon the consummation of the exchange offer, the Noteholders (or their attorney-in-fact on their behalf) will enter into a written consent with respect to shares received in the Offer authorizing the amendment of the Company’s Certificate of Incorporation so as to increase the Company’s authorized shares of common stock and subsequently to effect a reverse stock split of our common stock (the “Charter Amendment,” the form of which is attached as Exhibit A to this information statement) and the amendment of the Company’s Certificate of Designation governing the preferred stock so as to provide, among other things, for the mandatory conversion of preferred stock into common stock upon the filing of the relevant certificate of amendment with the Secretary of State of the State of Delaware (the “Designation Amendment,” the form of which is attached as Exhibit B to this information statement). Similarly, the Company anticipates that holders of at least 66 2/3% of the outstanding shares of our preferred stock will enter into a written consent approving the Charter Amendment and the Designation Amendment.

Because an amendment to the Company’s Certificate of Designation governing the preferred stock is considered to be an amendment to the Company’s Certificate of Incorporation, holders of a majority of the Company’s outstanding shares of common stock are required to approve the Designation Amendment in accordance with Section 242 of the Delaware General Corporation Law (the “DGCL”) and our By-laws. Additionally, an amendment to the Company’s Certificate of Designation requires the affirmative vote or consent of holders of at least 66 2/3% of the outstanding shares of our preferred stock.

In connection with closing the restructuring, the Company will amend its charter documents to:

•	increase the number of shares of authorized stock to 4,201,000,000, of which 4,200,000,000 will be shares of common stock and 1,000,000 will be shares of preferred stock;

•	provide for, among other things, the mandatory conversion of the preferred stock into an aggregate of 58,433,825 shares of our common stock and an aggregate cash payment of $4.0 million; and

•	effect a reverse split of our common stock on a 1-for-100 basis (i.e., each stockholder will receive one share of common stock for each 100 shares owned immediately prior to the reverse split).

This information statement is first being sent or given on or about December 2, 2011 to holders of our common stock in connection with the Charter Amendment and the Designation Amendment (together, the “Amendments”). This information statement is being furnished to stockholders for informational purposes only in accordance with the requirements of the DGCL and the Securities Exchange Act of 1934, as amended, (the “Exchange Act’) and the rules and regulations prescribed thereunder. Pursuant to Rule 14c-2 under the Exchange Act, the Amendments will not be effective until at least twenty (20) calendar days after this information statement is sent or given to our stockholders.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

THIS IS NOT A NOTICE OF A MEETING OF STOCKHOLDERS AND NO STOCKHOLDERS’ MEETING WILL BE HELD TO CONSIDER ANY MATTER DESCRIBED HEREIN.

PLEASE NOTE THAT THE HOLDERS OF A MAJORITY OF THE OUTSTANDING SHARES OF OUR COMMON STOCK AND THE HOLDERS OF AT LEAST 66 2/3% OF THE OUTSTANDING SHARES OF OUR PREFERRED STOCK ARE EACH EXPECTED TO HAVE AUTHORIZED THE CHARTER AMENDMENT AND DESIGNATION AMENDMENT BY WRITTEN CONSENT ON OR ABOUT DECEMBER 22, 2011. THESE NUMBERS ARE SUFFICIENT TO SATISFY THE STOCKHOLDER APPROVAL REQUIREMENTS AND NO ADDITIONAL VOTES OR CONSENTS WILL CONSEQUENTLY BE NEEDED TO APPROVE THIS MATTER.

The principal executive office of the Company is located at Two Shell Plaza, 777 Walker Street, Suite 2300, Houston, Texas 77002 and the Company’s telephone number is (713) 229-6300.

GENERAL DESCRIPTION OF CORPORATE ACTION

On or about December 22, 2011, the holders of a majority of the Company’s outstanding shares of common stock are expected to deliver an executed written consent of the common stockholders authorizing and approving the Amendments. On or about December 22, 2011, the holders of at least 66 2/3% of the Company’s outstanding shares of preferred stock are expected to deliver an executed written consent of the preferred stockholders authorizing and approving the Amendments.

VOTING AND VOTE REQUIRED

Section 228 of the DGCL and our By-laws provide that the written consent of outstanding shares of voting capital stock, having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, may be substituted for a meeting. Approval by a majority of the outstanding shares of common stock present and voting on the matter at a meeting would be required to approve the Amendments. Approval by at least 66 2/3% of the Company’s outstanding shares of preferred stock voting on the matter would be required to approve the Amendments.

On or about the date we complete the Offer, 299,757,024 shares of the Company’s common stock will be issued and outstanding assuming full participation in the Offer. Pursuant to the DGCL and our By-laws, stockholders representing no less than 149,878,513 shares of our common stock would then be required to approve the Amendments. If only 98% of the Notes (by principal amount) are exchanged in the Offer (the minimum allowable participation under the Noteholder restructuring support agreement), 294,978,757 shares of the Company’s common stock will be issued and outstanding, and stockholders representing no less than 147,489,389 shares of our common stock would be required to approve the Amendments. On or about the date

2

we complete the Offer, we expect the Noteholders, who will then hold more than 149,878,513 shares of our common stock assuming full participation in the Offer (or more than 147,489,389 shares of our common stock assuming 98% of the Notes (by principal amount) are exchanged in the Offer), to deliver an executed written consent authorizing and approving the Amendments. Accordingly, such executed written consent provided by the holders of a majority of the issued and outstanding shares of our common stock will satisfy the common stockholder approval requirement for authorization of the Amendments. In an effort to minimize the Company’s expenses, a special meeting of the common stockholders is not required and will not be held because common stockholders holding a majority of the eligible votes are expected to approve the action by written consent.

On or about the date we complete the Offer, 164,528 shares of the Company’s preferred stock will be issued and outstanding. Pursuant to the Certificate of Designation, preferred stockholders representing no less than 109,686 shares of our preferred stock would then be required to approve the Amendments. On or about the date we complete the Offer, we expect that the preferred stockholders who then hold more than 109,686 shares or our preferred stock to deliver a written consent authorizing and approving the Amendments. Accordingly, such written consent provided by the holders of at least 66 2/3% of the Company’s outstanding shares of preferred stock will satisfy the preferred stockholder approval requirement for authorization of the Amendments. In an effort to minimize the Company’s expenses, a special meeting of the preferred stockholders is not required and will not be held because preferred stockholders holding at least 66 2/3% of the eligible votes with respect to the preferred stock are expected to approve the action by written consent.

DISSENTERS’ RIGHTS

Our stockholders do not have dissenters’ rights with respect to the matters approved by the stockholders as described in this information statement.

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CORPORATE ACTION

Following the Offer and the receipt of the written consent, we will enter into the Charter Amendment. The Charter Amendment will (i) increase our authorized shares of capital stock to 4,201,000,000, (ii) amend our Certificate of Designation to effect the Designation Amendment, (iii) provide for a reverse split of our common stock on a 1-for-100 basis and (iv) include such other matters as may be necessary or appropriate to effect the recapitalization.

Increase in Authorized Stock

After receiving the written consent of common stockholders as described above under “Voting and Vote Required,” we will amend our Certificate of Incorporation to increase the number of shares of our authorized capital stock to 4,201,000,000 shares, of which 4,200,000,000 will be shares common stock and 1,000,000 of which will be shares of preferred stock. Please read “Description of the Charter Amendment.”

Reverse Split

The amendment to our Certificate of Incorporation will also effect a reverse split of our common stock on a 1-for-100 basis (i.e. each stockholder will receive one share of common stock for each 100 shares owned immediately prior to the reverse split) effective immediately after the recapitalization transactions are consummated. Fractional shares resulting from the reverse split will be rounded up to the next nearest whole share. Please read “Description of the Charter Amendment.”

Amendment to Certificate of Designations of Preferred Stock

After receiving the written consent of our common stockholders and the written consent of the preferred stockholders described above under “Voting and Vote Required” and effecting the recapitalization, we will file the Designation Amendment to, among other things, provide for the automatic conversion of the preferred stock into an aggregate of 58,433,825 shares of our common stock and an aggregate cash payment of $4.0 million. Please read “Description of the Designation Amendment.”

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THE AMENDMENTS

Description of the Charter Amendment

The following is a brief description of the principal features of the Charter Amendment. A copy of the Charter Amendment is attached to this information statement as Exhibit A, and you should refer to the Charter Amendment for details regarding the amendment to the Company’s Certificate of Incorporation.

The Charter Amendment will effect the following changes to the Company’s Certificate of Incorporation:

•	increase the Company’s authorized number of shares of capital stock to 4,201,000,000; and

•

following the mandatory conversion of the preferred stock pursuant to the Designation Amendment, a reverse stock split to combine and reclassify each 100 shares of issued and outstanding common stock into 1 share of common stock, rounding up any resulting fractional shares.

Description of the Designation Amendment

The following is a brief description of the principal features of the Designation Amendment. A copy of the Designation Amendment is attached to this information statement as Exhibit B, and you should refer to the Designation Amendment for details regarding the amendment to the Company’s Certificate of Designation governing the preferred stock. Capitalized terms not defined in this section have the meanings given to such terms in the Company’s Certificate of Designation governing the preferred stock.

The Designation Amendment will effect the following changes to the Company’s Certificate of Designation governing the preferred stock:

•

mandatorily and automatically convert each share of preferred stock into 355.16037 shares of common stock and $24.31 in cash once the Designation Amendment has been filed with the Secretary of State of the State of Delaware;

•

eliminate any obligations of the Company (i) to make any payment or allowance for unpaid dividends, whether or not in arrears, on the preferred stock or for dividends on the shares of common stock issued pursuant to the conversion and (ii) to redeem the preferred stock;

•	the holders of preferred stock waive any right or claim to dividends on the preferred stock or the common stock issued pursuant to the conversion;

•	carve out transactions that aim to effect a restructuring of the Company’s capital structure from the payment restrictions covenant;

•	eliminate the rights granted to preferred stockholders as a result of a Fundamental Change and the right to redemption upon a Change of Control;

•	eliminate the requirement for the Company to reserve or keep available shares of common stock or preferred stock and the listing covenant with respect to common stock;

•	eliminate the adjustments to the Conversion Price and Dividend Rate and related provisions;

•	eliminate the automatic conversion of preferred stock as a result of the occurrence of a Reorganization Event; and

•	delete several restrictive covenants relating to, among other things, the following: limitation on incurrence of indebtedness; restricted payments; asset sales; dividends and other payment

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CAPITALIZATION

The following table sets forth the number of shares of common stock (i) authorized, (ii) authorized and outstanding and (iii) authorized but not outstanding or reserved for issuance:

•	as of September 30, 2011;

•	immediately following the issuance of common stock in the Offer but prior to the filing of the Charter Amendment; and

•	after the recapitalization and filing of the Charter Amendment;

in each case assuming full participation in the Offer.

	As of September 30, 2011	Immediately Prior to the Recapitalization	After the Recapitalization
Number of shares authorized	300,000,000	300,000,000	4,200,000,000
Number of shares authorized and outstanding	48,694,854	299,757,024	38,955,883
Number of shares authorized but not outstanding or reserved for issuance	251,305,146	242,976	4,161,044,117

As a part of the consideration in the Offer, the Company will issue 250,000 shares of a series of non-voting preferred stock to the Noteholders. After the Charter Amendment becomes effective, but prior to the reverse split, this new series of preferred stock will automatically convert into an aggregate of approximately 3.537 billion shares of our common stock. The Company will not receive any additional proceeds from the issuance of this preferred stock or upon the conversion of the preferred stock into common stock. The Company has no current plans to issue any additional authorized but unissued common stock after the consummation of the recapitalization other than shares issuable pursuant to the Company’s stock compensation plan.

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UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

Pursuant to the Offer, we are offering in exchange for $300 million in aggregate principal amount of the notes (i) an aggregate of approximately 251 million shares of our newly issued common stock, par value $0.001 per share, (ii) an aggregate of 250,000 shares of our Series C Convertible Preferred Stock, par value $0.01 per share (the “New Preferred Stock”), which will automatically convert into an aggregate of approximately 3.537 billion shares of common stock and (iii) at our option, either (a) approximately $50 million aggregate principal amount of newly issued Floating Rate Senior Secured Notes due 2016 (the “New Notes”) or (b) an aggregate cash payment of approximately $50 million. In addition, the holders of each issued and outstanding share of preferred stock will automatically convert into 355.16037 shares of our common stock and $24.31 in cash.

The following unaudited pro forma condensed consolidated financial statements and related notes are presented to show the pro forma effects of the Offer. The pro forma condensed consolidated statement of operations for the year ended December 31, 2010 and the nine months ended September 30, 2011 as well as the pro forma condensed consolidated balance sheet at September 30, 2011 are based on the assumption that the exchange occurred effective January 1, 2010 and that the Offer was fully subscribed.

The pro forma adjustments are based on currently available information and certain assumptions that management believes to be reasonable under the circumstances. The adjustments and the assumptions underlying the adjustments are described in the accompanying notes, which should be read in conjunction with the unaudited pro forma condensed consolidated financial information. Pursuant to the Securities and Exchange Commission’s Article 11 of Regulation S-X, pro forma adjustments include the effects of events that are directly attributable to the exchange offer and are factually supportable. The unaudited pro forma financial information is provided for illustrative purposes only and is not necessarily indicative of the financial position or results of operations that would have actually been reported had the transaction occurred on the assumed dates indicated, nor is it necessarily indicative of our future financial position or results of operations as of or for any future date or periods.

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Dune Energy, Inc.

Unaudited Pro Forma Condensed Consolidated Balance Sheet

As Of September 30,2011

	Actual As Of September 30, 2011	Pro Forma Adjustments		Pro Forma As Of September 30, 2011
ASSETS
Current assets:
Cash	$21,696,026	—		$21,696,026
Accounts receivable	6,745,941	—		6,745,941
Prepayments and other current assets	3,727,934	—		3,727,934

Total current assets	32,169,901	—		32,169,901

Net oil and gas properties	226,859,626	—		226,859,626

Property and equipment	276,590	—		276,590
Deferred financing costs	346,284	—		346,284
Other assets	11,517,946	—		11,517,946

	12,140,820	—		12,140,820

TOTAL ASSETS	$271,170,347	$—		$271,170,347

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$4,103,272	—		$4,103,272
Accrued liabilities	20,632,740	(10,500,000	)(2)	10,132,740
Current maturities of long-term debt	337,632,131	(297,657,811	)(2)	—
	—	(39,974,320	)(6)	—
Preferred stock dividend payable	1,597,000	(1,597,000	)(1)	—

Total current liabilities	363,965,143	(349,729,131)		14,236,012

Long-term debt, net of current maturities	—	47,657,811	(2)	87,632,131
	—	39,974,320	(6)	—
Other long-term liabilities	12,889,249			12,889,249

Total liabilities	376,854,392	(262,097,000)		114,757,392

Commitments and contingencies	—	—		—
Redeemable convertible preferred stock	156,562,797	250,000,000	(2)	—
	—	(156,562,797	)(4)	—
	—	(250,000,000	)(5)	—
STOCKHOLDERS’ DEFICIT
Common stock	48,938	251,062	(3)	38,958
	—	58,434	(4)	—
	—	3,537,397	(5)	—
	—	(3,895,831	)(7)	—
	—	38,958	(7)	—
Treasury stock	(68,357)	68,357	(1)	—
Additional paid-in capital	128,487,108	1,528,643	(1)	547,088,528
	—	(251,062	)(3)	—
	—	156,504,363	(4)	—
	—	246,462,603	(5)	—
	—	3,856,873	(7)	—
	—	10,500,000	(2)	—
Accumulated deficit	(390,714,531)	—		(390,714,531)

Total stockholders’ deficit	(262,246,842)	418,659,797		156,412,955

TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$271,170,347	$—		$271,170,347

See notes to unaudited pro forma condensed consolidated financial statements.

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Dune Energy, Inc.

Unaudited Pro Forma Condensed Consolidated Statement of Operations

For The Nine Months Ended September 30, 2011

	00	00		00
	Actual Nine Months Ended September 30, 2011	Pro Forma Adjustments		Pro Forma Nine Months Ended September 30, 2011
Revenues	$48,415,854	—		$48,415,854

Operating expenses:
Lease operating expense	20,098,475	—		20,098,475
Exploration expense	6,047,841	—		6,047,841
Accretion of asset retirement obligation	988,137	—		988,137
Depletion, depreciation and amortization	17,062,122	—		17,062,122
General and administrative expense	6,532,214	—		6,532,214

Total operating expense	50,728,789	—		50,728,789

Operating loss	(2,312,935)	—		(2,312,935)

Other income (expense):
Interest income	40,632			40,632
Interest expense	(30,171,588)	30,171,588	(a)	(6,382,000)
	—	(5,183,000	)(b)	—
	—	(1,199,000	)(c)	—

Total other income (expense)	(30,130,956)	23,789,588		(6,341,368)

Net loss	(32,443,891)	23,789,588		(8,654,303)
Preferred stock dividend	(15,293,811)	15,293,811	(d)	—

Net loss available to common shareholders	$(47,737,702)	$39,083,399		$(8,654,303)

Net loss per share:
Total basic and diluted	$(0.99)			$(0.22)
Weighted average shares outstanding:
Basic and diluted	48,164,172			38,955,883

See notes to unaudited pro forma condensed consolidated financial statements.

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Dune Energy, Inc.

Unaudited Pro Forma Condensed Consolidated Statement of Operations

For The Year Ended December 31, 2010

	Actual Year Ended December 31, 2010	Pro Forma Adjustments		Pro Forma Year Ended December 31, 2010
Revenues	$64,188,647	$—		$64,188,647

Operating expenses:
Lease operating expense	25,612,598	—		25,612,598
Accretion of asset retirement obligation	1,822,959	—		1,822,959
Depletion, depreciation and amortization	27,054,118	—		27,054,118
General and administrative expense	11,156,379	—		11,156,379
Impairment of oil and gas properties	34,562,104	—		34,562,104

Total operating expense	100,208,158	—		100,208,158

Operating loss	(36,019,511)	—		(36,019,511)

Other income(expense):
Interest income	4,067	—		4,067
Interest expense	(37,424,038)	37,424,038	(a)	(8,509,000)
	—	(6,910,000	)(b)	—
	—	(1,599,000	)(c)	—
Gain (loss) on derivative liabilities	1,382,938	—		1,382,938

Total other income(expense)	(36,037,033)	28,915,038		(7,121,995)

Loss on continuing operations	(72,056,544)	28,915,038		(43,141,506)
Loss on discontinued operations	(3,473,657)	—		(3,473,657)

Net loss	(75,530,201)	28,915,038		(46,615,163)
Preferred stock dividend	(26,418,537)	26,418,537	(d)	—

Net loss available to common shareholders	$(101,948,738)	$55,333,575		$(46,615,163)

Net loss per share:
Basic and diluted from continuing operations	$(2.43)			$(1.11)
Basic and diluted from discontinued operations	(0.09)			(0.09)

Total basic and diluted	$(2.52)			$(1.20)

Weighted average shares outstanding:
Basic and diluted	40,457,296			38,955,883

See notes to unaudited pro forma condensed consolidated financial statements.

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NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2011 Consolidated Balance Sheet

(1)	Accrued preferred stock dividend of $1,597,000 eliminated thus increasing paid-in capital and $68,357 of Treasury Stock is also cancelled as part of transaction;

(2)	Exchange of notes for $47.6 million of New Notes and $250 million of New Preferred Stock and eliminate associated accrued interest of $10.5 million;

(3)	Issuance of 251,062,170 new common shares as part of exchange of notes with a similar reduction to paid-in capital;

(4)	Conversion of $156.6 million of preferred stock into 58,433,825 shares of new common stock thereby increasing common stock by $58,434 and paid-in capital by $156.5 million;

(5)	Conversion of $250 million of New Preferred into 3,537,397,471 new common shares thereby increasing common stock by $3.5 million and paid-in capital by $246.5 million;

(6)	Repay $40 million Wayzata Term Loan from borrowings under a $63 million bank new revolver;

(7)	Adjustments to paid-in capital and common stock to reflect the 1 for 100 Reverse Stock Split.

December 31, 2010 Consolidated Statement of Operations

(a)	Elimination of interest expense associated with the notes;

(b)	Interest expense on the new notes at 14.5% per annum;

(c)	Interest expense on the new bank revolver;

(d)	Elimination of dividend on preferred stock.

September 30, 2011 Consolidated Statement of Operations

(a)	Elimination of interest expense associated with the notes;

(b)	Interest expense on the new notes at 14.5% per annum;

(c)	Interest expense on the new bank revolver;

(d)	Elimination of dividend on preferred stock.

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THE AMENDMENTS

Description of the Charter Amendment

The following is a brief description of the principal features of the Charter Amendment. A copy of the Charter Amendment is attached to this information statement as Exhibit A, and you should refer to the Charter Amendment for details regarding the amendment to the Company’s Certificate of Incorporation.

The Charter Amendment will effect the following changes to the Company’s Certificate of Incorporation:

•	increase the Company’s authorized number of shares of capital stock to 4,201,000,000; and

•

following the mandatory conversion of the preferred stock pursuant to the Designation Amendment, a reverse stock split to combine and reclassify each 100 shares of issued and outstanding common stock into 1 share of common stock, rounding up any resulting fractional shares.

Description of the Designation Amendment

The following is a brief description of the principal features of the Designation Amendment. A copy of the Designation Amendment is attached to this information statement as Exhibit B, and you should refer to the Designation Amendment for details regarding the amendment to the Company’s Certificate of Designation governing the preferred stock. Capitalized terms not defined in this section have the meanings given to such terms in the Company’s Certificate of Designation governing the preferred stock.

The Designation Amendment will effect the following changes to the Company’s Certificate of Designation governing the preferred stock:

•

mandatorily and automatically convert each share of preferred stock into 355.16037 shares of common stock and $24.31 in cash once the Designation Amendment has been filed with the Secretary of State of the State of Delaware;

•

eliminate any obligations of the Company (i) to make any payment or allowance for unpaid dividends, whether or not in arrears, on the preferred stock or for dividends on the shares of common stock issued pursuant to the conversion and (ii) to redeem the preferred stock;

•	the holders of preferred stock waive any right or claim to dividends on the preferred stock or the common stock issued pursuant to the conversion;

•	carve out transactions that aim to effect a restructuring of the Company’s capital structure from the payment restrictions covenant;

•	eliminate the rights granted to preferred stockholders as a result of a Fundamental Change and the right to redemption upon a Change of Control;

•	eliminate the requirement for the Company to reserve or keep available shares of common stock or preferred stock and the listing covenant with respect to common stock;

•	eliminate the adjustments to the Conversion Price and Dividend Rate and related provisions;

•	eliminate the automatic conversion of preferred stock as a result of the occurrence of a Reorganization Event; and

•

delete several restrictive covenants relating to, among other things, the following: limitation on incurrence of indebtedness; restricted payments; asset sales; dividends and other payment restrictions affecting Restricted Subsidiaries of the Company; issuance and sales of capital stock of Restricted Subsidiaries of the Company; merger, consolidation and sale of assets; transactions with affiliates; conduct of business; reports to Holders; and payments for consents, waivers or amendments of the terms or provisions of the Company’s Certificate of Designation governing the preferred stock.

12

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our common stock as of November 4, 2011 (unless otherwise indicated) by (i) each of our current directors and executive officers, as well as persons who served as a director or executive officer during our 2010 fiscal year but are not presently so serving; (ii) each person who, to our knowledge, beneficially owns more than 5% of the outstanding shares of our common stock; and (iii) all of our current directors and executive officers as a group. Unless otherwise indicated, the percentage of class of the common stock is based on 48,694,854 shares outstanding on November 4, 2011.

Name and Address of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership (2)		Percent of Class
Alan D. Gaines (Former Executive Chairman of the Board) (3)	1,422,281	(4)	2.9%
James A. Watt (President, Chief Executive Officer and Director)	1,093,180	(5)	2.2%
Frank T. Smith, Jr. (Senior Vice President and Chief Financial Officer)	295,274	(6)	*
Hal L. Bettis (Senior Vice President and Chief Operating Officer)	121,574	(7)	*
Steven Barrenechea (Director)	38,500	(8)(9)	*
Alan D. Bell (Director and Chairman of the Board)	298,383	(9)(10)	*
Richard M. Cohen (Director and Secretary)	69,437	(8)(9)	*
William E. Greenwood (Director)	181,621	(9)	*
Steven M. Sisselman (Director)	163,762	(8)(9)	*
UBS AG (11)	12,376,340	(12)	20.5%
Itera Holdings BV (13)	7,092,880	(14)	14.7%
All Officers & Directors as a Group (9 persons)	3,684,012	(3)-(10)	7.6%

*	Indicates ownership of less than 1%.
(1)	Unless otherwise indicated, the address of the beneficial holder is c/o Dune Energy, Inc., Two Shell Plaza, 777 Walker Street, Suite 2300, Houston, Texas 77002. The number of shares and any exercise prices with respect to awards and equity issuances made prior to December 1, 2009 have been adjusted to give effect to the 1-for-5 reverse stock split adopted, effective December 1, 2009.
(2)	Under Rule 13d-3 promulgated by the SEC, a person is deemed to be the beneficial owner of securities if it has the power to vote or direct the voting of such securities or has the power to dispose or direct the disposition of such securities. A person is also deemed to be the beneficial owner of securities that can be acquired by such person within 60 days. For purposes hereof, each beneficial owner’s percentage ownership is determined by assuming that options that are held by such person (but not held by any other person), and that are exercisable within 60 days from the Record Date, have been exercised. As of November 4, 2011, an aggregate of 48,694,854 shares of common stock were outstanding.
(3)	Mr. Gaines submitted his resignation to the Company’s Board of Directors by letter dated April 1, 2011, to be effective April 15, 2011, and thus is no longer subject to Section 16 reporting under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). As a result, the number of shares of common stock indicated as being beneficially owned by him is based solely upon information contained in the most recently filed Schedule 14A of the Company filed with the SEC on April 29, 2011.
(4)	Includes voting power with respect to (i) 41,867 unvested shares of common stock awarded under our 2007 Plan on December 31, 2009, which shares vest in equal installments on December 31, 2011 and 2012 and (ii) 137,500 unvested shares of common stock awarded under our 2007 Plan on November 18, 2010, which shares vest in equal installments on November 18, 2011, 2012 and 2013.
(5)	Includes voting power with respect to (i) 138,334 unvested shares of common stock awarded pursuant to certain employment and restricted stock agreements with Mr. Watt dated October 1, 2009, of which 55,834 shares vest on September 30, 2012, and of which 82,500 shares vest in accordance with certain performance-based criteria set forth in the aforementioned agreements, and (ii) 137,500 unvested shares of common stock awarded under our 2007 Plan on November 18, 2010, which shares vest in equal installments on November 18, 2011, 2012 and 2013.
(6)	Includes voting power with respect to (i) 110,668 unvested shares of common stock awarded pursuant to certain employment and restricted stock agreements with Mr. Smith dated October 1, 2009, of which

13

44,668 shares vest on September 30, 2012, and of which 66,000 shares vest in accordance with certain performance-based criteria set forth in the aforementioned agreements, and (ii) 67,000 unvested shares of common stock awarded under our 2007 Plan on November 18, 2010, which shares vest in equal installments on November 18, 2011, 2012 and 2013.
(7)	Includes voting power with respect to (i) 20,400 unvested shares of common stock awarded on December 31, 2009 under the 2007 Plan, which shares vest in equal installments on each of December 31, 2011 and 2012, and (ii) 67,000 unvested shares of common stock awarded under our 2007 Plan on November 18, 2010, which shares vest in equal installments on November 18, 2011, 2012 and 2013.
(8)	Includes 10,000 shares underlying a stock option granted on January 24, 2007, which vests on January 24, 2012 and has an exercise price of $9.70 per share.
(9)	Includes voting power with respect to (i) 4,667 unvested shares of common stock awarded on December 31, 2009 under the 2007 Plan, which shares vest in equal installments on each of December 31, 2011 and 2012, and (ii) 9,000 unvested shares of common stock awarded under our 2007 Plan on November 18, 2010, which shares vest in equal installments on November 18, 2011, 2012 and 2013.
(10)	Excludes 6,400 shares of common stock held by The Rosalyn Broadfoot Bell Generation Skipping Trust, which shares Mr. Bell expressly disclaims beneficial ownership for purposes of Section 13(d) of the Exchange Act.
(11)	Beneficial Owner’s address is Bahnhofstrasse 45, C-8001, Zurich, Switzerland.
(12)	Information based solely upon the Schedule 13D (Amendment No. 11) of beneficial owner filed with the SEC on August 18, 2011. Includes 11,617,370 shares of common stock underlying shares of our 10% Senior Redeemable Convertible Preferred Stock (the “Preferred Stock”) and 758,970 shares of common stock. Assumes a conversion ratio of 1 share of Preferred Stock converting to 114.29 shares of common stock.
(13)	Beneficial Owner’s address is 9995 Gate Parkway, Jacksonville, FL 32246.
(14)	Information based upon the Schedule 13D of beneficial owner filed with the SEC on June 4, 2004.

INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

None of the Company’s directors or executive officers has any substantial interest, direct or indirect, by security holdings or otherwise, in any matter to be acted upon which is not shared by all other holders of the Company’s common stock and other voting securities.

ADDITIONAL INFORMATION; INCORPORATION OF INFORMATION BY REFERENCE

We file reports and information statements and other information with the SEC under the Securities Exchange Act of 1934, as amended. You may read and copy any document we file with the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, DC 20549. You may also obtain copies of the same documents from the public reference room of the SEC in Washington by paying a fee. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our filings are also electronically available from the SEC’s Electronic Document Gathering and Retrieval System, which may be accessed at www.sec.gov, as well as from commercial document retrieval services.

We are “incorporating by reference” the information we file with the SEC into this Information Statement, which means that we are disclosing important information to you by referring you to those documents. Information that is incorporated by reference is an important part of this Information Statement. We incorporate by reference into this Information Statement the documents listed below, which were filed with the SEC, and such documents form an integral part of this Information Statement:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2010;

•	Definitive Proxy Statement filed on April 29, 2011;

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2011, June 30, 2011 and September 30, 2011; and

•	Current Reports on Form 8-K filed on April 1, 2011, June 30, 2011, October 7, 2011, November 4, 2011 and November 14, 2011.

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The Company will provide you without charge, upon written or oral request and by first class mail or other equally prompt means within one business day of receipt of such request, a copy of any and all of the information incorporated by reference in this information statement, other than exhibits to such documents that are not specifically incorporated by reference into such documents. Please direct your written or telephone requests to Dune Energy, Inc., Two Shell Plaza, 777 Walker Street, Suite 2300, Houston, Texas 77002 (Attn: Frank T. Smith, Jr., Chief Financial Officer), telephone number (713) 229-6300.

Dated: December 2, 2011	/s/ JAMES A. WATT
James A. Watt President and Chief Executive Officer

15

Exhibit A

FORM OF

CERTIFICATE OF AMENDMENT

OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

DUNE ENERGY, INC.

IT IS HEREBY CERTIFIED THAT:

FIRST: The name of the corporation is Dune Energy, Inc. (hereinafter called the “Company”).

SECOND: The original Certificate of Incorporation of the Company was filed with the Secretary of State of the State of Delaware on November 20, 1998, amended and restated on May 7, 2003 and amended on May 7, 2003, May 5, 2004, June 12, 2007, December 14, 2007 and December 1, 2009.

THIRD: The exchange offer through which the holders of at least 95% of the aggregate principal amount of the Company’s 10- 1/2% Senior Secured Notes due 2012 (the “Notes”) have exchanged their Notes for other securities of the Company, including shares of the Company’s common stock, par value $0.001 per share, in a transaction that is consistent with the terms and conditions set forth in the term sheet attached to the Restructuring Support and Lockup Letter Agreement, dated as of October 6, 2011, entered into among the Company and the holders of at least 75% in aggregate principal amount of the Notes, has been consummated.

FOURTH: The Board of Directors of the Company, through a written consent, duly adopted resolutions approving and adopting the amendments set forth below to the Certificate of Incorporation of the Company, and that such amendments have been approved and adopted by the requisite number of existing holders of the Company’s common stock, par value $0.001 per share, and the Company’s 10% Senior Redeemable Convertible Preferred Stock, par value $0.001 per share.

FIFTH: Article FOURTH of the Company’s Amended and Restated Certificate of Incorporation is amended and restated in its entirety to read as follows:

“FOURTH: The total number of shares of stock that the corporation shall have authority to issue is four billion two-hundred and one million (4,201,000,000), of which four billion two-hundred million (4,200,000,000) shall be shares of common stock and one million (1,000,000) shall be shares of preferred stock. The par value of all of such shares is $0.001 per share.

Upon the conversion of all outstanding shares of preferred stock into common stock, including, but not limited to, the mandatory conversion of all of the outstanding shares of 10% Senior Redeemable Convertible Preferred Stock, par value $0.001 per share (CUSIP Nos. 265338 30 1 and 265338 40 0), such that no shares of preferred stock are then outstanding (the “Effective Time”), each one-hundred (100) shares of the corporation’s common stock issued and outstanding immediately after the Effective Time shall be reclassified and combined into one (1) validly issued, fully paid and non-assessable share of the corporation’s common stock, automatically and without any further action by the corporation or the respective holders thereof; provided, however, that fractional shares resulting therefrom shall be rounded up to the nearest whole share. This Certificate of Amendment will not affect the par value of authorized shares of the corporation’s common stock, which is $0.001 per share. Each certificate that immediately after the Effective Time (but immediately prior to the time at which the reclassification and combination referenced above has occurred) representing shares of the corporation’s common stock (“Old Certificates”) shall thereafter represent that number of shares of the corporation’s common stock into which the shares of common stock represented by the Old Certificate shall have been combined, subject to the treatment of fractional share interests as described above.

The Board of Directors of the corporation is hereby granted the power to authorize by resolution, duly adopted from time to time, the issuance of any or all of the preferred stock in any number of classes or series within such classes and to set all terms of such preferred stock of any class or series, including, without limitation, its powers, preferences, rights, privileges, qualifications, restrictions and limitations of each class or other series at any time outstanding. Any shares of any one series of preferred stock shall be identical in all respects with all other shares of such series, except that shares of any one series issued at different times may differ as to the dates from which dividends thereof shall be cumulative.”

SIXTH: The amendment of the Amended and Restated Certificate of Incorporation herein certified has been duly adopted and written consent has been given in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

2

IN WITNESS WHEREOF, the Company has caused this Certificate of Amendment of the Amended and Restated Certificate of Incorporation of the Company to be executed by the undersigned as of this          day of                      2011.

DUNE ENERGY, INC.

By:
Name: James A. Watt Title: Chief Executive Officer

Signature Page to Certificate of Amendment to

Certificate of Incorporation

Exhibit B

FORM OF

CERTIFICATE OF AMENDMENT

TO

CERTIFICATE OF DESIGNATION

OF

10% SENIOR REDEEMABLE CONVERTIBLE PREFERRED STOCK

OF

DUNE ENERGY, INC.

Dune Energy, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Company”), DOES HEREBY CERTIFY as follows:

FIRST: That the exchange offer through which the holders of at least 95% of the aggregate principal amount of the Company’s 10-½% Senior Secured Notes due 2012 (the “Notes”) have exchanged their Notes for other securities of the Company, including shares of the Company’s common stock, par value $0.001 per share, in a transaction that is consistent with the terms and conditions set forth in the term sheet attached to the restructuring support and lockup letter agreement entered into among the Company and the holders of at least 75% in aggregate principal amount of the Notes, has been consummated.

SECOND: That the Board of Directors of the Company, through a written consent, duly adopted resolutions approving and adopting the amendments set forth below to the Certificate of Designation of 10% Senior Redeemable Convertible Preferred Stock of the Company (the “Certificate of Designation”), and that such amendments have been approved and adopted by the requisite number of existing holders of the Company’s common stock, par value $0.001 per share, and the Company’s 10% Senior Redeemable Convertible Preferred Stock, par value $0.001 per share.

THIRD: That the amendments set forth below have been duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

FOURTH: That the Certificate of Designation is hereby amended as follows:

A.	Section 4 of the Certificate of Designation is hereby amended by inserting therein a new Section 4(b) thereof, reading in its entirety as follows:

“(b)	Notwithstanding the foregoing provisions of Section 4(a), the Company shall not be prohibited from taking any action, including, but not limited to, any of the actions set forth in Sections 4(a)(i) through 4(a)(iv), that would permit it to effect a restructuring of its capital structure.”

B.	Section 5(a)(vi) of the Certificate of Designation is hereby amended by adding a sentence after the last sentence of such section as follows:

“Unless a greater percentage shall then be required by law, the rights of Holders of Redeemable Convertible Preferred Stock to have the Company redeem such securities upon the occurrence of certain conditions detailed in Section 12 herein (or any rights deemed to have been granted and to continue to exist under either section once such section has been deleted or removed through a Certificate of Amendment to this Certificate of Designation) may be waived by the affirmative vote or consent of the Holders of a majority of the then-outstanding Redeemable Convertible Preferred Stock. Any such waiver by the Holders of a majority of the then-outstanding Redeemable Convertible Preferred Stock that was signed prior to the date of the Certificate of Amendment to the Certificate of Designation by which this provision of Section 5(a)(vi) has been added to this Certificate of Designation shall be deemed effective and valid at the time such Certificate of Amendment is filed with the Secretary of State of the State of Delaware (the “Effective Time”).”

C.	Section 7 of the Certificate of Designation is hereby deleted in its entirety and replaced with the following:

“(7)	Mandatory Conversion

At the Effective Time, each share of Redeemable Convertible Preferred Stock shall automatically convert into 355.16037 shares of Common Stock and $24.31 in cash without any further action on the part of the Holders of such Redeemable Convertible Preferred Stock. The shares of Common Stock and cash shall be allocated to the beneficial holders of the Redeemable Convertible Preferred Stock in accordance with the number of shares of Redeemable Convertible Preferred Stock held by such holders, with fractional shares of Common Stock rounded up to the nearest whole share of Common Stock. The Company shall, as soon as possible thereafter, issue, and shall instruct the Transfer Agent to register, the number of shares of Common Stock to which each such Holder shall be entitled as a result of the conversion and to cancel all outstanding shares of Redeemable Convertible Preferred Stock, whether held in certificated or book-entry form. At the Effective Time, the Company shall no longer be required (i) to make any payment or allowance for unpaid dividends, whether or not in arrears, on the Redeemable Convertible Preferred Stock then outstanding or for dividends on the shares of Common Stock issued upon such conversion or (ii) to redeem the Redeemable Convertible Preferred Stock, and any right or claim to such dividends under the Redeemable Convertible Preferred Stock or the Common Stock issued upon such conversion or to the redemption price for the Redeemable Convertible Preferred Stock shall be cancelled and waived by the Holders of the Redeemable Convertible Preferred Stock who might otherwise be due such payments if and when declared by the Company or who might otherwise possess such rights to require the Company to redeem such Holders’ shares of Redeemable Convertible Preferred Stock, respectively.”

D.	Sections 11 and 12 of the Certificate of Designation are hereby deleted in their entirety.

E.	Section 13(a) of the Certificate of Designation is hereby deleted in its entirety and replaced with the following:

“(a)	The Company shall have no obligation at any time to reserve and keep available any shares of Common Stock or shares of Redeemable Convertible Preferred Stock.”

F.	Section 13(e) of the Certificate of Designation is hereby deleted in its entirety.

G.	Section 15(a) of the Certificate of Designation is hereby deleted in its entirety and the first sentence of Section 15(b) of the Certificate of Designation is hereby amended so as to delete and remove the words “in addition to those required in the foregoing provisions” from such sentence.

H.	Section 15(c) of the Certificate of Designation is hereby amended so as to delete and remove the proviso that appears in the last sentence of such section.

I.	Section 15(d) of the Certificate of Designation is hereby deleted in its entirety.

J.	Section 15(f) of the Certificate of Designation is hereby amended so as to delete the last sentence of such section.

K.	Section 15(g) of the Certificate of Designation is hereby deleted in its entirety.

L.	Sections 16, 17, 18, 19, 20, 21, 22, 23, 24 and 25 of the Certificate of Designation are hereby deleted in their entirety.

M.	Section 29(d) of the Certificate of Designation is hereby deleted in its entirety.

N.	The defined term “Voting Rights Triggering Event” in Section 30 of the Certificate of Designation is hereby amended by replacing it in its entirety as follows:

“‘VOTING RIGHTS TRIGGERING EVENT’ means if dividends on the Redeemable Convertible Preferred Stock are in arrears and unpaid for two or more calendar years.”

2

IN WITNESS WHEREOF, the Company has caused this Certificate of Amendment to the Certificate of Designation to be executed by the undersigned as of this          day of                      2011.

DUNE ENERGY, INC.

By:
Name: James A. Watt
Title: Chief Executive Officer

Signature Page to Certificate of Amendment to

Certificate of Designation

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Information Statement filed on Form 14-C of our report dated March 3, 2011 with respect to the audited consolidated financial statements of Dune Energy, Inc. for the year ended December 31, 2010 and 2009.

MaloneBailey, LLP

www.malonebailey.com

Houston, Texas

December 2, 2011

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10-K

(Mark One)

☒	ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the fiscal year ended December 31, 2010

or

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from              to

Commission file number 001-32497

DUNE ENERGY, INC.

(Exact name of registrant as specified in its charter

Delaware	95-4737507
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Two Shell Plaza, 777 Walker Street, Suite 2300 Houston, Texas	77002
(Address of principal executive offices)	(Zip Code)

(713) 229-6300

Registrant’s telephone number, including area code

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Name of each exchange on which registered
Common Stock, $0.001 par value	None

Securities registered pursuant to section 12(g) of the Act: None (Title of class)

Indicate by check mark if the registrant is a well-known seasoned issuer, as defined in Rule 405 of the Securities Act.    Yes  ☐    No  ☒

Indicate by check mark if the registrant is not required to file reports pursuant to Section 13 or Section 15(d) of the Act.    Yes  ☐    No  ☒

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.    Yes  ☒    No  ☐

Indicate by check mark whether the registrant has submitted electronically and posted on its corporate Web site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files).    Yes  ☐    No  ☐

Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K (§ 229.405 of this chapter) is not contained herein, and will not be contained, to the best of registrant’s knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Act).    Yes  ☐    No  ☒

As of June 30, 2010, the aggregate market value of the voting and non-voting common stock of the registrant held by non-affiliates (excluding shares held by directors, officers and other holding more than 5% of the outstanding shares of the class) was $4,502,046 based upon a closing sale price of $0.11.

As of February 23, 2011, the registrant had outstanding 46,968,621 shares of common stock.

DOCUMENTS INCORPORATED BY REFERENCE

The information required by Part III will be incorporated by reference into this Form 10-K from the Registrant’s Definitive Proxy Statement to be filed pursuant to Regulation 14A under the Securities Exchange Act of 1934 within 120 days after the end of the Registrant’s fiscal year covered by this Form 10-K.

Cautionary Notice Regarding Forward-Looking Statements

Dune Energy, Inc. (referred to herein as “Dune”, “we” or the “Company”) desires to take advantage of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. This report contains a number of forward-looking statements that reflect management’s current views and expectations with respect to our business, strategies, future results and events and financial performance. All statements made in this Annual Report other than statements of historical fact, including statements that address operating performance, events or developments that management expects or anticipates will or may occur in the future, including statements related to revenues, cash flow, profitability, adequacy of funds from operations, statements expressing general optimism about future operating results and non-historical information, are forward looking statements. In particular, the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “may,” “will,” variations of such words, and similar expressions identify forward-looking statements, but are not the exclusive means of identifying such statements and their absence does not mean that the statement is not forward-looking. These forward-looking statements are subject to certain risks and uncertainties, including those discussed under “Item 1A. Risk Factors” and elsewhere in this annual report. Our actual results, performance or achievements could differ materially from historical results as well as those expressed in, anticipated or implied by these forward-looking statements.

Readers should not place undue reliance on these forward-looking statements, which are based on management’s current expectations and projections about future events, are not guarantees of future performance, are subject to risks, uncertainties and assumptions (including, without limitation, those described herein) and apply only as of the date of this report. Our actual results, performance or achievements could differ materially from the results expressed in, or implied by, these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed below in “Item 1A. Risk Factors” as well as those discussed elsewhere in this report, and the risks discussed in our press releases and other communications to stockholders issued by us from time to time which attempt to advise interested parties of the risks and factors that may affect our business. Except as may be required under the federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

1

PART I

Items 1 and 2.    Business and Properties.

Overview

Dune Energy, Inc., a Delaware corporation (“Dune,” the “Company” or “we”), is an independent energy company based in Houston, Texas. We were formed in 1998 and since May of 2004, we have been engaged in the exploration, development, acquisition and exploitation of crude oil and natural gas properties, with interests along the Louisiana/Texas Gulf Coast. Our properties cover over 85,000 gross acres across 22 producing oil and natural gas fields.

Our total proved reserves as of December 31, 2010 were 82.7 Bcfe, consisting of 48.6 Bcf of natural gas and 5.7 Mmbbls of oil. The PV-10 of our proved reserves at year end was $214.5 million based on the average of the beginning of each month prices for 2010 of $76.05/bbl and $4.38/mcf. During 2010, we sold 12.8 Bcfe and produced 7.8 Bcfe. In addition, we experienced a net downward revision of (2.2) Bcfe.

Employees

As of December 31, 2010, we had 38 full time employees. We are not a party to any collective bargaining agreements and have not experienced any strikes or work stoppages. We believe our relationships with our employees are good. From time to time, we utilize the services of independent contractors to perform various field and other services.

Our Business Strategy

We intend to use our competitive strengths to increase reserves, production and cash flow in order to maximize value for stockholders. The following are key elements of this strategy:

Grow Through Exploitation, Development and Exploration of Our Properties. Our primary focus will continue to be the development and exploration efforts in our Gulf Coast properties. We believe that our properties and acreage position will allow us to grow organically through low risk drilling in the near term, as this property set continues to present attractive opportunities to expand our reserve base through workovers and recompletions, field extensions, delineating deeper formations within existing fields and higher risk/higher reward exploratory drilling. In addition, we will constantly review, rationalize and “high-grade” our properties in order to optimize our existing asset base.

Actively Manage the Risks and Rewards of Our Drilling Program. Our strategy is to increase our oil and natural gas reserves and production while keeping our finding and development costs and operating costs (on a per Mcf equivalent (Mcfe) basis) competitive with our industry peers. We will implement this strategy through drilling exploratory and development wells from our inventory of available prospects that we have evaluated for geologic and mechanical risk and future reserve or resource potential. Our drilling program will contain some higher risk/higher reserve potential opportunities as well as some lower risk/lower reserve potential opportunities in order to achieve a balanced program of reserve and production growth.

Maintain and Utilize State of the Art Technological Expertise. We expect to maintain and utilize our technical and operations teams’ knowledge of salt-dome structures and multiple stacked producing zones common in the Gulf Coast to enhance our growth prospects and reserve potential. We employ technical advancements, including 3-D seismic data and Pre-Stack depth and Reverse-Time migration to identify and exploit new opportunities in our asset base. We also employ the latest directional drilling, completion and fracturing technology in our wells to enhance recoverability and accelerate cash flows.

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Pursue Opportunistic Acquisitions of Underdeveloped Properties. We continually review opportunities to acquire producing properties, leasehold acreage and drilling prospects that are in core operating areas and require a minimum of initial upfront capital. We are also seeking to acquire operational control of properties that we believe have a solid proved reserves base coupled with significant exploitation and exploration potential. Nevertheless, while we will continue to evaluate acquisition opportunities that we believe will further enhance our operations and reserves in a cost effective manner, our principal efforts in 2011 will be on exploiting our existing asset base.

2011 Budget. For 2011 we have targeted an initial capital budget of approximately $25 million, primarily focused on our Garden Island Bay projects. The capital program will include several maintenance projects in addition to field exploitation within Garden Island Bay.

Offices

Our headquarters are located at Two Shell Plaza, 777 Walker Street, Suite 2300, Houston, Texas 77002. Our telephone number is (713) 229-6300.

Core Areas of Operation and Certain Key Properties

As of December 31, 2010, our proved oil and gas reserves were concentrated in 22 producing fields along the Texas and Louisiana Gulf Coast. The fields tend to have stacked multiple producing horizons with production typically between 4,000 and 13,000 feet. Some of the fields have numerous available wellbores capable of providing workover and recompletion opportunities. Additionally, new 3-D seismic data allows definition of numerous updip proved undeveloped locations throughout the fields. The characteristics of these fields allow the Company to record significant proved behind pipe and proved undeveloped reserves in the annual year-end reserve report. At year end 2010, our proved developed producing (PDP) reserves of 29.7 Bcfe were 36% of our total oil and natural gas reserves, the proved developed non-producing (PDNP) of 24.7 Bcfe were 30% of the total oil and natural gas reserves and the proved undeveloped (PUD) of 28.3 Bcfe were 34% of the total proved reserves.

Three of our fields, Garden Island Bay, Leeville and Bateman Lake have large acreage positions surrounding piercement salt domes. These fields account for 39% of our total proved oil and gas reserves. We maintain an active workover and recompletion program in each of these fields and have drilled several development wells in the fields since we acquired them. These workovers, recompletions and development wells are designed to maintain or enhance the production rates in each of the fields. Most of these fields have had minimal drilling below 15,000 feet or below the salt layers which provides significant exploratory upside for the Company. 3-D seismic technology and directional drilling techniques developed in the offshore shelf and deep water environments provide the Company with several high reserve potential opportunities to drill in 2011 and beyond.

At Garden Island Bay, we completed a new Kirchoff Depth and Reverse Time migration project and depth converted our 3-D seismic data. The Company has entered into a partnership arrangement with two private entities to drill an exploratory test well below the salt in this high reserve potential area. Dune will have a 15% working interest in this well before payout and a 26% working interest after payout. Payout is defined as gross 3 MMboe of production. The well will spud in March 2011 and is expected to take 80–120 days to drill and test.

In addition, Dune began drilling the SL 214 #916 in late January. This is a 14,000 foot test in the north flank of the same Garden Island Bay field as the deep test but is above salt. This prospect is one of 17 prospects and approximately 40 separate well locations identified using a recently completed depth migrated 3-D data set within the field. Dune will maintain a 100% working interest in this prospect. Success on these projects could lead to further exploratory or development drilling later in 2011 within the field.

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At the Leeville and Bateman Lake fields, we have formed and maintained private company partnerships to drill new wells in which Dune can elect to participate at varied working interests or carry for the full cost of the well while maintaining an overriding royalty in the resultant production. The deeper potential at Leeville is relatively unexplored and we intend to develop partnerships to explore this potential in the next year or two.

The Chocolate Bayou, Comite, North Broussard and Live Oak fields comprise our next four largest properties and consist of 38% of our total reserves. These assets are typically characterized as having fewer wellbores than the salt dome fields but present numerous opportunities for new fault blocks containing unproved reserves that have been identified with new 3-D seismic data. As of December 31, 2010, approximately 52% of our PUDs requiring new wellbores are contained in these fields.

The remaining 15 fields contain approximately 23% of our total proved oil and gas reserves and are characterized by occasional new drilling wells and workovers, but typically do not have the upside opportunities demonstrated in the other fields.

Natural Gas and Oil Reserves.

Due to the inherent uncertainties and the limited nature of reservoir data, proved reserves are subject to change as additional information becomes available. The estimates of reserves, future cash flows and present value are based on various assumptions, including those prescribed by the Securities and Exchange Commission (“SEC”), and are inherently imprecise. Although we believe these estimates are reasonable, actual future production, cash flows, taxes, development expenditures, operating expenses and quantities of recoverable oil and natural gas reserves may vary substantially from these estimates. Also, the use of a 10% discount factor for reporting purposes may not necessarily represent the most appropriate discount factor, given actual interest rates and risks to which our business or the oil and natural gas industry in general are subject.

These calculations were prepared using standard geological and engineering methods generally accepted by the petroleum industry and in accordance with SEC financial accounting and reporting standards. The estimated present value of proved reserves does not include indirect expenses such as general and administrative expenses, debt service, future income tax expense or depletion, depreciation, and amortization.

In accordance with applicable financial accounting and reporting standards of the SEC, the estimates of our proved reserves and the present value of proved reserves set forth herein are made using the average of oil and natural gas sales prices on the first day of each of the twelve months during 2010. Estimated quantities of proved reserves and their present value are affected by changes in oil and natural gas prices. The arithmetic average reference prices utilized for the purpose of estimating our proved reserves and the present value of proved reserves as of December 31, 2010 were $76.05 per barrel of oil and $4.38 per Mcf of natural gas.

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The following table sets forth our estimated net total oil and natural gas reserves and the PV-10 value of such reserves as of December 31, 2010. The reserve data and the present value as of December 31, 2010 were prepared by DeGolyer and MacNaughton, independent petroleum engineers. For further information concerning our independent engineer’s estimates of our proved reserves as of December 31, 2010, see the reserve report filed as Exhibit 99.1 to this Annual Report on Form 10-K. The PV-10 value is not intended to represent the current market value of the estimated oil and natural gas reserves owned by us. For further information concerning the present value of future net revenues from these reserves, see Note 12 of Notes to Consolidated Financial Statements.

	Oil	Natural Gas	Total	Undiscounted Future Net Revenue	Present value of Reserves Discounted at 10% (1)
	Mbbl	Mmcf	Mmcfe	$ (thousands)	$ (thousands)
Proved:
Developed Producing	2,406.0	15,298.0	29,734.0	96,100.5	68,404.4
Developed Nonproducing	1,309.1	16,835.5	24,690.1	102,634.7	47,921.2
Proved Undeveloped	1,976.5	16,419.8	28,278.8	144,733.6	98,204.0

Total Proved	5,691.6	48,553.3	82,702.9	343,468.8	214,529.6

Probable:
Developed Producing	62.5	644.5	1,019.5	7,319.8	6,746.1
Developed Nonproducing	65.9	1,496.8	1,892.2	7,173.9	3,653.7
Undeveloped	336.4	582.2	2,600.6	24,039.5	11,526.6

Total Probable	464.8	2,723.5	5,512.3	38,533.2	21,926.4

Possible:
Undeveloped	1.0	3,257.0	3,263.0	5,775.1	2,524.8

Total Possible	1.0	3,257.0	3,263.0	5,775.1	2,524.8

(1)	Management believes that the presentation of PV-10 may be considered a non-GAAP financial measure as defined in Item 10(e) of Regulation S-K. Therefore we have included a reconciliation of the measure to the most directly comparable GAAP financial measure (standardized measure of discounted future net cash flows in the table immediately below). Management believes that the presentation of PV-10 value provides useful information to investors because it is widely used by professional analysts and sophisticated investors in evaluating oil and natural gas companies. Because many factors that are unique to each individual company may impact the amount of future income taxes to be paid, the use of the pre-tax measure provides greater comparability when evaluating companies. It is relevant and useful to investors for evaluating the relative monetary significance of our natural gas and oil properties. Further, investors may utilize the measure as a basis for comparison of the relative size and value of our reserves to other companies. Management also uses this pre-tax measure when assessing the potential return on investment related to its oil and gas properties and in evaluating acquisition candidates. The PV-10 value is not a measure of financial or operating performance under GAAP, nor is it intended to represent the current market value of the estimated oil and natural gas reserves owned by us. PV-10 should not be considered in isolation or as a substitute for the standardized measure of discounted future net cash flows as defined under GAAP.

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The table below provides a reconciliation of PV-10 to the standardized measure of discounted future net cash flows:

As of December 31, 2010
(dollars in thousands)
PV-10	$214,530
Future income taxes, discounted at 10%	—

Standardized income of discounted future net cash flows	$214,530

Oil and Natural Gas Volumes, Prices and Operating Expense

The following tables set forth certain information regarding the production volumes, revenue, average prices received and average production costs associated with our sale of oil and natural gas from continuing operations for the two years ended December 31, 2010 and 2009.

	Year Ended December 31,
	2010	2009
Net Production:
Oil (Bbl)	584,919	572,497
Natural Gas (Mcf)	3,793,486	4,351,260

Natural Gas Equivalent (Mcfe)	7,303,000	7,786,242

Oil and Natural Gas Sales (dollars in thousands):
Oil	$45,408	$33,294
Natural Gas	18,781	18,951

Total	$64,189	$52,245

Average Sales Price:
Oil ($ per Bbl)	$77.62	$58.21
Natural Gas ($ per Mcf)	4.95	4.36

Natural Gas Equivalent ($ per Mcfe)	$8.79	$6.71

Oil and Natural Gas Costs (dollars in thousands):
Lease operating expenses	$18,822	$19,064
Production taxes	2,767	4,073
Other operating expenses	4,024	5,290

Average production cost per Mcfe	$3.51	$3.65

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Exploration, Development and Acquisition Capital Expenditures

The following table sets forth certain information regarding the gross costs incurred in the purchase of proved and unproved properties and in development and exploration activities.

	Year Ended December 31,
	2010	2009
	(in thousands)
Unproved prospects	$—	$477
Development costs	8,755	13,543
ARO costs	1,617	594

Total consolidated operations	10,372	14,614

Asset Retirement Obligations (non-cash)	$(5,010)	$1,256

Drilling Activity

The following table sets forth our drilling activity during the twelve month period ended December 31, 2010 and 2009 (excluding wells in progress at the end of the period). In the table, “gross” refers to the total number of wells in which we have a working interest and “net” refers to gross wells multiplied by our working interest therein.

	Year Ended December 31,
	2010		2009
	Gross	Net	Gross	Net
Development wells
Productive	1.0	0.2	1.0	0.5
Non-productive	1.0	1.0	—	—

Exploratory wells
Productive	1.0	0.5	1.0	0.8
Non-productive	2.0	0.2	—	—

Productive Wells

The following table sets forth the number of productive oil and natural gas wells in which we owned an interest as of December 31, 2010. Productive wells are wells that are capable of producing natural gas or oil in economic quantities.

	Company Operated		Non-operated		Total
	Gross	Net	Gross	Net	Gross	Net
Oil	38	41	21	7	59	48
Natural gas	48	28	184	7	232	35

Total	86	69	205	14	291	83

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Acreage Data

The following table summarizes our gross and net developed and undeveloped oil and natural gas acreage under lease as of December 31, 2010.

	Developed acres		Undeveloped acres
	Gross	Net	Gross	Net
Gulf Coast Properties (1)	84,925	57,569	1,484	404
Other (2)	—	—	19,513	5,047

Total	84,925	57,569	20,997	5,451

(1)	Undeveloped acreage includes acreage located in Bayou Couba, Los Mogotes and Pearsall fields.
(2)	Other includes Delaware Deep acreage in Sweetwater County, Wyoming.

As is customary in the oil and natural gas industry, we can generally retain our interest in undeveloped acreage by drilling activity that establishes commercial production sufficient to maintain the leases or by paying delay rentals during the remaining primary term of leases. The oil and natural gas leases in which we have an interest are for varying primary terms, and if production under a lease continues from our developed lease acreage beyond the primary term, we are entitled to hold the lease for as long as oil or natural gas is produced.

Our oil and natural gas properties consist primarily of oil and natural gas wells and our interests in leasehold acreage, both developed and undeveloped.

Major Customers

The Company sold oil and natural gas production representing more than 10% of its oil and natural gas revenues as follows:

2010:
Texon LP	68%
Upstream Energy Services	14%
Crosstex Gulf Coast Marketing LTD	10%

2009:
Texon LP	64%
Upstream Energy Services	15%

Because alternate purchasers of natural gas and oil are readily available, we believe that the loss of any of our purchasers would not have a material adverse effect on our financial results.

Competition

We encounter competition from other natural gas and oil companies in all areas of our operations, including the acquisition of exploratory prospects and proven properties. Many of our competitors are large, well-established companies that have been engaged in the natural gas and oil business for much longer than we have and possess substantially larger operating staffs and greater capital resources than we do. Our ability to explore for oil and natural gas reserves and to acquire additional properties in the future will be dependent upon our ability to conduct our operations, to evaluate and select suitable properties and to consummate transactions in this highly competitive environment. We believe that our technological expertise, our exploration, land, drilling and production capabilities and the experience of our management generally enable us to compete effectively.

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Marketing

Our production is marketed to third parties consistent with industry practices. Typically, oil is sold at the wellhead at field-posted prices plus a bonus and natural gas is sold under contract at a negotiated price based upon factors normally considered in the industry, such as distance from the well to the pipeline, well pressure, estimated reserves, quality of natural gas and prevailing supply and demand conditions.

Our marketing objective is to receive the highest possible wellhead price for our product. We are aided by the presence of multiple outlets near our production in Texas and Louisiana onshore Gulf Coast area. We take an active role in determining the available pipeline alternatives for each property based on historical pricing, capacity, pressure, market relationships, seasonal variances and long-term viability.

Regulation of the Oil and Natural Gas Industry

Regulation of Transportation and Sale of Oil

Sales of crude oil, condensate and natural gas liquids are not currently regulated and are made at negotiated prices. Nevertheless, Congress could reenact price controls in the future.

Our sales of crude oil are affected by the availability, terms and cost of transportation. The transportation of oil in common carrier pipelines is also subject to rate regulation. The Federal Energy Regulatory Commission (“FERC”) regulates interstate oil pipeline transportation rates under the Interstate Commerce Act. Interstate oil pipeline rates are typically set based on a cost of service methodology (“Cost-Based Rates”); however, they may also be set based on the competitive market (“Market-Based Rates”) or by agreement between the pipeline and its shippers (“Settlement Rates”). Some oil pipeline rates may be increased pursuant to an index methodology, whereby the pipeline may increase its rates up to a ceiling set by reference to the Producer Price Index for Finished Goods (unless the rate increase is shown to be substantially in excess of the actual cost increases incurred by the pipeline). Intrastate oil pipeline transportation rates are subject to regulation by state regulatory commissions. The basis for intrastate oil pipeline regulation, and the degree of regulatory oversight and scrutiny given to intrastate oil pipeline rates, varies from state to state. Insofar as effective interstate and intrastate rates are equally applicable to all comparable shippers, we believe that the regulation of oil transportation rates will not affect our operations in any way that is of material difference from those of our competitors.

Further, interstate and intrastate common carrier oil pipelines must provide service on a non-discriminatory basis. Under this open access standard, common carriers must offer service to all similarly situated shippers requesting service on the same terms and under the same rates. When oil pipelines operate at full capacity, access is governed by prorationing provisions set forth in the pipelines’ published tariffs. Accordingly, we believe that access to oil pipeline transportation services generally will be available to us to the same extent as to our competitors.

Regulation of Transportation and Sale of Natural Gas

Historically, the transportation and sale for resale of natural gas in interstate commerce have been regulated pursuant to the Natural Gas Act of 1938, the Natural Gas Policy Act of 1978 and regulations issued under those Acts by the FERC. In the past, the federal government has regulated the prices at which natural gas could be sold. While sales by producers of natural gas can currently be made at uncontrolled market prices, Congress could reenact price controls in the future.

FERC regulates interstate natural gas transportation rates and service conditions, which affects the marketing of natural gas that we produce, as well as the revenues we receive for sales of our natural gas. Since 1985, the FERC has endeavored to make natural gas transportation more accessible to natural gas buyers and sellers. The interstate pipelines’ traditional role as wholesalers of natural gas has been eliminated and replaced by a structure under which pipelines provide transportation and storage service on an open access basis to others

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who buy and sell natural gas. Although the FERC’s orders do not directly regulate natural gas producers, they are intended to foster increased competition within all phases of the natural gas industry.

We cannot accurately predict whether the FERC’s actions will achieve the goal of increasing competition in markets in which our natural gas is sold. Additional proposals and proceedings that might affect the natural gas industry are pending before the FERC and the courts. The natural gas industry historically has been very heavily regulated. Therefore, we cannot provide any assurance that the less stringent regulatory approach recently established by the FERC will continue. However, we do not believe that any action taken will affect us in a way that materially differs from the way it affects other natural gas producers.

Gathering service, which occurs upstream of jurisdictional transmission services, is regulated by the states on shore and in state waters. Although its policy is still in flux, FERC has reclassified certain jurisdictional transmission facilities as non-jurisdictional gathering facilities, which has the tendency to increase our costs of getting natural gas to point of sale locations.

Intrastate natural gas transportation is also subject to regulation by state regulatory agencies. The basis for intrastate regulation of natural gas transportation and the degree of regulatory oversight and scrutiny given to intrastate natural gas pipeline rates and services varies from state to state. Insofar as such regulation within a particular state will generally affect all intrastate natural gas shippers within the state on a comparable basis, we believe that the regulation of similarly situated intrastate natural gas transportation in any states in which we operate and ship natural gas on an intrastate basis will not affect our operations in any way that is of material difference from those of our competitors. Like the regulation of interstate transportation rates, the regulation of intrastate transportation rates affects the marketing of natural gas that we produce, as well as the revenues we receive for sales of our natural gas.

Regulation of Production

The production of oil and natural gas is subject to regulation under a wide range of local, state and federal statutes, rules, orders and regulations. Federal, state and local statutes and regulations require permits for drilling operations, drilling bonds and reports concerning operations. All of the states in which we own and operate properties have regulations governing conservation matters, including provisions for the unitization or pooling of oil and natural gas properties, the establishment of maximum allowable rates of production from oil and natural gas wells, the regulation of well spacing, and plugging and abandonment of wells. The effect of these regulations is to limit the amount of oil and natural gas that we can produce from our wells and to limit the number of wells or the locations at which we can drill, although we can apply for exceptions to such regulations or to have reductions in well spacing. Moreover, each state generally imposes a production or severance tax with respect to the production and sale of oil, natural gas and natural gas liquids within its jurisdiction.

The failure to comply with these rules and regulations can result in substantial penalties. Our competitors in the oil and natural gas industry are subject to the same regulatory requirements and restrictions that affect our operations.

Environmental Matters and Other Regulation

General

Our operations are subject to stringent and complex federal, state and local laws and regulations governing environmental protection as well as the discharge of materials into the environment. These laws and regulations may, among other things:

•	require the acquisition of various permits before drilling commences;

•	restrict the types, quantities and concentration of various substances that can be released into the environment in connection with oil and natural gas drilling and production activities;

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•	limit or prohibit drilling activities on certain lands lying within wilderness, wetlands and other protected areas; and

•	require remedial measures to mitigate pollution from former and ongoing operations, such as requirements to close pits and plug abandoned wells.

These laws and regulations may also restrict the rate of oil and natural gas production below the rate that would otherwise be possible. The regulatory burden on the oil and gas industry increases the cost of doing business in the industry and consequently affects profitability. Additionally, Congress and federal and state agencies frequently revise environmental laws and regulations, and any changes that result in more stringent and costly waste handling, disposal and cleanup requirements for the oil and gas industry could have a significant impact on our operating costs.

The following is a summary of some of the existing laws, rules and regulations to which our business operations are subject.

Waste Handling

The Resource Conservation and Recovery Act, or RCRA, and comparable state statutes, regulate the generation, transportation, treatment, storage, disposal and cleanup of hazardous and non-hazardous wastes. Under the auspices of the federal Environmental Protection Agency, or EPA, the individual states administer some or all of the provisions of RCRA, sometimes in conjunction with their own, more stringent requirements. Drilling fluids, produced waters and most of the other wastes associated with the exploration, development and production of crude oil or natural gas are not currently regulated under RCRA or state hazardous waste provisions though our operations may produce waste that do not fall within this exemption. However, these oil and gas production wastes may be regulated as solid waste under state law or RCRA. It is possible that certain oil and natural gas exploration and production wastes now classified as non-hazardous could be classified as hazardous wastes in the future. Any such change could result in an increase in our costs to manage and dispose of wastes, which could have a material adverse effect on our results of operations and financial position.

Comprehensive Environmental Response, Compensation, and Liability Act

The Comprehensive Environmental Response, Compensation, and Liability Act, or CERCLA, also known as the Superfund Law, imposes joint and several liability, without regard to fault or legality of conduct, on classes of persons who are considered to be responsible for the release of a hazardous substance into the environment. These persons include the current or former owner or operator of the site where the release occurred and anyone who disposed or arranged for the disposal of a hazardous substance released at the site. Under CERCLA, such persons may be subject to joint and several liability for the costs of cleaning up the hazardous substances that have been released into the environment, for damages to natural resources and for the costs of certain health studies. In addition, it is not uncommon for neighboring landowners and other third parties to file claims for personal injury and property damage allegedly caused by the hazardous substances released into the environment.

In the course of our operations, we generate wastes that may fall within CERCLA’s definition of hazardous substances. Further, we currently own, lease or operate properties that have been used for oil and natural gas exploration and production for many years. Hazardous substances or petroleum may have been released on, at or under the properties owned, leased or operated by us, or on, at or under other locations, including off-site locations, where such hazardous substances or other wastes have been taken for disposal. In addition, some of our properties have been operated by third parties or by previous owners or operators whose handling, treatment and disposal of hazardous substances, petroleum, or other materials or wastes were not under our control. These properties and the substances or materials disposed or released on, at or under them may be subject to CERCLA, RCRA or analogous or other state laws. Under such laws, we could be required to remove previously disposed

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substances and wastes or released petroleum, remediate contaminated property or perform remedial plugging or pit closure operations to prevent future contamination.

In connection with the acquisition of Goldking, the Company inherited an environmental contingency which after conducting its due diligence and subsequent testing believes is the responsibility of third parties. However, federal and sate regulators have determined Dune is the responsible party for clean up of this area. Dune had maintained a passive maintenance of this site since it was first discovered after Hurricane Katrina. Costs to date of approximately $1.1 million have been covered by the Company’s insurance minus the standard deductibles. The Company still feels other parties have the primary responsibility for this occurrence but is committed to working with various state and federal authorities on resolution of this issue. At this time no estimate of the final cost of remediation or the method of remediation preferred of this site can be determined. The Company’s insurance will continue to cover clean up costs up to $1 million total. At this time the Company can not be certain insurance will cover costs above this level or if the Company can be successful in proving the other parties should be primarily responsible for the cost of remediation.

Water Discharges

The Federal Water Pollution Control Act, or the Clean Water Act, and analogous state laws, impose restrictions and strict controls with respect to the discharge of pollutants, including spills and leaks of oil and other substances into waters of the United States or state waters. Under these laws, the discharge of pollutants into regulated waters is prohibited except in accordance with the terms of a permit issued by EPA or an analogous state agency. Federal and state regulatory agencies can impose administrative, civil and criminal penalties for non-compliance with discharge permits or other requirements of the Clean Water Act and analogous state laws and regulations.

The Oil Pollution Act of 1990, or OPA, which amends and augments the Clean Water Act, establishes strict liability for owners and operators of facilities that are the site of a release of oil into waters of the United States. In addition, OPA and regulations promulgated pursuant thereto impose a variety of regulations on responsible parties related to the prevention of oil spills and liability for damages resulting from such spills. OPA also requires certain oil and natural gas operators to develop, implement and maintain facility response plans, conduct annual spill training for certain employees and provide varying degrees of financial assurance.

Air Emissions

The Federal Clean Air Act and comparable state laws regulate emissions of various air pollutants through air emissions permitting programs and the imposition of other requirements. In addition, EPA has developed and continues to develop stringent regulations governing emissions of toxic air pollutants at specified sources. Federal and state regulatory agencies can impose administrative, civil and criminal penalties for non-compliance with air permits or other requirements of the Federal Clean Air Act and associated state laws and regulations. Oil and gas operations may in certain circumstances and locations be subject to permits and restrictions under these statutes for emissions of air pollutants, including volatile organic compounds, nitrous oxides, and hydrogen sulfide.

Climate Change

In response to findings that emissions of carbon dioxide, methane and other GHGs present an endangerment to public health and the environment because emissions of such gases are contributing to warming of the earth’s atmosphere and other climatic changes, the EPA had adopted regulations under existing provisions of the federal Clean Air Act that would require a reduction in emissions of GHGs, from motor vehicles and, also, could trigger permit review for GHG emissions from certain stationary sources. The EPA has asserted that the motor vehicle GHG emission standards triggered Clean Air Act construction and operating permit requirements for stationary sources, commencing when the motor vehicle standards took effect on January 2, 2011. The EPA published its

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final rule to address the permitting of GHG emissions from stationary sources under the PSD and Title V permitting programs. This rule “tailors” these permitting programs to apply to certain stationary sources of GHG emissions in a multi-step process, with the largest sources first subject to permitting. It is widely expected that facilities required to obtain PSD permits for their GHG emissions also will be required to reduce those emissions according to “best available control technology” standards for GHG that have yet to be developed. With regards to the monitoring and reporting of GHGs, on November 30, 2010, the EPA published a final rule expanding its existing GHG emissions reporting rule published in October 2009 to include onshore oil and natural gas production activities, which may include certain of our operations. In addition, both houses of Congress have actively considered legislation to reduce emissions of GHGs, and almost one-half of the states have already taken legal measures to reduce emissions of GHGs, primarily through the planned development of GHG emission inventories and/or regional GHG cap and trade programs. The adoption and implementation of any legislation or regulations imposing reporting obligations on, or limiting emissions of GHGs from, our equipment and operations could require us to incur costs to reduce emissions of GHGs associated with our operations or could adversely affect demand for the oil and natural gas we produce. Finally, it should be noted that some scientists have concluded that increasing concentrations of GHGs in the Earth’s atmosphere may produce climate changes that have significant physical effects, such as increased frequency and severity of storms, floods and other climatic event; if any such effects were to occur, they could have an adverse effect on our exploration and production operations.

National Environmental Policy Act

Oil and natural gas exploration and production activities on federal lands are subject to the National Environmental Policy Act, or NEPA. NEPA requires federal agencies, including the Department of Interior, to evaluate major agency actions that have the potential to significantly impact the environment. In the course of such evaluations, an agency will prepare an Environmental Assessment that assesses the potential direct, indirect and cumulative impacts of a proposed project and, if necessary, will prepare a more detailed Environmental Impact Statement that may be made available for public review and comment. All of our current exploration and production activities, as well as proposed exploration and development plans, on federal lands require governmental permits that are subject to the requirements of NEPA. This process has the potential to delay the development of oil and natural gas projects.

Endangered Species, Wetlands and Damages to Natural Resources

Various state and federal statutes prohibit certain actions that adversely affect endangered or threatened species and their habitat, migratory birds, wetlands, and natural resources. These statutes include the Endangered Species Act, the Migratory Bird Treaty Act, the Clean Water Act and CERCLA. Where takings of or harm to species or damages to wetlands, habitat, or natural resources occur or may occur, government entities or at times private parties may act to prevent oil and gas exploration or production or seek damages to species, habitat, or natural resources resulting from filling or construction or releases of oil, wastes, hazardous substances or other regulated materials.

OSHA and Other Laws and Regulations

We are subject to the requirements of the federal Occupational Safety and Health Act (OSHA) and comparable state statutes. The OSHA hazard communication standard, the Emergency Planning and Community Right to Know Act and similar state statutes require that we organize and/or disclose information about hazardous materials stored, used or produced in our operations.

Private Lawsuits

In addition to claims arising under state and federal statutes, where a release or spill of hazardous substances, oil and gas or oil and gas wastes have occurred, private parties or landowners may bring lawsuits

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against oil and gas companies under state law. The plaintiffs may seek property damages, personal injury damages, remediation costs or injunctions to require remediation or restoration of contaminated property, soil, groundwater or surface water. In some cases, oil and gas operations are located near populated areas and emissions or accidental releases could affect the surrounding properties and population.

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Item 1A.	Risk Factors.

You should carefully consider each of the risks described below, together with all of the other information contained in this report, before deciding to invest in our securities. If any of the following risks develop into actual events, our business, financial condition or results of operations could be materially adversely affected and you may lose all or part of your investment.

We have had operating losses and limited revenues to date.

We have operated at a loss each year since inception. Net losses applicable to common shareholders for the fiscal years ended December 31, 2009 and 2010 were $95.9 million and $101.9 million, respectively. Our revenues for the fiscal years ended December 31, 2009 and 2010 were $52.2 million and $64.1 million, respectively. We may not be able to generate significant revenues in the future. In addition, we expect to incur substantial operating expenses in connection with our natural gas and oil exploration and development activities. As a result, we may continue to experience negative cash flow for at least the foreseeable future and cannot predict when, or even if, we might become profitable.

Our leverage and debt service obligations may adversely affect our cash flow.

We have a substantial amount of debt. As of December 31, 2010, we had total debt of $335.2 million, $295.2 million of which was our 10-1/2% senior secured notes due 2012 (the “Senior Notes”). We also had $40.0 million outstanding under our amended and restated $40 million term loan credit facility (“Amended and Restated Credit Facility”) at year-end. Our substantial level of indebtedness could have important consequences to you, including the following:

•	it may make it difficult for us to satisfy our obligations under our indebtedness and contractual and commercial commitments;

•	we must use a substantial portion of our cash flow from operations to pay interest on our indebtedness, which will reduce the funds available to us for other purposes;

•	our ability to obtain additional debt financing in the future for working capital, capital expenditures, acquisitions or general corporate purposes may be limited;

•	our flexibility in reacting to changes in the industry may be limited and we could be more vulnerable to adverse changes in our business or economic conditions in general; and

•	we may be at a competitive disadvantage to those of our competitors who operate on a less leveraged basis.

Furthermore, all of our borrowings under our Amended and Restated Credit Facility bear interest at 15%.

We may not be able to generate sufficient cash flow to meet our debt service obligations and other obligations due to events beyond our control. Any failure to meet our debt obligations could harm our business, financial condition, results of operations or cash flows.

Our ability to generate cash flows from operations and to make scheduled payments on our indebtedness, including the Senior Notes and Amended and Restated Credit Facility, will depend on our future financial performance. Our future performance will be affected by a range of economic, competitive, legislative, operating and other business factors, many of which we cannot control, such as general economic and financial conditions in our industry or the economy at large. A significant reduction in operating cash flows resulting from changes in economic conditions, increased competition, or other events could increase the need for additional or alternative sources of liquidity and could have a material adverse effect on our business, financial condition, results of operations and prospects and our ability to service our debt, including the Senior Notes, and other obligations. If our cash flow and capital resources are insufficient to fund our debt obligations, we may be forced to sell assets, seek additional equity or debt capital or restructure our debt. In addition, we will be forced to adopt an alternative

15

strategy that may include actions such as reducing or delaying acquisitions and capital expenditures and selling assets. Any failure to make scheduled payments of interest and principal on our outstanding indebtedness would likely result in a reduction of our credit rating, which could harm our ability to incur additional indebtedness on acceptable terms. Our cash flow and capital resources may be insufficient for payment of interest on and principal of our debt in the future and any such alternative measures may be unsuccessful or may not permit us to meet scheduled debt service obligations, which could cause us to default on our obligations and impair our liquidity.

The indenture governing the Senior Notes, the certificate of designations relating to our 10% Senior Redeemable Convertible Preferred Stock and our Amended and Restated Credit Facility impose significant operating and financial restrictions on us that may prevent us from pursuing certain business opportunities and restrict our ability to operate our business.

The indenture governing the Senior Notes, the certificate of designations relating to the our 10% senior redeemable convertible preferred stock and our Amended and Restated Credit Facility each contain covenants that restrict our ability and the ability of certain of our subsidiaries to take various actions, such as:

•	incurring or generating additional indebtedness or issuing certain preferred stock;

•	paying cash dividends on our capital stock or redeeming, repurchasing or retiring our capital stock or subordinated indebtedness or making other restricted payments;

•	entering into certain transactions with affiliates;

•	creating or incurring liens on our assets;

•	transferring or selling assets;

•	incurring dividend or other payment restrictions affecting certain of our existing and future subsidiaries; and

•	consummating a merger, consolidation or sale of all or substantially all of our assets.

In addition, our Amended and Restated Credit Facility contains customary representations and warranties by the Company as well as typical restrictive covenants whereby Dune has agreed, among other things, to limitations to incurrence of additional indebtedness, declaration of dividends, issuance of capital stock, sale of assets, granting of certain liens, prepaying a subordinated debt and corporate reorganizations.

The restrictions contained in the indenture governing the Senior Notes, the certificate of designations relating to the preferred stock and our Amended and Restated Credit Facility could:

•	limit our ability to plan for or react to market conditions or meet capital needs or otherwise restrict our activities or business plans; and

•	adversely affect our ability to finance our operations, strategic acquisitions, investments or alliances or other capital needs or to engage in other business activities that would be in our interest.

A breach of any of the restrictive covenants could result in a default under our Amended and Restated Credit Facility.

If a default occurs, the lenders under our Amended and Restated Credit Facility may elect to:

•	declare all borrowings outstanding thereunder, together with accrued interest and other fees, to be immediately due and payable;

•	or prevent us from making payments on the Senior Notes;

either of which (after the expiration of any applicable grace periods) would result in an event of default under the indenture governing the Senior Notes and could result in a cross default under our other debt instruments. If the borrowings under our Amended and Restated Credit Facility and the Senior Notes were to be accelerated, we cannot assure you that we would be able to repay in full the Senior Notes.

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We have substantial capital requirements that, if not met, may hinder operations.

We have and expect to continue to have substantial capital needs as a result of our active exploration, development, and acquisition programs. We expect that additional external financing will be required in the future to fund our growth. We may not be able to obtain additional financing, and financing under existing or new credit facilities may not be available in the future. Without additional capital resources, we may be forced to limit or defer our planned natural gas and oil exploration and development program and this will adversely affect the recoverability and ultimate value of our natural gas and oil properties, in turn negatively affecting our business, financial condition, and results of operations.

Recent economic conditions in the credit market may adversely affect our financial condition.

The disruption experienced in U.S. and global credit markets since the latter half of 2008 has resulted in instability in demand for oil and natural gas, resulting in varying in energy prices, and has affected the availability and cost of capital. In addition, capital and credit markets have experienced unprecedented volatility and disruption and continue to be unpredictable. Given the current levels of market volatility and disruption, the availability of funds from those markets has diminished substantially. Prolonged negative changes in domestic and global economic conditions or disruptions of either or both of the financial and credit markets may have a material adverse effect on our results from operations, financial condition and liquidity. At this time, it is unclear whether and to what extent the actions taken by the U.S. government will mitigate the effects of the financial market turmoil. The impact of the current difficult conditions on our ability to obtain, and the cost and terms of, any financing in the future is equally unclear. Any inability to obtain adequate financing under our existing credit facility or to fund on acceptable terms could deter or prevent us from meeting our future capital needs to finance our development program, adversely affect the satisfaction or replacement of our debt obligations and result in a deterioration of our financial condition.

Natural gas and oil prices are highly volatile, and lower prices will negatively affect our financial results.

Our revenue, profitability, cash flow, oil and natural gas reserves value, future growth, and ability to borrow funds or obtain additional capital, as well as the carrying value of our properties, are substantially dependent on prevailing prices of natural gas and oil. Historically, the markets for natural gas and oil have been volatile, and those markets are likely to continue to be volatile in the future. It is impossible to predict future natural gas and oil price movements with certainty. Prices for natural gas and oil are subject to wide fluctuations in response to relatively minor changes in the supply of and demand for natural gas and oil, market uncertainty, and a variety of additional factors beyond our control. These factors include, but are not limited to:

•	the level of consumer product demand;

•	the domestic and foreign supply of oil and natural gas;

•	overall economic conditions;

•	weather conditions;

•	domestic and foreign governmental regulations and taxes;

•	the price and availability of alternative fuels;

•	political conditions in or affecting oil and natural gas producing regions;

•	the level and price of foreign imports of oil and liquefied natural gas; and

•	the ability of the members of the Organization of Petroleum Exporting Countries and other state controlled oil companies to agree upon and maintain oil price and production controls.

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Declines in natural gas and oil prices may materially adversely affect our financial condition, liquidity, and ability to finance planned capital expenditures and results of operations and may reduce the amount of oil and natural gas that we can produce economically.

Drilling for natural gas and oil is a speculative activity and involves numerous risks and substantial and uncertain costs that could adversely affect us.

Our success will be largely dependent upon the success of our drilling program. Our prospects are in various stages of evaluation, ranging from prospects that are ready to drill to prospects that will require substantial additional seismic data processing and interpretation and other types of technical evaluation. There is no way to predict in advance of drilling and testing whether any particular prospect will yield oil or natural gas in sufficient quantities to recover drilling or completion costs or to be economically viable. The use of seismic data and other technologies and the study of producing fields in the same area will not enable us to know conclusively prior to drilling whether oil or natural gas will be present or, if present, whether oil or natural gas will be present in commercial quantities. We cannot assure you that the analogies we draw from available data from other wells, more fully explored prospects or producing fields will be applicable to our drilling prospects. Drilling for natural gas and oil involves numerous risks, including the risk that no commercially productive natural gas or oil reservoirs will be discovered. The cost of drilling, completing, and operating wells is substantial and uncertain, and drilling operations may be curtailed, delayed, or canceled as a result of a variety of factors beyond our control, including:

•	unexpected or adverse drilling conditions;

•	elevated pressure or irregularities in geologic formations;

•	equipment failures or accidents;

•	adverse weather conditions;

•	compliance with governmental requirements; and

•	shortages or delays in the availability of drilling rigs, crews, and equipment.

Even if drilled, our completed wells may not produce reserves of natural gas or oil that are economically viable or that meet our earlier estimates of economically recoverable reserves. A productive well may become uneconomic if water or other deleterious substances are encountered, which impair or prevent the production of oil and/or natural gas from the well. Our overall drilling success rate or our drilling success rate for activity within a particular project area may decline. Unsuccessful drilling activities could result in a significant decline in our production and revenues and materially harm our operations and financial condition by reducing our available cash and resources. Because of the risks and uncertainties of our business, our future performance in exploration and drilling may not be comparable to our historical performance.

We depend on successful exploration, development and acquisitions to maintain reserves and revenue in the future.

In general, the volume of production from natural gas and oil properties declines as reserves are depleted, with the rate of decline depending on reservoir characteristics. Except to the extent that we conduct successful exploration and development activities or acquire properties containing proved reserves, or both, our proved reserves will decline as reserves are produced. Our future natural gas and oil production is, therefore, highly dependent on our level of success in finding or acquiring additional reserves. Additionally, the business of exploring for, developing, or acquiring reserves is capital intensive. Recovery in our reserves, particularly undeveloped reserves, will require significant additional capital expenditures and successful drilling operations. To the extent cash flow from operations is reduced and external sources of capital become limited or unavailable, our ability to make the necessary capital investment to maintain or expand our asset base of natural gas and oil reserves would be impaired. In addition, we are dependent on finding partners for our exploratory activity. To the

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extent that others in the industry do not have the financial resources or choose not to participate in our exploration activities, we will be adversely affected.

Our estimated reserves are based on many assumptions that may prove inaccurate. Any material inaccuracies in these reserve estimates or underlying assumptions will materially affect the quantities and present value of our reserves.

No one can measure underground accumulations of oil and natural gas in an exact way. Oil and natural gas reserve engineering requires subjective estimates of underground accumulations of oil and natural gas and assumptions concerning future oil and natural gas prices, production levels, and operating and development costs. As a result, estimated quantities of proved reserves and projections of future production rates and the timing of development expenditures may prove to be inaccurate. Any material inaccuracies in these reserve estimates or underlying assumptions will materially affect the quantities and present value of our reserves which could adversely affect our business, results of operations, financial condition and our ability to make cash distributions to our unitholders.

Further, the present value of future net cash flows from our proved reserves may not be the current market value of our estimated natural gas and oil reserves. [In accordance with SEC requirements, we base the estimated discounted future net cash flows from our proved reserves on the 12-month average oil and gas index prices, calculated as the un-weighted arithmetic average for the first-day-of-the-month price for each month and costs in effect on the date of the estimate, holding the prices and costs constant throughout the life of the properties.] Actual future prices and costs may differ materially from those used in the net present value estimate, and future net present value estimates using then current prices and costs may be significantly less than the current estimate. In addition, the 10% discount factor we use when calculating discounted future net cash flows for reporting requirements in compliance with the FASB in Accounting Standards Codification (“ASC”) 932 may not be the most appropriate discount factor based on interest rates in effect from time to time and risks associated with us or the natural gas and oil industry in general.

A substantial percentage of our proved reserves consist of undeveloped reserves.

As of the end of our 2010 fiscal year, approximately 34% of our proved reserves were classified as proved undeveloped reserves. These reserves may not ultimately be developed or produced. As a result, we may not find commercially viable quantities of oil and natural gas, which in turn may have a material adverse effect on our results of operations.

Seismic studies do not guarantee that hydrocarbons are present or, if present, will produce in economic quantities.

We rely on seismic studies to assist us with assessing prospective drilling opportunities on our properties, as well as on properties that we may acquire. Such seismic studies are merely an interpretive tool and do not necessarily guarantee that hydrocarbons are present or if present will produce in economic quantities.

We may experience difficulty in achieving and managing future growth.

Future growth may place strains on our resources and cause us to rely more on project partners and independent contractors, possibly negatively affecting our financial condition and results of operations. Our ability to grow will depend on a number of factors, including, but not limited to:

•	our ability to obtain leases or options on properties for which we have 3-D seismic data;

•	our ability to acquire additional 3-D seismic data;

•	our ability to identify and acquire new exploratory prospects;

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•	our ability to develop existing prospects;

•	our ability to continue to retain and attract skilled personnel;

•	our ability to maintain or enter into new relationships with project partners and independent contractors;

•	the results of our drilling program;

•	hydrocarbon prices; and

•	our access to capital.

We may not be successful in upgrading our technical, operations, and administrative resources or in increasing our ability to internally provide certain of the services currently provided by outside sources, and we may not be able to maintain or enter into new relationships with project partners and independent contractors. Our inability to achieve or manage growth may adversely affect our financial condition and results of operations.

Our business may suffer if we lose key personnel.

We depend to a large extent on the services of certain key management personnel, including James A. Watt, our President and Chief Executive Officer, Frank T. Smith, Jr., our Senior Vice President and Chief Financial Officer and our other executive officers and key employees. These individuals have extensive experience and expertise in evaluating and analyzing producing oil and natural gas properties and drilling prospects, maximizing production from oil and natural gas properties, marketing oil and natural gas production and developing and executing financing and hedging strategies. The loss of any of these individuals could have a material adverse effect on our operations. We do not maintain key-man life insurance with respect to any of our employees. Our success will be dependent on our ability to continue to employ and retain skilled technical personnel.

Furthermore, if either Mr. Watt or Mr. Smith ceases to be involved in the day to day operations and management of our business, this will constitute a “Change of Control” and a resulting event of default under our Amended and Restated Credit Facility. As stated above, such an event of default could accelerate the amounts due under our Amended and Restated Credit facility, cause a cross default under our other debt instruments or have other adverse effects on our ability to continue to obtain debt financing. Therefore the loss of either Mr. Watt or Mr. Smith could have an adverse effect on our business, financial condition, and results of operations.

We face strong competition from other natural gas and oil companies.

We encounter competition from other natural gas and oil companies in all areas of our operations, including the acquisition of exploratory prospects and proved properties. Our competitors include major integrated natural gas and oil companies and numerous independent natural gas and oil companies, individuals, and drilling and income programs. Many of our competitors are large, well-established companies that have been engaged in the natural gas and oil business much longer than we have and possess substantially larger operating staffs and greater capital resources than we do. These companies may be able to pay more for exploratory projects and productive natural gas and oil properties and may be able to define, evaluate, bid for, and purchase a greater number of properties and prospects than our financial or human resources permit. In addition, these companies may be able to expend greater resources on the existing and changing technologies that we believe are and will be increasingly important to attaining success in the industry. We may not be able to conduct our operations, evaluate, and select suitable properties and consummate transactions successfully in this highly competitive environment.

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We may not be able to keep pace with technological developments in our industry.

The natural gas and oil industry is characterized by rapid and significant technological advancements and introductions of new products and services using new technologies. As others use or develop new technologies, we may be placed at a competitive disadvantage or competitive pressures may force us to implement those new technologies at substantial costs. In addition, other natural gas and oil companies may have greater financial, technical, and personnel resources that allow them to enjoy technological advantages and may in the future allow them to implement new technologies before we can. We may not be able to respond to these competitive pressures and implement new technologies on a timely basis or at an acceptable cost. If one or more of the technologies we use now or in the future were to become obsolete or if we are unable to use the most advanced commercially available technology, our business, financial condition, and results of operations could be materially adversely affected.

Governmental regulation and liability for environmental matters may adversely affect our business, financial condition and results of operations.

Natural gas and oil operations are subject to various federal, state, and local government regulations that may change from time to time. Matters subject to regulation include discharge permits for drilling operations, plug and abandonment bonds, reports concerning operations, the spacing of wells, unitization and pooling of properties, and taxation. From time to time, regulatory agencies have imposed price controls and limitations on production by restricting the rate of flow of natural gas and oil wells below actual production capacity in order to conserve supplies of natural gas and oil. Other federal, state, and local laws and regulations relating primarily to the protection of human health and the environment apply to the development, production, handling, storage, transportation, and disposal of natural gas and oil, by-products thereof, and other substances and materials produced or used in connection with natural gas and oil operations. In addition, we may be liable for environmental damages caused by previous owners of property we purchase or lease. Some environmental laws provide for joint and several strict liability for remediation of releases of hazardous substances, rendering a person liable for environmental damage without regard to negligence or fault on the part of such person. In addition, we may be subject to claims alleging personal injury or property damage as a result of alleged exposure to hazardous substances such as oil and natural gas related products. As a result, we may incur substantial liabilities to third parities or governmental entities and may be required to incur substantial remediation costs. We also are subject to changing and extensive tax laws, the effects of which cannot be predicted. Compliance with existing, new, or modified laws and regulations could have a material adverse effect on our business, financial condition, and results of operations.

Certain federal income tax deductions currently available with respect to oil and natural gas drilling and development may be eliminated as a result of future legislation.

President Obama’s Proposed Fiscal Year 2012 Budget includes proposals that would, if enacted into law, make significant changes to United States tax laws, including the elimination of certain key U.S. federal income tax incentives currently available to oil and natural gas exploration and production companies. These changes include, but are not limited to, (i) the repeal of the percentage depletion allowance for oil and natural gas properties, (ii) the elimination of current deductions for intangible drilling and development costs, (iii) the elimination of the deduction for certain domestic production activities, and (iv) an extension of the amortization period for certain geological and geophysical expenditures. It is unclear whether these or similar changes will be enacted and, if enacted, how soon any such changes could become effective. The passage of any legislation as a result of these proposals or any other similar changes in U.S. federal income tax laws could eliminate or postpone certain tax deductions that are currently available with respect to oil and natural gas exploration and development, and any such change could increase the taxable income allocable to our unitholders and negatively impact the value of an investment in our units.

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We may not have enough insurance to cover all of the risks we face and operators of prospects in which we participate may not maintain or may fail to obtain adequate insurance.

In accordance with customary industry practices, we maintain insurance coverage against some, but not all, potential losses in order to protect against the risks we face. We do not carry business interruption insurance. We may elect not to carry insurance if our management believes that the cost of available insurance is excessive relative to the risks presented. In addition, we cannot insure fully against pollution and environmental risks. The occurrence of an event not fully covered by insurance could have a material adverse effect on our financial condition and results of operations. The impact of hurricanes in the areas where we operate has resulted in escalating insurance costs and less favorable coverage terms.

Oil and natural gas operations are subject to particular hazards incident to the drilling and production of oil and natural gas, such as blowouts, cratering, explosions, uncontrollable flows of oil, natural gas or well fluids, fires and pollution and other environmental risks. These hazards can cause personal injury and loss of life, severe damage to and destruction of property and equipment, pollution or environmental damage and suspension of operation. We do not operate all of the properties in which we have an interest. In the projects in which we own a non-operating interest directly, the operator for the prospect maintains insurance of various types to cover our operations with policy limits and retention liability customary in the industry. We believe the coverage and types of insurance are adequate. The occurrence of a significant adverse event that is not fully covered by insurance could result in the loss of our total investment in a particular prospect which could have a material adverse effect on our financial condition and results of operations.

The financial condition of our operators could negatively impact our ability to collect revenues from operations.

We operate 96% of the properties in which we have working interests. In the event that an operator of the other 4% of our properties experiences financial difficulties, this may negatively impact our ability to receive payments for our share of net production to which we are entitled under our contractual arrangements with such operator. While we seek to minimize such risk by structuring our contractual arrangements to provide for production payments to be made directly to us by first purchasers of the hydrocarbons, there can be no assurances that we can do so in all situations covering our non-operated properties.

We may hedge the price risks associated with our production. Our hedge transactions may result in our making cash payments or prevent us from benefiting to the fullest extent possible from increases in prices for natural gas and oil.

Because natural gas and oil prices are unstable, we may enter into price-risk-management transactions such as swaps, collars, futures, and options to reduce our exposure to price declines associated with a portion of our natural gas and oil production and thereby to achieve a more predictable cash flow. The use of these arrangements will limit our ability to benefit from increases in the prices of natural gas and oil. Our hedging arrangements may apply to only a portion of our production, thereby providing only partial protection against declines in natural gas and oil prices. These arrangements could expose us to the risk of financial loss in certain circumstances, including instances in which production is less than expected, our customers fail to purchase contracted quantities of natural gas and oil, or a sudden, unexpected event materially impacts natural gas or oil prices.

If oil and natural gas prices decrease, we may be required to take write-downs of the carrying values of our oil and natural gas properties.

Certain accounting rules may require us to write down the carrying value of our properties when oil and natural gas prices decrease or when we have substantial downward adjustments of our estimated proved reserves, increases in our estimates of development costs or deterioration in our exploration results. Once incurred, a

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write-down of our oil and natural gas properties is not reversible at a later date. Any write-down would constitute a non-cash charge to earnings and could have a material adverse effect on our results of operations for the periods in which such charges are taken.

Our producing properties are located in regions which make us vulnerable to risks associated with operating in one major contiguous geographic area, including the risk of damage or business interruptions from hurricanes.

Our properties are located onshore and in state waters along the Texas and Louisiana Gulf Coast region of the United States. As a result of this geographic concentration, we are disproportionately affected by any delays or interruptions in production or transportation in these areas caused by governmental regulation, transportation capacity constraints, natural disasters, regional price fluctuations or other factors. This is particularly true of our inland water drilling and offshore operations, which are susceptible to hurricanes and other tropical weather disturbances. Such disturbances have in the past and will in the future have any or all of the following adverse effects on our business:

•	interruptions to our operations as we suspend production in advance of an approaching storm;

•	damage to our facilities and equipment, including damage that disrupts or delays our production;

•	disruption to the transportation systems we rely upon to deliver our products to our customers; and

•	damage to or disruption of our customers’ facilities that prevents us from taking delivery of our products.

Our identified drilling locations are scheduled out over several years, making them susceptible to uncertainties that could materially alter the occurrence or timing of their drilling.

Our management has specifically identified and scheduled drilling locations as an estimation of our future multi-year drilling activities on our existing acreage. These scheduled drilling locations represent a significant component of our growth strategy. Our ability to drill and develop these locations depends on a number of uncertainties, including oil and natural gas prices, the availability of capital, costs, drilling results, regulatory approvals and other factors. Because of these uncertainties, we do not know if the potential drilling locations we have identified will ever be drilled or if we will be able to produce oil or natural gas from these or any other potential drilling locations. As such, our actual drilling activities may materially differ from those presently identified, which could adversely affect our business.

Market conditions or operational impediments may hinder our access to oil and natural gas markets or delay our production.

Market conditions or the unavailability of satisfactory oil and natural gas transportation arrangements may hinder our access to oil and natural gas markets or delay our production. The availability of a ready market for our oil and natural gas production depends on a number of factors, including the demand for and supply of oil and natural gas and the proximity of our reserves to pipelines and terminal facilities. Our ability to market our production depends in substantial part on the availability and capacity of [transport vessels], gathering systems, pipelines and processing facilities owned and operated by third parties under interruptible or short-term transportation agreements. Under the interruptible transportation agreements, the transportation of our natural gas may be interrupted due to capacity constraints on the applicable system, for maintenance or repair of the system, or for other reasons as dictated by the particular agreements. Our failure to obtain such services on acceptable terms could materially harm our business. We may be required to shut in wells due to lack of a market or the inadequacy or unavailability of natural gas pipeline or gathering system capacity. If that were to occur, we would be unable to realize revenue from those wells unless and until we made arrangements for delivery of their production to market.

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Terrorist attacks aimed at our energy operations could adversely affect our business.

The continued threat of terrorism and the impact of military and other government action have led and may lead to further increased volatility in prices for oil and natural gas and could affect these commodity markets or the financial markets used by us. In addition, the U.S. government has issued warnings that energy assets may be a future target of terrorist organizations. These developments have subjected our oil and natural gas operations to increased risks. Any future terrorist attack on our facilities, those of our customers, the infrastructure we depend on for transportation of our products, and, in some cases, those of other energy companies, could have a material adverse effect on our business.

The market price of our common stock may be volatile.

The trading price of our common stock and the price at which we may sell common stock in the future are subject to large fluctuations in response to any of the following:

•	limited trading volume in our common stock;

•	quarterly variations in operating results;

•	our involvement in litigation;

•	general financial market conditions;

•	the prices of natural gas and oil;

•	announcements by us and our competitors;

•	our liquidity;

•	our ability to raise additional funds;

•	changes in government regulations; and

•	other events.

Sales of substantial amounts of shares of our common stock could cause the price of our common stock to decrease.

A substantial number of shares of our common stock are issuable upon conversion of our 10% senior redeemable convertible preferred stock and certain other securities convertible into or exercisable for shares of our common stock. Our stock price may decrease due to the additional amount of shares available in the market.

We do not intend to pay dividends on our common stock and our ability to pay dividends on our common stock is restricted.

We have not historically paid a dividend on our common stock, cash or otherwise, and do not intend to in the foreseeable future. We are currently restricted from paying dividends on common stock by the indenture governing our Senior Notes, the agreement relating to our existing credit facility and, in some circumstances, by the terms of our 10% senior redeemable convertible preferred stock. Any future dividends also may be restricted by our then-existing debt agreements.

Provisions of Delaware law and our charter and bylaws may delay or prevent transactions that would benefit stockholders.

Our certificate of incorporation and bylaws and the Delaware General Corporation Law contain provisions that may have the effect of delaying, deferring or preventing a change of control of the company. These provisions, among other things, provide for a classified Board of Directors with staggered terms, restrict the

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ability of stockholders to take action by written consent, authorize the Board of Directors to set the terms of preferred stock and restrict our ability to engage in transactions with stockholders with 15% or more of outstanding voting stock.

Because of these provisions, persons considering unsolicited tender offers or other unilateral takeover proposals may be more likely to negotiate with our board of directors rather than pursue non-negotiated takeover attempts. As a result, these provisions may make it more difficult for our stockholders to benefit from transactions that are opposed by an incumbent board of directors.

Item 1B.	Unresolved Staff Comments.

None.

Item 3.	Legal Proceedings.

From time to time, we are party to certain legal actions and claims arising in the ordinary course of business. While the outcome of these events cannot be predicted with certainty, management does not expect these matters to have a materially adverse effect on our financial position or results of operations.

Item 4.	(Removed and Reserved).

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PART II

Item 5.	Market for Registrant’s Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities.

Market for Our Common Stock

Since July 16, 2010, our common stock has been traded on the OTC Bulletin Board. The following table sets forth, for the periods indicated, the high and low bid information of our common stock on the OTC Bulletin Board for the period from July 16, 2010 through December 31, 2010 and the high and low sales prices of our common stock on the NYSE Amex from January 1, 2009 though July 15, 2010. Prices set forth below for period prior to December 2, 2009 have not been adjusted for the 1-for-5 reverse split that was effective on December 2, 2009.

2010:	High	Low
Quarter ended December 31, 2010	$0.45	$0.10
Quarter ended September 30, 2010	$0.18	$0.08
Quarter ended June 30, 2010	$0.40	$0.09
Quarter ended March 31, 2010	$0.34	$0.16

2009:	High	Low
Quarter ended December 31, 2009	$0.45	$0.07
Quarter ended September 30, 2009	$0.25	$0.10
Quarter ended June 30, 2009	$0.25	$0.11
Quarter ended March 31, 2009	$0.32	$0.11

The last sales price of our common stock on the OTC Bulletin Board on December 31, 2010 was $0.40 per share. As of February 22, 2011, the closing sale price of a share of our common stock was $0.99. As of February 22, 2011, there were approximately 196 holders of record of our common stock.

We have not paid any cash dividends to date, and have no intention of paying any cash dividends on our common stock in the foreseeable future. The declaration and payment of dividends is subject to the discretion of our Board of Directors and to certain limitations imposed under Delaware corporation law. The timing, amount and form of dividends, if any, will depend on, among other things, our results of operations, financial condition, cash requirements and other factors deemed relevant by our Board of Directors. The agreements and instruments that we entered into in 2007 in connection with our note and preferred stock financings, as well as our credit facility, contain significant restrictions on our ability to pay dividends on our common stock.

There were 60,299 common shares repurchased in 2010, and 27,603 common shares repurchased in the fourth quarter of 2010. All shares repurchased were associated with the payment of taxes by employees upon the vesting of stock awarded pursuant to the Dune Energy, Inc. 2007 Stock Incentive Plan (the “Plan”)

During the fourth quarter of 2010, the Company awarded a total of 943,345 shares of Restricted Stock to employees and non-employee directors of the Company, pursuant to the Plan.

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Securities Authorized for Issuance Under Equity Compensation Plans

The following table provides information as of December 31, 2010 about our equity compensation plans and arrangements.

Equity Compensation Plan Information—December 31, 2010

Plan category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights		(b) Weighted-average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	60,000	(1)(2)	$9.70	884,072	(3)
Equity compensation plans not approved by security holders	441,635	(4)(5)	$10.27	—

Total	501,635		$10.20	884,072

(*)	The number of shares and any exercise prices with respect to awards and equity issuances made prior to December 1, 2009 have been adjusted to give effect to the 1-for-5 reverse stock split adopted, effective as of December 2, 2009.
(1)	Consists of options issued to our directors pursuant to our 2005 Non-Employee Director Incentive Plan (the “2005 Plan”) on January 24, 2007 to purchase up to 60,000 shares of our common stock at an exercise price of $9.70 per share, which expires on January 24, 2012. The 2005 Plan, which authorized the issuance of up to 400,000 shares in stock awards and options, was approved by stockholders on May 30, 2006.
(2)	Excludes the following shares of restricted stock awarded pursuant to our 2007 Stock Incentive Plan, as amended on December 1, 2009 (as amended, the “2007 Plan”): (i) 622,700 shares of restricted stock awarded to employees during fiscal year 2008, which shares vest equally over the three years from grant date; (ii) 573,780 shares of restricted stock awarded to employees, officers and non-employee directors during fiscal year 2009, which shares vest equally over the three years from grant date; (iii) 450,000 shares of restricted stock awarded to certain executive officers during fiscal year 2009, of which 301,500 shares vest equally over the three years from grant date and 148,500 shares vest in accordance with certain performance-based criteria; (iv) 938,900 shares of restricted stock awarded to employees, officers and non-employee directors during fiscal year 2010, which shares vest equally over three years from the grant date; and (v) 4,445 shares issued on December 30, 2010 in lieu of cash for a portion of their respective bonuses. The amendment to the 2007 Plan was approved by stockholders on November 30, 2009 and authorizes the issuance of up to 3,200,000 shares in stock awards and options. The initial 2007 Plan was approved by stockholders on May 30, 2006.
(3)	Includes 340,000 shares available under the 2005 Plan and 544,072 shares available under our 2007 Plan. The following shares may return to the 2007 Plan or the 2005 Plan, as the case may be, and be available for issuance in connection with a future award: (i) shares covered by an award that expires or otherwise terminates without having been exercised in full; (ii) shares that are forfeited or repurchased by us prior to becoming fully vested; (iii) shares covered by an award that is settled in cash; (iv) shares withheld to cover payment of an exercise price or cover applicable tax withholding obligations; (v) shares tendered to cover payment of an exercise price; and (vi) shares that are cancelled pursuant to an exchange or repricing program.
(4)	Consists of warrants and options granted to our employees, officers, directors and consultants, to the extent vested and exercisable (within the meaning of Rule 13d-3(d)(1) promulgated by the Commission under the Securities and Exchange Act of 1934, as amended) as of December 31, 2010.
(5)	Excludes 407,702 shares of restricted stock awarded in fiscal year 2009 to non-employee directors having elected to receive shares in lieu of cash for a portion of their annual retainer and fees.

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Set forth below is a description of the individual compensation arrangements or equity compensation plans that were not required to be approved by our security holders pursuant to which the 441,635 shares of our Common Stock included in the chart above were issuable as of December 31, 2010:

•

Warrant issued February 1, 2006 to consultant in consideration of services performed on our behalf, which warrant expires January 31, 2011 and is currently exercisable to purchase up to 180,000 shares of our Common Stock at a warrant exercise price of $13.25 per share;

•

Option granted August 28, 2006 to employee in consideration of services performed on our behalf, which option expires April 27, 2011 and is currently exercisable to purchase up to an aggregate of 10,000 shares of our Common Stock at an exercise price of $7.50 per share;

•

Warrant issued September 26, 2006 to consultant in consideration of services performed on our behalf, which warrant expires September 25, 2011 and is currently exercisable to purchase up to 100,000 shares of our Common Stock at a warrant exercise price of $6.75 per share;

•

Option granted January 24, 2007 to a former officer in consideration of services performed on our behalf, which option expires January 23, 2012 and is currently exercisable to purchase up to an aggregate of 40,000 shares of our Common Stock at an exercise price of $9.70 per share;

•

Options granted April 12, 2007 to consultants in consideration of services performed on our behalf, which options expire April 11, 2012 and are currently exercisable to purchase up to 100,000 shares of our Common Stock at an exercise price of $9.35 per share; and

•

Warrants issued April 17, 2007 to our former lender in accordance with anti-dilutive protection contained in the September 26, 2006 warrant agreement with our former lender, resulting in the issuance of additional warrants expiring in April 2012 and exercisable to purchase up to 11,635 shares of our Common Stock at a warrant exercise price of $6.75 per share.

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Item 7.	Management’s Discussion and Analysis of Financial Condition and Results of Operations.

The following discussion will assist you in understanding our financial position, liquidity and results of operations. The information below should be read in conjunction with the consolidated financial statements and the related notes to consolidated financial statements. Our discussion contains both historical and forward-looking information. We assess the risks and uncertainties about our business, long-term strategy and financial condition before we make any forward-looking statements but we cannot guarantee that our assessment is accurate or that our goals and projections can or will be met. Statements concerning results of future exploration, exploitation, development and acquisition expenditures as well as expense and reserve levels are forward-looking statements. We make assumptions about commodity prices, drilling results, production costs, administrative expenses and interest costs that we believe are reasonable based on currently available information.

Critical Estimates and Accounting Policies

We prepare our consolidated financial statements in this report using accounting principles that are generally accepted in the United States (“GAAP”). GAAP represents a comprehensive set of accounting and disclosure rules and requirements. We must make judgments, estimates, and in certain circumstances, choices between acceptable GAAP alternatives as we apply these rules and requirements. The most critical estimate we make is the engineering estimate of proved oil and gas reserves. This estimate affects the application of the successful efforts method of accounting, the calculation of depreciation, depletion and amortization of oil and gas properties and the estimate of the impairment of our oil and gas properties. It also affects the estimated lives used to determine asset retirement obligations. In addition, the estimates of proved oil and gas reserves are the basis for the related standardized measure of discounted future net cash flows.

Estimated proved oil and gas reserves

The evaluation of our oil and gas reserves is critical to management of our operations and ultimately our economic success. Decisions such as whether development of a property should proceed and what technical methods are available for development are based on an evaluation of reserves. These oil and gas reserve quantities are also used as the basis of calculating the unit-of-production rates for depreciation, evaluating impairment and estimating the life of our producing oil and gas properties in our asset retirement obligations. Our total reserves are classified as proved, possible and probable. Proved reserves are classified as either proved developed or proved undeveloped. Proved developed reserves are those reserves which can be expected to be recovered through existing wells with existing equipment and operating methods. Proved undeveloped reserves include reserves expected to be recovered from new wells from undrilled proven reservoirs or from existing wells where a significant major expenditure is required for completion and production. Probable reserves are those additional reserves that are less certain to be recovered than proved reserves and when probabilistic methods are used, there should be at least a 50% probability that the actual quantities recovered will equal or exceed the proved plus probable estimates. Possible reserves are those additional reserves that are less certain to be recovered than probable reserves and when probabilistic methods are used, there should be at least a 10% probability that the total quantities ultimately recovered will equal or exceed proved plus probable plus possible reserve estimates.

Independent reserve engineers prepare the estimates of our oil and gas reserves presented in this report based on guidelines promulgated under GAAP and in accordance with the rules and regulations of the Securities and Exchange Commission. The evaluation of our reserves by the independent reserve engineers involves their rigorous examination of our technical evaluation and extrapolations of well information such as flow rates and reservoir pressure declines as well as other technical information and measurements. Reservoir engineers interpret these data to determine the nature of the reservoir and ultimately the quantity of total oil and gas reserves attributable to a specific property. Our total reserves in this report include only quantities that we expect to recover commercially using current prices, costs, existing regulatory practices and technology. While we are reasonably certain that the total reserves will be produced, the timing and ultimate recovery can be affected by a

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number of factors including completion of development projects, reservoir performance, regulatory approvals and changes in projections of long-term oil and gas prices. Revisions can include upward or downward changes in the previously estimated volumes or proved reserves for existing fields due to evaluation of (1) already available geologic, reservoir or production data or (2) new geologic or reservoir data obtained from wells. Revisions can also include changes associated with significant changes in development strategy, oil and gas prices or production equipment/facility capacity.

Standardized measure of discounted future net cash flows

The standardized measure of discounted future net cash flows relies on these estimates of oil and gas reserves using commodity prices and costs at year-end. Oil and condensate prices were calculated for each property using differentials to an average for the year of the first of the month ConocoPhillips WTI price of $76.05 per barrel and were held constant for the lives of the property. The weighted average price over the lives of the properties was $78.34 per barrel. Gas prices were calculated for each property using the differentials to an average for the year of the first of the month Henry Hub Louisiana Onshore price of $4.38 per million British thermal units and were held constant for the lives of the properties. The weighted average price over the lives of the properties was $4.71 per thousand cubic feet. The standardized measure is based on the average of the beginning of the month pricing for 2010. While we believe that future operating costs can be reasonably estimated, future prices are difficult to estimate since the market prices are influenced by events beyond our control. Future global economic and political events will most likely result in significant fluctuations in future oil prices.

Successful efforts method of accounting

Oil and gas exploration and production companies choose one of two acceptable accounting methods, successful efforts or full cost. The most significant difference between the two methods relates to the accounting treatment of drilling costs for unsuccessful exploration wells (“dry holes”) and exploration costs. Under the successful efforts method, exploration costs and dry hole costs (the primary uncertainty affecting this method) are recognized as expenses when incurred and the costs of successful exploration wells are capitalized as oil and gas properties. Entities that follow the full cost method capitalize all drilling and exploration costs including dry hole costs into one pool of total oil and gas property costs.

While it is typical for companies that drill exploration wells to incur dry hole costs, our primary activities during 2010 focused on development wells and our exploratory drilling activities were immaterial. Nevertheless, we will selectively expand our exploration drilling in the future. It is impossible to accurately predict specific dry holes. Because we can not predict the timing and magnitude of dry holes, quarterly and annual net income can vary dramatically.

The calculation of depreciation, depletion and amortization of capitalized costs under the successful efforts method of accounting differs from the full cost method in that the successful efforts method requires us to calculate depreciation, depletion and amortization expense on individual properties rather than one pool of costs. In addition, under the successful efforts method we assess our properties individually for impairment compared to one pool of costs under the full cost method.

Depreciation, Depletion and Amortization of Oil and Gas Properties

The unit-of-production method of depreciation, depletion and amortization of oil and gas properties under the successful efforts method of accounting is applied pursuant to the simple multiplication of units produced by the costs per unit on a field by field basis. Leasehold cost per unit is calculated by dividing the total cost by the estimated total proved oil and gas reserves associated with that field. Well cost per unit is calculated by dividing the total cost by the estimated total proved developed oil and gas reserves associated with that field. The volumes or units produced and asset costs are known and while the proved reserves have a high probability of

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recoverability, they are based on estimates that are subject to some variability. The factors which create this variability are included in the discussion of estimated proved oil and gas reserves above.

Impairment of Oil and Gas Properties

We test for impairment of our properties based on estimates of proved reserves. Proved oil and gas properties are reviewed for impairment whenever events or circumstances indicate that the carrying amount may not be recoverable. We estimate the future undiscounted cash flows of the affected properties to judge the recoverability of the carrying amounts. Initially this analysis is based on proved reserves. However, when we believe that a property contains oil and gas reserves that do not meet the defined parameters of proved reserves, an appropriately risk adjusted amount of these reserves may be included in the impairment evaluation. These reserves are subject to much greater risk of ultimate recovery. An asset would be impaired if the undiscounted cash flows were less than its carrying value. Impairments are measured by the amount by which the carrying value exceeds its fair value.

Impairment analysis is performed on an ongoing basis. In addition to using estimates of oil and gas reserve volumes in conducting impairment analysis, it is also necessary to estimate future oil and gas prices. The impairment evaluation triggers include a significant long-term decrease in current and projected prices or reserve volumes, an accumulation of project costs significantly in excess of the amount originally expected and historical and current negative operating losses. Although we evaluate future oil and gas prices as part of the impairment analysis, we do not view short-term decreases in prices, even if significant, as impairment triggering events.

Exploratory Drilling Costs

The costs of drilling an exploratory well are capitalized as uncompleted wells pending the determination of whether the well has found proved reserves. If proved reserves are not found, these capitalized costs are charged to expense. On the other hand, the determination that proved reserves have been found results in continued capitalization of the well and its reclassification as a well containing proved reserves.

Asset Retirement Obligation

The Company follows FASB ASC 410—Asset Retirement and Environmental Obligations which requires entities to record the fair value of a liability for legal obligations associated with the retirement obligations of tangible long-lived assets in the period in which it is incurred. The fair value of asset retirement obligation liabilities has been calculated using an expected present value technique. Fair value, to the extent possible, should include a market risk premium for unforeseeable circumstances. A five percent market risk premium was included in the Company’s asset retirement obligation fair value estimate. When the liability is initially recorded, the entity increases the carrying amount of the related long-lived asset. Over time, accretion of the liability is recognized each period and the capitalized cost is amortized over the useful life of the related asset. Upon retirement of the liability, an entity either settles the obligation for its recorded amount or incurs a gain or loss upon settlement. This standard requires the Company to record a liability for the fair value of the dismantlement and plugging and abandonment costs, excluding salvage values.

Derivatives

Derivative financial instruments, utilized to manage or reduce commodity price risk related to Dune’s production, are accounted for under the provisions of FASB ASC 815—Derivatives and Hedging. Under this statement, derivatives are carried on the balance sheet at fair value. If the derivative is designated as a fair value hedge, the changes in the fair value of the derivative and of the hedged item attributable to the hedged risk are recognized in earnings. If the derivative is designated as a cash flow hedge, the effective portions of changes in the fair value of the derivatives are recorded in other comprehensive income or loss and are recognized in the statement of operations when the hedged item affects earnings. If the derivative is not designated as a hedge,

31

changes in the fair value are recognized in other expense. Ineffective portions of changes in the fair value of cash flow hedges are also recognized in loss on derivative liabilities.

Effective January 1, 2008, the Company discontinued, prospectively, the designation of its derivatives as cash flow hedges. The net derivative loss related to the discontinued cash flow hedges, as of December 31, 2007, continued to be reported in accumulated other comprehensive loss through December 31, 2009 and were charged to loss as the volumes underlying the cash flow hedges were realized. Beginning January 1, 2008, the gain or loss on derivatives was recognized currently in earnings.

Associated with the Wayzata Credit Agreement dated December 7, 2010, the Company was no longer required to hedge and settled all hedged balances.

Stock-based compensation

The Company follows the provisions of FASB ASC 718 – Stock Compensation. The statement requires all stock-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values on the date of the grant. Due to significant declines in the price of Dune’s stock since the issuance of many employee grants, stock-based compensation amounts are high compared to current values.

Business Strategy

Dune is an independent energy company engaged in the exploration, development, acquisition and exploitation of natural gas and crude oil properties, with interest along the Gulf Coast. On May 15, 2007, we closed the Stock Purchase and Sale Agreement to acquire all of the capital stock of Goldking Energy Holdings, L.P. Goldking was an independent energy company focused on the exploration, exploitation and development of natural gas and crude properties located onshore and in state waters along the Gulf Coast. The acquisition of Goldking substantially increased our proved reserves, provided significant drilling upside and increased our geographic and geological well diversification. Additionally, the acquisition of Goldking provided us with exploration opportunities within our core geographic area.

Our properties now cover over 85,000 gross acres across 22 oil and natural gas fields onshore and in state waters along the Texas and Louisiana Gulf Coast.

Grow Through Exploitation, Development, and Exploration of Our Properties. Our primary focus will continue to be the development and exploration efforts in our Gulf Coast properties. We believe that our properties and acreage position will allow us to grow organically through low risk drilling in the near term, as this property set continues to present attractive opportunities to expand our reserve base through workovers and recompletions, field extensions, delineating deeper formations within existing fields and higher risk/higher reward exploratory drilling. In addition, we will constantly review, rationalize and “high-grade” our properties in order to optimize our existing asset base.

Maintain and Utilize State of the Art Technological Expertise. We expect to maintain and utilize our technical and operations teams’ knowledge of salt-dome structures and multiple stacked producing zones common in the Gulf Coast to enhance our growth prospects and reserve potential. We will employ technical advancements, including 3-D seismic data and pre-stack depth and reverse-time migration to identify and exploit new opportunities in our asset base. We also plan to employ the latest drilling, completion and fracturing technology in our wells to enhance recoverability and accelerate cash flows associated with these wells.

Pursue Opportunistic Acquisitions of Underdeveloped Properties. We continually review opportunities to acquire producing properties, leasehold acreage and drilling prospects that are in core operating areas and require a minimum of initial upfront capital. We are seeking to acquire operational control of properties that we believe

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have a solid proved reserves base coupled with significant exploitation and exploration potential. Nevertheless, while we will continue to evaluate acquisition opportunities that we believe will further enhance our operations and reserves in a cost effective manner, our principal efforts in 2011 will be on exploiting our existing asset base.

Actively Manage the Risks and Rewards of Our Drilling Program. In summary, our strategy is to increase our oil and gas reserves and production while keeping our finding and development costs and operating costs (on a per Mcf equivalent (Mcfe) basis) competitive with our industry peers. We will implement this strategy through drilling exploratory and development wells from our inventory of available prospects that we have evaluated for geologic and mechanical risk and future reserve or resource potential. Our drilling program will contain some higher risk/higher reserve potential opportunities as well as some lower risk/lower reserve potential opportunities in order to achieve a balanced program of reserve and production growth. Success of this strategy is contingent on various risk factors, as discussed elsewhere in the 10-K.

In 2010 we invested $8.8 million in oil and gas properties. We produced 7.8 Bcfe during the year. Revisions of previous estimates were 2.2 Bcfe negative, mainly reflecting the Company’s decision not to sidetrack the Exxon Fee #5 located in the Bayou Couba field.

Capital costs ($000):	Year Ended 2010	Year Ended 2009
Acquisitions—unproved	$—	$477
Development	8,755	13,543

Total CAPEX before ARO	8,755	14,020
ARO costs	1,617	594

Total CAPEX including ARO	$10,372	$14,614

Asset retirement obligation (non-cash)	$(5,010)	$1,256

Proved Reserves (Mmcfe):
Beginning	105,475	132,998
Production	(7,788)	(9,522)
Purchases	—	—
Sale of reserves	(12,822)	(2,205)
Discoveries and extensions	—	5,508
Revisions	(2,162)	(21,304)

Ending reserves	82,703	105,475

Reserve additions before revisions (Mmcfe)	—	5,508
Reserve additions after revisions (Mmcfe)	(2,162)	(15,796)

The implementation of our strategy requires that we continually incur significant capital expenditures in order to replace current production and find and develop new oil and gas reserves. In order to finance our capital and exploration program, we depend on cash flow from operations, bank debt and equity offerings as discussed below in Liquidity and Capital Resources.

Liquidity and Capital Resources

During fiscal 2010 compared to fiscal 2009, net cash flow provided by operating activities improved by $1.7 million to ($9.4) million. This improvement was primarily attributable to higher average oil and gas prices for 2010 of $77.62/Bbl and $4.95/Mcf compared to $58.21/Bbl and $4.36/Mcf for 2009.

Our current assets were $51.8 million on December 31, 2010. Cash on hand comprised approximately $39.4 million of this amount, which included $15.8 million escrowed in restricted cash accounts. This compared to $15.1

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million at December 31, 2009. Accounts payable have been reduced from $11.8 million at December 31, 2009 to $7.0 million at December 31, 2010.

The consolidated financial statements continue to reflect a much reduced but ongoing drilling and facilities upgrade program which amounted to $8.8 million during 2010. This reduced spending reflected our efforts to conserve cash. Our capital program is designed to maintain production from recompletions and workovers within our fields and exploit the upside potential through joint venture programs. This strategy will involve industry partners in these efforts so as to reduce our upfront cash requirements and reduce risk dollars expended. This represents a decrease of $5.2 million under our $14.0 million of capital investment in 2009.

During the fourth quarter of 2010, Dune replaced its $40 million revolving credit facility with Wells Fargo Capital Finance, Inc. (formerly Wells Fargo Foothill) with a new $40 million term loan facility from Wayzata Opportunities Fund II, L.P. The new facility matures on March 15, 2012 and provides for Wells Fargo Foothill to remain as agent for the facility. The Company has received all of the funds associated with the facility and has placed $23.7 million in escrow to cash collateralize $8.0 million of P&A bonds and provide $15.7 million for the June 2011 bond interest payment. The Company plans to utilize the funds from the new term loan and available cash flow from operations to cover anticipated drilling and recompletion projects in 2011. Additionally, all hedging contracts were settled in 2010 and the Company no longer hedges its oil and gas production.

Semi-annual interest of $15.7 million on our 10  1/2% Senior Secured Notes due 2012 was paid on December 1, 2010 and is due on June 1 and December 1 thereafter. The principal on the Senior Secured Notes is not due until 2012. Additionally, as a requirement of the Wayzata Credit Agreement, the $15.7 million interest payment due June 1, 2011 was escrowed and reflected as restricted cash at December 31, 2010.

Shares of our Senior Redeemable Convertible Preferred Stock are not redeemable until the later of December 1, 2012, the repayment in full of all senior secured debt or upon a change in control. Dividends are payable quarterly with the Company having the option of paying any dividend on the Preferred Stock in shares of common stock, shares of Preferred Stock or cash.

Our primary sources of liquidity are cash provided by operating activities, debt financing, sales of non-core properties and access to capital markets. We believe the strength of our current cash position puts us in a favorable position to meet our financial obligations and ongoing capital programs in the current commodity price environment.

The exact amount of capital spending for 2011 will depend upon individual well performance results, cash flow and, where applicable, partner negotiations on the timing of drilling operations. In addition, we expect to offer participations in our drilling program to industry partners over this time frame, thus potentially reducing our capital requirements.

The following table summarizes our contractual obligations and commercial commitments as of December 31, 2010:

	Payments Due By Period
	Total	Less than 1 year	1 - 3 years	4 - 5 years	After 5 years
	(in thousands)
Contractual obligations:
Debt and interest	$391,875	$37,500	$354,375	$—	$—
Office lease	609	609	—	—	—

Total	$392,484	$38,109	$354,375	$—	$—

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Results of Operations

Comparison of 2010 and 2009

Year-over-year production decreased from 7,783 Mmcfe in 2009 to 7,303 Mmcfe in 2010. This decrease was caused by normal reservoir declines and a very limited capital reinvestment program.

The following table reflects the increase (decrease) in oil and gas sales revenue due to changes in price and volume:

	2010	% Increase (Decrease)	2009	% Increase (Decrease)	2008
Oil production volume (Mbbls)	585	2%	572	-22%	735
Oil sales revenue ($000)	$45,408	36%	$33,294	-55%	$73,363
Price per Bbl	$77.62	33%	$58.21	-42%	$99.81
Increase (decrease) in oil sales revenue due to:
Change in production volume	$757		$(16,269)
Change in prices	11,357		(23,800)

Total increase (decrease) in oil sales revenue	$12,114		$(40,069)

Gas production volume (Mmcf)	3,793	-13%	4,351	-13%	5,029
Gas sales revenue ($000)	$18,781	-1%	$18,951	-61%	$48,577
Price per Mcf	$4.95	14%	$4.36	-55%	$9.66
Increase (decrease) in gas sales revenue due to:
Change in production volume	$(2,433)		$(6,549)
Change in prices	2,263		(23,077)

Total increase (decrease) in gas sales revenue	$(170)		$(29,626)

Total production volume (Mmcfe)	7,303	-6%	7,783	-18%	9,439
Total revenue	$64,189	23%	$52,245	-57%	$121,940
Price per Mcfe	$8.79	31%	$6.71	-48%	$12.92
Increase (decrease) in revenue due to:
Change in production volume	$(3,221)		$(21,396)
Change in prices	15,165		(48,299)

Total increase (decrease) in total revenue	$11,944		$(69,695)

Revenues

Revenues from continuing operations for the year ended December 31, 2010 totaled $64.2 million as compared to $52.2 million for the year ended December 31, 2009 representing a $12.0 million increase. Production volumes for 2010 were 585 Mbbls of oil and 3.8 Bcf of natural gas or 7.3 Bcfe. This compares to 572 Mbbls of oil and 4.4 Bcf of natural gas or 7.8 Bcfe for 2009 representing a modest reduction in production volumes. In 2010, the average sales price per barrel of oil was $77.62 per barrel and $4.95 per Mcf for natural gas as compared to $58.21 per barrel and $4.36 per Mcf, respectively for 2009. These results indicate that the increase in revenue is primarily attributable to the increase in commodity prices as the average price received per Mcfe produced was $8.79 in 2010 versus $6.71 in 2009 representing an increase of 31%.

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Operating expenses

Lease operating expense and production taxes

The following table presents the major components of Dune’s lease operating expense for the last two years on a per Mcfe basis:

	Years Ending December 31,
	2010		2009
	Total	Per Mcfe	Total	Per Mcfe
Direct operating expense	$18,822	$2.58	$19,064	$2.45
Production taxes	2,767	0.38	4,073	0.52
Ad Valorem taxes	1,143	0.16	974	0.13
Transportation	1,491	0.20	2,509	0.32
Workovers	1,390	0.19	1,807	0.23

	$25,613	$3.51	$28,427	$3.65

Lease operating expense and production taxes from continuing operations for the year ended December 31, 2010 totaled $25.6 million versus $28.4 million for the year ended December 31, 2009. This translated to a decrease of $0.14/Mcfe on a volume basis. This reduction reflects Dune’s efforts to reduce overall field operating expenses and a significant recoupment of production taxes resulting from drilling incentives.

Accretion of asset retirement obligation

Accretion expense for asset retirement obligations increased by $0.2 million for 2010 compared to 2009. This increase is the result of reevaluating abandonment cost at year end.

Depletion, depreciation and amortization (DD&A)

For the year ended December 31, 2010, the Company recorded DD&A expense of $27.1 million ($3.70/Mcfe) compared to $30.0 million ($3.85/Mcfe) for the year ended December 31, 2009 representing a decrease of $2.9 million ($0.15/Mcfe). This reduction reflects the impact of the 2010 impairment on the Company’s oil and gas properties of $34.6 million which directly impacts the depletable base for DD&A purposes.

General and administrative expense (G&A expense)

G&A expense for the year ended December 31, 2010 decreased $3.1 million from the year ended December 31, 2009 to $11.2 million. Cash G&A expense for 2010 fell $0.8 million (8%) from 2009 to $9.4 million. These decreases resulted primarily from a $0.5 million (7%) reduction in personnel expense and a $2.4 million (57%) drop in share-based compensation.

Loss on Impairment of oil and gas properties

Dune recorded an impairment of oil and gas properties of $34.6 million for the year ended December 31, 2010 compared to an impairment of $2.9 million for the year ended December 31, 2009. The increase consists primarily of expired leasehold costs on the Murphy Lake field of $5.3 million, expired drilling and leasehold costs of $18.5 million on the Bayou Couba field and $10.8 million split among 5 fields which did not perform as anticipated in 2010.

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Other income (expense)

Interest income

Interest income has been minimal as a result of using our cash balances to support working capital.

Interest expense

Interest expense for the year ended December 31, 2010 amounted to $37.4 million compared to $35.2 million in 2009. This increase reflects additional interest expense attributable to increased borrowings under the Company’s Revolver Commitment and Term Loan. Additionally, the Company expensed $1.2 million associated with the Company’s replacement of the Revolver Commitment.

Gain (loss) on derivative liabilities

The Company recognized a gain on derivatives of $1.4 million for the year ended December 31, 2010, composed of an unrealized gain on change in mark-to-market valuation of $1.6 million and a realized loss on cash settlements of ($0.2) million. This compares to a loss of ($2.8) million, composed of an unrealized loss on change in mark-to-market valuation of ($9.5) million and a realized gain on cash settlements of $6.7 million, for the year ended December 31, 2009. Additionally, associated with the Wayzata Credit Agreement, all hedging requirements were eliminated and all hedged balances settled.

Income (loss) on discontinued operations

Associated with the sale of the South Florence Properties, the Company has reflected all activity for these assets as discontinued operations. For the year ended December 31, 2009, the Company reclassified $3.8 million as income from discontinued operations.

For the year ended December 31, 2010, the Company generated income of $1.5 million. This income was offset by an impairment of $5.0 million to write down the related carrying amounts to their fair value less cost to sell. Consequently, the Company reflected a loss on discontinued operations for the year ended December 31, 2010 of ($3.5) million.

Net Loss available to common shareholders

For the year ended December 31, 2010, net loss available to common shareholders increased $6.0 million from the comparable period of 2009. This increase reflects the impact of a $12.0 million increase in revenues, a $2.8 million decrease in lease operating expense, a $10.3 million decrease in Preferred Stock dividends, a $3.1 million decrease in G&A expense and a $4.1 million increase in the gain on derivative liabilities partially offset by a ($31.7) million increase in the impairment of oil and gas properties and a ($7.3) million increase in loss on discontinued operations.

New Accounting Pronouncements

In January 2010, the FASB issued FASB Accounting Standards Update (ASU) No. 2010-03 Oil and Gas Estimations and Disclosures (ASU 2010-03). This update aligns the current oil and natural gas reserve estimation and disclosure requirements of the Extractive Industries Oil and Gas topic of the FASB Accounting Standards Codification (ASC Topic 932) with the changes required by the SEC final rule ASC 2010-03, as discussed above. ASU 2010-03 expands the disclosures required for equity method investments, revises the definition of oil and natural gas-producing activities to include nontraditional resources in reserves unless not intended to be upgraded into synthetic oil or natural gas, amends the definition of proved oil and natural gas reserves to require 12-month average pricing in estimating reserves, amends and adds definitions in the Master Glossary that is used in estimating proved oil and natural gas quantities and provides guidance on geographic area with respect to

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disclosure of information about significant reserves. ASU 2010-03 must be applied prospectively as a change in accounting principle that is inseparable from a change in accounting estimate and is effective for entities with annual reporting periods ending on or after a change in accounting estimate and is effective for entities with annual reporting periods ending on or after December 31, 2009. The impact on the Company’s operating results, financial position and cash flows has been recorded in the consolidated financial statements.

Item 8.	Financial Statements and Supplementary Data.

The response to this item is included in Item 15—Financial Statements.

Item 9.	Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.

None.

Item 9A.	Controls and Procedures.

(a) Disclosure Controls and Procedures.

We maintain disclosure controls and procedures that are designed to provide reasonable assurance that information required to be disclosed by us in the reports that we file or submit to the Securities and Exchange Commission (“SEC”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), is recorded, processed, summarized and reported within the time periods specified by the SEC’s rules and forms, and that information is accumulated and communicated to our management, including our Chief Executive Officer (“CEO”) and Chief Financial Officer (“CFO”), as appropriate to allow timely decisions regarding required disclosure.

In accordance with Exchange Act Rules 13a-15 and 15d-15, we carried out an evaluation, under the supervision and with the participation of management, including our CEO and CFO, of the effectiveness of our disclosure controls and procedures as of December 31, 2010. As described below under Management’s Annual Report on Internal Control over Financial Reporting, our CEO and CFO have concluded that, as of December 31, 2010, our disclosure controls and procedures were effective to provide reasonable assurance that information required to be disclosed in our reports filed or submitted under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms.

(b) Management’s Annual Report on Internal Control over Financial Reporting.

Management of the Company is responsible for establishing and maintaining adequate internal control over financial reporting. The Company’s internal control over financial reporting is designed to provide reasonable assurance to the Company’s Management and Directors regarding the reliability of financial reporting and the preparation of published financial statements. The Company’s internal control over financial reporting includes those policies and procedures that:

1.	pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the Company;

2.	provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the Company are being made only in accordance with authorizations of management and directors of the Company; and

3.	provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the Company’s assets that could have a material effect on the financial statements.

38

Because of the inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Management assessed the effectiveness of the Company’s internal control over financial reporting as of December 31, 2010. In making this assessment, management used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission in Internal Control—Integrated Framework. Based on such assessment and those criteria, management believes that the Company maintained effective internal control over financial reporting as of December 31, 2010.

(c) Changes in Internal Control Over Financial Reporting. There have not been any changes in the Company’s internal control over financial reporting during the fiscal fourth quarter ended December 31, 2010 that have materially affected, or are reasonably likely to materially affect, the Company’s internal control over financial reporting.

39

(d) Report of Independent Registered Public Accounting Firm

Item 9B.	Other Information.

PART III

The information required by Part III will be incorporated by reference into this Form 10-K from the Registrant’s Definitive Proxy Statement to be filed pursuant to Regulation 14A within 120 days after the end of the Registrant’s fiscal year covered by this Form 10-K.

40

PART IV

Item 15.	Exhibits, Financial Statement Schedules.

(a)(1) Financial Statements

The response to this item is submitted in a separate section of this report.

(a)(3) Exhibits

Exhibit Nos.	Description
3.1	Amended and Restated Certificate of Incorporation, dated May 7, 2003 (1)
3.1.1*	Certificate of Amendment of Amended and Restated Certificate of Incorporation, dated May 7, 2003
3.1.2	Certificate of Amendment of Certificate of Incorporation, dated May 5, 2004 (2)
3.1.3*	Certificate of Amendment of Certificate of Incorporation, dated June 12, 2007
3.1.4*	Certificate of Amendment of Certificate of Incorporation, dated December 14, 2007
3.1.2	Certificate of Amendment of Amended and Restated Certificate of Incorporation, dated December 1, 2009 (3)
3.2	Amended and Restated By-Laws (4)
4.1	Certificate of Designations, dated May 15, 2007, for 10% Senior Redeemable Convertible Preferred Stock of the Company (5)
4.1.1	Certificate of Correction to Certificate of Designations, dated February 26, 2008 (11)
4.2	Form of Placement Agent Warrant (6)
4.3	Form of Investor Registration Rights Agreement (6)
4.4	Form of Warrant, dated as of September 26, 2006, from Company to Bernard National Senior Funding, Ltd. and Drawbridge Special Opportunities Fund LP (7)
4.5	Indenture, dated May 15, 2007, among the Company, each of Dune Operating Company and Vaquero Partners LLC, as guarantors, and The Bank of New York, as trustee and collateral agent (5)
4.6	First Supplement to Indenture dated as of December 30, 2008 (12)
4.7	Form of Global 10 1/2% Senior Secured Exchange Note due 2012 (11)
10.1	Employment Agreement, dated April 17, 2007, between the Company and James A. Watt (8)
10.1.1	Amended and Restated Employment Agreement, dated as of December 30, 2008 between the Company and James A. Watt (12)
10.1.2	Employment Agreement, dated as of October 1, 2009, between the Company and James A. Watt (13)
10.2	Employment Agreement, dated as of February 16, 2010, between the Company and Alan Gaines (15)
10.3	Restricted Stock Agreement, dated April 17, 2007, between the Company and James A. Watt (8)
10.3.1	Restricted Stock Agreement (Performance Based), dated October 1, 2009, between the Company and James A. Watt (14)
10.3.2	Restricted Stock Agreement (Time-Vesting), dated October 1, 2009, between the Company and James A. Watt (14)
10.4	Restricted Stock Agreement, dated April 17, 2007, between the Company and Alan Gaines (8)
10.5	Restricted Stock Agreement, dated April 17, 2007, between the Company and Frank T. Smith, Jr. (8)
10.5.1	Restricted Stock Agreement (Performance Based), dated October 1, 2009, between the Company and Frank T. Smith, Jr. (14)
10.5.2	Restricted Stock Agreement (Time-Vesting), dated October 1, 2009, between the Company and Frank T. Smith, Jr. (15)
10.6	Dune Energy, Inc. 2007 Stock Incentive Plan (21)
10.7*	Form of Grant Agreement under Dune Energy, Inc. 2007 Stock Incentive Plan

41

Exhibit Nos.	Description
10.8	Stock Purchase and Sale Agreement dated effective April 13, 2007 between the Company and Goldking Energy Holdings, L.P. (8)
10.9	Form of Registration Rights Agreement (8)
10.10	Purchase Agreement dated as of May 1, 2007 between the Company and Jefferies & Company, Inc. (10)
10.11	Notes Registration Rights Agreement, dated May 15, 2007, between the Company and Jefferies & Company, Inc. (5)
10.12	Preferred Stock Registration Rights Agreement, dated May 15, 2007, between the Company and Jefferies & Company, Inc. (5)
10.13	Security Agreement, dated May 15, 2007, among The Bank of New York, as collateral agent, and each of the Company, Goldking Operating Company and Vaquero Partners LLC, as grantors, and Dune Operating Company and Goldking Energy Corporation, as guarantors (5)
10.14	Intercreditor Agreement, dated May 15, 2007, among Wells Fargo Foothills, Inc., The Bank of New York and the Company, among others named therein (5)
10.15	Credit Agreement dated May 15, 2007 among the Company, its subsidiaries named therein as borrowers, its subsidiaries named therein as guarantors, certain lenders named therein and Wells Fargo Foothill, Inc., as arranger and administrative agent (5)
10.16	First Amendment to Credit Agreement dated as of August 4, 2008 (13)
10.17	Second Amendment to Credit Agreement, dated as of July 7, 2009 (17)
10.18	Third Amendment to Credit Agreement, dated as of March 23, 2010 (18)
10.19*	Fourth Amendment to Credit Agreement, dated as of May 21, 2010
10.20	Fifth Amendment to Credit Agreement, dated as of June 25, 2010 (16)
10.21	Sixth Amendment to Credit Agreement, dated as of September 30, 2010 (19)
10.22	Amended and Restated Credit Agreement, dated December 7, 2010, by and among Dune Energy, Inc. and each of its subsidiaries that are identified o the signature pages thereto as borrowers, as Borrowers, each of its subsidiaries that are identified in the signature pages thereto as guarantors, as Guarantors, the lenders that are signatories thereto, as the Lenders and Wells Fargo Capital Finance, Inc., as Administrative Agent. (20)
10.22.1*	First Amendment to Amended and Restated Credit Agreement and Waiver dated as of December 7, 2010
10.23	1992 ISDA Master Agreement, together with Schedule, dated May 15, 2007 among Wells Fargo Foothill, Inc. and the Company (5)
10.24	Purchase and Sale Agreement, dated as of May 28, 2010, between Dune Properties, Inc., as Seller, and Texas Petroleum Investment Company, as Buyer(16)
14.1	Code of Conduct and Ethics(11)
21.1*	List of Subsidiaries
23.1*	Consent of DeGolyer and MacNaughton, independent petroleum engineers
31.1*	Certification of Chief Executive Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002
31.2*	Certification of Chief Financial Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002
32.1*	Certification pursuant to 18 U.S.C. 1350, adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, by Chief Executive Officer
32.2*	Certification pursuant to 18 U.S.C. 1350, adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, by Chief Financial Officer
99.1*	Reserve Report Of Independent Engineer

*	Indicates filed herewith
(1)	Previously filed as an exhibit to the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2002, and incorporated by reference herein.

42

(2)	Previously filed as an exhibit to the Company’s Report on Form 10-Q for the quarterly period ended March 31, 2007, and incorporated by reference herein.
(3)	Previously filed as an exhibit to the Company’s Report on Form 8-K, filed December 1, 2009, and incorporated by reference herein.
(4)	Previously filed as an exhibit to the Company’s Report on Form 8-K, filed on July 12, 2010, and incorporated by reference herein.
(5)	Previously filed as an exhibit to the Company’s Report on Form 8-K, filed May 21, 2007, and incorporated by reference herein.
(6)	Previously filed as an exhibit to the Company’s Annual Report on Form 10-KSB for year ended December 31, 2006, and incorporated by reference herein.
(7)	Previously filed as an exhibit to the Company’s Report on Form 8-K, filed on September 28, 2006, and incorporated by reference herein.
(8)	Previously filed as an exhibit to the Company’s Report on Form 8-K, filed April 18, 2007, and incorporated by reference herein.
(9)	Previously filed as an exhibit to the Company’s Report on Form 8-K filed on July 24, 2006, and incorporated by reference herein.
(10)	Previously filed as an exhibit to the Company’s Report on Form 8-K, filed May 4, 2007, and incorporated by reference herein.
(11)	Previously filed as an exhibit to the Company’s Report on Form 10-K filed on March 10, 2008, and incorporated by reference herein.
(12)	Previously filed as an exhibit to the Company’s Report on Form 8-K filed on December 30, 2008, and incorporated by reference herein.
(13)	Previously filed as an exhibit to the Company’s Report on Form 10-Q for the quarterly period ended June 30, 2008, and incorporated by reference herein.
(14)	Previously filed as an exhibit to the Company’s Report on Form 8-K filed on October 5, 2009, and incorporated by reference herein.
(15)	Previously filed as an exhibit to the Company’s Report on Form 8-K filed on February 18, 2010, and incorporated by reference herein.
(16)	Previously filed as an exhibit to the Company’s Report on Form 8-K filed on June 30, 2010, and incorporated by reference herein.
(17)	Previously filed as an exhibit to the Company’s Report on Form 8-K filed on July 9, 2009, and incorporated by reference herein.
(18)	Previously filed as an exhibit to the Company’s Annual Report on Form 10-K filed on March 25, 2010, and incorporated by reference herein.
(19)	Previously filed as an exhibit to the Company’s Report on Form 8-K filed on October 15, 2010, and incorporated by reference herein.
(20)	Previously filed as an exhibit to the Company’s Report on Form 8-K filed on December 10, 2010, and incorporated by reference herein.
(21)	Previously filed as Exhibit B to the Company’s Information Statement on Schedule 14C filed on November 20, 2001, and incorporated by reference herein.

43

DUNE ENERGY INC.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of

Dune Energy, Inc

Houston, Texas

We have audited the accompanying consolidated balance sheets of Dune Energy, Inc (a Delaware Corporation) as of December 31, 2010 and 2009, and the related consolidated statements of operations, shareholders’ equity (deficit), and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Dune Energy, Inc as of December 31, 2010 and 2009 and the results of its operations and cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

See Note 13 for the details of the subsequent restructuring plan.

/s/ MaloneBailey, LLP

www.malonebailey.com

Houston, Texas

March 3, 2011, except for Note 13 related to the restructuring plan, which is December 2, 2011

Dune Energy, Inc.

Consolidated Balance Sheets

	December 31,
	2010	2009
ASSETS
Current assets:
Cash	$23,670,192	$15,053,571
Restricted cash	15,753,441	—
Accounts receivable	9,862,849	15,026,945
Assets held for resale	—	36,526,883
Prepayments and other current assets	2,542,624	2,724,666

Total current assets	51,829,106	69,332,065

Oil and gas properties, using successful efforts accounting—proved	526,760,643	541,705,920
Less accumulated depreciation, depletion, amortization and impairment	(294,566,739)	(245,531,157)

Net oil and gas properties	232,193,904	296,174,763

Property and equipment, net of accumulated depreciation of $2,817,158 and $2,247,220	527,357	1,215,123
Deferred financing costs, net of accumulated amortization of $1,456,592 and $1,565,280	786,087	1,026,445
Other assets	12,049,829	4,427,826

	13,363,273	6,669,394

TOTAL ASSETS	$297,386,283	$372,176,222

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$6,953,863	$11,760,370
Accrued liabilities	13,367,402	21,656,922
Derivative liability	—	1,596,545
Short-term debt	1,395,237	1,579,308
Preferred stock dividend payable	2,206,000	1,985,000

Total current liabilities	23,922,502	38,578,145
Long-term debt, net of discount of $4,781,310 and $7,737,553	335,218,690	316,262,447
Other long-term liabilities	12,548,062	17,640,000

Total liabilities	371,689,254	372,480,592

Commitments and contingencies	—	—
Redeemable convertible preferred stock, net of discount of $4,964,014 and $7,205,812, liquidation preference of $1,000 per share, 750,000 shares designated, 207,912 and 192,050 shares issued and outstanding	202,947,986	184,844,188
STOCKHOLDERS’ EQUITY (DEFICIT)
Preferred stock, $.001 par value, 1,000,000 shares authorized, 250,000 shares undesignated, no shares issued and outstanding	—	—
Common stock, $.001 par value, 300,000,000 shares authorized, 41,912,723 and 39,801,796 shares issued and outstanding	41,912	39,802
Treasury stock, at cost (128,388 and 68,089 shares)	(62,920)	(48,642)
Additional paid-in capital	81,040,691	97,600,721
Accumulated deficit	(358,270,640)	(282,740,439)

Total stockholders’ equity (deficit)	(277,250,957)	(185,148,558)

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	$297,386,283	$372,176,222

See summary of significant accounting policies and notes to consolidated financial statements.

Dune Energy, Inc.

Consolidated Statements of Operations

	For the Year Ended December 31,
	2010	2009
Revenues	$64,188,647	$52,244,513

Operating expenses:
Lease operating expense and production taxes	25,612,598	28,426,868
Accretion of asset retirement obligation	1,822,959	1,599,555
Depletion, depreciation and amortization	27,054,118	30,039,263
General and administrative expense	11,156,379	14,321,383
Impairment of oil and gas properties	34,562,104	2,874,000

Total operating expense	100,208,158	77,261,069

Operating loss	(36,019,511)	(25,016,556)

Other income(expense):
Interest income	4,067	45,054
Interest expense	(37,424,038)	(35,192,809)
Gain (loss) on derivative liabilities	1,382,938	(2,780,933)

Total other income(expense)	(36,037,033)	(37,928,688)

Loss on continuing operations	(72,056,544)	(62,945,244)
Income (loss) on discontinued operations	(3,473,657)	3,813,803

Net loss	(75,530,201)	(59,131,441)
Preferred stock dividend	(26,418,537)	(36,727,085)

Net loss available to common shareholders	$(101,948,738)	$(95,858,526)

Net loss per share:
Basic and diluted from continuing operations	$(2.43)	$(3.58)
Basic and diluted from discontinued operations	(0.09)	0.14

Total basic and diluted	$(2.52)	$(3.44)

Weighted average shares outstanding:
Basic and diluted	40,457,296	27,846,561
Comprehensive loss:
Net loss	$(75,530,201)	$(59,131,441)
Other comprehensive income	—	3,709,177

Comprehensive loss	$(75,530,201)	$(55,422,264)

See summary of significant accounting policies and notes to consolidated financial statements.

Dune Energy, Inc.

Consolidated Statements of Cash Flows

	For the Year Ended December 31,
	2010	2009
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(75,530,201)	$(59,131,441)
Adjustments to reconcile net loss to net cash used in operating activities:
Loss (income) from discontinued operations	3,473,657	(3,813,803)
Depletion, depreciation and amortization	27,054,118	30,039,263
Amortization of deferred financing costs and debt discount	5,060,064	3,250,872
Stock-based compensation	1,766,880	4,145,712
Impairment of oil and gas properties	34,562,104	2,874,000
Accretion of asset retirement obligation	1,822,959	1,599,555
Loss (gain) on derivative liabilities	(1,596,545)	9,506,580
Changes in:
Accounts receivable	5,906,957	(774,980)
Prepayments and other assets	182,042	931,379
Payments made to settle asset retirement obligations	(1,617,300)	(594,476)
Accounts payable and accrue liabilities	(13,302,050)	(8,261,725)

NET CASH PROVIDED BY (USED IN) CONTINUING OPERATIONS	(12,217,315)	(20,229,064)
NET CASH PROVIDED BY DISCONTINUED OPERATIONS	2,857,240	9,172,706

NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES	(9,360,075)	(11,056,358)

CASH FLOWS FROM INVESTING ACTIVITIES
Investment in proved and unproved properties	(1,950,956)	(12,932,109)
Increase in restricted cash	(23,753,441)	—
Purchase (disposal) of furniture and fixtures	2,651	(4,452)
Decrease in other assets	377,997	1,077,419

NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES— CONTINUING OPERATIONS	(25,323,749)	(11,859,142)
NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES—DISCONTINUED OPERATIONS	29,347,980	(1,088,070)

NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES	4,024,231	(12,947,212)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from long-term debt	40,000,000	24,000,000
Proceeds from short-term debt	15,594,556	2,030,539
Increase in loan costs	(1,863,464)	—
Payments on short-term debt	(39,778,627)	(2,464,930)

NET CASH PROVIDED BY FINANCING ACTIVITIES	13,952,465	23,565,609

NET CHANGE IN CASH BALANCE	8,616,621	(437,961)
Cash balance at beginning of period	15,053,571	15,491,532

Cash balance at end of period	$23,670,192	$15,053,571

SUPPLEMENTAL DISCLOSURES
Interest paid	$32,093,632	$31,881,106
Income taxes paid	—	—
NON-CASH INVESTING AND FINANCING DISCLOSURES
Redeemable convertible preferred stock dividends	$24,176,739	$34,752,970
Asset retirement obligation revision	(5,010,246)	1,256,447
Accretion of discount on preferred stock	2,241,800	1,974,115
Common stock issued for conversion of preferred stock	8,016,000	71,547,000

See summary of significant accounting policies and notes to consolidated financial statements.

Dune Energy, Inc.

Consolidated Statements of Changes in Stockholders’ Equity (Deficit)

Years ended December 31, 2010 and 2009

					Additional Paid-In Capital	Accumulated Other Comprehensive Loss	Accumulated Deficit	Total Stockholders’ Equity (Deficit)
	Common Stock		Treasury Stock
	Shares	Amount	Shares	Amount
Balance at December 31, 2008	19,225,816	$19,226	(6,802)	$(8,332)	$50,232,715	$(3,709,177)	$(223,608,998)	$(177,074,566)
Conversion of preferred stock	19,167,799	19,169			71,527,831			71,547,000
Purchase of treasury stock			(61,287)	(40,310)				(40,310)
Amortization and reclass of OCI						3,709,177		3,709,177
Restricted stock issued	1,431,480	1,430			(1,430)			—
Restricted stock cancelled	(23,299)	(23)			23			—
Stock-based compensation					4,145,712			4,145,712
Preferred stock dividends					(26,330,015)			(26,330,015)
Accretion of discount on preferred stock					(1,974,115)			(1,974,115)
Net loss							(59,131,441)	(59,131,441)

Balance at December 31, 2009	39,801,796	39,802	(68,089)	(48,642)	97,600,721	—	(282,740,439)	(185,148,558)
Conversion of preferred stock	1,341,316	1,341			8,014,659			8,016,000
Purchase of treasury stock			(60,299)	(14,278)				(14,278)
Restricted stock issued	943,345	943			(943)			—
Restricted stock cancelled	(173,734)	(174)			174			—
Stock-based compensation					1,766,880			1,766,880
Preferred stock dividends					(24,099,000)			(24,099,000)
Accretion of discount on preferred stock					(2,241,800)			(2,241,800)
Net loss							(75,530,201)	(75,530,201)

Balance at December 31, 2010	41,912,723	$41,912	(128,388)	$(62,920)	$81,040,691	$—	$(358,270,640)	$(277,250,957)

See summary of significant accounting policies and notes to consolidated financial statements.

DUNE ENERGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of operations and organization

Dune Energy, Inc., a Delaware corporation (“Dune” or the “Company”), is an independent energy company that was formed in 1998. Since May 2004, Dune has been engaged in the exploration, development, exploitation and production of oil and natural gas. Dune sells its oil and gas products primarily to domestic pipelines and refineries. Its operations are presently focused in the states of Texas and Louisiana.

Consolidation

The accompanying consolidated financial statements include all accounts of Dune and its subsidiaries. All significant inter-company balances and transactions have been eliminated in consolidation.

Reclassifications and Adjustments

Certain prior year amounts in the consolidated financials statements have been reclassified to conform to the fiscal 2010 presentation. All historical share and per share data in the consolidated financial statements and notes thereto have been restated to give retroactive recognition of the 1-for-5 reverse stock split. In the consolidated statements of stockholders’ equity, for all periods presented, the par value of the reduced shares was reclassified to additional paid-in-capital from common stock. See Note 4 for additional information regarding the reverse stock split.

Oil and gas properties

Dune follows the successful efforts method of accounting for its investment in oil and gas properties. The unit-of-production method of depreciation, depletion and amortization of oil and gas properties under the successful efforts method of accounting is applied pursuant to the simple multiplication of units produced by the costs per unit on a field by field basis. Leasehold cost per unit is calculated by dividing the total cost by the estimated total proved oil and gas reserves associated with that field. Well cost per unit is calculated by dividing the total cost by the estimated total proved developed oil and gas reserves associated with that field. The volumes or units produced and asset costs are known and while the proved reserves have a high probability of recoverability, they are based on estimates that are subject to some variability. Amortization expense amounted to $26,369,002, and $29,173,192 for the years ended December 31, 2010 and 2009, respectively.

We test for impairment of our properties based on estimates of proved reserves. Proved oil and gas properties are reviewed for impairment whenever events or circumstances indicate that the carrying amount may not be recoverable. We estimate the future undiscounted cash flows of the affected properties to judge the recoverability of the carrying amounts. Initially this analysis is based on proved reserves. However, when we believe that a property contains oil and gas reserves that do not meet the defined parameters of proved reserves, an appropriately risk adjusted amount of these reserves may be included in the impairment evaluation. These reserves are subject to much greater risk of ultimate recovery. An asset would be impaired if the undiscounted cash flows were less than its carrying value. Impairments are measured by the amount by which the carrying value exceeds its fair value.

Impairment analysis is performed on an ongoing basis. In addition to using estimates of oil and gas reserve volumes in conducting impairment analysis, it is also necessary to estimate future oil and gas prices and costs, considering all available evidence at the date of review. The impairment evaluation triggers include a significant long-term decrease in current and projected prices or reserve volumes, an accumulation of project costs significantly in excess of the amount originally expected and historical and current negative operating losses. Although we evaluate future oil and gas prices as part of the impairment analysis, we do not view short-term decreases in prices, even if significant, as impairment triggering events.

During the years ended December 31, 2010 and 2009, the Company impaired its oil and gas properties by $34,562,104 and $2,874,000, respectively, which are reflected in the accompanying consolidated statements of operations. The 2009 impairment was primarily isolated to one non-core Wyoming field which did not perform as anticipated when the well was completed. The 2010 impairment consists primarily of expired drilling and leasehold costs on two fields and poor performance on four other fields.

Properties not subject to amortization consist of exploration and development costs which are evaluated on a property-by-property basis. There were no material costs not subject to amortization as of December 31, 2010 and 2009.

Asset Retirement Obligation

The Company follows FASB ASC 410 – Asset Retirement and Environmental Obligations which requires entities to record the fair value of a liability for legal obligations associated with the retirement obligations of tangible long-lived assets in the period in which it is incurred. This standard requires the Company to record a liability for the fair value of the dismantlement and plugging and abandonment costs excluding salvage values. When the liability is initially recorded, the entity increases the carrying amount of the related long-lived asset. Over time, accretion of the liability is recognized each period and the capitalized cost is amortized over the useful life of the related asset. Upon settlement of the liability, an entity either settles the obligation for its recorded amount or incurs a gain or loss upon settlement.

Concentrations of credit risk and allowance

Substantially all of the Company’s receivables are due from oil and natural gas purchasers. The Company sold 82% of its oil and natural gas production to two customers in 2010 and 79% of its oil and natural gas production to two customers in 2009. Historically, credit losses incurred on receivables of the Company have not been significant.

The Company maintains an allowance for doubtful accounts on trade receivables equal to amounts estimated to be uncollectible. This estimate is based upon historical collection experience combined with a specific review of each customer’s outstanding trade receivable balance. Dune established a reserve for doubtful accounts related to the revenue receivable from American Natural Energy Corp. (“ANEC”) of $396,629 in 2007. This balance was included in a transaction with ANEC during 2009 and is no longer reserved. Management believes that the allowance for doubtful accounts is adequate; however, actual write-offs may exceed the recorded allowance.

The Company maintains its cash in bank deposit accounts which, at times, may exceed federally insured limits. Accounts are guaranteed by the Federal Deposit Insurance Corporation (“FDIC”) up to $250,000 in 2010 and 2009. At December 31, 2010 and December 31, 2009, the Company had approximately $47,671,278 and $16,666,103, respectively, in excess of FDIC insured limits. The Company has not experienced any losses in such accounts.

Revenue recognition

Dune records oil and gas revenues following the entitlement method of accounting for production in which any excess amount received above Dune’s share is treated as a liability. If less than Dune’s share is received, the underproduction is recorded as an asset. Dune did not have an imbalance position in terms of volumes or values at December 31, 2010 or 2009.

Cash and cash equivalents

Cash and cash equivalents include cash in banks and highly liquid investments which mature within three months of the date of purchase.

Restricted cash

Restricted cash balances include money held in escrow and originated on December 7, 2010 in association with the Wayzata Credit Agreement. It includes $8 million to cash collateralize P&A bonds through a bonding agent which is classified as other assets in the consolidated financial statements. There is also $15.75 million held in escrow to cover the June 2011 bond interest payment which is recorded as a current asset in the consolidated financial statements.

Use of estimates

The preparation of these financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates.

The most critical estimate we make is the engineering estimate of proved oil and gas reserves. This estimate affects the application of the successful efforts method of accounting, the calculation of depreciation, depletion and amortization of oil and gas properties and the estimate of the impairment of our oil and gas properties. It also affects the estimated lives used to determine asset retirement obligations. In addition, the estimates of proved oil and gas reserves are the basis for the related standardized measure of discounted future net cash flows.

Property and equipment

Property and equipment is valued at cost. Depreciation is computed using the straight-line method over estimated useful lives of 3 to 5 years. Additions are capitalized and maintenance and repairs are charged to expense as incurred. Gains and losses on dispositions of equipment are reflected in other income.

Deferred financing costs

In connection with debt financing, Dune incurs fees recorded as deferred financing costs. These costs are amortized over the life of the loans using the straight-line method which approximates the effective interest method as the principal amounts on the debt financings are due at maturity.

During 2010, the Company incurred additional fees associated with the WF Agreement of $1.6 million. These fees along with unamortized deferred financing costs related to the WF Agreement were expensed as a result of the December 7, 2010 Amended and Restated Credit Agreement with Wayzata. Additionally, financing costs of $229,803 were incurred in conjunction with the new agreement and are being amortized over the life of the loan.

Amortization expense of deferred financing costs and debt discount for the year ended December 31, 2010 and 2009 amounted to $5,060,064 and $3,250,872, respectively.

Long-lived assets

Long-lived assets including investments to be held and used or disposed of other than by sale are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. When required, impairment losses on assets to be held and used or disposed of other than by sale are recognized based on the fair value of the asset. Long-lived assets to be disposed of by sale are reported at the lower of the asset’s carrying amount or fair value less cost to sell.

Derivatives

The Company follows the provisions of FASB ASC 815—Derivatives and Hedging. The statement requires the accounting recognition of all derivative instruments as either assets or liabilities at fair value. Under the provisions of the statement, the Company may or may not elect to designate a derivative instrument as a hedge against changes in the fair value of an asset or a liability (“a fair value hedge”) or against exposure to variability in expected future cash flows (a “cash flow hedge”).

Effective January 1, 2008, the Company discontinued, prospectively, the designation of its derivatives as cash flow hedges. The net derivative loss related to discontinued cash flow hedges, as of December 31, 2007, continued to be reported in accumulated other comprehensive loss through December 31, 2009 and were charged to loss as the volumes underlying the cash flow hedges were realized. Associated with the Wayzata Credit Agreement dated December 7, 2010, the Company was no longer required to hedge and all hedge balances were settled.

Stock-based compensation

The Company follows the provisions of FASB ASC 718 – Stock Compensation. The statement requires all stock-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values on the date of grant.

Income taxes

Dune accounts for income taxes pursuant to FASB ASC 740 – Income Taxes, which requires recognition of deferred income tax liabilities and assets for the expected future tax consequences of events that have been recognized in the financial statements or tax returns. The Company provides for deferred taxes on temporary differences between the financial statements and tax basis of assets using the enacted tax rates that are expected to apply to taxable income when the temporary differences are expected to reverse.

FASB ASC-740 establishes a more-likely-than-not threshold for recognizing the benefits of tax return positions in the financial statements. Also, the statement implements a process for measuring those tax positions which meet the recognition threshold of being ultimately sustained upon examination by the taxing authorities. There are no uncertain tax positions taken by the Company on its tax returns. The Company files tax returns in the US and states in which it has operations and is subject to taxation. Tax years subsequent to 2006 remain open to examination by U.S. federal and state tax jurisdictions.

Loss per share

Basic earnings per share amounts are calculated based on the weighted average number of shares of common stock outstanding during each period. Diluted earnings per share is based on the weighted average numbers of shares of common stock outstanding for the periods, including dilutive effects of stock options, warrants granted and convertible preferred stock. Dilutive options and warrants that are issued during a period or that expire or are canceled during a period are reflected in the computations for the time they were outstanding during the periods being reported. Since Dune has incurred losses for all periods, the impact of the common stock equivalents would be antidilutive and therefore are not included in the calculation.

Fair value of financial instruments

The Company’s financial instruments consist of cash, receivables, payables and long-term debt. The carrying amount of cash, receivables and payables approximates fair value because of the short-term nature of these items. The carrying amount of long-term debt approximates fair value due to the relationship between the interest rate on long-term debt and the Company’s incremental risk adjusted borrowing rate.

Impact of recently issued accounting standards

In January 2010, the FASB issued FASB Accounting Standards Update (ASU) No. 2010-03 Oil and Gas Estimations and Disclosures (ASU 2010-03). This update aligns the current oil and natural gas reserve estimation and disclosure requirements of the Extractive Industries Oil and Gas topic of the FASB Accounting Standards Codification (ASC Topic 932) with the changes required by the SEC final rule ASC 2010-03, as discussed above. ASU 2010-03 expands the disclosures required for equity method investments, revises the definition of oil and natural gas-producing activities to include nontraditional resources in reserves unless not intended to be upgraded into synthetic oil or natural gas, amends the definition of proved oil and natural gas reserves to require 12-month average pricing in estimating reserves, amends and adds definitions in the Master Glossary that is used in estimating proved oil and natural gas quantities and provides guidance on geographic area with respect to disclosure of information about significant reserves. ASU 2010-03 must be applied prospectively as a change in accounting principle that is inseparable from a change in accounting estimate and is effective for entities with annual reporting periods ending on or after a change in accounting estimate and is effective for entities with annual reporting periods ending on or after December 31, 2009. The impact on the Company’s operating results, financial position and cash flows has been recorded in the financial statements.

NOTE 2—DEBT FINANCING

Wells Fargo Foothill Credit Agreement

On May 15, 2007, Dune entered into a credit agreement among it, each of Dune’s subsidiaries named therein as borrowers, each of Dune’s subsidiaries named therein as guarantors, certain lenders and Wells Fargo Capital Finance, Inc. formerly Wells Fargo Foothill (“Wells Fargo”), as arranger and administrative agent (the “WF Agreement”). On December 7, 2010, Wells Fargo assigned to Wayzata Opportunities Fund II, L.P. (“Wayzata”) its rights, obligations and commitment under this Credit Agreement with Dune. In connection with this assignment, the Company as a borrower entered into the Amended and Restated Credit Agreement (the “Credit Agreement”) with Wayzata as the sole lender and Wells Fargo as the administrative agent. The Credit Agreement is a $40 million term loan facility which will mature on March 15, 2012. Pursuant to the Credit Agreement, (i) interest is 15% per annum which is due and payable, in arrears, on the first day of each month at any time that obligations are outstanding and (ii) if any or all of the $40 million term loan is prepaid (whether mandatory or voluntary prepayment) on or prior to November 15, 2011, the Company shall owe a prepayment premium equal to 10% of the principal amount prepaid.

As security for its obligations under the Credit Agreement, Dune and certain of its operating subsidiaries continue to grant Agent a security interest in and a first priority lien on all of its oil and gas properties and certain deposit accounts. In addition, its subsidiary, Dune Operating Company has guaranteed the obligations.

The Credit Agreement also continues to contain various covenants that limit the Company’s ability to: incur indebtedness; dispose of assets; grant certain liens; enter into certain swaps; make certain investments; prepay any subordinated debt; merge, consolidate, recapitalize, consolidate or allow any material change in the character of our business; enter into farm-out agreements; enter into forward sales; enter into agreements which (i) warrant production of hydrocarbons (other than permitted hedges) and (ii) shall not allow gas imbalances, take-or-pay or other prepayment with respect to its oil and gas properties; and enter into certain marketing activities.

The Credit Agreement modifies the definition of Change in Control to mean (i) that any “person” or “group”, other than Permitted Holders or Wayzata and its Affiliates, becomes the beneficial owner, directly or indirectly, of 35%, or more, of the stock of the Company having the right to vote for the election of members of the Board of Directors, (ii) that a majority of the members of the Board of Directors do not constitute continuing Directors, (iii) that the Company ceases to own and control, directly or indirectly, 100% of the outstanding Stock of each other Loan Party, (iv) either James Watt or Frank Smith shall cease to be involved in the day to day operations and management of the business of the Company, and a successor reasonably acceptable to Agent and Lenders is not appointed on terms reasonably acceptable to Agent and Lenders within 60 days of such cessation of involvement, or (v) any “Change of Control” or similar term, as defined in the Second Secured Debt Documents.

The Credit Agreement no longer contains covenants relating to minimum EBITDA and net hydrocarbon production, as well as no requirement to hedge. Instead, the Credit Agreement has a new financial covenant that requires Dune to maintain the following ratio: the total present value of future net revenues discounted at 10% of the proved developed reserves must be greater than two (2) times the value of the face amount of the term loan.

If an event of default exists under the Credit Agreement, the Lenders will be able to accelerate the maturity of the Credit Agreement and exercise other rights and remedies. Each of the following would continue to be an event of default: failure to pay any principal when due or any reimbursement amount, interest, fees or other amount within certain grace periods; a representation or warranty is proven to be incorrect when made; failure to perform or otherwise comply with the covenants, including, but not limited to maintenance of (i) required cash management activities and (ii) the Interest reserve account, or conditions contained in the Credit Agreement or other loan documents, subject, in certain instances, to certain grace periods; default by the Company on the payment of any other indebtedness or results in the third party’s right to accelerate the maturity of such indebtedness; bankruptcy or insolvency events involving the Company or any of its subsidiaries; the loan documents cease to be in full force and effect; our failing to create a valid lien, except in limited circumstances; the occurrence of a Change in Control; the entry of, and failure to pay or have stayed pending appeal, one or more adverse judgments in excess of an aggregate amount of $5.0 million or more.

Prior to the December 7, 2010 assignment, the Company’s activities under the Credit Agreement included an outstanding balance under the Revolver Commitment of $24 million at December 31, 2009. These borrowings were repaid in the second quarter of 2010. Additional borrowings of $8 million were incurred and repaid in the fourth quarter of 2010. Interest rates on these borrowings ranged from 2% to 8.25%.

Additionally, prior to the December 7, 2010 assignment, standby letters of credit for P&A bonds were issued amounting to $8.5 million at December 31, 2009. Fees associated with these letters of credit ranged from 1.75% to 3.5%. As a result of the December 7, 2010 assignment, these standby letters of credit were taken down as the Company cash collateralized these obligations through a bonding agent and reduced the obligation to $8 million at December 31, 2010.

On March 1, 2011, the Amended and Restated Credit Agreement dated December 7, 2010 was amended, effective as of December 7, 2010, to permit “the repurchase or other acquisition by Parent of shares of common Stock of Parent from employees, former employees, directors or former directors of Parent or its Subsidiaries or permitted transferees of such employees, former employees, directors or former directors), in each case pursuant to the terms of the agreements (including employment agreements) or plans (or amendments thereto) or other arrangements approved by the Board of Directors of the Parent under which such shares were granted, issued or sold; provided, that (A) no Default or Event of Default has occurred and is continuing or would exist after giving effect to such repurchase or other acquisition, and (B) the aggregate amount of all such repurchases and other acquisitions following the Restatement Date shall not exceed $500,000.” This amendment also waived any misrepresentation that may have inadvertently arisen as a result of such repurchases prior to the date of the amendment.

Senior Secured Notes

On May 15, 2007, Dune sold to Jefferies & Company, Inc. $300 million aggregate principal amount of 10 1/2% Senior Secured Notes due 2012 (“Senior Secured Notes”) at a purchase price of $285 million. The Senior Secured Notes, bearing interest at the rate of 10 1/2 % per annum, were issued under that certain indenture, dated

May 15, 2007, among Dune, the guarantors named therein, and The Bank of New York Trust Company NA, as trustee (the “Indenture”). The Indenture contains customary representations and warranties by the Company as well as typical restrictive covenants whereby Dune has agreed, among other things, to limitations to incurrence of additional indebtedness, declaration of dividends, issuance of capital stock, sale of assets and corporate reorganizations.

The Senior Secured Notes are subject to redemption by Dune (i) during the twelve-month period beginning June 1, 2010, at a repurchase price equal to 105.25% of the aggregate principal amount plus accrued interest, and (ii) after June 1, 2011, at a repurchase price equal to 100% of the aggregate principal amount plus accrued interest. Holders of the Senior Secured Notes may put such notes to the Company for repurchase, at a repurchase price of 101% of the principal amount plus accrued interest, upon a change in control as defined in the Indenture.

The Senior Secured Notes are secured by a lien on substantially all of Dune’s assets, including without limitation, those oil and gas leasehold interests located in Texas and Louisiana held by Dune’s operating subsidiaries. The Senior Secured Notes are unconditionally guaranteed on a senior secured basis by each of Dune’s existing and future domestic subsidiaries. The collateral securing the Senior Secured Notes is subject to, and made subordinate to, the lien granted to Wayzata under the Credit Agreement.

The debt discount is being amortized over the life of the notes using the effective interest method. Amortization expense associated with the debt discount amounted to $2,956,243 and $2,655,660 and is included in interest expense in the consolidated statements of operations for the years ended December 31, 2010 and 2009, respectively.

NOTE 3—REDEEMABLE CONVERTIBLE PREFERRED STOCK

During the quarter ended June 30, 2007, Dune sold to Jefferies and Company, Inc. pursuant to the Purchase Agreement dated May 1, 2007, 216,000 shares of its Senior Redeemable Convertible Preferred Stock (“Preferred Stock”) for gross proceeds of $216 million less a discount of $12.3 million yielding net proceeds of $203.7 million. As provided in the Certificate of Designations, the Preferred Stock has a liquidation preference of $1,000 per share and a dividend at a rate of 12% per annum, payable quarterly, at the option of Dune, in additional shares of Preferred Stock, shares of common stock (subject to the satisfaction of certain conditions) or cash.

The conversion price of the Preferred Stock is subject to adjustment and may be adjusted upon the occurrence of a fundamental change as defined in the Certificate of Designations. In the event a holder of Dune’s Preferred Stock elected to convert such shares prior to June 1, 2010, then such holder was entitled to a make whole premium consisting of the present value of all dividends on the Preferred Stock as if paid in cash from the date of conversion through June 10, 2010, computed using a discount rate equal to the reinvestment yield (as defined in the Certificate of Designations). Dune could elect to pay this amount in cash or shares of its common stock. Should the Company elect to make such payment in shares of its common stock, then such share will be valued at a 10% discount to the volume weighted average price of the Company’s common stock for the 10 trading days preceding any such conversion. The equity ownership of holders of Dune’s common stock could be significantly diluted. The Preferred Stock is redeemable at the option of the holder on December 1, 2012 and subject to the terms of any of the Company’s indebtedness or upon a change of control. In the event Dune fails to redeem shares of Preferred Stock “put” to Dune by a holder, then the conversion price shall be lowered and the dividend rate increased. After December 1, 2012, Dune may redeem shares of Preferred Stock. The Company analyzed the adjustment of the conversion right and the make whole premium for derivative accounting under FASB ASC 815—Derivatives and Hedges and determined that it was not applicable to either provision.

The Preferred Stock discount is deemed a Preferred Stock dividend and is being amortized over five years using the effective interest method and is charged to additional paid-in capital as the Company has a deficit balance in retained earnings. Charges to additional paid-in capital for the years ended December 31, 2010 and 2009 amounted to $2,241,798 and $1,974,115, respectively.

During the years ended December 31, 2010 and 2009, holders of 8,016 and 71,547 shares of the Preferred Stock converted their shares into 1,341,316 and 19,167,921 shares of common stock, respectively. This amount includes 425,206 and 10,990,849 shares, respectively that the Company elected to issue to pay make whole premiums. Shares issued to satisfy the make whole premiums were deemed a Preferred Stock dividend for accounting purposes and increased the Preferred Stock dividend by $77,739 and $8,422,953, respectively.

During the years ended December 31, 2010 and 2009, Dune paid dividends on the Preferred Stock in the amount of $23,878,000 and $26,792,000, respectively. In lieu of cash, the Company elected to issue 23,878 and 26,792 additional shares of Preferred Stock, respectively.

NOTE 4 —REVERSE STOCK SPLIT

On November 30, 2009, the Company’s stockholders approved a 1-for-5 reverse stock split. The reverse stock split was effective at the opening of trading on December 2, 2009. As a result of the reverse stock split, every five shares of the Company that a stockholder owned were converted into one share of the Company, thus reducing the number of outstanding shares of common stock from approximately 185.5 million shares to 37.1 million shares as of the close of business on December 1, 2009. Following the reverse stock split, the Company continues to have 300 million authorized shares of common stock. Notwithstanding the reverse stock split, each shareholder continued to hold the same percentage of the Company’s outstanding common shares immediately following the reverse stock split as was held immediately prior to the split, except for fractional shares. Fractional shares created as a result of the reverse stock split were rounded up to the nearest whole share.

All share and per share amounts were restated to reflect the 1-for-5 reverse stock split. This reverse stock split resulted in the reduction of 148.4 million issued and outstanding shares of common stock. It was accounted for by the transfer of $148,400 from common stock to additional paid-in capital, which is the amount equal to the par value of the reduced shares affected by the reverse stock split.

NOTE 5—HEDGING ACTIVITIES

In accordance with a requirement of the WF Agreement, Dune and its operating subsidiaries entered into a Swap Agreement with Wells Fargo. The WF Agreement provided that Dune put in place, on a rolling six month basis, separate swap hedges, as adjusted from time to time as specified therein, with respect to notional volumes of not less than 50% and not more than 80% of the estimated aggregate production from (i) Proved Developed Producing Reserves (as defined in the WF Agreement) and (ii) estimated drilling by Dune and its subsidiaries with respect to each of crude oil and natural gas.

Effective January 1, 2008, the Company discontinued, prospectively, the designation of its derivatives as cash flow hedges. The net derivative loss related to discontinued cash flow hedges, as of December 31, 2007, continued to be reported in accumulated other comprehensive loss through December 31, 2009 and were charged to loss as the volumes underlying the cash flow hedges were realized.

Associated with the Credit Agreement dated December 7, 2010, the Company is no longer required to hedge and all hedge balances were settled. Prior to this event, Dune accounted for its production hedge derivative instruments as defined in FASB ASC 815-Derivatives and Hedging. Accordingly, the Company designated derivative instruments as fair value hedges and recognized gain or losses in current earnings.

For the year ended December 31, 2010, Dune recorded a gain on the derivatives of $1,382,938, composed of an unrealized gain on changes in mark-to-market valuations of $1,596,544 and a realized loss on cash settlements of ($213,606). For the year ended December 31, 2009, Dune recorded a loss on derivatives of ($2,780,933), composed of an unrealized loss on changes in mark-to-market of ($9,506,580) and a realized gain on cash settlements of $6,725,647.

NOTE 6—COMMITMENTS AND CONTINGENCIES

The Company, as an owner or lessee and operator of oil and gas properties, is subject to various federal, state and local laws and regulations relating to discharge of materials into, and protection of, the environment.

These laws and regulations may, among other things, impose liability on the lessee under an oil and gas lease for the cost of pollution clean-up resulting from operations and subject the lessee to liability for pollution damages. In some instances, the Company may be directed to suspend or cease operations in the affected area. Dune maintains insurance coverage, which it believes is customary in the industry, although Dune is not fully insured against all environmental risks.

In connection with the acquisition of Goldking Energy Holdings L.P., the Company inherited an environmental contingency which after conducting its due diligence and subsequent testing believes is the responsibility of third parties. However, federal and state regulators have determined Dune is the responsible party for clean up of this area. Dune has maintained a passive maintenance of this site since it was first discovered after Hurricane Katrina. Costs to date of approximately $1,100,000 have been covered by the Company’s insurance minus the standard deductibles. The Company still feels other parties have the primary responsibility for this occurrence but is committed to working with various state and federal authorities on resolution of this issue. At this time no estimate of the final cost of remediation of this site can be determined or if the Company’s insurance will continue to cover clean up costs or if the Company can be successful in proving the other parties should be primarily responsible for the cost of remediation.

The Company has a long-term operating lease agreement for its corporate offices that expires September 30, 2011. Under the terms of the lease agreement, the Company received a build out allowance that is being amortized to expense over the term of the lease. In October 2007, the Company amended its lease agreement to expand the leased office space. The lease term for the additional space also expires on September 30, 2011. Rent expense for the years ended December 31, 2010 and 2009 was $0.8 million and $0.8 million, respectively.

Minimum rentals for each of the five years subsequent to December 31, 2010 are as follows (in thousands):

Amount
2011	$609
2012	—
2013	—
2014	—
2015	—

$609

NOTE 7—RESTRICTED STOCK, STOCK OPTIONS AND WARRANTS

The Company utilizes restricted stock, stock options and warrants to compensate employees, officers, directors and consultants. Total stock-based compensation expense including options, warrants and restricted stock was $1,766,880 and $4,145,712 for the years ended December 31, 2010 and 2009, respectively.

The 2007 Stock Incentive Plan, which was approved by Dune’s shareholders, authorizes the issuance of up to 3,200,000 shares of common stock for issuance to employees, officers and non-employee directors. The Plan is administered by Dune’s Compensation Committee. The following is a description of restricted stock awards under the plan at December 31, 2010:

•	248,591 shares awarded on December 17, 2007 to employees and non-employee directors, which shares are fully vested.

•	105,412 shares awarded on March 13, 2008 to certain officers having elected to receive shares in lieu of cash for a portion of their respective bonuses, which shares are fully vested.

•	622,700 shares awarded on August 1, 2008 to employees and non-employee directors, which shares vest over the three years from grant date.

•

450,000 shares awarded on October 1, 2009 to certain executive officers of which 301,500 shares vest of three years from grant date and 148,500 shares vest in accordance with certain performance-based criteria.

•	573,780 shares awarded on December 31, 2009 to employees, officers and non-employee directors, which shares vest over the three years from grant date.

•	938,900 shares awarded on November 18, 2010 to employees, officers and non-employee directors, which shares vest over the three years from grant date.

•	4,445 shares awarded on December 30, 2010 to certain employees having elected to receive shares in lieu of cash for a portion of their respective bonuses, which vested on the grant date.

The following table reflects the vesting activity associated with the restricted stock awards as of December 31, 2010:

Grant Date	Shares Awarded	Shares Cancelled	Shares Vested	Shares Unvested
December 17, 2007	248,591	(71,471)	(177,120)	—
March 13, 2008	105,412	—	(105,412)	—
August 1, 2008	622,700	(106,829)	(374,006)	141,865
October 1, 2009	450,000	—	(100,499)	349,501
December 31, 2009	573,780	(109,600)	(163,921)	300,259
November 18, 2010	938,900	—	—	938,900
December 30, 2010	4,445	—	(4,445)	—

	2,943,828	(287,900)	(925,403)	1,730,525

Common shares available to be awarded at December 31, 2010 are as follows:

Total shares authorized	3,200,000
Total shares issued	(2,943,828)
Total shares cancelled	287,900

Total shares available	544,072

A summary of stock option transactions follows:

	Options	Weighted Average Price
Outstanding as of December 31, 2008	556,000	10.50
Granted	—	—
Cancelled	(5,000)	(4.25)
Exercised	—	—

Outstanding as of December 31, 2009	551,000	10.56
Granted	—	—
Cancelled	(341,000)	(11.26)
Exercised	—	—

Outstanding as of December 31, 2010	210,000	$9.43

Options outstanding and exercisable at December 31, 2010 are as follows:

Exercise Price	Number of Shares	Remaining Life	Intrinsic Value (In-the-money) Options
7.50	10,000	.7 years	—
9.35	100,000	1.3 years	—
9.70	100,000	1.1 years	—

	210,000		$—

A summary of stock warrant transactions follows:

	Warrants	Weighted Average Price
Outstanding as of December 31, 2008	356,500	11.20
Granted	—	—
Cancelled	—	—
Exercised	—	—

Outstanding as of December 31, 2009	356,500	11.20
Granted	—	—
Cancelled	(64,865)	(9.25)
Exercised	—	—

Outstanding as of December 31, 2010	291,635	$10.76

Warrants outstanding and their relative exercise price at December 31, 2010 are as follows:

Exercise Price	Number of Shares	Remaining Life	Intrinsic Value (In-the-money) Warrants
6.75	111,635	4.8 years	$—
13.25	180,000	.1 years	—

	291,635		$—

NOTE 8—INCOME TAXES

Dune operates through its various subsidiaries in the United States (“U.S.”); accordingly, federal and state income taxes have been provided based upon the tax laws and rates of the U.S. as they apply to Dune’s current ownership structure.

Dune accounts for income taxes pursuant to Accounting Standards Codification No. 740, Accounting for Income Taxes, which requires recognition of deferred income tax liabilities and assets for the expected future tax consequences of events that have been recognized in Dune’s financial statements or tax returns. Dune provides for deferred taxes on temporary differences between the financial statements and tax basis of assets using the enacted tax rates that are expected to apply to taxable income when the temporary differences are expected to reverse.

Dune adopted FASB ASC 740-10, effective January 1, 2007. Dune recognizes interest and penalties related to unrecognized tax benefits within the provision for income taxes on continuing tax benefits. There are no unrecognized tax benefits that if recognized would affect the tax rate. There was no interest or penalties recognized as of the date of adoption or for the twelve months ended December 31, 2010. The Company files tax returns in the U.S. and states in which it has operations and is subject to taxation. Tax years subsequent to 2006 remain open to examination by taxing authorities.

Dune’s effective tax rate for continuing operations for the twelve months ended December 31, 2010 and 2009 was approximately 0% and 0%, respectively. The decrease in the tax rate is due primarily to the impairment of assets and the establishment of a valuation allowance, as further described below.

Prior to 2007, the Company’s taxes were subject to a full valuation allowance. During 2007 the Company acquired the stock of Goldking and was required to step-up the book basis of its oil and gas properties while using carryover cost basis for tax purposes. As a result, the Company has significant deferred tax liabilities in excess of its deferred tax assets. At that time, management determined that a valuation allowance was not necessary as the realization of its acquired deferred tax assets was more likely than not.

During the twelve months ended December 31, 2010 and 2009, the Company incurred a significant impairment loss of its oil and gas properties. As a result, the Company is in a position of cumulative reporting losses for the current and preceding reporting periods. The volatility of energy prices and uncertainty of when energy prices may rebound is uncertain and not readily determinable by our management. At this date, this general fact pattern does not allow us to project sufficient sources of future taxable income to offset our tax loss carry forwards and net deferred tax assets in the U.S. for both federal and state taxes. Under the current circumstances, it is management’s opinion that the realization of these tax attributes does not reach the “more likely than not criteria” under ASC 740. Accordingly, the Company has established a valuation allowance of $67,222,621 and $46,965,106 at December 31, 2010 and 2009, respectfully against its U.S. net deferred tax assets relating to continuing operations.

The income tax provision differs from the amount of income tax determined by applying the Federal Income Tax Rate to pre-tax income from continuing operations for the years ended December 31, 2010 and 2009 due to the following:

	Year ended December 31,
	2010	2009
	(in thousands)
Computed “expected” tax expense (benefit)	$(26,436)	$(20,696)
Non-deductible expenses	5	3
State taxes, net of benefit	—	—
Return to accrual adjustment	(6,173)	(182)
Other	—	1,299
Valuation allowance	32,604	19,576

Income tax expense (benefit)	$—	$—

Deferred tax assets at December 31, 2010 and 2009 are comprised primarily of net operating loss carry forwards and book impairment from write downs of assets. Deferred tax liabilities consist primarily of the difference between book and tax basis depreciation, depletion and amortization (DD&A). Book basis in excess of tax basis for oil and gas properties and equipment primarily results from differing methodologies for recording property costs and depreciation, depletion and amortization under United States generally accepted accounting principles and income tax reporting. Additionally, upon the acquisition of the stock of Goldking, deferred tax liabilities have resulted for the difference in fair market value of the oil and gas properties relative to their historical tax basis.

Following is a summary of deferred tax assets and liabilities:

	Year ended December 31,
	2010	2009
	(in thousands)
Current deferred tax assets:
State taxes	$—	$—
Unrealized gains/losses	—	—
Accrued Compensation	—	—
Loss on sale of Discontinued Operations	—	—
Derivative instruments	—	—

Total current deferred tax assets	—	—

Noncurrent deferred tax assets:
Oil and gas property and equipment (Book DD&A)	62,000	52,501
Asset retirement obligation	1,019	1,585
Book impairment of assets	73,236	61,136
Share based compensation	6,574	5,956
Loss carry forwards	114,892	113,105
Other oil and gas property related	2,517	2,532
Deferred state tax benefit	—	28
Unrealized gain/losses	51	50
Other	—	32

Total noncurrent deferred tax assets	260,289	236,925

Total deferred tax assets	260,289	236,925

Current deferred tax liability	—	—
Noncurrent deferred tax liabilities:
Property and equipment (Tax DD&A)	50,421	45,620
Deferred tax on acquisition	72,239	72,309
Deferred state tax obligation	—	—
Unrealized Gains/Losses	—	—
Oil and gas exploration and development operations	68,374	70,070
Loss on Discontinued Operations	—	—
Asset retirement obligation	2,032	2,032
Other	—	—

Total noncurrent deferred tax liabilities	193,066	190,031

Total deferred tax liabilities	193,066	190,031
Net deferred tax assets (liabilities)	67,223	46,894
Valuation allowance	(67,223)	(46,894)

Net deferred income tax asset (liability)	$—	$—

At December 31, 2010 the Company has U.S. tax loss carry forwards of approximately $328.3 which will expire in various amounts beginning in 2020 through 2030.

The Company has determined that as a result of the acquisition of all the outstanding stock of Goldking, a change of control pursuant to Section 382 of the Internal Revenue Code of 1986 occurred at the Goldking level. As a result, the Company will be limited to utilizing approximately $13.5 million of Goldking’s U.S. net operating losses (“NOL’s”) to offset taxable income generated by the Company during the tax year ended December 31, 2010, and expects similar dollar limits in future years until the acquired U.S. NOL’s are either completely exhausted or expire unutilized.

NOTE 9—ASSET RETIREMENT OBLIGATION

Changes in the Company’s asset retirement obligations were as follows:

	Year Ended December 31,
	2010	2009
Asset retirement obligations, beginning of period	$17,552,762	$15,239,967
Liabilities related to property sales	(200,113)	—
Revisions in estimated liabilities	(5,010,246)	1,307,716
Abandonment costs	(1,617,300)	(594,476)
Accretion expense	1,822,959	1,599,555

Asset retirement obligations, end of period	$12,548,062	$17,552,762

The Company maintains an escrow agreement that has been established for the purpose of assuring maintenance and administration of a performance bond which secures certain plugging and abandonment obligations assumed by the Company in the acquisition of oil and gas properties from EnerVest, Ltd. At December 31, 2010 and 2009, the amount of the escrow account totaled $2,252,352 and $2,252,352, respectively and included with other assets.

NOTE 10—DISCONTINUED OPERATIONS

On June 30, 2010, Dune consummated the sale of the South Florence field located in Vermilion Parish, Louisiana. The disposition of the South Florence Properties allowed the Company to repay all outstanding borrowings under the WF Agreement and to invest in new assets or fund maintenance, repair or improvement of existing properties and assets. The effective date of the sale was May 1, 2010.

Consideration received by the Company for the South Florence Properties aggregated $29,189,243, consisting of the purchase price of $30 million, as adjusted to account for the sale of hydrocarbons and various related costs, expenses and charges incurred between the execution and the Purchase and Sale Agreement and completion of the sale.

In conjunction with the sale of these assets, the Company recognized a loss of $5,014,397 to write down the related carrying amounts to their fair value plus the cost to sell. The assets of the discontinued operations, consisting of net oil and gas properties, are presented separately under the caption “Assets held for sale” in the accompanying consolidated financial statements at December 31, 2009.

Pursuant to accounting rules for discontinuing operations, Dune has classified 2010 and prior reporting periods to present the activity related to the South Florence Properties as a discontinued operation. Discontinued operations for the years ended December 31, 2010 and 2009 are summarized as follows:

	Year ended December 31,
	2010	2009
Revenues	$4,372,648	$12,628,742
Costs and expenses:
Lease operating expense	1,329,475	3,456,036
Depletion, depreciation and amortization	1,502,433	5,358,903
Impairment on asset	5,014,397	—

Total operating expense	7,846,305	8,814,939

Income (loss) from discontinued operations	$(3,473,657)	$3,813,803

Production:
Oil (bbl)	38,474	151,642
Gas (mcf)	254,537	826,057
Total (mcfe)	485,381	1,735,909

NOTE 11—FAIR VALUE MEASUREMENTS

Dune follows FASB ASC 820-10-05—Fair Value Measurements and Disclosures for financial assets and liabilities measured on a recurring basis. The statement applies to all financial assets and financial liabilities that are being measured and reported on a fair value basis. As defined in the statement, fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (exit price). The statement requires disclosure that establishes a framework for measuring fair value and expands disclosure about fair value measurements. It requires fair value measurements be classified and disclosed in one of the following categories:

Level 1	Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities. We consider active markets as those in which transactions for the assets or liabilities occur in sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2	Quoted prices in markets that are not active or inputs which are observable, either directly or indirectly, for substantially the full term of the asset or liability. This category includes those derivative instruments that we value using observable market data. Substantially all of these inputs are observable in the marketplace throughout the full term of the derivative instrument, can be derived from observable data or supported by observable levels at which transactions are executed in the marketplace. Instruments in this category include non-exchange traded derivatives such as over-the-counter commodity price swaps, investments and interest rate swaps.

Level 3	Measured based on prices or valuation models that require inputs that are both significant to the fair value measurement and less observable from objective sources (i.e. supported by little or no market activity). Our valuation models are primarily industry-standard models that consider various inputs including: (a) quoted forward prices for commodities, (b) time value, (c) volatility factors and (d) current market and contractual prices for the underlying instruments, as well as other relevant economic measures. Level 3 instruments primarily include derivative instruments, such as basic swaps, commodity price collars and floors, as well as investments. Although we utilize third party broker quotes to assess the reasonableness of our prices and valuation techniques, we do not have sufficient corroborating market evidence to support classifying these assets and liabilities as Level 2.

As required by FASB ASC 820-10-05, financial assets and liabilities are classified based on the lowest level of input that is significant to the fair value measurement. Our assessment of the significance of a particular input to the fair value measurement requires judgment and may affect the valuation of the fair value of assets and liabilities and their placement within the fair value hierarchy levels.

As a result of the Company liquidating its hedge positions on December 7, 2010, there are no significant financial assets or liabilities that require fair value measurement disclosure at December 31, 2010.

The following table summarizes the valuation of our investments and financial instruments by FASB ASC 820-10-05 pricing levels as of December 31, 2009:

	Fair Value Measurements at December 31, 2009 Using
	Level 1	Level 2	Level 3	Total
Oil and gas derivative assets	$—	$—	$—	$—
Oil and gas derivative liabilities	—	(1,596,545)	—	(1,596,545)

Total	$—	$(1,596,545)	$—	$(1,596,545)

NOTE 12—SUPPLEMENTAL OIL AND GAS INFORMATION (UNAUDITED)

There are numerous uncertainties inherent in estimating quantities of proved crude oil and natural gas reserves. Crude oil and natural gas reserve engineering is a subjective process of estimating underground accumulations of crude oil and natural gas that cannot be precisely measured. The accuracy of any reserve estimate is a function of the quality of available data and of engineering and geological interpretation and judgment.

The Company retained Degolyer and MacNaughton, independent third-party reserve engineers, to perform an independent evaluation of proved, possible and probable reserves as of December 31, 2010. Results of drilling, testing and production subsequent to the date of the estimates may justify revision of such estimates. Accordingly, reserve estimates are often different from the quantities of crude oil and natural gas that are ultimately recovered. All of the Company’s reserves are located in the United States.

Reserves

Total reserves are classified by degree of proof as proved, probable, or possible. These classifications are in accordance with the reserves definitions of Rules 4-10(a) (1)-(32) of Regulation S-X of the SEC. Reserves are judged to be economically producible in future years from known reservoirs under existing economic and operating conditions and assuming continuation of current regulatory practices using conventional production methods and equipment. A description of reserve classifications are as follows:

Proved oil and gas reserves—Proved oil and gas reserves are those quantities of oil and gas which by analysis of geoscience and engineering data can be estimated with reasonable certainty to be economically producible – from a given date forward, from known reservoirs and under existing economic conditions, operating methods and government regulation—prior to the time at which contracts providing the right to operate expire, unless evidence indicates that renewal is reasonably certain, regardless of whether deterministic or probabilistic methods are used for the estimation. The project to extract the hydrocarbons must have commenced or the operator must be reasonably certain that it will commence the project within a reasonable time.

Probable reserves—Probable reserves are those additional reserves that are less certain to be recovered than proved reserves but which, together with proved reserves, are as likely as not to be recovered. When deterministic methods are used, it is as likely as not that actual remaining quantities recovered will exceed the sum of estimated proved plus probable reserves. When probabilistic methods are used, there should be at least a 50% probability that the actual quantities recovered will equal or exceed the proved plus probable reserves estimates.

Possible reserves—Possible reserves are those additional reserves that are less certain to be recovered than probable reserves. When deterministic methods are used, the total quantities ultimately recovered from a project have a low probability of exceeding proved plus probable plus possible reserves. When probabilistic methods are used, there should be at least a 10% probability that the total quantities ultimately recovered will equal or exceed the proved plus probable plus possible reserves estimates.

The following reserve schedule was developed by the Company’s reserve engineers and sets forth the changes in estimated quantities for total reserves of the Company during the year ended December 31, 2010 and 2009:

	Year Ended December 31,
	2010			2009
TOTAL RESERVES AS OF:	Oil (Mbbls)	Gas (Mmcf)	Total Mmcfe	Oil (Mbbls)	Gas (Mmcf)	Total Mmcfe
Beginning of the period	7,187	62,355	105,475	8,199	83,807	132,998
Revisions of previous estimates	433	(4,761)	(2,162)	(394)	(18,941)	(21,304)
Extensions and discoveries	—	—	—	455	2,779	5,508
Production	(623)	(4,048)	(7,788)	(724)	(5,177)	(9,522)
Sale of minerals in place	(1,305)	(4,992)	(12,822)	(349)	(113)	(2,205)

Total proved reserves	5,692	48,554	82,703	7,187	62,355	105,475
Total probable reserves	465	2,723	5,512	425	4,041	6,591
Total possible reserves	1	3,257	3,263	44	6,779	7,043

Total reserves	6,158	54,534	91,478	7,656	73,175	119,109

Total proved developed reserves	3,715	32,134	54,424	4,940	42,504	72,144

Revisions of previous estimates consist of:

	2010			2009
	Oil (Mbbls)	Gas (Mmcf)	Total (Mmcfe)	Oil (Mbbls)	Gas (Mmcf)	Total (Mmcfe)
Price changes	630	7,132	10,912	(30)	(297)	(477)
Performance changes	(197)	(11,893)	(13,074)	(364)	(18,644)	(20,827)

	433	(4,761)	(2,162)	(394)	(18,941)	(21,304)

Significant reserve changes were noted in certain categories and are explained below:

•	Revisions of previous estimates:

2010—The major component of the downward revision of 2.2 Bcfe in reserves pertains to the Bayou Couba field. In 2010, the Company decided not to sidetrack the Exxon Fee #5 and 4.6 Bcfe in reserves were written off. The remaining 2.4 Bcfe of upward revisions occurred across several fields consisting of positive and negative revisions on individual wells.

2009—There were two major components of the downward revisions of 21.3 Bcfe in reserves. First, the Chocolate Bayou field experienced an 8.3 Bcfe negative revision due to unexpected water breakthrough on the Wieting #30. Second, the North Broussard field declined 10.6 Bcfe due to revisions in PUD’s from 3D seismic interpretation. The remaining 2.4 Bcfe of negative revisions occurred across several fields consisting of positive and negative revisions on individual wells.

Proved Undeveloped Reserves

The Company’s proved undeveloped reserves decreased from 2009 to 2010 by 306 Mbbls of oil and 3,451 Mmcf of gas primarily associated with the decision not to sidetrack the Exxon Fee #5 well. As a result of this decision the acreage associated with the well expired and the PUD reserves and value were eliminated. The percentage of proved undeveloped reserves increased to 34% in 2010 from 32% in 2009. During 2010 the Company invested in PUD conversions in the Chocolate Bayou field and the Live Oak field with an investment of $1.8 million and $1.4 million, respectively.

The Company intends to continue investing in converting its inventory of PUD locations to proved developed locations.

Costs incurred in Oil and Gas Activities

Costs incurred in connection with the Company’s crude oil and natural gas acquisition, exploration and development activities for each of the years are shown below:

	Year Ended December 31,
	2010	2009
	(in thousands)
Unproved property costs	$—	$477
Development costs	8,755	13,543
ARO Costs	1,617	594

Total consolidated operations	$10,372	$14,614

Asset retirement obligation (non-cash)	$(5,010)	$1,256

Aggregate Capitalized Costs

Aggregate capitalized costs relating to the Company’s crude oil and natural gas producing activities, including asset retirement costs and related accumulated depreciation, depletion and amortization are as follows:

	Year Ended December 31,
	2010	2009
	(in thousands)
Proved oil and gas properties	$526,761	$541,706
Accumulated DD&A	(294,567)	(245,531)

Net capitalized costs	$232,194	$296,175

Standardized Measure of Discounted Future Net Cash Flows Relating to Proved Oil and Gas Reserves

The following information is based on the Company’s best estimate of the required data for the Standardized Measure of Discounted Future Net Cash Flows as of December 31, 2010 and 2009 in accordance with FASB ASC 932—Disclosures about Oil and Gas Producing Activities which requires the use of a 10% discount rate. This information is not the fair market value, nor does it represent the expected present value of future cash flows of the Company’s proved oil and gas reserves.

	Year Ended December 31,
	2010	2009
	(in thousands)
Future cash inflows	$674,756	$675,053
Future production costs (1)	(244,185)	(238,961)
Future development costs	(87,102)	(100,112)
Future income tax expense	—	—

Future net cash flows	343,469	335,980
10% annual discount for estimated timing of cash flows	(128,939)	(123,679)

Standardized measure of discounted future net cash flows at the end of the year	$214,530	$212,301

(1)	Production costs include oil and gas operations expense, production and ad valorem taxes, transportation costs and general and administrative expense supporting the Company’s oil and gas operations.

Future cash inflows are computed by applying year-end prices, adjusted for location and quality differentials on a property-by-property basis, to year-end quantities of proved reserves, except in those instances where fixed and determinable price changes are provided by contractual arrangements at year-end. The discounted future cash flow estimates do not include the effects of the Company’s derivative instruments. See the following table for average prices:

	December 31,
	2010	2009
Average crude oil price (per Bbl)	$76.05	$58.05
Average natural gas price (per Mcf)	$4.38	$4.14

Future production and development costs, which include dismantlement and restoration expense, are computed by estimating the expenditures to be incurred in developing and producing the Company’s proved crude oil and natural gas reserves at the end of the year, based on the year-end costs, and assuming continuation of existing economic conditions.

Future development costs include $22.9 million, $14.3 million and $7.7 million – that the Company expects to spend in 2011, 2012 and 2013, respectively, to develop proved non-producing and proved undeveloped reserves.

Future income tax expenses are computed by applying the appropriate year-end statutory tax rates to the estimated future pretax net cash flows relating to the Company’s proved crude oil and natural gas reserves, less the tax basis of the properties involved. The future income tax expenses give effect to tax credits and allowances but do not reflect the impact of general and administrative costs and exploration expenses of ongoing operations relating to the Company’s proved crude oil and natural gas reserves.

Sources of Changes in Discounted Future Net Cash Flows

Principal changes in the aggregate standardized measure of discounted future net cash flows attributable to the Company’s proved crude oil and natural gas reserves, as required by FASB ASC 932-235, at year end are set forth in the table below:

	Year Ended December 31,
	2010	2009
Standardized measure of discounted future net cash flows at the beginning of the year	$212,301	$283,636
Extensions, discoveries and improved recovery	—	14,391
Revisions of previous quantity estimates	(33,726)	(55,660)
Changes in estimated future development costs	1,648	12,350
Sale of minerals in place	(24,581)	(3,719)
Net changes in prices and production costs	83,469	(38,807)
Accretion of discount	10,559	13,902
Sales of oil and gas produced, net of production costs	(41,619)	(32,991)
Development costs incurred during the period	6,479	9,653
Net Change in income taxes	—	9,546

Standardized measure of discounted future net cash flows at the end of the year	$214,530	$212,301

NOTE 13—SUBSEQUENT EVENT

Pursuant to FASB ASC 855, we have evaluated all events or transactions that occurred from January 1, 2011 through March 3, 2011, the date of issuance of the audited consolidated financial statements. During this period we did not have any material recognizable subsequent events, except as disclosed below:

Subsequent to December 31, 2010, holders of 44,239 shares of Preferred Stock converted their shares into approximately 5,055,898 shares of common stock.

On October 7, 2011, the Company announced that it has entered into a restructuring plan support agreement with noteholders (the “supporting noteholders”) who together hold approximately 90% of the aggregate principal amount of Dune’s outstanding 10- 1/2% Senior Secured Notes due 2012 (the “notes”) as well as similar restructuring plan support agreement with a holder (the “supporting preferred stockholder”) of approximately 64% of Dune’s issued and outstanding 10% Senior Redeemable Convertible Preferred Stock (the “preferred stock”). Pursuant to the support agreement, which sets forth the terms of Dune’s capital restructuring plan, Dune intends to seek to eliminate all of the notes and the related cash interest expense, through consummation of an exchange offer to acquire all of the notes in exchange for a combination of Dune equity securities and either cash or new debt securities in an aggregate amount of $50 million (if the offer is fully subscribed). If fully subscribed, the exchange offer would result in the ownership of 97.25% of Dune’s common stock on a post-restructuring basis by the noteholders. The support agreements also contemplate conversion of all of the outstanding preferred stock into $4.0 million in cash and 1.5% of Dune’s common stock on a post-restructuring basis. In addition, the contemplated restructuring would result in Dune’s current common stockholders holding 1.25% of Dune’s common stock on a post-restructuring basis. Dune launched this out-of-court exchange offer on November 14, 2011.

As an alternative to the out-of-court exchange offer, Dune has also agreed in the support agreements to solicit consents from its noteholders to approve a prepackaged plan of reorganization in a bankruptcy proceeding (the “prepackaged plan”). In the event certain conditions to the exchange offer are not satisfied, Dune intends to pursue the prepackaged plan. If confirmed, the prepackaged plan would have principally the same effect as if 100% of the noteholders had tendered their notes in the exchange offer. If all conditions to consummating the exchange offer are satisfied, Dune will cease seeking support for the prepackaged plan.

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

DUNE ENERGY, INC.

Date: March 3, 2011	By:	/s/ JAMES A. WATT
James A. Watt
Chief Executive Officer

In accordance with the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant in the capacities indicated below on March 2, 2011.

Signature and Title

/S/ JAMES A. WATT
James A. Watt
Chief Executive Officer and Director

/S/ FRANK T. SMITH, JR.
Frank T. Smith, Jr.
Chief Financial Officer

/S/ ALAN GAINES
Alan Gaines
Chairman of the Board

/S/ RICHARD M. COHEN
Richard M. Cohen
Director and Secretary

/S/ STEVEN BARRENECHEA
Steven Barrenechea
Director

/S/ ALAN D. BELL
Alan D. Bell
Director

/S/ WILLIAM E. GREENWOOD
William E. Greenwood
Director

/S/ STEVEN M. SISSELMAN
Steven M. Sisselman

Exhibit 3.1.1

CERTIFICATE OF AMENDMENT

OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

IP FACTORY, INC.

IT IS HEREBY CERTIFIED THAT:

FIRST: The name of the corporation is IP Factory, Inc. (hereinafter called the “Corporation”).

SECOND: The Amended and Restated Certificate of Incorporation of the Corporation is hereby further amended by striking out Article First thereof and by substituting in lieu of said Article the following new Article:

“FIRST: The name of the corporation (hereinafter called the “Corporation”) is Dune Energy, Inc.”

THIRD: The amendment of the Amended and Restated Certificate of Incorporation herein certified has been duly adopted and written consent has been given in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment of Amended and Restated Certificate of Incorporation of the Corporation this 7th day of May 2003.

By:	/s/ Alan Gaines
Name:	Alan Gaines
Title:	President

Exhibit 3.1.3

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

DUNE ENERGY, INC.

IT IS HEREBY CERTIFIED THAT:

FIRST: The name of the corporation is Dune Energy, Inc. (hereinafter called the “Corporation”).

SECOND: The Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on November 20, 1998.

THIRD: The Certificate of Incorporation is hereby amended by striking out the first paragraph of Article Fourth thereof and by substituting in lieu of said paragraph of said Article the following new first paragraph:

“FOURTH: The total number of shares of stock which the corporation shall have authority to issue is two hundred and one million (201,000,000), of which two hundred million (200,000,000) shall be shares of Common Stock and one million (1,000,000) shall be shares of preferred stock. The par value of all of such shares is $0.001 per share.”

FOURTH: The amendment of the Certificate of Incorporation herein certified has been duly adopted and written consent has been given in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment of Certificate of Incorporation this 12th day of June, 2007.

By:	/s/ James A. Watt
Name:	James A. Watt
Title:	Chief Executive Officer

Exhibit 3.1.4

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

DUNE ENERGY, INC.

IT IS HEREBY CERTIFIED THAT:

FIRST: The name of the corporation is Dune Energy, Inc. (hereinafter called the “Corporation”).

SECOND: The Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on November 20, 1998.

THIRD: The Certificate of Incorporation is hereby amended by striking out the first paragraph of Article Fourth thereof and by substituting in lieu of said paragraph of said Article the following new first paragraph:

“FOURTH: The total number of shares of stock which the corporation shall have authority to issue is three hundred one million (301,000,000), of which three hundred million (300,000,000) shall be shares of Common Stock and one million (1,000,000) shall be shares of preferred stock. The par value of all of such shares is $0.001 per share.”

FOURTH: The amendment of the Certificate of Incorporation herein certified has been duly adopted and written consent has been given in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment of Certificate of Incorporation this 14th day of December, 2007.

By:	/s/ James A. Watt
Name:	James A. Watt
Title:	Chief Executive Officer

Exhibit 10.7

DUNE ENERGY, INC.

2007 STOCK INCENTIVE PLAN

RESTRICTED STOCK AGREEMENT

1. Agreement to Grant Restricted Shares. Subject to the provisions and conditions described in this agreement (the “Agreement”) and the Dune Energy, Inc. 2007 Stock Incentive Plan (as amended and in effect from time to time, the “Plan”), Dune Energy, Inc., a Delaware corporation (the “Company”), hereby agrees to grant to                         (“Participant”) all rights, title and interest in the record and beneficial ownership of                     shares (the “Restricted Shares”) of common stock, $.001 par value per share, of the Company (“Common Stock”). By execution of this Agreement, Participant agrees to be bound by all of the terms, provisions, conditions and limitations of the Plan as implemented by this Agreement, together with all rules and determinations from time to time issued by the Committee pursuant to the Plan. All capitalized terms not otherwise defined herein shall have the meanings set forth in the Plan, the terms of which are incorporated herein by reference.

2. Grant Date. The grant of such Restricted Shares shall be effective as of November 18, 2010 (the “Grant Date”).

3. Issuance and Transferability. Each certificate representing the shares of Restricted Stock awarded under the Plan shall be registered in the name of the Participant and, during the Restricted Period, shall be left in deposit with the Company and a stock power endorsed in blank until such time as the restrictions on transfer have lapsed. Any certificate or certificates representing shares of Restricted Stock shall bear a legend similar to the following:

“The shares represented by this certificate have been issued pursuant to the terms of the Dune Energy, Inc. 2007 Stock Incentive Plan (as amended and restated) and may not be sold, pledged, transferred, assigned or otherwise encumbered in any manner except as is set forth in the terms of such Plan or Award date November 18, 2010.”

Until all restrictions lapse, the Restricted Stock shall not be (i) assignable, saleable, or otherwise transferable by the Participant except by will or by the laws of descent and distribution or pursuant to a domestic relations order, or (ii) subject to any encumbrance, pledge or charge of any nature. Notwithstanding the foregoing, in the case of Participant’s death or Disability, Participant’s rights under this Agreement may be exercised by Participant’s legal guardian (if the Participant becomes Disabled) or Participant’s legal representative or beneficiary. The executor or administrator of the Participant’s estate, or the person or persons to whom the Participant’s rights under this Agreement will pass by will or the laws of descent or distribution, shall be deemed to be the Participant’s beneficiary or beneficiaries of the rights of the Participant hereunder and shall be entitled to exercise such rights as are provided hereunder. Any attempted transfer in violation of the Plan or this Agreement shall be void and ineffective for all purposes.

4. Risk of Forfeiture. Participant shall immediately forfeit all rights pursuant to this Agreement and to any nonvested portion of the Restricted Shares in the event of the Participant’s termination of Employment with the Company (or an Affiliate) under circumstances that do not cause such restrictions to lapse and the Participant to become fully vested under the terms of this Agreement. In the event the Participant is terminated for Cause, Participant shall forfeit all rights to Restricted Shares (nonvested portions) on 12.01 a.m. on the date of termination.

5. Repurchase & Recover Rights. The Company shall have the right to repurchase or recover such shares for the amount of cash paid therefore, if any, if (i) the Participant shall terminate Employment with the Company (or an Affiliate) prior to the lapse of such restrictions under circumstances that do not cause such restrictions to lapse and Participant to become fully vested or (ii) the Restricted Stock is forfeited by the Participant pursuant to the terms of the Agreement.

6. Vesting. Subject to Paragraphs 4 & 5 hereof and the terms of the Plan, Participant shall vest in all rights under the Restricted Shares and any rights of the Company to such shares shall lapse with respect to the Restricted Shares on the earlier of (i) the dates set forth below; (ii) the termination, removal or resignation of the Participant for any reason (except for Cause) within one (1) year after the effective date of a Change in Control, (iii) Participant’s Disability or (iv) Participant’s death. If not earlier vested, the Restricted Shares shall vest according to the following schedule, provided that the Participant is continuously employed by the Company (or an affiliate) from the Grant Date to the applicable vesting date:

Vesting Date	No. of Restricted Shares

November 18, 2011	(Shares 1/3)

November 18, 2012	(Shares 1/3)

November 18, 2013	(Shares 1/3)

Upon vesting of the Restricted Shares, the Committee shall issue and deliver to Participant a certificate for such shares without the legend set forth in Section 2 above for the number of shares that are no longer subject to such restrictions, terms and conditions, less the shares withheld for taxes, if such withholding is permitted pursuant to the Plan and at the sole discretion of the Committee.

7. Ownership Rights/Dividends. Subject to the reservations set forth in this Agreement, the Plan and Paragraph 9, upon Participant’s grant of the Restricted Shares, the Participant shall have all the rights of a stockholder with respect to such shares including the right to vote and the right to receive dividends or other distributions paid or made with respect to such shares. The Restricted Shares shall be registered in the name of the Participant and at the address set forth below the Participant’s signature attached hereto.

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8. Reorganization of the Company. The existence of this Agreement shall not affect in any way the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Company’s capital structure or its business; any merger or consolidation of the Company; any issue of bonds, debentures, preferred or prior preference stock ahead of or affecting the Restricted Shares or the rights thereof; the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

9. Certain Restrictions. By executing this Agreement, Participant acknowledges that he will enter into such written representations, warranties and agreements and execute such documents as the Company may reasonably request in order to comply with the securities law or any other applicable laws, rules or regulations, or with this document or the terms of the Plan.

10. No Guarantee of Employment. The grant of Restricted Stock shall not be construed as giving the Participant the right to be retained in the employ of the Company or any Affiliate. Further, the Company or any Affiliate may at any time dismiss the Participant from employment, free from any liability or any claim under the Plan or this Agreement, unless otherwise expressly provided in the Plan or this Agreement.

11. Withholding of Taxes. Any issuance of Common Stock pursuant to this Agreement shall not be made until appropriate arrangements satisfactory to the Company have been made for the payment of any tax amounts (federal, state, local or other) that may be required to be withheld or paid to the Company with respect thereto. Participant agrees that, if he makes an election under Section 83(b) of the Internal Revenue Code of 1986, as amended, with regard to the Restricted Shares, he will so notify the Company in writing within two (2) days after making such election, so as to enable the Company to timely comply with any applicable governmental reporting requirements.

12. No Guarantee of Tax Consequences. None of the Board, the Company nor the Committee makes any commitment or guarantee that any federal, state or local tax treatment will (or will not) apply or be available to any person eligible for the benefits under this Agreement.

13. Severability. In the event that any provision of the Agreement shall be held illegal, invalid, or unenforceable for any reason, such provision shall be construed or deemed amended to conform with the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Agreement, such provision shall be fully severable and shall not affect the remaining provisions of the Agreement, and the Agreement shall be construed and enforced as if the illegal, invalid, or unenforceable provision had never been included herein.

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14. Governing Law. This Agreement shall be determined in accordance with applicable federal law and the laws of the State of Delaware, without regard to any principles of conflicts of law.

IN WITNESS WHEREOF, the Agreement is executed this 1st day of December 2010.

COMPANY:

DUNE ENERGY, INC.

James A. Watt President & CEO

PARTICIPANT:

(Signature)

Date:

Address:

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Exhibit 10.19

FOURTH AMENDMENT TO

CREDIT AGREEMENT

FOURTH AMENDMENT, dated as of May 21, 2010 (this “Amendment”), to the Credit Agreement, dated as of May 15, 2007 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among the lenders identified on the signature pages thereof (such lenders, together with their respective successors and permitted assigns, are referred to hereinafter each individually as a “Lender” and collectively as the “Lenders”), Wells Fargo Capital Finance, Inc. (f/k/a Wells Fargo Foothill, Inc.), a California corporation, as the arranger and administrative agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, “Agent”), Dune Energy, Inc., a Delaware corporation (“Parent”), and each of Parent’s Subsidiaries identified on the signature pages thereof as a Borrower (such Subsidiaries, together with Parent, are referred to hereinafter each individually as a “Borrower”, and individually and collectively, jointly and severally, as the “Borrowers”), and each of Parent’s Subsidiaries identified on the signature pages thereof as a Guarantor (such Subsidiaries are referred to hereinafter each individually as a “Guarantor”, and individually and collectively, jointly and severally, as the “Guarantors”; and together with Borrowers, each a “Loan Party” and collectively, the “Loan Parties”).

WHEREAS, the Loan Parties, the Agent and the Lenders agree to modify the Credit Agreement on and subject to the terms set forth herein;

NOW THEREFORE, in consideration of the premises and other good and valuable consideration, the parties hereto hereby agree as follows:

1. Definitions. Any capitalized term used herein and not defined shall have the meaning assigned to it in the Credit Agreement.

2. Amendments.

(i) New Definitions. Schedule 1.1 of the Credit Agreement is hereby amended by adding the following definitions, in appropriate alphabetical order:

“Fourth Amendment” means the Fourth Amendment to Credit Agreement, dated as of May 21, 2010, among the Borrowers, the Guarantors, the Agent and the Lenders.”

“Fourth Amendment Effective Date” means the date on which the Fourth Amendment shall become effective in accordance with its terms.”

(iv) Section 5.23 (Title Work). Section 5.23 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“5.23 Title Work. No later than 60 days after the Fourth Amendment Effective Date, with respect to the Oil and Gas Properties of the Borrowers (other than the Comite and South Florence oil and gas fields), deliver to the Agent title information, including without limitation, title searches, title abstracts, title reports, and/or title opinions or updates to title opinions (together with reliance letters with respect to previously issued title opinions) setting forth a status of title satisfactory to Agent of such Oil and Gas Properties with respect to the Hydrocarbon Interests therein; provided, that such title work with respect to the Oil and Gas Properties of the Borrowers representing 70% of the PV-10 of the Proved Reserves of Borrowers as of the Fourth Amendment Effective Date must be completed no later than 30 days after the Fourth Amendment Effective Date.”

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(v) Section 6.16 (Financial Covenants). Section 6.16(a) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“(a) Minimum EBITDA. Fail to achieve EBITDA, measured on a month-end basis, of at least the required amount set forth in the following table for the applicable period set forth opposite thereto:

Applicable Amount	Applicable Period
$2.871,927	For the 1 month period ending February 28, 2010
$5,926,070	For the 2 month period ending March 31, 2010
$8,468,999	For the 3 month period ending April 30, 2010
$11,045,811	For the 4 month period ending May 31, 2010
$15,479,172	For the 5 month period ending June 30, 2010
$18,858,648	For the 6 month period ending July 31, 2010
$23,224,603	For the 7 month period ending August 31, 2010
$27,464,455	For the 8 month period ending September 30, 2010
$31,876,694	For the 9 month period ending October 31, 2010
$36,191,674	For the 10 month period ending November 30, 2010
$40,950,069	For the 11 month period ending December 31, 2010
$45,945,081	For the 12 month period ending January 31, 2011
$47,200,804	For the 12 month period ending February 28, 2011

3. Conditions to Effectiveness. The effectiveness of this Amendment is subject to the fulfillment, in a manner satisfactory to the Agent and the Lenders, of each of the following conditions precedent (the date such conditions are fulfilled or waived by the Agent and the Lenders is hereinafter referred to as the “Fourth Amendment Effective Date”):

(a) Representations and Warranties; No Event of Default. The representations and warranties herein, in Section 4 of the Credit Agreement and in each other Loan Document and certificate or other writing delivered to the Agent and the Lenders pursuant hereto on or prior to the Fourth Amendment Effective Date shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) after giving effect to this Amendment on and as of the Fourth Amendment Effective Date as though made on and as of such date (except to the extent such representations and warranties expressly relate to an earlier date), and no Default or Event of Default shall have occurred and be continuing on the Fourth Amendment Effective Date or would result from this Amendment becoming effective in accordance with its terms (except as expressly waived herein).

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(b) Execution of Amendment. The Agent and the Lenders shall have executed this Amendment and shall have received a counterpart to this Amendment, duly executed by the Borrowers and each Guarantor.

(c) Amendment Fee. Borrower shall have paid to the Agent, for its sole and separate account and not the account of any Lender, an amendment fee of $100,000 in immediately available funds. Such amendment fee shall be fully earned and non-refundable on the date hereof.

4. Representations and Warranties. Each of the Borrowers and the Guarantors represents and warrants as follows:

(a) The execution, delivery and performance by the Borrowers or such Guarantor of this Amendment (including, without limitation, Section 5) and the performance by the Borrowers or such Guarantor of the Credit Agreement, as amended hereby, have been duly authorized by all necessary action, and the Borrowers or such Guarantor has all requisite power, authority and legal right to execute, deliver and perform this Amendment (including, without limitation, Section 5) and to perform the Credit Agreement, as amended hereby.

(b) This Amendment and the Credit Agreement, as amended hereby, is a legal, valid and binding obligation of the Borrowers or such Guarantor, enforceable against the Borrowers or such Guarantor in accordance with the terms thereof, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally.

(c) The representations and warranties contained in Section 4 of the Credit Agreement are true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) after giving effect to this Amendment on and as of the Fourth Amendment Effective Date as though made on and as of the Fourth Amendment Effective Date (except to the extent such representations and warranties expressly relate to an earlier date), and no Event of Default or Default has occurred and is continuing on and as of the Fourth Amendment Effective Date, or would result from this Amendment becoming effective in accordance with its terms (except as expressly waived herein).

5. Release. Each of the Borrowers and the Guarantors may have certain Claims against the Released Parties, as those terms are defined below, regarding or relating to the Credit Agreement or the other Loan Documents. The Agent, the Lenders, the Borrowers and the Guarantors desire to resolve each and every one of such Claims in conjunction with the execution of this Amendment and thus each of the Borrowers and the Guarantors makes the releases contained in this Section 5. In consideration of the Agent and the Lenders entering into this Amendment and agreeing to substantial concessions as set forth herein, each of the Borrowers and the Guarantors hereby fully and unconditionally releases and forever discharges each of the Agent and the Lenders, and their respective directors, officers, employees, subsidiaries, branches, affiliates, attorneys, agents, representatives, successors and assigns and all persons, firms, corporations and organizations acting on any of their behalves (collectively, the “Released Parties”), of and from any and all claims, allegations, causes of action, costs or demands and liabilities, of whatever kind or nature, from the beginning of the world to the date on which this Amendment is executed, whether known or unknown, liquidated or unliquidated, fixed or contingent, asserted or unasserted, foreseen or unforeseen, matured or unmatured, suspected or unsuspected, anticipated or unanticipated, which the Borrowers or the Guarantors has, had, claims to have had or hereafter claims to have against the Released Parties by reason of any act or omission on the part of the Released Parties, or any of them, occurring prior to the date on which this Amendment is executed, including all such loss or damage of any kind heretofore sustained or that may arise as a consequence of the dealings among the parties up to and including the date on which this Amendment is executed, including the administration or enforcement of the Advances, the Obligations, the Credit Agreement or any of the Loan Documents (collectively, all of the foregoing, the “Claims”). Each of the Borrowers and the Guarantors represents and warrants that it has no knowledge of any claim by it against the Released Parties or of any facts or acts of omissions of the Released Parties which on the date hereof would be the basis of a claim by the Borrowers or the Guarantors against the Released Parties which is not released hereby. Each of the Borrowers and the Guarantors represents and warrants that the foregoing constitutes a full and complete release of all Claims.

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6. Miscellaneous.

(a) Continued Effectiveness of the Credit Agreement. Except as otherwise expressly provided herein, the Credit Agreement and the other Loan Documents are, and shall continue to be, in full force and effect and are hereby ratified and confirmed in all respects, except that on and after the Fourth Amendment Effective Date (i) all references in the Credit Agreement to “this Agreement”, “hereto”, “hereof”, “hereunder” or words of like import referring to the Credit Agreement shall mean the Credit Agreement as amended by this Amendment, and (ii) all references in the other Loan Documents to the “Credit Agreement”, “thereto”, “thereof”, “thereunder” or words of like import referring to the Credit Agreement shall mean the Credit Agreement as amended by this Amendment. To the extent that the Credit Agreement or any other Loan Document purports to pledge to Agent, or to grant to Agent, a security interest or lien, such pledge or grant is hereby ratified and confirmed in all respects. Except as expressly provided herein, the execution, delivery and effectiveness of this Amendment shall not operate as an amendment of any right, power or remedy of the Agent and the Lenders (including the Issuing Lender) under the Credit Agreement or any other Loan Document, nor constitute an amendment of any provision of the Credit Agreement or any other Loan Document.

(b) Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of this Amendment by telefacsimile or electronic mail shall be equally as effective as delivery of an original executed counterpart of this Amendment.

(c) Headings. Section headings herein are included for convenience of reference only and shall not constitute a part of this Amendment for any other purpose.

(d) Costs and Expenses. The Borrowers agree to pay on demand all reasonable fees, costs and expenses of the Agent and the Lenders in connection with the preparation, execution and delivery of this Amendment.

(e) No Waivers. Except as otherwise expressly provided herein, this Amendment is not a waiver of, or consent to, any Default or Event of Default now existing or hereafter arising under the Credit Agreement or any other Loan Document and the Agent and the Lenders expressly reserve all of their rights and remedies under the Credit Agreement and the other Loan Documents in respect of all such Defaults or Events of Default not waived or consented to hereby, under applicable law or otherwise.

(f) Amendment as Loan Document. The Borrowers and each Guarantor hereby acknowledge and agree that this Amendment constitutes a “Loan Document” under the Credit Agreement. Accordingly, it shall be an Event of Default under the Credit Agreement if (i) any representation or warranty made by the Borrowers or any Guarantor under or in connection with this Amendment shall have been untrue, false or misleading in any material respect when made, or (ii) the Borrowers or any Guarantor shall fail to perform or observe any term, covenant or agreement contained in this Amendment.

(g) Governing Law. This Amendment shall be governed by the laws of the State of New York.

(h) Waiver of Jury Trial. THE PARTIES HERETO HEREBY IRREVOCABLY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AMENDMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS.

[Remainder of this Page Intentionally Left Bank]

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IN WITNESS WHEREOF. the parties hereto have caused this Amendment to he executed and delivered as of the date first above written.

BORROWERS:

DUNK ENERGY, INC., a Delaware corporation

By:	/s/ Frank T. Smith, Jr.
Name:	Frank T. Smith, Jr.
Title:	Senior Vice President & Chief Financial Officer

DUNE PROPERTIES, INC., a Texas corporation.

By:	/s/ Frank T. Smith, Jr.
Name:	Frank T. Smith, Jr.
Title:	Senior Vice President, Secretary & Director

VAQUERO PARTNERS LLC, a Texas limited liability company

By:	/s/ Frank T. Smith, Jr.
Name:	Frank T. Smith, Jr.
Title:	Vice President, Secretary & Manager

GUARANTORS:

DUNE OPERATING COMPANY, a Texas corporation.

By:	/s/ Frank T. Smith, Jr.
Name:	Frank T. Smith, Jr.
Title:	Senior Vice President, Secretary & Manager

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DUNE GC HOLDINGS, INC. a Delaware corporation

By:	/s/ Frank T. Smith, Jr.
Name:	Frank T. Smith, Jr.
Title:	Senior Vice President, Secretary & Manager

AGENT AND LENDER:

WELLS FARGO CAPITAL FINANCE, INC., a California corporation, as Agent and as a Lender

By:	/s/ Gary Forlenza
Name:	Gary Forlenza
Title:	Vice President

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Exhibit 10.22.1

FIRST AMENDMENT TO

AMENDED AND RESTATED CREDIT AGREEMENT AND WAIVER

This FIRST AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT AND WAIVER (this “First Amendment”) dated as of the 1st day of March, 2011 but effective as of December 7, 2010 (the “Restatement Effective Date”), is by and among DUNE ENERGY, INC., a Delaware corporation (“Parent”); DUNE PROPERTIES, INC., a Texas corporation (together with Parent, “Borrowers”, and each individually, a “Borrower”); DUNE OPERATING COMPANY, a Texas corporation (“Guarantor”); and WAYZATA OPPORTUNITIES FUND II, L.P., as sole lender under the Credit Agreement (“Lender”).

R E C I T A L S:

A. Borrowers, Guarantor, Wells Fargo Capital Finance, Inc. (“Agent”) and Lender are parties to that certain Amended and Restated Credit Agreement dated as of December 7, 2010 (the “Credit Agreement”), pursuant to which, among other things, Lender agreed to make a term loan to Borrowers.

B. Borrowers have requested that Lender agree to amend certain terms of the Credit Agreement and waive certain other matters as more particularly described herein.

C. Subject to the terms and conditions set forth in this First Amendment, Lender has agreed to Borrowers’ requests.

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Terms Defined in Credit Agreement. Each term defined in the Credit Agreement and used herein without definition shall have the meaning assigned to such term in the Credit Agreement, unless expressly provided to the contrary.

Section 1.02 Other Definitional Provisions.

(a) The words “hereby”, “herein”, “hereinafter”, “hereof”, “hereto” and “hereunder” when used in this First Amendment shall refer to this First Amendment as a whole and not to any particular Article, Section, subsection or provision of this First Amendment.

(b) Section, subsection and Exhibit references herein are to such Sections, subsections and Exhibits to this First Amendment unless otherwise specified.

ARTICLE II

AMENDMENTS TO CREDIT AGREEMENT

Borrowers and Lender agree that the Credit Agreement is hereby amended, effective as of the Restatement Effective Date, as follows:

Section 2.01 Amendments and Supplements to Definitions.

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(a) The following terms, which are defined in Schedule 1.1 of the Credit Agreement, are hereby amended in their entirety to read as follows:

“Agreement” means the Amended and Restated Credit Agreement to which this Schedule 1.1 is attached, as amended by the First Amendment and as the same may from time to time be further amended or supplemented.

“Permitted Distributions” means (i) such dividends, payments or other distributions to the extent payable solely in shares of Stock of Parent, (ii) dividends and distributions by a Loan Party to another Loan Party, and (iii) the repurchase or other acquisition by Parent of shares of common Stock of Parent from employees, former employees, directors or former directors of Parent or its Subsidiaries (or permitted transferees of such employees, former employees, directors or former directors), in each case pursuant to the terms of the agreements (including employment agreements) or plans (or amendments thereto) or other arrangements approved by the Board of Directors of the Parent under which such shares were granted, issued or sold; provided, that (A) no Default or Event of Default has occurred and is continuing or would exist after giving effect to such repurchase or other acquisition, and (B) the aggregate amount of all such repurchases and other acquisitions following the Restatement Date shall not exceed $500,000.

(b) Schedule 1.1 of the Credit Agreement is hereby further amended and supplemented by adding the following new definition where alphabetically appropriate, which reads in its entirety as follows:

“First Amendment” shall mean that certain First Amendment to Amended and Restated Credit Agreement dated as of March 1, 2011, by and among Borrowers and Lenders.

Section 2.02 Amendment to Section 4.3(b). The last sentence of Section 4.3(b) of the Credit Agreement is amended and restated as follows:

“Except for the repurchase or other acquisition by Parent of shares of common Stock of Parent from employees, former employees, directors or former directors of Parent or its Subsidiaries (or permitted transferees of such employees, former employees, directors or former directors), in each case pursuant to the terms of the agreements (including employment agreements) or plans (or amendments thereto) or other arrangements approved by the Board of Directors of the Parent under which such shares were granted, issued or sold, the Parent is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its capital Stock or any security convertible into or exchangeable for any of its capital Stock.”

Section 2.03 Waivers.

(a) Parent has informed Lender that prior to the date hereof Parent repurchased certain common Stock from one or more employees or directors of Parent in accordance with the terms of Parent’s Employee Stock Inventive Plan dated November 2007 and that such repurchases may have violated Section 6.9 of the Credit Agreement and/or resulted in a misrepresentation under Section 4.3(b) of the Credit Agreement as such sections existed prior to this First Amendment (such violations, the “Specified Non-Compliance”). Borrowers have requested that Lender waive the Specified Non-Compliance. In reliance upon the representations, warranties, covenants and agreements contained in this First Amendment, and subject to the satisfaction of the conditions precedent set forth in Article III hereof, Lender hereby waives the Specified Non-Compliance.

(b) The foregoing waiver is a one-time waiver applicable solely to the Specified Non-Compliance and shall not be deemed to be a waiver of any other Default or Event of Default, or consent by Agent or Lender to departure from any other covenant, condition or obligation on the part of the Loan Parties under the Credit Agreement or any other Loan Document. In addition, the foregoing waiver shall in no respect evidence any commitment or obligation by Agent or Lender to grant any future waiver of, or consent to departure from, any covenant, condition or obligation on the part of the Loan Parties under the Credit Agreement or any other Loan Document. Any further waivers or consents must be specifically agreed to in writing in accordance with Section 14.01 of the Credit Agreement.

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ARTICLE III

CONDITIONS

This First Amendment shall be effective on the date that each condition precedent set forth in this Article III is satisfied (the “Amendment Date”):

Section 3.01 Representations and Warranties; No Event of Default. The representations and warranties in Section 4 of the Credit Agreement, as amended by the First Amendment, and in each other Loan Document and certificate or other writing delivered to the Agent and the Lenders pursuant hereto on or prior to the Amendment Date shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) after giving effect to this First Amendment on and as of the Amendment Date as though made on and as of such date (except to the extent such representations and warranties expressly relate to an earlier date) and are hereby deemed repeated, and no Default or Event of Default shall have occurred and be continuing on the Amendment Date or would result from this First Amendment becoming effective in accordance with its terms (except as expressly waived herein).

Section 3.02 Execution of First Amendment. Lender shall have executed this First Amendment and shall have received a counterpart to this First Amendment duly executed by each Borrower and acknowledged by Guarantor.

Section 3.03 Other Instruments or Documents. Lender or counsel thereto shall have received such other instruments or documents as they may have reasonably requested.

ARTICLE IV

MISCELLANEOUS

Section 4.01 Continued Effectiveness of the Credit Agreement. Except as otherwise expressly provided herein, the Credit Agreement and the other Loan Documents are, and shall continue to be, in full force and effect and are hereby ratified and confirmed in all respects, except that on and after the Amendment Date (i) all references in the Credit Agreement to “this Agreement”, “hereto”, “hereof”, “hereunder” or words of like import referring to the Credit Agreement shall mean the Credit Agreement as amended by this First Amendment, and (ii) all references in the other Loan Documents to the “Credit Agreement”, “thereto”, “thereof”, “thereunder” or words of like import referring to the Credit Agreement shall mean the Credit Agreement as amended by this First Amendment. To the extent that the Credit Agreement or any other Loan Document purports to pledge to Agent, or to grant to Agent, a security interest or lien, such pledge or grant is hereby ratified and confirmed in all respects. Except as expressly provided herein, the execution, delivery and effectiveness of this First Amendment shall not operate as an amendment of any right, power or remedy of the Agent and the Lenders under the Credit Agreement or any other Loan Document, nor constitute an amendment of any provision of the Credit Agreement or any other Loan Document.

Section 4.02 Representations and Warranties. To induce Lender to enter into this First Amendment, Borrowers hereby represent and warrant as of the date hereof as follows:

(a) The execution, delivery and performance by Borrowers of this First Amendment have been duly authorized by all necessary action, require no action by or in respect of, or filing with, any governmental body, agency or official and do not violate or constitute a default under any provision of applicable law or any Material Contract binding upon Borrowers.

(b) This First Amendment constitutes the valid and binding obligation of Borrowers enforceable in accordance with its terms, except as (i) the enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting creditor’s rights generally, and (ii) the availability of equitable remedies may be limited by equitable principles of general application.

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(c) Except for the Specified Non-Compliance, no Default or Event of Default has occurred which is continuing.

Section 4.03 No Implied Waivers. No failure or delay on the part of Agent or Lender in exercising, and no course of dealing with respect to, any right, power or privilege under this First Amendment, the Credit Agreement or any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under this First Amendment, the Credit Agreement or any other Loan Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 4.04 Counterparts. This First Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of this First Amendment by facsimile or electronic mail shall be equally as effective as delivery of an original executed counterpart of this First Amendment.

Section 4.05 Headings. Section headings herein are included for convenience of reference only and shall not constitute a part of this First Amendment for any other purpose.

Section 4.06 Costs and Expenses. Borrowers agree to pay on demand all reasonable fees, costs and expenses of Lender (and its counsel) in connection with the preparation, execution and delivery of this First Amendment.

Section 4.07 Governing Law. This First Amendment shall be governed by the laws of the State of New York.

[SIGNATURES BEGIN ON NEXT PAGE]

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IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be duly executed and delivered by their proper and duly authorized officers as of the Amendment Date.

BORROWERS:	DUNE ENERGY, INC.

	By:	/S/ JAMES A. WATT
	Name:	James A. Watt
	Title:	President and CEO

DUNE PROPERTIES, INC.

By:	/S/ JAMES A. WATT
Name:	James A. Watt
Title:	President

The undersigned (i) consents and agrees to this First Amendment, and (ii) agrees that the Loan Documents to which it is a party shall remain in full force and effect and shall continue to be the legal, valid and binding obligation of such Person, enforceable against it in accordance with its terms.

GUARANTOR:	DUNE OPERATING COMPANY

	By:	/S/ JAMES A. WATT
	Name:	James A. Watt
	Title:	President

[Signature Page to Dune First Amendment]

LENDER:	WAYZATA OPPORTUNITIES FUND II, L.P. a Delaware limited partnership, as sole Lender
	By:	WOF II GP, L.P., its General Partner
	By:	WOF II GP, LLC, its General Partner

	By:	/S/ BLAKE CARLSON
	Name:	Blake Carlson
	Title:	Authorized Signatory

[Signature Page to Dune First Amendment]

Exhibit 21.1

Subsidiaries of Dune Energy, Inc.

Name of Subsidiary	State of Incorporation

Dune Operating Company 100% owned	Texas

Dune Properties, Inc. 100% owned	Texas

Exhibit 23.1

DEGOLYER AND MACNAUGHTON

5001 SPRING VALLEY ROAD

SUITE 800 EAST

DALLAS TEXAS 75244

March 3, 2011

Dune Energy, Inc.

Two Shell Plaza

777 Walker Street, Suite 2300

Houston, Texas 77002

Ladies and Gentlemen:

We hereby consent to the use of the name DeGolyer and MacNaughton, and to the inclusion of our Letter Report dated February 14, 2011 as exhibit 99.1 to the Company’s Form 10-K for the year ended December 31, 2010. We further consent to the inclusion of information from our “Appraisal Report as of December 31, 2010 on Certain Properties owned by Dune Energy Inc.”, our “Appraisal Report as of December 31, 2009 on Certain Properties owned by Dune Energy Inc.”, and our “Appraisal Report as of December 31, 2008 on Certain Properties owned by Dune Energy Inc.” in the sections “Item 1 and 2. Business and Properties – Natural Gas and Oil Reserves”, “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations-Estimated proved oil and gas reserves”, and “Note 13-Supplemental Oil and Gas Information (Unaudited)-Reserves”.

We also hereby consent to all references to our firm included in the Company’s Form 10-K for the years ended December 31, 2010, 2009, and 2008 and to the incorporation by reference in the Registration Statement on Forms S-3, No. 333-151611 of such information.

Very truly yours,

DeGOLYER and MacNAUGHTON
Texas Registered Engineering Firm F-716

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Exhibit 31.1

CERTIFICATION OF CHIEF EXECUTIVE OFFICER PURSUANT TO

SECTION 302(a) OF THE SARBANES-OXLEY ACT OF 2002

I, James A. Watt, certify that:

1. I have reviewed this annual report on Form 10-K of Dune Energy, Inc. (the “Company”) for the year ended December 31, 2010;

2. Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3. Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4. The registrant’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:

a. Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

b. Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

c. Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

d. Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s fiscal quarter ended December 31, 2010 that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5. The registrant’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):

a. All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

b. Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date: March 3, 2011		/s/ James A. Watt
	Name:	James A. Watt
	Title	President and Chief Executive Officer

Exhibit 31.2

CERTIFICATION OF CHIEF FINANCIAL OFFICER PURSUANT TO

SECTION 302(a) OF THE SARBANES-OXLEY ACT OF 2002

I, Frank T. Smith, Jr., certify that:

1. I have reviewed this annual report on Form 10-K of Dune Energy, Inc. (the “Company”) for the year ended December 31, 2010;

2. Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3. Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4. The registrant’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:

a. Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

b. Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

c. Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

d. Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s fiscal quarter ended December 31, 2010 that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5. The registrant’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):

a. All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

b. Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date: March 3, 2011		/s/ Frank T. Smith, Jr.
	Name:	Frank T. Smith, Jr.
	Title	Chief Financial Officer

Exhibit 32.1

CERTIFICATION OF CHIEF EXECUTIVE OFFICER

PURSUANT TO 18 U.S.C. SECTION 1350

AS ADOPTED PURSUANT TO

SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

The undersigned, the President and Chief Executive Officer of Dune Energy, Inc. (the “Company”), does hereby certify under the standards set forth and solely for the purposes of 18 U.S.C. 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that the Annual Report on Form 10-K of the Company for the year ended December 31, 2010 fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934 and information contained in that Form 10-K fairly presents, in all material respects, the financial condition and results of operations of the Company.

Date: March 3, 2011		/s/ James A. Watt
	Name:	James A. Watt
	Title	President and Chief Executive Officer

A signed original of this written statement required by Section 906 has been provided to the Company and will be retained by the Company and furnished to the Securities and Exchange Commission or its staff upon request.

Exhibit 32.2

CERTIFICATION OF CHIEF FINANCIAL OFFICER

PURSUANT TO 18 U.S.C. SECTION 1350

AS ADOPTED PURSUANT TO

SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

The undersigned, the Chief Financial Officer of Dune Energy, Inc. (the “Company”), does hereby certify under the standards set forth and solely for the purposes of 18 U.S.C. 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that the Annual Report on Form 10-K of the Company for the year ended December 31, 2010 fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934 and information contained in that Form 10-K fairly presents, in all material respects, the financial condition and results of operations of the Company.

Date: March 3, 2011		/s/ Frank T. Smith, Jr.
	Name:	Frank T. Smith, Jr.
	Title	Chief Financial Officer

A signed original of this written statement required by Section 906 has been provided to the Company and will be retained by the Company and furnished to the Securities and Exchange Commission or its staff upon request.

Exhibit 99_1

DeGolyer and MacNaughton

5001 Spring Valley Road

Suite 800 East

Dallas, Texas75244

February14, 2011

Dune Energy, Inc.

Two Shell Plaza

777 Walker Street, Suite 2300

Houston, Texas 77002

Gentlemen:

Pursuant to your request, we have prepared estimates of the extent and value of the net proved, probable, and possible crude oil, condensate, and natural gas reserves, as of December 31, 2010, of certain selected properties owned by Dune Energy, Inc. (Dune).This evaluation was completed on February 14, 2011.Dunehas represented that these properties account for 100 percent of Dune’s net proved, probable, and possible reserves as of December 31, 2010. The net proved, probable, and possible reserves estimates prepared by us have been prepared in accordance with the reserves definitions of Rules 4–10(a) (1)–(32) of Regulation S–X of the Securities and Exchange Commission (SEC) of the United States.

Reserves included herein are expressed as net reserves. Gross reserves are defined as the total estimated petroleum to be produced from these properties after December 31, 2010. Net reserves are defined as that portion of the gross reserves attributable to the interests owned by Dune after deducting all interests owned by others.

Data used in this evaluation were obtained from reviews with Dune personnel, Dune files, from records on file with the appropriate regulatory agencies, and from public sources. In the preparation of this report we have relied, without independent verification, upon such information furnished by Dune with respect to property interests, production from such properties, current costs of operation and development, current prices for production, agreements relating to current and future operations and sale of production, and various other information and data that were accepted as represented. A field examination of the properties was not considered necessary for the purposes of this report.

Methodology and Procedures

Estimates of reserves were prepared by the use of appropriate geologic, petroleum engineering, and evaluation principals and techniques that are in accordance with practices generally recognized by the petroleum industry as presented in the publication of the Society of Petroleum Engineers entitled “Standards Pertaining to the Estimating and Auditing of Oil and Gas Reserves Information (Revision as of February 19, 2007).” The method or combination of methods used in the analysis of each reservoir was tempered by experience with similar reservoirs, stage of development, quality and completeness of basic data, and production history.

When applicable, the volumetric method was used to estimate the original oil in place (OOIP) and original gas in place (OGIP). Structure and isopach maps were constructed to estimate reservoir volume. Electrical logs, radioactivity logs, core analyses, and other available data were used to prepare these maps as well as to estimate representative values for porosity and water saturation. When adequate data were available and when circumstances justified, material balance and other engineering methods were used to estimate OOIP or OGIP.

DeGolyer and MacNaughton	2

Estimates of ultimate recovery were obtained after applying recovery factors to OOIP or OGIP. These recovery factors were based on consideration of the type of energy inherent in the reservoirs, analyses of the petroleum, the structural positions of the properties, and the production histories. When applicable, material balance and other engineering methods were used to estimate recovery factors. An analysis of reservoir performance, including production rate, reservoir pressure, and gas-oil ratio behavior, was used in the estimation of reserves.

For depletion-type reservoirs or those whose performance disclosed a reliable decline in producing-rate trends or other diagnostic characteristics, reserves were estimated by the application of appropriate decline curves or other performance relationships. In the analyses of production-decline curves, reserves were estimated only to the limits of economic production or to the limit of the production licenses as appropriate.

Definition of Reserves

Petroleum reserves included in this report are classified by degree of proof as proved, probable, or possible. Reserves classifications used in this report are in accordance with the reserves definitions of Rules 4–10(a) (1)–(32) of Regulation S–X of the SEC. Reserves are judged to be economically producible in future years from known reservoirs under existing economic and operating conditions and assuming continuation of current regulatory practices using conventional production methods and equipment. In the analyses of production-decline curves, reserves were estimated only to the limit of economic rates of production under existing economic and operating conditions using prices and costs consistent with the effective date of this report, including consideration of changes in existing prices provided only by contractual arrangements but not including escalations based upon future conditions. The petroleum reserves are classified as follows:

Proved oil and gas reserves – Proved oil and gas reserves are those quantities of oil and gas, which, by analysis of geoscience and engineering data, can be estimated with reasonable certainty to be economically producible—from a given date forward, from known reservoirs, and under existing economic conditions, operating methods, and government regulations—prior to the time at which contracts providing the right to operate expire, unless evidence indicates that renewal is reasonably certain, regardless of whether deterministic or probabilistic methods are used for the estimation. The project to extract the hydrocarbons must have commenced or the operator must be reasonably certain that it will commence the project within a reasonable time.

(i) The area of the reservoir considered as proved includes:

(A) The area identified by drilling and limited by fluid contacts, if any, and (B) Adjacent undrilled portions of the reservoir that can, with reasonable certainty, be judged to be continuous with it and to contain economically producible oil or gas on the basis of available geoscience and engineering data.

(ii) In the absence of data on fluid contacts, proved quantities in a reservoir are limited by the lowest known hydrocarbons (LKH) as seen in a well penetration unless geoscience, engineering, or performance data and reliable technology establishes a lower contact with reasonable certainty.

(iii) Where direct observation from well penetrations has defined a highest known oil (HKO) elevation and the potential exists for an associated gas cap, proved oil reserves may be assigned in the structurally higher portions of the reservoir only if geoscience, engineering, or performance data and reliable technology establish the higher contact with reasonable certainty.

(iv) Reserves which can be produced economically through application of improved recovery techniques (including, but not limited to, fluid injection) are included in the proved classification when:

(A) Successful testing by a pilot project in an area of the reservoir with properties no more favorable than in the reservoir as a whole, the operation of an installed program in the reservoir or an analogous reservoir, or other evidence using reliable technology establishes the reasonable certainty of the engineering analysis on which the project or program was based; and (B) The project has been approved for development by all necessary parties and entities, including governmental entities.

DeGolyer and MacNaughton	3

(v) Existing economic conditions include prices and costs at which economic producibility from a reservoir is to be determined. The price shall be the average price during the 12-month period prior to the ending date of the period covered by the report, determined as an unweighted arithmetic average of the first-day-of-the-month price for each month within such period, unless prices are defined by contractual arrangements, excluding escalations based upon future conditions.

Probable reserves – Probable reserves are those additional reserves that are less certain to be recovered than proved reserves but which, together with proved reserves, are as likely as not to be recovered.

(i) When deterministic methods are used, it is as likely as not that actual remaining quantities recovered will exceed the sum of estimated proved plus probable reserves. When probabilistic methods are used, there should be at least a 50% probability that the actual quantities recovered will equal or exceed the proved plus probable reserves estimates.

(ii) Probable reserves may be assigned to areas of a reservoir adjacent to proved reserves where data control or interpretations of available data are less certain, even if the interpreted reservoir continuity of structure or productivity does not meet the reasonable certainty criterion. Probable reserves may be assigned to areas that are structurally higher than the proved area if these areas are in communication with the proved reservoir.

(iii) Probable reserves estimates also include potential incremental quantities associated with a greater percentage recovery of the hydrocarbons in place than assumed for proved reserves.

(iv) See also guidelines in paragraphs (iv) and (vi) of the definition of possible reserves.

Possible reserves – Possible reserves are those additional reserves that are less certain to be recovered than probable reserves.

(i) When deterministic methods are used, the total quantities ultimately recovered from a project have a low probability of exceeding proved plus probable plus possible reserves. When probabilistic methods are used, there should be at least a 10% probability that the total quantities ultimately recovered will equal or exceed the proved plus probable plus possible reserves estimates.

(ii) Possible reserves may be assigned to areas of a reservoir adjacent to probable reserves where data control and interpretations of available data are progressively less certain. Frequently, this will be in areas where geoscience and engineering data are unable to define clearly the area and vertical limits of commercial production from the reservoir by a defined project.

(iii) Possible reserves also include incremental quantities associated with a greater percentage recovery of the hydrocarbons in place than the recovery quantities assumed for probable reserves.

(iv) The proved plus probable and proved plus probable plus possible reserves estimates must be based on reasonable alternative technical and commercial interpretations within the reservoir or subject project that are clearly documented, including comparisons to results in successful similar projects.

(v) Possible reserves may be assigned where geoscience and engineering data identify directly adjacent portions of a reservoir within the same accumulation that may be separated from proved areas by faults with displacement less than formation thickness or other geological discontinuities and that have not been penetrated by a wellbore, and the registrant believes that such adjacent portions are in communication with the known (proved) reservoir. Possible reserves may be assigned to areas that are structurally higher or lower than the proved area if these areas are in communication with the proved reservoir.

(vi) Pursuant to paragraph (iii) of the proved oil and gas definition, where direct observation has defined a highest known oil (HKO) elevation and the potential exists for an associated gas cap, proved oil reserves should be assigned in the structurally higher portions of the reservoir above the HKO only if the higher contact can be established with reasonable certainty through reliable technology. Portions of the reservoir that do not meet this reasonable certainty criterion may be assigned as probable and possible oil or gas based on reservoir fluid properties and pressure gradient interpretations.

DeGolyer and MacNaughton	4

Developed oil and gas reserves – Developed oil and gas reserves are reserves of any category that can be expected to be recovered:

(i) Through existing wells with existing equipment and operating methods or in which the cost of the required equipment is relatively minor compared to the cost of a new well; and

(ii) Through installed extraction equipment and infrastructure operational at the time of the reserves estimate if the extraction is by means not involving a well.

Undeveloped oil and gas reserves – Undeveloped oil and gas reserves are reserves of any category that are expected to be recovered from new wells on undrilled acreage, or from existing wells where a relatively major expenditure is required for recompletion.

(i) Reserves on undrilled acreage shall be limited to those directly offsetting development spacing areas that are reasonably certain of production when drilled, unless evidence using reliable technology exists that establishes reasonable certainty of economic producibility at greater distances.

(ii) Undrilled locations can be classified as having undeveloped reserves only if a development plan has been adopted indicating that they are scheduled to be drilled within five years, unless the specific circumstances justify a longer time.

(iii) Under no circumstances shall estimates for undeveloped reserves be attributable to any acreage for which an application of fluid injection or other improved recovery technique is contemplated, unless such techniques have been proved effective by actual projects in the same reservoir or an analogous reservoir, as defined in [section 210.4–10 (a) Definitions], or by other evidence using reliable technology establishing reasonable certainty.

The extent to which probable and possible reserves ultimately may be reclassified as proved reserves is dependent upon future drilling, testing, and well performance. The degree of risk to be applied in evaluating probable and possible reserves is influenced by economic and technological factors as well as the time element. Probable and possible reserves in this report have not been adjusted in consideration of these additional risks and therefore are not comparable with proved reserves.

The development status shown herein represents the status applicable on December 31, 2010. In the preparation of this study, data available from wells drilled on the appraised properties through December 31, 2010, were used in estimating gross ultimate recovery. When applicable, gross production estimated to December 31, 2010, was deducted from gross ultimate recovery to arrive at the estimates of gross reserves as of December 31, 2010. Production data through November 2010 were available for most properties.

Our estimates of Dune’s net reserves attributable to the reviewed properties are based on the definitions of reserves of the SEC and are as follows, expressed in thousands of barrels (Mbbl) and millions of cubic feet (MMcf).

	Proved		Probable		Possible
	Oil and Condensate (Mbbl)	Gas (MMcf)	Oil and Condensate (Mbbl)	Gas (MMcf)	Oil and Condensate (Mbbl)	Gas (MMcf)

Producing	2,406	15,298	63	645	0	0
Nonproducing	1,309	16,835	66	1,497	0	0
Undeveloped	1,977	16,420	336	582	1	3,257

Total	5,692	48,553	465	2,724	1	3,257

Note: Probable and possible reserves have not been risk adjusted to make them comparable to proved reserves.

DeGolyer and MacNaughton	5

Primary Economic Assumptions

Revenue values in this report are expressed in terms of estimated future gross revenue, future net revenue, and present worth of future net revenue. These values are based on the continuation of prices in effect on December 31, 2010.

Future gross revenue is defined as that revenue to be realized from the production and sale of the estimated net reserves. Future net revenue is calculated by deducting estimated production taxes, ad valorem taxes, operating, gathering, processing expenses, and capital costs from the future gross revenue. Present worth of future net revenue is calculated by discounting the future net revenue at the arbitrary rate of 10 percent per year compounded monthly over the expected period of realization.

Revenue values in this report were estimated using the initial prices and expenses provided by Dune. Future prices were estimated using guidelines established by the SEC and the Financial Accounting Standards Board (FASB). The prices used in this report are based on SEC guidelines. The assumptions used for estimating future prices and expenses are as follows:

Oil and Condensate Prices

Dune has represented that the oil and condensate prices were based on a reference price, calculated as the unweighted arithmetic average of the first-day-of-the-month price for each month within the 12-month period prior to the end of the reporting period, unless prices are defined by contractual arrangements. Dune supplied differentials by field to the ConocoPhillips WTI reference price of $76.05 per barrel and the prices were held constant thereafter. The volume-weighted average price attributable to estimated proved reserves was $78.34 per barrel.

Natural Gas Prices

Dune has represented that the natural gas prices were based on a reference price, calculated as the unweighted arithmetic average of the first-day-of-the-month price for each month within the 12-month period prior to the end of the reporting period, unless prices are defined by contractual arrangements. The gas prices were calculated for each property using differentials and British thermal units factors to the Henry Hub Louisiana Onshore reference price of $4.38 per million British thermal units furnished by Dune and held constant thereafter. The volume-weighted average price attributable to estimated proved reserves was $4.714 per Mcf.

Operating Expenses and Capital Costs

Operating expenses and capital costs, based on information provided by Dune, were used in estimating future costs required to operate the properties. In certain cases, future costs, either higher or lower than existing costs, may have been used because of anticipated changes in operating conditions. These costs were not escalated for inflation.

DeGolyer and MacNaughton	6

The estimated future revenue and expenditures attributable to the production and sale of Dune’s net proved reserves of the properties appraised, as of December 31, 2010, is summarized in thousands of dollars (M$), as follows:

	Proved			Total Proved
	Developed Producing	Developed Nonproducing	Undeveloped
Future Gross Revenue, M$	259,912	182,050	232,794	674,756
Production and Ad Valorem Taxes, M$	27,027	16,668	19,726	63,421
Operating Expenses, M$	103,328	49,783	27,653	180,764
Investment Costs, M$	0	12,964	40,682	53,646
Abandonment Costs, M$	33,456	0	0	33,456
Future Net Revenue, M$	96,101	102,635	144,733	343,469
Present Worth at 10 Percent, M$	68,404	47,921	98,204	214,529

Note: Future income taxes have not been taken into account in the preparation of these estimates.

The estimated future revenue and expenditures attributable to the production and sale of Dune’s net probable reserves of the properties appraised, as of December 31, 2010, is summarized in thousands of dollars (M$) as follows:

	Probable			Total Probable
	Developed Producing	Developed Nonproducing	Undeveloped
Future Gross Revenue, M$	7,995	11,892	29,326	49,213
Production and Ad Valorem Taxes, M$	649	1,249	3,504	5,402
Operating Expenses, M$	26	2,234	919	3,179
Investment Costs, M$	0	1,235	864	2,099
Abandonment Costs, M$	0	0	0	0
Future Net Revenue, M$	7,320	7,174	24,039	38,533
Present Worth at 10 Percent, M$	6,746	3,654	11,526	21,926

Notes:

1. Future income taxes have not been taken into account in the preparation of these estimates.

2. Values for probable reserves have not been risk adjusted to make them comparable to values for proved reserves.

The estimated future revenue and expenditures attributable to the production and sale of Dune’s net possible reserves of the properties appraised, as of December 31, 2010, is summarized in thousands of dollars (M$) as follows:

	Possible			Total Possible
	Developed Producing	Developed Nonproducing	Undeveloped
Future Gross Revenue, M$	0	0	16,179	16,179
Production and Ad Valorem Taxes, M$	0	0	1,087	1,087
Operating Expenses, M$	0	0	1,117	1,117
Investment Costs, M$	0	0	8,200	8,200
Abandonment Costs, M$	0	0	0	0
Future Net Revenue, M$	0	0	5,775	5,775
Present Worth at 10 Percent, M$	0	0	2,525	2,525

Notes:

1. Future income taxes have not been taken into account in the preparation of these estimates.

2. Values for possible reserves have not been risk adjusted to make them comparable to values for proved reserves.

DeGolyer and MacNaughton	7

Estimates of oil, condensate, and natural gas reserves and future net revenue should be regarded only as estimates that may change as further production history and additional information become available. Not only are such reserves and revenue estimates based on that information which is currently available, but such estimates are also subject to the uncertainties inherent in the application of judgmental factors in interpreting such information.

While the oil and gas industry may be subject to regulatory changes from time to time that could affect an industry participant’s ability to recover its oil and gas reserves, we are not aware of any such governmental actions which would restrict the recovery of the December 31, 2010, estimated oil and gas volumes. The reserves estimated in this report can be produced under current regulatory guidelines.

In our opinion, the information relating to estimated proved, probable, and possible reserves, estimated future net revenue from proved, probable, and possible reserves, and present worth of estimated future net revenue from proved reserves of oil, condensate, natural gas liquids, and gas contained in this report has been prepared in accordance with Paragraphs 932-235-50-4, 932-235-50-6, 932-235-50-7, 932-235-50-9,932-235-50-30, and 932-235-50-31(a), (b), and (e) of the Accounting Standards Update 932-235-50, Extractive Industries – Oil and Gas (Topic 932): Oil and Gas Reserve Estimation and Disclosures (January 2010) of the Financial Accounting Standards Board and Rules 4–10(a) (1)–(32) of Regulation S–X and Rules 302(b), 1201, 1202(a) (1), (2), (3), (4), (5), (8), and 1203(a) of Regulation S–K of the Securities and Exchange Commission; provided, however, future income tax expenses have not been taken into account in estimating the future net revenue and present worth values set forth herein.

To the extent the above-enumerated rules, regulations, and statements require determinations of an accounting or legal nature, we, as engineers, are necessarily unable to express an opinion as to whether the above-described information is in accordance therewith or sufficient therefor.

DeGolyer and MacNaughton is an independent petroleum engineering consulting firm that has been providing petroleum consulting services throughout the world for over 70 years. DeGolyer and MacNaughton does not have any financial interest, including stock ownership, in Dune. Our fees were not contingent on the results of our evaluation. This letter report has been prepared at the request of Dune. DeGolyer and MacNaughton has used all assumptions, data, procedures, and methods that it considers necessary and appropriate to prepare this report.

Submitted,

DeGOLYER and MacNAUGHTON
Texas Registered Engineering Firm F-716

/s/ Paul J. Szatkowski
Paul J. Szatkowski, P.E.
Senior Vice President
DeGolyer and MacNaughton

DeGolyer and MacNaughton	8

CERTIFICATE of QUALIFICATION

I, Paul J. Szatkowski, Petroleum Engineer with DeGolyer and MacNaughton, 5001 Spring Valley Road, Suite 800 East, Dallas, Texas, 75244 U.S.A., hereby certify:

1. That I am a Senior Vice President with DeGolyer and MacNaughton, which company did prepare the letter report addressed to Dune dated February 14, 2011, and that I, as Senior Vice President, was responsible for the preparation of this report.

2. That I attended Texas A&M University, and that I graduated with a Bachelor of Science degree in Petroleum Engineering in the year 1974; that I am a Registered Professional Engineer in the State of Texas; that I am a member of the International Society of Petroleum Engineers and the American Association of Petroleum Geologists; and that I have in excess of 36 years of experience in oil and gas reservoir studies and reserves evaluations.

/s/ Paul J. Szatkowski
Paul J. Szatkowski, P.E.
Senior Vice President
DeGolyer and MacNaughton

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☑                            Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

☑	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

DUNE ENERGY, INC.

(Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

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☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

DUNE ENERGY, INC.

Two Shell Plaza, 777 Walker Street, Suite 2300

Houston, Texas 77002

April 29, 2011

TO OUR STOCKHOLDERS:

You are cordially invited to attend our 2011 Annual Stockholders’ Meeting to be held at the Hyatt Regency Houston, 1200 Louisiana Street, Houston, Texas 77002 on Tuesday, June 28, 2011, at 11:00 a.m. local time.

We have attached a Notice of Annual Meeting of Stockholders and Proxy Statement that discuss the matters to be presented at the meeting. A copy of our 2010 Annual Report on Form 10-K is also enclosed. You may also view these materials at http://www.RRDEZProxy.com/2011/DuneEnergy.

In addition to acting on the matters listed in the Notice, we will discuss our progress and you will be given an opportunity to ask questions of general interest to all stockholders.

You may vote your shares by submitting a proxy by Internet, by telephone, or by completing, signing, dating and returning the enclosed proxy card or by voting in person at the Annual Meeting. The proxy card describes your voting options in more detail. If for any reason you desire to revoke your proxy, you can do so at any time before it is voted.

James A. Watt

President and Chief Executive Officer

DUNE ENERGY, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

DATE	• Tuesday, June 28, 2011, at 11:00 a.m. Central Time

PLACE	• Hyatt Regency Houston, 1200 Louisiana Street, Houston, Texas 77002

PURPOSES

•    To elect our Directors;

•    To ratify the appointment of our selection of MaloneBailey, LLP as independent registered public accounting firm of the Company for the fiscal year ending December 31, 2011; and

•    To transact any other business that properly comes before the meeting or any adjournment of the meeting.

RECORD DATE	• You can vote if you were a stockholder of record at the close of business on May 16, 2011

By order of the Board of Directors,

Richard M. Cohen

Secretary

April 29, 2011

Houston, Texas

i

DUNE ENERGY, INC.

PROXY STATEMENT

GENERAL INFORMATION ABOUT THE SOLICITATION

We are sending you these proxy materials in connection with the solicitation by our Board of Directors of Dune Energy, Inc. (OTC Bulletin Board: DUNR) of proxies to be used at Dune’s annual meeting of stockholders to be held on June 28, 2011 and at any adjournment or postponement of the meeting. “We”, “our”, “us”, the “Company” and “Dune” all refer to Dune Energy, Inc. The proxy materials are first being mailed on or about May 19, 2011.

Who may vote

You will be entitled to vote at the annual meeting only if our records show that you held your shares of our common stock on May 16, 2011. At the close of business on March 31, 2011, a total of 48,327,922 shares of our common stock were outstanding and entitled to vote. Each share of common stock has one vote.

Voting by proxy

If your shares are held by a broker, bank or other nominee, it will send you instructions that you must follow to have your shares voted at the annual meeting. If you hold your shares in your own name as a record holder, you may instruct the proxy agents how to vote your shares by completing, signing, dating, and mailing the proxy card in the enclosed postage-paid envelope. In addition, you may cast your vote via the internet or by telephone as set forth on the enclosed proxy card. Of course, you can always come to the meeting and vote your shares in person.

The proxy agents will vote your shares as you instruct. If you sign and return your proxy card without giving instructions, the proxy agents will vote your shares FOR each person named in this Proxy Statement as a nominee for election to our Board of Directors.

How to revoke your proxy

You may revoke your proxy at any time before it is voted. If you are a record stockholder, you may revoke your proxy in any of the following ways:

•	by giving notice of revocation at the annual meeting.

•	by delivering to our Company Secretary at our executive offices, on or prior to the annual meeting, written instructions revoking your proxy.

•	by delivering to our Company Secretary at our executive officers, on or prior to the annual meeting, an executed proxy bearing a later date.

•	by voting in person at the annual meeting.

How votes will be counted

The annual meeting will be held if a quorum, consisting of a majority of the outstanding shares of common stock entitled to vote, is represented at the meeting. If you have returned a valid proxy or attend the meeting in person, your shares will be counted for the purpose of determining whether there is a quorum, even if you wish to abstain from voting on some or all matters introduced. Abstentions and broker “non-votes” are counted in determining whether a quorum is present. A “broker non-vote” occurs when a broker, bank or nominee that holds shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power for that proposal and has not received voting instructions from the beneficial owner.

If a quorum is not present at the annual meeting, a majority of the shares present, in person or by proxy, has the power to adjourn the meeting from time to time until a quorum is present. Other than announcing at the annual meeting the time and place of the adjourned meeting, no notice of the adjournment will be given to stockholders unless required because of the length of the adjournment.

Directors will be elected by a plurality of the votes cast. The affirmative vote of a majority of the votes cast is required to approve all other matters voted on at the meeting.

Abstentions and broker “non-votes” are not counted in the election of directors and the approval of any other matter. Abstentions with respect to Proposal 2, ratification of appointment of independent public accounting firm, will have the same effect as a vote against that proposal. Furthermore, Brokers have the discretionary authority to vote on this proposal.

Cost of this proxy solicitation

We will pay the cost of the proxy solicitation. We may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation materials to such beneficial owners.

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PROPOSAL ONE

ELECTION OF DIRECTORS

General

Our Board of Directors currently has six members. Each current member of our Board of Directors is standing for re-election, to hold office until the next annual meeting of stockholders.

Your proxy will be voted FOR the election of the six nominees named below, unless you withhold authority to vote for any or all of the nominees. Management has no reason to believe that a nominee will be unwilling or unable to serve as a director. The Nominations and Corporate Governance Committee of the Board of Directors nominated each of the candidates for election. However, if a nominee is unwilling or unable to serve, your proxy will be voted for another nominee designated by our Board of Directors.

THE BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE SIX NOMINEES NAMED BELOW TO SERVE AS MEMBERS OF THE COMPANY’S BOARD, TO HOLD OFFICE UNTIL THE NEXT ANNUAL MEETING OF STOCKHOLDERS.

Nominees for Director

The following sets forth information concerning the six nominees for election as directors at the Annual Meeting, including information as to each nominee’s age as of March 31, 2011, position with the Company and business experience during the past five years. All nominees are currently serving as directors and are standing for re-election.

James A. Watt, age 61, became a Director of our Company on April 16, 2007 and our President and Chief Executive Officer on April 17, 2007. Mr. Watt served as the Chief Executive Officer of Remington Oil and Gas Corporation from February 1998 and the Chairman of Remington from May 2003, until Helix Energy Solutions Group, Inc. (NYSE: HLX) acquired Remington in July 2006. From 1993 through 1997, Mr. Watt served as Vice President—Exploration of Seagull E&P, Inc., and from 1991-1993, he served as Vice President—exploration and exploitation of Nerco Oil and Gas. From August 2006 through March 2007, Mr. Watt served as the Chairman and Chief Executive Officer of Maverick Oil & Gas, Inc. (OTC: MVOG.OB). Mr. Watt currently serves on the Board of Directors of Helix. Mr. Watt received a B.S. in Physics from Rensselaer Polytechnic Institute. As a result of these professional experiences, Mr. Watt possesses particular knowledge and experience in the operations of oil and gas companies that strengthen the board’s collective qualifications, skills, and experience.

Steven Barrenechea, age 52, has served as a Director since May 2001. From April 2005 to January 2006, Mr. Barrenechea served as a Director of Baseline Oil & Gas Corp. From April 2005 through May 2008, Mr. Barrenechea served as a Director, and from September 2007 through May 2008 Mr. Barrenchea served as the Chief Executive Officer, of Cross Canyon Energy Corp., which filed for bankruptcy in January 2010. From 1993 to December 2004, he served as Chief Operating Officer of Coast to Coast Catering LLC, a catering service. Mr. Barrenechea is a member of the Board of Directors of the Creative Coalition, The Milford (Connecticut) Red Cross, and The Child Guidance Center of Fairfield County. Mr. Barrenechea holds a B.B.A. from New York University. As a result of these professional experiences, Mr. Barrenechea possesses particular knowledge and experience in the operations of corporate and board matters that strengthen the board’s collective qualifications, skills, and experience.

Alan D. Bell, age 65, joined our Board of Directors on April 16, 2007, is Chairman of our Board effective April 2011 and is Chairman of our Audit Committee. Mr. Bell was elected Chairman of our Board on April 6, 2011. Mr. Bell’s prior experience includes 33 years in various capacities at Ernst & Young LLP from 1973 until his retirement in 2006, when he was Director of Ernst & Young’s Energy Practice in the Southwest United States. Before joining Ernst & Young, Mr. Bell was a production engineer with Chevron Oil Company in the Gulf of Mexico. In 2009, Mr. Bell served as the Chief Restructuring Officer of Energy Partners Ltd., a New

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Orleans-based exploration and development company that emerged from Chapter 11 in September 2009. Mr. Bell currently serves on the Board of Directors of Approach Resources Inc., an independent energy company based in Ft. Worth, where he is Chairman of the Audit Committee. Mr. Bell served on the Board of Directors of Toreador Resources Corporation from August 2006 to May 2009. While on the Toreador board, he was the Chairman of the Audit Committee and served on the Compensation Committee. Mr. Bell earned a degree in Petroleum Engineering from the Colorado School of Mines and an M.B.A. from Tulane University. He is a current member of the American Institute of Certified Public Accountants, the Texas Society of Certified Public Accountants and is a licensed Certified Public Accountant in Texas. Mr. Bell is also a member of the Institute of Certified Management Accountants, Association of Certified Fraud Examiners, the Society of Petroleum Engineers and the National Association of Corporate Directors. As a result of these professional experiences, Mr. Bell possesses particular knowledge and experience in accounting and disclosure compliance, including accounting rules and regulations related to the oil and gas industry that strengthens the board’s collective qualifications, skills, and experience.

Richard M. Cohen, age 60, has served as a Director since December 2003 and currently serves as Chairman of our Compensation Committee. From December 2003 to March 2005, he served as our Chief Financial Officer. From December 2005 to August 2007, Mr. Cohen served as the Chief Financial Officer of Baseline Oil & Gas Corp., which filed for bankruptcy in August 2009. From April 2006 to January 2008 he served as the Chief Financial Officer of Cross Canyon Energy Corp., which filed for bankruptcy in January 2010. Since 1996, Mr. Cohen has been the President of Richard M. Cohen Consultants, a private financial services consulting company that assists both public and private companies with their corporate governance and corporate finance needs. Mr. Cohen currently serves on the Board of Directors for each of Rodman & Renshaw Capital Group Inc. (NASDAQ: RODM), Helix BioMedix Inc. (OTC: HXBM) and Cormedix, Inc. Mr. Cohen is a Certified Public Accountant and worked at Arthur Andersen & Co. from 1975 to 1977. He received a B.S. (“With Honors”) from the University of Pennsylvania (Wharton School) and an M.B.A. from Stanford University. Mr. Cohen’s prior experience as our Chief Financial Officer along with his general experience in the oil and gas industry provide him with unique knowledge about the industry and our business.

William E. Greenwood, age 72, joined our Board of Directors on April 16, 2007. Since 1995, Mr. Greenwood has performed consulting work in the transportation industry and served on numerous nonprofit and corporate Board of Directors, including Ameritruck, Trancisco, Mark VII, Transport Dynamics, Inc. and Remington Oil and Gas. Prior to that he was Chief Operating Officer and a Director at Burlington Northern Railroad from 1990 to 1994. He has been a member of the business school advisory Board of Directors at several universities and is currently a member at Marquette and Texas Christian University, where he also served as an adjunct professor in 2004 and 2005. He graduated from Marquette University with a B.S. in Business. As a result of Mr. Greenwood’s professional experience, he is able to draw on his extensive knowledge in running businesses, especially in the oil and gas sector.

Steven M. Sisselman, age 52, has served as a Director since May 2004 and currently serves as Chairman of the Nominations and Corporate Governance Committee. From January 1996 to December 2005, Mr. Sisselman served as Vice-President of Business Development with Itera International Energy Corp., a subsidiary of the Itera Group operating in the United States natural gas, real estate and commodity business. He was responsible for strategic acquisitions in the Western Hemisphere. From January 2006 to the present, he has served as the Executive Vice President and Chief Operating Officer of both Itera International Energy Corp, as well as its parent company, Itera USA, Inc. Since 2006, Mr. Sisselman has served on the board of directors of Myriant Technologies, a bio-based specialty chemical company and is currently Chairman of the Compensation Committee and a member of the Audit Committee. In addition, he currently serves as a board member of BioEnergy Holding, an ethanol manufacturing company. From 1992-1994, Mr. Sisselman was Vice-President of Dalon Inc., a petroleum trading company, responsible for trading crude oil and petroleum products from the former Soviet Union. For the 12 years prior to 1992, Mr. Sisselman was employed by Charter Oil Company and its subsidiaries, UBS AG, and Astra Oil working in various senior financial and trading positions both in the United States and London, England. He graduated with honors from University of Florida in 1980 with a B.S. in

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Business Administration with a major in Finance. As a result of these professional experiences, Mr. Sisselman possesses particular knowledge and experience in oil, gas, and commodities as well as risk and volatile economic conditions inherent in the industry that strengthen the board’s collective qualifications, skills and experience.

Board of Directors Independence

The Board of Directors’ Nominations and Corporate Governance Committee (the “Nominations Committee”) has affirmatively determined that each of Messrs. Barrenechea, Bell, Cohen, Greenwood and Sisselman, constituting a majority of the members of the Board of Directors, qualify as “independent” by our Board of Directors, and the applicable rules under the Securities Exchange Act of 1934. The definition of “independent” is set forth the Company’s Corporate Governance Guidelines, which are posted on the Company’s website. In making this determination, the Nominations Committee has concluded that none of these members has a relationship which, in the opinion of the Nominations Committee, is material and would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Our only non-independent, management director is Mr. Watt, our current Chief Executive Officer. Our Nominations Committee reviews and analyzes this independence determination annually.

Leadership Structure of the Board

As prescribed by our Amended and Restated Bylaws, the Chairman of the board of directors has the power to preside at all meetings of the Board. Mr. Alan Bell currently serves as the Chairman of our Board. The Nominations Committee believes that Mr. Bell’s history as a Director of the Company make him the appropriate leader of the Board.

Risk Oversight

While it is the job of management to assess and manage our risk, the board and its audit committee (each where applicable) discuss the guidelines and policies that govern the process by which risk assessment and management is undertaken and evaluate reports from various functions with the management team on risk assessment and management. The Board interfaces regularly with management and receives periodic updates on operational, financial, legal and risk management matters. The Audit Committee assists the Board in oversight of the integrity of our financial statements. We do not believe that the Board’s role in risk oversight has an effect on the Board’s leadership structure.

Stockholder Communications with the Board of Directors

Any stockholder or other interested party wishing to send written communications to any one or more of the Company’s directors may do so by sending them in care of our Company’s Secretary at the Company’s principal executive offices. All such communications will be forwarded to the intended recipient(s).

Code of Business Conduct and Ethics

We have adopted a written code of business conduct and ethics (“Code of Conduct and Ethics”) that applies to all our directors, officers and employees, including our Chairman, Chief Executive Officer, Chief Financial Officer and Senior Vice Presidents. A copy of our current Code of Conduct and Ethics is attached as Exhibit 14.1 to our annual report on Form 10-K, filed with the Securities and Exchange Commission (“SEC”) on March 10, 2008. All documents which we have filed on the SEC’s EDGAR system are available for retrieval at their website at www.sec.gov, as well as available to the public from commercial document retrieval services. You may also obtain a copy of our Code of Conduct and Ethics at no cost, by writing or telephoning us at: Dune Energy, Inc., Two Shell Plaza, 777 Walker Street, Suite 2300, Houston, Texas 77002 (tel.: 713-229-6300). We undertake to make all disclosures that are required by applicable law concerning any subsequent amendments to, or waivers from, any provision of the Code of Conduct and Ethics.

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Board of Directors meetings and committee meetings

During 2010, our Board of Directors held 7 meetings. During 2010, each Director attended not less than 75% of the aggregate total number of Board of Directors meetings and meetings of the committees on which he serves. Each member of the Board of Directors attended the 2010 annual meeting.

During 2010 we had an Audit Committee, Compensation Committee and Nominations Committee.

Audit Committee

Please read “Proposal Two—Ratification of Appointment of Independent Registered Public Accounting Firm.”

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee has adopted procedures for pre-approving certain audit, review or attest engagements and permissible non-audit services including fees and terms thereof, to be provided by the independent registered public accounting firm. These procedures include reviewing a budget for audit and permissible non-audit services. As part of any pre-approval, the Audit Committee considers whether such services are consistent with the SEC rules on auditor independence. The Audit Committee periodically monitors the services rendered and actual fees paid to the independent registered public accounting firms to ensure that such services are within the parameters approved by the Audit Committee.

Nominations and Corporate Governance Committee

Our Nominations Committee was formed with the primary purposes of: (a) identifying individuals qualified to become members of the Board of Directors and, going forward and with respect to our stockholders’ meetings, selecting or recommending that the Board of Directors select, the director nominees for election at our annual meeting or filling vacancy(ies) on the Board of Directors; and (b) developing and recommending to the Board of Directors a set of corporate governance principles applicable to our Company and its operations, including reviewing and modifying, as necessary, our Code of Conduct and Ethics previously adopted by the Board of Directors.

The committee’s membership consists of Steven M. Sisselman, Chairman, Alan D. Bell and Steven Barrenechea.

The Board of Directors has adopted a written charter for the Nominations Committee, a copy of which was filed an exhibit to our current Report on form 8-K filed with the SEC April 4, 2008 and is available on our website. The Nominations Committee shall be composed of at least two, but no more than three, independent directors on the Board of Directors. Initial members of the Nominations Committee are Alan Bell and Steven Barrenechea. All members of the Nominations Committee must be independent as defined in our Governance Standards for Directors and Committees of the Board.

Our Nominations Committee has endorsed all incumbent director nominees standing for re-election at our 2011 annual stockholders’ meeting, affirmatively finding that such nominees present the qualifications necessary to be nominated as a director under those “Standards for Director Qualification” adopted by the Board of Directors.

Standards for Director Qualifications

As envisioned by its charter, our Nominations Committee will identify individuals qualified to become board members consistent with criteria established by the committee under its “Standards for Director Qualification”. Under these criteria, directors are expected to bring a range of experience, knowledge and judgment and to act with integrity and commitment to our Company, our business plans and long-term stockholder value. Directors must represent the interests of all stockholders. Directors should also have relevant business and industry experience in order to provide a useful perspective on significant risks and competitive

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advantages facing us, and in particular, should demonstrate competence in one or more of the following areas: accounting or finance, markets, business or management experience, oil and gas industry knowledge, end user experience or perspective, crisis management, or leadership and strategic planning. Directors will also be expected to become familiar with the qualitative requirements necessary to serve as a director of a corporation engaged in the oil and gas industry.

Identifying and Evaluating Nominees for Directors

Our Nominations Committee will utilize a variety of methods for identifying and evaluating nominees for director. The Nominations Committee intends to regularly assess the appropriate size of the board, and whether any vacancies on the board are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Nominations Committee will consider various potential candidates for director. Candidates may come to the attention of the Nominations Committee through current board members, professional search firms, stockholders or other persons. These candidates are evaluated at regular or special meetings of the Nominations Committee, and may be considered at any point during the year.

The Nominations Committee will consider stockholder nominations properly submitted to the committee at our Company address following verification of the stockholder status of any persons proposing candidates. Any recommendations are considered as a whole by the Nominations Committee at a regularly scheduled meeting prior to the issuance of the proxy statement for our annual meeting of stockholders. If any materials are provided by a stockholder in connection with the nomination of a director candidate, such materials are forwarded to the Nominations Committee. The Nominations Committee may also review materials provided by professional search firms or other parties in connection with a nominee who is not proposed by a stockholder. In evaluating such nominations, the Nominations Committee seeks to achieve those qualifications outlined elsewhere in this Proxy Statement and set forth in the committee’s charter.

The Nominations Committee will consider stockholder nominations properly submitted at our Company’s next annual meeting in accordance with the procedure set forth on the last page of this proxy statement and the regulations promulgated by the SEC.

Although the Nominations Committee will consider candidates recommended by stockholders, it may determine not to recommend that the Board of Directors, or the Board of Directors may determine not to, nominate those candidates for election to the Board of Directors.

Compensation Committee

Our Compensation Committee is responsible for setting executive compensation levels, bonus plan participation and target levels and executive and overall compensation policies. The Compensation Committee also reviews and approves executive benefit plans and make awards under the Company’s equity plans, as well as performs such other duties delegated to it by the Board of Directors as set forth in its charter, a copy of which was filed as an exhibit to our current Report on form 8-K filed with the SEC on April 4, 2008 and is available at our website.

The committee’s membership consists of Richard M. Cohen, Alan D. Bell and William E. Greenwood. During 2010, 5 meetings of the Compensation Committee were held.

Compensation Committee Interlocks and Insider Participation

During fiscal year 2010, none of our executive officers served on the Board of Directors of any entities whose directors or officers served on our Compensation Committee. Except for Richard M. Cohen, a member of our Compensation Committee, who serves as Secretary of our Company and also served from December 2003 to March 2005 as our Chief Financial Officer, no current or past officers or employees of the Company serve on our Compensation Committee.

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EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis is intended to assist you in understanding the Company’s compensation programs. It is intended to explain the philosophy underlying the Company’s compensation strategy and the fundamental elements of compensation paid to the Company’s Chief Executive Officer, Chief Financial Officer, and other individuals included in the Summary Compensation Table (“Named Executive Officers” or “executive officers”) for the 2010 calendar year. Specifically, this Compensation Discussion and Analysis addresses the following:

•	Objectives of the Company’s compensation programs;

•	What the Company’s compensation programs are designed to reward;

•	Elements of compensation provided to the Named Executive Officers;

•	The purpose of each element of compensation

•	Why the Company elects to pay each element of compensation

•	How each element of compensation was determined by the Compensation Committee of the Board of Directors (“Committee”)

•	How each element and the Company’s decisions regarding its payment relate to our goals

•	Process for determining executive officer compensation; and

•	Other important compensation policies affecting the Named Executive Officers.

The Company’s compensation strategy, above all, is designed to reward results and align all employees’ interests with our stockholders.

The Committee administers the Company’s executive compensation programs. The Committee consists of Richard Cohen, Alan Bell and William Greenwood. The members of the Committee all qualify as independent, outside members of the Board of Directors in accordance with the requirements of current SEC regulations.

The Committee is responsible for setting compensation for the President and Chief Executive Officer and the Chairman of the Board subject to approval by the Board of Directors. The President and Chief Executive Officer recommends the compensation for the other Named Executive Officers subject to approval by the Committee and the Board of Directors.

Objectives of the Company’s Compensation Programs

The Committee has the responsibility for continually monitoring the compensation paid to the Named Executive Officers. The Committee believes that compensation of the Company’s Named Executive Officers should encourage creation of stockholder value and achievement of strategic corporate objectives. Specifically, the Committee is committed to ensuring that the total compensation package for the Named Executive Officers will serve to:

•	attract, retain and motivate highly qualified senior executives by providing base salaries that are competitive with our peer companies;

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enhance the Company’s near-term financial performance by basing annual bonuses on performance measures that relate to enhancement of the value of the Company’s profitability during the measurement period; and

•	increase stockholder value by providing long-term incentives around stock ownership in an effort to align the interests of senior executives with those of our stockholders.

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What the Company’s Compensation Programs Are Designed to Reward

The Named Executive Officers’ compensation is designed to reward short-term performance as well as long-term performance. The Company’s policy is to provide a portion of the executive officers’ compensation in cash including an annual base salary and an opportunity to receive an annual bonus which remains at risk. The annual bonus is typically tied to the main controllable operating criteria of the Company. These operating criteria are based on three elements: (i) growth in reserves year over year; (ii) increased annual production volumes; and (iii) limiting finding and development costs. The Company intentionally ties the annual bonus to these three elements to keep executive officers focused on the elements of the Company’s business that are critical to its success in the marketplace. If set targets related to one or more of these three elements are not achieved, annual bonuses may not be awarded.

Due to various economic conditions during 2010, the Company was unable to achieve its performance goals. However, based upon individual achievement and a desire to retain its key talent, the Company did pay small bonuses for 2010.

During 2010, the Company continued its program of granting shares of restricted common stock. Consistent with its commitment to compensation tied to performance and increasing stockholder value, restricted stock was granted to all employees, not just the executive officers, in an effort to keep the executive officers and the employees focused on the Company’s long-term goals. Because the grants of restricted stock are subject to a three year vesting schedule, the awards also assist in retaining the executives and employees for a period of time.

Process for Determining Executive Officer Compensation

Role of the Committee. The Compensation Committee, pursuant to the Dune Energy, Inc. Compensation Committee Charter, is charged with reviewing the competitiveness of the Company’s executive compensation programs to ensure: (i) the attraction and retention of corporate officers; (ii) the motivation of corporate officers to achieve the Company’s business objectives; and (iii) the alignment of interests of key leadership with the long-term interests of the Company’s stockholders.

For the periods presented, the Committee had responsibility for reviewing and recommending to the Board of Directors corporate goals and objectives relevant to the President and Chief Executive Officer’s and the Chairman of the Board’s compensation, evaluating the President and Chief Executive Officer’s and the Chairman of the Board’s performance in light of these goals and objectives, and setting the President and Chief Executive Officer’s and the Chairman of the Board’s compensation levels based on this evaluation. In determining the long-term equity award component of the President and Chief Executive Officer’s and the Chairman of the Board’s compensation, the Committee generally considers criteria such as the Company’s financial and operating performance and relative stockholder return, the value of similar long-term incentive awards to chief executive officers and board chairmen within the Company’s peer companies, and the awards previously given to the President and Chief Executive Officer and the Chairman of the Board. Going forward, the Compensation Committee will no longer review the compensation level of the Chairman of the Board and will only review and recommend the compensation level of the Chief Executive Officer.

The Committee also reviews and makes recommendations to the Board of Directors concerning the base salary, annual bonus and other compensation of all corporate officers at the level of corporate vice president and above, and approves the general compensation guidelines recommended by management for the remainder of the employees. As part of the compensation setting process, the President and Chief Executive Officer makes recommendations to the Committee and the members of the Committee set the appropriate level of compensation for each of the other executive officers. If the President and Chief Executive Officer finds it necessary to fill an existing position, he has decision making authority to set compensation within preestablished parameters that have been approved by the Committee.

Additionally, the Committee will periodically review the Company’s incentive plans and other equity-based plans. The Committee will review, adopt, and submit to the Board of Directors any proposed arrangement or

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plan, and any amendment to an existing arrangement or plan that provides or will provide benefits to the Named Executive Officers collectively or to an individual executive officer. The Committee will also review trends in executive compensation. The Committee has sole authority to retain and terminate a compensation consultant or other advisor as the Committee sees appropriate.

Compensation Consultant. The Committee has the ability under its charter to engage, retain and terminate the services of outside legal counsel, compensation consultants and other advisors. In 2009, the Committee engaged the services of Alvarez & Marsal Taxand, LLC (“A&M”) to advise the Committee on certain executive compensation matters. A&M conducted a review of the total compensation program for the President and Chief Executive Officer, Chairman of the Board and Senior Vice President and Chief Financial Officer. The 2009 compensation review provided the Committee with relevant market data from its peer companies and alternatives to consider when making compensation decisions. Because the Company’s compensation strategy did not change from 2009 to 2010, the Company did not undertake an additional review of its compensation strategy as compared to its peer companies’. However, the Company intends to periodically undertake such a review to ensure reasonable and competitive pay practices.

Establishing Compensation for Named Executive Officers

As part of the 2009 executive compensation review the Committee asked A&M to develop a group of peer companies within the oil and gas exploration industry. The group of peer companies consisted of companies with similar business and financial characteristics. The composition peer group may be reevaluated for future reviews.

The ten (10) peer companies established for purposes of reviewing compensation for Named Executive Officers in 2009 were:

•	Brigham Exploration Company;

•	Callon Petroleum Company;

•	Energy XXI, Ltd.;

•	GMX Resources, Inc.;

•	Goodrich Petroleum Corporation;

•	Meridian Resource Corporation;

•	Parallel Petroleum Corporation;

•	PetroQuest Energy, Inc.;

•	RAM Energy Resources, Inc.; and

•	Venoco, Inc.

The Committee reviewed compensation benchmarking comparisons based on job title comparison among executives within the peer companies to assist in establishing the elements and levels of compensation for its Named Executive Officers.

Elements of Compensation Provided to the Named Executive Officers

The Committee has determined that it is in the Company’s and stockholders’ best interests to provide competitive compensation to attract and retain the most qualified executive officers with demonstrated leadership abilities that will secure the future of the Company. The Committee does this by providing compensation that is tied to the Company’s short- and long-term performance goals to motivate our executive officers to attain these goals.

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The elements of compensation utilized during 2010 to compensate the Named Executive Officers include:

•	Base Salary;

•	Annual Bonus;

•	Long-Term Equity Awards;

•	Retirement Benefits; and

•	Health and Insurance Plans.

Below is a discussion of each element of compensation listed above, including the purpose of each element of compensation, why the Committee elects to pay each element of compensation, how each element of compensation was determined by the Committee, and how each element and the Committee’s decisions regarding the payment of each element relate to the Company’s goals.

Base Salary. Base salary is the starting point in a compensation package that will attract and retain executives. Base salary provides a steady income as a base upon which performance incentives can build. The Committee believes that base salary should be competitive with its peer companies in the oil and gas exploration industry. Named Executive Officer compensation was set to be competitive with the Company’s peer companies based on the executives’ experience.

It is the Committee’s goal to set base salary to reflect the role and responsibility of the executive officer over time. Base salary, although not directly connected to performance, is essential to compete for talent and the Company’s failure to pay a competitive base salary could harm our ability to recruit and retain management. Base salary was determined by analyzing base salaries of comparable executives in our peer companies and considering the abilities, qualifications, accomplishments, and prior work experience of each executive officer.

Pursuant to the terms of their employment agreements, Mr. Gaines and Mr. Watt agreed to forgo their base salary increases for 2010 and, additionally, agreed to forgo their base salary increases through 2011. Mr. Frank Smith and Mr. Hal Bettis were granted modest increases to their base salaries effective January 1, 2011.

Named Executive Officer	2009 Base Salary	2010 Base Salary		2011 Base Salary
James Watt, President & Chief Executive Officer	$550,000	$550,000		$550,000
Alan Gaines, Former Executive Chairman of the Board	550,000	366,677	(1)	275,000	(1)(2)
Frank Smith, Senior Vice President & Chief Financial Officer	268,000	268,000		279,000
Hal Bettis, Executive Vice President & Chief Operating Officer	268,000	268,000		279,000

(1)	Mr. Gaines started 2010 at an annual base salary of $550,000, but starting May 15, 2010 he was paid $22,916.67 monthly through April 15, 2011 pursuant to his amended and restated Employment Agreement discussed below.
(2)	On April 1, 2011, Mr. Gaines tendered his resignation, effective as of April 15, 2011, from the Board of Directors and as an officer of the Company. Mr. Gaines is not being nominated for election to the Board of Directors by this proxy statement on Schedule 14A.

Annual Bonus. Annual bonuses are provided to the Named Executive Officers through the Company’s bonus program which is designed to support the near-term initiatives of the business and to position the Company for the future by focusing on annual goals, both financial and operational. The Named Executive Officers have the opportunity to receive an annual bonus that is tied to the main controllable operating criteria of the Company. These operating criteria are based on three elements: (i) growth in reserves year over year; (ii) increased annual production volumes; and (iii) limiting finding and development costs. The Company intentionally ties the annual bonus to these three elements to keep executive officers focused on the elements of

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the Company’s business that are critical to its success in the marketplace. Additionally, individual goals are set for each executive officer, which can impact the actual annual bonus awarded to them.

The Committee sets target annual bonus opportunities so that total cash compensation (base salary, plus annual target bonus) is competitive with executives in our peer companies. The Company’s annual bonus is designed to pay for performance and is at risk. Annual bonuses amounts could payout between zero and two hundred percent (200%) of each Named Executive Officer’s base salary target percentage based on performance to target levels set by the Committee. Performance achievement takes into account individual performance, Company performance and the performance of the Company’s peer companies. The Company did not meet its performance expectations in 2010; however, minimal annual bonus payments were made to the Named Executive Officers based on individual contributions and as a retention tool. The bonus awarded to the Named Executive Officers was equal to ten percent (10%) of their respective Base Salaries.

The annual bonus amounts awarded to Named Executive Officers from 2008 to 2010 are as follows:

Named Executive Officer	2008 Bonus	2009 Bonus	2010 Bonus
James Watt	$110,000	$0	$55,000
Alan Gaines	110,000	0	36,667
Frank Smith	95,000	0	26,800
Hal Bettis	95,000	0	26,800

Mr. Gaines could have earned a cash bonus upon completion of certain acquisitions of the Company. No transaction bonuses were paid in 2010 and such opportunity has been eliminated pursuant to his amended and restated Employment Agreement discussed later. Effective April 15, 2011, Mr. Gaines resigned from the Board of Directors and as an officer of the Company.

Long-Term Equity Awards. Base salary and annual bonus tend to reward shorter term goals; however, it is important to focus on long-term performance of the Company. Prior to the 2007 change in the compensation philosophy, the Company granted stock options. None of the stock option grants remained exercisable and outstanding in 2010. Restricted stock is granted to executives to align their interests with those of stockholders and to incent executives to increase the Company’s stock price over time. It is the Committee’s belief that executive officers need to have a significant interest tied to long-term performance and increasing stockholder value. The Committee believes the best way to accomplish this is through stock ownership of the Company.

Prior to the adoption of the Dune Energy, Inc. 2007 Stock Incentive Plan (“Stock Incentive Plan”) in 2007, the Company granted nonqualified stock options and restricted stock to executives through the use of stand-alone agreements. In November 2010, the Company granted shares of restricted stock pursuant to the terms of the Stock Incentive Plan. The shares granted vest based on time over a three year period.

Retirement Benefits. The Company does not have a defined benefit pension plan. However, the Named Executive Officers are eligible to participate in the Dune Energy 401(k) Plan (“401(k) Plan”), which is a Company-wide, tax-qualified retirement plan. The intent of this plan is to provide all employees with a tax-advantaged savings opportunity for retirement. The Company sponsors this plan to help employees in all levels of the Company save and accumulate assets for use during their retirement. As required, eligible pay under this plan is capped at Internal Revenue Code (“Code”) annual limits. The Company makes annual matching contributions to the 401(k) Plan on behalf of all employees, including the Named Executive Officers.

Health and Insurance Plans. The Named Executive Officers are eligible to participate in Company-sponsored benefit plans on the same terms and conditions as those generally provided to salaried employees. Basic health benefits, dental benefits, and similar programs are provided to make certain that access to healthcare and income protection is available to the Company’s employees and the employees’ family members. The cost of Company-sponsored benefit plans are negotiated by the Company with the providers of such benefits and the executive officers contribute to the cost of the benefits.

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Perquisites. The Company does not believe in providing perquisites for its executive officers. In fact, with one exception, the Company does not provide perquisites to any of its executive officers. The Company continues to provide only one executive officer, Mr. Bettis, with a car allowance that was provided under an arrangement with a company previously acquired by Dune Energy.

Other Important Compensation Policies Affecting the Named Executive Officers

Financial Restatement. Currently, the Committee does not have an official policy in place governing retroactive modifications to any cash or equity-based incentive compensation paid to the Named Executive Officers where the payment of such compensation was predicated upon the achievement of specified financial results that were subsequently the subject of a restatement. The Committee will, if the need arises, make a determination as to whether and to what extent compensation should be clawed back should there be a financial restatement.

Stock Ownership Requirements. The Committee does not maintain a policy relating to stock ownership guidelines or requirements for its Named Executive Officers. The Committee does not believe it is necessary to impose such a policy on the executive officers. The Named Executive Officers, as a group, held approximately 6% of the Company’s stock as of March 31, 2011. If circumstances change, the Committee will review whether such a policy is appropriate for its executive officers.

Trading in the Company’s Stock Derivatives. The Committee does not currently have a policy in place prohibiting executive officers of the Company from purchasing or selling options on the Company’s common stock, engaging in short sales with respect to the Company’s common stock, or trading in puts, calls, straddles, equity swaps or other derivative securities that are directly linked to the Company’s common stock. The Committee is not aware that any of the executive officers have entered into these types of arrangements.

Tax Deductibility of the Named Executive Officers’ Incentive and Equity Compensation. Section 162(m) of the Internal Revenue Code of 1986, as amended, generally disallows a tax deduction to public companies for compensation over $1.0 million paid to a corporation’s Principal Executive Officer and the three (3) other most highly compensated executive officers (excluding the Principal Financial Officer). In connection with the compensation of the Company’s executive officers, the Committee is aware of Code section 162(m) as it relates to deductibility of qualifying compensation paid to executive officers. The Committee attempts, where practical, to comply with the requirements of Code section 162(m) so that all compensation is deductible.

Employment Agreements. In 2009 the Company executed amended and restated employment agreements with the President and Chief Executive Officer, and the Senior Vice President and Chief Financial Officer. The Company’s third party lender encouraged the Company to extend the term of the President and Chief Executive Officer’s employment agreement, and enter into a new employment agreement with the Senior Vice President and Chief Financial Officer as a condition of future funding. It also executed an amended and restated employment agreement for the Chairman of the Board on February 16, 2010 for an additional one year term.

All of the employment agreements have termination trigger events that provide for the payment of severance to the executive officer upon certain termination events. The Company has included these post-termination trigger events in the employment agreements to provide a safe harbor so that the executive officer can provide services to the Company without being focused on the risk of losing employment with the Company. Additionally, we maintain a separate severance plan for the Named Executive Officers who do not have an employment agreement with the Company. With respect to those Named Executive Officers who have an employment agreement in effect, severance benefits are limited to those as set forth in the respective employment agreements.

Set forth below are the general terms and conditions of each of the employment agreements. Each executive has the right to voluntarily terminate his employment at any time.

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James Watt—President and Chief Executive Officer

Mr. Watt’s current employment agreement was entered into on October 1, 2009 and is for a term of three years. The Company or Mr. Watt may give written notice at least sixty (60) days prior to the end of the three year term of the intent to terminate or modify the agreement. If no such notice is given, the Agreement will automatically renew.

Under the agreement, Mr. Watt serves as the President and Chief Executive Officer of the Company. Pursuant to the agreement, Mr. Watt will receive a $550,000 annual base salary for the period beginning on the Commencement Date (October 1, 2009) and for each subsequent year through the ending date of the agreement. Mr. Watt’s previous employment agreement provided annual increases to his base salary, but he has forgone those increases in his acceptance of the new agreement. During the term of the agreement, Mr. Watt is also entitled to earn an annual performance bonus. The amount of the annual bonus is targeted at 100% of his annual base salary, based upon performance criteria established by the Committee. The amount of the actual annual bonus can be less than or more than the target annual bonus, but in no event will it exceed 200% of the then applicable base salary.

According to the terms of the agreement, Mr. Watt also received a grant of 250,000 shares of restricted stock (“Watt Restricted Shares”). The Watt Restricted Shares vest 55,833 shares on August 31, 2010, an additional 55,834 shares on August 31, 2011, and 55,833 shares on August 31, 2012 so long as Ms. Watt is employed on the vesting dates. The remaining 82,500 shares will vest based on achievement of Proved Reserves and TSR performance measures in accordance with the 2007 Stock Incentive Plan and applicable agreement.

Mr. Watt is entitled to medical, disability insurance, life insurance and other similar benefits provided by the Company, subject to the terms and conditions of those programs.

Mr. Watt was also entitled to the reimbursement of relocation expenses in connection with his relocation from Dallas, Texas to Houston, Texas. The relocation expenses included temporary living and travel expenses, the commission on the sale of his existing home in Dallas, closing costs on the purchase of his new home in Houston, and moving expenses. The reimbursement obligation will remain in effect until the earlier of date that is five years from the end of the term of this agreement (including any extensions of the term resulting from contract renewal) or the date the obligation is satisfied through payment of all such relocation expenses.

In the event that the Company terminates Mr. Watt’s employment without cause, Mr. Watt terminates his employment for Good Reason (as defined below) or upon termination within twelve (12) months of a change in control, Mr. Watt will be entitled to severance pay equal to 2.99 times the sum of his then applicable base salary and the target annual bonus amount, payable in six (6) equal monthly installments. Mr. Watt will also be entitled to payment for any annual bonus earned in the year preceding termination, but not yet paid, and accrued and unused vacation days during the year of termination. At the date of termination in connection with a change in control, all of the Watt Restricted Shares will be immediately vested.

Good Reason means any of the following which remain uncured after thirty (30) days prior written notice is received by the Company from Mr. Watt:

(1)	The failure of the Company to continue Mr. Watt in the position of President and Chief Executive Officer of the Company (or such other senior executive position as may be offered by the Company and which Mr. Watt may in his sole discretion accept);

(2)	Material diminution by the Company of Mr. Watt’s responsibilities, duties, or authority in comparison with the responsibilities, duties and authority held during the six (6) month period immediately preceding the diminution, or assignment to Mr. Watt of any duties inconsistent with Mr. Watt’s position as the senior Executive officer of the Company (or such other senior executive position as may be offered by the Company and which Mr. Watt may in his sole discretion accept);

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(3)	Failure by the Company to pay and provide Mr. Watt the compensation and benefits provided for in his employment agreement; or

(4)	The requirement that Mr. Watt relocate his residence outside the State of Texas.

Additionally, Mr. Watt is entitled to receive a gross-up payment in the event that he is subject to a Code section 280G excise tax pursuant to a change in control of the Company.

In the event the initial term expires without a prior termination or resignation, the Company will pay Mr. Watt his base salary and pro rata bonus earned (and unpaid) through the date of the expiration. Mr. Watt will also be entitled to payment for any bonus earned in a preceding year, but not yet paid, and any accrued but unused vacation days during the year the expiration occurs.

The Company will not be obligated to pay any severance pay in the event that Mr. Watt terminates voluntarily or he is terminated for cause.

In the event Mr. Watt’s employment is terminated, unless such termination is without cause or due to a resignation for Good Reason, Mr. Watt will be subject to a one (1) year non-competition provision in his employment agreement.

Alan Gaines—Former Executive Chairman of the Board

Effective April 15, 2011, Mr. Gaines resigned from the Board and as an officer of the Company. The Company was not obligated to pay any severance pay as a result of Mr. Gaines’ voluntary resignation.

In 2010, Mr. Gaines had an existing employment agreement with the Company effective as of April 17, 2007 that was in place and effective through April 17, 2010. Mr. Gaines’ agreement was amended and restated effective February 16, 2010 to extend the agreement one additional year (“2010 Agreement”). The Company believed it to be in its best interest to extend Mr. Gaines’ employment agreement based on his 25 years of extensive expertise in the industry and his business development skills.

Under Mr. Gaines’ 2010 Agreement, he continued to serve as the Chairman of the Board of the Company. Pursuant to the 2010 Agreement, Mr. Gaines received base salary payments through April 15, 2010 at the annual rate of $550,000. Thereafter, the Company paid him monthly based on an annual base salary of $275,000 through the end date of the 2010 Agreement. During the term of the 2010 Agreement, Mr. Gaines was also entitled to earn an annual performance bonus. The amount of the annual bonus was targeted at 100% of his annual base salary, based upon performance criteria established by the Committee, which included Mr. Gaines’ performance in raising new equity and capital for the Company. The amount of the actual annual bonus could have been less than or more than the target annual bonus, but in no event would it have exceeded 200% of the then applicable base salary. In the Prior Agreement, Mr. Gaines was eligible for a transaction bonus but such opportunity was eliminated under the 2010 Agreement.

Mr. Gaines was entitled to medical, disability insurance, life insurance and other similar benefits provided by the Company, subject to the terms and conditions of those programs.

In the event that the Company had terminated Mr. Gaines’ employment without cause, Mr. Gaines had terminated his employment for Good Reason (as defined below), or upon a termination within twelve (12) months of a change in control, Mr. Gaines would have been entitled to severance pay equal to 1.0 times the sum of his Compensation, which was defined as the sum of: (a) payment of $45,833.33 made on March 15, 2010; (b) payment of $45,833.33 made on April 15, 2010; and (c) monthly payments of $22,916.67 from May 15, 2010 to the end date of the agreement. The payments were payable in six (6) equal monthly installments.

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Good Reason means any of the following which remain uncured after twenty (20) days prior written notice was received by the Company from Mr. Gaines:

(1)	The failure of the Company to continue Mr. Gaines as an executive of the Company (or such other Board position as may be offered by the Company which Mr. Gaines may in his sole discretion accept);

(2)	Material diminution by the Company of Mr. Gaines’ responsibilities, duties, or authority in comparison with the responsibilities, duties and authority held during the six (6) month period immediately preceding the diminution, or assignment to Mr. Gaines of any duties inconsistent with Mr. Gaines’ position as a senior Executive officer of the Company (or such other senior executive position as may be offered by the Company and which Mr. Gaines may in his sole discretion accept);

(3)	Failure by the Company to pay and provide Mr. Gaines the compensation and benefits provided for in his employment agreement; or

(4)	The requirement that Mr. Gaines relocate his residence outside the State of California.

Additionally, Mr. Gaines was entitled to receive a gross-up payment in the event that he was subject to a Code section 280G excise tax pursuant to a change in control of the Company.

Mr. Gaines would also have been entitled to payment for any bonus earned in a preceding year, but not yet paid, and any accrued but unused vacation days during the year the expiration occurs.

In the event the initial term had expired without a prior termination or resignation, the Company would have paid Mr. Gaines his Compensation earned (and unpaid) through the date of the expiration. Mr. Gaines would also have been entitled to payment for any accrued but unused vacation days during the year the expiration occurs.

Mr. Gaines is subject to a one (1) year noncompetition provision in his employment agreement.

Frank Smith—Senior Vice President and Chief Financial Officer

Mr. Smith’s employment agreement was entered into on October 1, 2009 and was for a term of three years. The Company or Mr. Smith may give written notice at least sixty (60) days prior to the end of the three year term of the intent to terminate or modify the agreement. If no such notice is given, the Agreement will automatically renew.

Under the agreement, Mr. Smith serves as the Senior Vice President and Chief Financial Officer of the Company. Pursuant to the agreement, Mr. Smith receives a $268,000 annual base salary for the period beginning on the Commencement Date (October 1, 2009). His annual base salary was increased to $279,000 effective January 1, 2011. During the term of the agreement, Mr. Smith is also entitled to earn an annual performance bonus. The amount of the annual bonus is targeted at 60% of his annual base salary, based upon performance criteria established by the Committee. The amount of the actual annual bonus can be less than or more than the target annual bonus, but in no event will it exceed 120% of the then applicable base salary.

According to the terms of the agreement, Mr. Smith also received a grant of 200,000 shares of restricted stock (“Smith Restricted Shares”). The Smith Restricted Shares vest 44,667 shares on August 31, 2010, an additional 44,666 shares on August 31, 2011, and 44,667 shares on August 31, 2012 so long as Mr. Smith is employed on the vesting dates. The remaining 66,000 shares will vest based on achievement of Proved Reserves and TSR performance measures in accordance with the 2007 Stock Incentive Plan and applicable agreement.

Mr. Smith is entitled to medical, disability insurance, life insurance and other similar benefits provided by the Company, subject to the terms and conditions of those programs.

In the event that the Company terminates Mr. Smith’s employment without cause, Mr. Smith terminates his employment for Good Reason (as defined below) or upon termination within twelve (12) months of a change in

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control, Mr. Smith will be entitled to severance pay equal to 2.0 times the sum of his then applicable base salary and the target annual bonus amount, payable in six (6) equal monthly installments; however, if Mr. Smith terminates his employment for Good Reason not in connection with a change in control or is involuntary terminated not for cause, he will be entitled to severance pay equal to 1.0 times the sum of his then applicable base salary and the target annual bonus amount, payable in six (6) equal monthly installments. Mr. Smith will also be entitled to payment for any annual bonus earned in the year preceding termination, but not yet paid, and accrued and unused vacation days during the year of termination. At the date of termination in connection with a change in control, all of the Smith Restricted Shares will be immediately vested.

Good Reason means any of the following which remain uncured after thirty (30) days prior written notice is received by the Company from Mr. Smith:

(1)	The failure of the Company to continue Mr. Smith in the position of Senior Vice President and Chief Financial Officer of the Company (or such other senior executive position as may be offered by the Company and which Mr. Smith may in his sole discretion accept);

(2)	Material diminution by the Company of Mr. Smith’s responsibilities, duties, or authority in comparison with the responsibilities, duties and authority held during the six (6) month period immediately preceding the diminution, or assignment to Mr. Smith of any duties inconsistent with Mr. Smith’s position as the senior Executive officer of the Company (or such other senior executive position as may be offered by the Company and which Mr. Smith may in his sole discretion accept);

(3)	Failure by the Company to pay and provide Mr. Smith the compensation and benefits provided for in his employment agreement; or

(4)	The requirement that Mr. Smith relocate his residence outside the State of Texas.

Additionally, Mr. Smith is entitled to receive a gross-up payment in the event that he is subject to a Code section 280G excise tax pursuant to a change in control of the Company.

In the event the initial term expires without a prior termination or resignation, the Company will pay Mr. Smith his base salary and pro rata bonus earned (and unpaid) through the date of the expiration. Mr. Smith will also be entitled to payment for any bonus earned in a preceding year, but not yet paid, and any accrued but unused vacation days during the year the expiration occurs.

The Company will not be obligated to pay any severance pay in the event that Mr. Smith terminates voluntarily or he is terminated for cause.

In the event Mr. Smith’s employment is terminated, unless such termination is without cause or due to a resignation for Good Reason, Mr. Smith will be subject to a one (1) year noncompetition provision in his employment agreement.

The Company’s Severance Plan. The Company provides severance benefits under the Dune Energy, Inc. Employee Severance Plan (“Severance Plan”). The Named Executive Officers who are not covered by an employment agreement are entitled to severance benefits under the Severance Plan. If an executive officer’s employment is terminated without cause or if the executive officer is terminated or resigns for good reason in connection with a change in control, the executive officer will be entitled to severance benefits. The Severance Plan provides for a severance payment equal to the executive officer’s then current base salary plus his/her target annual bonus for the year of termination. If an executive officer terminates employment due to death or disability, he or she will be entitled to payment of accrued base salary and a pro rata portion of his or her annual target performance bonus.

On October 6, 2010, the Company amended and restated the Severance Plan (“2010 Severance Plan”). The 2010 Severance Plan increases the severance payment payable on a termination without cause not in connection with a change in control from six months to one year of the executive officer’s current base salary plus the target

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annual bonus. The provisions for termination without cause in connection with a change in control, termination for good reason in connection with a change in control, and death or disability remained the same between the previous Severance Plan and the 2010 Severance Plan.

Tax and Accounting Implications. The Company considers the tax and accounting implications regarding the delivery of different forms of compensation. The Company has moved away from granting stock options due in part to the accounting implications associated with stock options. However, in furtherance of its philosophy of aligning the executive officers’ interests with the interests of the stockholders, the Company believes that the most efficient form of long-term compensation for the executive officers is restricted stock and, therefore, places a greater emphasis on the grant of restricted stock. The Company also relies on using cash compensation, which does not pose any tax or accounting issues.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based upon such review, the related discussions and such other matters deemed relevant and appropriate to the Compensation Committee, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement to be delivered to stockholders.

SUBMITTED BY THE COMPENSATION COMMITTEE:

RICHARD COHEN

ALAN BELL

WILLIAM GREENWOOD

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SUMMARY COMPENSATION TABLE

The Summary Compensation Table below displays the total compensation awarded to, earned by or paid to the Named Executive Officers for the fiscal years ending December 31, 2010, December 31, 2009 and December 31, 2008. All amounts shown below are in dollars.

Name and Principal Position (a)	Year (b)	Salary ($) (c)		Bonus ($) (d)		Stock Award(s)(1) ($) (e)		Option Award(s) ($) (f)	Non-Equity Incentive Plan Compensation ($) (g)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($) (h)	All Other Compensation ($) (i)		Total ($) (j)
James Watt, President and Chief Executive Officer	2010 2009 2008	$550,000 550,000 537,500		$55,000 — 110,000	(3)	$23,375 187,500 574,340	(4) (4) (4)(5)	— —	— —	— —	$48,106 16,500 15,500	(6) (7) (7)	$676,481 754,000 1,237,340

Alan Gaines Former Executive Chairman of the Board	2010 2009 2008	366,667 550,000 537,500	(2)	36,667 — 110,000	(3)	23,375 14,444 574,340	(4) (4) (4)(5)	— —	— —	— —	48,106 16,500 15,500	(6) (7) (7)	474,815 580,944 1,237,340

Frank Smith, Senior Vice President and Chief Financial Officer	2010 2009 2008	268,000 268,000 260,000		26,800 — 95,000	(3)	11,390 150,000 120,690	(4) (4) (4)	— —	— —	— —	16,500 16,500 15,500	(7) (7) (7)	322,090 434,500 497,315

Hal Bettis, Executive Vice President and Chief Operating Officer	2010 2009 2008	268,000 268,000 260,000		26,800 — 95,000	(3)	11,390 7,038 120,690	(4) (4) (4)	— —	— —	— —	18,900 18,900 17,900	(8) (8) (8)	322,090 293,938 506,198

(1)	The amounts in column (e) represent the fair value of the restricted stock awards granted in 2010, 2009 and 2008. The fair value of these awards is based on the fair market value on the date of grant, calculated as the closing trading value of the Company’s common stock on the date of grant.
(2)	Mr. Gaines started 2010 at an annual base salary of $550,000, but starting April 16, 2010 his annual base salary was reduced to $275,000 pursuant to his amended and restated Employment Agreement. Effective April 15, 2011, Mr. Gaines resigned from the Board of Directors and as an officer of the Company.
(3)	Represents bonus awards earned in 2008, but paid in 2009.
(4)	The stock award compensation amount for 2010, 2009 and 2008 was calculated based on the fair value of the award as of the date of each grant.
(5)	This value includes the fair market value on date of grant for the shares of restricted stock granted in lieu of cash with respect to the bonus for 2007 paid in 2008. The restricted stock was awarded in an amount equal to 125% of portion of the bonus not paid in cash ($256,000) divided by the closing market price ($1.70) of the Company’s common stock on the day immediately preceding payment of all bonuses to employees. The shares of restricted stock vested one year from the date of grant.
(6)	In 2010, the repurchase feature with respect to the April 17, 2007 restricted stock grant of 600,000 shares was removed. This modification resulted in a gross-up payment for taxes in the amount of approximately $31,606.
(7)	Represents matching contributions allocated to the executive’s accounts under the 401(k) Plan.
(8)	Represents matching contributions allocated to Mr. Bettis’ account in the 401(k) Plan in the amount of $16,500 in 2010 and 2009, $15,500 in 2008, and $2,400 for a car allowance in 2010, 2009 and 2008.

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GRANTS OF PLAN BASED AWARDS

The Grants of Plan Based Awards Table discloses the total number of equity and non-equity incentive based plan awards actually granted in 2010. The Grants of Plan Based Awards Table should be read in conjunction with the Summary Compensation Table. The value of the equity award granted during 2010 is shown at the grant date fair value of the award.

Name (a)	Grant Date (b)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#) (i)	All Other Option Awards: Number of Securities Underlying Options (#) (j)	Exercise of Base Price of Option Awards ($/Sh) (k)	Grant Date Fair Value of Stock and Option Awards (l)
		Threshold ($) (c)	Target ($) (d)	Maxi- mum ($) (e)	Threshold ($) (f)	Target ($) (g)	Maxi- mum ($) (h)
James Watt	11/18/2010	—	—	—	—	—	—	137,500	—	—	$23,375	(1)

Alan Gaines	11/18/2010	—	—	—	—	—	—	137,500	—	—	23,375	(1)

Frank Smith	11/18/2010	—	—	—	—	—	—	67,000	—	—	11,390	(1)

Hal Bettis	11/18/2010	—	—	—	—	—	—	67,000	—	—	11,390	(1)

(1)	Represents the fair value of the shares granted at a per share fair value of $0.17 on the grant date.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

The Outstanding Equity Awards at Fiscal Year End Table reflects each Named Executive Officer’s unexercised option award holdings and unvested restricted stock awards at December 31, 2010 on an individual award basis.

Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g)	Market Value of Shares or Units of Stock That Have Not Vested (#) (h)		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (j)
James Watt	—	—	—	—	—	352,601	$141,040	(1)	—	—

Alan Gaines	—	—	—	—	—	200,301	80,120	(1)	—	—

Frank Smith	—	—	—	—	—	232,268	92,907	(1)	—	—

Hal Bettis	—	—	—	—	—	97,334	38,934	(1)	—	—

(1)	The fair market value of Dune Energy stock on December 31, 2010 was $0.40 per share.

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OPTION EXERCISES AND STOCK VESTED

The Option Exercises and Stock Vested Table reflects the stock options actually exercised by, and shares of stock that vested for, each of the Named Executive Officers during 2010.

	Option Awards(1)		Stock Awards
Name (a)	Number of Shares Acquired On Exercise (#) (b)	Value Realized on Exercise ($) (c)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting ($) (e)
James Watt	—	—	276,766	$39,886	(2)
Alan Gaines	—	—	41,866	10,676	(3)
Frank Smith	—	—	59,599	7,559	(4)
Hal Bettis	—	—	28,466	8,506	(5)

(1)	No stock options were exercised by the Named Executive Officers in 2010.
(2)	Represents the fair market value for 200,000 shares on April 17, 2010 at $0.16 per share, 20,933 shares on August 1, 2010 at $0.11 per share, and 55,833 shares on September 30, 2010 at $0.10 per share.
(3)	Represents the fair market value for 20,933 shares on August 1, 2010 at $0.11 per share, and 20,933 shares on December 31, 2010 at $0.40 per share.
(4)	Represents the fair market value for 9,933 shares on August 1, 2010 at $0.11 per share, 44,666 shares on September 30, 2010 at $0.10 per share, and 5,000 shares on December 17, 2010 at $0.40 per share.
(5)	Represents the fair market value for 9,933 shares on August 1, 2010 at $0.11 per share, 8,333 shares on December 17, 2010 at $0.40 per share, and 10,200 shares on December 31, 2010 at $0.40 per share.

PENSION BENEFITS

The Pension Benefits Table discloses information pertaining to pension benefits provided to the Named Executive Officers. The Company does not provide pension benefits to the Named Executive Officers.

NONQUALIFIED DEFERRED COMPENSATION

The Nonqualified Deferred Compensation Table discloses information pertaining to nonqualified deferred compensation benefits provided to the Named Executive Officers. The Company does not provide nonqualified deferred compensation benefits to the Named Executive Officers.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

This section discusses the incremental compensation that would be payable by the Company to each Named Executive Officer in the event of the Named Executive Officer’s termination of employment with the Company under various scenarios (“termination events”) including 1) voluntary resignation; 2) involuntary termination; 3) termination without cause or for Good Reason in connection with a change in control; 4) termination in the event of disability; and 5) termination in the event of death. In accordance with applicable SEC rules, the following discussion assumes:

(i)	That the termination event in question occurred on December 31, 2010; and

(ii)	With respect to calculations based on the Company’s stock price, we used $0.40, which was the reported closing price of one share of the Company’s common stock on December 31, 2010.

Pursuant to applicable SEC rules, the analysis contained in this section does not consider or include payments made to a Named Executive Officer with respect to contracts, agreements, plans or arrangements to the extent they do not discriminate in scope, terms or operation, in favor of executive officers of the Company and that are available generally to all salaried employees, such as the Company’s 401(k) Plan. The actual amounts

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that would be paid upon a Named Executive Officer’s termination of employment can only be determined at the time of such executive officer’s termination from the Company. Due to the number of factors that affect the nature and amount of any compensation or benefits provided upon the termination events, any actual amounts paid or distributed may be higher or lower than reported below. Factors that could affect these amounts include the timing during the year of any such event and the Company’s stock price.

Pursuant to each of the Restricted Stock Agreements for shares of restricted stock granted pursuant to the 2007 Stock Incentive Plan, the restrictions on all shares of restricted stock shall automatically lapse upon a change in control of the Company as defined in the 2007 Stock Incentive Plan.

James A. Watt

On October 1, 2009, we entered into a new employment agreement with Mr. Watt. This agreement has an initial three (3) year term and unless the Company or Mr. Watt give written notice of intent to terminate or modify the agreement at least sixty (60) days prior to the end of the three year term, it will automatically renew as discussed in the Compensation Discussion and Analysis section entitled “Other Important Compensation Policies Affecting the Named Executive Officers” on page 13.

In his employment agreement, Mr. Watt has a general termination trigger event that provides a severance payment if the Company terminates his employment without cause, Mr. Watt terminates his employment for Good Reason, or if the termination occurs within twelve (12) months of a change in control. In all cases Mr. Watt’s severance payment is equal to 2.99 times the sum of Mr. Watt’s then applicable base salary and the target annual bonus amount.

Mr. Watt will also be fully vested in all his restricted shares from the current employment agreement in the event his employment is terminated in connection with a change in control.

Mr. Watt is entitled to receive a tax gross-up in the event that he is subject to Code section 280G excise tax.

The table below indicates the amount of compensation payable by us to Mr. Watt, including cash severance and restricted stock awards, upon different termination events.

Dune Energy, Inc.

Potential Payments Upon Termination Following Change of Control on December 31, 2010

James A. Watt

Element	Voluntary Resignation	Termination in the Event of Disability	Termination in the Event of Death	Termination Without Cause or For Good Reason	Termination in Connection with a Change in Control (Without Cause or For Good Reason)
Cash Severance Payment(1)	—	—	—	$3,289,000	$3,289,000
Restricted Stock Awards(2)	—	63,374	$63,374	44,666	141,040
Excise Tax Gross-Up	—	—	—	—	1,248,793
Total	—	$63,374	$63,374	$3,333,666	$4,678,833

(1)	Mr. Watt will receive a cash severance equal to 2.99 times the sum of base salary and target bonus (100% of base salary) in the event of involuntary termination without cause, a termination in connection with a change in control or a termination for good reason. The cash severance payment will be made over a period of 6 months.
(2)	All restricted stock grants vest in connection with a termination in connection with a change in control pursuant to the restricted stock agreements. Amounts include the value of unvested awards at December 31, 2010 that would vest based on the termination event. The restricted stock granted on August 1, 2008, and November 18, 2010 fully vest upon death or disability. The fair market value of a share of stock on December 31, 2010 was $0.40 per share.

22

Alan Gaines

Effective April 15, 2011, Mr. Gaines resigned from the Board of Directors and as an officer of the Company. In connection with his resignation, Mr. Gaines and the Company entered into a Separation and Non-Disparagement Agreement (“Separation Agreement”). The Separation Agreement provides for the payment of Mr. Gaines’ salary through April 15, 2011 as well as a cash payment for six weeks’ unused vacation equaling $31,740.30. The following is a description of the terms of the employment agreement under which Mr. Gaines was employed during the year ending December 31, 2010, which has since terminated. In addition, Mr. Gaines will keep the unvested restricted shares granted to him with these shares continuing to vest pursuant to the vesting schedule stated in the grant agreements related to such shares.

We entered into a new employment agreement with Mr. Gaines as of February 16, 2010. This agreement had a one year term and would have terminate at the end of the term unless renewed in writing as discussed in the Compensation Discussion and Analysis section entitled “Other Important Compensation Policies Affecting the Named Executive Officers” on page 13.

In his new employment agreement effective in 2010, Mr. Gaines had a general termination trigger event that provides a severance payment if the Company terminated his employment without cause, Mr. Gaines terminated his employment for Good Reason, or if the termination occurred within twelve (12) months of a change in control. In all cases Mr. Gaines’ severance payment would have been equal to 1.0 times the sum of his Compensation, which is defined as the sum of: (a) payment of $45,833.33 made on March 15, 2010; (b) payment of $45,833.33 made on April 15, 2010; and (c) monthly payments of $22,916.67 from May 15, 2010 to the end date of the agreement.

Mr. Gaines would also have been fully vested in any restricted shares from his previous April 17, 2007 employment agreement in the event his employment was terminated by the Company without cause or in connection with a change in control. Effective April 15, 2011, Mr. Gaines resigned from the Board of Directors and as an officer of the Company. Mr. Gaines will keep the restricted shares he was granted but that were unvested, and these shares will continue to be subject to vesting.

Mr. Gaines would have been entitled to receive a tax gross-up in the event that he was subject to Code section 280G excise tax.

The table below indicates the amount of compensation that would have been payable by us to Mr. Gaines pursuant to the agreement, including cash severance and restricted stock awards, upon different termination events.

Dune Energy, Inc.

Potential Payments Upon Termination Following Change of Control on December 31, 2010

Alan Gaines

Element	Voluntary Resignation	Termination in the Event of Disability	Termination in the Event of Death	Termination Without Cause or For Good Reason	Termination in Connection with a Change in Control (Without Cause or For Good Reason)
Cash Severance Payment(1)	—	—	—	$366,667	$366,667
Restricted Stock Awards(2)	—	80,120	80,120	—	80,120
Excise Tax Gross-Up	—	—	—	—	—
Total	—	$80,120	$80,120	$366,667	$446,787

(1)	Effective February 16, 2010, Mr. Gaines executed an employment agreement which lessened his severance payment. Under the agreement, Mr. Gaines would be entitled to one (1) times his Compensation upon termination without Cause, termination for Good Reason, or termination in connection with a Change in Control. The cash severance payment will be made over a period of 6 months.

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(2)	All restricted stock grants vest in connection with a termination in connection with a change in control pursuant to the restricted stock agreements. Amounts include the value of unvested awards at December 31, 2010 that would vest based on the termination event. The restricted stock granted on August 1, 2008, December 31, 2009, and November 18, 2010 fully vest upon death or disability. The fair market value of a share of stock on December 31, 2010 was $0.40 per share.

Frank T. Smith, Jr.

On October 1, 2009, we entered into an employment agreement with Mr. Smith. This agreement has an initial three (3) year term and unless the Company or Mr. Smith give written notice of intent to terminate or modify the agreement at least sixty (60) days prior to the end of the three year term, it will automatically renew as discussed in the Compensation Discussion and Analysis section entitled “Other Important Compensation Policies Affecting the Named Executive Officers” on page 13.

In his employment agreement, Mr. Smith has a general termination trigger event that provides a severance payment if the Company terminates his employment without cause, Mr. Smith terminates his employment for Good Reason, or if the termination occurs within twelve (12) months of a change in control. If Mr. Smith is terminated without cause or for Good Reason not in connection with a change in control his severance payment is equal to 1.0 times the sum of his then applicable base salary and target annual bonus amount. However, if Mr. Smith’s termination occurs in conjunction with a change in control, his severance payment is equal to 2.0 times the sum of his then applicable base salary and the target annual bonus amount.

Mr. Smith will also be fully vested in all of his restricted shares in his employment agreement in the event his employment is terminated in connection with a change in control.

Mr. Smith is entitled to receive a tax gross-up in the event that he is subject to Code section 280G excise tax.

The table below indicates the amount of compensation payable by us to Mr. Smith, including cash severance and restricted stock awards, upon different termination events.

Dune Energy, Inc.

Potential Payments Upon Termination Following Change of Control on December 31, 2010

Frank Smith

Element	Voluntary Resignation	Termination in the Event of Disability	Termination in the Event of Death	Termination Without Cause or For Good Reason(1)	Termination in Connection with a Change in Control (Without Cause or For Good Reason)
Cash Severance Payment(2)	—	—	—	$428,800	$857,600
Restricted Stock Awards(3)	—	30,773	30,773	35,734	92,907
Excise Tax Gross-Up	—	—	—	—	—
Total	—	$30,773	$30,773	$464,534	$950,507

(1)	If Mr. Smith terminates employment with the Company for Good Reason or is terminated without cause absent a change in control, he would be entitled to the cash severance payment equal to one (1) times the sum of base salary and target bonus (60% of base salary). The cash severance payment will be made over a period of (6) six months.
(2)	Mr. Smith will receive a cash severance equal to 2.0 times the sum of base salary and target bonus (60% of base salary) in the event of an involuntary termination without cause or for good reason in connection with a change in control. The cash severance payment will be made over a period of (6) six months.
(3)

All restricted stock grants vest in connection with a termination in connection with a change in control pursuant to the restricted stock agreements. Amounts include the value of unvested awards at December 31,

24

2010 that would vest based on the termination event. The restricted stock granted on August 1, 2008, and November 18, 2010 fully vest upon death or disability. The fair market value of a share of stock on December 31, 2010 was $0.40 per share.

Hal Bettis

The terms of the Severance Plan, the 2007 Stock Incentive Plan, and the Restricted Stock Agreements provide what benefits Mr. Bettis will be entitled to receive upon termination in connection with a change in control.

The Severance Plan provides that Mr. Bettis will be entitled to severance in the amount of one (1) times the sum of Mr. Bettis’ then applicable Base Salary and Target Bonus (70% of base salary) should his employment be involuntarily terminated without cause, involuntarily terminated in connection with a change in control or if Mr. Bettis resigns for good reason in connection with a change in control. The terms of the Severance Plan, as amended on October 6, 2010, provide that should his employment be involuntarily terminated without cause absent a change in control, he would be eligible for an amount equal to twelve (12) months of his then applicable Base Salary plus annual target bonus.

The Severance Plan also provides that Mr. Bettis would be entitled to a payout equal to his pro-rata target bonus upon termination due to death or disability.

In accordance with the Restricted Stock Agreements granted under the 2007 Stock Incentive Plan, on termination in connection with a change in control Mr. Bettis will be fully vested in the shares of restricted stock granted to him on August 1, 2008, December 31, 2009 and November 18, 2010.

Mr. Bettis is not entitled to receive a tax gross-up upon termination in connection with a change in control in the event that he is subject to Code section 280G excise tax.

The table below indicates the amount of compensation payable by us to Mr. Bettis, including cash severance and restricted stock awards, upon different termination events.

Dune Energy, Inc.

Potential Payments Upon Termination Following Change of Control on December 31, 2010

Hal Bettis

Element	Voluntary Resignation	Termination in the Event of Disability	Termination in the Event of Death	Termination Without Cause	Termination in For Good Reason	Termination in Connection with a Change in Control (Without Cause or For Good Reason)
Cash Severance Payment(1)	—	$187,600	$187,600	$455,600	—	$455,600
Restricted Stock Awards(2)	—	38,934	38,934	—	—	38,934
Excise Tax Gross-Up	n/a	n/a	n/a	n/a	n/a	n/a
Total	—	$226,534	$226,534	$455,600	$—	$494,534

(1)	Mr. Bettis will receive a cash severance equal to 1.0 times the sum of base salary and target bonus (70% of base salary) in the event of an involuntary termination without cause or an involuntary termination without cause or for good reason in connection with a change in control. The cash severance payment will be made within 90 days of termination of employment.
(2)	All restricted stock grants vest in connection with a termination in connection with a change in control pursuant to the restricted stock agreements. Amounts include the value of unvested awards at December 31, 2010 that would vest based on the termination event. The restricted stock granted on August 1, 2008, December 31, 2009, and November 18, 2010 fully vest upon death or disability. The fair market value of a share of stock on December 31, 2010 was $0.40 per share.

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COMPENSATION OF DIRECTORS

Non-employee members of the Board of Directors are entitled to an annual retainer in the amount of $30,000, which is paid quarterly. Each Director is also entitled to a fee in the amount of $1,000 per Board meeting attended. The Chairman of the Board receives an additional annual retainer of $20,000, which is paid quarterly, the Chairman of the Audit Committee receives an additional annual retainer of $10,000, which is paid quarterly and the Chairman of each of the Nominations Committee and the Compensation Committee each receives an additional retainer of $4,000 which is paid quarterly. The Committee members are paid a fee of $750 per meeting attended. Directors and Committee members receive meeting fees only for meetings they attend.

For 2009, the Directors could elect to receive Board fees in cash or in shares of Company stock. If an election to receive Company stock was made, such Director was entitled to the number of shares equal to 125% of the Board fees earned divided by the fair market value of the stock on such date. These shares would vest on the first anniversary of the date of grant. Mr. Cohen and Mr. Barrenechea elected to receive cash. Messrs. Bell, Greenwood and Sisselman elected to receive shares of stock.

Prior to the adoption of the new compensation program for Directors, Directors were compensated with stock options instead of cash and restricted stock. Beginning in December of 2007, the Company began granting restricted stock to Directors.

On November 18, 2010, Mr. Steve Barrenechea, Mr. Steve Sisselman, Mr. Richard Cohen, Mr. Alan Bell, and Mr. William Greenwood were each granted 9,000 shares of restricted stock in consideration of services performed in 2010. These shares vest ratably over three (3) years.

Mr. Alan Gaines served and Mr. James Watt serves as Directors but neither is entitled to any additional compensation for such service.

The Director Compensation Table below displays the total compensation awarded to, earned by or paid to Directors for the fiscal year ending December 31, 2010. All amounts shown below are in dollars.

Name (a)	Fees Earned or Paid in Cash ($) (b)	Stock Awards(1) ($) (c)	Option Awards ($) (d)	Non-Equity Incentive Plan Compensation ($) (e)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (f)	All Other Compensation ($) (g)	Total ($) (h)
Steve Barrenechea	$43,750	$1,530	—	—	—	—	$45,280
Alan Bell	42,000	1,530	—	—	—	—	43,530
Richard Cohen	47,750	1,530	—	—	—	—	49,280
William Greenwood	34,500	1,530	—	—	—	—	36,030
Steve Sisselman	28,500	1,530	—	—	—	—	30,030

(1)	Represents grants of 9,000 shares awarded on November 18, 2010 with a fair value of $0.40 per share. These shares vest ratably over three years.

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Certain Information concerning Executive Officers

The below table sets forth certain information regarding our current executive officers:

Name	Age	Position
James A. Watt	61	President, Chief Executive Officer and Director
Frank T. Smith, Jr.	65	Senior Vice President and Chief Financial Officer
Hal L. Bettis	65	Senior Vice President and Chief Operating Officer

James A. Watt became a Director of our Company on April 16, 2007 and our President and Chief Executive Officer on April 17, 2007. Mr. Watt served as the Chief Executive Officer of Remington Oil and Gas Corporation from February 1998 and the Chairman of Remington from May 2003, until Helix Energy Solutions Group, Inc. (NYSE: HLX) acquired Remington in July 2006. From 1993 through 1997, Mr. Watt served as Vice President—Exploration of Seagull E&P, Inc., and from 1991-1993, he served as Vice President—exploration and exploitation of Nerco Oil and Gas. From August 2006 through March 2007, Mr. Watt served as the Chairman and Chief Executive Officer of Maverick Oil & Gas, Inc. (OTC: MVOG.OB). Mr. Watt currently serves on the Board of Directors of Helix. Mr. Watt received a B.S. in Physics from Rensselaer Polytechnic Institute.

Frank T. Smith, Jr. joined Dune Energy, Inc. as Senior Vice President and Chief Financial Officer on April 17, 2007. From 2004 through 2006, Mr. Smith served as Senior Vice President—Finance and Corporate Secretary of Remington Oil and Gas Corp., which was acquired by Helix Energy Solutions Group, Inc. (NYSE: HLX) in June 2006. From June 1997 through 2003, Mr. Smith served as Executive Vice President and Manager of energy lending at the Bank of Texas. From 1991 through 1997, Mr. Smith served as Director in the energy and utilities division of the First National Bank of Boston. Prior to 1991, Mr. Smith held positions of increasing responsibility in the energy banking departments of other major, publicly-traded United States financial institutions. Immediately prior to coming to our Company, he served as President and Chief Financial Officer of Sonoran Energy, Inc. Mr. Smith received an MBA in Corporate Finance & Banking from the University of Pennsylvania (Wharton School). He also holds M.Ed and B.S. degrees from the University of Delaware.

Hal L. Bettis became our Senior Vice President and Chief Operating Officer on May 21, 2007. From 2004 through 2007, Mr. Bettis served as Executive Vice-President of Operations of Goldking Energy Corporation, which was acquired by our Company in May 2007. From 2001 through 2004, he served as President and Chief Operating Officer of Dunhill Resources, Inc. and from 1999 through 2001 he served as President and Chief Operating Officer of Willis Energy, LLC, each an independent oil and natural gas exploration and production company. From 1994 through 1999, Mr. Bettis served as Chief Operating Officer of Taylor Energy Company, a independent exploration and production company operating entirely in the Gulf of Mexico. Mr. Bettis received a B.S. in Petroleum Engineering from Mississippi State University.

Our executive officers are appointed by our Board of Directors and serve at its discretion, subject to the terms of applicable employment agreements. There are no family relationships among any of the directors or executive officers of our Company.

27

SECURITY OWNERSHIP

OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our common stock as of March 31, 2011 by (i) each of our current directors and executive officers, as well as persons who served as a director or executive officer during our 2010 fiscal year but not presently (the current executive officers and those serving during 2010, collectively, the “Named Executive Officers”); (ii) each person who, to our knowledge, beneficially owns more than 5% of outstanding shares of our common stock; and (iii) all of our current directors and executive officers as a group:

Name of Beneficial Owner(1)	Amount(2)		Percent of Class
Alan D. Gaines (Former Executive Chairman of the Board)	1,422,281	(3)(4)	2.9%
James A. Watt (President, Chief Executive Officer and Director)	1,107,947	(5)	2.3%
Frank T. Smith, Jr. (Senior Vice President and Chief Financial Officer)	309,715	(6)	*
Hal L. Bettis (Senior Vice President and Chief Operating Officer)	152,400	(7)	*
Steven Barrenechea (Director)	38,500	(8)(9)	*
Alan D. Bell (Director and Chairman of the Board)	298,383	(9)(10)(11)	*
Richard M. Cohen (Director and Secretary)	69,437	(8)(9)	*
William E. Greenwood (Director)	181,621	(9)(12)	*
Steven M. Sisselman (Director)	163,762	(8)(9)(13)	*
UBS AG(14)	11,709,183	(15)	24.2%
Itera Holdings BV(16)	7,092,880		14.7%
Natural Gas Partners VII, LP(17)	1,966,536	(17)	4.1%
All Officers & Directors as a Group (9 persons)	3,744,046	(3) –(13)	7.7%

*	Indicates ownership of less than 1%.
(1)	Unless otherwise indicated, the address of the beneficial holder is c/o Dune Energy, Inc., Two Shell Plaza, 777 Walker Street, Suite 2300, Houston, Texas 77002. The number of shares and any exercise prices with respect to awards and equity issuances made prior to December 1, 2009 have been adjusted to give effect to the 1-for-5 reverse stock split adopted, effective December 1, 2009.
(2)	Under Rule 13d-3 promulgated by the SEC, a person is deemed to be the beneficial owner of securities if one has the power to vote or direct the voting of such securities or has the power to dispose or direct the disposition of such securities. A person is also deemed to be the beneficial owner of securities that can be acquired by such person within 60 days. For purposes hereof, each beneficial owner’s percentage ownership is determined by assuming that options that are held by such person (but not held by any other person), and which are exercisable within 60 days from the Record Date, have been exercised. As of March 31, 2011, an aggregate of 48,327,922 shares of common stock were outstanding.
(3)	Includes 125,000 shares underlying a stock option granted May 12, 2005, with an exercise price of $12.20 per share.
(4)	Includes voting power with respect to (i) 41,867 unvested shares of common stock awarded under our 2007 Stock Incentive Plan (as amended, the “2007 Plan”) on August 1, 2008, which shares vest in equal installments on August 1, 2010 and 2011 and (ii) 62,800 unvested shares of common stock awarded under our 2007 Plan on December 31, 2009, which shares vest in equal installments on December 31, 2010, 2011 and 2012.
(5)	Includes voting power with respect to (i) 41,867 unvested shares of common stock awarded under the 2007 Plan on August 1, 2008, which shares vest in equal installments on each of August 1, 2010 and 2011 and (ii) 250,000 unvested shares of common stock awarded pursuant to certain employment and restricted stock agreements with Mr. Watt dated October 1, 2009, of which 167,500 shares vest in three equal installments on each of September 30, 2010, 2011 and 2012, and of which 82,500 shares vest in accordance with certain performance-based criteria set forth in the aforementioned agreements.
(6)

Includes voting power with respect to (i) 5,000 unvested shares of common stock awarded on December 17, 2007 under the 2007 Plan, which shares vest on December 17, 2010, (ii) 19,867 unvested shares of common stock awarded under the 2007 Plan on August 1, 2008, which shares vest in equal installments on each of

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August 1, 2010 and 2011 and (iii) 200,000 unvested shares of common stock awarded pursuant to certain employment and restricted stock agreements with Mr. Smith dated October 1, 2009, of which 134,000 shares vest in three equal installments on each of September 30, 2010, 2011 and 2012, and of which 66,000 shares vest in accordance with certain performance-based criteria set forth in the aforementioned agreements.
(7)	Includes voting power with respect to: (i) 8,334 unvested shares of common stock awarded on December 17, 2007 under the 2007 Plan, which shares vest on December 17, 2010; (ii) 19,867 unvested shares of common stock awarded under the 2007 Plan on August 1, 2008, which shares vest in equal installments on each of August 1, 2010 and 2011; and (iii) 30,600 unvested shares of common stock awarded on December 31, 2009 under the 2007 Plan, which shares vest in equal installments on each of December 31, 2010, 2011 and 2012.
(8)	Includes (i) 10,000 shares underlying a stock option granted on October 28, 2005, with an exercise price of $11.75 per share, and (ii) 10,000 shares underlying a stock option granted on January 24, 2007, with an exercise price of $9.70 per share.
(9)	Includes voting power with respect to: (i) 1,334 unvested shares of common stock awarded on December 17, 2007 under the 2007 Plan, which shares vest on December 17, 2010; (ii) 4,667 unvested shares of common stock awarded under the 2007 Plan on August 1, 2008, which shares vest in equal installments on each of August 1, 2010 and 2011; and (iii) 7,000 unvested shares of common stock awarded on December 31, 2009 under the 2007 Plan, which shares vest in equal installments on each of December 31, 2010, 2011 and 2012.
(10)	Includes voting power with respect to an aggregate of 165,189 unvested shares of common stock received in lieu of Board fees earned for the fiscal quarters ended March 31, 2009, June 30, 2009, September 30, 2009 and December 31, 2009, which shares vest one year from the date of their respective grant.
(11)	Excludes 6,400 shares of common stock held by The Rosalyn Broadfoot Bell Generation Skipping Trust, which shares Mr. Bell expressly disclaims beneficial ownership for purposes of Section 13(d) of the Exchange Act.
(12)	Includes voting power with respect to an aggregate of 130,720 unvested shares of common stock received in lieu of Board fees earned for the fiscal quarters ended March 31, 2009, June 30, 2009, September 30, 2009 and December 31, 2009, which shares vest one year from the date of their respective grant.
(13)	Includes voting power with respect to an aggregate of 111,793 shares of common stock granted in lieu of Board fees earned for the fiscal quarters ended March 31, 2009, June 30, 2009, September 30, 2009 and December 31, 2009, which shares vest one year from the date of their respective grant.
(14)	Beneficial Owner’s address is Bahnhofstrasse 45, C-8001, Zurich, Switzerland.
(15)	Information based solely upon the Schedule 13D (Amendment No. 10) of beneficial owner filed with the SEC on March 4, 2011. Includes 10,950,513 shares underlying shares of our 10% Senior Redeemable Convertible Preferred Stock (the “Preferred Stock”) and assumes a conversion ratio of 1 share of Preferred Stock converting to 114.29 shares of common stock.
(16)	Beneficial Owner’s address is 9995 Gate Parkway, Jacksonville, FL 32246. Information based upon the Schedule 13D of beneficial owner filed with the SEC on July 4, 2004.
(17)	Beneficial Owner’s address is 125 E. John Carpenter Fwy, Ste. 600, Irving, TX 75062. Information based upon the Schedule 13D (Amendment No. 1) of beneficial owner filed with the SEC on May 25, 2010.

29

PROPOSAL TWO

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected MaloneBailey, LLP as independent registered public accountants of the Company to audit the Company’s consolidated financial statements for the fiscal year ending December 31, 2011 and the Board of Directors has determined that it would be desirable to request that the unitholders ratify such appointment. MaloneBailey, LLP was our independent registered public accounting firm for our 2010 audit.

The audit committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, and other services. Pre-approval is detailed as to the specific service or category of service and is subject to a specific approval.

Before selecting MaloneBailey, LLP, the Audit Committee considered the firm’s qualifications as independent registered public accountants and concluded that based on MaloneBailey, LLP’s prior performance and its reputation for integrity and competence, it was qualified. The Audit Committee also considered whether any non-audit services performed for the Company by MaloneBailey, LLP would impair MaloneBailey, LLP’s independence and concluded that they did not. Even if the selection is ratified, the Audit Committee, in its sole discretion, may change the appointment at any time during the year if it determines that such a change would be in the best interests of the Company and its unitholders.

A representative of MaloneBailey, LLP will attend our annual meeting. The representative will have the opportunity to make a statement if he or she desires to do so and to respond to appropriate questions.

Audit and Tax Fees

During fiscal year 2009 and fiscal year 2010, the aggregate fees for which we were billed by MaloneBailey LLP for professional services were as follows:

	Fiscal Year Ended
	December 31, 2009	December 31, 2010
Audit Fees(1)	$197,490	$190,000
Audit-Related Fees	45,000	—
Tax Fees	—	25,300
All Other Fees	—	—

(1)	Fees for audit services include fees associated with the annual audit and the review of our quarterly reports on Form 10-Q during the year reported.

In connection with our Sarbanes-Oxley review and tax matters, we paid Calvetti, Ferguson & Wagner, P.C. fees of $172,917 for 2009.

The Audit Committee considers whether the provision of the foregoing services is compatible with maintaining the auditor’s independence and has concluded that the foregoing non-audit services and non-audit-related services, did not adversely affect the independence of MaloneBailey LLP.

Vote Required for Approval

Stockholder ratification is not required for making such appointment for the fiscal year ending December 31, 2011 because the Audit Committee has responsibility for the appointment of our independent

30

registered public accountants. The appointment is being submitted for ratification with a view toward soliciting the opinion of stockholders, which opinion will be taken into consideration in future deliberations. No determination has been made as to what action the Board of Directors or the Audit Committee would take if stockholders do not approve the appointment.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF MALONEBAILEY, LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTANT.

Our Audit Committee was established by our Board of Directors in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934 for the purpose of overseeing our accounting and financial reporting processes and the audits of our financial statements. The responsibilities of the Audit Committee are described in the committee’s charter, a copy of which is attached as Exhibit 99.3 to our Form 8-K filed with the SEC on April 4, 2008 and is available at our website, and summarized in the following Report of the Audit Committee.

The committee’s membership consists of Alan D. Bell, as Chairman, and each of Steven Barrenechea and William E. Greenwood. The Board of Directors has also determined that Mr. Bell meets the requirements for being an “audit committee financial expert” as defined by regulations of the SEC. All members of the Audit Committee have been determined to be independent directors by our Board of Directors.

During 2010, 5 meetings of the Audit Committee were held.

Report of the Audit Committee

The role of the Audit Committee is to assist the Board of Directors in its oversight of the Company’s financial reporting process. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls. The Company’s independent registered public accountants are responsible for auditing the Company’s financial statements and expressing an opinion as to their conformity to accounting principles generally accepted in the United States.

In the performance of its oversight function, the Audit Committee has reviewed and discussed with management and the Company’s independent registered public accounting firm the Company’s audited financial statements. The Audit Committee also has discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, relating to communication with audit committees. In addition, the Audit Committee has received from the independent registered public accounting firm the written disclosures and letter required by Independence Standards Board of Directors Standard No. 1 relating to independence discussions with audit committees, has discussed with the Company’s independent registered public accounting firm its independence from the Company and its management, and has considered whether the Company’s independent registered public accounting firm’s provision of non-audit services to the Company is compatible with maintaining the accounting firm’s independence.

The Audit Committee discussed with the Company’s independent registered public accounting firm the overall scope and plans for their respective audits. The Audit Committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting. In addition, the Audit Committee met with the Chief Executive Officer and Chief Financial Officer of the Company to discuss the processes that they have undertaken to evaluate the accuracy and fair presentation of the Company’s financial statements and the effectiveness of the Company’s systems of disclosure controls and procedures and internal control over financial reporting.

31

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board of Directors has approved, that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 for filing with the SEC.

AUDIT COMMITTEE

ALAN D. BELL

STEVEN BARRENECHEA

WILLIAM E. GREENWOOD

Pursuant to SEC Rules, the foregoing Audit Committee Report is not deemed “filed” with the SEC and is not incorporated by reference into the Company’s Annual Report on Form 10-K.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and beneficial owners of more than 10% of our common stock, or “reporting persons” to file with the SEC reports of their holdings of, and transactions in, our common stock. Reporting persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Other than as disclosed below, based solely on our review of copies of these reports furnished to the Company, we believe that all reports required to be filed by reporting persons pursuant to Section 16(a) of the Exchange Act were filed for the year ended December 31, 2010 on a timely basis.

Frank T. Smith, Jr. failed to timely report three transactions on Form 4 during the year ended December 31, 2010. Mr. Smith filed Statements of Changes in Beneficial Ownership on Form 4 for these transactions on November 22, 2010 and February 3, 2011. Mr. Smith further failed to timely report one transaction for the year ended December 31, 2008. Mr. Smith filed the Form 4 for this transaction on November 22, 2010.

Alan Gaines failed to timely report one transaction of Form 4 during the year ended December 31, 2010. Mr. Gaines filed the Form 4 for this transaction on February 14, 2011.

Certain Relationships and Related Party Transactions

As of the March 31, 2011, Itera Holdings BV (“Itera”) held 7,092,880 shares of our common stock, constituting 14.7% of our outstanding common stock on that date. Steven Sisselman, a member of our current Board of Directors is an employee of an affiliate of Itera.

On May 15, 2007, we discharged, in full, all of our prior obligations to Itera, under that Amended and Restated Term Loan Agreement dated as of August 31, 2006 and evidenced by that certain Amended and Restated Subordinated Convertible Note of even date therewith in the outstanding aggregate principal amount of $25 million.

Policies and Procedures Regarding Related Party Transactions

A “Related Party Transaction” is any transaction, arrangement or relationship where the Company is a participant, the Related Party (defined below) had, has or will have a direct or indirect material interest and the aggregate amount involved is expected to exceed $120,000 in any calendar year. “Related Party” includes (a) any person who is or was (at any time during the last fiscal year) an executive officer, director or nominee for election as a director; (b) any person or group who is a beneficial owner of more than 5% of the Company’s voting securities; (c) any immediate family member of a person described in provisions (a) or (b) of this sentence; or (d) any entity in which any of the foregoing persons is employed, is a partner or has a greater than 5% beneficial ownership interest.

32

When reviewing and approving the terms and conditions of all related party transactions, members of our Board of Directors other than the Related Party will consider all relevant facts and circumstances available to it to determine whether such related party transaction is in, or is not inconsistent with, our best interests, including, without limitation, (a) the extent of the Related Party’s interest in the transaction; (b) the availability of other sources of comparable products or services; (c) whether the terms are competitive with terms generally available in similar transactions with persons that are not Related Parties; (d) the benefit to our Company; and (e) the aggregate value of the transaction. In accordance with our Audit Committee charter, all related party transactions must be submitted to our Audit Committee.

There were no transactions in 2010 which required review, approval or ratification by our Board of Directors as a Related Party Transaction.

ADDITIONAL INFORMATION

Other Business

We know of no other matters to be submitted to the annual meeting. If any other matters properly come before the annual meeting, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent as our Board of Directors recommends.

Availability of Accountants at Annual Meeting

MaloneBailey LLP served as our independent registered public accounting firm providing auditing and financial services during fiscal 2010. We expect that representatives of MaloneBailey LLP will be present at the annual meeting and will have the opportunity to make a statement if they desire to do so. They will also be available to respond to appropriate questions.

Deadlines for receipt of stockholder proposals

A stockholder who intends to present business at the 2011 annual stockholder meeting must comply with the requirements of Rule 14a-8, which provides, among other things, that to bring business before an annual meeting a stockholder must give written notice to our Company’s Secretary not less than 120 calendar days before the anniversary of the filing of this proxy statement. Accordingly, in order to be included in our proxy materials for our 2012 Annual Meeting, we must have received notice of any stockholder proposal(s) submitted in accordance with the proxy rules no later than December 30, 2011.

By order of the Board of Directors,

Richard M. Cohen

Secretary

April 29, 2011

33

DUNE ENERGY, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

As an alternative to completing this form, you may enter your vote instruction by telephone at 1-800-PROXIES or via the Internet at WWW.VOTEPROXY.COM and follow the simple instructions. Use the Company Number and Account Number shown on your proxy card.

The undersigned hereby appoints Alan Bell, James A. Watt and Richard M. Cohen, or any of them, as proxy, with full power of substitution, to represent the undersigned at the 2011 annual meeting of Stockholders to be held at the Hyatt Regency Houston, 1200 Louisiana Street, Houston, Texas, 77002 on June 28, 2011 at 11:00 a.m. local time, and at any adjournments thereof, and to vote the shares that undersigned would be entitled to vote if personally presented, as indicated on the reverse side.

(Continued and to be signed on the reverse side.)

ANNUAL MEETING OF STOCKHOLDERS OF

DUNE ENERGY, INC.

June 28, 2011

PROXY VOTING INSTRUCTIONS

INTERNET—Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the webpage, and use the Company Number and Account Number shown on your proxy card.
COMPANY NUMBER

TELEPHONE—Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-931-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call and use the Company Number and Account Number shown on your proxy card.

ACCOUNT NUMBER

Vote online/phone until 11:59 PM EST the day before the meeting.

MAIL—Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON—You may vote your shares in person by attending the Annual Meeting.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL The Notice of Meeting, Proxy Statement, Proxy Card are available at http://www.RRDEZProxy.com/2011/DuneEnergy

¯ Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or internet. ¯

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

1. Election of Directors

☐	FOR ALL NOMINEES	¡ Steven Barrenechea ¡ Alan D. Bell ¡ Richard M. Cohen ¡ William E. Greenwood ¡ Steven M. Sisselman ¡ James A. Watt

The shares of common stock represented by this proxy will be voted as directed. However, if no direction is given, the shares of common stock will be voted FOR the election of the nominees.

If any other business is properly presented at the meeting, this proxy will be voted by those named in this proxy in their best judgment. At the present time, the board of directors knows of no other business to be presented at the meeting.

☐	WITHHOLD AUTHORITY FOR ALL NOMINEES
☐	FOR ALL EXCEPT (See instructions below)
INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: •
2. Ratification of appointment of MaloneBailey, LLP as our independent registered public accounting firm for the year ending December 31, 2011.
☐ ☐	FOR AGAINST
☐	ABSTAIN

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the ☐ registered name(s) on the account may not be submitted via this method.

☐

Signature of Stockholder	Date:	Signature of Stockholder	Date

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

DUNE ENERGY, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

As an alternative to completing this form, you may enter your vote instruction by telephone at 1-800-PROXIES or via the Internet at WWW.VOTEPROXY.COM and follow the simple instructions. Use the Company Number and Account Number shown on your proxy card.

The undersigned hereby appoints Alan Bell, James A. Watt and Richard M. Cohen, or any of them, as proxy, with full power of substitution, to represent the undersigned at the 2011 annual meeting of Stockholders to be held at the Hyatt Regency Houston, 1200 Louisiana Street, Houston, Texas, 77002 on June 28, 2011 at 11:00 a.m. local time, and at any adjournments thereof, and to vote the shares that undersigned would be entitled to vote if personally presented, as indicated on the reverse side.

(Continued and to be signed on the reverse side.)

ANNUAL MEETING OF STOCKHOLDERS OF

DUNE ENERGY, INC.

June 28, 2011

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL

The Notice of Meeting, Proxy Statement, Proxy Card

are available at http://www.RRDEZProxy.com/2011/DuneEnergy

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

¯Please detach along perforated line and mail in the envelope provided. ¯

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

1. Election of Directors

☐	FOR ALL NOMINEES	¡ Steven Barrenechea ¡ Alan D. Bell ¡ Richard M. Cohen ¡ William E. Greenwood ¡ Steven M. Sisselman ¡ James A. Watt		The shares of common stock represented by this proxy will be voted as directed. However, if no direction is given, the shares of common stock will be voted FOR the election of the nominees.
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES

If any other business is properly presented at the meeting, this proxy will be voted by those named in this proxy in their best judgment. At the present time, the board of directors knows of no other business to be presented at the meeting.

☐	FOR ALL EXCEPT (See instructions below)
INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: •
2. Ratification of appointment of MaloneBailey, LLP as our independent registered public accounting firm for the year ending December 31, 2011.
☐ ☐	FOR AGAINST
☐	ABSTAIN

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the ☐ registered name(s) on the account may not be submitted via this method.

☐

Signature of Stockholder	Date:	Signature of Stockholder	Date

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

Form 10-Q

☒	Quarterly Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

For the quarterly period ended March 31, 2011

☐	Transition Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

For the transition period from             to

Commission file number 001-32497

DUNE ENERGY, INC.

(Exact name of registrant as specified in its charter)

Delaware	95-4737507
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

Two Shell Plaza, 777 Walker Street, Suite 2300, Houston, Texas	77002
(Address of principal executive offices)	(Zip Code)

(713) 229-6300

(Registrant’s telephone number, including area code)

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.    Yes  ☒    No  ☐

Indicate by check mark whether the registrant has submitted electronically and posted on its corporate web site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T (§ 232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant to submit and post such files).    Yes  ☐    No  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definition of “accelerated filer” and “large accelerated filer” in Rule 12b-2 of the Exchange Act. (Check one):

Large Accelerated Filer	☐	Accelerated Filer	☐

Non-Accelerated Filer	☐ (Do not check if a smaller reporting company)	Smaller Reporting Company	☒

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act.    Yes  ☐    No  ☒

Indicate the number of shares outstanding of each of the issuer’s classes of common stock, as of the latest practicable date: 48,841,751 shares of Common Stock, $.001 par value per share, as of May 5, 2011.

PART 1

FINANCIAL INFORMATION

Item 1.	Financial Statements.

Dune Energy, Inc.

Consolidated Balance Sheets

(Unaudited)

	March 31, 2011	December 31, 2010
ASSETS
Current assets:
Cash	$25,311,987	$23,670,192
Restricted cash	15,766,914	15,753,441
Accounts receivable	11,362,194	9,862,849
Prepayments and other current assets	2,964,961	2,542,624

Total current assets	55,406,056	51,829,106

Oil and gas properties, using successful efforts accounting—proved	530,868,959	526,760,643
Less accumulated depreciation, depletion, amortization and impairment	(294,481,670)	(294,566,739)

Net oil and gas properties	236,387,289	232,193,904

Property and equipment, net of accumulated depreciation of $2,918,189 and $2,817,158	423,666	527,357
Deferred financing costs, net of accumulated amortization of $1,603,193 and $1,456,592	639,486	786,087
Other assets	11,459,925	12,049,829

	12,523,077	13,363,273

TOTAL ASSETS	$304,316,422	$297,386,283

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$11,627,015	$6,953,863
Accrued liabilities	23,328,123	13,367,402
Short-term debt	40,797,278	1,395,237
Preferred stock dividend payable	1,616,000	2,206,000

Total current liabilities	77,368,416	23,922,502
Long-term debt, net of discount of $4,070,052 and $4,781,310	295,929,948	335,218,690
Other long-term liabilities	12,891,593	12,548,062

Total liabilities	386,189,957	371,689,254

Commitments and contingencies	—	—
Redeemable convertible preferred stock, net of discount of $4,386,691 and $4,964,014, liquidation preference of $1,000 per share, 750,000 shares designated, 156,031 and 207,912 shares issued and outstanding	151,644,309	202,947,986
STOCKHOLDERS’ DEFICIT
Preferred stock, $.001 par value, 1,000,000 shares authorized, 250,000 shares undesignated, no shares issued and outstanding	—	—
Common stock, $.001 par value, 300,000,000 shares authorized, 48,327,922 and 41,912,723 shares issued and outstanding	48,328	41,912
Treasury stock, at cost (128,388 shares)	(62,920)	(62,920)
Additional paid-in capital	133,108,135	81,040,691
Accumulated deficit	(366,611,387)	(358,270,640)

Total stockholders’ deficit	(233,517,844)	(277,250,957)

TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$304,316,422	$297,386,283

See notes to consolidated financial statements.

2

Dune Energy, Inc.

Consolidated Statements of Operations

(Unaudited)

	Three months ended March 31,
	2011	2010
Revenues	$17,419,664	$16,965,221

Operating expenses:
Lease operating expense	7,068,193	7,584,213
Accretion of asset retirement obligation	329,379	460,728
Depletion, depreciation and amortization	6,299,971	6,993,670
General and administrative expense	2,138,891	3,445,956

Total operating expense	15,836,434	18,484,567

Operating income (loss)	1,583,230	(1,519,346)

Other income (expense):
Interest income	20,150	491
Interest expense	(9,944,127)	(8,871,633)
Gain on derivative liabilities	—	1,258,874

Total other income (expense)	(9,923,977)	(7,612,268)

Loss on continuing operations	(8,340,747)	(9,131,614)
Income on discontinued operations	—	1,213,434

Net loss	(8,340,747)	(7,918,180)
Preferred stock dividend	(4,898,323)	(6,403,108)

Net loss available to common shareholders	$(13,239,070)	$(14,321,288)

Net loss per share:
Basic and diluted from continuing operations	$(0.28)	$(0.39)
Basic and diluted from discontinued operations	—	0.03

Total basic and diluted	$(0.28)	$(0.36)

Weighted average shares outstanding:
Basic and diluted	46,789,054	40,197,415

See notes to consolidated financial statements.

3

Dune Energy, Inc.

Consolidated Statements of Cash Flows

(Unaudited)

	Three months ended March 31,
	2011	2010
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(8,340,747)	$(7,918,180)
Adjustments to reconcile net loss to net cash provided by operating activity:
Income on discontinued operations	—	(1,213,434)
Depletion, depreciation and amortization	6,299,971	6,993,670
Amortization of deferred financing costs and debt discount	857,859	862,654
Stock-based compensation	180,183	820,889
Accretion of asset retirement obligation	329,379	460,728
Gain on derivative liabilities	—	(1,559,241)
Changes in:
Accounts receivable	(1,499,345)	1,521,574
Prepayments and other assets	(422,337)	680,063
Payments made to settle asset retirement obligations	(10,773)	(70,933)
Accounts payable and accrued liabilities	14,658,798	4,772,620

NET CASH PROVIDED BY CONTINUING OPERATIONS	12,052,988	5,350,410
NET CASH PROVIDED BY DISCONTINUED OPERATIONS	—	2,336,307

NET CASH PROVIDED BY OPERATING ACTIVITIES	12,052,988	7,686,717

CASH FLOWS FROM INVESTING ACTIVITIES
Investment in proved and unproved properties	(10,346,113)	(1,498,491)
Increase in restricted cash	(18,646)	—
Purchase of furniture and fixtures	(43,552)	—
Decrease in other assets	595,077	83,093

NET CASH USED IN INVESTING ACTIVITIES	(9,813,234)	(1,415,398)

CASH FLOWS FROM FINANCING ACTIVITIES
Increase in loan costs	—	(500,000)
Payments on short-term debt	(597,959)	(676,846)

NET CASH USED IN FINANCING ACTIVITIES	(597,959)	(1,176,846)

NET CHANGE IN CASH BALANCE	1,641,795	5,094,473
Cash balance at beginning of period	23,670,192	15,053,571

Cash balance at end of period	$25,311,987	$20,148,044

SUPPLEMENTAL DISCLOSURES
Interest paid	$1,111,268	$136,110
Income taxes paid	—	—
NON-CASH DISCLOSURES
Common stock issued for conversion of preferred stock	$56,792,000	$2,448,000
Redeemable convertible preferred stock dividends	4,321,000	5,873,739
Accretion of discount on preferred stock	577,323	529,369

See notes to consolidated financial statements.

4

DUNE ENERGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1—ACCOUNTING POLICIES AND BASIS OF PRESENTATION

Dune Energy, Inc., a Delaware corporation (“Dune” or the “Company”), is an independent energy company that was formed in 1998. Since May 2004, Dune has been engaged in the exploration, development, exploitation and production of oil and natural gas. Dune sells its oil and gas production primarily to domestic pipelines and refineries. Its operations are presently focused in the states of Texas and Louisiana.

Dune prepared these financial statements according to the instructions for Form 10-Q. Therefore, the financial statements do not include all disclosures required by generally accepted accounting principles. However, Dune has recorded all transactions and adjustments necessary to fairly present the financial statements included in this Form 10-Q. The adjustments made are normal and recurring. The following notes describe only the material changes in accounting policies, account details or financial statement notes during the first three months of 2011. Therefore, please read these financial statements and notes to the financial statements together with the audited financial statements and notes thereto in our Annual Report on Form 10-K for the year ended December 31, 2010. The income statement for the three months ended March 31, 2011 cannot necessarily be used to project results for the full year.

Discontinued operations

On June 30, 2010, the Company closed the sale of its South Florence Properties located in Vermilion Parish, Louisiana. In accordance with FASB ASC 360-10 – Accounting for the Impairment or Disposal of Long-lived Assets, the results of operations of this divestiture have been reflected as discontinued operations. See Note 7 for additional information regarding discontinued operations.

Loss per share

Basic earnings per share amounts are calculated based on the weighted average number of shares of common stock outstanding during each period. Diluted earnings per share is based on the weighted average numbers of shares of common stock outstanding for the periods, including dilutive effects of stock options, warrants granted and convertible preferred stock. Dilutive options and warrants that are issued during a period or that will expire or are canceled during a period are reflected in the computations for the time they were outstanding during the periods being reported. Since Dune incurred losses for all other periods, the impact of the common stock equivalents would be antidilutive and therefore are not included in the calculation.

Impact of recently issued accounting standards

There were no new accounting pronouncements that had a significant impact on the Company’s operating results or financial position.

NOTE 2—DEBT FINANCING

Wells Fargo Foothill Credit Agreement (Short-term debt)

On May 15, 2007, Dune entered into a credit agreement among it, each of Dune’s subsidiaries named therein as borrowers, each of Dune’s subsidiaries named therein as guarantors, certain lenders and Wells Fargo Capital Finance, Inc. formerly Wells Fargo Foothill (“Wells Fargo”), as arranger and administrative agent (the “WF Agreement”). On December 7, 2010, Wells Fargo assigned to Wayzata Opportunities Fund II, L.P. (“Wayzata”) its rights, obligations and commitment under this Credit Agreement with Dune. In connection with this assignment, the Company as a borrower entered into the Amended and Restated Credit Agreement (the “Credit Agreement”) with Wayzata as the sole lender and Wells Fargo as the administrative agent. The Credit

5

Agreement is a $40 million term loan facility which will mature on March 15, 2012. Pursuant to the Credit Agreement, (i) interest is 15% per annum which is due and payable, in arrears, on the first day of each month at any time that obligations are outstanding and (ii) if any or all of the $40 million term loan is prepaid (whether mandatory or voluntary prepayment) on or prior to November 15, 2011, the Company shall owe a prepayment premium equal to 10% of the principal amount prepaid.

As security for its obligations under the Credit Agreement, Dune and certain of its operating subsidiaries continue to grant Agent a security interest in and a first priority lien on all of its oil and gas properties and certain deposit accounts. In addition, its subsidiary, Dune Operating Company has guaranteed the obligations.

The Credit Agreement also continues to contain various covenants that limit the Company’s ability to: incur indebtedness; dispose of assets; grant certain liens; enter into certain swaps; make certain investments; prepay any subordinated debt; merge, consolidate, recapitalize, consolidate or allow any material change in the character of our business; enter into farm-out agreements; enter into forward sales; enter into agreements which (i) warrant production of hydrocarbons (other than permitted hedges) and (ii) shall not allow gas imbalances, take-or-pay or other prepayment with respect to its oil and gas properties; and; enter into certain marketing activities.

The Credit Agreement modifies the definition of Change in Control to mean (i) that any “person” or “group”, other than Permitted Holders or Wayzata and its Affiliates, becomes the beneficial owner, directly or indirectly, of 35%, or more, of the Stock of the Company having the right to vote for the election of members of the Board of Directors, (ii) that a majority of the members of the Board of Directors do not constitute Continuing Directors, (iii) that the Company ceases to own and control, directly or indirectly, 100% of the outstanding Stock of each other Loan Party, (iv) either James Watt or Frank Smith shall cease to be involved in the day to day operations and management of the business of the Company, and a successor reasonably acceptable to Agent and Lenders is not appointed on terms reasonably acceptable to Agent and Lenders within 60 days of such cessation of involvement, or (v) any “Change of Control” or similar term, as defined in the Second Secured Debt Documents.

The Credit Agreement no longer contains covenants relating to minimum EBITDA and net hydrocarbon production, as well as no requirement to hedge. Instead, the Credit Agreement has a new financial covenant that requires Dune to maintain the following ratio: the total present value of future net revenues discounted at 10% of the proved developed reserves must be greater than two (2) times the value of the face amount of the term loan.

If an event of default exists under the Credit Agreement, the Lenders will be able to accelerate the maturity of the Credit Agreement and exercise other rights and remedies. Each of the following would continue to be an event of default: failure to pay any principal when due or any reimbursement amount, interest, fees or other amount within certain grace periods; a representation or warranty is proven to be incorrect when made; failure to perform or otherwise comply with the covenants, including, but not limited to maintenance of (i) required cash management activities and (ii) the interest reserve account, or conditions contained in the Credit Agreement or other loan documents, subject, in certain instances, to certain grace periods; default by the Company on the payment of any other indebtedness or results in the third party’s right to accelerate the maturity of such indebtedness; bankruptcy or insolvency events involving the Company or any of its subsidiaries; the loan documents cease to be in full force and effect; our failing to create a valid lien, except in limited circumstances; the occurrence of a Change in Control; the entry of, and failure to pay or have stayed pending appeal, one or more adverse judgments in excess of an aggregate amount of $5.0 million or more.

In connection with entering into the Credit Agreement on December 7, 2010, standby letters of credit totaling $8.5 million were taken down as the Company cash collateralized these obligations through a bonding agent and has reduced the obligation to $8 million at March 31, 2011.

On March 1, 2011, the Credit Agreement was amended, effective as of December 7, 2010, to permit “the repurchase or other acquisition by Parent of shares of common stock of Parent from employees, former

6

employees, directors or former directors of Parent or its Subsidiaries or permitted transferees of such employees, former employees, directors or former directors, in each case pursuant to the terms of the agreements (including employment agreements) or plans (or amendments thereto) or other arrangements approved by the Board of Directors of the Parent under which such shares were granted, issued or sold; provided, that (A) no Default or Event of Default has occurred and is continuing or would exist after giving effect to such repurchase or other acquisition, and (B) the aggregate amount of all such repurchases and other acquisitions following the Restatement Date shall not exceed $500,000.” This amendment also waived any misrepresentation that may have inadvertently arisen as a result of any such repurchase prior to the date of the amendment.

Senior Secured Notes (Long-term debt)

On May 15, 2007, Dune sold to Jefferies & Company, Inc. $300 million aggregate principal amount of 10 1/2% Senior Secured Notes due 2012 (“Senior Secured Notes”) at a purchase price of $285 million. The Senior Secured Notes, bearing interest at the rate of 10 1/2% per annum, were issued under that certain indenture, dated May 15, 2007, among Dune, the guarantors named therein, and The Bank of New York Trust Company NA, as trustee (the “Indenture”). The Indenture contains customary representations and warranties by the Company as well as typical restrictive covenants whereby Dune has agreed, among other things, to limitations to incurrence of additional indebtedness, declaration of dividends, issuance of capital stock, sale of assets and corporate reorganizations.

The Senior Secured Notes are subject to redemption by Dune (i) during the twelve-month period beginning June 1, 2010, at a repurchase price equal to 105.25% of the aggregate principal amount plus accrued interest, and (ii) after June 1, 2011, at a repurchase price equal to 100% of the aggregate principal amount plus accrued interest. Holders of the Senior Secured Notes may put such notes to the Company for repurchase, at a repurchase price of 101% of the principal amount plus accrued interest, upon a change in control as defined in the Indenture.

The Senior Secured Notes are secured by a lien on substantially all of Dune’s assets, including without limitation, those oil and gas leasehold interests located in Texas and Louisiana held by Dune’s operating subsidiaries. The Senior Secured Notes are unconditionally guaranteed on a senior secured basis by each of Dune’s existing and future domestic subsidiaries. The collateral securing the Senior Secured Notes is subject to, and made subordinate to, the lien granted to Wayzata under the Credit Agreement.

The debt discount is being amortized over the life of the notes using the effective interest method. Amortization expense associated with the debt discount amounted to $711,258 and $713,851 and is included in interest expense in the consolidated statements of operations for the three months ended March 31, 2011 and 2010, respectively.

NOTE 3—REDEEMABLE CONVERTIBLE PREFERRED STOCK

During the quarter ended June 30, 2007, Dune sold to Jefferies & Company, Inc. pursuant to the Purchase Agreement dated May 1, 2007, 216,000 shares of its Senior Redeemable Convertible Preferred Stock (“Preferred Stock”) for gross proceeds of $216 million less a discount of $12.3 million yielding net proceeds of $203.7 million. As provided in the Certificate of Designations, the Preferred Stock has a liquidation preference of $1,000 per share and a dividend at a rate of 12% per annum, payable quarterly, at the option of Dune, in additional shares of Preferred Stock, shares of common stock (subject to the satisfaction of certain conditions) or cash.

The conversion price of the Preferred Stock is subject to adjustment pursuant to customary anti-dilution provisions and may also be adjusted upon the occurrence of a fundamental change as defined in the Certificate of Designations. The Preferred Stock is redeemable at the option of the holder on December 1, 2012 and subject to the terms of any of the Company’s indebtedness or upon a change of control. In the event Dune fails to redeem

7

shares of Preferred Stock “put” to Dune by a holder, then the conversion price shall be lowered and the dividend rate increased. After December 1, 2012, Dune may redeem shares of Preferred Stock. The Company analyzed the adjustment of the conversion right and the make whole premium for derivative accounting under FASB ASC 815 – Derivatives and Hedges and determined that it was not applicable to either provision.

The Preferred Stock discount is deemed a Preferred Stock dividend and is being amortized over five years using the effective interest method and is charged to additional paid-in capital as the Company has a deficit balance in retained earnings. Charges to additional paid-in capital for the three months ended March 31, 2011 and 2010 amounted to $577,323 and $529,369, respectively.

During the three months ended March 31, 2011, holders of 56,792 shares of the Preferred Stock converted their shares into 6,490,526 shares of common stock. Subsequent to March 31, 2011, holders of 4,496 shares of Preferred Stock converted their shares into approximately 513,829 shares of common stock.

During the three months ended March 31, 2011 and 2010, Dune paid dividends on the Preferred Stock in the amount of $4,911,000 and $5,762,000, respectively. In lieu of cash, the Company elected to issue 4,911 and 5,762 additional shares of Preferred Stock, respectively.

NOTE 4—HEDGING ACTIVITIES

As a result of entering into the Credit Agreement, the Company is no longer required to hedge and all hedge balances were settled. Prior to this event, Dune accounted for its production hedge derivative instruments as defined in FASB ASC 815-Derivatives and Hedging. Accordingly, the Company designated derivative instruments as fair value hedges and recognized gain or losses in current earnings.

For the three months ended March 31, 2010, Dune recorded a gain on the derivatives of $1,258,874, composed of an unrealized gain on changes in mark-to-market valuations of $1,559,241 and a realized loss on cash settlements of ($300,367).

NOTE 5—RESTRICTED STOCK, STOCK OPTIONS AND WARRANTS

The Company utilizes restricted stock, stock options and warrants to compensate employees, officers, directors and consultants. Total stock-based compensation expense including options, warrants and restricted stock was $180,183 and $820,889 for the three months ended March 31, 2011 and 2010, respectively.

The 2007 Stock Incentive Plan, which was approved by Dune’s shareholders, authorizes the issuance of up to 3,200,000 shares of common stock for issuance to employees, officers and non-employee directors. The Plan is administered by Dune’s Compensation Committee. The following table reflects the vesting activity associated with the restricted stock awards as of March 31, 2011:

Grant Date	Shares Awarded	Shares Canceled	Shares Vested	Shares Unvested
December 17, 2007	248,591	(71,471)	(177,120)	—
March 13, 2008	105,412	—	(105,412)	—
August 1, 2008	622,700	(110,789)	(374,006)	137,905
October 1, 2009	450,000	—	(100,499)	349,501
December 31, 2009	573,780	(136,666)	(163,921)	273,193
November 11, 2010	938,900	(44,300)	—	894,600
December 30, 2010	4,445	—	(4,445)	—

	2,943,828	(363,226)	(925,403)	1,655,199

8

Common shares available to be awarded at March 31, 2011 are as follows:

Total shares authorized	3,200,000
Total shares issued	(2,943,828)
Total shares canceled	363,226

Total shares available	619,398

NOTE 6—INCOME TAXES

Dune is in a position of cumulative reporting losses for the current and preceding reporting periods. The volatility of energy prices and uncertainty of when energy prices may rebound is not readily determinable by management. At this date, this general fact pattern does not allow the Company to project sufficient sources of future taxable income to offset tax loss carryforwards and net deferred tax assets in the U.S. Under these current circumstances, it is management’s opinion that the realization of these tax attributes does not reach the “more likely than not criteria” under FASB ASC 740 – Income Taxes. As a result, the Company’s taxes through March 31, 2011 are subject to a full valuation allowance.

NOTE 7—DISCONTINUED OPERATIONS

On June 30, 2010, Dune consummated the sale of the South Florence field located in Vermilion Parish, Louisiana. The disposition of the South Florence Properties allowed the Company to repay all outstanding borrowings under the WF Agreement and to invest in new assets or fund maintenance, repair or improvement of existing properties and assets. The effective date of the sale was May 1, 2010.

Consideration received by the Company for the South Florence Properties aggregated $29,189,243, consisting of the purchase price of $30 million, as adjusted to account for the sale of hydrocarbons and various related costs, expenses and charges incurred between the execution and the Purchase and Sale Agreement and completion of the sale.

Pursuant to accounting rules for discontinuing operations, Dune has classified 2010 and prior reporting periods to present the activity related to the South Florence Properties as a discontinued operation. Discontinued operations for the three months ended March 31, 2010 are summarized as follows:

Three months ended March 31, 2010
Revenues	$3,285,976

Costs and expenses:
Lease operating expense	949,669
Depletion, depreciation and amortization	1,122,873

Total operating expense	2,072,542

Income from discontinued operations	$1,213,434

Production:
Oil (bbl)	28,821
Gas (mcf)	186,824
Total (mcfe)	359,750

9

NOTE 8—COMMITMENTS AND CONTINGENCIES

The Company, as an owner or lessee and operator of oil and gas properties, is subject to various federal, state and local laws and regulations relating to discharge of materials into, and protection of, the environment. These laws and regulations may, among other things, impose liability on the lessee under an oil and gas lease for the cost of pollution clean-up resulting from operations and subject the lessee to liability for pollution damages. In some instances, the Company may be directed to suspend or cease operations in the affected area. Dune maintains insurance coverage, which it believes is customary in the industry, although Dune is not fully insured against all environmental risks.

In connection with the acquisition of Goldking, the Company inherited an environmental contingency which after conducting its due diligence and subsequent testing believes is the responsibility of a third party. However, federal and state regulators have determined Dune is the responsible party for clean up of this area. Dune has maintained a passive maintenance of this site since it was first discovered after Hurricane Katrina. Cost to date of approximately $1,100,000 has been covered by the Company’s insurance minus the standard deductibles. The Company still feels another party has the primary responsibility for this occurrence but is committed to working with the various state and federal authorities on resolution of this issue. At this time no estimate of the final cost of remediation of this site can be determined or if the Company’s insurance will continue to cover the clean up costs or if the Company can be successful in proving the other party should be primarily responsible for the cost of remediation.

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Item 2.	Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion will assist in the understanding of our financial position and results of operations. The information below should be read in conjunction with the consolidated financial statements, the related notes to consolidated financial statements and our Annual Report on Form 10-K for the year ended December 31, 2010. Our discussion contains both historical and forward-looking information. We assess the risks and uncertainties about our business, long-term strategy and financial condition before we make any forward-looking statements but we cannot guarantee that our assessment is accurate or that our goals and projections can or will be met. Statements concerning results of future exploration, exploitation, development and acquisition expenditures as well as revenue, expense and reserve levels are forward-looking statements. We make assumptions about commodity prices, drilling results, production costs, administrative expenses and interest costs that we believe are reasonable based on currently available information.

Our primary focus will continue to be the development and exploration efforts in our Gulf Coast properties. We believe that our acreage position will allow us to grow organically through low risk drilling in the near term. This position continues to present attractive opportunities to expand our reserve base through field extensions and high risk/high reward exploratory drilling opportunities. In addition, we will constantly review, rationalize and “high-grade” our properties in order to optimize our existing asset base.

We expect to maintain and utilize our technical and operations teams’ knowledge of salt-dome structures and multiple stacked producing zones common in the Gulf Coast to enhance our growth prospects and reserve potential. We expect to employ technical advancements, including 3-D seismic data, pre-stack depth migration and directional drilling, to identify and exploit new opportunities in our asset base. We also plan to employ the latest drilling, completion and fracturing technology in all of our wells to enhance recoverability and accelerate cash flows associated with these wells.

We continually review opportunities to acquire producing properties, leasehold acreage and drilling prospects that are in core operating areas. We are seeking to acquire operational control of properties that we believe have a solid proved reserve base coupled with significant exploitation and exploration potential.

Liquidity and Capital Resources

During the first three months of 2011 compared to the first three months of 2010, net cash flow provided by continuing operations increased by $6.7 million to $12.1 million. This increase was primarily attributable to an increase in accounts payable and accrued liabilities.

Our current assets were $55.4 million on March 31, 2011. Cash on hand comprised approximately $25.3 million of this amount. This compared to $23.7 million at the end of the calendar year 2010 and $20.1 million at the end of the first quarter of 2010. Accounts payable have been increased from $7.0 million at year end 2010 to $11.6 million at March 31, 2011. Accounts payable were $7.4 million at March 31, 2010.

The financial statements continue to reflect a modest but ongoing drilling and facilities upgrade program which amounted to $10.3 million during the first three months of 2011. The increased spending reflected drilling activity at the S and Deep Salt prospects at Garden Island Bay. We expect to spend approximately $14.3 million during the final nine months of 2011 on continuing development and exploitation of our asset base. This would represent a $15.9 million increase over our almost $8.7 million of capital investment in 2010. However, this anticipated capital may be reduced or increased depending on available cash flow and our continuing capital restructuring efforts. Because we operate the majority of our properties, we can control the timing of expenditures.

During the fourth quarter of 2010, Dune replaced its $40 million revolving credit facility from Wells Fargo Foothill with a new $40 million term loan facility from Wayzata. The new facility matures on March 15, 2012

11

and provides for Wells Fargo Foothill to remain as agent for the facility. The Company has received all of the funds associated with the facility and has placed $23.7 million in escrow to cash collateralize $8.0 million of standby letters of credit and provide $15.7 million for the June 2011 bond interest payment on our Senior Secured Notes. The Company is deploying the remaining funds from the new term loan and available cash flow from operations to cover anticipated drilling and recompletion projects in 2011. Additionally, all hedging contracts were settled in 2010 and the Company no longer hedges its oil and gas production.

Semi-annual interest of $15.75 million on our 10 1/2% Senior Secured Notes due 2012 was paid on December 31, 2010 and is due on June 1 and December 1 thereafter. The principal on the Senior Secured Notes is not due until June 1, 2012.

Shares of our Senior Redeemable Convertible Preferred Stock are redeemable at the option of the holder on December 1, 2012 and subject to the terms of any of the Company’s indebtedness or upon a change in control. Dividends are payable quarterly with the Company having the option of paying any dividend on the Preferred Stock in shares of common stock, shares of Preferred Stock or cash.

Our primary sources of liquidity are cash provided by operating activities, debt financing, sales of non-core properties and access to capital markets. The strength of our current cash position put us in a position to meet our financial obligations and ongoing capital programs in the current commodity price environment.

As mentioned above, capital spending for the remainder of the fiscal year will be targeted at approximately $14.3 million. The exact amount will depend upon individual well performance results, cash flow and, where applicable, partner negotiations on the timing of drilling operations. In addition, we expect to offer participations in our drilling program to industry partners over this time frame, thus potentially reducing our capital requirements.

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Results of Operations

Year-over-year production decreased from 1,893 Mmcfe for the first three months of 2010 to 1,660 Mmcfe for the same three month period of 2011. This decrease was caused by normal reservoir declines which were not offset by increased production due to the limited amount of capital reinvestment made during 2010.

The following table reflects the increase (decrease) in oil and gas sales revenue due to the changes in prices and volumes:

	Quarter ended March 31,
	2011	% Change	2010
Oil production volume (Mbbls)	140	-7%	151
Oil sales revenue ($000)	$13,566	18%	$11,497
Price per Bbl	$96.90	27%	$76.14
Increase (decrease) in oil sales revenue due to:
Change in prices	$2,906
Change in production volume	(837)

Total increase (decrease) in oil sales revenue	$2,069

Gas production volume (Mmcf)	821	-17%	987
Gas sales revenue ($000)	$3,854	-30%	$5,468
Price per Mcf	$4.69	-15%	$5.54
Increase (decrease) in gas sales revenue due to:
Change in prices	$(698)
Change in production volume	(916)

Total increase (decrease) in gas sales revenue	$(1,614)

Total production volume (Mmcfe)	1,660	-12%	1,893
Total revenue ($000)	$17,420	3%	$16,965
Price per Mcfe	$10.49	17%	$8.96
Increase (decrease) in total revenue due to:
Change in prices	$2,543
Change in production volume	(2,088)

Total increase (decrease) in total revenue	$455

We recorded a net loss available to common shareholders for the three months ended March 31, 2011 of ($13.2 million) or ($0.28) loss per share compared to net loss available to common shareholders of ($14.3 million) or ($0.36) loss per share for the same quarter of 2010. The decrease in loss of $1.1 million for the quarter is a result of improved commodity prices and reduction in G&A expense.

Revenues

Revenues for the quarter ended March 31, 2011 totaled $17.4 million compared to $17.0 million for the quarter ended March 31, 2010 representing a $0.4 million increase. Production volumes for 2011 were 140 Mbbls of oil and 0.8 Bcf of natural gas or 1.7 Bcfe. This compares to 151 Mbbls of oil and 1.0 Bcf of natural gas or 1.9 Bcfe representing a 12% decline in production volumes. In 2011, the average sales price per barrel of oil was $96.90 and $4.69 per mcf of natural gas as compared to $76.14 per barrel and $5.54 per mcf, respectively for 2010. These results indicate that the modest increase in revenue is primarily attributable to the increase in commodity prices as the average price received per Mcfe produced was $10.49 in 2011 versus $8.96 in 2010 representing an increase of 17%.

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Operating expenses

Lease operating expense

The following table presents the major components of Dune’s lease operating expense (in thousands) for the first quarter of 2011 and 2010 on a Mcfe basis:

	Quarter ended March 31,
	2011		2010
	Total	Per Mcfe	Total	Per Mcfe
Direct operating expense	$4,512	$2.72	$5,428	$2.87
Workovers	649	0.39	237	0.12
Ad valorem taxes	237	0.14	323	0.17
Production taxes	1,390	0.84	1,118	0.59
Transportation	280	0.17	478	0.25

	$7,068	$4.26	$7,584	$4.00

Lease operating expense for the quarter ended March 31, 2011 totaled $7.1 million versus $7.6 million for the same period of 2010 representing a 7% reduction. However, as a result of reduced volumes, lease operating expense per Mcfe increased $0.26. The overall reduction in lease operating expense between periods reflects Dune’s continued efforts to reduce field operating expenses.

Accretion of asset retirement obligation

Accretion expense for asset retirement obligations decreased by $0.1 million for the quarter ended March 31, 2011 compared to the comparable period in 2010. This small decrease is the result of reevaluating abandonment costs at year end.

Depletion, depreciation and amortization (DD&A)

For the quarter ended March 31, 2011, the Company recorded DD&A expense of $6.3 million ($3.80/mcfe) compared to $7.0 million ($3.69/mcfe) for the quarter ended March 31, 2010. This decrease reflects the impact of a 12% reduction in production volumes that directly impacts the DD&A calculation.

General and administrative expense (G&A expense)

G&A expense for the current quarter ended 2011 decreased $1.3 million from the comparable 2010 quarter to $2.1 million. Cash G&A expense for 2011 fell $0.7 million (27%) from 2010 to $1.9 million. These decreases resulted principally from a reduction in personnel expense of $0.3 million, share-based compensation of $0.7 million and legal fees of $0.3 million.

On a unit of production basis, G&A fell from $1.82/mcfe for the first quarter of 2010 to $1.29/mcfe for the same period of 2011.

Other income (expense)

Interest income

Interest income for the quarter ended March 31, 2011 was $0.02 million more than the comparable 2010 quarter. This was the result of higher cash balances held in escrow associated with the Credit Agreement.

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Interest expense

As a result of the higher interest rate applicable to the Credit Agreement, interest expense for the quarter ended March 31, 2011 was $9.9 million compared to $8.9 million in the comparable quarter ended 2010.

Gain (loss) on derivative liabilities

For the quarter ended March 31, 2010, the Company incurred a gain on derivatives of $1.3 million composed of an unrealized gain of $1.6 million due to the change in the mark-to-market valuation and a realized loss of $0.3 million for cash settlements. In December 2010 all hedging requirements were eliminated in connection with our entry into the Credit Agreement and all hedge balances were settled.

Net income (loss) available to common shareholders

For the first quarter ended March 31, 2011, net loss available to common shareholders decreased $1.1 million from the comparable quarter of 2010. This decrease reflects the impact of a $0.4 million increase in revenues, a $2.7 million decrease in operating expenses and a $1.5 million decrease in Preferred Stock dividends partially offset by a ($1.0 million) increase in interest expense, a ($1.3 million) reduction in the gain on derivative liabilities and ($1.2 million) decrease in income from discontinued operations.

Item 4.	Controls and Procedures.

We maintain disclosure controls and procedures that are designed to ensure that information required to be disclosed in our Exchange Act reports is recorded, processed, summarized and reported within the time periods specified in the Securities and Exchange Commission’s rules and forms, and that such information is accumulated and communicated to our management, including our Chief Executive Officer and Chief Financial Officer, as appropriate, to allow timely decisions regarding required disclosure based closely on the definition of “disclosure controls and procedures” in Rule 13a-15(e). In designing and evaluating the disclosure controls and procedures, management recognized that any controls and procedures, no matter how well designed and operated, can provide only reasonable assurance of achieving the desired control objectives, and management necessarily was required to apply its judgment in evaluating the cost-benefit relationship of possible controls and procedures.

At the end of the period covered by this quarterly report, we carried out an evaluation, under the supervision and with the participation of our management, including our Chief Executive Officer and Chief Financial Officer, of the effectiveness of the design and operation of the Company’s disclosure controls and procedures. Based upon the foregoing, our Chief Executive Officer and Chief Financial Officer concluded that, as of March 31, 2011, our disclosure controls and procedures are effective.

During the quarter ended March 31, 2011, there were no changes in our internal control over financial reporting that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

15

PART II

OTHER INFORMATION

Item 6.	Exhibits

(a) Exhibits

Exhibit Nos.	Description

3.1	Amended and restated Certificate of Incorporation of IP Factory, Inc. (1)

3.1.1	Certificate of Amendment of Amended and Restated Certificate of Incorporation, dated May 7, 2003 (2)

3.1.2	Certificate of Amendment of Certificate of Incorporation, dated May 5, 2004 (3)

3.1.3	Certificate of Amendment of Certificate of Incorporation, dated June 12, 2007 (4)

3.1.4	Certificate of Amendment of Certificate of Incorporation, dated December 14, 2007 (5)

3.1.5	Certificate of Amendment of Amended and Restated Certificate of Incorporation, dated December 1, 2009 (6)

3.2	Amended and Restated By-Laws of Dune Energy, Inc. (7)

10.1	First Amendment to Amended and Restated Credit Agreement and Waiver dated as of December 7, 2010 (8)

31.1*	Certification of Chief Executive Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.

31.2*	Certification of Chief Financial Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.

32.1*	Certification pursuant to 18 U.S.C. 1350, adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, by Chief Executive Officer.

32.2*	Certification pursuant to 18 U.S.C. 1350, adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, by Chief Financial Officer.

*	Filed herewith
(1)	Incorporated by reference to Exhibit No. 3.1 to Form 10-KSB filed by Dune Energy, Inc. (Commission File No. 000-27897) on November 14, 2003.
(2)	Incorporated by reference to Exhibit No. 3.1.1 to Form 10-K filed by Dune Energy, Inc. (Commission File No. 001-32497) on March 3, 2011.
(3)	Incorporation by reference to Exhibit No. 3.1 to Form 10-Q filed by Dune Energy, Inc. (Commission File No. 001-32497) for the quarterly period ended March 31, 2007.
(4)	Incorporated by reference to Exhibit No. 3.1.3 to Form 10-K filed by Dune Energy, Inc. (Commission File No. 001-32497) on March 3, 2011.
(5)	Incorporated by reference to Exhibit No. 3.1.4 to Form 10-K filed by Dune Energy, Inc. (Commission File No. 001-32497) on March 3, 2011.
(6)	Incorporated by reference to Exhibit No. 3.1.2 to Form 8-K filed by Dune Energy, Inc. (Commission File No. 001-32497) on December 1, 2009.
(7)	Incorporated by reference to Exhibit No. 3.1 to Form 8-K filed by Dune Energy, Inc. (Commission File No. 001-32497) on July 12, 2010.
(8)	Incorporated by reference to Exhibit 10.22.1 to Form 10-K filed by Dune Energy Inc. (Commission File No. 001-32497) on March 3, 2011.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

DUNE ENERGY, INC.

Date: May 5, 2011	By:	/S/ JAMES A. WATT
	Name:	James A. Watt
	Title:	President and Chief Executive Officer

Date: May 5, 2011	By:	/S/ FRANK T. SMITH, JR.
	Name:	Frank T. Smith, Jr.
	Title:	Chief Financial Officer

17

INDEX TO EXHIBITS

Exhibit Nos.	Description

3.1	Amended and restated Certificate of Incorporation of IP Factory, Inc. (1)

3.1.1	Certificate of Amendment of Amended and Restated Certificate of Incorporation, dated May 7, 2003 (2)

3.1.2	Certificate of Amendment of Certificate of Incorporation, dated May 5, 2004 (3)

3.1.3	Certificate of Amendment of Certificate of Incorporation, dated June 12, 2007 (4)

3.1.4	Certificate of Amendment of Certificate of Incorporation, dated December 14, 2007 (5)

3.1.5	Certificate of Amendment of Amended and Restated Certificate of Incorporation, dated December 1, 2009 (6)

3.2	Amended and Restated By-Laws of Dune Energy, Inc. (7)

10.1	First Amendment to Amended and Restated Credit Agreement and Waiver dated as of December 7, 2010 (8)

31.1*	Certification of Chief Executive Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.

31.2*	Certification of Chief Financial Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.

32.1*	Certification pursuant to 18 U.S.C. 1350, adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, by Chief Executive Officer.

32.2*	Certification pursuant to 18 U.S.C. 1350, adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, by Chief Financial Officer.

*	Filed herewith
(1)	Incorporated by reference to Exhibit No. 3.1 to Form 10-KSB filed by Dune Energy, Inc. (Commission File No. 000-27897) on November 14, 2003.
(2)	Incorporated by reference to Exhibit No. 3.1.1 to Form 10-K filed by Dune Energy, Inc. (Commission File No. 001-32497) on March 3, 2011.
(3)	Incorporation by reference to Exhibit No. 3.1 to Form 10-Q filed by Dune Energy, Inc. (Commission File No. 001-32497) for the quarterly period ended March 31, 2007.
(4)	Incorporated by reference to Exhibit No. 3.1.3 to Form 10-K filed by Dune Energy, Inc. (Commission File No. 001-32497) on March 3, 2011.
(5)	Incorporated by reference to Exhibit No. 3.1.4 to Form 10-K filed by Dune Energy, Inc. (Commission File No. 001-32497) on March 3, 2011.
(6)	Incorporated by reference to Exhibit No. 3.1.2 to Form 8-K filed by Dune Energy, Inc. (Commission File No. 001-32497) on December 1, 2009.
(7)	Incorporated by reference to Exhibit No. 3.1 to Form 8-K filed by Dune Energy, Inc. (Commission File No. 001-32497) on July 12, 2010.
(8)	Incorporated by reference to Exhibit 10.22.1 to Form 10-K filed by Dune Energy Inc. (Commission File No. 001-32497) on March 3, 2011.

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EXHIBIT 31.1

CERTIFICATION OF CHIEF EXECUTIVE OFFICER PURSUANT TO

SECTION 302(a) OF THE SARBANES-OXLEY ACT OF 2002

I, James A. Watt, certify that:

1. I have reviewed this quarterly report on Form 10-Q of Dune Energy, Inc. (the “Company”);

2. Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3. Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4. The registrant’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:

a. Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

b. Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

c. Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

d. Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s fiscal quarter ended March 31, 2011 that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5. The registrant’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):

a. All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

b. Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date: May 5, 2011		/S/ JAMES A. WATT
	Name:	James A. Watt
	Title:	President and Chief Executive Officer

EXHIBIT 31.2

CERTIFICATION OF CHIEF FINANCIAL OFFICER PURSUANT TO

SECTION 302(a) OF THE SARBANES-OXLEY ACT OF 2002

I, Frank T. Smith, Jr., certify that:

1. I have reviewed this quarterly report on Form 10-Q of Dune Energy, Inc. (the “Company”);

2. Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3. Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4. The registrant’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:

a. Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

b. Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

c. Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

d. Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s fiscal quarter ended March 31, 2011 that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5. The registrant’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):

a. All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

b. Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date: May 5, 2011		/s/ FRANK T. SMITH, JR.
	Name:	Frank T. Smith, Jr.
	Title:	Chief Financial Officer

EXHIBIT 32.1

CERTIFICATION OF CHIEF EXECUTIVE OFFICER

PURSUANT TO 18 U.S.C. SECTION 1350

AS ADOPTED PURSUANT TO

SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

The undersigned, the President and Chief Executive Officer of Dune Energy, Inc. (the “Company”), does hereby certify under the standards set forth and solely for the purposes of 18 U.S.C. 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that the Quarterly Report on Form 10-Q of the Company for the three months ended March 31, 2011 fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934 and information contained in that Form 10-Q fairly presents, in all material respects, the financial condition and results of operations of the Company.

Dated: May 5, 2011	/S/ JAMES A. WATT
James A. Watt
President and Chief Executive Officer

A signed original of this written statement required by Section 906 has been provided to the Company and will be retained by the Company and furnished to the Securities and Exchange Commission or its staff upon request.

EXHIBIT 32.2

CERTIFICATION OF CHIEF FINANCIAL OFFICER

PURSUANT TO 18 U.S.C. SECTION 1350

AS ADOPTED PURSUANT TO

SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

The undersigned, the Chief Financial Officer of Dune Energy, Inc. (the “Company”), does hereby certify under the standards set forth and solely for the purposes of 18 U.S.C. 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that the Quarterly Report on Form 10-Q of the Company for the three months ended March 31, 2011 fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934 and information contained in that Form 10-Q fairly presents, in all material respects, the financial condition and results of operations of the Company.

Dated: May 5, 2011	/S/ FRANK T. SMITH, JR.
Frank T. Smith, Jr.
Chief Financial Officer

A signed original of this written statement required by Section 906 has been provided to the Company and will be retained by the Company and furnished to the Securities and Exchange Commission or its staff upon request.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

Form 10-Q

☒	Quarterly Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

For the quarterly period ended June 30, 2011

☐	Transition Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

For the transition period from              to

Commission file number 001-32497

DUNE ENERGY, INC.

(Exact name of registrant as specified in its charter)

Delaware	95-4737507
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

Two Shell Plaza, 777 Walker Street, Suite 2300, Houston, Texas	77002
(Address of principal executive offices)	(Zip Code)

(713) 229-6300

(Registrant’s telephone number, including area code)

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.    Yes  ☒    No  ☐

Indicate by check mark whether the registrant has submitted electronically and posted on its corporate web site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T (§ 232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant to submit and post such files).    Yes  ☒    No  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definition of “accelerated filer” and “large accelerated filer” in Rule 12b-2 of the Exchange Act. (Check one):

Large Accelerated Filer	☐	Accelerated Filer	☐

Non-Accelerated Filer	☐ (Do not check if a smaller reporting company)	Smaller Reporting Company	☒

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act.    Yes  ☐    No  ☒

Indicate the number of shares outstanding of each of the issuer’s classes of common stock, as of the latest practicable date: 48,821,142 shares of Common Stock, $.001 par value per share, as of August 4, 2011.

PART 1

FINANCIAL INFORMATION

Item 1.	Financial Statements.

Dune Energy, Inc.

Consolidated Balance Sheets

(Unaudited)

	June 30, 2011	December 31, 2010
ASSETS
Current assets:
Cash	$21,829,866	$23,670,192
Restricted cash	—	15,753,441
Accounts receivable	7,801,838	9,862,849
Prepayments and other current assets	1,836,186	2,542,624

Total current assets	31,467,890	51,829,106

Oil and gas properties, using successful efforts accounting—proved	530,070,560	526,760,643
Less accumulated depreciation, depletion, amortization and impairment	(299,587,828)	(294,566,739)

Net oil and gas properties	230,482,732	232,193,904

Property and equipment, net of accumulated depreciation of $3,054,074 and $2,817,158	322,493	527,357
Deferred financing costs, net of accumulated amortization of $1,749,794 and $1,456,592	492,885	786,087
Other assets	11,463,914	12,049,829

	12,279,292	13,363,273

TOTAL ASSETS	$274,229,914	$297,386,283

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$4,656,017	$6,953,863
Accrued liabilities	13,860,284	13,367,402
Current maturities of long-term debt (see Note 3)	336,755,537	—
Preferred stock dividend payable	1,551,000	2,206,000
Other current liabilities	199,319	1,395,237

Total current liabilities	357,022,157	23,922,502
Long-term debt, net of current maturities (see Note 3)	—	335,218,690
Other long-term liabilities	12,695,342	12,548,062

Total liabilities	369,717,499	371,689,254

Commitments and contingencies	—	—
Redeemable convertible preferred stock, net of discount of $3,789,645 and $4,964,014, liquidation preference of $1,000 per share, 750,000 shares designated, 155,082 and 207,912 shares issued and outstanding	151,292,355	202,947,986
STOCKHOLDERS’ DEFICIT
Preferred stock, $.001 par value, 1,000,000 shares authorized, 250,000 shares undesignated, no shares issued and outstanding	—	—
Common stock, $.001 par value, 300,000,000 shares authorized, 48,949,530 and 41,912,723 shares issued	48,950	41,912
Treasury stock, at cost (128,388 shares)	(62,920)	(62,920)
Additional paid-in capital	133,709,775	81,040,691
Accumulated deficit	(380,475,745)	(358,270,640)

Total stockholders’ deficit	(246,779,940)	(277,250,957)

TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$274,229,914	$297,386,283

See notes to consolidated financial statements.

2

Dune Energy, Inc.

Consolidated Statements of Operations

(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2011	2010	2011	2010
Revenues	$15,889,731	$15,956,295	$33,309,395	$32,921,516

Operating expenses:
Lease operating expense	6,886,170	6,635,354	13,954,363	14,219,568
Accretion of asset retirement obligation	329,379	459,421	658,758	920,149
Depletion, depreciation and amortization	5,245,062	7,407,283	11,545,033	14,400,953
General and administrative expense	2,026,228	2,902,941	4,165,119	6,348,897
Impairment of oil and gas properties	—	16,071,871	—	16,071,871
Exploration expense	5,183,830	—	5,183,830	—

Total operating expense	19,670,669	33,476,870	35,507,103	51,961,438

Operating loss	(3,780,938)	(17,520,575)	(2,197,708)	(19,039,922)

Other income (expense):
Interest income	16,299	120	36,449	612
Interest expense	(10,099,719)	(9,238,819)	(20,043,846)	(18,110,452)
Gain on derivative liabilities	—	436,390	—	1,695,264

Total other income (expense)	(10,083,420)	(8,802,309)	(20,007,397)	(16,414,576)

Loss on continuing operations	(13,864,358)	(26,322,884)	(22,205,105)	(35,454,498)
Loss on discontinued operations	—	(4,623,564)	—	(3,410,129)

Net loss	(13,864,358)	(30,946,448)	(22,205,105)	(38,864,627)
Preferred stock dividend	(5,079,046)	(6,468,368)	(9,977,369)	(12,871,476)

Net loss available to common shareholders	$(18,943,404)	$(37,414,816)	$(32,182,474)	$(51,736,103)

Net loss per share:
Basic and diluted from continuing operations	$(0.39)	$(0.81)	$(0.67)	$(1.20)
Basic and diluted from discontinued operations	—	(0.11)	—	(0.08)

Total basic and diluted	$(0.39)	$(0.92)	$(0.67)	$(1.28)

Weighted average shares outstanding:
Basic and diluted	48,738,694	40,416,133	47,766,990	40,307,376

See notes to consolidated financial statements.

3

Dune Energy, Inc.

Consolidated Statements of Cash Flows

(Unaudited)

	Six months ended June 30,
	2011	2010
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(22,205,105)	$(38,864,627)
Adjustments to reconcile net loss to net cash used in operating activities:
Loss on discontinued operations	—	3,410,129
Depletion, depreciation and amortization	11,545,033	14,400,953
Impairment of oil and gas properties	—	16,071,871
Amortization of deferred financing costs and debt discount	1,855,729	1,841,852
Stock-based compensation	365,491	1,169,997
Accretion of asset retirement obligation	658,758	920,149
Gain on derivative liabilities	—	(1,749,231)
Changes in:
Accounts receivable	2,061,011	4,873,396
Prepayments and other assets	706,438	2,244,591
Payments made to settle asset retirement obligations	(523,941)	(170,555)
Accounts payable and accrued liabilities	(1,792,501)	(9,734,993)

NET CASH USED IN CONTINUED OPERATIONS	(7,329,087)	(5,586,468)
NET CASH PROVIDED BY DISCONTINUED OPERATIONS	—	2,920,768

NET CASH USED IN OPERATING ACTIVITIES	(7,329,087)	(2,665,700)

CASH FLOWS FROM INVESTING ACTIVITIES
Investment in proved and unproved properties	(9,547,714)	(2,353,193)
Purchase of furniture and fixtures	(81,283)	(31,189)
Decrease (increase) in restricted cash	15,744,279	(71,426)
Decrease in other assets	595,077	102,629

NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES—CONTINUED OPERATIONS	6,710,359	(2,353,179)
NET CASH PROVIDED BY INVESTING ACTIVITIES—DISCONTINUED OPERATIONS	—	29,400,348

NET CASH PROVIDED BY INVESTING ACTIVITIES	6,710,359	27,047,169

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from short-term debt	—	6,000,000
Increase in loan costs	—	(1,131,509)
Payments on short-term debt	(1,221,598)	(31,353,692)

NET CASH USED IN FINANCING ACTIVITIES	(1,221,598)	(26,485,201)

NET CHANGE IN CASH BALANCE	(1,840,326)	(2,103,732)
Cash balance at beginning of period	23,670,192	15,053,570

Cash balance at end of period	$21,829,866	$12,949,838

SUPPLEMENTAL DISCLOSURES
Interest paid	$18,105,104	$16,322,703
Income taxes paid	—	—
NON-CASH DISCLOSURES
Common stock issued for conversion of preferred stock	$62,288,000	$2,448,000
Redeemable convertible preferred stock dividends	8,803,000	11,650,000
Accretion of discount on preferred stock	1,174,369	1,143,737

See notes to consolidated financial statements.

4

DUNE ENERGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1—ACCOUNTING POLICIES AND BASIS OF PRESENTATION

Dune Energy, Inc., a Delaware corporation (“Dune” or the “Company”), is an independent energy company that was formed in 1998. Since May 2004, Dune has been engaged in the exploration, development, exploitation and production of oil and natural gas. Dune sells its oil and gas production primarily to domestic pipelines and refineries. Its operations are presently focused in the states of Texas and Louisiana.

Dune prepared these financial statements according to the instructions for Form 10-Q. Therefore, the financial statements do not include all disclosures required by generally accepted accounting principles. However, Dune has recorded all transactions and adjustments necessary to fairly present the financial statements included in this Form 10-Q. The adjustments made are normal and recurring. The following notes describe only the material changes in accounting policies, account details or financial statement notes during the first six months of 2011. Therefore, please read these financial statements and notes to the financial statements together with the audited financial statements and notes thereto in our Annual Report on Form 10-K for the year ended December 31, 2010. The income statement for the six months ended June 30, 2011 cannot necessarily be used to project results for the full year.

Discontinued operations

On June 30, 2010, the Company closed the sale of its South Florence Properties located in Vermilion Parish, Louisiana. In accordance with FASB ASC 360-10 – Accounting for the Impairment or Disposal of Long-lived Assets, the results of operations of this divestiture have been reflected as discontinued operations. See Note 8 for additional information regarding discontinued operations.

Loss per share

Basic earnings per share amounts are calculated based on the weighted average number of shares of common stock outstanding during each period. Diluted earnings per share is based on the weighted average numbers of shares of common stock outstanding for the periods, including dilutive effects of stock options, warrants granted and convertible preferred stock. Dilutive options and warrants that are issued during a period or that will expire or are canceled during a period are reflected in the computations for the time they were outstanding during the periods being reported. Since Dune incurred losses for all other periods, the impact of the common stock equivalents would be antidilutive and therefore are not included in the calculation.

Impact of recently issued accounting standards

There were no new accounting pronouncements that had a significant impact on the Company’s operating results or financial position.

NOTE 2—LIQUIDITY AND GOING CONCERN

The accompanying financial statements have been prepared assuming Dune will continue as a going concern. At June 30, 2011, Dune’s cash balance was $21.8 million while the Company also registered a net loss available to common shareholders of $32.2 million for the first six months of fiscal 2011. In addition, as of June 30, 2011, Dune has negative working capital of $325.6 million resulting from the $40 million term loan facility and $296.8 million senior secured notes being classified as current liabilities with maturity dates of March 15, 2012 and June 1, 2012, respectively. Management is and will continue to strive to raise additional capital and/or restructure its debt obligations prior to their due dates. However, should these efforts prove unsuccessful, Dune’s ability to continue to operate as a going concern in 2012 would be substantially in doubt.

5

NOTE 3—DEBT FINANCING

Long-term debt consists of:

	June 30, 2011	December 31, 2010
Term loan	$39,974,320	$40,000,000
Senior secured notes, net of discount of $3,218,783 and $4,781,310	296,781,217	295,218,690

Total long-term debt	336,755,537	335,218,690
Less: current maturities	(336,755,537)	—

Long-term debt, net of current maturities	$—	$335,218,690

Wells Fargo Foothill Credit Agreement

On May 15, 2007, Dune entered into a credit agreement among it, each of Dune’s subsidiaries named therein as borrowers, each of Dune’s subsidiaries named therein as guarantors, certain lenders and Wells Fargo Capital Finance, Inc. formerly Wells Fargo Foothill (“Wells Fargo”), as arranger and administrative agent (the “WF Agreement”). On December 7, 2010, Wells Fargo assigned to Wayzata Opportunities Fund II, L.P. (“Wayzata”) its rights, obligations and commitment under this Credit Agreement with Dune. In connection with this assignment, the Company as a borrower entered into the Amended and Restated Credit Agreement (the “Credit Agreement”) with Wayzata as the sole lender and Wells Fargo as the administrative agent. The Credit Agreement is a $40 million term loan facility which will mature on March 15, 2012. Pursuant to the Credit Agreement, (i) interest is 15% per annum which is due and payable, in arrears, on the first day of each month at any time that obligations are outstanding and (ii) if any or all of the $40 million term loan is prepaid (whether mandatory or voluntary prepayment) on or prior to November 15, 2011, the Company shall owe a prepayment premium equal to 10% of the principal amount prepaid.

As security for its obligations under the Credit Agreement, Dune and certain of its operating subsidiaries continue to grant Agent a security interest in and a first priority lien on all of its oil and gas properties and certain deposit accounts. In addition, its subsidiary, Dune Operating Company has guaranteed the obligations.

The Credit Agreement also continues to contain various covenants that limit the Company’s ability to: incur indebtedness; dispose of assets; grant certain liens; enter into certain swaps; make certain investments; prepay any subordinated debt; merge, consolidate, recapitalize, consolidate or allow any material change in the character of our business; enter into farm-out agreements; enter into forward sales; enter into agreements which (i) warrant production of hydrocarbons (other than permitted hedges) and (ii) shall not allow gas imbalances, take-or-pay or other prepayment with respect to its oil and gas properties; and; enter into certain marketing activities.

The Credit Agreement modifies the definition of Change in Control to mean (i) that any “person” or “group”, other than Permitted Holders or Wayzata and its Affiliates, becomes the beneficial owner, directly or indirectly, of 35%, or more, of the Stock of the Company having the right to vote for the election of members of the Board of Directors, (ii) that a majority of the members of the Board of Directors do not constitute Continuing Directors, (iii) that the Company ceases to own and control, directly or indirectly, 100% of the outstanding Stock of each other Loan Party, (iv) either James Watt or Frank Smith shall cease to be involved in the day to day operations and management of the business of the Company, and a successor reasonably acceptable to Agent and Lenders is not appointed on terms reasonably acceptable to Agent and Lenders within 60 days of such cessation of involvement, or (v) any “Change of Control” or similar term, as defined in the Second Secured Debt Documents.

The Credit Agreement has a new financial covenant that requires Dune to maintain the following ratio: the total present value of future net revenues discounted at 10% of the proved developed reserves must be greater than two times the value of the face amount of the term loan.

6

If an event of default exists under the Credit Agreement, the Lenders will be able to accelerate the maturity of the Credit Agreement and exercise other rights and remedies. Each of the following would continue to be an event of default: failure to pay any principal when due or any reimbursement amount, interest, fees or other amount within certain grace periods; a representation or warranty is proven to be incorrect when made; failure to perform or otherwise comply with the covenants, including, but not limited to maintenance of (i) required cash management activities and (ii) the interest reserve account, or conditions contained in the Credit Agreement or other loan documents, subject, in certain instances, to certain grace periods; default by the Company on the payment of any other indebtedness or results in the third party’s right to accelerate the maturity of such indebtedness; bankruptcy or insolvency events involving the Company or any of its subsidiaries; the loan documents cease to be in full force and effect; our failing to create a valid lien, except in limited circumstances; the occurrence of a Change in Control; the entry of, and failure to pay or have stayed pending appeal, one or more adverse judgments in excess of an aggregate amount of $5.0 million or more.

In connection with entering into the Credit Agreement on December 7, 2010, standby letters of credit totaling $8.5 million were taken down as the Company cash collateralized these obligations through a bonding agent and has reduced the obligation to $8 million at June 30, 2011.

On March 1, 2011, the Credit Agreement was amended, effective as of December 7, 2010, to permit “the repurchase or other acquisition by Parent of shares of common stock of Parent from employees, former employees, directors or former directors of Parent or its Subsidiaries or permitted transferees of such employees, former employees, directors or former directors, in each case pursuant to the terms of the agreements (including employment agreements) or plans (or amendments thereto) or other arrangements approved by the Board of Directors of the Parent under which such shares were granted, issued or sold; provided, that (A) no Default or Event of Default has occurred and is continuing or would exist after giving effect to such repurchase or other acquisition, and (B) the aggregate amount of all such repurchases and other acquisitions following the Restatement Date shall not exceed $500,000.” This amendment also waived any misrepresentation that may have inadvertently arisen as a result of any such repurchase prior to the date of the amendment.

On June 1, 2011, in connection with the liquidation of the escrow balance of $15.7 million established for the June 2011 bond interest payment on the Senior Secured Notes, the Company applied the remaining escrow balance of $25,680 to the term loan facility reducing the balance to $39,974,320 at June 30, 2011. Additionally, a 10% prepayment premium of $2,568 was made in accordance with the terms of the agreement.

Senior Secured Notes

On May 15, 2007, Dune sold to Jefferies & Company, Inc. $300 million aggregate principal amount of 10 1/2% Senior Secured Notes due 2012 (“Senior Secured Notes”) at a purchase price of $285 million. The Senior Secured Notes, bearing interest at the rate of 10 1/2 % per annum, were issued under that certain indenture, dated May 15, 2007, among Dune, the guarantors named therein, and The Bank of New York Trust Company NA, as trustee (the “Indenture”). The Indenture contains customary representations and warranties by the Company as well as typical restrictive covenants whereby Dune has agreed, among other things, to limitations to incurrence of additional indebtedness, declaration of dividends, issuance of capital stock, sale of assets and corporate reorganizations.

The Senior Secured Notes are subject to redemption by Dune after June 1, 2011, at a repurchase price equal to 100% of the aggregate principal amount plus accrued interest. Holders of the Senior Secured Notes may put such notes to the Company for repurchase, at a repurchase price of 101% of the principal amount plus accrued interest, upon a change in control as defined in the Indenture.

The Senior Secured Notes are secured by a lien on substantially all of Dune’s assets, including without limitation, those oil and gas leasehold interests located in Texas and Louisiana held by Dune’s operating subsidiaries. The Senior Secured Notes are unconditionally guaranteed on a senior secured basis by each of Dune’s existing and future domestic subsidiaries. The collateral securing the Senior Secured Notes is subject to, and made subordinate to, the lien granted to Wayzata under the Credit Agreement.

7

The debt discount is being amortized over the life of the notes using the effective interest method. Amortization expense associated with the debt discount amounted to $851,269 and $1,562,527 and is included in interest expense in the consolidated statements of operations for the three and six months ended June 30, 2011, respectively.

NOTE 4—REDEEMABLE CONVERTIBLE PREFERRED STOCK

During the quarter ended June 30, 2007, Dune sold to Jefferies & Company, Inc. pursuant to the Purchase Agreement dated May 1, 2007, 216,000 shares of its Senior Redeemable Convertible Preferred Stock (“Preferred Stock”) for gross proceeds of $216 million less a discount of $12.3 million yielding net proceeds of $203.7 million. As provided in the Certificate of Designations, the Preferred Stock has a liquidation preference of $1,000 per share and a dividend at a rate of 12% per annum, payable quarterly, at the option of Dune in additional shares of Preferred Stock, shares of common stock (subject to the satisfaction of certain conditions) or cash.

The conversion price of the Preferred Stock is subject to adjustment pursuant to customary anti-dilution provisions and may also be adjusted upon the occurrence of a fundamental change as defined in the Certificate of Designations. The Preferred Stock is redeemable at the option of the holder on December 1, 2012 and subject to the terms of any of the Company’s indebtedness or upon a change of control. In the event Dune fails to redeem shares of Preferred Stock “put” to Dune by a holder, then the conversion price shall be lowered and the dividend rate increased. After December 1, 2012, Dune may redeem shares of Preferred Stock. The Company analyzed the adjustment of the conversion right for derivative accounting under FASB ASC 815 – Derivatives and Hedges and determined that it was not applicable.

The Preferred Stock discount is deemed a Preferred Stock dividend and is being amortized over five years using the effective interest method and is charged to additional paid-in capital as the Company has a deficit balance in retained earnings. Charges to additional paid-in capital for the three and six months ended June 30, 2011 amounted to $597,046 and $1,174,369, respectively.

During the six months ended June 30, 2011, holders of 62,288 shares of the preferred stock converted their shares into 7,118,641 shares of common stock.

During the six months ended June 30, 2011 and 2010, Dune paid dividends on the preferred stock in the amount of $9,458,000 and $11,623,000, respectively. In lieu of cash, the Company elected to issue 9,458 and 11,623 additional shares of preferred stock, respectively.

NOTE 5—HEDGING ACTIVITIES

As a result of entering into the Credit Agreement, the Company is no longer required to hedge and all hedge balances were settled. Prior to this event, Dune accounted for its production hedge derivative instruments as defined in FASB ASC 815-Derivatives and Hedging. Accordingly, the Company designated derivative instruments as fair value hedges and recognized gain or losses in current earnings.

For the three and six months ended June 30, 2010, Dune recorded a gain on the derivatives of $436,390 and $1,695,264, composed of an unrealized gain on changes in mark-to-market valuations of $189,990 and $1,749,231 and a realized gain (loss) on cash settlements of $246,400 and ($53,967), respectively.

NOTE 6—RESTRICTED STOCK, STOCK OPTIONS AND WARRANTS

The Company utilizes restricted stock, stock options and warrants to compensate employees, officers, directors and consultants. Total stock-based compensation expense including options, warrants and restricted stock was $185,308 and $365,491 for the three and six months ended June 30, 2011 and $349,108 and $1,169,997 for the three and six months ended June 30, 2010, respectively.

8

The 2007 Stock Incentive Plan, which was approved by Dune’s shareholders, authorizes the issuance of up to 3,200,000 shares of common stock for issuance to employees, officers and non-employee directors. The Plan is administered by Dune’s Compensation Committee. The following table reflects the vesting activity associated with restricted stock awards at June 30, 2011:

Grant Date	Shares Awarded	Shares Canceled	Shares Vested	Shares Unvested
December 17, 2007	248,591	(71,471)	(177,120)	—
March 13, 2008	105,412	—	(105,412)	—
August 1, 2008	622,700	(111,429)	(374,006)	137,265
October 1, 2009	450,000	—	(100,499)	349,501
December 31, 2009	573,780	(138,933)	(163,921)	270,926
November 11, 2010	938,900	(47,900)	—	891,000
December 30, 2010	4,445	—	(4,445)	—

	2,943,828	(369,733)	(925,403)	1,648,692

Common shares available to be awarded at June 30, 2011 are as follows:

Total shares authorized	3,200,000
Total shares issued	(2,943,828)
Total shares canceled	369,733

Total shares available	625,905

NOTE 7—INCOME TAXES

Dune is in a position of cumulative reporting losses for the current and preceding reporting periods. The volatility of energy prices and uncertainty of when energy prices may rebound is not readily determinable by management. At this date, this general fact pattern does not allow the Company to project sufficient sources of future taxable income to offset tax loss carryforwards and net deferred tax assets in the U.S. Under these current circumstances, it is management’s opinion that the realization of these tax attributes does not reach the “more likely than not criteria” under FASB ASC 740 – Income Taxes. As a result, the Company’s taxes through June 30, 2011 are subject to a full valuation allowance.

NOTE 8—DISCONTINUED OPERATIONS

On June 30, 2010, Dune consummated the sale of the South Florence field located in Vermilion Parish, Louisiana. The disposition of the South Florence Properties allowed the Company to repay all outstanding borrowings under the WF Agreement and to invest in new assets or fund maintenance, repair or improvement of existing properties and assets. The effective date of the sale was May 1, 2010.

Consideration received by the Company for the South Florence Properties aggregated $29,189,243, consisting of the purchase price of $30 million, as adjusted to account for the sale of hydrocarbons and various related costs, expenses and charges incurred between the execution and the Purchase and Sale Agreement and completion of the sale.

9

Pursuant to accounting rules for discontinuing operations, Dune has classified 2010 and prior reporting periods to present the activity related to the South Florence Properties as a discontinued operation. Discontinued operations for the three and six months ended June 30, 2010 are summarized as follows:

	Three months ended June 30, 2010	Six months ended June 30, 2010
Revenues	$1,086,671	$4,372,648

Costs and expenses:
Lease operating expense	379,931	1,329,600
Depletion, depreciation and amortization	379,560	1,502,433
Impairment on asset	4,950,744	4,950,744

Total operating expense	5,710,235	7,782,777

Loss from discontinued operations	$(4,623,564)	$(3,410,129)

Production:
Oil (Bbl)	9,653	38,474
Gas (Mcf)	67,713	254,537
Total (Mcfe)	125,631	485,381

NOTE 9—COMMITMENTS AND CONTINGENCIES

The Company, as an owner or lessee and operator of oil and gas properties, is subject to various federal, state and local laws and regulations relating to discharge of materials into, and protection of, the environment. These laws and regulations may, among other things, impose liability on the lessee under an oil and gas lease for the cost of pollution clean-up resulting from operations and subject the lessee to liability for pollution damages. In some instances, the Company may be directed to suspend or cease operations in the affected area. Dune maintains insurance coverage, which it believes is customary in the industry, although Dune is not fully insured against all environmental risks.

In connection with the acquisition of Goldking, the Company inherited an environmental contingency which after conducting its due diligence and subsequent testing believes is the responsibility of a third party. However, federal and state regulators have determined Dune is the responsible party for clean up of this area. Dune has maintained a passive maintenance of this site since it was first discovered after Hurricane Katrina. Cost to date of approximately $1,100,000 has been covered by the Company’s insurance minus the standard deductibles. The Company still feels another party has the primary responsibility for this occurrence but is committed to working with the various state and federal authorities on resolution of this issue. At this time no estimate of the final cost of remediation of this site can be determined or if the Company’s insurance will continue to cover the clean up costs or if the Company can be successful in proving the other party should be primarily responsible for the cost of remediation.

10

Item 2.	Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion will assist in the understanding of our financial position and results of operations. The information below should be read in conjunction with the consolidated financial statements, the related notes to consolidated financial statements and our Annual Report on Form 10-K for the year ended December 31, 2010. Our discussion contains both historical and forward-looking information. We assess the risks and uncertainties about our business, long-term strategy and financial condition before we make any forward-looking statements but we cannot guarantee that our assessment is accurate or that our goals and projections can or will be met. Statements concerning results of future exploration, exploitation, development and acquisition expenditures as well as revenue, expense and reserve levels are forward-looking statements. We make assumptions about commodity prices, drilling results, production costs, administrative expenses and interest costs that we believe are reasonable based on currently available information.

Our primary focus will continue to be the development and exploration efforts in our Gulf Coast properties. We believe that our acreage position will allow us to grow organically through low risk drilling in the near term. This position continues to present attractive opportunities to expand our reserve base through field extensions and high risk/high reward exploratory drilling opportunities. In addition, we will constantly review, rationalize and “high-grade” our properties in order to optimize our existing asset base.

We expect to maintain and utilize our technical and operations teams’ knowledge of salt-dome structures and multiple stacked producing zones common in the Gulf Coast to enhance our growth prospects and reserve potential. We expect to employ technical advancements, including 3-D seismic data, pre-stack depth migration and directional drilling, to identify and exploit new opportunities in our asset base. We also plan to employ the latest drilling, completion and fracturing technology in all of our wells to enhance recoverability and accelerate cash flows associated with these wells.

We continually review opportunities to acquire producing properties, leasehold acreage and drilling prospects that are in core operating areas. We are seeking to acquire operational control of properties that we believe have a solid proved reserve base coupled with significant exploitation and exploration potential.

Liquidity and Capital Resources

During the first six months of 2011 compared to the first six months of 2010, net cash used in continued operations decreased by $1.7 million to ($7.3) million. This decrease was primarily attributable to the Company’s decision to expense $5.2 million of costs associated with an exploratory well in the second quarter of 2011.

Our current assets were $31.5 million on June 30, 2011. Cash on hand comprised approximately $21.8 million of this amount. This compared to $23.7 million at the end of the calendar year 2010 and $12.9 million at the end of the second quarter of 2010. Accounts payable have decreased from $7.0 million at year end 2010 to $4.7 million at June 30, 2011. Accounts payable were $2.6 million at June 30, 2010.

The financial statements continue to reflect a modest but ongoing drilling and facilities upgrade program which amounted to $14.7 million during the first six months of 2011. The increased spending reflected drilling activity at the S prospect and the Deep Subsalt prospect at Garden Island Bay. We expect to spend approximately $13.0 million during the final six months of 2011 on continuing development and exploitation of our asset base. This would represent a $19.0 million increase over our almost $8.7 million of capital investment in 2010. However, the exact amount will depend upon individual well performance results, cash flow and, where applicable, partners negotiations on the timing of drilling obligations. In addition, we expect to offer participations in our drilling program to industry partners over this time frame, thus potentially reducing our capital requirements.

During the fourth quarter of 2010, Dune replaced its $40 million revolving credit facility from Wells Fargo Foothill with a new $40 million term loan facility from Wayzata. The new facility matures on March 15, 2012

11

and provides for Wells Fargo Foothill to remain as agent for the facility. The Company has received all of the funds associated with the facility and has placed $8.0 million in escrow to cash collateralize $8.0 million of standby letters of credit. The Company is deploying the remaining funds from the new term loan and available cash flow from operations to cover anticipated drilling and recompletion projects in 2011. Additionally, all hedging contracts were settled in 2010 and the Company no longer hedges its oil and gas production.

Semi-annual interest of $15.75 million on our 10  1/2% Senior Secured Notes due 2012 was paid on June 1, 2011 and is due on December 1 and June 1 thereafter. The principal on the Senior Secured Notes is not due until June 1, 2012.

Shares of our Senior Redeemable Convertible Preferred Stock are not redeemable until the later of December 1, 2012 or the repayment in full of all senior secured debt or upon a change in control. Dividends are payable quarterly with the Company having the option of paying any dividend on the preferred stock in shares of common stock, shares of preferred stock or cash.

Our primary source of liquidity over the first half of the year has been cash provided by operating activities and industry joint-ventures involving our drilling opportunities. The strength of our current cash position puts us in a position to meet our current financial obligations and ongoing capital programs in the current commodity price environment.

As noted in Note 2 to the Consolidated Financial Statements, our current liabilities increased materially during the quarter and now exceed our current assets by $325.6 million. The primary reason for this significant change is the movement into the current maturity category of our $40 million term loan facility due March 15, 2012 and $296.8 million of Senior Secured Notes due June 1, 2012. If the Company is unable to obtain financing from third parties or otherwise restructure its debt obligations prior to maturity, our ability to fund operations and execute our business plan will be impaired. Consequently, the Company’s ability to continue to operate as a going concern in 2012 would be doubtful. There is no assurance that we can raise additional capital from external sources or restructure our long-term obligations, the failure of which could cause us to consider other strategic solutions including, among other things, the sale of key assets and/ or the material curtailment of operations. Management is currently making a concerted effort to resolve this situation and has historically relied on best efforts to access the capital markets.

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Results of Operations

Year-over-year production decreased from 3,768 Mmcfe for the first six months of 2010 to 3,065 Mmcfe for the same six month period of 2011. This decrease was caused by normal reservoir declines which were not offset by increased production due to the limited amount of capital reinvestment made during 2011.

The following table reflects the increase (decrease) in oil and gas sales revenue due to the changes in prices and volumes:

	Three Months Ended June 30,			Six Months Ended June 30,
	2011	% Change	2010	2011	% Change	2010
Oil production volume (Mbbls)	114	-22%	147	254	-15%	298
Oil sales revenue ($000)	$12,341	10%	$11,258	$25,907	14%	$22,756
Price per bbl	$108.25	41%	$76.59	$102.00	34%	$76.36
Increase (decrease) in oil sales revenue due to:
Change in production volume	$(2,527)			$(3,360)
Change in prices	3,610			6,511

Total increase in oil sales revenue	$1,083			$3,151

Gas production volume (Mmcf)	722	-27%	992	1,543	-22%	1,978
Gas sales revenue ($000)	$3,549	-24%	$4,698	$7,403	-27%	$10,166
Price per Mcf	$4.92	4%	$4.74	$4.80	-7%	$5.14
Increase (decrease) in gas sales revenue due to:
Change in production volume	$(1,280)			$(2,236)
Change in prices	131			(527)

Total decrease in gas sales revenue	$(1,149)			$(2,763)

Total production volume (Mmcfe)	1,405	-25%	1,875	3,065	-19%	3,768
Total revenue ($000)	$15,890	-1%	$15,956	$33,309	1%	$32,922
Price per Mcfe	$11.31	33%	$8.51	$10.87	24%	$8.74
Increase (decrease) in total revenue due to:
Change in production volume	$(4,000)			$(6,144)
Change in prices	3,934			6,531

Total increase (decrease) in total revenue	$(66)			$387

We recorded a net loss available to common shareholders for the three months ended June 30, 2011 of ($18.9 million) or ($0.39) basic and diluted loss per share compared to net loss available to common shareholders of ($37.4 million) or ($0.92) basic and diluted loss per share for the same quarter of 2010. For the six months ended June 30, 2011, we recorded a net loss available to common shareholders of ($32.1 million) or ($0.67) basic and diluted loss per share compared to a net loss available to common shareholders of ($51.7 million) or ($1.28) basic and diluted loss per share for the same period of 2010.

Revenues

Revenues from continuing operations for the quarter ended June 30, 2011 totaled $15.9 million compared to $16.0 million for the quarter ended June 30, 2010 representing a $0.1 million decrease. Production volumes for 2011 were 114 Mbbls of oil and 0.7 Bcf of natural gas or 1.4 Bcfe. This compares to 147 Mbbls of oil and 1.0 Bcf of natural gas or 1.9 Bcfe representing a 25% decline in production volumes. In 2011, the average sales price per barrel of oil was $108.25 and $4.92 per Mcf of natural gas as compared to $76.59 per barrel and $4.74 per Mcf, respectively for 2010. These results indicate that the slight decrease in revenue is primarily attributable to the reduction in production volumes of 0.5 Bcfe or 25% which were partially offset by increases in commodity prices of $2.80 per Mcfe or 33%.

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Revenues from continuing operations for the six months ended June 30, 2011 totaled $33.3 million compared to $32.9 million for the six months ended June 30, 2010 representing a $0.4 million increase. Production volumes for 2011 were 254 Mbbls of oil and 1.5 Bcf of natural gas or 3.0 Bcfe. This compares to 298 Mbbls of oil and 2.0 Bcf of natural gas or 3.8 Bcfe representing a 19% decline in production volume. In 2011, the average sales price per barrel of oil was $102.00 and $4.80 per mcf of natural gas as compared to $76.36 per barrel and $5.14 per Mcf, respectively for 2010. These results indicate that the small increase in revenue was primarily attributable to the increase in commodity prices of $2.13 per Mcfe or 24% offsetting the reduction in production volumes of 0.7 Bcfe or 19%.

Operating expenses

Lease operating expense

The following table presents the major components of Dune’s lease operating expense (in thousands) for the three and six months ended June 30, 2011 and 2010 on a Mcfe basis:

	Three months ended June 30,				Six months ended June 30,
	2011		2010		2011		2010
	Total	Per Mcfe	Total	Per Mcfe	Total	Per Mcfe	Total	Per Mcfe
Direct operating expense	$5,160	$3.67	$4,543	$2.42	$9,672	$3.16	$9,972	$2.65
Workovers	12	$0.01	272	$0.15	661	$0.22	509	$0.14
Ad valorem taxes	243	$0.17	264	$0.14	480	$0.16	587	$0.16
Production taxes	1,194	$0.85	1,153	$0.61	2,584	$0.84	2,271	$0.60
Transportation	277	$0.20	403	$0.21	557	$0.18	881	$0.23

	$6,886	$4.90	$6,635	$3.53	$13,954	$4.56	$14,220	$3.78

Lease operating expense from continuing operations for the quarter ended June 30, 2011 totaled $6.9 million versus $6.6 million for the same period of 2010. This translated into an increase of $1.37/Mcfe on a volume basis. The overall increase in lease operating expense between periods reflects the additional costs associated with operating older more mature fields which required additional repair and maintenance cost during the quarter ended June 30, 2011.

Lease operating expense from continuing operations for the six months ended June 30, 2011 totaled $14.0 million versus $14.2 million for the same period of 2010. This translated into an increase of $0.78/Mcfe on a volume basis. This overall decrease between periods reflects the impact of Dune’s efforts to reduce field operating expenses which were negatively influenced by repairs and maintenance associated with operating older, more mature fields as experienced during the second quarter of 2011.

Accretion of asset retirement obligation

Accretion expense for asset retirement obligations decreased by $0.1 million for the quarter ended June 30, 2011 compared to the same period in 2010. Similarly, accretion expense for the six month period ended June 30, 2011reflected a $0.2 million decrease from the comparable period of 2010. This small decrease is the result of reevaluating abandonment costs at year end.

Depletion, depreciation and amortization (DD&A)

For the quarter ended June 30, 2011, the Company recorded DD&A expense of $5.2 million ($3.73/Mcfe) compared to $7.4 million ($3.95/Mcfe) for the quarter ended June 30, 2010 representing a decrease of $2.2 million ($0.22/Mcfe). Additionally, for the six months ended June 30, 2011, the Company recorded DD&A expense of $11.5 million ($3.79/Mcfe) compared to $14.4 million ($3.82/Mcfe) for the six months ended June 30, 2010 representing a decrease of $2.9 million ($0.03/Mcfe). This decrease reflects the impact of a 19% and 25% reduction in production volumes that directly impacts the DD&A calculation for the three and six months ended June 30, 2011.

14

General and administrative expense (G&A expense)

G&A expense for the current quarter ended 2011 decreased $0.9 million (31%) from the comparable 2010 quarter to $2.0 million. Cash G&A expense for 2011 fell $0.7 million (28%) from 2010 to $1.8 million. These decreases resulted principally from a reduction in personnel expense of $0.2 million, stock-based compensation of $0.2 million and professional fees of $0.5 million.

For the six months ended June 30, 2011 and 2010, G&A expense decreased $2.2 million (34%) to $4.2 million. Cash G&A expense for the first half of the year declined $1.4 million (27%) to $3.8 million. This decrease primarily resulted from a reduction in personnel expense of $0.5 million, stock-based compensation expense of $0.8 million and professional fees of $0.9 million.

On a unit of production basis, G&A fell from $1.55/Mcfe for the quarter ended June 30, 2010 to $1.44/mcfe for the same period of 2011. For the six month period ended June 30, 2010, G&A fell from $1.68/mcfe to $1.36/Mcfe for the same period of 2011.

Loss on impairment of oil and gas properties

Dune recorded an impairment of oil and gas properties of $16.1 million in the second quarter of 2010. This amount consisted of expired leasehold costs of $5.3 million and drilling costs of $10.8 million on a well which will not be completed.

Exploration expense

In the second quarter of 2011, the Company, as a party to a joint venture, drilled an exploratory well. Although the Company will continue to evaluate future options associated with the well, it has determined that the costs incurred of $5.2 million should be expensed for the three and six months ended June 30, 2011.

Other income (expense)

Interest income

Interest income for the quarter ended June 30, 2011 was $0.02 million more than the comparable 2010 quarter. Interest income for the six months ended June 30, 2011 was $0.04 million more than the comparable 2010 period. This was the result of higher cash balances held in escrow associated with the Credit Agreement.

Interest expense

As a result of the higher interest rate applicable to the Credit Agreement, interest expense for the quarter ended June 30, 2011 was $10.1 million compared to $9.2 million in the comparable quarter ended 2010. Additionally, interest expense for the six months ended June 30, 2011 amounted to $20.0 million compared to $18.1 million in the comparable period of 2010.

Gain on derivative liabilities

For the quarter ended June 30, 2010, the Company incurred a gain on derivatives of $0.4 million composed of an unrealized gain of $0.2 million due to the change in the mark-to-market valuation and a realized gain of $0.2 million for cash settlements.

For the six months ended June 30, 2010, the Company incurred a gain on derivatives of $1.7 million composed of an unrealized gain of $1.75 million due to the change in mark-to-market valuation and a realized loss of $0.05 million for cash settlements.

In connection with entering into the Credit Agreement in December 2010, all hedging requirements were eliminated and all hedge balances were settled.

Net loss available to common shareholders

For the quarter ended June 30, 2011, net loss available to common shareholders decreased $18.5 million from the comparable quarter of 2010. This decrease reflects the impact of a $13.8 million decrease in operating expenses, a $4.6 million decrease in loss on discontinued operations and a $1.4 million decrease in preferred stock dividends partially offset by a ($0.9 million) increase in interest expense and a ($0.4 million) reduction in the gain on derivative liabilities.

For the six months ended June 30, 2011, net loss available to common shareholders decreased $19.5 million from the comparable 2010 period. This decrease reflects the impact of a $0.4 million increase in revenues, $16.5

15

million decrease in operating expenses, $2.9 million decrease in preferred stock dividends and a $3.4 million decrease in loss on discontinued operations partially offset by a ($1.9 million) increase in interest expense and a ($1.7 million) reduction in the gain on derivative liabilities.

Item 4.	Controls and Procedures.

We maintain disclosure controls and procedures that are designed to ensure that information required to be disclosed in our Exchange Act reports is recorded, processed, summarized and reported within the time periods specified in the Securities and Exchange Commission’s rules and forms, and that such information is accumulated and communicated to our management, including our Chief Executive Officer and Chief Financial Officer, as appropriate, to allow timely decisions regarding required disclosure based closely on the definition of “disclosure controls and procedures” in Rule 13a-15(e). In designing and evaluating the disclosure controls and procedures, management recognized that any controls and procedures, no matter how well designed and operated, can provide only reasonable assurance of achieving the desired control objectives, and management necessarily was required to apply its judgment in evaluating the cost-benefit relationship of possible controls and procedures.

At the end of the period covered by this quarterly report, we carried out an evaluation, under the supervision and with the participation of our management, including our Chief Executive Officer and Chief Financial Officer, of the effectiveness of the design and operation of the Company’s disclosure controls and procedures. Based upon the foregoing, our Chief Executive Officer and Chief Financial Officer concluded that, as of June 30, 2011, our disclosure controls and procedures are effective.

During the quarter ended June 30, 2011, there were no changes in our internal control over financial reporting that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

PART II – OTHER INFORMATION

Item 1A.	Risk Factors

Our current liabilities increased materially during the second quarter of 2011 and exceed our current assets. The primary reason for this significant change is the movement into the current maturity category of our $40 million term loan facility due March 15, 2012 and our $296.8 million of Senior Secured Notes due June 1, 2012. If we are unable to obtain financing from third parties or otherwise restructure our debt obligations prior to maturity, our ability to fund operations and execute our business plan will be impaired. Consequently, our ability to continue to operate as a going concern in 2012 would be doubtful.

In connection with any restructuring of our debt obligations prior to maturity, the preferred stock and common equity components of our capital structure will likely be reorganized as well.

16

Item 6.	Exhibits

(a) Exhibits

Exhibit Nos.	Description

3.1	Amended and restated Certificate of Incorporation of IP Factory, Inc. (1)

3.1.1	Certificate of Amendment of Amended and Restated Certificate of Incorporation, dated May 7, 2003 (2)

3.1.2	Certificate of Amendment of Certificate of Incorporation, dated May 5, 2004 (3)

3.1.3	Certificate of Amendment of Certificate of Incorporation, dated June 12, 2007 (4)

3.1.4	Certificate of Amendment of Certificate of Incorporation, dated December 14, 2007 (5)

3.1.5	Certificate of Amendment of Amended and Restated Certificate of Incorporation, dated December 1, 2009 (6)

3.2	Amended and Restated By-Laws of Dune Energy, Inc. (7)

10.1*	Separation and Non-Disparagement Agreement, dated as of April 1, 2011, by and between Alan Gaines and Dune Energy, Inc.

31.1*	Certification of Chief Executive Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.

31.2*	Certification of Chief Financial Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.

32.1*	Certification pursuant to 18 U.S.C. 1350, adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, by Chief Executive Officer.

32.2*	Certification pursuant to 18 U.S.C. 1350, adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, by Chief Financial Officer.

101.INS§	XBRL Instance Document

101.SCH§	XBRL Taxonomy Extension Schema Document

101.CAL§	XBRL Taxonomy Extension Calculation Linkbase Document

101.DEF§	XBRL Taxonomy Extension Definition Linkbase Document

101.LAB§	XBRL Taxonomy Extension Label Linkbase Document

101.PRE§	XBRL Taxonomy Extension Presentation Linkbase Document

*	Filed herewith
§	- Furnished with this Form 10-Q. In accordance with Rule 406T of Regulation S-T, the information in these exhibits shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to liability under that section, and shall not be incorporated by reference into any registration statement or other document filed under the Securities Act of 1933, as amended, except as expressly set forth by specific reference in such filing.
(1)	Incorporated by reference to Exhibit No. 3.1 to Form 10-KSB filed by Dune Energy, Inc. (Commission File No. 000-27897) on November 14, 2003.
(2)	Incorporated by reference to Exhibit No. 3.1.1 to Form 10-K filed by Dune Energy, Inc. (Commission File No. 001-32497) on March 3, 2011.
(3)	Incorporation by reference to Exhibit No. 3.1 to Form 10-Q filed by Dune Energy, Inc. (Commission File No. 001-32497) for the quarterly period ended March 31, 2007.
(4)	Incorporated by reference to Exhibit No. 3.1.3 to Form 10-K filed by Dune Energy, Inc. (Commission File No. 001-32497) on March 3, 2011.
(5)	Incorporated by reference to Exhibit No. 3.1.4 to Form 10-K filed by Dune Energy, Inc. (Commission File No. 001-32497) on March 3, 2011.
(6)	Incorporated by reference to Exhibit No. 3.1.2 to Form 8-K filed by Dune Energy, Inc. (Commission File No. 001-32497) on December 1, 2009.
(7)	Incorporated by reference to Exhibit No. 3.1 to Form 8-K filed by Dune Energy, Inc. (Commission File No. 001-32497) on July 12, 2010.

17

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

DUNE ENERGY, INC.

Date: August 12, 2011	By:	/s/ JAMES A. WATT
	Name:	James A. Watt
	Title:	President and Chief Executive Officer

Date: August 12, 2011	By:	/s/ FRANK T. SMITH, JR.
	Name:	Frank T. Smith, Jr.
	Title:	Chief Financial Officer

18

INDEX TO EXHIBITS

Exhibit Nos.	Description

3.1	Amended and restated Certificate of Incorporation of IP Factory, Inc. (1)

3.1.1	Certificate of Amendment of Amended and Restated Certificate of Incorporation, dated May 7, 2003 (2)

3.1.2	Certificate of Amendment of Certificate of Incorporation, dated May 5, 2004 (3)

3.1.3	Certificate of Amendment of Certificate of Incorporation, dated June 12, 2007 (4)

3.1.4	Certificate of Amendment of Certificate of Incorporation, dated December 14, 2007 (5)

3.1.5	Certificate of Amendment of Amended and Restated Certificate of Incorporation, dated December 1, 2009 (6)

3.2	Amended and Restated By-Laws of Dune Energy, Inc. (7)

10.1*	Separation and Non-Disparagement Agreement, dated as of April 1, 2011, by and between Alan Gaines and Dune Energy, Inc.

31.1*	Certification of Chief Executive Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.

31.2*	Certification of Chief Financial Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.

32.1*	Certification pursuant to 18 U.S.C. 1350, adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, by Chief Executive Officer.

32.2*	Certification pursuant to 18 U.S.C. 1350, adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, by Chief Financial Officer.

101.INS§	XBRL Instance Document

101.SCH§	XBRL Taxonomy Extension Schema Document

101.CAL§	XBRL Taxonomy Extension Calculation Linkbase Document

101.DEF§	XBRL Taxonomy Extension Definition Linkbase Document

101.LAB§	XBRL Taxonomy Extension Label Linkbase Document

101.PRE§	XBRL Taxonomy Extension Presentation Linkbase Document

*	Filed herewith
§	- Furnished with this Form 10-Q. In accordance with Rule 406T of Regulation S-T, the information in these exhibits shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to liability under that section, and shall not be incorporated by reference into any registration statement or other document filed under the Securities Act of 1933, as amended, except as expressly set forth by specific reference in such filing.
(1)	Incorporated by reference to Exhibit No. 3.1 to Form 10-KSB filed by Dune Energy, Inc. (Commission File No. 000-27897) on November 14, 2003.
(2)	Incorporated by reference to Exhibit No. 3.1.1 to Form 10-K filed by Dune Energy, Inc. (Commission File No. 001-32497) on March 3, 2011.
(3)	Incorporation by reference to Exhibit No. 3.1 to Form 10-Q filed by Dune Energy, Inc. (Commission File No. 001-32497) for the quarterly period ended March 31, 2007.
(4)	Incorporated by reference to Exhibit No. 3.1.3 to Form 10-K filed by Dune Energy, Inc. (Commission File No. 001-32497) on March 3, 2011.
(5)	Incorporated by reference to Exhibit No. 3.1.4 to Form 10-K filed by Dune Energy, Inc. (Commission File No. 001-32497) on March 3, 2011.
(6)	Incorporated by reference to Exhibit No. 3.1.2 to Form 8-K filed by Dune Energy, Inc. (Commission File No. 001-32497) on December 1, 2009.
(7)	Incorporated by reference to Exhibit No. 3.1 to Form 8-K filed by Dune Energy, Inc. (Commission File No. 001-32497) on July 12, 2010.

19

Exhibit 10.1

SEPARATION AND NON-DISPARAGEMENT AGREEMENT

This Separation and Non-Disparagement Agreement is entered into this 1st day of April, 2011, by and between Alan Gaines (“Gaines”) and Dune Energy, Inc. (“Company”):

Recitals:

Gaines and the Company are parties to that certain Employment Agreement effective as of February 16, 2010, the Term of which concludes on April 16, 2011; and

On April 1, 2011, Gaines submitted a notice of termination of his Employment Agreement and resignation as Chairman of the Board of Directors of the Company (the “Resignation”).

In connection with the Resignation, Gaines and the Company agree as follows:

Covenants:

1. Company will pay Gaines his salary through April 15, 2011, in addition to the cash equivalent of Gaines’ six weeks unused vacation, payable at the base rate of pay Gaines was earning as of the date of his resignation.

2. Gaines acknowledges, agrees, and reaffirms that Gaines continues to be bound by the provisions of Paragraphs 21-25 (regarding noncompetition; nondisclosure; company property; trademarks, trade names, and copyright; and injunctive relief) which remain in full force and effect following Gaines’ resignation.

3. For and in consideration of the foregoing and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the Company, on behalf of its officers, directors and shareholders, on the one hand, and Gaines, on behalf of his spouse, heirs, personal representatives, successors and assigns, on the other, each release the other from any and all debts, suits, claims, causes of action, controversies, demands, rights, damages, losses, expenses, attorney’s fees, compensation, liabilities, and obligations whatsoever, suspected or unsuspected, known or unknown, foreseen or unforeseen, fixed or contingent, relating to Gaines’ employment with and service as a director for the Company, arising prior to the date of this agreement, except for the covenants contained within this agreement and the continuing contractual obligations of Gaines referenced above.

It is understood and agreed that this is a full and general release covering all unknown, undisclosed and unanticipated losses, wrongs, injuries, debts, claims or damages which may have arisen, or may arise, from any act or omission prior to the date of the complete execution of this release.

4. Gaines and the Company agree that neither party shall make or cause to be made any statements, observations, or opinions, or communicate any information (whether oral or written), that disparages or is likely in any way to harm the reputation of Gaines or the Company. For purposes of this provision, “Company” includes Dune Energy, Inc., the members of its Board of Directors, and its Chief Executive Officer.

Company: DUNE ENERGY, INC.

By:	/s/ James A. Watt
Name: James A. Watt
Title: President & CEO

Executive: ALAN GAINES

By:	/s/ Alan Gaines
Alan Gaines

EXHIBIT 31.1

CERTIFICATION OF CHIEF EXECUTIVE OFFICER PURSUANT TO

SECTION 302(a) OF THE SARBANES-OXLEY ACT OF 2002

I, James A. Watt, certify that:

1. I have reviewed this quarterly report on Form 10-Q of Dune Energy, Inc. (the “Company”);

2. Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3. Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4. The registrant’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:

a. Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

b. Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

c. Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

d. Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s fiscal quarter ended June 30, 2011 that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5. The registrant’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):

a. All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

b. Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date: August 12, 2011		/s/ JAMES A. WATT
	Name:	James A. Watt
	Title:	President and Chief Executive Officer

EXHIBIT 31.2

CERTIFICATION OF CHIEF FINANCIAL OFFICER PURSUANT TO

SECTION 302(a) OF THE SARBANES-OXLEY ACT OF 2002

I, Frank T. Smith, Jr., certify that:

1. I have reviewed this quarterly report on Form 10-Q of Dune Energy, Inc. (the “Company”);

2. Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3. Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4. The registrant’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:

a. Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

b. Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

c. Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

d. Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s fiscal quarter ended June 30, 2011 that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5. The registrant’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):

a. All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

b. Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date: August 12, 2011		/s/ FRANK T. SMITH, JR.
	Name:	Frank T. Smith, Jr.
	Title:	Chief Financial Officer

EXHIBIT 32.1

CERTIFICATION OF CHIEF EXECUTIVE OFFICER

PURSUANT TO 18 U.S.C. SECTION 1350

AS ADOPTED PURSUANT TO

SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

The undersigned, the President and Chief Executive Officer of Dune Energy, Inc. (the “Company”), does hereby certify under the standards set forth and solely for the purposes of 18 U.S.C. 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that the Quarterly Report on Form 10-Q of the Company for the three months ended June 30, 2011 fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934 and information contained in that Form 10-Q fairly presents, in all material respects, the financial condition and results of operations of the Company.

Dated: August 12, 2011	/s/ JAMES A. WATT
James A. Watt
President and Chief Executive Officer

A signed original of this written statement required by Section 906 has been provided to the Company and will be retained by the Company and furnished to the Securities and Exchange Commission or its staff upon request.

EXHIBIT 32.2

CERTIFICATION OF CHIEF FINANCIAL OFFICER

PURSUANT TO 18 U.S.C. SECTION 1350

AS ADOPTED PURSUANT TO

SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

The undersigned, the Chief Financial Officer of Dune Energy, Inc. (the “Company”), does hereby certify under the standards set forth and solely for the purposes of 18 U.S.C. 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that the Quarterly Report on Form 10-Q of the Company for the three months ended June 30, 2011 fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934 and information contained in that Form 10-Q fairly presents, in all material respects, the financial condition and results of operations of the Company.

Dated: August 12, 2011	/s/ FRANK T. SMITH, JR.
Frank T. Smith, Jr.
Chief Financial Officer

A signed original of this written statement required by Section 906 has been provided to the Company and will be retained by the Company and furnished to the Securities and Exchange Commission or its staff upon request.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC20549

Form 10-Q

☒	Quarterly Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

For the quarterly period ended September 30, 2011

☐	Transition Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

For the transition period from                     to

Commission file number 001-32497

DUNE ENERGY, INC.

(Exact name of registrant as specified in its charter)

Delaware	95-4737507
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

Two Shell Plaza, 777 Walker Street, Suite 2300, Houston, Texas	77002
(Address of principal executive offices)	(Zip Code)

(713) 229-6300

(Registrant’s telephone number, including area code)

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.    Yes  ☒    No  ☐

Indicate by check mark whether the registrant has submitted electronically and posted on its corporate web site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T (§ 232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant to submit and post such files).    Yes  ☒    No  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definition of “accelerated filer” and “large accelerated filer” in Rule 12b-2 of the Exchange Act. (Check one):

Large Accelerated Filer	☐	Accelerated Filer	☐

Non-Accelerated Filer	☐ (Do not check if a smaller reporting company)	Smaller Reporting Company	☒

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act.    Yes  ☐    No  ☒

Indicate the number of shares outstanding of each of the issuer’s classes of common stock, as of the latest practicable date: 48,787,068 shares of Common Stock, $.001 par value per share, as of October 31, 2011.

PART 1

FINANCIAL INFORMATION

Item 1.	Financial Statements.

Dune Energy, Inc.

Consolidated Balance Sheets

(Unaudited)

	September 30, 2011	December 31, 2010
ASSETS
Current assets:
Cash	$21,696,026	$23,670,192
Restricted cash	—	$15,753,441
Accounts receivable	6,745,941	9,862,849
Prepayments and other current assets	3,727,934	2,542,624

Total current assets	32,169,901	51,829,106

Oil and gas properties, using successful efforts accounting—proved	531,907,171	526,760,643
Less accumulated depreciation, depletion, amortization and impairment	(305,047,545)	(294,566,739)

Net oil and gas properties	226,859,626	232,193,904

Property and equipment, net of accumulated depreciation of $3,111,446 and $2,817,158	276,590	527,357
Deferred financing costs, net of accumulated amortization of $1,896,395 and $1,456,592	346,284	786,087
Other assets	11,517,946	12,049,829

	12,140,820	13,363,273

TOTAL ASSETS	$271,170,347	$297,386,283

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$4,103,272	$6,953,863
Accrued liabilities	20,632,740	13,367,402
Current maturities of long-term debt (see Note 3)	337,632,131	—
Preferred stock dividend payable	1,597,000	2,206,000
Other current liabilities	—	1,395,237

Total current liabilities	363,965,143	23,922,502
Long-term debt, net of current maturities (see Note 3)	—	335,218,690
Other long-term liabilities	12,889,249	12,548,062

Total liabilities	376,854,392	371,689,254

Commitments and contingencies	—	—
Redeemable convertible preferred stock, net of discount of $3,172,203 and $4,964,014, liquidation preference of $1,000 per share, 750,000 shares designated, 159,735 and 207,912 shares issued and outstanding	156,562,797	202,947,986
STOCKHOLDERS’ DEFICIT
Preferred stock, $.001 par value, 1,000,000 shares authorized, 250,000 shares undesignated, no shares issued and outstanding	—	—
Common stock, $.001 par value, 300,000,000 shares authorized, 48,937,830 and 41,912,723 shares issued	48,938	41,912
Treasury stock, at cost (150,762 and 128,388 shares)	(68,357)	(62,920)
Additional paid-in capital	128,487,108	81,040,691
Accumulated deficit	(390,714,531)	(358,270,640)

Total stockholders’ deficit	(262,246,842)	(277,250,957)

TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$271,170,347	$297,386,283

See notes to consolidated financial statements.

2

Dune Energy, Inc.

Consolidated Statements of Operations

(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2011	2010	2011	2010
Revenues	$15,106,459	$15,600,205	$48,415,854	$48,521,721

Operating expenses:
Lease operating expense	6,144,112	5,259,215	20,098,475	19,478,783
Exploration expense	864,011	—	6,047,841	—
Accretion of asset retirement obligation	329,379	456,101	988,137	1,376,250
Depletion, depreciation and amortization	5,517,089	7,534,943	17,062,122	21,935,896
General and administrative expense	2,367,095	2,382,323	6,532,214	8,731,220
Impairment of oil and gas properties	—	—	—	16,071,871

Total operating expense	15,221,686	15,632,582	50,728,789	67,594,020

Operating loss	(115,227)	(32,377)	(2,312,935)	(19,072,299)

Other income (expense):
Interest income	4,183	—	40,632	612
Interest expense	(10,127,742)	(9,063,778)	(30,171,588)	(27,174,230)
Gain on derivative liabilities	—	63,877	—	1,759,141

Total other income (expense)	10,123,559)	(8,999,901)	(30,130,956)	(25,414,477)

Loss on continuing operations	(10,238,786)	(9,032,278)	(32,443,891)	(44,486,776)
Loss on discontinued operations	—	(63,528)	—	(3,473,657)

Net loss	(10,238,786)	(9,095,806)	(32,443,891)	(47,960,433)
Preferred stock dividend	(5,316,442)	(6,504,810)	(15,293,811)	(19,376,286)

Net loss available to common shareholders	$(15,555,228)	$(15,600,616)	$(47,737,702)	$(67,336,719)

Net loss per share:
Basic and diluted from continuing operations	$(0.32)	$(0.39)	$(0.99)	$(1.58)
Basic and diluted from discontinued operations	—	—	—	(0.09)

Total basic and diluted	$(0.32)	$(0.39)	$(0.99)	$(1.67)

Weighted average shares outstanding:
Basic and diluted	48,945,500	40,365,873	48,164,172	40,327,091

See notes to consolidated financial statements.

3

Dune Energy, Inc.

Consolidated Statements of Cash Flows

(Unaudited)

	Nine months ended September 30,
	2011	2010
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(32,443,891)	$(47,960,433)
Adjustments to reconcile net loss to net cash used in operating activities:
Loss on discontinued operations	—	3,473,657
Depletion, depreciation and amortization	17,062,122	21,935,896
Impairment of oil and gas properties	—	16,071,871
Amortization of deferred financing costs and debt discount	2,878,924	3,026,141
Stock-based compensation	459,254	1,477,410
Accretion of asset retirement obligation	988,137	1,376,250
Gain on derivative liabilities	—	(1,651,797)
Changes in:
Accounts receivable	3,111,471	5,130,533
Prepayments and other assets	(1,185,310)	2,064,927
Payments made to settle asset retirement obligations	(646,950)	(218,481)
Accounts payable and accrued liabilities	4,414,747	(5,025,218)

NET CASH USED IN CONTINUED OPERATIONS	(5,361,496)	(299,244)
NET CASH PROVIDED BY DISCONTINUED OPERATIONS	—	2,857,240

NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES	(5,361,496)	2,557,996

CASH FLOWS FROM INVESTING ACTIVITIES
Investment in proved and unproved properties	(11,384,325)	(6,746,352)
Decrease in restricted cash	15,740,247	—
Purchase of furniture and fixtures	(92,752)	(13,704)
Decrease in other assets	545,077	338,980

NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES—CONTINUED OPERATIONS	4,808,247	(6,421,076)
NET CASH PROVIDED BY INVESTING ACTIVITIES—DISCONTINUED OPERATIONS	—	29,347,980

NET CASH PROVIDED BY INVESTING ACTIVITIES	4,808,247	22,926,904

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from short-term debt	—	6,000,000
Increase in loan costs	—	(1,133,662)
Payments on short-term debt	(1,420,917)	(31,579,308)

NET CASH USED IN FINANCING ACTIVITIES	(1,420,917)	(26,712,970)

NET CHANGE IN CASH BALANCE	(1,974,166)	(1,228,070)
Cash balance at beginning of period	23,670,192	15,053,571

Cash balance at end of period	$21,696,026	$13,825,501

SUPPLEMENTAL DISCLOSURES
Interest paid	$19,334,652	$16,327,192
Income taxes paid	—	—
NON-CASH DISCLOSURES
Common stock issued for conversion of preferred stock	$62,288,000	$2,448,000
Redeemable convertible preferred stock dividends	13,502,000	17,692,739
Accretion of discount on preferred stock	1,791,811	1,683,547

See notes to consolidated financial statements.

4

DUNE ENERGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1—ACCOUNTING POLICIES AND BASIS OF PRESENTATION

Dune Energy, Inc., a Delaware corporation (“Dune” or the “Company”), is an independent energy company that was formed in 1998. Since May 2004, we have been engaged in the exploration, development, exploitation and production of oil and natural gas. Dune sells its oil and gas production primarily to domestic pipelines and refineries. Its operations are presently focused in the states of Texas and Louisiana.

Dune prepared these financial statements according to the instructions for Form 10-Q. Therefore, the financial statements do not include all disclosures required by generally accepted accounting principles in the United States. However, Dune has recorded all transactions and adjustments necessary to fairly present the financial statements included in this Form 10-Q. The adjustments made are normal and recurring. The following notes describe only the material changes in accounting policies, account details or financial statement notes during the first nine months of 2011. Therefore, please read these financial statements and notes to the financial statements together with the audited financial statements and notes thereto in our Annual Report on Form 10-K for the year ended December 31, 2010. The income statement for the nine months ended September 30, 2011 cannot necessarily be used to project results for the full year.

Discontinued operations

On June 30, 2010, the Company closed the sale of its South Florence Properties located in Vermilion Parish, Louisiana. In accordance with FASB ASC 360-10—Accounting for the Impairment or Disposal of Long-lived Assets, the results of operations of this divestiture have been reflected as discontinued operations. See Note 8 for additional information regarding discontinued operations.

Loss per share

Basic earnings per share amounts are calculated based on the weighted average number of shares of common stock outstanding during each period. Diluted earnings per share is based on the weighted average numbers of shares of common stock outstanding for the periods, including dilutive effects of stock options, warrants granted and convertible preferred stock. Dilutive options and warrants that are issued during a period or that will expire or are canceled during a period are reflected in the computations for the time they were outstanding during the periods being reported. Since Dune incurred losses for all other periods, the impact of the common stock equivalents would be antidilutive and therefore are not included in the calculation.

Impact of recently issued accounting standards

There were no new accounting pronouncements that had a significant impact on the Company’s operating results or financial position.

NOTE 2—LIQUIDITY AND GOING CONCERN

The accompanying financial statements have been prepared assuming Dune will continue as a going concern. At September 30, 2011, Dune’s cash balance was $21.7 million while the Company also registered a net loss available to common shareholders of $47.7 million for the first nine months of fiscal year 2011. In addition, as of September 30, 2011, Dune has negative working capital of $331.8 million resulting from the $40 million term loan facility and $297.6 million senior secured notes being classified as current liabilities with maturity dates of March 15, 2012 and June 1, 2012, respectively. Management is and will continue to strive to raise additional capital and/or restructure its debt obligations prior to their due dates. However, should these efforts prove unsuccessful, Dune’s ability to continue to operate as a going concern in 2012 would be substantially in doubt. See Note 10 for a discussion of the Company’s restructuring plan.

5

NOTE 3—DEBT FINANCING

Long-term debt consists of:

	September 30, 2011	December 31, 2010
Term Loan	$39,974,320	$40,000,000
Senior Secured Notes, net of discount of $2,342,189 and $4,781,310	297,657,811	295,218,690

Total long-term debt	337,632,131	335,218,690
Less: current maturities	(337,632,131)	—

Long-term debt, net of current maturities	$—	$335,218,690

Wells Fargo Foothill Credit Agreement

On May 15, 2007, Dune entered into a credit agreement among it, each of Dune’s subsidiaries named therein as borrowers, each of Dune’s subsidiaries named therein as guarantors, certain lenders and Wells Fargo Capital Finance, Inc. formerly Wells Fargo Foothill (“Wells Fargo”), as arranger and administrative agent (the “WF Agreement”). On December 7, 2010, Wells Fargo assigned to Wayzata Opportunities Fund II, L.P. (“Wayzata”) its rights, obligations and commitment under this Credit Agreement with Dune. In connection with this assignment, the Company as a borrower entered into the Amended and Restated Credit Agreement (the “Credit Agreement”) with Wayzata as the sole lender and Wells Fargo as the administrative agent. The Credit Agreement is a $40 million term loan facility which will mature on March 15, 2012. Pursuant to the Credit Agreement, (i) interest is 15% per annum which is due and payable, in arrears, on the first day of each month at any time that obligations are outstanding and (ii) if any or all of the $40 million term loan is prepaid (whether mandatory or voluntary prepayment) on or prior to November 15, 2011, the Company shall owe a prepayment premium equal to 10% of the principal amount prepaid.

As security for its obligations under the Credit Agreement, Dune and certain of its operating subsidiaries continue to grant Agent a security interest in and a first priority lien on all of its oil and gas properties and certain deposit accounts. In addition, its subsidiary, Dune Operating Company has guaranteed the obligations.

The Credit Agreement also continues to contain various covenants that limit the Company’s ability to: incur indebtedness; dispose of assets; grant certain liens; enter into certain swaps; make certain investments; prepay any subordinated debt; merge, consolidate, recapitalize, consolidate or allow any material change in the character of our business; enter into farm-out agreements; enter into forward sales; enter into agreements which (i) warrant production of hydrocarbons (other than permitted hedges) and (ii) shall not allow gas imbalances, take-or-pay or other prepayment with respect to its oil and gas properties; and; enter into certain marketing activities.

The Credit Agreement modifies the definition of Change in Control to mean (i) that any “person” or “group”, other than Permitted Holders or Wayzata and its Affiliates, becomes the beneficial owner, directly or indirectly, of 35%, or more, of the Stock of the Company having the right to vote for the election of members of the Board of Directors, (ii) that a majority of the members of the Board of Directors do not constitute Continuing Directors, (iii) that the Company ceases to own and control, directly or indirectly, 100% of the outstanding Stock of each other Loan Party, (iv) either James Watt or Frank Smith shall cease to be involved in the day to day operations and management of the business of the Company, and a successor reasonably acceptable to Agent and Lenders is not appointed on terms reasonably acceptable to Agent and Lenders within 60 days of such cessation of involvement, or (v) any “Change of Control” or similar term, as defined in the Second Secured Debt Documents.

The Credit Agreement has a new financial covenant that requires Dune to maintain the following ratio: the total present value of future net revenues discounted at 10% of the proved developed reserves must be greater than two times the value of the face amount of the term loan.

6

If an event of default exists under the Credit Agreement, the Lenders will be able to accelerate the maturity of the Credit Agreement and exercise other rights and remedies. Each of the following would continue to be an event of default: failure to pay any principal when due or any reimbursement amount, interest, fees or other amount within certain grace periods; a representation or warranty is proven to be incorrect when made; failure to perform or otherwise comply with the covenants, including, but not limited to maintenance of (i) required cash management activities and (ii) the interest reserve account, or conditions contained in the Credit Agreement or other loan documents, subject, in certain instances, to certain grace periods; default by the Company on the payment of any other indebtedness or results in the third party’s right to accelerate the maturity of such indebtedness; bankruptcy or insolvency events involving the Company or any of its subsidiaries; the loan documents cease to be in full force and effect; our failing to create a valid lien, except in limited circumstances; the occurrence of a Change in Control; the entry of, and failure to pay or have stayed pending appeal, one or more adverse judgments in excess of an aggregate amount of $5.0 million or more.

In connection with entering into the Credit Agreement on December 7, 2010, standby letters of credit totaling $8.5 million were taken down as the Company cash collateralized these obligations through a bonding agent and has reduced the obligation to $8 million at September 30, 2011.

On March 1, 2011, the Credit Agreement was amended, effective as of December 7, 2010, to permit “the repurchase or other acquisition by Parent of shares of common stock of Parent from employees, former employees, directors or former directors of Parent or its Subsidiaries or permitted transferees of such employees, former employees, directors or former directors, in each case pursuant to the terms of the agreements (including employment agreements) or plans (or amendments thereto) or other arrangements approved by the Board of Directors of the Parent under which such shares were granted, issued or sold; provided, that (A) no Default or Event of Default has occurred and is continuing or would exist after giving effect to such repurchase or other acquisition, and (B) the aggregate amount of all such repurchases and other acquisitions following the Restatement Date shall not exceed $500,000.” This amendment also waived any misrepresentation that may have inadvertently arisen as a result of any such repurchase prior to the date of the amendment.

On June 1, 2011, in connection with the liquidation of the escrow balance of $15.7 million established for the June 2011 bond interest payment on the Senior Secured Notes, the Company applied the remaining escrow balance of $25,680 to the term loan facility reducing the balance to $39,974,320 at September 30, 2011. Additionally, a 10% prepayment premium of $2,568 was made in accordance with the terms of the agreement.

Senior Secured Notes

On May 15, 2007, Dune sold to Jefferies & Company, Inc. $300 million aggregate principal amount of 10 1/2% Senior Secured Notes due 2012 (“Senior Secured Notes”) at a purchase price of $285 million. The Senior Secured Notes, bearing interest at the rate of 10 1/2 % per annum, were issued under that certain indenture, dated May 15, 2007, among Dune, the guarantors named therein, and The Bank of New York Trust Company NA, as trustee (the “Indenture”). The Indenture contains customary representations and warranties by the Company as well as typical restrictive covenants whereby Dune has agreed, among other things, to limitations to incurrence of additional indebtedness, declaration of dividends, issuance of capital stock, sale of assets and corporate reorganizations.

The Senior Secured Notes are subject to redemption by Dune, at a repurchase price equal to 100% of the aggregate principal amount plus accrued interest. Holders of the Senior Secured Notes may put such notes to the Company for repurchase, at a repurchase price of 101% of the principal amount plus accrued interest, upon a change in control as defined in the Indenture.

The Senior Secured Notes are secured by a lien on substantially all of Dune’s assets, including without limitation, those oil and gas leasehold interests located in Texas and Louisiana held by Dune’s operating subsidiaries. The Senior Secured Notes are unconditionally guaranteed on a senior secured basis by each of Dune’s existing and future domestic subsidiaries. The collateral securing the Senior Secured Notes is subject to, and made subordinate to, the lien granted to Wayzata under the Credit Agreement.

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The debt discount is being amortized over the life of the notes using the effective interest method. Amortization expense associated with the debt discount amounted to $876,594 and $2,439,121 and is included in interest expense in the consolidated statements of operations for the three and nine months ended September 30, 2011, respectively.

NOTE 4—REDEEMABLE CONVERTIBLE PREFERRED STOCK

During the quarter ended June 30, 2007, Dune sold to Jefferies & Company, Inc. pursuant to the Purchase Agreement dated May 1, 2007, 216,000 shares of its Senior Redeemable Convertible Preferred Stock (“preferred stock”) for gross proceeds of $216 million less a discount of $12.3 million yielding net proceeds of $203.7 million. As provided in the Certificate of Designations, the preferred stock has a liquidation preference of $1,000 per share and a dividend at a rate of 12% per annum, payable quarterly, at the option of Dune in additional shares of preferred stock, shares of common stock (subject to the satisfaction of certain conditions) or cash.

The conversion price of the preferred stock is subject to adjustment pursuant to customary anti-dilution provisions and may also be adjusted upon the occurrence of a fundamental change as defined in the Certificate of Designations. The preferred stock is redeemable at the option of the holder on December 1, 2012 and subject to the terms of any of the Company’s indebtedness or upon a change of control. In the event Dune fails to redeem shares of preferred stock “put” to Dune by a holder, then the conversion price shall be lowered and the dividend rate increased. After December 1, 2012, Dune may redeem shares of preferred stock. The Company analyzed the adjustment of the conversion right for derivative accounting under FASB ASC 815—Derivatives and Hedges and determined that it was not applicable.

The preferred stock discount is deemed a preferred stock dividend and is being amortized over five years using the effective interest method and is charged to additional paid-in capital as the Company has a deficit balance in retained earnings. Charges to additional paid-in capital for the three and nine months ended September 30, 2011 amounted to $617,442 and $1,791,811, respectively.

During the nine months ended September 30, 2011, holders of 62,288 shares of the preferred stock converted their shares into 7,118,641 shares of common stock.

During the nine months ended September 30, 2011 and 2010, Dune paid dividends on the preferred stock in the amount of $14,111,000 and $17,660,000, respectively. In lieu of cash, the Company elected to issue 14,111 and 17,660 additional shares of preferred stock, respectively.

NOTE 5—HEDGING ACTIVITIES

As a result of entering into the Credit Agreement, the Company is no longer required to hedge and all hedge balances were settled. Prior to this event, Dune accounted for its production hedge derivative instruments as defined in FASB ASC 815-Derivatives and Hedging. Accordingly, the Company designated derivative instruments as fair value hedges and recognized gain or losses in current earnings.

For the three and nine months ended September 30, 2010, Dune recorded a gain on the derivatives of $63,877 and $1,759,141, composed of an unrealized gain (loss) on changes in mark-to-market valuations of ($97,433) and $1,651,797 and a realized gain on cash settlements of $161,310 and $107,344, respectively.

NOTE 6—RESTRICTED STOCK, STOCK OPTIONS AND WARRANTS

The Company utilizes restricted stock, stock options and warrants to compensate employees, officers, directors and consultants. Total stock-based compensation expense including options, warrants and restricted stock was $93,763 and $459,254 for the three and nine months ended September 30, 2011 and $307,413 and $1,447,410 for the three and nine months ended September 30, 2010, respectively.

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The 2007 Stock Incentive Plan, which was approved by Dune’s shareholders, authorizes the issuance of up to 3,200,000 shares of common stock for issuance to employees, officers and non-employee directors. The Plan is administered by Dune’s Compensation Committee. The following table reflects the vesting activity associated with restricted stock awards at September 30, 2011:

Grant Date	Shares Awarded	Shares Canceled	Shares Vested	Shares Unvested
December 17, 2007	248,591	(71,471)	(177,120)	—
March 13, 2008	105,412	—	(105,412)	—
August 1, 2008	622,700	(111,429)	(511,271)	—
October 1, 2009	450,000	—	(100,499)	349,501
December 31, 2009	573,780	(143,333)	(163,921)	266,526
November 11, 2010	938,900	(55,200)	—	883,700
December 30, 2010	4,445	—	(4,445)	—

	2,943,828	(381,433)	(1,062,668)	1,499,727

Common shares available to be awarded at September 30, 2011 are as follows:

Total shares authorized	3,200,000
Total shares issued	(2,943,828)
Total shares canceled	381,433

Total shares available	637,605

NOTE 7—INCOME TAXES

Dune is in a position of cumulative reporting losses for the current and preceding reporting periods. The volatility of energy prices and uncertainty of when energy prices may rebound is not readily determinable by management. At this date, this general fact pattern does not allow the Company to project sufficient sources of future taxable income to offset tax loss carryforwards and net deferred tax assets. Under these current circumstances, it is management’s opinion that the realization of these tax attributes does not reach the “more likely than not criteria” under FASB ASC 740—Income Taxes. As a result, the Company’s taxes through September 30, 2011 are subject to a full valuation allowance.

NOTE 8—DISCONTINUED OPERATIONS

On June 30, 2010, Dune consummated the sale of the South Florence field located in Vermilion Parish, Louisiana. The disposition of the South Florence Properties allowed the Company to repay all outstanding borrowings under the WF Agreement and to invest in new assets or fund maintenance, repair or improvement of existing properties and assets. The effective date of the sale was May 1, 2010.

Consideration received by the Company for the South Florence Properties aggregated $29,189,243, consisting of the purchase price of $30 million, as adjusted to account for the sale of hydrocarbons and various related costs, expenses and charges incurred between the execution and the Purchase and Sale Agreement and completion of the sale.

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Pursuant to accounting rules for discontinuing operations, Dune has classified 2010 and prior reporting periods to present the activity related to the South Florence Properties as a discontinued operation. Discontinued operations for the three and nine months ended September 30, 2010 are summarized as follows:

	Three months ended September 30, 2010	Nine months ended September 30, 2010
Revenues	—	$4,372,648

Costs and expenses:
Lease operating expense	(125)	1,329,475
Depletion, depreciation and amortization	—	1,502,433
Impairment on asset	63,653	5,014,397

Total operating expense	63,528	7,846,305

Loss from discontinued operations	$(63,528)	$(3,473,657)

Production:
Oil (Bbl)	—	38,474
Gas (Mcf)	—	254,537
Total (Mcfe)	—	485,381

NOTE 9—COMMITMENTS AND CONTINGENCIES

The Company, as an owner or lessee and operator of oil and gas properties, is subject to various federal, state and local laws and regulations relating to discharge of materials into, and protection of, the environment. These laws and regulations may, among other things, impose liability on the lessee under an oil and gas lease for the cost of pollution clean-up resulting from operations and subject the lessee to liability for pollution damages. In some instances, the Company may be directed to suspend or cease operations in the affected area. Dune maintains insurance coverage, which it believes is customary in the industry, although Dune is not fully insured against all environmental risks.

In connection with the acquisition of Goldking, the Company inherited an environmental contingency which after conducting its due diligence and subsequent testing believes is the responsibility of a third party. However, federal and state regulators have determined Dune is the responsible party for clean up of this area. Dune has maintained a passive maintenance of this site since it was first discovered after Hurricane Katrina. Cost to date of approximately $1,200,000 has been covered by the Company’s insurance minus the standard deductibles. The Company still feels another party has the primary responsibility for this occurrence but is committed to working with the various state and federal authorities on resolution of this issue. At this time no estimate of the final cost of remediation of this site can be determined or if the Company’s insurance will continue to cover the clean up costs or if the Company can be successful in proving the other party should be primarily responsible for the cost of remediation.

NOTE 10—SUBSEQUENT EVENT

On October 7, 2011, the Company announced that it has entered into a restructuring plan support agreement with noteholders (the “supporting noteholders”) who together hold approximately 90% of the aggregate principal amount of Dune’s outstanding 10- 1/2% Senior Secured Notes due 2012 (the “notes”) as well as similar restructuring plan support agreement with a holder (the “supporting preferred stockholder”) of approximately

64% of Dune’s issued and outstanding 10% Senior Redeemable Convertible Preferred Stock (the “preferred stock”). Pursuant to the support agreement, which sets forth the terms of Dune’s capital restructuring plan, Dune intends to seek to eliminate all of the notes and the related cash interest expense, through consummation of an exchange offer to acquire all of the notes in exchange for a combination of Dune equity securities and either cash or new debt securities in an aggregate amount of $50 million (if the offer is fully subscribed). If fully subscribed,

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the exchange offer would result in the ownership of 97.25% of Dune’s common stock on a post-restructuring basis by the noteholders. The support agreements also contemplate conversion of all of the outstanding preferred stock into $4.0 million in cash and 1.5% of Dune’s common stock on a post-restructuring basis. In addition, the contemplated restructuring would result in Dune’s current common stockholders holding 1.25% of Dune’s common stock on a post-restructuring basis. Dune plans to launch this out-of-court exchange offer in the first half of November, 2011.

As an alternative to the out-of-court exchange offer, Dune has also agreed in the support agreements to solicit consents from its noteholders to approve a prepackaged plan of reorganization in a bankruptcy proceeding

(the “prepackaged plan”). In the event certain conditions to the exchange offer are not satisfied, Dune intends to pursue the prepackaged plan. If confirmed, the prepackaged plan would have principally the same effect as if

100% of the noteholders had tendered their notes in the exchange offer. If all conditions to consummating the exchange offer are satisfied, Dune will cease seeking support for the prepackaged plan.

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Item 2.	Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion will assist in the understanding of our financial position and results of operations. The information below should be read in conjunction with the consolidated financial statements, the related notes to consolidated financial statements and our Annual Report on Form 10-K for the year ended December 31, 2010. Our discussion contains both historical and forward-looking information. We assess the risks and uncertainties about our business, long-term strategy and financial condition before we make any forward-looking statements but we cannot guarantee that our assessment is accurate or that our goals and projections can or will be met. Statements concerning results of future exploration, exploitation, development and acquisition expenditures as well as revenue, expense and reserve levels are forward-looking statements. We make assumptions about commodity prices, drilling results, production costs, administrative expenses and interest costs that we believe are reasonable based on currently available information.

Our primary focus will continue to be the development and exploration efforts in our Gulf Coast properties. We believe that our acreage position will allow us to grow organically through low risk drilling in the near term. This position continues to present attractive opportunities to expand our reserve base through field extensions and high risk/high reward exploratory drilling opportunities. In addition, we will constantly review, rationalize and “high-grade” our properties in order to optimize our existing asset base.

We expect to maintain and utilize our technical and operations teams’ knowledge of salt-dome structures and multiple stacked producing zones common in the Gulf Coast to enhance our growth prospects and reserve potential. We expect to employ technical advancements, including 3-D seismic data, pre-stack depth migration and directional drilling, to identify and exploit new opportunities in our asset base. We also plan to employ the latest drilling, completion and fracturing technology in all of our wells to enhance recoverability and accelerate cash flows associated with these wells.

We continually review opportunities to acquire producing properties, leasehold acreage and drilling prospects that are in core operating areas. We are seeking to acquire operational control of properties that we believe have a solid proved reserve base coupled with significant exploitation and exploration potential.

Liquidity and Capital Resources

During the first nine months of 2011 compared to the first nine months of 2010, net cash flow used in continuing operations declined by $5.0 million to ($5.4) million. This decline was primarily attributable to the Company’s decision to expense $6.0 million of costs associated with an exploratory well.

Our current assets were $32.2 million on September 30, 2011. Cash on hand comprised approximately $21.7 million of this amount. This compared to cash on hand of $23.7 million at the end of the calendar year 2010 and $13.8 million at the end of the third quarter of 2010. Accounts payable have decreased from $7.0 million at year end 2010 to $4.1 million at September 30, 2011. Accounts payable were $4.0 million at September 30, 2010.

The financial statements continue to reflect a modest but ongoing drilling and facilities upgrade program which amounted to $17.4 million during the first nine months of 2011. The increased spending reflects drilling activity at the S and Deep Salt prospects in Garden Island Bay. We expect to spend approximately $4.8 million during the final three months of 2011 on continuing development and exploitation of our asset base. This would represent a $13.5 million increase over our almost $8.7 million of capital investment in 2010. However, the exact amount will depend upon individual well performance results, cash flow and, where applicable, partners negotiations on the timing of drilling obligations.

During the fourth quarter of 2010, Dune replaced its $40 million revolving credit facility from Wells Fargo Foothill with a new $40 million term loan facility from Wayzata. The new facility matures on March 15, 2012 and provides for Wells Fargo Foothill to remain as agent for the facility. The Company has received all of the funds associated with the facility and has placed $8.0 million in escrow to cash collateralize standby letters of

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credit. The Company is deploying the remaining funds from the term loan and available cash flow from operations to cover anticipated drilling and recompletion projects in 2011. Additionally, all hedging contracts were settled in 2010 and the Company no longer hedges its oil and gas production.

Semi-annual interest of $15.75 million on our 10 1/2% Senior Secured Notes due 2012 was paid on June 1, 2011 and is due on December 1 and June 1 thereafter. The principal on the Senior Secured Notes is not due until June 1, 2012.

Shares of our Senior Redeemable Convertible Preferred Stock are not redeemable until the later of December 1, 2012 or the repayment in full of all senior secured debt or upon a change in control. Dividends are payable quarterly with the Company having the option of paying any dividend on the preferred stock in shares of common stock, shares of preferred stock or cash, subject to certain restrictions in the Credit Agreement.

As noted in Note 2 to the Consolidated Financial Statements, our current liabilities exceed our current assets by $331.8 million. This is the result the movement into the current maturity category of our $40 million term loan facility due March 15, 2012 and $297.7 million of Senior Secured Notes due June 1, 2012. If the Company is unable to obtain financing from third parties or otherwise restructure its debt obligations prior to maturity, our ability to fund operations and execute our business plan will be impaired. Consequently, the Company’s ability to continue to operate as a going concern in 2012 would be doubtful. There is no assurance that we can raise additional capital from external sources or restructure our long-term obligations, the failure of which could cause us to consider other strategic solutions including, among other things, the sale of key assets and/ or the material curtailment of operations.

On October 7, 2011, the Company announced that it has entered into a restructuring plan support agreement with noteholders (the “supporting noteholders”) who together hold approximately 90% of the aggregate principal amount of Dune’s outstanding 10-1/2% Senior Secured Notes due 2012 (the “notes”) as well as similar restructuring plan support agreement with a holder (the “supporting preferred stockholder”) of approximately 64% of Dune’s issued and outstanding 10% Senior Redeemable Convertible Preferred Stock (the “preferred stock”). Pursuant to the support agreement, which sets forth the terms of Dune’s capital restructuring plan, Dune intends to seek to eliminate all of the notes and the related cash interest expense, through consummation of an exchange offer to acquire all of the notes in exchange for a combination of Dune equity securities and either cash or new debt securities in an aggregate amount of $50 million (if the offer is fully subscribed). If fully subscribed, the exchange offer would result in the ownership of 97.25% of Dune’s common stock on a post-restructuring basis by the noteholders. The support agreements also contemplate conversion of all of the outstanding preferred stock into $4.0 million in cash and 1.5% of Dune’s common stock on a post-restructuring basis. In addition, the contemplated restructuring would result in Dune’s current common stockholders holding 1.25% of Dune’s common stock on a post-restructuring basis. Dune plans to launch this out-of-court exchange offer in the first half of November, 2011.

As an alternative to the out-of-court exchange offer, Dune has also agreed in the support agreements to solicit consents from its noteholders to approve a prepackaged plan of reorganization in a bankruptcy proceeding (the “prepackaged plan”). In the event certain conditions to the exchange offer are not satisfied, Dune intends to pursue the prepackaged plan. If confirmed, the prepackaged plan would have principally the same effect as if 100% of the noteholders had tendered their notes in the exchange offer. If all conditions to consummating the exchange offer are satisfied, Dune will cease seeking support for the prepackaged plan.

Dune does not anticipate any business interruption in its operations during the restructuring process, regardless of whether the restructuring is completed out of court or in court. Under the proposed plan, Dune expects to continue its operations in the normal course. All vendors and suppliers will continue to be paid in full under normal terms in the ordinary course of business. The proposed plan contemplates a refinancing of Dune’s

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senior secured term loan and provides that all of Dune’s creditor classes (other than the notes), including general unsecured creditors, will be “unimpaired”—i.e., will be paid in full for all valid, outstanding claims upon consummation of the plan to the extent they have not been paid previously; however there can be no assurance that the treatment of creditors outlined above will not change significantly. Implementation of the transactions contemplated by the support agreements is dependent on a number of factors and approvals.

Pursuant to their support agreement, the supporting noteholders have agreed to, among other things, (1) support and use commercially reasonable efforts to complete the capital restructuring plan, including by tendering their notes into the exchange offer and voting in favor of the prepackaged plan; and (2) not exercise remedies or direct the trustee to exercise remedies under the indenture governing the notes for any default or event of default that has occurred or may occur thereunder. However, the support agreement may be terminated upon the occurrence or failure to occur of certain events generally related to progress towards consummation of the restructuring.

Results of Operations

Year-over-year production decreased from 5,584 Mmcfe for the first nine months of 2010 to 4,462 Mmcfe for the same nine month period of 2011. This decrease was caused by normal reservoir declines which were not offset by increased production due to the limited amount of capital reinvestment made during 2011.

The following table reflects the increase (decrease) in oil and gas sales revenue due to the changes in prices and volumes:

	Three Months Ended September 30,			Nine Months Ended September 30,
	2011	% Change	2010	2011	% Change	2010
Oil production volume (Mbbls)	120	-19%	148	373	-16%	447
Oil sales revenue ($000)	$11,871	7%	$11,087	$37,777	12%	$33,843
Price per bbl	$98.93	31%	$74.92	$101.27	34%	$75.71
Increase (decrease) in oil sales revenue due to:
Change in production volume	$(2,098)			$(5,603)
Change in prices	2,882			9,537

Total increase in oil sales revenue	$784			$3,934

Gas production volume (Mmcf)	678	-27%	926	2,222	-23%	2,904
Gas sales revenue ($000)	$3,236	-28%	$4,513	$10,639	-28%	$14,679
Price per Mcf	$4.77	-2%	$4.87	$4.79	-5%	$5.05
Increase (decrease) in gas sales revenue due to:
Change in production volume	$(1,204)			$(3,444)
Change in prices	(73)			(596)

Total decrease in gas sales revenue	$(1,277)			$(4,040)

Total production volume (Mmcfe)	1,397	-23%	1,816	4,462	-20%	5,584
Total revenue ($000)	$15,106	-3%	$15,600	$48,416	-1%	$48,522
Price per Mcfe	$10.81	26%	$8.59	$10.85	25%	$8.69
Increase (decrease) in total revenue due to:
Change in production volume	$(3,599)			$(9,750)
Change in prices	3,105			9,644

Total decrease in total revenue	$(494)			$(106)

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We recorded a net loss available to common shareholders for the three months ended September 30, 2011 of ($15.6 million) or ($0.32) basic and diluted loss per share compared to net loss available to common shareholders of ($15.6 million) or ($0.39) basic and diluted loss per share for the same quarter of 2010. For the nine months ended September 30, 2011, we recorded a net loss available to common shareholders of ($47.7 million) or ($0.99) basic and diluted loss per share compared to a net loss available to common shareholders of ($67.3 million) or ($1.67) basic and diluted loss per share for the same period of 2010.

Revenues

Revenues from continuing operations for the quarter ended September 30, 2011 totaled $15.1 million compared to $15.6 million for the quarter ended September 30, 2010 representing a $0.5 million decrease. Production volumes for 2011 were 120 Mbbls of oil and 0.7 Bcf of natural gas or 1.4 Bcfe. This compares to 148 Mbbls of oil and 0.9 Bcf of natural gas or 1.8 Bcfe. In 2011, the average sales price per barrel of oil was $98.93 and $4.77 per Mcf of natural gas as compared to $74.92 per barrel and $4.87 per Mcf, respectively for 2010. These results indicate that the slight decrease in revenue is primarily attributable to the reduction in production volumes of 0.4 Bcfe or 23% which were offset by increases in commodity prices of $2.22 per Mcfe or 26%.

Revenues from continuing operations for the nine months ended September 30, 2011 totaled $48.4 million compared to $48.5 million for the nine months ended September 30, 2010 representing a $0.1 million decrease. Production volumes for 2011 were 373 Mbbls of oil and 2.2 Bcf of natural gas or 4.5 Bcfe. This compares to 447 Mbbls of oil and 2.9 Bcf of natural gas or 5.6 Bcfe. In 2011, the average sales price per barrel of oil was $101.27 and $4.79 per Mcf of natural gas as compared to $75.71 per barrel and $5.05 per Mcf, respectively for 2010. These results indicate that the slight decrease in revenue was primarily attributable to the reduction in production volumes of 1.1 Bcfe or 20% which were offset by increases in commodity prices of $2.16 per Mcfe or 25%.

Operating expenses

Lease operating expense

The following table presents the major components of Dune’s lease operating expense (in thousands) for the three and nine months ended September 30, 2011 and 2010 on a Mcfe basis:

	Three months ended September 30,				Nine months ended September 30,
	2011		2010		2011		2010
	Total	Per Mcfe	Total	Per Mcfe	Total	Per Mcfe	Total	Per Mcfe
Direct operating expense	$4,249	$3.04	$4,231	$2.33	$13,921	$3.12	$14,202	$2.54
Workovers	139	$0.10	692	$0.38	800	$0.18	1,202	$0.22
Ad valorem taxes	243	$0.17	304	$0.17	723	$0.16	891	$0.16
Production taxes	1,183	$0.85	(258)	$(0.14)	3,767	$0.84	2,013	$0.36
Transportation	330	$0.24	290	$0.16	887	$0.20	1,171	$0.21

	$6,144	$4.40	$5,259	$2.90	$20,098	$4.50	$19,479	$3.49

Lease operating expense from continuing operations for the quarter ended September 30, 2011 totaled $6.1 million versus $5.3 million for the same period of 2010. This translated into an increase of $1.50/Mcfe on a volume basis. The overall increase in lease operating expense between periods reflects the impact of the 2010 recoupment of production taxes resulting from drilling incentives that were not available in 2011.

Lease operating expense from continuing operations for the nine months ended September 30, 2011 totaled $20.1 million versus $19.5 million for the same period of 2010. This translated into an increase of $1.01/Mcfe on a volume basis. This overall increase in lease operating expense between periods reflects the impact of the 2010 recoupment of production taxes resulting from drilling incentives that were not available in 2011.

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Exploration expense

In the first nine months of 2011, the Company, as party to a joint venture, drilled an exploratory well. Although the Company will continue to evaluate future options associated with the well, it has determined that the costs incurred should be expensed. Consequently, $0.9 million was expensed in the third quarter of 2011 and $6.0 million in the first nine months of 2011.

Accretion of asset retirement obligation

Accretion expense for asset retirement obligations decreased by $0.1 million for the quarter ended September 30, 2011 compared to the same period in 2010. Similarly, accretion expense for the nine month period ended September 30, 2011 reflected a $0.4 million decrease from the comparable period of 2010. This decrease is the result of reevaluating abandonment costs at year end.

Depletion, depreciation and amortization (DD&A)

For the quarter ended September 30, 2011, the Company recorded DD&A expense of $5.5 million ($3.95/Mcfe) compared to $7.5 million ($4.15/Mcfe) for the quarter ended September 30, 2010 representing a decrease of $2.0 million ($0.20/Mcfe). Additionally, for the nine months ended September 30, 2011, the Company recorded DD&A expense of $17.0 million ($3.82/Mcfe) compared to $21.9 million ($3.93/Mcfe) for the nine months ended September 30, 2010 representing a decrease of $4.9 million ($0.11/Mcfe). This decrease reflects the impact of a 20% reduction in production volumes that directly impacts the DD&A calculation.

General and administrative expense (G&A expense)

G&A expense for the quarter ended September 30, 2011 remained constant at $2.4 million compared to the comparable quarter of 2010. Similarly, cash G&A of $2.3 million did not fluctuate significantly from the comparable quarter of 2010. These results reflect the Company’s ongoing efforts to control costs.

For the nine months ended September 30, 2011 and 2010, G&A expense decreased $2.2 million (25%) to $6.5 million. Cash G&A expense for the first nine months of the year declined $1.2 million (16%) to $6.1 million. Again, this decrease reflects the Company’s efforts to control costs.

On a unit of production basis, G&A increased from $1.31/Mcfe for the quarter ended September 30, 2010 to $1.69/Mcfe for the same period of 2011. For the nine month period ended September 30, 2010, G&A fell from $1.56/Mcfe to $1.46/Mcfe for the same period of 2011.

Impairment of oil and gas properties

Dune recorded an impairment of oil and gas properties of $16.1 million during the nine months ended September 30, 2010. This amount consisted of expired leasehold costs of $5.3 million and drilling costs of $10.8 million on a well which was not completed.

Other income (expense)

Interest income

Interest income for the quarter ended September 30, 2011 was slightly higher than the comparable 2010 quarter. Interest income for the nine months ended September 30, 2011 was $0.04 million more than the comparable 2010 period. This was the result of higher cash balances held in escrow associated with the Credit Agreement.

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Interest expense

As a result of the higher interest rate applicable to the Credit Agreement, interest expense for the quarter ended September 30, 2011 was $10.1 million compared to $9.1 million in the comparable quarter ended 2010. Additionally, interest expense for the nine months ended September 30, 2011 amounted to $30.2 million compared to $27.2 million in the comparable period of 2010.

Gain on derivative liabilities

For the quarter ended September 30, 2010, the Company incurred a gain on derivatives of $0.06 million composed of an unrealized loss of ($0.1) million due to the change in the mark-to-market valuation and a realized gain of $0.16 million for cash settlements.

For the nine months ended June 30, 2010, the Company incurred a gain on derivatives of $1.8 million composed of an unrealized gain of $1.7 million due to the change in mark-to-market valuation and a realized gain of $0.1 million for cash settlements.

In connection with entering into the Credit Agreement in December 2010, all hedging requirements were eliminated and all hedge balances were settled.

Net loss available to common shareholders

For the quarter ended September 30, 2011, net loss available to common shareholders decreased $0.04 million from the comparable quarter of 2010. This slight decrease reflects the impact of several different factors with no one item having a significant change between the quarters.

For the nine months ended September 30, 2011, net loss available to common shareholders decreased $19.6 million from the comparable 2010 period. This decrease is primarily the result of the ($16.1) million impairment of oil and gas properties incurred in 2010.

Item 4.	Controls and Procedures.

We maintain disclosure controls and procedures that are designed to ensure that information required to be disclosed in our Exchange Act reports is recorded, processed, summarized and reported within the time periods specified in the Securities and Exchange Commission’s rules and forms, and that such information is accumulated and communicated to our management, including our Chief Executive Officer and Chief Financial Officer, as appropriate, to allow timely decisions regarding required disclosure based closely on the definition of “disclosure controls and procedures” in Rule 13a-15(e). In designing and evaluating the disclosure controls and procedures, management recognized that any controls and procedures, no matter how well designed and operated, can provide only reasonable assurance of achieving the desired control objectives, and management necessarily was required to apply its judgment in evaluating the cost-benefit relationship of possible controls and procedures.

At the end of the period covered by this quarterly report, we carried out an evaluation, under the supervision and with the participation of our management, including our Chief Executive Officer and Chief Financial Officer, of the effectiveness of the design and operation of the Company’s disclosure controls and procedures. Based upon the foregoing, our Chief Executive Officer and Chief Financial Officer concluded that, as of September 30, 2011, our disclosure controls and procedures are effective.

During the quarter ended September 30, 2011, there were no changes in our internal control over financial reporting that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

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PART II

OTHER INFORMATION

Item 6.	Exhibits

(a) Exhibits

Exhibit Nos.	Description

3.1	Amended and restated Certificate of Incorporation of IP Factory, Inc. (1)

3.1.1	Certificate of Amendment of Amended and Restated Certificate of Incorporation, dated May 7, 2003 (2)

3.1.2	Certificate of Amendment of Certificate of Incorporation, dated May 5, 2004 (3)

3.1.3	Certificate of Amendment of Certificate of Incorporation, dated June 12, 2007 (4)

3.1.4	Certificate of Amendment of Certificate of Incorporation, dated December 14, 2007 (5)

3.1.5	Certificate of Amendment of Amended and Restated Certificate of Incorporation, dated December 1, 2009 (6)

3.2	Amended and Restated By-Laws of Dune Energy, Inc. (7)

31.1*	Certification of Chief Executive Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.

31.2*	Certification of Chief Financial Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.

32.1*	Certification pursuant to 18 U.S.C. 1350, adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, by Chief Executive Officer.

32.2*	Certification pursuant to 18 U.S.C. 1350, adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, by Chief Financial Officer.

101.INS§	XBRL Instance Document

101.SCH§	XBRL Taxonomy Extension Schema Document

101.CAL§	XBRL Taxonomy Extension Calculation Linkbase Document

101.DEF§	XBRL Taxonomy Extension Definition Linkbase Document

101.LAB§	XBRL Taxonomy Extension Label Linkbase Document

101.PRE§	XBRL Taxonomy Extension Presentation Linkbase Document

*	Filed herewith
(1)	Incorporated by reference to Exhibit No. 3.1 to Form 10-KSB filed by Dune Energy, Inc. (Commission File No. 000-27897) on November 14, 2003.
(2)	Incorporated by reference to Exhibit No. 3.1.1 to Form 10-K filed by Dune Energy, Inc. (Commission File No. 001-32497) on March 3, 2011.
(3)	Incorporation by reference to Exhibit No. 3.1 to Form 10-Q filed by Dune Energy, Inc. (Commission File No. 001-32497) for the quarterly period ended March 31, 2007.
(4)	Incorporated by reference to Exhibit No. 3.1.3 to Form 10-K filed by Dune Energy, Inc. (Commission File No. 001-32497) on March 3, 2011.
(5)	Incorporated by reference to Exhibit No. 3.1.4 to Form 10-K filed by Dune Energy, Inc. (Commission File No. 001-32497) on March 3, 2011.
(6)	Incorporated by reference to Exhibit No. 3.1.2 to Form 8-K filed by Dune Energy, Inc. (Commission File No. 001-32497) on December 1, 2009.
(7)	Incorporated by reference to Exhibit No. 3.1 to Form 8-K filed by Dune Energy, Inc. (Commission File No. 001-32497) on July 12, 2010.

18

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

DUNE ENERGY, INC.

Date: October 31, 2011	By:	/s/ JAMES A. WATT
	Name:	James A. Watt
	Title:	President and Chief Executive Officer

Date: October 31, 2011	By:	/s/ FRANK T. SMITH, JR.
	Name:	Frank T. Smith, Jr.
	Title:	Chief Financial Officer

19

INDEX TO EXHIBITS

Exhibit Nos.	Description

3.1	Amended and restated Certificate of Incorporation of IP Factory, Inc. (1)

3.1.1	Certificate of Amendment of Amended and Restated Certificate of Incorporation, dated May 7, 2003 (2)

3.1.2	Certificate of Amendment of Certificate of Incorporation, dated May 5, 2004 (3)

3.1.3	Certificate of Amendment of Certificate of Incorporation, dated June 12, 2007 (4)

3.1.4	Certificate of Amendment of Certificate of Incorporation, dated December 14, 2007 (5)

3.1.5	Certificate of Amendment of Amended and Restated Certificate of Incorporation, dated December 1, 2009 (6)

3.2	Amended and Restated By-Laws of Dune Energy, Inc. (7)

31.1*	Certification of Chief Executive Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.

31.2*	Certification of Chief Financial Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.

32.1*	Certification pursuant to 18 U.S.C. 1350, adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, by Chief Executive Officer.

32.2*	Certification pursuant to 18 U.S.C. 1350, adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, by Chief Financial Officer.

101.INS§	XBRL Instance Document

101.SCH§	XBRL Taxonomy Extension Schema Document

101.CAL§	XBRL Taxonomy Extension Calculation Linkbase Document

101.DEF§	XBRL Taxonomy Extension Definition Linkbase Document

101.LAB§	XBRL Taxonomy Extension Label Linkbase Document

101.PRE§	XBRL Taxonomy Extension Presentation Linkbase Document

*	Filed herewith
(1)	Incorporated by reference to Exhibit No. 3.1 to Form 10-KSB filed by Dune Energy, Inc. (Commission File No. 000-27897) on November 14, 2003.
(2)	Incorporated by reference to Exhibit No. 3.1.1 to Form 10-K filed by Dune Energy, Inc. (Commission File No. 001-32497) on March 3, 2011.
(3)	Incorporation by reference to Exhibit No. 3.1 to Form 10-Q filed by Dune Energy, Inc. (Commission File No. 001-32497) for the quarterly period ended March 31, 2007.
(4)	Incorporated by reference to Exhibit No. 3.1.3 to Form 10-K filed by Dune Energy, Inc. (Commission File No. 001-32497) on March 3, 2011.
(5)	Incorporated by reference to Exhibit No. 3.1.4 to Form 10-K filed by Dune Energy, Inc. (Commission File No. 001-32497) on March 3, 2011.
(6)	Incorporated by reference to Exhibit No. 3.1.2 to Form 8-K filed by Dune Energy, Inc. (Commission File No. 001-32497) on December 1, 2009.
(7)	Incorporated by reference to Exhibit No. 3.1 to Form 8-K filed by Dune Energy, Inc. (Commission File No. 001-32497) on July 12, 2010.

20

EXHIBIT 31.1

CERTIFICATION OF CHIEF EXECUTIVE OFFICER PURSUANT TO

SECTION 302(a) OF THE SARBANES-OXLEY ACT OF 2002

I, James A. Watt, certify that:

1. I have reviewed this quarterly report on Form 10-Q of Dune Energy, Inc. (the “Company”);

2. Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3. Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4. The registrant’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:

a. Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

b. Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

c. Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

d. Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s fiscal quarter ended September 30, 2011 that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5. The registrant’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):

a. All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

b. Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date: October 31, 2011		/s/ JAMES A. WATT
	Name:	James A. Watt
	Title:	President and Chief Executive Officer

EXHIBIT 31.2

CERTIFICATION OF CHIEF FINANCIAL OFFICER PURSUANT TO

SECTION 302(a) OF THE SARBANES-OXLEY ACT OF 2002

I, Frank T. Smith, Jr., certify that:

1. I have reviewed this quarterly report on Form 10-Q of Dune Energy, Inc. (the “Company”);

2. Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3. Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4. The registrant’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:

a. Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

b. Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

c. Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

d. Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s fiscal quarter ended September 30, 2011 that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5. The registrant’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):

a. All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

b. Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date: October 31, 2011		/s/ FRANK T. SMITH, JR.
	Name:	Frank T. Smith, Jr.
	Title:	Chief Financial Officer

EXHIBIT 32.1

CERTIFICATION OF CHIEF EXECUTIVE OFFICER

PURSUANT TO 18 U.S.C. SECTION 1350

AS ADOPTED PURSUANT TO

SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

The undersigned, the President and Chief Executive Officer of Dune Energy, Inc. (the “Company”), does hereby certify under the standards set forth and solely for the purposes of 18 U.S.C. 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that the Quarterly Report on Form 10-Q of the Company for the three months ended September 30, 2011 fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934 and information contained in that Form 10-Q fairly presents, in all material respects, the financial condition and results of operations of the Company.

Dated: October 31, 2011	/s/ JAMES A. WATT
James A. Watt
President and Chief Executive Officer

A signed original of this written statement required by Section 906 has been provided to the Company and will be retained by the Company and furnished to the Securities and Exchange Commission or its staff upon request.

EXHIBIT 32.2

CERTIFICATION OF CHIEF FINANCIAL OFFICER

PURSUANT TO 18 U.S.C. SECTION 1350

AS ADOPTED PURSUANT TO

SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

The undersigned, the Chief Financial Officer of Dune Energy, Inc. (the “Company”), does hereby certify under the standards set forth and solely for the purposes of 18 U.S.C. 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that the Quarterly Report on Form 10-Q of the Company for the three months ended September 30, 2011 fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934 and information contained in that Form 10-Q fairly presents, in all material respects, the financial condition and results of operations of the Company.

Dated: October 31, 2011	/s/ FRANK T. SMITH, JR.
Frank T. Smith, Jr.
Chief Financial Officer

A signed original of this written statement required by Section 906 has been provided to the Company and will be retained by the Company and furnished to the Securities and Exchange Commission or its staff upon request.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 1, 2011

DUNE ENERGY, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-32497	95-4737507
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Two Shell Plaza, 777 Walker Street, Suite 2300 Houston, Texas		77002
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (713) 229-6300

NOT APPLICABLE

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

By letter dated April 1, 2011, Mr. Alan Gaines, Chairman of the Board of Directors of Dune Energy, Inc. (the “Company”), submitted his resignation from the Board of Directors of the Company, to be effective as of April 15, 2011, and informed the Company that he does not wish to be considered for nomination to the Board of Directors of the Company at the next annual meeting of stockholders of the Company. Mr. Gaines is resigning to pursue other interests and is not resigning because of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DUNE ENERGY, INC.

Date: April 1, 2011	/s/ James A. Watt
	Name:	James A. Watt
	Title:	Chief Executive Officer

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 28, 2011

DUNE ENERGY, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-32497	95-4737507
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Two Shell Plaza 777 Walker Street, Suite 2300 Houston, Texas		77002
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (713) 229-6300

NOT APPLICABLE

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07 Submission of Matters to a Vote of Security Holders.

On Tuesday, June 28, 2011, Dune Energy, Inc. (the “Company”) held its 2011 annual meeting of stockholders (the “Annual Meeting”). At the Annual Meeting, two items were submitted to stockholders for vote: (i) the election of six nominees to serve on the board of directors (the “Board”) during 2011 and until our next annual meeting and (ii) the ratification of the appointment of MaloneBailey LLP as independent registered public accounting firm of the Company for the fiscal year ending December 31, 2011. There were no solicitations in opposition to the Board’s solicitations. Out of a total of 48,713,363 shares of common stock outstanding and entitled to vote, 41,011,005 shares (84.19%) were present at the meeting in person or by proxy.

Election of Directors

There were six nominees for election to serve as directors. Each of the nominees for election to the Board was a director at the time of the Annual Meeting. The final results of the voting with respect to each nominee to the board were as follows:

Nominee	For	Withheld	Broker Non-Votes
Steven Barrenchea	13,996,993	542,608	—
Alan D. Bell	14,420,401	119,200	—
Richard M. Cohen	14,365,393	174,208	—
William E. Greenwood	14,364,303	175,298	—
Steven M. Sisselman	14,342,380	197,221	—
James A. Watt	14,425,406	114,195	—

There were no votes against.

Ratification of the Appointment of MaloneBailey LLP as Independent Registered Public Accounting Firm for

the Company for the Fiscal Year ending December 31, 2011

The final results of the voting with respect to the ratification of the appointment of MaloneBailey LLP as independent registered public accounting firm for the Company for the fiscal year ending December 31, 2011 were as follows:

For	Against	Abstain	Broker Non-Votes
40,816,863	161,948	32,194	—

1

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DUNE ENERGY, INC.

Date: June 30, 2011	By:	/s/ James A. Watt
Name: James A. Watt
Title: Chief Executive Officer

2

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 6, 2011

DUNE ENERGY, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-32497	95-4737507
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Two Shell Plaza 777 Walker Street, Suite 2300 Houston, Texas		77002
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (713) 229-6300

NOT APPLICABLE

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On October 6, 2011, Dune Energy, Inc. (the “Company”) entered into a Restructuring Support and Lockup Letter Agreement (the “Noteholder Support Agreement”) with several institutional investors (collectively, the “Supporting Noteholders”) who together hold approximately 90% of the aggregate principal amount of the Company’s 10 1/2% Senior Secured Notes due 2012 (the “Notes”) and a Restructuring Support and Lockup Letter Agreement (the “Preferred Stockholder Support Agreement” and, together with the Noteholder Support Agreement, the “Agreements”) with UBS Securities LLC, which holds approximately 64% of the Company’s issued and outstanding 10% Senior Redeemable Convertible Preferred Stock, par value $0.01 per share (the “Preferred Stock”).

The Agreements set forth the terms of the Company’s capital restructuring plan, under which the Company seeks to eliminate all of the Notes and the related cash interest expense, through consummation of an exchange offer (the “Exchange Offer”) to acquire all of the Notes in exchange for a combination of the Company’s equity securities, and either cash or new debt securities in an aggregate amount of $50 million (if the Exchange Offer is fully subscribed). The Agreements also contemplate conversion of all of the outstanding Preferred Stock into $4.0 million in cash and 1.5% of the Company’s common stock on a post-restructuring basis. If fully subscribed, the Exchange Offer would result in the ownership of 97.25% of the Company’s common stock by the holders of the Notes. The contemplated restructuring would result in the Company’s current common stockholders holding 1.25% of the Company’s common stock on a post-restructuring basis.

As an alternative to the Exchange Offer, the Company has also agreed in the Agreements to solicit consents from the holders of the Notes to approve a prepackaged plan of reorganization in a bankruptcy proceeding (the “Prepackaged Plan”). In the event certain conditions to the Exchange Offer are not satisfied, the Company intends to pursue the Prepackaged Plan. If confirmed, the Prepackaged Plan would have principally the same effect as if 100% of the holders of the Notes had tendered their Notes in the Exchange Offer. If all conditions to consummating the Exchange Offer are satisfied, the Company will cease seeking support for the Prepackaged Plan.

The proposed restructuring plan contemplates a refinancing of the Company’s senior secured term loan and provides that all of the Company’s creditor classes (other than the Notes), including general unsecured creditors, will be “unimpaired” – i.e. will be paid in full for all valid, outstanding claims upon consummation of the plan to the extent they have not been paid previously; however, there can be no assurance that the treatment of creditors outlined above will not change significantly. Implementation of the transactions contemplated by the Agreements is dependent on a number of factors and approvals.

Pursuant to the Noteholder Support Agreement, the Supporting Noteholders have agreed to, among other things, (i) support and use commercially reasonable efforts to complete the capital restructuring plan, including by tendering their Notes into the Exchange Offer and voting in favor of the Prepackaged Plan; and (ii) not exercise remedies or direct the trustee under the Notes to exercise remedies under the indenture governing the Notes for any default or event of default that has occurred or may occur thereunder. The Noteholder Support Agreement may be terminated upon the occurrence or failure to occur of certain events generally related to progress towards consummation of the restructuring.

The description of the Form of Noteholder Support Agreement and the Preferred Stockholder Support Agreement in this Item 1.01 is qualified in its entirety by reference to the full text of the Agreements, the forms of which are filed as Exhibit 10.1 and 10.2 hereto, respectively, and are hereby incorporated by reference into this Item 1.01.

This Current Report on Form 8-K does not constitute an offer to purchase, a solicitation of an offer to purchase or a solicitation of an offer to sell securities. The Company has not yet commenced the Exchange Offer or Prepackaged Plan referred to in this Current Report on Form 8-K. In the event the capital restructuring plan is implemented pursuant to the Prepackaged Plan, such restructuring plan is dependent upon a number of factors, including: the filing of the Prepackaged Plan; the approval of a disclosure statement; and the confirmation and consummation of the Prepackaged Plan in accordance with the provisions of the Bankruptcy Code.

Item 7.01 Regulation FD Disclosure

On October 7, 2011, the Company issued a press release announcing that it had entered into the Agreements. The description of the press release in this Item 7.01 is qualified in its entirety by reference to the press release, a copy of which is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

The information included in this Item 7.01 and Exhibit 99.1 to this Current Report on Form 8-K shall not be deemed “filed” for the purposes of or otherwise subject to the liabilities under Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Unless expressly incorporated into a filing of the Company under the Exchange Act or the Securities Act of 1933, as amended, after the date hereof, the information contained in this Item 7.01 and Exhibit 99.1 hereto shall not be incorporated by reference into any of the Company’s filings, whether made before or after the date hereof, regardless of any general incorporation language in any such filing.

Item 9.01 Financial Statements and Exhibits.

Exhibit	Name of Document

Exhibit 10.1	Form of Restructuring Support and Lockup Letter Agreement, dated October 6, 2011, by and among Dune Energy, Inc. and the Consenting Noteholders signatory thereto.

Exhibit 10.2	Restructuring Support and Lockup Letter Agreement, dated October 6, 2011, by and between Dune Energy, Inc. and UBS Securities LLC.

Exhibit 99.1	Press release dated October 7, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DUNE ENERGY, INC.

Date: October 7, 2011	By:	/s/ James A. Watt
	Name:	James A. Watt
	Title:	Chief Executive Officer

Exhibit Index

Exhibit	Name of Document

Exhibit 10.1	Form of Restructuring Support and Lockup Letter Agreement, dated October 6, 2011, by and among Dune Energy, Inc. and the Consenting Noteholders signatory thereto.

Exhibit 10.2	Restructuring Support and Lockup Letter Agreement, dated October 6, 2011, by and between Dune Energy, Inc. and UBS Securities LLC.

Exhibit 99.1	Press release dated October 7, 2011.

Exhibit 10.1

October 6, 2011

To the Consenting Noteholders:

Ladies and Gentlemen:

This restructuring support and lockup letter agreement (together with the exhibits and schedule hereto, this “Agreement”) sets forth certain terms and conditions pursuant to which Dune Energy, Inc. (the “Company”) will restructure its indebtedness by consummating an out-of-court restructuring or a prearranged or prepackaged plan of reorganization in a voluntary case (the “Chapter 11 Case”) to be filed under chapter 11 of title 11 of the United States Code, 11 U.S.C. §§ 101 et seq. (the “Bankruptcy Code”) to be effectuated with the support (as set forth herein) of the undersigned noteholders (the “Consenting Noteholders”) holding at least 75% of the aggregate principal amount of notes (the “Notes”) outstanding under that certain indenture, dated as of May 15, 2007 (as amended to date, and as it may hereafter be amended from time to time, the “Notes Indenture”) among the Company, as issuer, the guarantors thereto and the Bank of New York, as trustee and collateral agent (the “Notes Trustee”) (each of the foregoing, a “Party,” and, collectively, the “Parties”).

Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Restructuring Term Sheet (as defined below).

The parties hereto hereby agree as follows:

1.	Proposed Restructuring

The principal terms of the proposed restructuring are set forth on the term sheet annexed hereto as Exhibit A (which term sheet is expressly incorporated by reference herein and made binding on the Parties as a part of this Agreement as if fully set forth herein (as such term sheet may be modified in accordance with Section 14 hereof, the “Restructuring Term Sheet”)). The restructuring of the Notes Claims (as defined below) incorporating the terms and conditions set forth herein and in the Restructuring Term Sheet and containing no other provisions adverse to the Consenting Noteholders except as the Company and the Required Consenting Noteholders (as defined below) may expressly consent to in writing is referred to herein as the “Restructuring”.

The Restructuring shall be implemented on a consensual basis, either out-of-court or through the Chapter 11 Case, and will provide for, among other things, treatment of the claims under the Notes Indenture and all related claims, rights and causes of action arising out of or in connection with the Notes and/or Notes Indenture (collectively, the “Note Claims”) as specified in the Restructuring Term Sheet.

2.	Representations of the Consenting Noteholders

Each of the Consenting Noteholders severally and not jointly represents and warrants that, as of the date such Consenting Noteholder executes and delivers this Agreement:

(a) it is the beneficial owner of the face amount of the Notes, or is the nominee, investment manager, or advisor for beneficial holders of the Notes, as reflected in such Consenting Noteholder’s signature block to this Agreement, which amount the Company and each Consenting Noteholder understands and acknowledges is proprietary and confidential to such Consenting Noteholder;

(b) has full power and authority to vote on and consent to such matters concerning the Note Claims and to exchange, assign and transfer such Note Claims;

(c) other than pursuant to this Agreement, such Notes are free and clear of any pledge, lien, security interest, charge, claim, equity, option, proxy, voting restriction, right of first refusal or other limitation on disposition, or encumbrances of any kind, that would adversely affect in any way such Consenting Noteholder’s performance of its obligations contained in this Agreement at the time such obligations are required to be performed; and

(d) (i) it is either (a) a qualified institutional buyer as defined in Rule 144A of the Securities Act of 1933, as amended (the “Securities Act”) or (b) an institutional accredited investor (as defined in Rule 501(a)(1), (2), (3), or (7) under the Securities Act (the “Rules”)) and (ii) any securities acquired by the Consenting Noteholder in connection with the transactions described herein will not have been acquired with a view to distribution.

3.	Commitments of Company

The Company shall (a) support and use reasonable commercial efforts to complete the Restructuring on the terms set forth in the Restructuring Term Sheet, (b) use reasonable commercial efforts to do all things necessary and appropriate in furtherance of the Restructuring embodied in the Restructuring Term Sheet, including, without limitation, if the Chapter 11 Case is commenced (i) taking all steps reasonably necessary to obtain an order of the United States Bankruptcy Court in which the Chapter 11 Case is filed (the “Bankruptcy Court”), acceptable in all material respects to the Required Consenting Noteholders, confirming a plan of reorganization consistent with the terms set forth in the Restructuring Term Sheet (the “Plan”) within the timeframes contemplated by this Agreement, and (ii) taking all steps reasonably necessary and desirable to cause the effective date of the Plan to occur within the timeframes contemplated by this Agreement, (c) obtain any and all required regulatory and/or third-party approvals for the

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Restructuring embodied in the Restructuring Term Sheet and (d) except as provided in Section 29, not take any action that is inconsistent with, or is intended or is likely to interfere with consummation of, the Restructuring and the transactions embodied in the Restructuring Term Sheet, including, without limitation, from and after the date hereof, not directly or indirectly, seek, pursue, propose or support, or encourage the pursuit, proposal or support, of any offer to restructure the Company, including proposing a plan of reorganization that is inconsistent with, and could reasonably be expected to prevent, delay or impede, the Restructuring of the Company in accordance with the terms set forth in the Plan.

4.	Support for the Restructuring by the Consenting Noteholders

(a) Subject to the terms and conditions hereof and for so long as no Support Termination Event (as hereinafter defined) shall have occurred, each Consenting Noteholder shall, and shall cause each of its affiliates, subsidiaries, managed funds, representatives, agents and employees, in each case to the extent controlled by such Consenting Noteholder, as applicable, to (i) negotiate in good faith the definitive documentation contemplated by this Agreement or otherwise necessary to effectuate the Restructuring, which shall be in form and substance acceptable to the Required Consenting Noteholders (as defined below), on the terms and subject to the conditions as substantially set forth in this Agreement, (ii) consent to those actions contemplated by this Agreement or otherwise required to be taken to effectuate the Restructuring, including entering into all such documents and agreements, and directing the Notes Trustee to enter into all such documents and agreements, necessary to consummate the Restructuring, (iii) not take any action or otherwise pursue any right or remedy against the Company under applicable law, the Note Claims or the Notes Indenture, as applicable, or initiate, or have initiated on its behalf, any litigation or proceeding of any kind with respect to the Note Claims, including, but not limited to, any action in connection with the December interest payment due under the Notes Indenture, other than to enforce this Agreement (iv) vote its Note Claims to accept both the Out-of-Court Restructuring and the Prepackaged Reorganization (as such terms are defined in the Restructuring Term Sheet) in accordance with the instructions provided in any ballot, which shall be distributed as part of the solicitation of acceptances or rejections of the Restructuring, and shall not change or withdraw (or cause to be changed or withdrawn) such votes; (v) not seek, solicit, support, vote its Note Claims for, or consent to, an Alternative Proposal (as defined below), and (vi) not take any action inconsistent with the transactions expressly contemplated by this Agreement or that would materially delay or obstruct the consummation of the Restructuring, including, without limitation, commencing a voluntary, or joining with any person in commencing, any involuntary, bankruptcy filing by or against the Company. The term “Alternative Proposal” shall mean any plan of reorganization, proposal, offer, dissolution, winding up, liquidation, reorganization, merger, consolidation, business combination, joint venture, partnership, sale of substantially all assets or equity interests, or restructuring (other than the Restructuring) for the Company.

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(b) If the Company commences the Chapter 11 Case to effectuate the Restructuring, subject to the terms and conditions hereof and for so long as no Support Termination Event (as hereinafter defined) shall have occurred, each Consenting Noteholder agrees (i) that it will timely vote its Note Claims and any other claims or interests that it holds (if it has not done so already) in favor of the Plan and will not revoke or withdraw such vote and (ii) not to (A) object to, delay, impede, or take any other action to interfere with acceptance or implementation of the Plan, including encouraging a third party to take any such actions, or (B) propose, file, support, or vote for any restructuring, workout, or plan of reorganization for the Company other than the Plan, including encouraging a third party to take any such actions, and shall direct the Notes Trustee not to take any action contemplated in (A) and (B) of this Section.

(c) The acceptance of any Consenting Noteholders will not be solicited until such Consenting Noteholder shall have received the applicable documents requesting a vote on the Restructuring.

5.	Transfer of Note Claims

Each Consenting Noteholder agrees that so long as a Support Termination Event has not occurred, it shall not directly or indirectly (a) grant any proxies to any person in connection with its Note Claims to vote on the Restructuring, or (b) sell, pledge, hypothecate, or otherwise transfer or dispose of, or grant, issue or sell any option, right to acquire, voting participation or other interest in (each, a “Transfer”) any Note Claims, except, in each case, (i) to a transferee that is a Consenting Noteholder, and (ii) to a party that first agrees in writing by executing a joinder in the form of Exhibit B to be subject to the terms and conditions of this Agreement as a “Consenting Noteholder.” Each Consenting Noteholder agrees to notify the Company and counsel to the informal committee of holders of Notes (the “Informal Noteholders Committee”) in writing within five business days after the closing of such trade. Any Transfer of any Note Claims that does not comply with the foregoing shall be deemed void ab initio. This Agreement shall in no way be construed to preclude any Consenting Noteholder or an affiliate of a Consenting Noteholder from acquiring additional Note Claims; provided, however, that any such additional Note Claims acquired by a Consenting Noteholder or an affiliate of a Consenting Noteholder shall, upon acquisition, automatically be deemed to be subject to all the terms of this Agreement.

6.	Mutual Covenants

Each of the Parties represents, warrants, and covenants to the other Parties, as of the date of this Agreement, as follows (each of which is a continuing representation, warranty, and covenant):

(a) Enforceability. It is validly existing and in good standing under the laws of the jurisdiction of its organization, and this Agreement is a legal, valid, and binding obligation of such Party, enforceable against it in accordance with its terms, except as enforcement may be limited by applicable laws relating to or limiting creditor’s rights generally or by equitable principles relating to enforceability.

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(b) No Consent or Approval. Except as expressly provided in this Agreement or the Bankruptcy Code, no consent or approval is required by any other person or entity in order for it to carry out the Restructuring contemplated by, and perform the respective obligations under, this Agreement.

(c) Power and Authority. Except as expressly provided in this Agreement, it has all requisite power and authority to enter into this Agreement and to carry out the Restructuring contemplated herein, and perform its respective obligations under, this Agreement.

(d) Authorization. The execution and delivery of this Agreement and the performance of its obligations hereunder have been duly authorized by all necessary action on its part.

(e) Representation by Counsel. It has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement.

(f) Actions under this Agreement. It is not aware of any event that, due to any fiduciary or similar duty to any other person, would prevent it from taking any action required of it under this Agreement.

7.	Certain Additional Chapter 11 Related Matters

If the Company and the Required Consenting Noteholders agree to effectuate the Restructuring through the Chapter 11 Case, the Company shall use its best reasonable efforts to provide draft copies of all “first day” motions or applications and other documents the Company intends to file with the Bankruptcy Court to counsel for the Informal Noteholders Committee at least three business days prior to the date when the Company intends to file such document and shall consult in good faith with such counsel regarding the form and substance of any such proposed filing with the Bankruptcy Court. The Company will use its reasonable best efforts to provide draft copies of all other pleadings the Company intends to file with the Bankruptcy Court to counsel to the Informal Noteholders Committee at least three business days prior to filing such pleading and shall consult in good faith with such counsel regarding the form and substance of any such proposed pleading; provided, however, the Company will not be in breach of this provision by failing to provide to the Informal Noteholders Committee drafts of motions or pleadings that seek emergency or expedited relief.

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8.	Condition Precedent; Effectiveness

This Agreement shall only become effective (the date on which this Agreement becomes effective, the “Effective Date”) upon satisfaction of the following condition:

(a) (i) the Company has executed and delivered counterpart signature pages of this Agreement to counsel to the Informal Noteholders Committee and (ii) holders of at least 75% in amount of outstanding Note Claims shall have executed and delivered to the Company counterpart signature pages of this Agreement.

9.	Termination of Obligations

(a) This Agreement shall terminate and, except as otherwise provided herein, all obligations of the parties hereto shall immediately terminate and be of no further force and effect upon the occurrence of any of the following (each, a “Support Termination Event”):

(i) the termination of this Agreement by the mutual written consent of the Company and the Consenting Noteholders holding no less than a majority in principal amount of the Notes Claims held at any such time of the Consenting Noteholders (the “Required Consenting Noteholders”);

(ii) the commencement of an involuntary case against the Company under the Bankruptcy Code if such involuntary case is not dismissed within 60 days of it having been commenced (so long as no order for relief is theretofore entered), unless such involuntary case has been converted to a chapter 11 case with the consent of the Company and no other Support Termination Event has occurred;

(iii) the conversion of the Chapter 11 Case to a case under chapter 7 of the Bankruptcy Code;

(iv) the appointment of a trustee, receiver or examiner with expanded powers in the Chapter 11 Case;

(v) the delivery to the Company by the Required Consenting Noteholders of written notice of termination following the occurrence of any of the events listed below:

(A) the Company shall have (1) publicly announced its intention not to pursue the Restructuring, or (2) proposed or accepted an Alternative Proposal;

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(B) the principal holder of the Preferred Stock fails to enter into the Preferred Stockholder Support Agreement or such agreement is breached or terminated;

(C) the Company fails to launch the solicitation of votes for the Restructuring by November 1, 2011;

(D) the Company fails to consummate the Restructuring on an out-of-court basis by December 15, 2011;

(E) if the Company and the Required Consenting Noteholders agree to effectuate the Restructuring through the Chapter 11 Case:

(I) the Company fails to commence the Chapter 11 Case (the “Petition Date”) on or before (i) November 1, 2011 if the Company does not launch the solicitation of votes or (ii) December 30, 2011 if the Company launches the solicitation of votes, but does not consummate the Restructuring on an out-of-court basis;

(II) the Company fails to file the Plan and related disclosure statement (the “Solicitation Materials”) with the Bankruptcy Court within 5 days after the Petition Date, each of which shall be materially consistent with this Agreement and the Restructuring Term Sheet and shall be in a form and substance acceptable to counsel to the Informal Noteholders Committee;

(III) the Bankruptcy Court’s order(s) approving the Solicitation Materials and setting a hearing to confirm the Plan shall not have been entered by the Bankruptcy Court within 35 days after the filing of the Plan, or as soon thereafter as the Bankruptcy Court’s schedule permits;

(IV) the Bankruptcy Court’s order confirming the Plan (the “Confirmation Order”), which Plan, including all exhibits, appendices, plan supplement documents, and related documents, shall be acceptable to counsel to the Informal Noteholders Committee, shall not have been entered by the Bankruptcy Court within 35 days after the date that the Solicitation Materials are approved; provided, however, that so long as the Company is proceeding in good faith towards confirmation of the Plan, upon written notice from the Company to counsel to the

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Informal Noteholders Committee in accordance with Section 24 hereof, there shall be a 15-day extension of such 35-day period;

(V) the effective date of the Plan shall not have occurred within 15 days after the date that the Plan is confirmed; provided, however, that so long as the Company is proceeding in good faith towards confirmation of the Plan, upon written notice from the Company to counsel to the Informal Noteholders Committee in accordance with Section 24 hereof, there shall be a 15-day extension of such 15-day period;

(VI) the amendment, modification, or filing of a pleading by the Company seeking to amend or modify the Plan, Solicitation Materials, or any documents related to the foregoing, including motions, notices, exhibits, appendices, and orders, in a manner not reasonably acceptable to counsel to the Informal Noteholders Committee;

(F) the Company or any of their advisors fail to reasonably cooperate with the Informal Noteholders Committee or their professionals or provide them upon request at any time or from time to time with reasonable access to information regarding the operations, business affairs and financial condition of the Company, as requested by the Informal Noteholders Committee and their professionals; provided, however, any written notice of termination based on this provision shall specify what actions the Company or its advisors would need to take to reasonably cooperate and that taking such actions would be deemed to cure this Support Termination Event;

(G) the breach in any material respect by the Company of any of the obligations, representations, warranties, or covenants of the Company set forth in this Agreement;

(H) the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of any ruling or order enjoining the consummation of the Restructuring in a way that cannot be reasonably remedied by the Company in a manner that does not prevent or diminish in a material way compliance with the terms of the Restructuring Term Sheet and this Agreement; provided, however, that the Company shall

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have ten business days after receiving such ruling or order to cure any breach in a manner that does not prevent or diminish in a material way compliance with the terms of the Restructuring Term Sheet and this Agreement; or

(vi) the delivery of written notice of termination from the Company to counsel for the Informal Noteholders Committee upon the occurrence of any of the following: (A) any material breach, in the aggregate, of one or more Consenting Noteholders’ representations, warranties, covenants, or agreements set forth in this Agreement if such breach is continuing and would have a material adverse effect on the Company’s ability to complete the Restructuring; (B) the board of directors of the Company reasonably determines based upon the advice of counsel that proceeding with the Restructuring would be inconsistent with the exercise of its fiduciary duties; (C) the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of any ruling or order enjoining the consummation of a material portion of the Restructuring. The Company, its directors and its officers shall have no liability to any of the Consenting Noteholders in respect of any termination of this Agreement in accordance with the terms of this Section 9(a)(v); or (D) the principal holder of the Preferred Stock fails to enter into the Preferred Stockholder Support Agreement or such agreement is breached or terminated.

(b) No Support Termination Event shall occur if the Company’s failure to accomplish the actions set forth above is due to or caused by a breach or violation by Consenting Noteholders of their covenants and agreements set forth herein. The Company shall have five business days from delivery of written notice of termination from the Required Consenting Noteholders to the Company to cure any Support Termination Event set forth in this Section 9(a)(v)(A) – (H).

(c) Upon the occurrence of a Support Termination Event, this Agreement shall be of no further force and effect and each Party hereto shall be released from its commitments, undertakings, and agreements under or related to this Agreement and shall have the rights and remedies that it would have had it not entered into this Agreement, and shall be entitled to take all actions, whether with respect to the Restructuring or otherwise, that it would have been entitled to take had it not entered into this Agreement. Upon the occurrence of any termination of this Agreement, any and all consents tendered by the Consenting Noteholders prior to such termination shall be deemed, for all purposes, to be null and void from the first instance and shall not be considered or otherwise used in any manner by the Parties in connection with the Restructuring and this Agreement or otherwise.

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(d) Notwithstanding any provision in this Agreement to the contrary, upon the written consent of the Required Consenting Noteholders, the dates set forth in this Section may be extended prior to or upon each such date and such later dates agreed to in lieu thereof and shall be of the same force and effect as the dates provided herein.

10.	Additional Claims or Equity Interests.

To the extent any Consenting Noteholder acquires additional Note Claims or holds or acquires any other claims against the Company entitled to vote on the Restructuring, each such Consenting Noteholder agrees that such Note Claims or other claims shall be subject to this Agreement and that it shall vote (or cause to be voted) any such additional Note Claims or other claims, (to the extent still held by it or on its behalf at the time of such vote) to accept the Restructuring.

11.	Termination Upon Effective Date of Restructuring

This Agreement shall terminate automatically without any further required action or notice on the date that the Restructuring is consummated.

12.	Specific Performance; Damages Waiver

It is understood and agreed by the parties hereto that money damages would not be a sufficient remedy for any breach of this Agreement by any party and each non-breaching party shall be entitled to seek specific performance and injunctive or other equitable relief as a remedy for any such breach, and each party agrees to waive any requirement for the securing or posting of a bond in connection with such remedy, in addition to any other remedy to which such non-breaching party may be entitled, at law or in equity. In no event shall any party hereto be liable for any special, indirect, incidental, punitive or consequential damages of any kind or nature whatsoever.

13.	Entire Agreement; Prior Negotiations

This Agreement constitutes the full and entire understanding and agreement among the parties hereto with regard to the subject matter hereof. This Agreement supersedes all prior negotiations, and documents reflecting such prior negotiations, between and among the Company and the Consenting Noteholders (and their respective advisors), with respect to the subject matter hereof.

14.	Amendments

No amendment, modification, waiver or supplement of or to the terms of this Agreement shall be valid unless such amendment, modification, waiver or supplement is in writing and has been signed by the Company and the Consenting Noteholders holding no less than two-thirds in principal amount of the Note Claims held at any such time of the Consenting Noteholders.

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15.	Independent Analysis

Each Consenting Noteholder hereby confirms that it (i) has conducted an independent review and analysis of the business and affairs of the Company that it considers sufficient and reasonable for purposes of entering into this Agreement, (ii) has had the opportunity to ask questions of, and receive answers from, the Company, and the Company’s representatives, concerning the terms and conditions of the Restructuring and the Restructuring Term Sheet, (iii) is not relying on the Company, or any of its representatives for advice with respect to the legal, tax, economic and related considerations of the Restructuring and the Restructuring Term Sheet, and each Consenting Noteholder has relied on the advice of, or has consulted with, only its own advisers with respect to such matters, (iv) has based its decision to execute this Agreement on its independent review and analysis and (v) has not relied, and is not relying, on the recommendation or advice of the Notes Trustee (or any of its representatives), or the Company (or any of its representatives) or any other person in connection with such decision.

16.	Governing Law

THIS AGREEMENT IS TO BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN SUCH STATE, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF. Each Party hereto agrees that it shall bring any action or proceeding in respect of any claim arising out of or related to this Agreement, to the extent possible, in either the United States District Court for the Southern District of New York or any New York State court sitting in the Borough of Manhattan (the “Chosen Courts”), and solely in connection with claims arising under this Agreement (a) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (b) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, and (c) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any Party hereto; provided, however, upon the commencement of the Chapter 11 Case, each of the Parties agree that the Bankruptcy Court presiding over the Chapter 11 Case shall be the sole Chosen Court. Each Party hereto irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

17.	Successors and Assigns; Severability; Several Obligations

This Agreement is intended to bind and inure to the benefit of the Parties and their respective permitted successors and assigns. Nothing in this Agreement, express or implied, shall give to any person or entity, other than the Parties, any benefit or any legal or equitable right, remedy, or claim under this Agreement. The invalidity or unenforceability at any time of any provision hereof in any jurisdiction shall not affect or diminish in any way the continuing validity and enforceability of the remaining provisions hereof or the continuing validity and enforceability of such provision in any other jurisdiction and any such prohibited or unenforceable provision shall be deemed

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reformed and construed so that it will be valid, legal, and enforceable and not prohibited to the maximum extent permitted by applicable law. The agreements, representations and obligations of the Consenting Noteholders under this Agreement are, in all respects, several and not joint.

18.	No Third-Party Beneficiaries

Unless expressly stated herein, this Agreement shall be solely for the benefit of the Parties, and no other person or entity shall be a third-party beneficiary hereof.

19.	Counterparts

This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same agreement. Execution copies of this Agreement may be delivered by facsimile, electronic mail or otherwise, each of which shall be deemed to be an original for the purposes of this paragraph.

20.	Headings

The section headings of this Agreement are for convenience of reference only and shall not, for any purpose, be deemed a part of this Agreement.

21.	Interpretation

This Agreement is the product of negotiations between the Company and the Informal Noteholders Committee and in the enforcement or interpretation hereof, is to be interpreted in a neutral manner, and any presumption with regard to interpretation for or against any Party by reason of that Party having drafted or caused to be drafted this Agreement, or any portion hereof, shall not be effective in regard to the interpretation hereof.

22.	Creditors’ Committee

Notwithstanding anything herein to the contrary, if any Consenting Noteholder is appointed to and serves on an unsecured official committee of creditors in the Chapter 11 Case, the terms of this Agreement shall not be construed so as to limit such Consenting Noteholder’s exercise (in its sole discretion) of its fiduciary duties to any person arising from its service on such committee, and any such exercise (in the sole discretion of such Consenting Noteholder) of such fiduciary duties shall not be deemed to constitute a breach of the terms of this Agreement; provided, however, that nothing in this Agreement shall be construed as requiring any Consenting Noteholder to serve on any official committee in the Chapter 11 Case.

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23.	Relationship Among Parties

It is understood and agreed that no Consenting Noteholder has any fiduciary duty or other duty of trust or confidence in any form with any other Consenting Noteholder, and, except as provided in this Agreement, there are no commitments among or between them.

24.	Notice

Any notices, requests and demands required to be provided under this Agreement shall be in writing and shall be deemed to have been duly given or made when actually received at the following addresses as listed below:

If to the Company:

Dune Energy, Inc.

Two Shell Plaza

777 Walker Street

Suite 2300

Houston, TX 77002

Attn: James A. Watt

Email Address: jwatt@duneenergy.com

with a copy to:

Andrews Kurth LLP

600 Travis, Suite 4200

Houston, Texas 77002

Attn: Henry Harve

         Timothy A. Davidson II

         Jeffrey E. Spiers

Email Addresses:

hharve@andrewskurth.com

tdavidson@andrewskurth.com

jspiers@andrewskurth.com

If to the Informal Noteholders Committee:

Paul, Weiss, Rifkind Wharton &

Garrison LLP

1285 Avenue of the Americas

New York, NY 10019-6064

Attn: Andrew N. Rosenberg

         Elizabeth R. McColm

Email Addresses:

arosenberg@paulweiss.com

emccolm@paulweiss.com

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If to a Consenting Noteholder:	To each Consenting Noteholder at the address set forth on the signature page hereof with a copy to:

Paul, Weiss, Rifkind Wharton &

Garrison LLP

1285 Avenue of the Americas

New York, NY 10019-6064

Attn: Andrew N. Rosenberg

         Elizabeth R. McColm

Email Addresses:

arosenberg@paulweiss.com

and emccolm@paulweiss.com

25.	Access

The Company will afford the Consenting Noteholders and their respective attorneys, consultants, accountants, and other authorized representatives reasonable access, upon reasonable notice during normal business hours, to all properties, books, contracts, commitments, records, management personnel, lenders, and advisors of the Company; provided, however, that the Company’s obligation hereunder shall be conditioned upon such Consenting Noteholder being party to an executed confidentiality agreement approved by and with the Company.

26.	Waiver

Except as expressly provided in this Agreement, nothing herein is intended to, or does, in any manner waive, limit, impair, or restrict any right of any Consenting Noteholder or the ability of each Consenting Noteholder to protect and preserve its rights, remedies, and interests, including, without limitation, its claims against or interests in the Company. If the Restructuring is not consummated, or if this Agreement is terminated for any reason (other than Section 11 hereof, in which case the Parties shall have any rights set forth in the confirmed Plan, any other court-approved documents, and any other agreements between the Parties entered into after the Petition Date), the Parties fully reserve any and all of their rights. Pursuant to Rule 408 of the Federal Rules of Evidence and any other applicable rules of evidence, this Agreement and all negotiations relating hereto shall not be admissible into evidence in any proceeding other than a proceeding to enforce its terms.

27.	Remedies Cumulative

All rights, powers, and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any right, power, or remedy thereof by any Party shall not preclude the simultaneous or later exercise of any other such right, power, or remedy by such Party.

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28.	Public Disclosure

The Company will submit to the Consenting Noteholders all press releases and public filings relating to this Agreement or the transactions contemplated hereby and any amendments thereof reasonably prior to their release or filing as the case may be. The Company shall not (a) use the name of any Consenting Noteholder in any press release without such Consenting Noteholder’s prior written consent or (b) disclose the holdings of such Consenting Noteholder to any person; provided, however, that the Company shall be permitted to disclose at any time the aggregate principal amount of and aggregate percentage of Note Claims held by the Consenting Noteholders or as otherwise required by the Bankruptcy Code, the Federal Rules of Bankruptcy Procedure or order of the Bankruptcy Court.

29.	Fiduciary Duties.

Notwithstanding anything to the contrary herein, nothing in this Agreement shall require the Company or any directors or officers of the Company (in such person’s capacity as a director or officer of the Company) to take any action, or to refrain from taking any action, to the extent required to comply with its or their fiduciary or similar duties or obligations under applicable law. Nothing in this Agreement or any document related thereto imposes any liability for actions taken, or not taken, in order to discharge fiduciary obligations described in this Section 29.

30.	Good-Faith Cooperation; Further Assurances

The parties hereto shall cooperate with each other in good faith in respect of matters concerning the implementation and consummation of the Restructuring. Subject to the other terms of this Agreement, the Parties agree to execute and deliver such other instruments and perform such acts, in addition to the matters herein specified, as may be reasonably appropriate or necessary, from time to time, to effectuate the Restructuring in a manner materially consistent with the terms set forth in the Restructuring Term Sheet, as applicable.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their respective duly authorized officers, solely in their respective capacity as officers of the undersigned and not in any other capacity, as of the date first set forth above.

DUNE ENERGY, INC.

By:
	Name:	James A. Watt
	Title:	President and Chief Executive Officer

AGREED BY EACH OF THE FOLLOWING PARTIES:

[CONSENTING NOTEHOLDER]

Note Claims under the Notes Indenture: $

Authorized Signatory:

By:
Name:
Title:

Name and Address of Contact for Notices:

Name:
Address:
Facsimile:

EXHIBIT A

RESTRUCTURING TERM SHEET

DUNE ENERGY, INC.

Summary of Terms

October 6, 2011

This preliminary term sheet (this “Term Sheet”) sets forth a brief summary of the principal terms of a potential restructuring (the “Restructuring”) of the capital structure of Dune Energy, Inc. (the “Company”). This Term Sheet is offered in the nature of a settlement proposal in furtherance of settlement discussions, and is intended to be entitled to the protections of Federal Rule of Evidence 408 and any other applicable statutes or doctrines protecting the use or disclosure of confidential information and information exchanged in the context of settlement discussions. This Term Sheet is for discussion only, is a non-binding expression of intent, is intended as an outline only of certain material terms of the proposed transactions described herein, and does not represent a commitment to lend, invest or provide financing or to negotiate to do any of these things. Furthermore, this Term Sheet does not constitute a waiver by any party, or an agreement or commitment by any party to forbear from taking any remedies to which such party may be entitled, and in that regard all rights of the holders (the “Noteholders”) of the Company’s 10-1/2% Senior Secured Notes due 2012 (the “Notes”) are specifically reserved. This Term Sheet and the terms, conditions and assumptions contained herein are subject to the negotiation and execution of definitive documentation for the transactions described herein, including the Restructuring, which documentation shall be in all respects materially consistent with this Term Sheet. This Term Sheet is not an offer with respect to any securities or a solicitation of acceptances of a chapter 11 plan. Any such offer or solicitation will only be made in compliance with all applicable laws.

Overview of Restructuring:

The purpose of the Restructuring, through an out-of-court restructuring or a pre-negotiated or pre-packaged chapter 11 plan consistent with the material terms and conditions described in this Term Sheet, is, among other things, to retire the outstanding Notes and to eliminate interest expense related to the Notes and thereby significantly improve the Company’s free cash flow, reduce its debt service expense and strengthen its balance sheet.

It is understood that as of the date of this Term Sheet, an ad hoc committee of Noteholders (the “Ad Hoc Committee”) has been formed, and the members of the Ad Hoc Committee collectively own more than 75% in principal amount of the outstanding Notes.

Subject to the due diligence investigation by the Ad Hoc Committee with respect to claims against the Company, the Restructuring shall generally provide for the reinstatement or payment, as appropriate, of allowed claims against the Company, including the claims of the senior secured lender under its Amended and Restated Credit Agreement, dated as of December 7, 2010 (as amended to date, and as it may hereafter be amended from time to time) by and among the Company and each of its subsidiaries identified therein as Borrowers, certain guarantor parties thereto, the lender thereunder and Wells Fargo Capital Finance, Inc., as administrative agent (the “Existing Credit Agreement”), other secured lenders and holders of general unsecured claims, except as otherwise noted.

In order to reflect the Company’s preferred form of Restructuring as of the date of this Term Sheet, the Company and the Noteholders will negotiate in good faith to effect the Restructuring as an out-of-court restructuring of the Company’s capital structure as described herein and not involving any judicial proceeding or approval (the “Out-of-Court Restructuring”). In connection with the Out-of-Court Restructuring, the Company must obtain the approval of this Term Sheet by (a) the Noteholders holding at least 98% in principal amount of the outstanding Notes and (b) the holders of at least two-thirds of the issued and outstanding shares of the Company’s 10% Senior Redeemable Convertible Preferred Stock (the “Preferred Stock”). Implementation of the Out-of-Court Restructuring will be conditioned on obtaining such approvals.

In the event that the approvals set forth above for the Out-of-Court Restructuring are not obtained within a reasonable time, the Restructuring shall be implemented pursuant to a prepackaged or pre-negotiated plan of reorganization under Chapter 11 of the U.S. Bankruptcy Code (the “Prepackaged Reorganization”), but only if Noteholders that collectively hold at least two-thirds in principal amount of the outstanding Notes, approve of the Restructuring; provided, however, that the Company’s obligation to pursue implementation of the Restructuring pursuant to the Prepackaged Reorganization may, at the discretion of the Board of Directors, be conditioned on the prior approval of such implementation by the holders of at least two thirds of the issued and outstanding shares of Preferred Stock.

Regardless of whether effected as an Out-of-Court Restructuring or a Prepackaged Reorganization, the Restructuring shall be subject to the prior approval by the board of directors of the Company (the “Board of Directors”).

The Company and the members of the Ad Hoc Committee shall negotiate and enter into a restructuring support agreement (the “Noteholder Support Agreement”) to facilitate the consummation of the Restructuring, whether in the form of the Out-of-Court Restructuring or the Prepackaged Reorganization. Similarly, the Company and the holder of at least 64% of the issued and outstanding shares of Preferred Stock (the “Principal Preferred Stockholder”) shall negotiate and enter into a restructuring support agreement (the “Preferred Stockholder Support Agreement” and together with the Noteholder Support Agreement, the “Support Agreements”) to facilitate the consummation of the Restructuring, whether in the form of the Out-of-Court Restructuring or the Prepackaged Reorganization. Pursuant to the Support Agreements, the parties thereto will agree to

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support a restructuring implementing the transactions and terms described herein. The Support Agreements shall be entered into (and accordingly, the members of the Ad Hoc Committee and the Principal Preferred Stockholder shall deliver their acceptances of the Restructuring) prior to any solicitation period relating to approvals by holders of securities or other indebtedness of, or claims against, the Company. In soliciting the approvals described above from Noteholders and holders of the Preferred Stock, such holders shall not be given the option to approve the Prepackaged Reorganization without also approving the Out-of-Court Restructuring.

Reporting Company Status:	Following the Restructuring, whether effected through a Prepackaged Reorganization or an Out-of-Court Restructuring, the Company will continue to be a public reporting company, filing periodic reports with the Securities and Exchange Commission. The Company will use its reasonable commercial efforts to cause its common stock to be listed on a U.S. national securities exchange within a reasonable period after consummation of the Restructuring.

Tax/Business Considerations:	Consistent with all the terms set forth in this Term Sheet, the parties hereto shall use good-faith efforts to structure the transactions contemplated herein and in the Support Agreements in a tax-efficient and cost-effective manner.

Treatment of Noteholders:	Upon effectiveness of the Restructuring, the claims of the Noteholders with respect to $250 million in aggregate principal amount of the Notes shall be exchanged for 97.25% (the “Noteholder Percentage”) of the new equity interests in the reorganized Company (the “New Equity”). As described below, upon consummation of the Restructuring, $50 million in aggregate principal amount of the Notes shall be (i) paid in full at par with proceeds from borrowings under the New Credit Facility (as defined below) or (ii) exchanged for new notes of like amount in form and substance satisfactory to the Company and the Ad Hoc Committee. The New Equity shall consist solely of newly issued common stock of the Company. The Noteholder Percentage may increase to 100% as described below, and shall be subject to dilution as described below opposite “Corporate Governance & Management.”

Treatment of holders of Existing Common Equity and Preferred Stock:

Upon consummation of the Restructuring (regardless of whether effected as an Out-of-Court Restructuring or a Prepackaged Reorganization), the holders of existing Preferred Stock (the “Preferred Stockholders”) shall receive an aggregate cash amount of $4.0 million and 1.5% of the New Equity, in exchange for their shares of Preferred Stock; provided that the Principal Preferred Stockholder enters into the Preferred Stockholder Support Agreement and votes to approve the terms set forth in this Term Sheet.

Upon consummation of the Out-of-Court Restructuring, Holders of common stock of the Company existing immediately prior to the Restructuring shall hold 1.25% of the New Equity; provided that at least two-thirds of the issued and outstanding shares of Preferred Stock are voted to approve the terms set forth in this Term Sheet.

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If at least two-thirds of the issued and outstanding shares of Preferred Stock are not voted to approve the conversion of all the issued and outstanding Preferred Stock into $4.0 million and 1.5% of the New Equity, and if the other conditions set forth herein to the obligation of the Company to effect a Prepackaged Reorganization are satisfied, then the Restructuring will be effected as a Prepackaged Reorganization.

Furthermore, if the Principal Preferred Stockholder does not vote to approve the terms set forth herein in the bankruptcy proceeding, the Preferred Stockholders and the holders of Dune’s common stock existing immediately prior to the Restructuring will receive no return, and the Prepackaged Reorganization will result in the Noteholder Percentage increasing to 100% (subject to dilution as described herein).

Upon consummation of the Prepackaged Reorganization, Holders of common stock of the Company existing immediately prior to the Restructuring shall hold 1.25% of the New Equity; provided that at least two-thirds of the shares of Preferred Stock that are voted in the bankruptcy proceeding are voted to approve the terms set forth in this Term Sheet. If at least two-thirds of the shares of Preferred Stock that are voted in the bankruptcy proceeding are not voted to approve the terms set forth in this Term Sheet, and the Restructuring is effected as Prepackaged Reorganization, then the Noteholder Percentage will be increased by 1.25 percentage points, and the holders of Dune’s common stock existing immediately prior to the Restructuring will receive no return.

Upon effectiveness of a Prepackaged Reorganization, the equity interests in the Company existing immediately prior to the Restructuring (including both the Company’s common stock and its Preferred Stock) shall automatically be waived, released, and cancelled (and all outstanding options and warrants shall be automatically waived, released, and cancelled; provided that, to the extent necessary, any requisite amendment to existing option plans shall be implemented to effectuate the terms set forth herein).

Treatment of holders of trade and other unsecured claims:	The Company’s obligations in respect of trade and other unsecured claims shall be paid in full in the ordinary course, except as otherwise mutually agreed by the Company and the Ad Hoc Committee.

New Credit Facility:	The Company shall obtain a new credit facility or facilities (the “New Credit Facility”) to repay $50.0 in principal amount of the Notes and all the outstanding indebtedness under the Existing Credit Agreement and to provide liquidity for working capital and other general corporate purposes. The New Credit Facility shall include a $60.0 million revolving credit loan secured by a first lien on substantially all

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assets of the Company, and a separate $40.0 million term loan (or notes) that shall either be unsecured or secured by a lien that is subordinated to the lien securing the revolving credit loan. All the proceeds of the term loan (or notes) would be used, together with revolving credit borrowings or cash on hand, to retire $50.0 million of the Notes at par. Immediately upon consummation of the Restructuring, the revolving credit loan would be used to refinance indebtedness under the Existing Credit Agreement, and any remaining borrowing capacity under such revolving credit loan would be available to be drawn at the discretion of the Company.

In the event that a New Credit Facility acceptable to the Company and the Ad Hoc Committee cannot be obtained from third parties, the Company and the Ad Hoc Committee will negotiate in good faith to modify the Restructuring accordingly, including by potentially having members of the Ad Hoc Committee provide alternative financing (through an exchange of Notes for new notes on agreed upon terms) and reducing the amount of such financing to $50 million.

It is anticipated that in the event of a Prepackaged Reorganization, the Company would seek to have any debtor-in-possession financing facility survive the Prepackaged Reorganization and be rolled into an exit facility upon emergence from bankruptcy proceedings.

Corporate Governance & Management:

On and immediately after the date on which the Restructuring is consummated (the “Effective Date”), the Board of Directors will consist of seven (7) members, initially comprised of the CEO of the Company and six (6) members who are acceptable to the Ad Hoc Committee.

A mutually agreed upon number of such six (6) members must satisfy NYSE and ISS standards for independence, and at least one (1) of such six (6) members must qualify as a “financial expert” and be willing to serve as chair of the audit committee of the Board of Directors. Selection of all members of the Board of Directors shall be undertaken in consultation with the Company.

Immediately after the Restructuring, the Company’s equity compensation plan or plans (such plan or plans being referred to herein as the “Management Equity Plan”) shall provide for equity based compensation to management (including directors and officers) and employees, comprising an aggregate of up to 7% of the New Equity, with equity interests comprising 3 of such 7% being issued under the Management Equity Plan immediately upon consummation of the Restructuring, and equity interests comprising 2 of such 7% being issued on or about each of the first and second anniversaries of the Effective Date, respectively.

Individual allocations of equity incentive awards shall be proposed by the CEO, and shall be subject to approval by the compensation committee of the Board of Directors ( the “Compensation

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Committee”). Grants under the Management Equity Plan will be tied to performance criteria established by the Compensation Committee after review of the CEO’s proposed targets, within 90 days after the Effective Date. The initial grant of 3% on the Effective Date shall consist solely of restricted shares, with vesting of all of such restricted shares awarded to the CEO subject to performance-based vesting and vesting of awards to each other participant subject to 50% time-based and 50% performance-based vesting. All compensation of the CEO, including stock based compensation, shall be recommended by the Compensation Committee and subject to approval by the Board of Directors.

Equity interests granted under the Management Equity Plan shall dilute all holdings of New Equity on a pro rata basis.

Subject to the due diligence investigation of the Ad Hoc Committee (during the Due Diligence Period (as defined below)), and the continuing oversight of the Board of Directors after the Effective Date, except as otherwise set forth herein, all existing corporate governance arrangements, employment agreements and employee benefit, compensation and severance arrangements shall survive the Restructuring and continue in effect during and after the Restructuring process; provided that the definition of “change of control” in all such agreements is modified to reflect the new ownership structure and that this Restructuring does not qualify as a “change of control” as defined in such agreements. Subject to the due diligence investigation of the Ad Hoc Committee (during the Due Diligence Period (as defined below)), all employees shall receive their target cash bonus awards for calendar year 2011 as approved by the Board of Directors prior to the Restructuring.

Due Diligence; Conditions & Next Steps:

The Ad Hoc Committee will be entitled to conduct (on a good faith basis) a business and legal due diligence investigation, during the period between the date hereof and October 31, 2011 (the “Due Diligence Period”).

The Board of Directors will obtain an opinion from an independent financial advisor as to the fairness of the Restructuring and the terms hereof and thereof. The consummation of the Restructuring by the Company, as well as any approval hereof or of the Restructuring by the Board of Directors, shall be subject to obtaining such fairness opinion in form and substance and on terms acceptable to the Board of Directors.

The effectiveness of any Restructuring shall be conditioned upon the absence of the identification and written notice by the Ad Hoc Committee to the Company during the Due Diligence Period, of any material business or legal issues, and shall also be subject to customary closing conditions, including, without limitation, the negotiation and execution of definitive documentation, satisfactory to the Ad Hoc Committee and the Company, for the transactions described herein.

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The Board of Directors and its outside counsel and the Ad Hoc Committee and its outside counsel shall negotiate in good faith and use all deliberate speed to negotiate the terms and conditions of the Restructuring.

Registration Rights Agreement:	In connection with any Out-of-Court Restructuring, the Company shall enter into a registration rights agreement with the Noteholders that receive New Equity in exchange for Notes. The registration rights agreement shall contain customary provisions including demand, shelf and piggyback registration rights.

Fees and Expenses:	The reasonable professional fees and expenses of not more than one legal counsel to the Ad Hoc Committee (Paul, Weiss, Rifkind, Wharton & Garrison LLP) shall be paid by the Company, pursuant to such firm’s engagement letter agreement entered into with the Company.

Releases:	Subject to due diligence, the Company will release at closing any and all claims and causes of action, including (if applicable) any claims and causes of action under Chapter 5 of the Bankruptcy Code, which it has or may have or could potentially assert against (a) any present director, officer or employee of the Company and (b) each member of the Ad Hoc Committee and their advisors.

Reservation of Rights:	Nothing herein is intended to, or does, in any manner waive, limit, impair or restrict the ability of each of the Company and each member of the Ad Hoc Committee to protect and fully preserve all of its rights, remedies, and interests, including its claims against the Company or any other party in interest. Nothing herein shall be deemed an admission of any kind. If the Restructuring is not consummated, the Company and the members of the Ad Hoc Committee fully reserve any and all of their respective rights.

Disclaimer of Duties:	Notwithstanding anything to the contrary herein, nothing in this Term Sheet shall require the Company or any member of the Ad Hoc Committee to take any action or to refrain from taking any action, to the extent required to comply with its or their obligations under applicable law, including the U.S. Bankruptcy Code.

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EXHIBIT B

JOINDER

JOINDER

This Joinder to the Agreement, dated as of April     , 2011, by the Company and the Consenting Noteholders thereto, (the “Agreement”), is executed and delivered by [            ] (the “Joining Party”) as of [            ], 2011 in connection with the transfer from a Consenting Noteholder party to the Agreement to the Joining Party. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Agreement.

1. Agreement to be Bound. The Joining Party hereby agrees to be bound by all of the terms of the Agreement, which is attached to this Joinder as Annex I (as the same may be hereafter amended, restated, or otherwise modified from time to time) as if the Joining Party were an original signatory to the Agreement. From and after the date hereof, the Joining Party shall hereafter be deemed to be a “Consenting Noteholder” for all purposes under the Agreement.

2. Representations and Warranties. With respect to the amount of Note Claims set forth below its name on the signature page hereof and all related claims, rights, and causes of action arising out of or in connection with or otherwise relating to such Claim, the Joining Party hereby makes the representations and warranties of such Consenting Noteholder set forth in the “Representations of the Consenting Noteholders” section of the Agreement to each other Party to the Agreement.

3. GOVERNING LAW; JURISDICTION; JURY TRIAL WAIVER. THIS AGREEMENT IS TO BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN SUCH STATE, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF. Each Party hereto agrees that it shall bring any action or proceeding in respect of any claim arising out of or related to this Agreement, to the extent possible, in either the United States District Court for the Southern District of New York or any New York State court sitting in the Borough of Manhattan (the “Chosen Courts”), and solely in connection with claims arising under this Agreement (a) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (b) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, and (c) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any Party hereto; provided, however, upon the commencement of the Chapter 11 Case, each of the Parties agree that the Bankruptcy Court presiding over the Chapter 11 Case shall be the sole Chosen Court. Each Party hereto irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

IN WITNESS WHEREOF, the Joining Party has caused this Joinder to be executed as of the date first written above.

[JOINING PARTY]

By:
Name:
Title:

Aggregate Principal Amount of Note Claims:

$

Exhibit 10.2

October 6, 2011

To UBS Securities:

Ladies and Gentlemen:

This restructuring support and lockup letter agreement (together with the exhibits and schedule hereto, this “Agreement”) sets forth certain terms and conditions pursuant to which Dune Energy, Inc. (the “Company”) will restructure its indebtedness by consummating an out-of-court restructuring or a prearranged or prepackaged plan of reorganization in a voluntary case (the “Chapter 11 Case”) to be filed under chapter 11 of title 11 of the United States Code, 11 U.S.C. §§ 101 et seq. (the “Bankruptcy Code”) to be effectuated with the support (as set forth herein) of UBS Securities LLC (“UBS”) holding approximately 64% of the 10% Senior Redeemable Convertible Preferred Stock of the Company (the “Preferred Stock”) issued under the Certificate of Designation of 10% Senior Redeemable Convertible Preferred Stock of Dune Energy, Inc., Article Fourth of the Amended and Restated Certificate of Incorporation of Dune Energy, Inc. and the resolution of the board of directors of the Company adopted on May 1, 2007 (the Company and UBS each, a “Party,” and, collectively, the “Parties”).

Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Restructuring Term Sheet (as defined below).

The parties hereto hereby agree as follows:

1.	Proposed Restructuring

The principal terms of the proposed restructuring are set forth on the term sheet annexed hereto as Exhibit A (which term sheet is expressly incorporated by reference herein and made binding on the Parties as a part of this Agreement as if fully set forth herein (as such term sheet may be modified in accordance with Section 14 hereof, the “Restructuring Term Sheet”)). The restructuring of the Company’s indebtedness and equity, including the Preferred Stock, incorporating the terms and conditions set forth herein and in the Restructuring Term Sheet and containing no other provisions adverse to UBS except as the Company and UBS may expressly consent to in writing is referred to herein as the “Restructuring”.

The Restructuring shall be implemented on a consensual basis, either out-of-court or through the Chapter 11 Case, and will provide for, among other things, treatment of the Preferred Stock as specified in the Restructuring Term Sheet.

2.	Representations of UBS

UBS represents and warrants that, as of the date UBS delivers this Agreement:

(a) it is the beneficial owner of the Preferred Stock as reflected in UBS’ signature block to this Agreement, which amount the Company and UBS understands and acknowledges is proprietary and confidential to UBS;

(b) has full power and authority to vote on and consent to such matters concerning the Preferred Stock and to exchange, assign and transfer such Preferred Stock;

(c) other than pursuant to this Agreement, the Preferred Stock is free and clear of any pledge, lien, security interest, charge, claim, equity, option, proxy, voting restriction, right of first refusal or other limitation on disposition, or encumbrances of any kind, that would adversely affect in any way UBS’ performance of its obligations contained in this Agreement at the time such obligations are required to be performed; and

(d) (i) it is either (a) a qualified institutional buyer as defined in Rule 144A of the Securities Act of 1933, as amended (the “Securities Act”) or (b) an institutional accredited investor (as defined in Rule 501(a)(1), (2), (3), or (7) under the Securities Act (the “Rules”)) and (ii) any securities acquired by UBS in connection with the transactions described herein will not have been acquired with a view to distribution.

3.	Commitments of Company

The Company shall (a) support and use reasonable commercial efforts to complete the Restructuring on the terms set forth in the Restructuring Term Sheet, (b) use reasonable commercial efforts to do all things necessary and appropriate in furtherance of the Restructuring embodied in the Restructuring Term Sheet, including, without limitation, if the Chapter 11 Case is commenced taking all steps reasonably necessary to obtain an order of the United States Bankruptcy Court in which the Chapter 11 Case is filed (the “Bankruptcy Court”) confirming a plan of reorganization consistent with the terms set forth in the Restructuring Term Sheet (the “Plan”), (c) obtain any and all required regulatory and/or third-party approvals for the Restructuring embodied in the Restructuring Term Sheet and (d) except as provided in Section 24, not take any action that is inconsistent with, or is intended or is likely to interfere with consummation of, the Restructuring and the transactions embodied in the Restructuring Term Sheet.

4.	Support for the Restructuring by UBS

(a) Subject to the terms and conditions hereof and for so long as no Support Termination Event (as hereinafter defined) shall have occurred, UBS shall, and shall cause each of its affiliates, subsidiaries, managed funds, representatives, agents and employees, in each case to the extent controlled by UBS, as applicable, to (i) negotiate in good faith the definitive documentation contemplated by this Agreement or otherwise

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necessary to effectuate the Restructuring on the terms and subject to the conditions as substantially set forth in this Agreement, (ii) consent to those actions contemplated by this Agreement or otherwise required to be taken to effectuate the Restructuring, including entering into all such documents and agreements, (iii) not take any action or otherwise pursue any right or remedy against the Company under applicable law or initiate, or have initiated on its behalf, any litigation or proceeding of any kind with respect to the Preferred Stock, other than to enforce this Agreement (iv) vote its Preferred Stock to accept both the Out-of-Court Restructuring and the Prepackaged Reorganization (as such terms are defined in the Restructuring Term Sheet) in accordance with the instructions provided in any ballot, which shall be distributed as part of the solicitation of acceptances or rejections of the Restructuring, and shall not change or withdraw (or cause to be changed or withdrawn) such votes; (v) not seek, solicit, support, vote its Preferred Stock for, or consent to, an Alternative Proposal (as defined below), and (vi) not take any action inconsistent with the transactions expressly contemplated by this Agreement or that would materially delay or obstruct the consummation of the Restructuring, including, without limitation, commencing a voluntary, or joining with any person in commencing, any involuntary, bankruptcy filing by or against the Company. “Alternative Proposal” means any plan of reorganization, proposal, offer, dissolution, winding up, liquidation, reorganization, merger, consolidation, business combination, joint venture, partnership, sale of substantially all assets or equity interests, or restructuring (other than the Restructuring) for the Company.

(b) If the Company commences the Chapter 11 Case to effectuate the Restructuring, subject to the terms and conditions hereof and for so long as no Support Termination Event (as hereinafter defined) shall have occurred, UBS agrees (i) that it will timely vote its Preferred Stock and any other claims or interests that it holds (if it has not done so already) in favor of the Plan and will not revoke or withdraw such vote and (ii) not to (A) object to, delay, impede, or take any other action to interfere with acceptance or implementation of the Plan, including encouraging a third party to take any such actions, or (B) propose, file, support, or vote for any restructuring, workout, or plan of reorganization for the Company other than the Plan, including encouraging a third party to take any such actions.

(c) The acceptance of UBS will not be solicited until UBS shall have received the applicable documents requesting a vote on the Restructuring.

5.	Transfer of the Preferred Stock

UBS agrees that so long as a Support Termination Event has not occurred, it shall not directly or indirectly (a) grant any proxies to any person in connection with its

3

Preferred Stock to vote on the Restructuring, or (b) sell, pledge, hypothecate, or otherwise transfer or dispose of, or grant, issue or sell any option, right to acquire, voting participation or other interest in (each, a “Transfer”) the Preferred Stock.

6.	Mutual Covenants

Each of the Parties represents, warrants, and covenants to the other Parties, as of the date of this Agreement, as follows (each of which is a continuing representation, warranty, and covenant):

(a) Enforceability. It is validly existing and in good standing under the laws of the jurisdiction of its organization, and this Agreement is a legal, valid, and binding obligation of such Party, enforceable against it in accordance with its terms, except as enforcement may be limited by applicable laws relating to or limiting creditor’s rights generally or by equitable principles relating to enforceability.

(b) No Consent or Approval. Except as expressly provided in this Agreement or the Bankruptcy Code, no consent or approval is required by any other person or entity in order for it to carry out the Restructuring contemplated by, and perform the respective obligations under, this Agreement.

(c) Power and Authority. Except as expressly provided in this Agreement, it has all requisite power and authority to enter into this Agreement and to carry out the Restructuring contemplated herein, and perform its respective obligations under, this Agreement.

(d) Authorization. The execution and delivery of this Agreement and the performance of its obligations hereunder have been duly authorized by all necessary action on its part.

(e) Representation by Counsel. It has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement.

(f) Actions under this Agreement. It is not aware of any event that, due to any fiduciary or similar duty to any other person, would prevent it from taking any action required of it under this Agreement.

7.	Condition Precedent; Effectiveness

This Agreement shall only become effective (the date on which this Agreement becomes effective, the “Effective Date”) upon satisfaction of the following condition:

(a) (i) the Company has executed and delivered counterpart signature pages of this Agreement to UBS and (ii) UBS holds at least 64% in amount of issued Preferred Stock and has executed and delivered counterpart signature pages of this Agreement to the Company.

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8.	Termination of Obligations

(a) This Agreement shall terminate and, except as otherwise provided herein, all obligations of the parties hereto shall immediately terminate and be of no further force and effect upon the occurrence of any of the following (each, a “Support Termination Event”):

(i) the termination of this Agreement by the mutual written consent of the Company and UBS;

(ii) the termination of the Restructuring Support Agreement among the Consenting Noteholders and the Company dated on or about October 6, 2011;

(iii) the delivery to the Company by UBS of written notice of termination following the occurrence of any of the events listed below:

(A) the breach in any material respect by the Company of any of the obligations, representations, warranties, or covenants of the Company set forth in this Agreement;

(B) the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of any ruling or order permanently enjoining the consummation of the Restructuring in a way that cannot be reasonably remedied by the Company in a manner that does not prevent or diminish in a material way compliance with the terms of the Restructuring Term Sheet and this Agreement; provided, however, that the Company shall have ten business days after receiving such ruling or order to cure any breach in a manner that does not prevent or diminish in a material way compliance with the terms of the Restructuring Term Sheet and this Agreement; or

(iv) the delivery of written notice of termination from the Company to UBS upon the occurrence of any of the following: (A) any material breach of UBS’ representations, warranties, covenants, or agreements set forth in this Agreement if such breach is continuing and would have a material adverse effect on the Company’s ability to complete the Restructuring; (B) the board of directors of the Company reasonably determines based upon the advice of counsel that proceeding with the Restructuring would be inconsistent with the exercise of its fiduciary duties; or (C) the issuance by any governmental authority,

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including any regulatory authority or court of competent jurisdiction, of any ruling or order permanently enjoining the consummation of a material portion of the Restructuring. The Company, its directors and its officers shall have no liability to UBS in respect of any termination of this Agreement in accordance with the terms of this Section 8(a)(iv).

(b) Upon the occurrence of a Support Termination Event, this Agreement shall be of no further force and effect and each Party hereto shall be released from its commitments, undertakings, and agreements under or related to this Agreement and shall have the rights and remedies that it would have had it not entered into this Agreement, and shall be entitled to take all actions, whether with respect to the Restructuring or otherwise, that it would have been entitled to take had it not entered into this Agreement. Upon the occurrence of any termination of this Agreement, any and all consents tendered by UBS prior to such termination shall be deemed, for all purposes, to be null and void from the first instance and shall not be considered or otherwise used in any manner by the Parties in connection with the Restructuring and this Agreement or otherwise.

9.	Additional Claims or Equity Interests.

To the extent UBS (a) acquires additional Preferred Stock or (b) holds or acquires any other claims against or equity interests in the Company entitled to vote on the Restructuring, UBS agrees that such other claims or equity interests shall be subject to this Agreement and that it shall vote (or cause to be voted) any such additional other claims and equity interests (in each case, to the extent still held by it or on its behalf at the time of such vote) to accept the Restructuring.

10.	Termination Upon Effective Date of Restructuring

This Agreement shall terminate automatically without any further required action or notice on the date that the Restructuring is consummated.

11.	Specific Performance; Damages Waiver

It is understood and agreed by the parties hereto that money damages would not be a sufficient remedy for any breach of this Agreement by any party and each non-breaching party shall be entitled to seek specific performance and injunctive or other equitable relief as a remedy for any such breach, and each party agrees to waive any requirement for the securing or posting of a bond in connection with such remedy, in addition to any other remedy to which such non-breaching party may be entitled, at law or in equity. In no event shall any party hereto be liable for any special, indirect, incidental, punitive or consequential damages of any kind or nature whatsoever.

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12.	Entire Agreement; Prior Negotiations

This Agreement constitutes the full and entire understanding and agreement among the parties hereto with regard to the subject matter hereof. This Agreement supersedes all prior negotiations, and documents reflecting such prior negotiations, between and among the Company and UBS (and their respective advisors), with respect to the subject matter hereof.

13.	Amendments

No amendment, modification, waiver or supplement of or to the terms of this Agreement shall be valid unless such amendment, modification, waiver or supplement is in writing and has been signed by the Company and UBS.

14.	Independent Analysis

UBS hereby confirms that it (i) has conducted an independent review and analysis of the business and affairs of the Company that it considers sufficient and reasonable for purposes of entering into this Agreement, (ii) has had the opportunity to ask questions of, and receive answers from, the Company, and the Company’s representatives, concerning the terms and conditions of the Restructuring and the Restructuring Term Sheet, (iii) is not relying on the Company, or any of its representatives for advice with respect to the legal, tax, economic and related considerations of the Restructuring and the Restructuring Term Sheet, and UBS has relied on the advice of, or has consulted with, only its own advisers with respect to such matters, (iv) has based its decision to execute this Agreement on its independent review and analysis and (v) has not relied, and is not relying, on the recommendation or advice of the Company (or any of its representatives) or any other person in connection with such decision.

15.	Governing Law

THIS AGREEMENT IS TO BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN SUCH STATE, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF. Each Party hereto agrees that it shall bring any action or proceeding in respect of any claim arising out of or related to this Agreement, to the extent possible, in either the United States District Court for the Southern District of New York or any New York State court sitting in the Borough of Manhattan (the “Chosen Courts”), and solely in connection with claims arising under this Agreement (a) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (b) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, and (c) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any Party hereto; provided, however, upon the commencement of the Chapter 11 Case, each of the Parties agree that the Bankruptcy Court presiding over the Chapter 11 Case shall be the sole Chosen Court. Each Party hereto irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

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16.	Successors and Assigns; Severability; Several Obligations

This Agreement is intended to bind and inure to the benefit of the Parties and their respective permitted successors and assigns. Nothing in this Agreement, express or implied, shall give to any person or entity, other than the Parties, any benefit or any legal or equitable right, remedy, or claim under this Agreement. The invalidity or unenforceability at any time of any provision hereof in any jurisdiction shall not affect or diminish in any way the continuing validity and enforceability of the remaining provisions hereof or the continuing validity and enforceability of such provision in any other jurisdiction and any such prohibited or unenforceable provision shall be deemed reformed and construed so that it will be valid, legal, and enforceable and not prohibited to the maximum extent permitted by applicable law.

17.	No Third-Party Beneficiaries

Unless expressly stated herein, this Agreement shall be solely for the benefit of the Parties, and no other person or entity shall be a third-party beneficiary hereof.

18.	Counterparts

This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same agreement. Execution copies of this Agreement may be delivered by facsimile, electronic mail or otherwise, each of which shall be deemed to be an original for the purposes of this paragraph.

19.	Headings

The section headings of this Agreement are for convenience of reference only and shall not, for any purpose, be deemed a part of this Agreement.

20.	Interpretation

This Agreement is the product of negotiations between the Company and UBS and in the enforcement or interpretation hereof, is to be interpreted in a neutral manner, and any presumption with regard to interpretation for or against any Party by reason of that Party having drafted or caused to be drafted this Agreement, or any portion hereof, shall not be effective in regard to the interpretation hereof.

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21.	Notice

Any notices, requests and demands required to be provided under this Agreement shall be in writing and shall be deemed to have been duly given or made when actually received at the following addresses as listed below:

If to the Company:		Dune Energy, Inc.
Two Shell Plaza
777 Walker Street
Suite 2300
Houston, TX 77002
Attn: James A. Watt
Email Address: jwatt@duneenergy.com

with a copy to:

Andrews Kurth LLP
600 Travis, Suite 4200
Houston, Texas 77002
	Attn:	Henry Havre
Timothy A. Davidson II
Jeffrey E. Spiers
Email Addresses:
hhavre@andrewskurth.com
tdavidson@andrewskurth.com
jspiers@andrewskurth.com

If to UBS:		UBS Securities LLC
677 Washington Blvd.
Stamford, Connecticut 06901
Attn: Michael Dimler
Email Address: michael.dimler@ubs.com

22.	Waiver

Except as expressly provided in this Agreement, nothing herein is intended to, or does, in any manner waive, limit, impair, or restrict any right of UBS or the ability of UBS to protect and preserve its rights, remedies, and interests, including, without limitation, its claims against or interests in the Company. If the Restructuring is not consummated, or if this Agreement is terminated for any reason (other than Section 10 hereof, in which case the Parties shall have any rights set forth in the confirmed Plan, any other court-approved documents, and any other agreements between the Parties entered into after the Petition Date), the Parties fully reserve any and all of their rights. Pursuant to Rule 408 of the Federal Rules of Evidence and any other applicable rules of evidence, this Agreement and all negotiations relating hereto shall not be admissible into evidence in any proceeding other than a proceeding to enforce its terms.

23.	Remedies Cumulative

All rights, powers, and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not

9

alternative, and the exercise of any right, power, or remedy thereof by any Party shall not preclude the simultaneous or later exercise of any other such right, power, or remedy by such Party.

24.	Fiduciary Duties.

Notwithstanding anything to the contrary herein, nothing in this Agreement shall require the Company or any directors or officers of the Company (in such person’s capacity as a director or officer of the Company) to take any action, or to refrain from taking any action, to the extent required to comply with its or their fiduciary or similar duties or obligations under applicable law. Nothing in this Agreement or any document related thereto imposes any liability for actions taken, or not taken, in order to discharge fiduciary obligations described in this Section 24.

Without limiting the generality or effect of the foregoing, notwithstanding any provision of this Agreement or any document related thereto to the contrary, the Company may furnish information to or conduct any discussions with any other person or entity or, upon notice given hereunder, may terminate this Agreement and any other agreement between the Parties (or any of them) if the Company determine in good faith after consultation with outside counsel that doing so is necessary to comply with their fiduciary duties under applicable law.

25.	Good-Faith Cooperation; Further Assurances

The parties hereto shall cooperate with each other in good faith in respect of matters concerning the implementation and consummation of the Restructuring. Subject to the other terms of this Agreement, the Parties agree to execute and deliver such other instruments and perform such acts, in addition to the matters herein specified, as may be reasonably appropriate or necessary, from time to time, to effectuate the Restructuring in a manner materially consistent with the terms set forth in the Restructuring Term Sheet, as applicable.

10

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their respective duly authorized officers, solely in their respective capacity as officers of the undersigned and not in any other capacity, as of the date first set forth above.

DUNE ENERGY, INC.

By:	/s/ James A. Watt
	Name:	James A. Watt
	Title:	President and Chief Executive Officer

UBS SECURITIES LLC

Preferred Stock Amount	101,653
(Insert Number of Shares)

Authorized Signatories:

By:	/s/ Scott Saiers
Name:	Scott Saiers
Title:	Managing Director

By:	/s/ Michael Dimler
Name:	Michael Dimler
Title:	Director

EXHIBIT A

RESTRUCTURING TERM SHEET

(Attached)

DUNE ENERGY, INC.

Summary of Terms

October 6, 2011

This preliminary term sheet (this “Term Sheet”) sets forth a brief summary of the principal terms of a potential restructuring (the “Restructuring”) of the capital structure of Dune Energy, Inc. (the “Company”). This Term Sheet is offered in the nature of a settlement proposal in furtherance of settlement discussions, and is intended to be entitled to the protections of Federal Rule of Evidence 408 and any other applicable statutes or doctrines protecting the use or disclosure of confidential information and information exchanged in the context of settlement discussions. This Term Sheet is for discussion only, is a non-binding expression of intent, is intended as an outline only of certain material terms of the proposed transactions described herein, and does not represent a commitment to lend, invest or provide financing or to negotiate to do any of these things. Furthermore, this Term Sheet does not constitute a waiver by any party, or an agreement or commitment by any party to forbear from taking any remedies to which such party may be entitled, and in that regard all rights of the holders (the “Noteholders”) of the Company’s 10-1/2% Senior Secured Notes due 2012 (the “Notes”) are specifically reserved. This Term Sheet and the terms, conditions and assumptions contained herein are subject to the negotiation and execution of definitive documentation for the transactions described herein, including the Restructuring, which documentation shall be in all respects materially consistent with this Term Sheet. This Term Sheet is not an offer with respect to any securities or a solicitation of acceptances of a chapter 11 plan. Any such offer or solicitation will only be made in compliance with all applicable laws.

Overview of Restructuring:

The purpose of the Restructuring, through an out-of-court restructuring or a pre-negotiated or pre-packaged chapter 11 plan consistent with the material terms and conditions described in this Term Sheet, is, among other things, to retire the outstanding Notes and to eliminate interest expense related to the Notes and thereby significantly improve the Company’s free cash flow, reduce its debt service expense and strengthen its balance sheet.

It is understood that as of the date of this Term Sheet, an ad hoc committee of Noteholders (the “Ad Hoc Committee”) has been formed, and the members of the Ad Hoc Committee collectively own more than 75% in principal amount of the outstanding Notes.

Subject to the due diligence investigation by the Ad Hoc Committee with respect to claims against the Company, the Restructuring shall generally provide for the reinstatement or payment, as appropriate, of allowed claims against the Company, including the claims of the senior secured lender under its Amended and Restated Credit Agreement, dated as of December 7, 2010 (as amended to date, and as it may hereafter be amended from time to time) by and among the Company and each of its subsidiaries identified therein as Borrowers, certain guarantor parties thereto, the lender thereunder and Wells Fargo Capital Finance, Inc., as administrative agent (the “Existing Credit Agreement”), other secured lenders and holders of general unsecured claims, except as otherwise noted.

In order to reflect the Company’s preferred form of Restructuring as of the date of this Term Sheet, the Company and the Noteholders will negotiate in good faith to effect the Restructuring as an out-of-court restructuring of the Company’s capital structure as described herein and not involving any judicial proceeding or approval (the “Out-of-Court Restructuring”). In connection with the Out-of-Court Restructuring, the Company must obtain the approval of this Term Sheet by (a) the Noteholders holding at least 98% in principal amount of the outstanding Notes and (b) the holders of at least two-thirds of the issued and outstanding shares of the Company’s 10% Senior Redeemable Convertible Preferred Stock (the “Preferred Stock”). Implementation of the Out-of-Court Restructuring will be conditioned on obtaining such approvals.

In the event that the approvals set forth above for the Out-of-Court Restructuring are not obtained within a reasonable time, the Restructuring shall be implemented pursuant to a prepackaged or pre-negotiated plan of reorganization under Chapter 11 of the U.S. Bankruptcy Code (the “Prepackaged Reorganization”), but only if Noteholders that collectively hold at least two-thirds in principal amount of the outstanding Notes, approve of the Restructuring; provided, however, that the Company’s obligation to pursue implementation of the Restructuring pursuant to the Prepackaged Reorganization may, at the discretion of the Board of Directors, be conditioned on the prior approval of such implementation by the holders of at least two thirds of the issued and outstanding shares of Preferred Stock.

Regardless of whether effected as an Out-of-Court Restructuring or a Prepackaged Reorganization, the Restructuring shall be subject to the prior approval by the board of directors of the Company (the “Board of Directors”).

The Company and the members of the Ad Hoc Committee shall negotiate and enter into a restructuring support agreement (the “Noteholder Support Agreement”) to facilitate the consummation of the Restructuring, whether in the form of the Out-of-Court Restructuring or the Prepackaged Reorganization. Similarly, the Company and the holder of at least 64% of the issued and outstanding shares of Preferred Stock (the “Principal Preferred Stockholder”) shall negotiate and enter into a restructuring support agreement (the “Preferred Stockholder Support Agreement” and together with the Noteholder Support Agreement, the “Support Agreements”) to facilitate the consummation of the Restructuring, whether in the form of the Out-of-Court Restructuring or the Prepackaged Reorganization. Pursuant to the Support Agreements, the parties thereto will agree to support a restructuring implementing the transactions and terms described herein. The Support Agreements shall be entered into (and accordingly, the members of the Ad Hoc Committee and the Principal Preferred Stockholder shall deliver their acceptances of the Restructuring) prior to any solicitation period relating to approvals by holders of securities or other indebtedness of, or claims against, the Company. In soliciting the approvals described above from Noteholders and holders of the Preferred Stock, such holders shall not be given the option to approve the Prepackaged Reorganization without also approving the Out-of-Court Restructuring.

Reporting Company Status:	Following the Restructuring, whether effected through a Prepackaged Reorganization or an Out-of-Court Restructuring, the Company will continue to be a public reporting company, filing periodic reports with the Securities and Exchange Commission. The Company will use its reasonable commercial efforts to cause its common stock to be listed on a U.S. national securities exchange within a reasonable period after consummation of the Restructuring.

Tax/Business Considerations:	Consistent with all the terms set forth in this Term Sheet, the parties hereto shall use good-faith efforts to structure the transactions contemplated herein and in the Support Agreements in a tax-efficient and cost-effective manner.

Treatment of Noteholders:	Upon effectiveness of the Restructuring, the claims of the Noteholders with respect to $250 million in aggregate principal amount of the Notes shall be exchanged for 97.25% (the “Noteholder Percentage”) of the new equity interests in the reorganized Company (the “New Equity”). As described below, upon consummation of the Restructuring, $50 million in aggregate principal amount of the Notes shall be (i) paid in full at par with proceeds from borrowings under the New Credit Facility (as defined below) or (ii) exchanged for new notes of like amount in form and substance satisfactory to the Company and the Ad Hoc Committee. The New Equity shall consist solely of newly issued common stock of the Company. The Noteholder Percentage may increase to 100% as described below, and shall be subject to dilution as described below opposite “Corporate Governance & Management.”

Treatment of holders of Existing Common Equity and Preferred Stock:

Upon consummation of the Restructuring (regardless of whether effected as an Out-of-Court Restructuring or a Prepackaged Reorganization), the holders of existing Preferred Stock (the “Preferred Stockholders”) shall receive an aggregate cash amount of $4.0 million and 1.5% of the New Equity, in exchange for their shares of Preferred Stock; provided that the Principal Preferred Stockholder enters into the Preferred Stockholder Support Agreement and votes to approve the terms set forth in this Term Sheet.

Upon consummation of the Out-of-Court Restructuring, Holders of common stock of the Company existing immediately prior to the Restructuring shall hold 1.25% of the New Equity; provided that at least two-thirds of the issued and outstanding shares of Preferred Stock are voted to approve the terms set forth in this Term Sheet.

If at least two-thirds of the issued and outstanding shares of Preferred Stock are not voted to approve the conversion of all the issued and outstanding Preferred Stock into $4.0 million and 1.5% of the New Equity, and if the other conditions set forth herein to the obligation of the Company to effect a Prepackaged Reorganization are satisfied, then the Restructuring will be effected as a Prepackaged Reorganization.

Furthermore, if the Principal Preferred Stockholder does not vote to approve the terms set forth herein in the bankruptcy proceeding, the

Preferred Stockholders and the holders of Dune’s common stock existing immediately prior to the Restructuring will receive no return, and the Prepackaged Reorganization will result in the Noteholder Percentage increasing to 100% (subject to dilution as described herein).

Upon consummation of the Prepackaged Reorganization, Holders of common stock of the Company existing immediately prior to the Restructuring shall hold 1.25% of the New Equity; provided that at least two-thirds of the shares of Preferred Stock that are voted in the bankruptcy proceeding are voted to approve the terms set forth in this Term Sheet. If at least two-thirds of the shares of Preferred Stock that are voted in the bankruptcy proceeding are not voted to approve the terms set forth in this Term Sheet, and the Restructuring is effected as Prepackaged Reorganization, then the Noteholder Percentage will be increased by 1.25 percentage points, and the holders of Dune’s common stock existing immediately prior to the Restructuring will receive no return.

Upon effectiveness of a Prepackaged Reorganization, the equity interests in the Company existing immediately prior to the Restructuring (including both the Company’s common stock and its Preferred Stock) shall automatically be waived, released, and cancelled (and all outstanding options and warrants shall be automatically waived, released, and cancelled; provided that, to the extent necessary, any requisite amendment to existing option plans shall be implemented to effectuate the terms set forth herein).

Treatment of holders of trade and other unsecured claims:	The Company’s obligations in respect of trade and other unsecured claims shall be paid in full in the ordinary course, except as otherwise mutually agreed by the Company and the Ad Hoc Committee.

New Credit Facility:

The Company shall obtain a new credit facility or facilities (the “New Credit Facility”) to repay $50.0 in principal amount of the Notes and all the outstanding indebtedness under the Existing Credit Agreement and to provide liquidity for working capital and other general corporate purposes. The New Credit Facility shall include a $60.0 million revolving credit loan secured by a first lien on substantially all assets of the Company, and a separate $40.0 million term loan (or notes) that shall either be unsecured or secured by a lien that is subordinated to the lien securing the revolving credit loan. All the proceeds of the term loan (or notes) would be used, together with revolving credit borrowings or cash on hand, to retire $50.0 million of the Notes at par. Immediately upon consummation of the Restructuring, the revolving credit loan would be used to refinance indebtedness under the Existing Credit Agreement, and any remaining borrowing capacity under such revolving credit loan would be available to be drawn at the discretion of the Company.

In the event that a New Credit Facility acceptable to the Company and the Ad Hoc Committee cannot be obtained from third parties, the Company and the Ad Hoc Committee will negotiate in good faith to modify the Restructuring accordingly, including by potentially having members of the Ad Hoc Committee provide alternative financing (through an exchange of Notes for new notes on agreed upon terms) and reducing the amount of such financing to $50 million.

It is anticipated that in the event of a Prepackaged Reorganization, the Company would seek to have any debtor-in-possession financing facility survive the Prepackaged Reorganization and be rolled into an exit facility upon emergence from bankruptcy proceedings.

Corporate Governance & Management:

On and immediately after the date on which the Restructuring is consummated (the “Effective Date”), the Board of Directors will consist of seven (7) members, initially comprised of the CEO of the Company and six (6) members who are acceptable to the Ad Hoc Committee.

A mutually agreed upon number of such six (6) members must satisfy NYSE and ISS standards for independence, and at least one (1) of such six (6) members must qualify as a “financial expert” and be willing to serve as chair of the audit committee of the Board of Directors. Selection of all members of the Board of Directors shall be undertaken in consultation with the Company.

Immediately after the Restructuring, the Company’s equity compensation plan or plans (such plan or plans being referred to herein as the “Management Equity Plan”) shall provide for equity based compensation to management (including directors and officers) and employees, comprising an aggregate of up to 7% of the New Equity, with equity interests comprising 3 of such 7% being issued under the Management Equity Plan immediately upon consummation of the Restructuring, and equity interests comprising 2 of such 7% being issued on or about each of the first and second anniversaries of the Effective Date, respectively.

Individual allocations of equity incentive awards shall be proposed by the CEO, and shall be subject to approval by the compensation committee of the Board of Directors ( the “Compensation Committee”). Grants under the Management Equity Plan will be tied to performance criteria established by the Compensation Committee after review of the CEO’s proposed targets, within 90 days after the Effective Date. The initial grant of 3% on the Effective Date shall consist solely of restricted shares, with vesting of all of such restricted shares awarded to the CEO subject to performance-based vesting and vesting of awards to each other participant subject to 50% time-based and 50% performance-based vesting. All compensation of the CEO, including stock based compensation, shall be recommended by the Compensation Committee and subject to approval by the Board of Directors.

Equity interests granted under the Management Equity Plan shall dilute all holdings of New Equity on a pro rata basis.

Subject to the due diligence investigation of the Ad Hoc Committee (during the Due Diligence Period (as defined below)), and the continuing oversight of the Board of Directors after the Effective Date, except as otherwise set forth herein, all existing corporate governance arrangements, employment agreements and employee benefit, compensation and severance arrangements shall survive the

Restructuring and continue in effect during and after the Restructuring process; provided that the definition of “change of control” in all such agreements is modified to reflect the new ownership structure and that this Restructuring does not qualify as a “change of control” as defined in such agreements. Subject to the due diligence investigation of the Ad Hoc Committee (during the Due Diligence Period (as defined below)), all employees shall receive their target cash bonus awards for calendar year 2011 as approved by the Board of Directors prior to the Restructuring.

Due Diligence; Conditions & Next Steps:

The Ad Hoc Committee will be entitled to conduct (on a good faith basis) a business and legal due diligence investigation, during the period between the date hereof and October 31, 2011 (the “Due Diligence Period”).

The Board of Directors will obtain an opinion from an independent financial advisor as to the fairness of the Restructuring and the terms hereof and thereof. The consummation of the Restructuring by the Company, as well as any approval hereof or of the Restructuring by the Board of Directors, shall be subject to obtaining such fairness opinion in form and substance and on terms acceptable to the Board of Directors.

The effectiveness of any Restructuring shall be conditioned upon the absence of the identification and written notice by the Ad Hoc Committee to the Company during the Due Diligence Period, of any material business or legal issues, and shall also be subject to customary closing conditions, including, without limitation, the negotiation and execution of definitive documentation, satisfactory to the Ad Hoc Committee and the Company, for the transactions described herein.

The Board of Directors and its outside counsel and the Ad Hoc Committee and its outside counsel shall negotiate in good faith and use all deliberate speed to negotiate the terms and conditions of the Restructuring.

Registration Rights Agreement:	In connection with any Out-of-Court Restructuring, the Company shall enter into a registration rights agreement with the Noteholders that receive New Equity in exchange for Notes. The registration rights agreement shall contain customary provisions including demand, shelf and piggyback registration rights.

Fees and Expenses:	The reasonable professional fees and expenses of not more than one legal counsel to the Ad Hoc Committee (Paul, Weiss, Rifkind, Wharton & Garrison LLP) shall be paid by the Company, pursuant to such firm’s engagement letter agreement entered into with the Company.

Releases:	Subject to due diligence, the Company will release at closing any and all claims and causes of action, including (if applicable) any claims and causes of action under Chapter 5 of the Bankruptcy Code, which it has or may have or could potentially assert against (a) any present director, officer or employee of the Company and (b) each member of the Ad Hoc Committee and their advisors.

Reservation of Rights:	Nothing herein is intended to, or does, in any manner waive, limit, impair or restrict the ability of each of the Company and each member of the Ad Hoc Committee to protect and fully preserve all of its rights, remedies, and interests, including its claims against the Company or any other party in interest. Nothing herein shall be deemed an admission of any kind. If the Restructuring is not consummated, the Company and the members of the Ad Hoc Committee fully reserve any and all of their respective rights.

Disclaimer of Duties:	Notwithstanding anything to the contrary herein, nothing in this Term Sheet shall require the Company or any member of the Ad Hoc Committee to take any action or to refrain from taking any action, to the extent required to comply with its or their obligations under applicable law, including the U.S. Bankruptcy Code.

Exhibit 99.1

News Release

For Immediate Release

Investor Contact:

Steven J. Craig

Sr. Vice President Investor Relations and Administration

713-229-6300

Dune Energy, Inc. Announces Financial Restructuring Plan

HOUSTON, TX., Oct. 7, 2011 /PRNewswire/ — Dune Energy, Inc. (OTCBB:DUNR) (“Dune”) today announced that it has entered into a restructuring plan support agreement with noteholders (the “supporting noteholders”) who together hold approximately 90% of the aggregate principal amount of Dune’s outstanding 10-1/2% Senior Secured Notes due 2012 (the “notes”) as well as a similar restructuring plan support agreement with a holder (the “supporting preferred stockholder”) of approximately 64% of Dune’s issued and outstanding 10% Senior Redeemable Convertible Preferred Stock (the “preferred stock”). Pursuant to the support agreement, which sets forth the terms of Dune’s capital restructuring plan, Dune intends to seek to eliminate all of the notes and the related cash interest expense, through consummation of an exchange offer to acquire all the notes in exchange for a combination of Dune equity securities, and either cash or new debt securities in an aggregate amount of $50 million (if the offer is fully subscribed). If fully subscribed, the exchange offer would result in the ownership of 97.25% of Dune’s common stock on a post-restructuring basis by the noteholders. The support agreements also contemplate conversion of all of the outstanding preferred stock into $4.0 million in cash and 1.5% of Dune’s common stock on a post-restructuring basis. In addition, the contemplated restructuring would result in Dune’s current common stockholders holding 1.25% of Dune’s common stock on a post-restructuring basis. Dune plans to launch this out-of-court exchange offer as soon as practical, but no later than November 1, 2011.

As an alternative to the out-of-court exchange offer, Dune has also agreed in the support agreements to solicit consents from its noteholders to approve a prepackaged plan of reorganization in a bankruptcy proceeding (the “prepackaged plan”). In the event certain conditions to the exchange offer are not satisfied, Dune intends to pursue the prepackaged plan. If confirmed, the prepackaged plan would have principally the same effect as if 100% of the noteholders had tendered their notes in the exchange offer. If all conditions to consummating the exchange offer are satisfied, Dune will cease seeking support for the prepackaged plan.

Dune does not anticipate any business interruption in its operations during the restructuring process, regardless of whether the restructuring is completed out of court or in court. Under the proposed plan, Dune will continue its operations in the normal course. All vendors and suppliers will continue to be paid in full under normal terms in the ordinary course of business. The proposed plan contemplates a refinancing of Dune’s senior secured term loan, and provides that all of Dune’s creditor classes (other than the notes), including general unsecured creditors, will be “unimpaired” – i.e., will be paid in full for all valid, outstanding claims upon consummation of the plan to the extent they have not been paid previously; however there can be no assurance that the treatment of creditors outlined above will not change significantly. Implementation of the transactions contemplated by the support agreements are dependent on a number of factors and approvals.

Pursuant to their support agreement, the supporting noteholders have agreed to, among other things, (1) support and use commercially reasonable efforts to complete the capital restructuring plan, including by tendering their notes into the exchange offer and voting in favor of the prepackaged plan; and (2) not exercise remedies or direct the trustee to exercise remedies under the indenture governing the notes for any default or event of default that has occurred or may occur thereunder. However, the support agreement may be terminated upon the occurrence or failure to occur of certain events generally related to progress towards consummation of the restructuring. Additional details related to the restructuring plan can be found in the restructuring support agreements, which will included as an exhibit to Dune’s Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”).

This press release does not constitute an offer to purchase, a solicitation of an offer to purchase, or a solicitation of an offer to sell securities. Dune has not yet commenced the exchange offer or prepackaged plan referred to above. In the event the capital restructuring plan is implemented pursuant to the prepackaged plan, such restructuring plan is dependent upon a number of factors, including: the filing of the prepackaged plan; the approval of a disclosure statement; and the confirmation and consummation of the prepackaged plan in accordance with the provisions of the Bankruptcy Code.

James A. Watt, Dune’s President and Chief Executive Officer, stated, “We have been negotiating with our noteholders and preferred stockholders since 2008 to allow for restructuring of our balance sheet in a manner that would provide us the ability to access the upside of our asset base. This agreement will allow us that option post the restructuring.”

Forward-looking Statements:

This press release contains forward-looking statements (within the meaning of Section 27A of the Securities Act of 1933 and Section 21 E of the Securities Exchange Act of 1934), which are based on management’s current expectations and are subject to uncertainties and changes in circumstances. Words and expressions reflecting something other than historical fact are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. Dune’s actual results could differ materially from those anticipated in forward-looking statements as a result of a variety of factors, including those discussed in “Risk Factors” included in Dune’s Annual Report on Form 10-K for the year ended December 31, 2010, which should be read in conjunction with Dune’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2011, including the risk factors contained therein. We caution you not to place undue reliance on these forward-looking statements. Further, factors that could cause actual results to differ materially from forward-looking statements include, but are not limited to, the following: Dune’s inability to receive requisite noteholder participation in the exchange offer and requisite votes from the holders of its preferred stock, a bankruptcy court’s refusal to confirm the prepackaged plan and Dune’s failure to consummate the exchange offer or the prepackaged plan for any other foreseen or unforeseen reason.

Click here for more information: http://www.duneenergy.com/news.html?b=1683&1=1

SOURCE Dune Energy, Inc.

CONTACT: Investors, Steven J. Craig, Sr. Vice President Investor Relations and Administration, Dune Energy, Inc., +1-713-229-6300

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 1, 2011

DUNE ENERGY, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-32497	95-4737507
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Two Shell Plaza 777 Walker Street, Suite 2300 Houston, Texas	77002
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (713) 229-6300

NOT APPLICABLE

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On November 1, 2011, Dune Energy, Inc. (the “Company”) announced that it had reached an agreement with an ad hoc committee of holders of its 10 1/2% Senior Secured Notes due 2012 to extend the date to launch the solicitation of votes for the debt for equity exchange previously announced to November 8, 2011 from November 1, 2011. Certain other dates within the restructuring support and lockup agreement and the restructuring term sheet will also be extended for one week.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DUNE ENERGY, INC.

Date: November 4, 2011	By:	/s/ James A. Watt
	Name:	James A. Watt
	Title:	Chief Executive Officer

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 14, 2011

DUNE ENERGY, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-32497	95-4737507
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Two Shell Plaza 777 Walker Street, Suite 2300 Houston, Texas		77002
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (713) 229-6300

NOT APPLICABLE

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

Dune Energy, Inc. (the “Company”) announced today that it has initiated an offer (the “Offer”) to purchase $300 million in aggregate principal amount of its 10 1/2% Senior Secured Notes due 2012 for:

•	an aggregate of approximately 251 million shares of its newly issued common stock;

•

an aggregate of 250,000 shares of its Series C Convertible Preferred Stock, par value $0.01 per share, which will automatically convert into an aggregate of approximately 3.537 billion shares of common stock when the restructuring transactions are completed; and

•	at the Company’s option, either (a) $50 million aggregate principal amount of newly issued Floating Rate Senior Secured Notes due 2016 or (b) an aggregate cash payment of $50 million.

The Offer is more fully described in an Offering Memorandum and Disclosure Statement, dated November 14, 2011, which is filed herewith as Exhibit 99.1 and is incorporated herein by reference.

On November 14, 2011, the Company issued a press release announcing that it had initiated the Offer and received a commitment from Bank of Montreal for a new senior secured credit facility. A copy of the press release is filed herewith as Exhibit 99.2 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

Exhibit	Name of Document

Exhibit 99.1	Offering Memorandum and Disclosure Statement dated November 14, 2011.

Exhibit 99.2	Press Release dated November 14, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DUNE ENERGY, INC.

Date: November 14, 2011	By:	/s/ James A. Watt
Name: James A. Watt Title: Chief Executive Officer

Exhibit Index

Exhibit	Name of Document

Exhibit 99.1	Offering Memorandum and Disclosure Statement dated November 14, 2011.

Exhibit 99.2	Press Release dated November 14, 2011.

Exhibit 99.1

OFFERING MEMORANDUM

Dune Energy, Inc.

Offer to Exchange Relating to

Any and All of Its Outstanding 10 1/2% Senior Secured Notes due 2012 (CUSIP No. 265338 AC 7)

and Solicitation of Acceptances of a Prepackaged Plan of Reorganization

THE OFFER TO EXCHANGE, THE SOLICITATION OF ACCEPTANCES OF THE PREPACKAGED PLAN OF REORGANIZATION AND THE CONSENT SOLICITATION (AS DEFINED HEREIN) WILL EXPIRE IMMEDIATELY AFTER 11:59 PM, NEW YORK CITY TIME, ON DECEMBER 13, 2011, UNLESS EXTENDED OR EARLIER TERMINATED BY US (SUCH DATE AND TIME, AS THE SAME MAY BE EXTENDED, THE “EXPIRATION DATE”). TENDERS MAY BE WITHDRAWN AT ANY TIME BEFORE 11:59 P.M., NEW YORK CITY TIME, ON THE EXPIRATION DATE (SUCH DATE AND TIME, AS THE SAME MAY BE EXTENDED, THE “WITHDRAWAL DEADLINE”). HOLDERS OF OLD NOTES (AS DEFINED HEREIN) SHOULD REFER TO THE LETTER OF TRANSMITTAL INCLUDED HEREWITH AND THE BALLOTS ATTACHED HERETO AS APPENDIX D FOR INSTRUCTIONS ON HOW TO TENDER AND VOTE ON THE PLAN OF REORGANIZATION.

Upon the terms and subject to the conditions set forth in this offering memorandum, disclosure statement, consent solicitation and solicitation of acceptances (as it may be supplemented and amended from time to time, collectively, the “Offering Memorandum and Disclosure Statement”) of a prepackaged Plan of Reorganization, attached hereto as Appendix A (the “Plan of Reorganization”), and the related letter of transmittal, consent and power of attorney (the “Letter of Transmittal”) and ballot (the “Ballot”) for accepting or rejecting the Plan of Reorganization, as each may be amended from time to time, Dune Energy, Inc. (“Dune,” the “Company” or “we”) is offering in exchange for $300 million in aggregate principal amount of its 10 1/2% Senior Secured Notes due 2012 (the “Old Notes” or “Senior Secured Notes”) (i) an aggregate of approximately 251 million shares of its newly issued common stock, par value $0.001 per share (the “common stock”), (ii) an aggregate of 250,000 shares of its Series C Convertible Preferred Stock, par value $0.01 per share (the “New Preferred Stock”), which will automatically convert into an aggregate of approximately 3.537 billion shares of common stock at the Restructuring Time (as defined herein) and (iii) at our option, either (a) $50 million aggregate principal amount of newly issued Floating Rate Senior Secured Notes due 2016 (the “New Notes”) or (b) an aggregate cash payment of $50 million. For each $1,000 in principal amount of Old Notes, we are offering (i) 836.8739 shares of common stock, (ii) 0.833333 shares of New Preferred Stock and (iii) at our option, either (a) $166.67 aggregate principal amount of New Notes or (b) $166.67 in cash. All common stock, New Preferred Stock, New Notes and/or cash issued in exchange for Old Notes will be rounded as described herein. We refer to this exchange offer as the “Offer.” Concurrently with the Offer, we are soliciting from each registered holder of Old Notes as shown in the records maintained by the registrar for the Old Notes (each, an “Old Noteholder”) consents (the “Consents”) to certain proposed amendments (the “Proposed Amendments”) to (i) the Indenture, dated as of May 15, 2007, as supplemented (the “Indenture”), among the Company, the guarantors named therein and The Bank of New York, as Trustee and Collateral Agent (the “Trustee”), pursuant to which the Old Notes were issued, (ii) the related intercreditor agreement and (iii) the security documents thereunder.

The Offer is subject to several conditions as further described herein. If those conditions are not satisfied or waived, and Old Noteholders holding at least 66 2/3% in principal amount of Old Notes who actually vote, and a majority of the holders of Old Notes who actually vote, vote in favor of the Plan of Reorganization set forth herein, we may seek to file a Chapter 11 bankruptcy case to consummate the restructuring described herein. Pursuant to the bankruptcy Plan of Reorganization, all Old Noteholders would receive common stock and a payment of $50 million in the form of either New Notes or cash; provided that Old Noteholders holding at least 66 2/3% in principal amount of Old Notes who actually vote, and a majority of the Old Noteholders who actually vote, vote to accept the Plan of Reorganization and the other conditions to consummation of the Plan of Reorganization are satisfied. Only those parties who actually vote are counted for these purposes and therefore it is important that you provide the appropriate instruction to your broker, dealer, commercial bank, trust company or other nominee (each, a “Nominee”) to cast the appropriate vote on your behalf. By providing an instruction to your Nominee to participate in the Offer or vote to accept or reject the Plan of Reorganization, you are making certain certifications, as contained in the ballot, and agreeing to certain provisions contained in the Plan of Reorganization including exculpation, injunction and release provisions.

The Proposed Amendments for which Consents are being sought will eliminate substantially all of the restrictive covenants, certain events of default, the liens securing collateral on the Old Notes and the repurchase rights in the event of certain asset sales or changes of control and related provisions contained in the Indenture with respect to any Old Notes that remain outstanding after consummation of the Offer, as further described in this Offering Memorandum and Disclosure Statement.

You should consider the risk factors beginning on page 19 of this Offering Memorandum and Disclosure Statement before you decide whether to participate in the Offer and vote on the Plan of Reorganization.

The Offer is intended to be exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), with respect to the exchange of the Old Notes pursuant to the exemption from such registration contained in Section 3(a)(9) of the Securities Act. The Offer and the solicitation of acceptances of the Plan of Reorganization are exempt from state securities law requirements by virtue of Section 18(b)(4)(C) of the Securities Act.

The date of this Offering Memorandum and Disclosure Statement is November 14, 2011.

THIS SOLICITATION OF ACCEPTANCES OF THE PLAN OF REORGANIZATION IS BEING CONDUCTED TO OBTAIN SUFFICIENT ACCEPTANCES OF THE PLAN OF REORGANIZATION PRIOR TO THE FILING OF A VOLUNTARY CASE UNDER CHAPTER 11 OF TITLE 11 OF THE UNITED STATES CODE (THE “BANKRUPTCY CODE”). BECAUSE NO CHAPTER 11 CASE HAS YET BEEN COMMENCED, THIS OFFERING MEMORANDUM HAS NOT BEEN APPROVED BY ANY COURT AS CONTAINING ADEQUATE INFORMATION WITHIN THE MEANING OF SECTION 1125(A) OF THE BANKRUPTCY CODE. WE HAVE NOT AT THIS TIME TAKEN ANY ACTION APPROVING A BANKRUPTCY FILING AND, IF THE OFFER IS CONSUMMATED, WE WILL NOT COMMENCE A BANKRUPTCY FILING TO CONSUMMATE THE PLAN OF REORGANIZATION ATTACHED AS APPENDIX A HERETO.

Prior to tendering the Old Notes or voting on the Plan of Reorganization, Old Noteholders are encouraged to read and consider carefully this entire Offering Memorandum and Disclosure Statement, including the Plan of Reorganization attached hereto as Appendix A and the matters described in this Offering Memorandum and Disclosure Statement, the Letter of Transmittal and/or the Ballot.

In making a decision in connection with the Offer or the Plan of Reorganization, Old Noteholders must rely on their own examination of us and the terms of the Offer, the restructuring transactions and the Plan of Reorganization, including the merits and risks involved. Old Noteholders should not construe the contents of this Offering Memorandum and Disclosure Statement as providing any legal, business, financial or tax advice. Each Old Noteholder should consult with its own legal, business, financial and tax advisors with respect to any such matters concerning this Offering Memorandum and Disclosure Statement, the Offer, the Plan of Reorganization and the restructuring transactions contemplated thereby.

TABLE OF CONTENTS

NOTICE TO INVESTORS	iii
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS	v
INCORPORATION BY REFERENCE; ADDITIONAL INFORMATION	v
SUMMARY	1
RISK FACTORS	19
USE OF PROCEEDS	31
CAPITALIZATION	32
SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA	34
DESCRIPTION OF THE OFFER	35
PROPOSED AMENDMENTS	44
DESCRIPTION OF NEW NOTES	47
COMPARISON OF TERMS OF NOTES	87
DESCRIPTION OF NEW PREFERRED STOCK	90
RECAPITALIZATION AFTER THE OFFER	91
DESCRIPTION OF MATERIAL INDEBTEDNESS	92
DESCRIPTION OF CAPITAL STOCK	94
REGISTRATION RIGHTS	96
RESTRUCTURING SUPPORT AGREEMENTS	97
VOTING AGENT, EXCHANGE AGENT AND INFORMATION AGENT	98
THE PLAN OF REORGANIZATION	99
PROCEDURES FOR VOTING ON THE PLAN OF REORGANIZATION	142
CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS OF EXCHANGE OFFER	145
SECURITIES LAW MATTERS	160
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	161
PROJECTIONS OF CERTAIN FINANCIAL DATA FOLLOWING CONSUMMATION OF PLAN OF REORGANIZATION	A-1
LIQUIDATION ANALYSIS	B-1
PLAN OF REORGANIZATION	C-1
BALLOTS	D-1
FORM OF SUPPLEMENTAL INDENTURE FOR THE NOTES	E-1

You should rely only on the information contained in this Offering Memorandum and Disclosure Statement or to which this Offering Memorandum and Disclosure Statement refers you. We have not authorized anyone to provide you with different information. We are not making an offer of the common stock, New Preferred Stock or New Notes in any jurisdiction where such offers are not permitted. You should not assume that the information provided in this Offering Memorandum and Disclosure Statement is accurate as of any date other than the date of this Offering Memorandum and Disclosure Statement, or that the information incorporated by reference into this Offering Memorandum and Disclosure Statement is accurate as of any date other than the date of such information.

NOTICE TO INVESTORS

NONE OF THE COMPANY OR ANY OF ITS SUBSIDIARIES, THEIR RESPECTIVE BOARDS OF DIRECTORS, THE EXCHANGE AGENT, VOTING AGENT AND INFORMATION AGENT OR ANY OF THEIR RESPECTIVE AFFILIATES MAKES ANY RECOMMENDATION AS TO WHETHER OLD NOTEHOLDERS SHOULD EXCHANGE OLD NOTES FOR SHARES OF COMMON STOCK, NEW PREFERRED STOCK AND NEW NOTES OR CASH IN THE OFFER AND APPROVE THE PLAN OF REORGANIZATION.

The information contained in this Offering Memorandum and Disclosure Statement is as of the date of this Offering Memorandum and Disclosure Statement and is subject to change, completion or amendment without notice. Neither the delivery of this Offering Memorandum and Disclosure Statement at any time nor the offer, exchange or delivery of any security hereunder shall, under any circumstances, create any implication that there has been no change in the information set forth in this Offering Memorandum and Disclosure Statement or in our affairs since the date of this Offering Memorandum and Disclosure Statement.

No person is authorized in connection with the Offer to give any information or to make any representation not contained in this Offering Memorandum and Disclosure Statement, and, if given or made, such other information or representation must not be relied upon as having been authorized by us.

None of the Securities and Exchange Commission, or SEC, any other securities commission nor any other regulatory authority, has approved or disapproved the Offer, Plan of Reorganization or the New Notes nor have any of the foregoing authorities passed upon or endorsed the merits of the Offer or the accuracy or adequacy of this Offering Memorandum and Disclosure Statement. Any representation to the contrary is a criminal offense.

The Offer and solicitation of votes in respect of the Plan of Reorganization are being made on the basis of this Offering Memorandum and Disclosure Statement and are subject to the terms described in this Offering Memorandum and Disclosure Statement. Any decision to participate in the Offer and/or vote to accept or reject the Plan of Reorganization must be based on the information contained in this document. In making an investment decision, prospective investors must rely on their own examination of us and the terms of the Offer and Plan of Reorganization, including the merits and risks involved. Prospective investors should not construe anything in this Offering Memorandum and Disclosure Statement as legal, business or tax advice. Each prospective investor should consult its advisors as needed to make its investment decision and to determine whether it is legally permitted to participate in the Offer under applicable legal investment or similar laws or regulations.

Each prospective investor must comply with all applicable laws and regulations in force in any jurisdiction in which it participates in the Offer and accept or reject the Plan of Reorganization or possesses or distributes this Offering Memorandum and Disclosure Statement and must obtain any consent, approval or permission required by it for participation in the Offer under the laws and regulations in force in any jurisdiction to which it is subject, and neither we nor any of our representatives shall have any responsibility therefor.

We reserve the right to amend, modify or withdraw any of the Offer and Plan of Reorganization at any time and we reserve the right to reject any tender or vote, in whole or in part.

This Offering Memorandum and Disclosure Statement contains summaries believed to be accurate with respect to certain documents, but reference is made to the actual documents for complete information. All of those summaries are qualified in their entirety by this reference. Copies of documents referred to herein will be made available to prospective investors upon request to the Company.

This Offering Memorandum and Disclosure Statement, including the documents incorporated by reference herein, the related Letter of Transmittal and/or Ballot and the Plan of Reorganization contain important information that should be read before any decision is made with respect to an exchange of Old Notes or acceptance or rejection of the Plan of Reorganization.

The delivery of this Offering Memorandum and Disclosure Statement shall not under any circumstances create any implication that the information contained or incorporated by reference herein is correct as of any time subsequent to the date hereof or date thereof or that there has been no change in the information set forth or incorporated herein or in any attachments hereto or in our affairs or any of our subsidiaries or affiliates since the date hereof or date thereof.

Any New Notes issued pursuant to the Offer will initially be available in book-entry form only. We expect that the New Notes will be issued in the form of one or more registered global notes. The global notes will be deposited with, or on behalf of, DTC and registered in its name or in the name of Cede & Co., its nominee. Beneficial interests in the global notes will be shown on, and transfers of beneficial interests in the global notes will be effected only through, records maintained by DTC and its participants. After the initial issuance of the global notes, certificated notes will be issued in exchange for global notes only in the limited circumstances set forth in the applicable indenture governing the New Notes. See “Description of New Notes—Book-Entry, Delivery and Form.”

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Dune desires to take advantage of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. This Offering Memorandum and Disclosure Statement contains a number of forward-looking statements that reflect management’s current views and expectations with respect to our business, strategies, future results and events and financial performance. All statements made in this Offering Memorandum and Disclosure Statement other than statements of historical fact, including statements that address operating performance, events or developments that management expects or anticipates will or may occur in the future, including statements related to revenues, cash flow, profitability, adequacy of funds from operations, statements expressing general optimism about future operating results and non-historical information, are forward looking statements. In particular, the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “may,” “will,” “plan,” variations of such words, and similar expressions identify forward-looking statements, but are not the exclusive means of identifying such statements and their absence does not mean that the statement is not forward-looking. These forward-looking statements are subject to certain risks and uncertainties, including those discussed under “Risk Factors” starting on page 19 and elsewhere in this Offering Memorandum and Disclosure Statement. Our actual results, performance or achievements could differ materially from historical results as well as those expressed in, anticipated or implied by these forward-looking statements.

Readers should not place undue reliance on these forward-looking statements, which are based on management’s current expectations and projections about future events, are not guarantees of future performance, are subject to risks, uncertainties and assumptions (including, without limitation, those described herein) and apply only as of the date of this Offering Memorandum and Disclosure Statement. Our actual results, performance or achievements could differ materially from the results expressed in, or implied by, these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed below in “Risk Factors” starting on page 19 as well as those discussed elsewhere in this Offering Memorandum and Disclosure Statement, and the risks discussed in our press releases and other communications to stockholders issued by us from time to time which attempt to advise interested parties of the risks and factors that may affect our business. Except as may be required under the federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

INCORPORATION BY REFERENCE; ADDITIONAL INFORMATION

Dune files reports and information statements and other information with the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). You may read and copy any document Dune files with the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, DC 20549. You may also obtain copies of the same documents from the public reference room of the SEC in Washington by paying a fee. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Dune’s filings are also electronically available from the SEC’s Electronic Document Gathering and Retrieval System, which may be accessed at www.sec.gov, as well as from commercial document retrieval services.

Dune is “incorporating by reference” the information it files with the SEC into this Offering Memorandum and Disclosure Statement, which means that Dune is disclosing important information to you by referring you to those documents. Information that is incorporated by reference is an important part of this Offering Memorandum and Disclosure Statement. Certain information that Dune files after the date of this Offering Memorandum and Disclosure Statement with the SEC will automatically update and supersede the information included or incorporated by reference herein. Dune incorporates by reference into this Offering Memorandum and Disclosure Statement the documents listed below, which were filed with the SEC, and such documents form an integral part of this Offering Memorandum and Disclosure Statement:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2010;

•	Definitive Proxy Statement filed on April 29, 2011;

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2011, June 30, 2011 and September 30, 2011; and

•	Current Reports on Form 8-K filed on April 1, 2011, June 30, 2011, October 7, 2011 and November 4, 2011.

v

Dune is also incorporating by reference any future filings Dune makes with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Offering Memorandum and Disclosure Statement and prior to the expiration or termination of the Offer, except that, unless otherwise indicated, Dune is not incorporating any information furnished under Item 2.02 or Item 7.01 of any Current Report on Form 8-K. Any statement contained in this Offering Memorandum and Disclosure Statement or in a document (or part thereof) incorporated or considered to be incorporated by reference in this Offering Memorandum and Disclosure Statement shall be considered to be modified or superseded for purposes of this Offering Memorandum and Disclosure Statement to the extent that a statement contained in this Offering Memorandum and Disclosure Statement or in any other subsequently filed document (or part thereof) that is or is considered to be incorporated by reference in this Offering Memorandum and Disclosure Statement modifies or supersedes that statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. Any statement so modified or superseded shall not be considered, except as so modified or superseded, to constitute part of this Offering Memorandum and Disclosure Statement.

Copies of each of the documents incorporated by reference into this Offering Memorandum and Disclosure Statement (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing) may be obtained at no cost by contacting the information agent at its telephone number set forth on the back cover of this Offering Memorandum and Disclosure Statement.

SUMMARY

This summary highlights some basic information contained, or incorporated by reference, in this Offering Memorandum and Disclosure Statement to help you understand our business, the Offer and the Plan of Reorganization. It does not contain all of the information that is important to you. You should carefully read this Offering Memorandum and Disclosure Statement to understand fully the terms of the Offer and the Plan of Reorganization, as well as the information incorporated by reference herein. You should pay special attention to the information in the section entitled “Risk Factors” beginning on page 19 and the section entitled “Cautionary Statement Regarding Forward-Looking Statements.”

Unless stated otherwise, the discussion in this Offering Memorandum and Disclosure Statement of our business includes the business of Dune Energy, Inc. and its consolidated subsidiaries. Unless otherwise indicated or the context otherwise requires, “Dune,” “the Company,” “we,” “us” and “our” refer to Dune Energy, Inc. and its subsidiaries on a consolidated basis.

Overview

Through the consummation of the Offer or Plan of Reorganization, we intend to restructure our capital structure to improve our liquidity position and enhance our capital levels while providing adequate time to execute the business restructuring strategy. Upon the terms and subject to the conditions set forth in this Offering Memorandum and Disclosure Statement and the accompanying Letter of Transmittal and/or Ballot, we are offering to exchange the Old Notes for common stock, New Preferred Stock and, at our option, either New Notes or cash in the Offer, and we are soliciting Consents and acceptances of the Plan of Reorganization. At the Restructuring Time (as defined herein), the New Preferred Stock will automatically convert into shares of our common stock. Please read “Recapitalization After the Offer.”

In connection with the transactions contemplated by the Offer and the Plan of Reorganization, you may elect to (i) tender your Old Notes in the Offer and vote to accept the Plan of Reorganization, (ii) vote to reject the Plan of Reorganization without tendering Old Notes or (iii) take no action with respect to the Offer and thereby reject the Plan of Reorganization. In the event that you choose to take no action with respect to the Offer and the Plan of Reorganization, you will be deemed to have rejected the Offer and will have no bearing on the approval of the Plan of Reorganization.

If we consummate the Offer, tendering Old Noteholders will receive the consideration described in this Offering Memorandum and Disclosure Statement.

If we do not consummate the Offer and elect to proceed with a restructuring under the Plan of Reorganization, all Old Noteholders will receive the treatment provided in the Plan of Reorganization upon approval and consummation of the Plan of Reorganization.

If the Offer is not consummated and the Plan of Reorganization is not accepted, the Company expects that it will likely be necessary to file for bankruptcy protection without the benefit of an agreed plan of reorganization, which may require significant and accelerated asset liquidations. No decision has been made by the Company’s board of directors to file petitions for relief under the Bankruptcy Code.

Our Business

Dune Energy, Inc. is an independent energy company based in Houston, Texas. We were formed in 1998 and since May of 2004, we have been engaged in the exploration, development, acquisition and exploitation of crude oil and natural gas properties, with interests along the Louisiana/Texas Gulf Coast. Our properties cover over 85,000 gross acres across 22 producing oil and natural gas fields.

Background

During the second quarter of 2011, our current liabilities increased materially and exceeded our current assets. The primary reason for this significant change was the movement into the current maturity category of our $40.0 million term loan facility due March 15, 2012 and our $296.8 million of Old Notes, net of discount of $3.2 million. As of September 30, 2011, our total assets were approximately $271.2 million. Given our current outlook, we determined that we may be unable to pay the term loan facility and Old Notes upon maturity. Accordingly, there is substantial doubt about our ability to continue as a going concern.

Our business has historically relied on the development of oil and natural gas properties, which are highly speculative and can take long periods of time and substantial capital to develop. On July 5, 2011, we announced that the ORX SL 214 #1 well at Garden Island Bay, Plaquemines Parish, Louisiana, of which we own a 15% working interest, had been abandoned and left capable for deepening or sidetracking operations at a later time. A large portion of our 2011 budget was dependent on the success of this well. Our current highly leveraged position has created a significant impediment to our continued development of this well and others that we operate.

Business Restructuring Strategy

The Company and its board of directors, in consultation with its advisors, continue to develop and execute the Company’s business restructuring strategy, which has the following objectives:

Grow Through Exploitation, Development and Exploration of Our Properties. Our primary focus will continue to be the development and exploration efforts in our Gulf Coast properties. We believe that our properties and acreage position will allow us to grow organically through low risk drilling in the near term, as this property set continues to present attractive opportunities to expand our reserve base through workovers and recompletions, field extensions, delineating deeper formations within existing fields and higher risk/higher reward exploratory drilling. In addition, we will constantly review, rationalize and “high-grade” our properties in order to optimize our existing asset base.

Actively Manage the Risks and Rewards of Our Drilling Program. Our strategy is to increase our oil and natural gas reserves and production while keeping our finding and development costs and operating costs (on a per Mcf equivalent (Mcfe) basis) competitive with our industry peers. We will implement this strategy through drilling exploratory and development wells from our inventory of available prospects that we have evaluated for geologic and mechanical risk and future reserve or resource potential. Our drilling program will contain some higher risk/higher reserve potential opportunities as well as some lower risk/lower reserve potential opportunities in order to achieve a balanced program of reserve and production growth.

Maintain and Utilize State of the Art Technological Expertise. We expect to maintain and utilize our technical and operations teams’ knowledge of salt-dome structures and multiple stacked producing zones common in the Gulf Coast to enhance our growth prospects and reserve potential. We employ technical advancements, including 3-D seismic data and Pre-Stack depth and Reverse-Time migration to identify and exploit new opportunities in our asset base. We also employ the latest directional drilling, completion and fracturing technology in our wells to enhance recoverability and accelerate cash flows.

Pursue Opportunistic Acquisitions of Underdeveloped Properties. We continually review opportunities to acquire producing properties, leasehold acreage and drilling prospects that are in core operating areas and require a minimum of initial upfront capital. We are also seeking to acquire operational control of properties that we believe have a solid proved reserves base coupled with significant exploitation and exploration potential. Nevertheless, while we will continue to evaluate acquisition opportunities that we believe will further enhance our operations and reserves in a cost effective manner, our principal efforts in 2011 have been and will be on exploiting our existing asset base.

By successfully implementing its business restructuring strategy, the Company’s goal is to restructure its balance sheet in a manner that will provide it the ability to access the upside of its asset base.

Restructuring Plan

The Company’s principal objective in restructuring its capital structure as described herein (the “Restructuring Plan”) is to significantly improve the Company’s free cash flow, reduce its debt service expense and strengthen its balance sheet by retiring the Old Notes. The Company believes that the Restructuring Plan, whether implemented through the Offer or through the Plan of Reorganization:

•	significantly reduces leverage by lowering the Company’s aggregate debt balance;

•	provides a sufficient period of time to implement a revised business plan and continue to develop existing properties before the Company faces significant debt maturities;

•	minimizes business disruptions by limiting uncertainty as to the viability of the Company as a going concern and the period of time during which the Company is subject to such uncertainty;

•	offers consideration based on position in the existing capital structure; and

•	provides significantly higher value for the Company than a liquidation or bankruptcy filing without a prearranged or prepackaged plan of reorganization.

The principal elements of the Restructuring Plan include:

•

conducting the Offer and soliciting of acceptances of the Plan of Reorganization so that, after the Expiration Date, we may determine based on the participation rate in the Offer and other circumstances at the time, whether it is in the best interests of the Company and its stakeholders to consummate the Offer or to file for bankruptcy and seek confirmation of the Plan of Reorganization;

•	negotiating a new credit facility to provide additional liquidity; and

•	if the Offer is consummated, taking the steps necessary to effectuate the Recapitalization described below.

Upon successful implementation of the Restructuring Plan, whether through the Offer or the Plan of Reorganization, the Company believes it will be better positioned to continue its efforts to conduct its business effectively.

Recapitalization

If we consummate the Offer, tendering Old Noteholders will receive the consideration described in this Offering Memorandum and Disclosure Statement. Immediately thereafter, we will effectuate certain recapitalization transactions (the “Recapitalization”). Following the consummation of the Recapitalization, assuming 100% participation in the Offer and subject to dilution by certain employee compensation plans, we will have only common stock and no preferred stock issued and outstanding, and current holders of the Old Notes will hold 97.25% of the equity and voting power of the Company, holders of our currently outstanding Preferred Stock will hold 1.5% of the equity and voting power of the Company, and holders of our currently outstanding common stock will hold 1.25% of the equity and voting power of the Company. For more information, see “Recapitalization After the Offer” and “Risk Factors — Risks Related to the Recapitalization.”

Summary Comparison of Treatment in the Offer and the Plan of Reorganization

Under the Offer, each Old Noteholder who validly tenders its Old Notes (without validly withdrawing such Old Notes) will receive in exchange for each $1,000 aggregate principal amount of Old Notes: (i) 836.8739 shares of our newly issued common stock; (ii) 0.833333 shares of New Preferred Stock, each whole share of which will automatically convert into 14,149.595545 shares of our common stock at the Restructuring Time; and (iii) at our option, either $166.67 aggregate principal amount of New Notes or $166.67 in cash. No fractional consideration will be issued in exchange for Old Notes tendered into the Offer. Any fractional shares of common stock, shares of New Preferred Stock, New Notes or cash will be rounded to the nearest whole share or dollar as applicable, with amounts of 0.5 or more being rounded up to the next nearest whole share or dollar, as applicable, and amounts of less than 0.5 being rounded down. If we obtain alternative financing on terms and conditions acceptable to us and the holders of a majority in aggregate principal amount of the Old Notes (the “Consenting Old Noteholders”) party to a restructuring support agreement dated as of October 6, 2011 (the “Noteholder Restructuring Support Agreement”) to (a) refinance our existing secured credit agreement, (b) fund our ongoing operations and (c) pay Old Noteholders an aggregate amount of $50 million in cash, each Old Noteholder will receive its pro rata share of $50 million in cash under the Offer, rather than New Notes. In the event that a sufficient loan commitment amount on terms and conditions acceptable to us and the Consenting Old Noteholders is not received, the Old Noteholders will receive their pro rata share of the $50 million in aggregate principal amount of New Notes. Please read “Description of the Offer” and “Recapitalization After the Offer.”

Under the Plan of Reorganization, the Old Noteholders will receive shares of common stock and, depending on whether we receive the sufficient loan commitment amount described above, either (i) New Notes or (ii) an aggregate cash payment of $50 million. Please read “The Plan of Reorganization.”

The Offer

Consummation of the Restructuring Plan through the Offer provides several benefits, including:

•	an immediate solution to our near term liquidity issues;

•	different, and in some instances, more desirable, consideration for Old Noteholders; and

•	ability to effectuate the restructuring in a short period of time.

Consummating the Offer also avoids the potential need to seek bankruptcy protection and the related costs and disruptions. These costs could be material and may include:

•	direct costs of bankruptcy, including fees paid to a trustee (if one were to be appointed) and to attorneys and other professionals; and

•	costs of terminations of defaulted borrowing facilities.

Additionally, a bankruptcy filing could have other effects on our business that are more difficult to measure, including indirect costs.

Other considerations related to the Offer include:

•	the possibility that not all Old Noteholders may tender their Old Notes into the Offer, resulting in less than all of the Old Notes being extinguished;

•	the obligation to make principal payments on Old Notes that are not exchanged on a less desirable maturity schedule; and

•	the need to effectuate the Recapitalization if we consummate the Offer in order to streamline our capital structure.

The Plan of Reorganization

If the Offer is not consummated, but the Old Noteholders and holders of the Company’s 10% Senior Redeemable Convertible Preferred Stock, par value $0.001 per share (the “Old Preferred Stock”) accept the Plan of Reorganization in the requisite amounts, consummation of the Restructuring Plan through the Plan of Reorganization provides several benefits, including:

•

providing for the same treatment of all holders of claims and interests in the same class whether or not they vote to accept the Plan of Reorganization, thereby resolving our near term liquidity issues without the “holdout” problem presented by the Offer in connection with Old Noteholders that do not participate in the Offer; and

•	eliminating the need to effectuate the Recapitalization following consummation of the Offer in order to provide Old Noteholders with shares of the Company’s common stock.

Other considerations with respect to the Plan of Reorganization include:

•	possible disruptions to our business, employees and customers and the increased time required to consummate a restructuring on an expedited basis;

•	reputational damage resulting from the filing of a bankruptcy case.

Effects of Bankruptcy Filing without an Approved Plan of Reorganization

It is the Company’s intention to pursue its Restructuring Plan through the Offer or the Plan of Reorganization. If, however, the Offer is not consummated and the Plan of Reorganization is not approved, the Company expects that it will likely be necessary to file for bankruptcy protection, without the benefit of an agreed plan of reorganization, or liquidate Dune. In the event of a bankruptcy filing without an agreed plan of reorganization, we would likely be subject to a lengthy and costly bankruptcy process and we believe such a filing would cause substantial damage to our business and reputation. In addition, such a bankruptcy filing could present obstacles to conducting our business. Furthermore, lenders and other partners could seek to terminate their relationships with us, require financial assurances or enhanced returns, or refuse to provide credit on the same terms as prior to a bankruptcy filing.

Conditions to the Consummation of the Offer

We have entered into the Noteholder Restructuring Support Agreement with certain Old Noteholders who, in the aggregate, hold approximately 95% of the outstanding principal amount of the Old Notes, and who have agreed, among other things, to tender their Old Notes in the Offer and thereby consent to the Proposed Amendments, subject to the conditions provided therein, and their consents are irrevocable except under specified conditions.

We have also entered into a restructuring support agreement with UBS Securities LLC (“UBS”), a holder of 64% of the Old Preferred Stock (the “Preferred Stock Restructuring Support Agreement”). Pursuant to the Preferred Stock Restructuring Support Agreement, UBS has agreed to consent to all actions required to be taken to effectuate the Restructuring Plan.

The Company’s obligation to accept and exchange any Old Notes validly tendered (and not validly withdrawn) pursuant to the Offer is conditioned, among other things, upon:

(i)	holders of not less than 98% in aggregate principal amount of the Old Notes having validly tendered (and not validly withdrawn) their Old Notes into the Offer (the “Minimum Condition”);

(ii)

receipt by the Company from the holders of at least 66 2/3% of the issued and outstanding shares of our Old Preferred Stock of (A) approval of the terms of the Offer and (B) written consent to amend the certificate of designation of our Old Preferred Stock to provide for the automatic conversion of the Old Preferred Stock into an aggregate of 58,433,825 shares of common stock and an aggregate cash payment of $4.0 million;

(iii)	receipt by the Company from the tendering holders of Old Notes of powers of attorney representing the right to execute written consents in respect of not less than a majority of the issued and outstanding shares of our common stock (after giving effect to the consummation of the Offer) for the purpose of approving the Charter Amendments, as described below (which condition may not be waived by us without the written consent of the holders of more than two-thirds in principal amount of the Old Notes);

(iv)	consents with respect to at least 75% of the aggregate principal amount of the Old Notes approving the Proposed Amendments having been delivered and not revoked prior to the Expiration Date in connection with the Consent Solicitation described below;

(v)	all conditions precedent under the Noteholder Restructuring Support Agreement to the closing of the Offer and the support for the Offer by the holders party to the Noteholder Restructuring Support Agreement shall have been satisfied or waived by the holders in accordance with the terms of the Noteholder Restructuring Support Agreement (the “RSA Condition”). As provided by the terms of the Noteholder Restructuring Support Agreement, the RSA Condition may not be waived by us in whole or in part unless the holders of more than two-thirds in principal amount of the Old Notes that are subject to the Noteholder Restructuring Support Agreement provide their prior written consent to such waiver; provided that written consent by each Old Noteholder party thereto shall be required for any amendment, modification, waiver or supplement that materially and adversely (i) affects the economic terms set forth in Noteholder Restructuring Support Agreement or (ii) treats an Old Noteholder that is a party to the Noteholder Restructuring Support Agreement economically differently from other Old Noteholders party thereto. See “Restructuring Support Agreement.”

Condition Subsequent to Consummation of the Offer

Because the Company does not currently have sufficient authorized shares of common stock available under its certificate of incorporation to effectuate the Recapitalization, the Recapitalization is conditioned upon the receipt of written consents of the holders of a majority of the common stock approving: (i) an increase in the authorized shares of our common stock to 4,200,000,000, (ii) an amendment to the certificate of designations of our Old Preferred Stock to provide for the automatic conversion of the Old Preferred Stock into an aggregate of 58,433,825 shares of common stock and an aggregate cash payment of $4.0 million, (iii) a reverse split of our common stock on a 1-for-100 basis (i.e. each stockholder will receive 1 share of common stock for each 100 shares owned immediately prior to the reverse split) and (iv) such other matters as may be to be necessary or appropriate to effect the Recapitalization (collectively, the “Charter Amendments”). By submitting its Letter of Transmittal, each tendering Old Noteholder will also grant a power of attorney in favor of James A. Watt and Frank T. Smith, Jr., and each of them, to execute a written consent of common stockholders to approve the Charter Amendments. Immediately after the consummation of the Offer, the Company will take any actions necessary to effect the Charter Amendments. In the event that the condition subsequent is not satisfied and the Charter Amendments have not become effective by the close of business on the date of the consummation of the Offer, unless such condition subsequent has been waived in writing by the tendering holders of two-thirds in principal amount of the Old Notes, the Offer shall be deemed invalidated and the transactions effected pursuant to the Offer shall be immediately unwound.

Conditions to the Consummation of the Plan of Reorganization

Under the Plan of Reorganization, a class of claims is deemed to accept their treatment under a plan if 66 2/3% in amount and more than 50% in number of the claims voting on the Plan of Reorganization vote to accept it. Under the Plan of Reorganization, a class of equity security holders is deemed to accept their treatment under a plan if 66 2/3% in amount of such equity security interest voting on the Plan of Reorganization votes to accept it. The Plan of Reorganization contemplates that the Company and its subsidiaries would be joint plan proponents and all would commence bankruptcy cases.

Subject to waiver as permitted by the Plan of Reorganization and applicable law, confirmation of the Plan of Reorganization is conditioned on (i) the bankruptcy court having entered the confirmation order in form and substance reasonably acceptable to the Debtors and the Majority Consenting Noteholders (each as defined under the plan), (ii) the plan being in form and substance reasonably acceptable to the Majority Consenting Noteholders and (iii) all documentation related the plan and the plan supplement being in form and substance reasonably acceptable to the Majority Consenting Noteholders.

Board of Directors

Immediately following the Recapitalization, our Board of Directors will be comprised of seven members, one of whom will be our current President and Chief Executive Officer and six of whom will be designated by the Old Noteholders tendering their Old Notes in the Offer.

Our Business Post-Restructuring Plan

Following the consummation of the Offer or the Plan of Reorganization, the Company will continue to pursue its broader business restructuring strategy. The Restructuring Plan, whether implemented through the Offer or the Plan of Reorganization, will significantly enhance Dune’s capital structure and liquidity position.

The reduction in annual cash interest payments from the current level of approximately $37 million to approximately $5 million will dramatically increase the available cash for investment in our property base. Beginning in 2012, we anticipate initiating a proved undeveloped, or PUD, drilling program in our Garden Island Bay field that has been on hold due to capital constraints. Further we expect to initiate drilling operations on the significant prospect inventory of low risk exploratory tests within Garden Island Bay field. We also plan to increase our drilling and exploratory activity with joint venture partnerships in our Bateman Lake and Leeville fields. We expect these activities to both increase our production volumes and provide for a significant decrease in overall lease operating expense in these three fields on a unit of production basis, as there is a significant fixed cost component associated with working each of these fields due to their location.

The Company will be further positioned to begin adding new prospective areas for development and drilling activity within our core asset base and seek acquisition opportunities to provide additional reserve and production growth for the company.

Other Recent Developments

Entry into New Credit Facility

The Company is currently negotiating with a financial institution to provide a secured revolving credit facility (the “New Credit Facility”). Under the anticipated terms of the New Credit Facility, the availability of loans under the New Credit Facility will be limited by the Company’s borrowing base, which initially is expected to be $63.0 million, and the letters of credit and proceeds of loans under the New Credit Facility can only be used to fund the cash portion of the Restructuring or refinancing indebtedness under the Wayzata Term Loan, for the acquisition and development of oil and natural gas properties and for general corporate purposes. The obligations of the Company under the New Credit Facility are expected to be guaranteed by its domestic subsidiaries. The Company’s interest on borrowings is expected to be priced at LIBOR plus a margin or, at the Company’s option, a domestic bank rate plus a margin, subject to certain adjustments. We cannot assure you that we will be able to enter into the New Credit Facility on these terms or at all. Please read “Description of Material Indebtedness.”

SUMMARY OF THE OFFER

Offer	We are offering in exchange for $300.0 million in aggregate principal amount of our 10 1/2% Senior Secured Notes due 2012:

•	an aggregate of approximately 251 million shares of our newly issued common stock, par value $0.001 per share;

•

an aggregate of 250,000 shares of our New Preferred Stock, which will automatically convert into an aggregate of approximately 3.537 billion shares of our common stock at the Restructuring Time (as defined herein); and

•

at our option, either $50.0 million aggregate principal amount of New Notes or an aggregate of $50.0 million in cash. If we receive a sufficient loan commitment amount on terms and conditions acceptable to us and the Consenting Old Noteholders to (a) refinance our existing secured credit agreement, (b) fund our ongoing operations and (c) pay Old Noteholders an aggregate amount of $50 million in cash, each Old Noteholder will receive their pro rata share of $50 million in cash under the Offer, rather than New Notes. In the event that a sufficient loan commitment amount on terms and conditions acceptable to us and the Consenting Old Noteholders is not received, the Old Noteholders will receive their pro rata share of New Notes in an aggregate principal amount of $50 million.

For each $1,000 in principal amount of Old Notes, we are offering (i) 836.8739 shares of common stock, (ii) 0.833333 shares of New Preferred Stock and (iii) at our option, either (a) $166.67 aggregate principal amount of New Notes or (b) $166.67 in cash.

Please read “Recapitalization After the Offer.”

If you choose not to tender your Old Notes into the Offer, or if you withdraw Old Notes previously tendered prior to the Withdrawal Deadline, you may vote separately in favor of or against the Plan of Reorganization on the Ballot.

None of Dune, its subsidiaries, their respective boards of directors, the exchange agent and the information agent or any of their respective affiliates makes any recommendation as to whether Old Noteholders should exchange Old Notes for shares of common stock, New Preferred Stock and New Notes or cash in the Offer.

Consideration

If you tender your Old Notes and we consummate the Offer, you will receive the consideration set forth on the cover page of this Offering Memorandum and Disclosure Statement. Upon consummation of the Offer, each Old Noteholder who has validly tendered its Old Notes (without validly withdrawing such Old Notes) will receive in exchange for each $1,000 aggregate principal amount of Old Notes: (i) 836.8739 shares of our newly issued common stock; (ii) 0.833333 shares of our New Preferred Stock, each whole share of which will automatically convert into 14,149.595545 shares of our common stock at the Restructuring Time; and (iii) at our option, either $166.67 aggregate principal amount of New Notes or $166.67 in cash.

No fractional consideration will be issued in exchange for Old Notes tendered into the Offer. Any fractional shares of common stock, shares of New Preferred Stock, New Notes or cash will be rounded to the nearest whole share or dollar as applicable, with amounts of 0.5 or more being rounded up to the next nearest whole share or dollar, as applicable, and amounts of less than 0.5 being rounded down.

Please read “Recapitalization After the Offer.”

Accrued and Unpaid Interest on Old Notes Accepted in the Offer	Old Noteholders that tender their notes in the Offer will not receive any additional consideration for accrued and unpaid interest in respect of their tendered Old Notes.

Expiration Date	The Offer will expire immediately after 11:59 p.m., New York City time, on December 13, 2011, unless extended by us with respect to the Old Notes (such date and time, as the same may be extended, the “Expiration Date”). We, in our absolute discretion, may extend the Expiration Date for any purpose, in accordance with applicable securities laws, including in order to permit the satisfaction or waiver of any or all conditions to the Offer.

Consent Solicitation	Upon the terms and subject to the conditions described herein, we are soliciting consents from the registered holders of the Old Notes as shown in the records maintained by the registrar for the Old Notes to the Proposed Amendments to the Indenture, which would eliminate substantially all of the restrictive covenants, the liens securing collateral on the Old Notes, certain events of default and repurchase rights in the event of certain asset sales or changes in control and related provisions contained in the Indenture with respect to any Old Notes that remain outstanding after consummation of the Offer. Each Old Noteholder that wants to tender Old Notes pursuant to the Offer must deliver its consent to the Proposed Amendments. Each Old Noteholder that validly tendered (and not validly withdrawn) its Old Notes will be deemed to have validly delivered its consent. Old Noteholders may not validly tender consent without validly tendering their Old Notes, and Old Noteholders may not validly revoke consent without validly withdrawing previously tendered Old Notes to which such consents relate.

Please read “Description of the Offer,” “Certain Significant Considerations” and “Proposed Amendments.”

Settlement Date	The Settlement Date of the Offer will be promptly following the Expiration Date.

Withdrawal of Tenders; Revocation of Consents

You may withdraw the tender of your Old Notes and revoke your consents at any time before 11:59 p.m., New York City time, on the Withdrawal Deadline by submitting a notice of withdrawal to the exchange agent using DTC’s ATOP (as defined below) procedures and/or upon compliance with the other procedures described herein.

Any Old Note withdrawn pursuant to the terms of the Offer shall not thereafter be considered tendered for any purpose unless and until such Old Note is again tendered pursuant to this Offer.

Conditions to the Offer	The Company’s obligation to accept, and exchange, any Old Notes validly tendered (and not validly withdrawn) pursuant to the Offer is conditioned, among other things, upon: (i) holders of not less than 98% in aggregate principal amount of the Old Notes having validly tendered (and not validly withdrawn) their Old Notes into the Offer; (ii) receipt by the Company from the holders of at least 66 2/3% of the issued and outstanding shares of our Old Preferred Stock of (A) approval of the terms of the Offer and (B) written consent to amend the certificate of designation of our Old Preferred Stock to provide for the automatic conversion of the Old Preferred Stock into an aggregate of 58,433,825 shares of common stock and an aggregate cash payment of $4.0 million; (iii) receipt by the Company from the tendering holders of Old Notes of powers of attorney representing the right to execute written consents in respect of not less than a majority of the issued and outstanding shares of our common stock (after giving effect to the consummation of the Offer) for the purpose of approving the Charter Amendments (which condition may not be waived by us without the written consent of the holders of more than two-thirds in principal amount of the Old Notes); (iv) consents with respect to at least 75% of the aggregate principal amount of the Old Notes approving the Proposed Amendments having been delivered and not revoked prior to the Expiration Date in connection with the Consent Solicitation described below; and (v) all conditions precedent under the Noteholder Restructuring Support Agreement to the closing of the Offer and the support for the Offer by the holders party to the Noteholder Restructuring Support Agreement shall have been satisfied or waived by the holders in accordance with the terms of the Noteholder Restructuring Support Agreement. As provided by the terms of the Noteholder Restructuring Support Agreement, the RSA Condition may not be waived by us in whole or in part unless the holders of more than two-thirds in principal amount of the Old Notes that are subject to the Noteholder Restructuring Support Agreement provide their prior written consent to such waiver; provided that written consent by each Old Noteholder party thereto shall be required for any amendment, modification, waiver or supplement that (i) materially and adversely affects the economic terms set forth in Noteholder Restructuring Support Agreement or (ii) treats an Old Noteholder that is a party to the Noteholder Restructuring Support Agreement economically differently from other Old Noteholders party thereto.

See “Description of the Offer—Conditions to the Offer.”

Condition Subsequent to

Consummation of the Offer	Because the Company does not currently have sufficient authorized shares of common stock available under its certificate of incorporation to effectuate the Recapitalization, the Recapitalization is conditioned upon the receipt of written consents of the holders of a majority of the common stock approving: (i) an increase in the authorized shares of our common stock and (ii) an amendment to the certificate of designation of our Old Preferred Stock to provide for the automatic conversion of the Old Preferred Stock into an aggregate of 58,433,825 shares of common stock and an aggregate cash payment of $4.0 million. By submitting its Letter of Transmittal, each tendering Old Noteholder will also grant a power of attorney in favor of James A. Watt and Frank T. Smith, Jr., and each of them, to execute the Written Consent of Common Stockholders to approve the Charter Amendments. Immediately after the consummation of the Offer, the Company will take any actions necessary to effect the Charter Amendments. In the event that the condition subsequent is not satisfied and the Charter Amendments have not become effective by the close of business on the date of the consummation of the Offer, unless such condition subsequent has been waived in writing by the tendering holders of two-thirds in principal amount of the Old Notes, the Offer shall be deemed invalidated and the transactions effected pursuant to the Offer shall be immediately unwound.

Restructuring Support Agreements	As described above, we have entered into the Noteholder Restructuring Support Agreement with holders of approximately 95% of the outstanding principal amount of the Old Notes. Pursuant to the Noteholder Restructuring Support Agreement, these Old Noteholders have agreed, among other things, to tender their Old Notes in the Offer and to thereby consent to the Proposed Amendments, subject to the conditions provided therein, and their consents are irrevocable except under specified conditions.

We have also entered into the Preferred Stock Restructuring Support Agreement, pursuant to which UBS has agreed to consent to all actions required to be taken to effectuate the Restructuring Plan.

Procedures for Tendering	If you wish to participate in the Offer and your Old Notes are held by a custodial entity, such as a bank, broker, dealer, trust company or other nominee, you must instruct that custodial entity to tender your Old Notes on your behalf pursuant to the procedures of that custodial entity. If your Old Notes are registered in your name, you must complete, sign and date the accompanying Letter of Transmittal, or a facsimile of the Letter of Transmittal, according to the instructions contained in this Offering Memorandum and Disclosure Statement and the Letter of Transmittal. See “Description of the Offer—Procedures for Tendering Old Notes.”

Consequences of Failure to Tender	If the Offer is consummated, claims with respect to any Old Notes not tendered in the Offer will be effectively subordinated to claims with respect to any New Notes. For a description of the consequences of failing to exchange your Old Notes in this case, see “Risk Factors—Risks to Holders of Non-Tendered Old Notes.”

If the conditions to the Offer are not satisfied or waived, to the extent waivable, by the Expiration Date, the Company may pursue consummating the Plan of Reorganization if approved by the Old Noteholders holding at least 66 2/3% in principal amount of Old Notes who actually vote, and a majority of the holders of Old Notes who actually vote. Although the Company would seek authorization from the Bankruptcy Court on the petition date to allow it to continue operating in the ordinary course of business there can be no assurance that the bankruptcy case would not disrupt operations or cause the Company to lose revenue. No decision has been made by the board of directors of the Company to file petitions for relief under Chapter 11 of the Bankruptcy Code.

Use of Proceeds	We will not receive any cash proceeds in the Offer.

Registration Rights	The common stock, New Preferred Stock and New Notes, if any, issued in exchange for the Old Notes will be exempt from registration under Section 3(a)(9) under the Securities Act. Certain holders of the common stock issuable in exchange for the Old Notes and the common stock issued upon conversion of the New Preferred Stock will be have registration rights granted under a Registration Rights Agreement. Please read “Registration Rights.”

Taxation	For a summary of the material U.S. federal income tax consequences of the Offer, see “Certain U.S. Federal Income Tax Consequences.”

Exchange Agent, Information Agent and Voting Agent	Global Bondholder Services Corporation is the exchange agent for the Offer, the voting agent (the “Voting Agent”) for the Plan of Reorganization and the information agent for retail investors for the Offer and the Plan of Reorganization. The addresses and telephone numbers of Global Bondholder Services Corporation are listed on the back cover page of this Offering Memorandum and Disclosure Statement.

SUMMARY OF THE CONSENT SOLICITATION

This summary highlights the more detailed information found elsewhere in this Offering Memorandum and Disclosure Statement, and you should read the entire Offering Memorandum and Disclosure Statement carefully.

The Consent Solicitation	We are soliciting consents from the Old Noteholders to the Proposed Amendments as a single proposal.

The tender of Old Notes pursuant to the Offer and in accordance with the procedures described in this Offering Memorandum and Disclosure Statement and the accompanying Letter of Transmittal (collectively, the “Offer Documents”) will be deemed to automatically constitute delivery of a consent to the Proposed Amendments with respect to the Old Notes tendered by such Old Noteholder.

Proposed Amendments	The Proposed Amendments will amend the Indenture to eliminate or amend substantially all of the restrictive covenants, and modify certain of the events of default and various other provisions, contained in the Indenture, the related intercreditor agreement and the security documents thereunder. The Proposed Amendments include, among other things, the removal, or amendment, of covenants regarding:

•	payment of taxes;

•	delivery of certificates;

•	reports;

•	stay, extension and usury laws;

•	restricted payments;

•	transactions with affiliates;

•	incurrence of additional indebtedness;

•	dividends and other payment restrictions affecting subsidiaries;

•	additional guarantees;

•	creation of liens;

•	conduct of business;

•	payments for consent;

•	impairment of security interests;

•	real estate mortgages and filings;

•	oil and gas mortgages and filings;

•	leasehold mortgages and filings;

•	other collateral; and

•	issuance and sale of capital stock of restricted subsidiaries.

In addition, the Proposed Amendments include the removal of certain conditions to the merger or consolidation of the Company and its Restricted Subsidiaries, and the removal of certain events of default, including, but not limited to, events of default arising as a result of:

•	any failure to comply with certain covenants and obligations in the Indenture and the Old Notes (other than defaults in the payment of principal and interest);

•	any default in the payment of other indebtedness or the acceleration of other indebtedness;

•	any final judgment;

•	certain bankruptcy events; and

•	collateral agreements ceasing to be in force and effect or contesting any collateral agreement.

The Proposed Amendments will also terminate the security documents that secure the obligations under the Old Notes, and the intercreditor agreement relating thereto.

For a detailed discussion of the Proposed Amendments, see “The Proposed Amendments.”

Consent Vote Required	The Exchange Agent and Information Agent must receive unrevoked consents representing at least 75% of the aggregate principal amount of the Old Notes for the Proposed Amendments to be approved. The Proposed Amendments will be effective upon execution of a supplemental indenture governing the Old Notes giving effect to the Proposed Amendments if all conditions precedent to the Offer have been satisfied or validly waived, to the extent waivable, and we have irrevocably accepted for exchange in the Offer all validly tendered Old Notes (other than those Old Notes that have been validly withdrawn) and have consummated the Offer.

Revocation of Consents	Tendering Old Noteholders may not revoke their consents to the Proposed Amendments without withdrawing the previously tendered Old Notes to which such consents relate. An Old Noteholder who withdraws tendered Old Notes will be deemed to have revoked its consent to the Proposed Amendments with respect to all such Old Notes unless such Holder subsequently re-tenders such Old Notes pursuant to the Offer before the Expiration Date.

SUMMARY OF THE PLAN OF REORGANIZATION

If we for any reason determine that it would be more advantageous or expeditious, we may seek to effectuate the restructuring transactions by filing a voluntary petition for relief under Chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court in which the Chapter 11 Cases are filed (the “Bankruptcy Court”) and seek Bankruptcy Court approval of the restructuring transactions through confirmation of the Plan of Reorganization.

To facilitate court approval of the in-court alternative, we are simultaneously soliciting acceptances of the Plan of Reorganization, a copy of which is attached hereto as Appendix C. In the event a Chapter 11 case is commenced and we determine that it is appropriate, we would use the acceptances of the Plan of Reorganization secured through the solicitation of acceptances to obtain Bankruptcy Court approval of the Plan of Reorganization and effectuate the restructuring transactions. The Plan of Reorganization, if approved, would result in Old Noteholders and other claimants and interest holders receiving the treatment set forth below and in the Plan of Reorganization, which treatment differs in certain material respects from the consideration provided by the Offer. For purposes of this Summary of the Plan of Reorganization, all capitalized terms have the meaning described in the Plan of Reorganization which is Appendix A to this Offering Memorandum and Disclosure Statement.

WE HAVE NOT MADE ANY DECISION AT THIS TIME TO COMMENCE ANY CHAPTER 11 CASES, AND RESERVE ALL OF OUR RIGHTS TO PURSUE ANY AND ALL OF OUR STRATEGIC ALTERNATIVES IN THE EVENT THE OUT-OF-COURT ALTERNATIVE IS NOT CONSUMMATED.

Overview	The Plan of Reorganization provides for, among other things, the exchange for the transfer and assignment of the Senior Secured Notes held by each holder of Allowed Senior Notes Claims pursuant to which Holders of Allowed Senior Note Claims would receive, in full satisfaction, settlement, release and discharge of and in exchange for such Allowed Senior Note Claims, their Pro Rata share of (i) Cash or New Notes in the amount of $50 million and (ii) 97.25% of the New Dune Common Stock (the “Noteholder Percentage”), subject to dilution of ownership percentage from the Management Stock. If UBS votes to accept the Plan of Reorganization but the Class of Allowed Dune Preferred Stock Interests does not vote to accept the Plan of Reorganization, the Noteholder Percentage would increase to 98.5% of the New Dune Common Stock, subject to dilution of ownership percentage from the Management Stock. If UBS does not vote to accept the Plan of Reorganization and the Class of Allowed Dune Preferred Stock Interests does not vote to accept the Plan of Reorganization, the Noteholder Percentage would increase to 100%, subject to dilution of ownership percentage from the Management Stock. If a sufficient Exit Facility loan commitment amount is received, such loan proceeds may be used to pay $50 million in Cash to the Holders of Allowed Senior Secured Note Claims as provided for in the Plan of Reorganization. In the event that a sufficient Exit Facility loan commitment amount is not received, the Holders of Allowed Senior Secured Note Claims would receive their Pro Rata share of New Notes in the amount of $50 million.

Holders of Allowed Dune Preferred Stock Interests would receive, in full satisfaction and exchange for such Allowed Dune Preferred Stock Interests, their Pro Rata share of (i) Cash in the amount of $4 million and (ii) 1.5% of the New Dune Common Stock, subject to dilution of ownership percentage from the Management Stock, provided that either (i) the Class of Allowed Dune Preferred Stock Interests votes to accept the Plan of Reorganization or (ii) UBS votes to accept the Plan of Reorganization but the Class of Allowed Dune Preferred Stock Interests does not vote to accept the Plan of Reorganization.

All existing Allowed Dune Common Stock Interests would be cancelled, and Holders of Allowed Dune Common Stock Interests would receive their Pro Rata share of 1.25% of the New Dune Common Stock, subject to dilution of ownership percentage from the Management Stock, provided that the Class of Allowed Dune Preferred Stock Interests votes to accept the Plan of Reorganization. If the Class of Allowed Dune Preferred Stock Interests does not vote to accept the Plan of Reorganization, Holders of Allowed Dune Common Stock Interest would receive nothing under the Plan of Reorganization.

Holders of Allowed Priority Claims, Credit Agreement Claims, Secured Claims, and Unsecured Claims would be unimpaired and either reinstated or paid in full in Cash, as provided for in the Plan of Reorganization.

The Dune Subsidiary Guarantees of the Senior Secured Note Claims would be terminated and forever discharged as of the Effective Date.

Unimpaired Classes of Claims Not Entitled to Vote on the Plan of Reorganization	Class 1 Other Priority Claims, Class 2 Credit Agreement Claims, Class 4 Secured Claims, Class 5 Unsecured Claims and Class 9 Dune Subsidiary Debtors Interests would be Unimpaired by the Plan of Reorganization. Holders of these Claims would be deemed to accept the Plan of Reorganization would not be entitled to vote on the Plan of Reorganization and will be paid in Cash or all of their legal, equitable and contractual rights would be fully reinstated and retained under the Plan of Reorganization.

Class 3 (Senior Secured Note Claims) Estimated Amount: $300 million	Impaired—Class 3 would be impaired by the Plan of Reorganization. Each holder of an Allowed Class 3 Senior Secured Note Claim would be entitled to vote on the Plan of Reorganization.

On, or as soon as reasonably practicable after, the Effective Date, each holder of an Allowed Class 3 Senior Secured Note Claim shall receive the treatment set forth above in the “Overview” section.

Class 6 (Dune Preferred Stock Interests) Estimated Amount: 216,000 shares with $1000 per share liquidation preference	Impaired—Class 6 would be impaired by the Plan of Reorganization. Each holder of an allowed Class 6 Dune Preferred Stock Interest would be entitled to vote on the Plan of Reorganization.

On, or as soon as reasonably practicable after, the Effective Date, each holder of an Allowed Dune Preferred Stock Interest shall receive the treatment set forth above in the “Overview” section.

Impaired Classes of Claims Not Entitled to Vote on the Plan of Reorganization	Each of Class 7 (Dune Common Stock Interests) and Class 8 (Dune Other Equity Interests) would be impaired by the Plan of Reorganization. No holder of a Class 7 or 8 Interest will retain any property or interest on account of such Interest in the Debtors under the Plan of Reorganization. Each holder of a Class 7 and 8 Interest would be deemed to reject the Plan of Reorganization and would not be entitled to vote on the Plan of Reorganization.

If the Class of Allowed Dune Preferred Stock Interests votes to accept the Plan of Reorganization, all existing Allowed Dune Common Stock Interests will be cancelled, and Holders of Allowed Dune Common Stock Interests will receive their Pro Rata share of one and one quarter percent (1.25%) of the New Dune Common Stock, subject to dilution of ownership percentage from the Management Stock.

For a more detailed discussion of treatment under the Plan of Reorganization, see the section of this Offering Memorandum and Disclosure Statement entitled “Plan of Reorganization—Classification and Treatment of Claims and Interests.”

Voting on the Plan of Reorganization	The “Voting Record Date” for purposes of determining noteholders, claimholders and interest holders that are eligible to vote on the Plan of Reorganization is the Expiration Date/Voting Deadline with respect to the Offer. To be counted, an appropriate Ballot must be provided to the Nominee prior to the Voting Deadline.

Any beneficial holder whose Senior Secured Notes or Dune Preferred Stock Interests are registered or held of record in the name of his broker, dealer, commercial bank, trust company or other Nominee and who wishes to vote on the Plan of Reorganization should provide the appropriate Ballot to such Nominee, so that it is actually received in sufficient time to permit your nominee to deliver a Master Ballot to the Voting Agent. Nominees in turn must complete Master Ballots and must return all such Master Ballots to the Voting Agent.

The “Voting Deadline” is 11:59 p.m., New York City time, on December 13, 2011, unless extended. All Master Ballots tendered by the Voting Deadline may be utilized by us in connection with determining acceptances and rejections of the Plan of Reorganization at any time. Thus, all votes represented by such Master Ballots shall be deemed continuously effective until such time. Nominees shall have until the Voting Deadline to transmit their Master Ballots to the Voting Agent.

Under the Bankruptcy Code, for purposes of determining whether the requisite acceptances of the Plan of Reorganization have been received, only holders who vote will be counted. Creditors and interest Holders who do not follow the instructions provided herein for indicating a vote on the Plan of Reorganization will not be counted for purposes of determining whether the Plan of Reorganization has been accepted by the requisite number and amount of votes.

SUMMARY OF THE NEW NOTES

Issuer	Dune Energy, Inc.

Guarantors	All of our domestic subsidiaries.

Indenture Trustee	U.S. Bank National Association.

Collateral Agent	U.S. Bank National Association.

Issuance and Aggregate Principal Amount	$50 million Floating Rate Senior Secured Notes due 2016.

Maturity	December 15, 2016.

Interest	Interest will be payable quarterly in arrears on March 15, June 15, September 15 and December 15 of each year.

Subject to applicable law, interest will accrue on the New Notes at a variable rate per annum equal to 13% plus the greater of 1.5% and Three-Month LIBOR, determined as of two London banking days prior to the original issue date and reset quarterly on each interest payment date. Such interest will consist of (a) a mandatory cash interest component (that shall accrue at a fixed rate of 3% per annum and be payable solely in cash) and (b) a component (that shall accrue at a variable rate and be payable in either cash or by accretion of principal).

See “Description of New Notes—Principal, Maturity and Interest.”

Collateral	The New Notes will be secured on a second-priority basis by liens on a collateral under the New Credit Facility, subject to certain permitted liens. See “Description of New Notes—Security.”

Optional Redemption	We may redeem any or all of the New Notes at our option at any time upon not less than 30 nor more than 60 days’ notice at a redemption price equal to 100% of the principal amount of New Notes redeemed, plus accrued and unpaid interest. See “Description of New Notes—Optional Redemption.”

Guarantees	The New Notes will be issued by us and guaranteed pursuant to guarantees (the “Guarantees”) by all of our current and future domestic subsidiaries.

Ranking	The New Notes and Subsidiary Guarantees will be senior secured obligations of the Company and the Subsidiary Guarantors.

The New Notes will rank:

•	junior in right of payment to the New Credit Facility Collateral to the extent of the value of the assets securing the New Credit Facility;

•	effectively senior to all of our existing and future senior unsecured indebtedness to the extent of the value of the collateral securing the New Notes; and

•	senior in right of payment to all of our existing and future subordinated indebtedness

The guarantees will rank:

•	pari passu in right of payment with any existing and future senior indebtedness of such Subsidiary Guarantor;

•	effectively senior to any existing and future unsecured indebtedness of such Subsidiary Guarantor to the extent of the value of the collateral securing the New Notes; and

•	senior in right of payment to any existing and future subordinated indebtedness of such Subsidiary Guarantor.

As of September 30, 2011, on an as adjusted basis after giving effect to the offering of the New Notes and entering into the New Credit Facility, our total consolidated indebtedness would have been $90 million, of which (i) $40 million represented secured indebtedness under the New Credit Facility and (ii) $50 million represented the New Notes.

Covenants	The indenture governing the New Notes will contain covenants regarding, among other things:

•	our ability to pay dividends, redeem subordinated debt or make other restricted payments;

•	our ability to create liens;

•	repurchases of New Notes on a change of control;

•	our ability to transfer or sell assets; and

•	our ability to merge, consolidate or sell substantially all of our assets.

These covenants are subject to a number of important exceptions. See “Description of New Notes—Certain Covenants.”

Intercreditor Arrangements	The Collateral Agent will enter into an intercreditor agreement that will govern the rights of our creditors under the New Credit Facility and the holders of the New Notes in respect of the collateral securing such obligations and will include provisions relating to lien subordination, turnover obligations with respect to the proceeds of collateral, restrictions on exercise of remedies, releases of collateral, restrictions on amendments to junior lien documentation, bankruptcy related provisions and other intercreditor matters.

Form and Denomination	The New Notes will be issued in global form and deposited with the Trustee as a custodian for the Depository Trust Company (“DTC”) and registered in the name of Cede & Co., DTC’s nominee. Beneficial interests in the global note will be shown on, and any transfers will be effective only through, the records maintained by DTC and its participants. All notes will be issued in denominations of $1,000 and integral multiples of $1 in excess of $1,000.

Use of Proceeds	We will not receive any proceeds from the Offer or the issuance of New Notes.

Governing Law	The New Notes Indenture and the New Notes will be governed by New York law.

For a description of certain considerations that should be taken into account in connection with the Offer and in connection with an investment in the New Notes, see “Risk Factors” beginning on page 19.

RISK FACTORS

The restructuring transactions (whether effectuated under the Offer or the Plan of Reorganization) involve a high degree of risk and uncertainty. You should carefully consider the risks and uncertainties described below as well as the other information appearing elsewhere in this Offering Memorandum and Disclosure Statement, as well as the risks and uncertainties described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010 and Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 2011 incorporated by reference into this Offering Memorandum and Disclosure Statement, before making a decision whether to participate in the Offer and/or vote to accept the Plan of Reorganization.

Risks Related to Failure to Consummate the Restructuring Plan

The Offer may not be consummated and our restructuring efforts may not be successful.

The completion of the Offer is subject to the satisfaction, or in certain cases, waiver of specified conditions. If the conditions to the completion of the Offer are not satisfied or, if permitted, waived, we will not be obligated to accept any Old Notes tendered in the Offer and the Offer may not be completed. See “Description of the Offer—Conditions to the Offer.”

Our ability to make required payments under our indebtedness would be adversely affected if we were to be unable to complete the Offer. The Offer is being made as part of a larger group of restructuring transactions designed to improve the Company’s consolidated balance sheet and capital structure over time by decreasing the Company’s outstanding consolidated debt and significantly reducing its annual interest expense. See “Summary—Restructuring.” However, these efforts may not be successful. Additionally, we cannot assure you that we will be able to achieve our objectives with respect to the business restructuring strategy, regardless of whether the Offer is consummated.

If the Offer is not consummated and we do not receive sufficient votes in favor of the Plan of Reorganization, our cash flow from operations may be insufficient to make future interest payments on the Old Notes, and unless we are able to obtain additional financing, we may be unable to pay the principal and accrued but unpaid interest on the Old Notes or the Credit Facility.

Based on current projections, our current cash and availability under our Credit Facility will be insufficient to make future interest payments on the Old Notes. Even if we are able to pay accrued but unpaid interest due on the Notes as of December 1, 2011, the next interest payment date, we may not have sufficient cash or availability under our Credit Facility to pay the principal amount due on the Old Notes or the Credit Facility at their respective maturity dates. If we are unable to consummate the Offer and the Plan of Reorganization before these payments become due, the failure to make any of these payments will trigger a default under the Credit Facility and the Indenture governing the Old Notes, which, in either case, will cause the principal and interest on the Old Notes and the Credit Facility to immediately become due. Under the intercreditor agreement governing the Old Notes and the Credit Facility, the collateral agent may institute a proceeding against us in the event of a default. The results of this proceeding may be more or less favorable to Old Noteholders than the consideration offered in connection with the Offer or the Plan of Reorganization.

If the Offer is not consummated, but we receive sufficient votes in favor of the Plan of Reorganization, Old Noteholders that did not vote to accept the Plan of Reorganization may nevertheless receive common stock and New Notes in exchange for their Old Notes.

If we choose to effectuate the restructuring through the Plan of Reorganization and the Plan of Reorganization is confirmed by the Bankruptcy Court, all Old Noteholders will receive the same treatment and will be bound by the terms of the Plan of Reorganization whether or not they vote to accept the Plan of Reorganization. Under the Plan of Reorganization, Old Noteholders will receive their pro rata share of common stock and, at our option, either New Notes or cash. If the Plan of Reorganization is approved, Old Noteholders that did not vote to accept the Plan of Reorganization will nevertheless receive common stock and, at our option, either New Notes or cash in exchange for their Old Notes.

If the Offer is not consummated and the Plan of Reorganization is not approved, we will likely need to seek relief under the Bankruptcy Code without the benefit of a plan of reorganization approved by those entitled to vote. If we seek bankruptcy relief under such circumstances, Old Noteholders may receive consideration that is substantially less than what is being offered in the Offer or the Plan of Reorganization. If we obtain alternative financing, that financing will likely be on a secured basis and the lenders will likely have priority over Old Noteholders in any ensuing bankruptcy.

We believe that restructuring through the Offer or the Plan of Reorganization is critical to our continuing viability. If we do not consummate the Offer or obtain approval of the Plan of Reorganization, we will likely need to seek relief under the Bankruptcy Code without the benefit of a plan of reorganization approved by those entitled to vote.

We believe that seeking relief under the Bankruptcy Code other than in connection with the prepackaged Plan of Reorganization could materially adversely affect the relationships between us and our existing and potential customers, employees, partners and other stakeholders. For example:

•	employees could be distracted from performance of their duties, or more easily attracted to other career opportunities;

•	it may be more difficult to attract or replace key employees;

•

creditors could seek to terminate their relationship with us, require financial assurances or enhanced returns, or refuse to provide credit on the same terms as prior to the reorganization case under Chapter 11 of the Bankruptcy Code;

•	if the prepackaged plan is not approved, we could be forced to operate in bankruptcy for an extended period of time while we tried to develop a reorganization plan that could be confirmed;

•	if required, we may not be able to obtain debtor-in-possession financing to sustain us during the reorganization case under Chapter 11 of the Bankruptcy Code;

•

if we were not able to confirm and implement a plan of reorganization or if sufficient debtor-in-possession financing were not available, we may be forced to liquidate under Chapter 7 of the Bankruptcy Code;

•

any distributions to you that you may receive in respect of your Old Notes under a liquidation or under a protracted reorganization case or cases under Chapter 11 of the Bankruptcy Code would likely be substantially delayed and the value of any potential recovery likely would be adversely impacted by such delay; and

•

if the Offer is not consummated, we believe that alternative financing would only be available on a secured basis. Any lenders providing such alternative financing would likely require that they be granted a first or second lien on substantially all of the assets of the Company, which would give such lenders priority over the Old Noteholders in any bankruptcy, liquidation, or insolvency proceeding.

Risks to Holders of Non-Tendered Old Notes

The following risks specifically apply to the extent an Old Noteholder elects not to participate in the Offer. There are additional risks attendant to being an investor in our securities that you should review, whether or not you elect to tender your Old Notes. These risks are described elsewhere in this “Risk Factors” section under the headings “—Risks to Holders of New Notes Issued in the Offer” and “—Risks Related to Our Business.”

If the Proposed Amendments become operative with respect to the Old Notes, Old Notes that are not tendered and exchanged pursuant to the Offer will remain outstanding and will be subject to the terms of the Indenture as modified by the Second Supplemental Indenture.

If the Proposed Amendments become operative with respect to the Old Notes, Old Notes that are not tendered and exchanged pursuant to the Offer will remain outstanding and will be subject to the terms of the Indenture as modified by the Second Supplemental Indenture (as described herein). As a result of the adoption of the Proposed Amendments, substantially all of the restrictive covenants, the liens securing collateral on the Old Notes and certain events of default and the repurchase rights in the event of certain asset sales or changes of control and related provisions contained in the Indenture will be eliminated and Old Noteholders that do not tender their Old Notes will no longer be entitled to the benefits of such provisions. The elimination of these covenants and other provisions will permit the Company to take certain actions previously prohibited that could increase the credit risks with respect to the Company, adversely affect the market price of the remaining Old Notes or otherwise be materially adverse to the interests of Old Noteholders. In addition, the adoption of the Proposed Amendments will permit the Company to take additional actions previously prohibited by the Indenture that could further impair the market price of the remaining Old Notes. See “Proposed Amendments.”

The Proposed Amendments will not relieve us of our obligation to make scheduled payments of principal and accrued interest on any Old Notes not exchanged pursuant to the Offer. Although it is anticipated that, after the Offer is consummated, we will be subject to restrictive covenants contained in other indentures or debt agreements, Old Noteholders whose Old Notes are not exchanged in the Offer will not be able to enforce these other restrictive covenants, and these covenants will be subject to change without the consent of these Old Noteholders. If the Offer is consummated and the Old Noteholders receive New Notes under the Restructuring Plan, the New Notes will rank effectively senior in right of payment to the non-tendered Old Notes to the extent of the value of the collateral securing the New Notes.

The trading market for any non-tendered Old Notes may be substantially limited or may cease to exist.

The Old Notes are not listed on any national or regional securities exchange. To the extent that Old Notes are traded, prices for the Old Notes may fluctuate greatly depending on the trading volume, the balance between buy and sell orders, prevailing interest rates, the Company’s operating results and the market for similar securities. In addition, quotations for securities that are not widely traded, such as the Old Notes, may differ from actual trading prices and should be viewed as approximations. Old Notes that are tendered and accepted in the Offer will cease to be outstanding and will be cancelled. If fewer than all of the Old Notes are exchanged in the Offer, the trading market for the remaining Old Notes will become more limited. A debt security with a smaller outstanding principal available for trading (a smaller “float”) may command a lower price than would a comparable debt security with a greater float. In addition, a significantly reduced float may tend to make market prices more volatile. Therefore, market prices for Old Notes that are not purchased may be affected adversely, and market prices may be more volatile, to the extent that the principal amount of Old Notes exchanged pursuant to the Offer significantly reduces the float. The extent of the public market for the Old Notes following consummation of the Offer will depend upon, among other things, the remaining outstanding principal amount of Old Notes after the Offer, the number of beneficial owners remaining at such time, the interest in maintaining a market in such Old Notes on the part of securities firms and other factors. We cannot assure Old Noteholders that a trading market for any Old Notes that remain outstanding following consummation of the Offer will exist or be sustained.

Risks to Holders of New Notes, if any, Issued in the Offer

The following risks specifically apply only to holders of New Notes to the extent they are issued in the Offer and should be considered, along with the other risk factors, by eligible holders. There are additional risks attendant to being an investor in our debt securities that you should review, whether or not you elect to tender your Old Notes. These risks are described elsewhere in this “Risk Factors” section under the headings “—Risks Related to Our Business.”

To the extent that an Old Noteholder is exchanging Old Notes for New Notes with a later maturity, such holder may ultimately find that we are able to repay the non-tendered Old Notes when they mature, but are unable to repay or refinance the New Notes when they mature.

If you are an Old Noteholder, you may be offered New Notes with a later maturity than the Old Notes that you presently own. It is possible that tendering holders of such Old Notes will be adversely affected by the extension of maturity. Following the maturity date of a given issue of Old Notes, but prior to the maturity date of the corresponding issue of New Notes, we may become subject to a bankruptcy or similar proceeding. If so, holders of that issue of Old Notes who opted not to participate in the Offer may have been paid in full, and there is a risk that the holders of the issue who did opt to participate in the Offer will not be paid in full. If you decide to tender Old Notes, you will be exposed to the risk of nonpayment for a longer period of time.

A court could deem the issuance of the New Notes or the Guarantees thereof, as applicable, a preferential transfer or fraudulent conveyance and void all or a portion of the obligations represented by the New Notes or the Guarantees.

If we were to become a debtor in a case under the Bankruptcy Code within 90 days after the consummation of the Offer (or, with respect to any insiders, as defined in the Bankruptcy Code, within one year after consummation of the Offer) and certain other conditions were met, it is possible that the consideration paid to Old Noteholders in the Offer, absent any of the Bankruptcy Code’s defenses to avoidance, could be subject to avoidance, in whole or in part, as a preferential transfer and, to the extent avoided, the value of such consideration could be recovered from such holders and possibly from subsequent transferees.

In a bankruptcy proceeding, a trustee, debtor in possession, or someone else acting on behalf of the bankruptcy estate may seek to recover transfers made or void obligations incurred prior to the bankruptcy proceeding on the basis that such transfers and obligations constituted fraudulent conveyances. Fraudulent conveyances are generally defined to include transfers made or obligations incurred for inadequate consideration when the debtor was insolvent, inadequately capitalized or in similar financial distress, or transfers made or obligations incurred with the intent of hindering, delaying or defrauding current or future creditors. A trustee or such other parties may recover such transfers and avoid such obligations made within two years prior to the commencement of a bankruptcy proceeding. Furthermore, under certain circumstances, creditors may recover transfers or void obligations under state fraudulent conveyance laws, within the applicable limitation period, which may be longer than two years, even if the debtor is not in bankruptcy. In bankruptcy, a representative of the estate may also assert such state law claims. If a court were to find that Dune issued the New Notes or a guarantor issued its Guarantee under circumstances constituting a fraudulent conveyance, the court could void all or a portion of the obligations under the New Notes or the Guarantees, or the pledge of collateral granted in connection therewith. In addition, under such circumstances, the value of any consideration holders received with respect to the New Notes, including upon foreclosure of the collateral, could also be subject to recovery from such holders and possibly from subsequent transferees, or holders might be returned to the same position they held as Old Noteholders. If the pledge of collateral were voided and the issuance of New Notes and/or Guarantees were not voided, holders of New Notes would be unsecured creditors with claims that ranked pari passu with all other unsubordinated creditors of the applicable obligor, including trade creditors, except that the claims under the New Notes would be for a lower principal amount than the prior claim under the Old Notes.

A note or guarantee could be voided, or claims in respect of a note or guarantee could be subordinated to all other debts of Dune or the applicable guarantor, if Dune or the applicable guarantor at the time it incurred the indebtedness evidenced by the New Notes or its Guarantee:

•

received less than reasonably equivalent value or fair consideration for the issuance of the notes or the incurrence of the guarantee and was insolvent or rendered insolvent by reason of such issuance or incurrence;

•	was engaged in a business or transaction for which or the applicable guarantor’s remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed that it would incur, debts beyond its ability to pay those debts as they mature.

The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a debtor would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all of its assets;

•

the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

We cannot assure you as to what standard a court would apply in determining whether Dune or a guarantor would be considered to be insolvent. If a court determined that Dune or a guarantor was insolvent after giving effect to the issuance of the New Notes or the applicable Guarantee, it could void the notes or the applicable guarantees of the notes and require you to return any payments received from Dune or such subsidiaries.

We may purchase or repay any Old Notes not tendered in the Offer on terms that could be more favorable to holders of such Old Notes than the terms of the Offer.

Subject to applicable law, after the Expiration Date, we may purchase Old Notes in the open market, in privately negotiated transactions, through subsequent tender or exchange Offer or otherwise. Any other purchases may be made on the same terms or on terms which are more or less favorable to holders of such Old Notes than the terms of the Offer. We also reserve the right to repay any Old Notes not tendered in accordance with their terms. If we decide to repurchase or repay Old Notes that are not tendered in the Offer, those holders who decided not to participate in the Offer could be better off than those who participated in the Offer.

The New Notes are new issues of securities and the trading market for such New Notes may be limited.

The New Notes will be new securities for which there currently is no established trading market. We do not intend to apply for listing of the New Notes on any securities exchange or for quotation in any automated dealer quotation system and we cannot assure you that any liquid market will develop for the New Notes. If any of the New Notes are traded after their initial issuance, they may trade at a discount from their initial issue price or principal amount, depending upon many factors, including prevailing interest rates, the market for similar securities and other factors, including general economic conditions and our financial condition, performance and prospects. Any decline in trading prices, regardless of the cause, may adversely affect the liquidity and trading markets for the New Notes.

The consideration offered to exchange the Old Notes does not reflect any independent valuation of such Old Notes and does not take into account events or changes in financial markets (including interest rates) after the commencement of the Offer.

The consideration offered to exchange the Old Notes does not reflect any independent valuation of such Old Notes and does not take into account events or changes in financial markets (including interest rates) after the commencement of the Offer. Old Noteholders that tender their Old Notes may or may not receive more value than, or as much value as, if they choose to keep them. Liquidity of the market for unexchanged Old Notes likely will be lessened, and the market prices for non-tendered Old Notes may therefore be reduced.

If the Offer is consummated, the aggregate principal amount of outstanding Old Notes will be reduced, which would likely adversely affect the liquidity of non-tendered Old Notes. An issue of securities with a small outstanding principal amount available for trading, or float, generally commands a lower price than does a comparable issue of securities with a greater float. Therefore, the market price for Old Notes that are not tendered in the Offer may be adversely affected. The reduced float also may tend to make the trading prices of Old Notes that are not exchanged more volatile. The market prices for unexchanged Old Notes may also be negatively affected by their structural subordination to New Notes.

If Old Noteholders have claims against us resulting from their acquisition or ownership of Old Notes, they will give up those claims if they exchange their Old Notes.

By tendering Old Notes in the Offer, upon closing of the Offer, Old Noteholders will be deemed to have released and waived any and all claims they, their successors and their assigns have or may have had against:

•	us, our subsidiaries, our affiliates and their stockholders, and

•

our directors, officers, employees, attorneys, accountants, advisors, agents and representatives, in each case whether current or former, as well as the directors, officers, employees, attorneys, accountants, advisors, agents and representatives of our subsidiaries, our affiliates and our stockholders, arising from, related to, or in connection with their acquisition or ownership of the Old Notes, including claims for accrued interest, unless those claims arise under federal or state securities laws.

Because it is not possible to estimate the likelihood of their success in pursuing any legal claims or the magnitude of any recovery to which they ultimately might be entitled, it is possible that the consideration that the tendering holders receive in the Offer will have a value less than the value of any legal claims such holders are relinquishing. Moreover, holders who do not tender their Old Notes for exchange and former holders who have already sold their old notes will continue to have the right to prosecute any claims against us.

Rights of holders of New Notes in the collateral may be adversely affected by the failure to have, obtain and/or perfect liens on certain assets.

Subject to certain exceptions, the New Notes (if issued) will be secured by second liens covering substantially all of our and the Guarantors’ assets, whether now owned or acquired in the future. Applicable law requires that certain property and rights acquired after the grant of a general security interest or lien can only be perfected at the time such property and rights are acquired and identified. There can be no assurance that the Trustee or the collateral agent will monitor, or that we will inform the Trustee or the collateral agent of, the future acquisition of property and rights that constitute collateral, and that the necessary action will be taken to properly perfect the lien on such after acquired collateral. The collateral agent for the New Notes has no obligation to monitor the acquisition of additional property or rights that constitute collateral or the perfection of any security interests therein. Such failure may result in the loss of the lien thereon or of the priority of the lien securing the New Notes.

Despite our substantial level of indebtedness, we may still incur significantly more debt, which could exacerbate any or all of the risks described above.

We may be able to incur substantial additional indebtedness in the future. Although the indenture governing the New Notes will restrict our ability and the ability of our subsidiaries to obtain liens to secured additional indebtedness, these restrictions are subject to a number of qualifications and exceptions and, under certain circumstances, debt incurred in compliance with these restrictions could be substantial. In addition, the indenture governing the New Notes will not prevent us from incurring obligations that do not constitute indebtedness. See “Description of New Notes.” To the extent that we incur additional indebtedness or such other obligations, the risks associated with our substantial leverage described herein, including our possible inability to service our debt, would increase.

The indebtedness under our New Credit Facility will be effectively senior to the New Notes to the extent of the value of the collateral securing those obligations.

Obligations under our New Credit Facility are secured by a first-priority lien on substantially all assets of Dune and its domestic subsidiaries (the “New Credit Agreement Collateral”) and obligations under the New Notes will be secured by a second-priority lien on the New Credit Agreement Collateral. As such, holders of the indebtedness under our New Credit Facility will be entitled to realize proceeds from the realization of value of the New Credit Agreement Collateral to repay such indebtedness in full before the holders of the New Notes will be entitled to any recovery from the New Credit Agreement Collateral. As a result, the New Notes will be effectively junior in right of payment to indebtedness under the New Credit Facility to the extent that the realizable value of the New Credit Facility Collateral does not exceed the aggregate amount of such indebtedness.

It is possible that the realizable value of the collateral securing the New Notes may not be sufficient, in an insolvency or other similar proceeding, to satisfy the claims of all senior creditors, along with those of the holders of the New Notes.

Your right to exercise remedies with respect to the collateral will be governed, and materially limited, by the Intercreditor Agreement.

The rights of the holders of the New Notes with respect to the collateral will be limited by the Intercreditor Agreement (as defined herein). To the extent that we have outstanding obligations under our New Credit Facility or other senior or pari passu obligations secured by the New Credit Agreement Collateral, any actions that may be taken in respect of any such collateral, including the ability to cause the commencement of enforcement proceedings against the collateral and to control the conduct of such proceedings, are limited and controlled and directed by the lenders under the New Credit Facility or the holders of such other obligations. In those circumstances, the indenture trustee and the collateral agent on behalf of the holders of the New Notes will not have the ability to control or direct such actions, even if an event of default under the indenture governing the New Notes has occurred or if the rights of the holders of the New Notes are or may be adversely affected.

The collateral agent and the lenders under our New Credit Facility and the holders of such other obligations are under no obligation to take into account the interests of holders of the New Notes when determining whether and how to exercise their rights with respect to the New Credit Agreement Collateral, subject to the Intercreditor Agreement, and their interests and rights may be significantly different from or adverse to yours.

With respect to our real property to be mortgaged as security for the New Notes, no title insurance policies or surveys are available or will be obtained.

We will not have title insurance policies on the properties to be mortgaged as security for the New Notes to insure, among other things, (i) loss resulting from the entity represented by us to be the owner thereof not holding fee title or a valid leasehold interest in the properties and such interest being encumbered by unpermitted liens and (ii) the validity and second lien priority of the mortgage granted to the collateral agent for its benefit and for the benefit of the trustee, the holders of the New Notes and the holders of any permitted additional pari passu obligations.

There are circumstances other than repayment or discharge of the New Notes under which the collateral securing the New Notes and Guarantees will be released automatically, without your consent or the consent of the trustee.

Under various circumstances, collateral securing the New Notes and Guarantees will be released automatically, including:

•	upon payment in full of the principal, interest and all other obligations on the New Notes or a discharge or defeasance thereof;

•	with respect to collateral held by a guarantor, upon the release of such guarantor from its guarantee;

•	a sale, transfer or other disposal of such collateral to any person other than us or our restricted subsidiaries in a transaction that is permitted by the indenture; and

•

upon any enforcement of the liens thereon by the lenders under our New Credit Facility of their first-priority security interest in such collateral, subject to the limitations described under the caption “Description of New Notes—Intercreditor Agreement—Exercise of Remedies and Release of Liens.”

The indenture will also permit us to engage in ordinary course releases of collateral, including in connection with sales of production, certain equipment and oil and gas properties, inventory, entering into licensing arrangements, making cash payments and collecting accounts receivable.

The guarantee of a guarantor will be released in connection with a sale of such guarantor in a transaction not prohibited by the indenture or when a restricted subsidiary that is a guarantor of the New Notes is designated as an unrestricted subsidiary.

The indenture will also permit us to designate one or more of our restricted subsidiaries that is a guarantor of the New Notes as an unrestricted subsidiary. If we designate a guarantor as an unrestricted subsidiary for purposes of the indenture governing the New Notes, all of the liens on any collateral owned by such subsidiary or any of its subsidiaries and any guarantees of the New Notes by such subsidiary or any of its subsidiaries will be released under the indenture. Designation of an unrestricted subsidiary will reduce the aggregate value of the collateral securing the New Notes to the extent that liens on the assets of the unrestricted subsidiary and its subsidiaries are released. In addition, the creditors of the unrestricted subsidiary and its subsidiaries will have a senior claim on the assets of such unrestricted subsidiary and its subsidiaries. See “Description of New Notes.”

The pledge of the capital stock, other securities and similar items of our subsidiaries that secure the New Notes will automatically be excluded from the collateral to the extent the pledge of such capital stock or such other securities would require the filing of separate financial statements with the SEC for that subsidiary.

The New Notes and the Guarantees will be secured by a pledge of the capital stock, other securities and similar items of some of our subsidiaries. Under SEC regulations currently in effect, if the par value, book value as carried by us or market value (whichever is greatest) of the capital stock, other securities or similar items of a subsidiary pledged as part of the collateral is greater than or equal to 20% of the aggregate principal amount of the New Notes then outstanding, such a subsidiary would be required to provide separate financial statements to the SEC. Therefore, the New Notes indenture and the collateral documents will provide that any capital stock and other securities of any of our subsidiaries will be excluded from the collateral to the extent that the pledge of such capital stock or other securities to secure the New Notes would cause such subsidiary to be required to file separate financial statements with the SEC pursuant to Rule 3-16 of Regulation S-X (as in effect from time to time). As a result, holders of the New Notes could lose a portion or all of their security interest in the capital stock or other securities of those subsidiaries. It may be more difficult, costly and time-consuming for holders of the New Notes to foreclose on the assets of a subsidiary than to foreclose on its capital stock or other securities, so the proceeds realized upon any such foreclosure could be significantly less than those that would have been received upon any sale of the capital stock or other securities of such subsidiary.

The collateral is subject to casualty risks.

We may insure certain collateral against loss or damage by fire or other hazards. However, we may not maintain or continue such insurance and there are some losses, including losses resulting from terrorist acts that may be either uninsurable or not economically insurable, in whole or in part. As a result, we cannot assure holders of New Notes that the insurance proceeds will compensate them fully for their losses. If there is a total or partial loss of any of the New Credit Agreement Collateral, we cannot assure holders of the New Notes that the proceeds received by them in respect thereof will be sufficient to satisfy all or a proportionate part of the secured obligations, including the New Notes and the Guarantees. In the event of a total or partial loss to any of the New Credit Agreement Collateral, certain items of equipment and inventory may not be easily replaced. Accordingly, even though there may be insurance coverage, the extended period needed to manufacture replacement units or inventory could cause significant delays.

State law may limit the ability of the collateral agent, trustee and/or the holders of the New Notes to foreclose on real property and improvements included in the collateral.

The New Notes will be secured by, among other things, liens on certain real property and improvements which we and/or the guarantors own. State laws may limit the ability of the collateral agent, the trustee and/or the holders of the New Notes to foreclose on improved real property collateral. State laws govern the perfection, enforceability and foreclosure of mortgage liens against real property which secure debt obligations such as the New Notes and the Guarantees. These laws may impose procedural requirements for foreclosure different from and necessitating a longer time period for completion than the requirements for foreclosure of security interests in personal property. Debtors may have the right to reinstate defaulted debt (even if it has been accelerated) before the foreclosure date by paying the past due amounts and a right of redemption after foreclosure. Governing law may also impose security first and one form of action rules, which rules can affect the ability to foreclose or the timing of foreclosure on real and personal property collateral regardless of the location of the collateral and may limit the right to recover a deficiency following a foreclosure.

The collateral agent, the trustee, and/or the holders of the New Notes also may be limited in their ability to enforce a breach of the “no liens” and “no transfers or assignments” covenants contained in the mortgages. Some decisions of certain state courts have placed limits on a lender’s ability to accelerate debt as a result of a breach of this type of a covenant. Under these decisions, a lender seeking to accelerate debt secured by real property upon breach of covenants prohibiting the creation of certain junior liens or leasehold estates may need to demonstrate that enforcement is reasonably necessary to protect against impairment of the lender’s security or to protect against an increased risk of default. Although such court decisions may have been preempted, at least in part, by certain federal laws, the scope of such preemption, if any, is uncertain. Accordingly, a court could prevent the collateral agent, the trustee and/or the holders of the New Notes from declaring a default and accelerating the New Notes by reason of a breach of this covenant, which could have a material adverse effect on the ability of holders to enforce the covenant.

The imposition of certain permitted collateral liens and incurrence of additional permitted indebtedness could materially adversely affect the value of the collateral.

The collateral that will secure the New Notes may also secure future indebtedness and other obligations of the Company and/or the guarantors to the extent permitted by the indenture and the security documents. Your rights to the collateral would be diluted by any increase in the indebtedness secured by the collateral.

We may not be able to make the change of control offer required by the indenture.

Upon a change of control, subject to certain conditions, we are required to offer to repurchase all outstanding New Notes in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest to the date of repurchase. We cannot assure you that we will have sufficient funds at the time of any change of control to make required repurchases of New Notes tendered. In addition, our other indebtedness agreements provide that certain change of control events will constitute an event of default thereunder. If the holders of the New Notes exercise their right to require us to repurchase all of the New Notes upon a change of control, the financial effect of this repurchase could cause a default under our other indebtedness, even if the change of control itself would not cause a default. Accordingly, it is possible that we will not have sufficient funds at the time of any such change of control to make the required repurchase of our other indebtedness and the New Notes or that restrictions in the indenture will not allow such repurchases. In addition, certain corporate events, such as leveraged recapitalizations that would increase the level of our indebtedness, would not constitute a “Change of Control” under the indenture. See “Description of New Notes—Repurchase at the Option of Holders—Change of Control” for additional information.

Risks Related to the Chapter 11 Case and the Plan of Reorganization

The commencement of a Chapter 11 case for the purpose of implementing the Plan of Reorganization may result in a number of adverse consequences.

There can be no assurances that we will have sufficient excess liquidity within our Plan of Reorganization to satisfy obligations owing under a debtor in possession financing facility upon our emergence from bankruptcy.

If we commence a bankruptcy case, we may need to obtain a debtor in possession financing facility in order to meet liquidity needs, including any need arising out of existing letters of credit being drawn or otherwise terminated by their terms while we are in Chapter 11 to meet future letter of credit demands and other working capital needs. There can be no assurances that we will have sufficient excess liquidity within our Plan of Reorganization to satisfy obligations owing under the debtor in possession financing facility upon our emergence from bankruptcy.

If the Company files for bankruptcy under Chapter 11 of the Bankruptcy Code and the Plan of Reorganization is confirmed, the Company’s existing common stock will no longer have any value.

If the Company files the prepackaged bankruptcy case and the Plan of Reorganization is confirmed, then holders of our outstanding common stock will have no stake in the reorganized Company. The holders of common stock and Old Preferred Stock will receive the treatment set forth in the Plan of Reorganization. There can be no assurance that holders of our equity securities would retain a stake in the Company or receive any value as a result of a bankruptcy case.

The automatic stay under Bankruptcy Code section 362 may not prevent creditors from exercising their remedies against non-debtor affiliates.

The “automatic stay” under Bankruptcy Code section 362 prevents creditors from taking or continuing any debt collection enforcement actions against entities that seek bankruptcy court protection. These protections typically extend only to the chapter 11 debtor and its property and do not typically extend to the property of non-debtor affiliates or related parties. Accordingly, the rights of creditors against non-debtors are not typically impacted by the bankruptcy filing of affiliated entities.

Risks Relating to Solicitation

If the Bankruptcy Court determines that our solicitation or vote did not comply with the requirements of the Bankruptcy Code, we may need to resolicit acceptances which would delay confirmation of the Plan of Reorganization.

Section 1126(b) of the Bankruptcy Code provides that the holder of a claim against, or interest in, a debtor who accepts or rejects a plan before the commencement of a Chapter 11 case is deemed to have accepted or rejected such plan under the Bankruptcy Code so long as the solicitation of such acceptance was made in accordance with applicable nonbankruptcy law governing the adequacy of disclosure in connection with such solicitations, or, if such laws do not exist, such acceptance was solicited after disclosure of “adequate information,” as defined in section 1125 of the Bankruptcy Code.

In addition, Bankruptcy Rule 3018(b) provides that a holder of a claim or interest who has accepted or rejected a plan before the commencement of the case under the Bankruptcy Code will not be deemed to have accepted or rejected the plan if the court finds after notice and a hearing that the plan was not transmitted in accordance with reasonable solicitation procedures. Section 1126(b) of the Bankruptcy Code provides that a holder of a claim or interest that has accepted or rejected a plan before the commencement of a case under the Bankruptcy Code is deemed to have accepted or rejected the plan if (i) the solicitation of such acceptance or rejection was in compliance with applicable nonbankruptcy law, rule or regulation governing the adequacy of disclosure in connection with such solicitation or (ii) there is no such law, rule, or regulation, and such acceptance or rejection was solicited after disclosure to such holder of adequate information (as defined by section 1125(a) of the Bankruptcy Code).

The Company believes that its solicitation of votes to accept or reject the Plan of Reorganization from Holders of Claims in Class 3 and Class 6 is proper under applicable nonbankruptcy law, rules, and regulations, and contains adequate information as defined by section 1125(a) of the Bankruptcy Code. The Company also believes that it is not required to solicit any other class under the Bankruptcy Code or applicable nonbankruptcy law, rules, or regulations. The Company cannot be certain, however, that its solicitation of acceptances or rejections will be approved by the Bankruptcy Court. There is also a risk that confirmation of the Plan of Reorganization could be denied by the Bankruptcy Court.

The Company believes that the use of the Offering Memorandum and Disclosure Statement, Ballots, and Master Ballots for the purpose of obtaining acceptances of the Plan of Reorganization and that its solicitation complies with the Bankruptcy Code. The Bankruptcy Court may decide, however, that the solicitation failed to meet the requirements of section 1126(b) of the Bankruptcy Code. If the Bankruptcy Court determines that the solicitation did not comply with the requirements of section 1126(b) of the Bankruptcy Code, the Company may seek to resolicit acceptances, and, in that event, confirmation of the Plan could be delayed and possibly jeopardized.

Risks Related to Our Business

Our business activities involve various elements of risk. The risks described below and incorporated herein by reference are not the only ones facing us. Additional risks that are presently unknown to us or that we currently deem immaterial may also impact our business. We consider the following issues to be the most critical risks to the success of our business:

Our leverage and debt service obligations may adversely affect our cash flow.

We have a substantial amount of debt. On a pro forma basis, after giving effect to the Offer and assuming 100% participation, as of September 30, 2011, we would have had total debt of $90 million, $50 million of which would be the New Notes that may be distributed to Old Noteholders pursuant to the Offer at our option. We also would have had approximately $40 million outstanding under the New Credit Facility. Our level of indebtedness could have important consequences to you, including the following:

•	it may make it difficult for us to satisfy our obligations under our indebtedness and contractual and commercial commitments;

•	we must use a portion of our cash flow from operations to pay interest on our indebtedness, which will reduce the funds available to us for other purposes;

•	our ability to obtain additional debt financing in the future for working capital, capital expenditures, acquisitions or general corporate purposes may be limited;

•	our flexibility in reacting to changes in the industry may be limited and we could be more vulnerable to adverse changes in our business or economic conditions in general; and

•	we may be at a competitive disadvantage to those of our competitors who operate on a less leveraged basis.

Furthermore, all of our borrowings under the New Credit Facility are expected to bear interest at a rate between LIBOR plus 2.25% and LIBOR plus 2.75%.

We may not be able to generate sufficient cash flow to meet our debt service obligations and other obligations due to events beyond our control. Any failure to meet our debt obligations could harm our business, financial condition, results of operations or cash flows.

Our ability to generate cash flows from operations and to make scheduled payments on our indebtedness, including the New Notes and the New Credit Facility, will depend on our future financial performance. Our future performance will be affected by a range of economic, competitive, legislative, operating and other business factors, many of which we cannot control, such as general economic and financial conditions in our industry or the economy at large. A significant reduction in operating cash flows resulting from changes in economic conditions, increased competition, or other events could increase the need for additional or alternative sources of liquidity and could have a material adverse effect on our business, financial condition, results of operations and prospects and our ability to service our debt, including the Senior Notes, and other obligations. If our cash flow and capital resources are insufficient to fund our debt obligations, we may be forced to sell assets, seek additional equity or debt capital or restructure our debt. In addition, we will be forced to adopt an alternative strategy that may include actions such as reducing or delaying acquisitions and capital expenditures and selling assets. Any failure to make scheduled payments of interest and principal on our outstanding indebtedness would likely result in a reduction of our credit rating, which could harm our ability to incur additional indebtedness on acceptable terms. Our cash flow and capital resources may be insufficient for payment of interest on and principal of our debt in the future and any such alternative measures may be unsuccessful or may not permit us to meet scheduled debt service obligations, which could cause us to default on our obligations and impair our liquidity.

The indenture governing the New Notes may impose significant operating and financial restrictions on us that may prevent us from pursuing certain business opportunities and restrict our ability to operate our business.

The indenture governing the New Notes will contain covenants that may restrict our ability and the ability of certain of our subsidiaries to take various actions, such as:

•	incur additional secured indebtedness;

•	merge, consolidated or sell assets or enter into other business combination transactions;

•	make acquisitions, capital expenditure investments or other investments; and

•	use proceeds from sale of assets.

These restrictions may adversely affect our ability to finance our future operations or capital needs, or engage in other business activities that may be in our interest. In addition, we are also subject to various covenants and requirements, such as financial requirements, reporting requirements and various negative covenants under our New Credit Facility. See “Description of Material Indebtedness—New Credit Facility.” These restrictions, in addition to the restrictions under the indenture governing the New Notes, may further adversely affect our ability to operate our business.

Governmental regulation and liability for environmental matters may adversely affect our business, financial condition and results of operations.

Natural gas and oil operations are subject to various federal, state, and local government regulations that may change from time to time. Matters subject to regulation include discharge permits for drilling operations, plug and abandonment bonds, reports concerning operations, the spacing of wells, unitization and pooling of properties, and taxation. From time to time, regulatory agencies have imposed price controls and limitations on production by restricting the rate of flow of natural gas and oil wells below actual production capacity in order to conserve supplies of natural gas and oil. Other federal, state, and local laws and regulations relating primarily to the protection of human health and the environment apply to the development, production, handling, storage, transportation, and disposal of natural gas and oil, by-products thereof, and other substances and materials produced or used in connection with natural gas and oil operations. In addition, we may be liable for environmental damages caused by previous owners of property we purchase or lease.

In connection with the acquisition of Goldking Energy Holdings, L.P., the Company inherited an environmental contingency. After conducting its due diligence and subsequent testing, the Company believes this environmental contingency is the responsibility of third parties. However, federal and state regulators have determined Dune is the responsible party for clean up of this area. On August 28, 2009, the Company received an order from the Coast Guard directing the Company to perform certain remedial action relating to a hydrocarbon release from an historic disposal area in Garden Island Bay. The Company had maintained a passive maintenance of this site since it was first discovered after Hurricane Katrina. Costs to date of approximately $1.1 million have been covered by the Company’s insurance (subject to standard deductibles). The Company still believes that third parties have the primary responsibility for this occurrence; however, the Company is committed to working with various state and federal authorities on resolution of this issue. The Company is in the process of continuing discussions with the Coast Guard concerning this remedial action, and is not currently able to predict the costs of the remedial action. The Company’s primary insurance has been exhausted and the Company can not be certain umbrella insurance will cover costs above this primary level or whether the Company will be successful in proving the other parties should be primarily responsible for the cost of remediation. The Company intends to pursue such actions as are necessary to recover from these other entities. However, the Company may not succeed in such recovery, and consequently, the costs of remedial actions incurred by the Company may result in a material adverse effect on its financial condition and results of operations.

USE OF PROCEEDS

We will not receive any proceeds from the Offer. In consideration for issuing common stock, New Preferred Stock and, at our option New Notes or cash, we will receive in exchange the Old Notes. The Old Notes surrendered will be retired and cancelled and cannot be reissued.

CAPITALIZATION

The table on the following page sets forth as of September 30, 2011 on a consolidated basis our capitalization and cash position:

•	on an actual basis;

•	as adjusted to reflect the consummation of the exchange of $300 million in aggregate principal amount, which is not an expected result, of the Old Notes for:

•	251,062,170 shares of common stock;

•	250,000 shares of New Preferred Stock; and

•	$50 million aggregate principal amount of New Notes; and

•	as further adjusted to reflect:

•	the automatic conversion of Old Preferred Stock into an aggregate 58,433,825 shares of common stock and $4.0 million in cash;

•	the automatic conversion of our New Preferred Stock into an aggregate 3,537,397,471 shares of common stock;

•	the reverse split of our common stock on a 1-for-100 basis (i.e. each stockholder will receive 1 share of common stock for each 100 shares owned immediately prior to the reverse split); and

•	the extinguishment of our previous credit facility and the entry into our New Credit Facility.

Please read “Recapitalization After the Offer.”

The New Notes will be issued in an initial aggregate principal amount of approximately $50 million, and recorded at an estimated fair value in the as adjusted capitalization at approximately $50 million.

The as adjusted capitalization assumes that all exchanged Old Notes meet the requirements for gain recognition. Upon consummation of the Offer, the Company would be required to determine whether the exchanged debt meets the accounting requirements for the recording of debt extinguishment gain. The actual debt extinguishment gain, and the resulting capital, will be less if the accounting requirements for debt extinguishment gain recognition are not met. If extinguishment gains are not recognized at the exchange date, then the exchange would be considered a debt modification and would be reflected as increased margins, prospectively. The Company does not expect that all exchanged Old Notes will meet the criteria to record a debt extinguishment gain and does not expect that all Old Notes will be exchanged and thus the debt extinguishment gain will be less than is reflected in the adjusted capitalization.

This table has been included to provide additional information regarding the anticipated impact of the restructuring transactions, including the Offer, and the Plan of Reorganization on our capitalization. This table should be read in conjunction with the “Selected Historical Consolidated Financial Data” elsewhere in this Offering Memorandum and Disclosure Statement and the historical consolidated financial statements and related notes that are contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010 and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2011, June 30, 2011 and September 30, 2011, each of which is incorporated by reference into this Offering Memorandum and Disclosure Statement.

Pro Forma Capitalization Under the Offer

	As of September 30, 2011
	Actual	As Adjusted	As Further Adjusted
	(In thousands, except share data and per share amounts)
Debt:
Old Credit Facility(1)	$40,000	$40,000	$—
New Credit Facility	—	—	$40,000
Term loan
10 1/2 Senior Secured Notes due 2012	$300,000	$—	$—
New Notes offered in the Offer	—	$50,000	$50,000

Total Debt(2)	$340,000	$90,000	$90,000

Equity
Stockholders’ Equity
Preferred stock: $0.001 par value, 100,000,000 authorized
Issued:
10% Senior Redeemable Convertible Preferred Stock, 164,528 shares issued, actual and as adjusted and 0 shares issued as further adjusted(2)	$156,563	$156,563	$—
New Preferred Stock: $0.01 par value, 0 shares issued, actual and as further adjusted and 250,000 shares issued, as adjusted	$—	$250,000	$—
Common stock: $0.001 par value, 300,000,000 authorized as of November 1, 2011(3)
48,937,830 shares issued, actual; 299,757,024 shares issued, as adjusted; 38,995,883 shares issued, as further adjusted	$49	$300	$39
Additional paid-in capital	$128,487	$128,160	$535,060
Accumulated other comprehensive loss	$(390,715)	$(390,715)	$(390,715)
Less: treasury stock, 150,762 shares, at cost(4)	$(68)	$—	$—

Total Common Stockholders’ Equity	$(262,247)	$(262,254)	144,308

Total Stockholders’ Equity	$(105,684)	$144,308	144,308

Total Capitalization	$234,316	$234,308	$234,308

Book Value per Common Share	$(5.359)	$(0.875)	$3.704

(1)	As of November 1, 2011, we had $40 million outstanding on our old credit facility.
(2)	Includes 4,793 shares of Old Preferred Stock to be issued in connection with a payment-in-kind dividend on December 1, 2011.
(3)	The number of authorized shares of common stock will be increased to 4,200,000,000 shares at the Restructuring Time. See “Recapitalization After the Offer.”
(4)	Includes 63,453 shares of common stock expected to be deposited into treasury in respect of shares granted under the Dune Energy, Inc. 2007 Stock Incentive Plan.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

The following table sets forth selected historical financial information for Dune on a consolidated basis derived from our (i) audited consolidated financial statements for the years ended December 31, 2010, 2009 and 2008 and as of December 31, 2010 and 2009, which are incorporated into this Offering Memorandum and Disclosure Statement by reference to our Annual Report on Form 10-K for the fiscal year ended December 31, 2010; (ii) audited consolidated financial statements for the years ended December 31, 2007 and 2006 and as of December 31, 2007, 2006 and 2005, which are not incorporated by reference into this Offering Memorandum and Disclosure Statement; and (iii) unaudited consolidated financial statements for the nine months ended September 30, 2011 and 2010 and as of September 30, 2011 and 2010, which are incorporated by reference into this Offering Memorandum and Disclosure Statement. The historical information presented may not be indicative of our future performance. In addition, our results for the nine months ended September 30, 2011 are not necessarily indicative of results expected for the full fiscal year ending December 31, 2011.

The selected historical financial information should be read in conjunction with the audited consolidated financial statements and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” that are contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010, and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2011, June 30, 2011 and September 30, 2011, and our quarterly consolidated financial statements and the corresponding notes thereto, each of which is incorporated by reference in this Offering Memorandum and Disclosure Statement.

	For the Nine Months Ended September 30,		For the Years Ended December 31,
	2011	2010	2010	2009	2008	2007	2006
		(In thousands, except per share amounts)
	(Unaudited)
Results of Operations
Revenues	$48,416	$48,522	$64,189	$52,245	$121,940	$59,265	$3,360
Total operating expense	50,729	67,594	100,208	77,261	234,088	78,944	17,983
Operating loss	(2,313)	(19,072)	(36,020)	(25,017)	(112,148)	(19,679)	(14,623)
Loss on continuing operations	(32,444)	(44,487)	(72,057)	(62,945)	(119,753)	(33,133)	(21,665)
Income (loss) on discontinued operations	—	(3,474)	(3,474)	3,814	(21,367)	4,732	(23,891)
Net loss	(32,444)	(47,960)	(75,530)	(59,131)	(141,120)	(28,401)	(45,555)
Preferred stock dividend	(15,294)	(19,376)	(26,419)	(36,727)	(100,597)	(15,196)	—
Total basic and diluted net loss per share	(0.99)	(1.67)	(2.52)	(3.44)	(2.72)	(0.60)	(0.78)
Balance Sheet Data
Total current assets	$32,170	$25,191	$51,829	$69,332	$81,693	$177,278	$43,184
Net oil and gas properties	226,860	265,454	232,194	296,175	313,982	430,947	10,187
Property and equipment, net of accumulated depreciation	277	697	527	1,215	2,086	2,632	46
Deferred financing costs, net of accumulated amortization	346	1,287	786	1,026	1,622	2,220	1,182
Other assets	11,518	4,089	12,050	4,428	2,251	2,730	1,000
Total assets	271,170	296,719	297,386	372,176	401,634	615,808	55,598
Total current liabilities	363,965	30,488	23,923	38,578	46,163	95,682	9,471
Long-term debt, net of current maturities	—	294,416	335,219	316,262	289,607	287,244	55,239
Other long-term liabilities	12,889	18,560	12,548	17,640	15,314	46,069	1,331
Total liabilities	376,854	343,464	371,689	372,481	351,083	428,995	66,042
Commitments and contingencies	—	—	—	—	—	—	—
Total liabilities and stockholders’ deficit	271,170	296,719	297,386	372,176	401,634	615,808	55,598
Cash Flow Data
Net loss	$(32,444)	$(47,960)	$(75,530)	$(59,131)	$(141,120)	$(28,401)	$(45,555)
Net cash provided by (used in) continued operations	(5,361)	(299)	(12,217)	(20,229)	(3,053)	36,360	(4,616)
Net cash provided by (used in) discontinued operations	—	2,857	2,857	9,173	26,554	17,847	2,977
Net cash provided by (used in) investing activities—continued operations	4,808	(6,421)	(25,324)	(11,859)	(50,917)	(409,058)	(5,550)
Net cash provided by (used in) investing activities—discontinued operations	—	29,348	29,348	(1,088)	26,176	(54,076)	(32,802)
Net cash provided by (used in) investing activities	4,808	22,927	4,024	(12,947)	(24,741)	(463,134)	(38,352)

DESCRIPTION OF THE OFFER

Terms of the Offer

On the terms and subject to the conditions set forth in this Offering Memorandum and Disclosure Statement and any supplements or amendments hereto, in the related Letter of Transmittal and the Ballot, Dune is offering in exchange for any and all of its outstanding 10 1/2% Senior Secured Notes due 2012, in the aggregate, (i) approximately 251 million shares of its common stock; (ii) 250,000 shares of its New Preferred Stock and (iii) at our option, either $50 million in aggregate principal amount of its New Notes or an aggregate cash payment of $50 million in cash. If we receive a sufficient loan commitment amount on terms and conditions acceptable to us and the Consenting Old Noteholders to (a) refinance our existing secured credit agreement, (b) fund our ongoing operations and (c) pay Old Noteholders an aggregate amount of $50 million in cash, each Old Noteholder will receive their pro rata share of $50 million in cash under the Offer, rather than New Notes. In the event that a sufficient loan commitment amount on terms and conditions acceptable to us and the Consenting Old Noteholders is not received, the Old Noteholders will receive their pro rata share of New Notes in the aggregate principal amount of $50 million. At the Restructuring Time described below under “Recapitalization After the Offer,” (i) each share of Old Preferred Stock will automatically convert into 355.16037 shares of common stock and the right to receive a cash payment of $24.31 and (ii) each share of New Preferred Stock will automatically convert into 14,149.595545 shares of common stock. Assuming the exchange of 100% of the outstanding Old Notes as described above, after giving effect to the conversion of the Old Preferred Stock and the New Preferred Stock, former Old Noteholders will own 3,788,459,641 shares of common stock, representing an aggregate 97.25% equity interest in the Company, former holders of Old Preferred Stock will own 58,433,825 shares of common stock, representing an aggregate 1.5% equity interest in the Company, and holders of our currently outstanding common stock will own 48,694,854 shares of common stock, representing an aggregate 1.25% equity interest in the Company.

New Notes will be issued in minimum denominations of $1,000 and integral multiples of $1 in excess of $1,000. No fractional consideration will be issued in exchange for Old Notes tendered into the Offer. Any fractional shares of common stock, shares of New Preferred Stock, New Notes or cash will be rounded to the nearest whole share or dollar as applicable, with amounts of 0.5 or more being rounded up to the next nearest whole share or dollar, as applicable, and amounts of less than 0.5 being rounded down. Please read “Summary—Recent Developments” and “Description of New Preferred Stock.”

None of Dune, Dune’s subsidiaries, their respective boards of directors, the exchange agent and information agent or any of their respective affiliates makes any recommendation as to whether Old Noteholders should exchange Old Notes for common stock, New Preferred Stock and either New Notes or cash.

Consent Solicitation

We are soliciting consents from Old Noteholders upon the terms and conditions set forth herein and in the accompanying Letter of Transmittal. We intend to obtain consents from the holders representing at least 75% in aggregate principal amount of the Old Notes. We have entered into the Noteholder Restructuring Support Agreement with the holders of approximately 95% of the aggregate principal amount of the Old Notes. Under the terms of the Noteholder Support Agreement, these Old Noteholders have agreed to tender their Old Notes in the Offer and thereby consent to the Proposed Amendments.

If consents representing 75% in aggregate principal amount of the Old Notes are delivered (and not validly revoked) prior to the Expiration Date, we will, subject to the consummation of the Offer, execute the Second Supplemental Indenture giving effect to the Proposed Amendments. The Proposed Amendments will be effective as to, and bind all, Old Notes at such time as the Second Supplemental Indenture has been executed and all conditions precedent to the Offer have been satisfied or validly waived and we have irrevocably accepted for exchange in the Offer all validly tendered Old Notes (other than those Old Notes that have been validly withdrawn), regardless of whether a consent was given in respect of any particular Old Note.

Holders that tender Old Notes pursuant to the Offer prior to the Expiration Date will be deemed automatically to have delivered a consent with respect to all such Old Notes.

Holders may not revoke consents except as described under “—Withdrawal of Tenders; Revocation of Consents.”

Any questions or requests for assistance or for additional copies of this Offering Memorandum and Disclosure Statement, the Letter of Transmittal or related documents may be directed to the Information Agent at one of its telephone numbers set forth on the last page hereof. An Old Noteholder may also contact such Holder’s broker, dealer, commercial bank, trust company or other nominee for assistance concerning the consent solicitation.

Expiration Date; Extensions; Withdrawal Deadline; Amendments; Termination

For purposes of the Offer, the term “Expiration Date” means 11:59 p.m., New York City time, on December , 2011, subject to our right to extend that time and date with respect to any Offer in our absolute discretion, in which case the Expiration Date means the latest time and date to which the Offer is extended. Tenders of Old Notes may be withdrawn at any time before 11:59 p.m., New York City Time, on the Withdrawal Deadline.

Any waiver, amendment or modification of the Offer will apply to all Old Notes tendered thereunder. If we make a change we determine to be material in any terms of the Offer or waive a condition to the Offer we determine to be material, we will give oral (to be confirmed in writing) or written notice of such amendment or such waiver to the exchange agent and will disseminate additional offer documents and extend the Offer as we determine necessary and to the extent required by law.

In addition, we may terminate any Offer if any condition thereto is not satisfied on or after the Expiration Date.

Subject to the applicable regulations of the SEC, we expressly reserve the right, in our sole discretion, at any time and from time to time, and regardless of whether any events preventing satisfaction of the conditions to any Offer shall have occurred or shall have been determined by us to have occurred, to extend the period during which the Offer is open by giving oral or written notice of such extension to the exchange agent and by making public disclosure by press release or other appropriate means of such extension to the extent required by law.

There can be no assurance that we will exercise our right to extend, terminate or amend any Offer. During any extension of the Offer and irrespective of any amendment to the Offer, all Old Notes previously tendered and not accepted or withdrawn thereunder will remain subject to the terms of the Offer and consent solicitation and may be accepted for exchange by us and all consents previously delivered will remain effective, subject to compliance with applicable law. In addition, we may waive conditions without extending the Offer in accordance with applicable law.

Announcements

Any extension, termination or amendment of the Offer will be followed as promptly as practicable by announcement thereof, such announcement in the case of an extension of the Offer to be issued no later than 9:00 a.m., New York City time, on the next business day following the previously scheduled Expiration Date. Without limiting the manner in which we may choose to make such announcement, we will not, unless otherwise required by law, have any obligation to publish, advertise or otherwise communicate any such announcement other than by making a release to an appropriate news agency or another means of announcement that we deem appropriate.

Acceptance of Old Notes for Exchange and Delivery of Common Stock, New Preferred Stock and New Notes or Cash

If the conditions to the Offer are satisfied, or if we waive all of the conditions that have not been satisfied, to the extent waivable, we will accept, at the Settlement Date and after we receive completed and duly executed Letters of Transmittal or Agent’s Messages (as defined below) with respect to any and all of the Old Notes tendered for exchange at such time, the Old Notes for exchange by notifying the Exchange Agent of our acceptance. The notice may be oral if we promptly confirm it in writing.

An “Agent’s Message” is a message transmitted by The Depository Trust Company (“DTC”), received by the Exchange Agent and forming part of the timely confirmation of a book entry transfer (“Book-Entry Confirmation”), which states that DTC has received an express acknowledgement from you that you have received the Offer Documents and agree to be bound by the terms of the Letter of Transmittal, and that we may enforce such agreement against you.

We expressly reserve the right, in our sole discretion, to delay acceptance for exchange of, or exchange of, Old Notes tendered under the Offer (subject to Rule 14e-1c under the Exchange Act, which requires that we issue the offered consideration or return the Old Notes deposited pursuant to the Offer promptly after termination or withdrawal of the Offer), or to terminate the Offer and not accept for exchange any Old Notes not previously accepted for exchange, (1) if any of the conditions to the exchange offer shall not have been satisfied or validly waived, to the extent waivable, by us, or (2) in order to comply in whole or in part with any applicable law.

In all cases, the New Notes will be issued only after timely receipt by the Exchange Agent of (1) Book-Entry Confirmation of the Old Notes into the Exchange Agent’s account at DTC, (2) the properly completed and duly executed Letter of Transmittal (or a facsimile thereof) or an Agent’s Message in lieu thereof, and (3) any other documents required by the Letter of Transmittal. The Offer is scheduled to expire at the Expiration Date, unless extended by us.

For purposes of the Offer, we will have accepted for exchange tendered Old Notes, if, as and when we give oral or written notice to the Exchange Agent of our acceptance of the Old Notes for exchange pursuant to the Offer. In all cases, the exchange of Old Notes pursuant to the Offer will be made by the deposit of any exchange consideration with the Exchange Agent, which will act as your agent for the purposes of receiving common stock, New Preferred Stock and New Notes or cash from us, and delivering common stock, New Preferred Stock and New Notes or cash to you. If, for any reason whatsoever, acceptance for exchange of, or exchange of, any Old Notes tendered pursuant to the Offer are delayed (whether before or after our acceptance for exchange of, or exchange of, the Old Notes) or we extend the Offer or are unable to accept for exchange the Old Notes tendered pursuant to the Offer, then, without prejudice to our rights set forth herein, we may instruct the Exchange Agent to retain tendered Old Notes and those Old Notes may not be withdrawn, subject to the limited circumstances described in “—Withdrawal of Tenders; Revocation of Consents” below.

We will have the right, which may be waived, to reject the defective tender of Old Notes as invalid and ineffective. If we waive our rights to reject a defective tender of Old Notes, subject to the other terms and conditions set forth in the Offer Documents, you will be entitled to the consideration for the exchange of Old Notes under the Offer.

Tender of Old Notes pursuant to the Offer will be accepted only in principal amounts equal to $1,000 or any multiple thereof.

We will pay or cause to be paid all transfer taxes with respect to the exchange of any Old Notes unless the box titled “Special Issuance Instructions” or the box titled “Special Delivery Instructions” on the Letter of Transmittal has been completed, as described in the instructions thereto.

Accrued Interest

If Old Notes are tendered and accepted for exchange pursuant to the Offer, the Holders of such Old Notes will not be entitled to accrued and unpaid interest on those Old Notes, but interest shall accrue on the New Notes from and after the issue date of the New Notes.

Under no circumstances will any special interest be payable because of any delay in the transmission of funds or consideration to you with respect to exchanged Old Notes or otherwise.

We will pay all fees and expenses of the Exchange Agent and the Information Agent in connection with the exchange offer.

Market and Trading Information

The Old Notes are not listed on any exchange in the United States. Old Noteholders are urged to contact their brokers or other advisors to obtain the best available information as to current market prices for the Old Notes before deciding whether to tender such Old Notes pursuant to the applicable offer.

Procedures for Tendering Old Notes

General

In order to participate in the Offer, you must tender your Old Notes to the Exchange Agent as described below. It is your responsibility to tender your Old Notes. We have the right to waive any defects. However, we are not required to waive defects and are not required to notify you of defects in your tender.

If you have any questions or need help in tendering your Old Notes, please contact the Information Agent or the Exchange Agent whose addresses and telephone numbers are listed on the back cover page of this Offering Memorandum and Disclosure Statement.

The method of delivery of Old Notes, Letters of Transmittal and Notices of Guaranteed Delivery is at your election and risk. If delivery is by mail, we recommend that registered mail, properly insured, with return receipt requested, be used. In all cases, sufficient time should be allowed to assure timely delivery. No Letters of Transmittal or Old Notes or Notice of Guaranteed Delivery should be sent to Dune.

Proper Tender

All Old Notes are currently held in book-entry form through DTC. Except as set forth below with respect to ATOP procedures, for a holder to tender Old Notes pursuant to the Offer, a properly completed and duly executed Letter of Transmittal (or a facsimile thereof), together with any signature guarantees and any other documents required by the Instructions to the Letter of Transmittal, or an Agent’s Message in lieu thereof, must be received by the Exchange Agent at the address or facsimile number set forth on the back cover of this Offering Memorandum and Disclosure Statement prior to the Expiration Date, and either (1) the Old Notes must be transferred pursuant to the procedures for book-entry transfer described below and a Book-Entry Confirmation must be received by the Exchange Agent, or (2) a holder must comply with the guaranteed delivery procedures described below, in each case on or prior to the Expiration Date.

In all cases, the exchange of Old Notes tendered and accepted for exchange pursuant to the exchange offer will be made only after timely receipt by the Exchange Agent of:

•	a Book-Entry Confirmation with respect to such Old Notes;

•	the Letter of Transmittal (or a facsimile thereof) properly completed and duly executed, or an Agent’s Message in lieu thereof; and

•	any required signature guarantees and other documents required by the Letter of Transmittal.

Deemed Consent by Tender

The tender of Old Notes pursuant to the Offer and in accordance with the procedures described in the Offer Documents will be deemed to automatically constitute delivery of a consent with respect to the Old Notes tendered, except as provided herein. All references to procedures for tendering Old Notes shall include such deemed delivery of consents.

Tender Procedures for Old Notes Held Through a Custodian

If you are a beneficial owner of Old Notes, but the Holder is a custodial entity such as a bank, broker, dealer, trust company or other nominee, and you seek to tender Old Notes, you must provide appropriate instructions to such Holder in order to tender through ATOP with respect to such Old Notes. Beneficial owners may be instructed to complete and deliver an instruction letter to such Holder for this purpose. We urge you to contact such person that holds Old Notes for you if you wish to tender your Old Notes.

Book-Entry Transfer

The Exchange Agent has or will establish an account with respect to the Old Notes at DTC for purposes of the Offer, and any financial institution that is a participant in the DTC system (a “DTC Participant”) and whose name appears on a security position listing as the record owner of the Old Notes may make book-entry delivery of Old Notes by causing DTC to transfer the Old Notes into the Exchange Agent’s account at DTC in accordance with DTC’s procedure for transfer. Although delivery of Old Notes may be effected through book-entry transfer into the Exchange Agent’s account at DTC, either an Agent’s Message or a Letter of Transmittal (or a facsimile thereof) properly completed and duly executed, along with any required signature guarantees and any other required documents, must be transmitted to and received by the Exchange Agent at one of the addresses set forth on the back cover of this Offering Memorandum and Disclosure Statement prior to the Expiration Date.

Voting on the Plan of Reorganization by Noteholders

The “Voting Record Date” for purposes of determining Old Noteholders and holders of Old Preferred Stock that are eligible to vote on the Plan of Reorganization is the Expiration Date of the Offer and the Voting Deadline for the Plan of Reorganization (currently contemplated to be December 13, 2011). Any beneficial holder (a “Beneficial Holder”) whose Old Notes or Old Preferred Stock are registered or held of record in the name of his broker, dealer, commercial bank, trust company or other nominee (each a “Nominee”) and who wishes to vote on the Plan of Reorganization should provide the appropriate Ballot.

There are three different voting choices in connection with the Offer and Plan of Reorganization, which are outlined in greater detail below. The Ballot was designed to assist Beneficial Holders of Old Notes and Old Preferred Stock understand the voting process and provide the correct instruction to their Nominee. Beneficial Holders will need to provide their Ballots to their Nominee holding their Old Notes in accordance with the directions provided by their Nominee and listed on the Ballot. By providing their Ballot to their Nominee holding their Old Notes or Old Preferred Stock, Beneficial Holders of Old Notes or Old Preferred Stock (as applicable) are requesting that their Nominee execute a master ballot on the Beneficial Holder’s behalf that reflects their instructions with respect to the Plan of Reorganization.

Beneficial Holders have three voting options, as follows:

OPTION 1. PARTICIPATE in the Offer; vote to ACCEPT the Plan of Reorganization and vote to ACCEPT the Proposed Amendments.

OPTION 2. NOT PARTICIPATE in the Offer; vote to REJECT the Plan of Reorganization.

Beneficial Holders may also instruct with respect to a third option, which is the default option for those Beneficial Holders that do not provide any instructions:

OPTION 3. Take no action; not participate in Offer and Consent Solicitation; not vote on the Plan of Reorganization.

Beneficial Holders that instruct their Nominee to take no action, or fail to provide timely Ballots, may nevertheless be bound by the terms of the Plan of Reorganization and have the relevant treatment applied to their Old Notes if the Plan of Reorganization is consummated.

Please note that once a Beneficial Holder’s Old Notes have been tendered, the Old Notes will not be able to be traded. Withdrawals from the Offer and modifications to votes to accept or reject the Plan of Reorganization will not be permitted after the Voting Deadline. If the Offer is not successful and the Company does not commence their prepackaged bankruptcy cases, any Old Notes tendered into the Offer will be returned to the broker, dealer, commercial bank, trust company or other nominee that tendered the Old Notes.

Soon after commencement of their prepackaged bankruptcy cases (if Dune opts to commence such prepackaged cases), any Old Notes tendered into the Offer will be returned to the broker, dealer, commercial bank, trust company or other nominee that tendered the Old Notes.

If you have any questions or need help in tendering your Old Notes, please contact the Information Agent at the telephone number listed on the back cover page of this Offering Memorandum and Disclosure Statement.

Valid Tender

Except as set forth below with respect to Old Notes held through a clearing system, for a holder to validly tender Old Notes pursuant to the Offer, a properly completed and duly executed Letter of Transmittal (or a facsimile thereof), together with any signature guarantees and any other documents required by the instructions to the Letter of Transmittal must be received by the exchange agent at the address or facsimile number set forth on the Letter of Transmittal prior to the Expiration Date, together with certificates representing the Old Notes specified in such Letter of Transmittal.

Tender of Old Notes Through ATOP

In lieu of physically completing and signing the Letter of Transmittal and delivering it to the Exchange Agent, DTC participants may electronically transmit their acceptance of the Offer through ATOP, for which the transaction will be eligible. In accordance with ATOP procedures, DTC will then verify the acceptance of the Offer and send an Agent’s Message to the Exchange Agent for its acceptance.

If a Holder transmits its acceptance through ATOP, delivery of such tendered Old Notes must be made to the Exchange Agent pursuant to the book-entry delivery procedures set forth herein. Unless such Holder delivers the Old Notes being tendered to the Exchange Agent by book-entry delivery, we may, at our option, treat such tender as defective for purposes of delivery of tenders, acceptance for exchange and the right to receive the consideration. Delivery of documents to DTC (physically or by electronic means) does not constitute delivery to the Exchange Agent. If you desire to tender your Old Notes prior to the Expiration Date, you must allow sufficient time for completion of the ATOP procedures during the normal business hours of DTC on such date.

Tender of Old Notes Held in Physical Form

To validly tender Old Notes held in physical form pursuant to the Offer, a holder should complete and sign the Letter of Transmittal (or a facsimile copy thereof) in accordance with the instructions to the Letter of Transmittal, have the signature thereon guaranteed if required by the instructions to the Letter of Transmittal and deliver the Letter of Transmittal, together with certificates representing such Old Notes and any other documents required by the instructions to the Letter of Transmittal, to the exchange agent at its address set forth on the back page of this Offering Memorandum and Disclosure Statement. The Letter of Transmittal and any certificates evidencing Old Notes tendered pursuant to the Offer should be sent only to the exchange agent and not to the Company.

If Old Notes are to be tendered by any person other than the person in whose name the Old Notes are registered, the Old Notes must be endorsed or accompanied by an appropriate written instrument or instruments of transfer executed exactly as the name or names of the holder or holders appear on the Old Notes, with the signature(s) on the Old Notes or instruments of transfer guaranteed as provided below, and a Letter of Transmittal must be executed and delivered either by the holder or holders, or by the tendering person pursuant to a valid proxy signed by the holder or holders (such person, an “authorized proxy holder”), which signature must, in either case, be guaranteed as provided below.

Effect of Letter of Transmittal

Subject to and effective upon the acceptance for exchange of, and exchange of, Old Notes tendered thereby, by executing and delivering a Letter of Transmittal, you (1) irrevocably sell, assign and transfer to or upon the order of us all right, title and interest in and to all the Old Notes tendered thereby and (2) irrevocably appoint the exchange agent as your true and lawful agent and attorney-in-fact (with full knowledge that the exchange agent also acts as our agent with respect to the tendered Old Notes, with full power coupled with an interest) to:

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deliver certificates representing the Old Notes, or transfer ownership of the Old Notes on the account books maintained by the applicable Clearing System, together with all accompanying evidences of transfer and authenticity, to or upon our order;

•	present the Old Notes for transfer on the relevant security register; and

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receive all benefits or otherwise exercise all rights of beneficial ownership of the Old Notes (except that the exchange agent will have no rights to or control over, our funds, except as our agent, for an offer of consideration for any tendered Old Notes that are exchanged by us), all in accordance with the terms of the Offer.

Signature Guarantees

Signatures on all letters of transmittal must be guaranteed by a recognized participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program or the Stock Exchange Medallion Program (a “Medallion Signature Guarantor”), unless the Old Notes tendered thereby are tendered (i) by an Old Noteholder (or by a participant in DTC whose name appears on a security position listing as the owner of such Old Notes) who has not completed either the box entitled “Special Delivery Instructions” or “Special Payment or Issuance Instructions” on the Letter of Transmittal or (ii) for the account of a member firm of a registered national securities exchange, a member of the Financial Industry Regulatory Authority, Inc. or a commercial bank or trust company having an office or correspondent in the United States (each of the foregoing being referred to as an “Eligible Institution”). If the Old Notes are registered in the name of a person other than the signer of the Letter of Transmittal or if Old Notes not tendered are to be returned to a person other than the holder, then the signatures on the letters of transmittal accompanying the tendered Old Notes must be guaranteed by a Medallion Signature Guarantor as described above.

Determination of Validity

All questions as to the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tendered Old Notes pursuant to any of the procedures described above, and the form and validity (including time of receipt of notices of withdrawal) of all documents will be determined by us in our sole discretion, which determination will be final and binding. We reserve the absolute right to reject any or all tenders of any Old Notes determined by us not to be in proper form, or if the acceptance of, or exchange of, such Old Notes may, in the opinion of our counsel, be unlawful. We also reserve the right to waive any conditions to any offer that we are legally permitted to waive.

Your tender will not be deemed to have been validly made until all defects or irregularities in your tender have been cured or waived. Neither we, the exchange agent, information agent nor any other person or entity is under any duty to give notification of any defects or irregularities in any tender or withdrawal of any Old Notes, or will incur any liability for failure to give any such notification.

Withdrawal of Tenders; Revocation of Consents

You may withdraw tenders of Old Notes (and also thereby revoke the consent deemed delivered with respect to such Old Notes) at any time prior to the Expiration Date. Should the Company determine that is unable to consummate the Offer, you may withdraw previously tendered Old Notes three business days after the Company makes such an announcement. You may not withdraw Old Notes after the Expiration Date.

A holder who validly withdraws previously tendered Old Notes and does not validly re-tender Old Notes prior to the Expiration Date will not receive the applicable offer consideration. A holder who validly withdraws previously tendered Old Notes and validly re-tenders Old Notes prior to the Expiration Date will receive the applicable offer consideration. Consents may only be revoked by properly withdrawing such tendered Old Notes.

Subject to applicable regulations of the SEC, if, for any reason whatsoever, acceptance for exchange of, or exchange of, any Old Notes tendered pursuant to the Offer is delayed (whether before or after our acceptance for exchange of Old Notes) or we extend the Offer or are unable to accept for exchange, or exchange, the Old Notes tendered pursuant to the Offer, we may instruct the exchange agent to retain tendered Old Notes, and those Old Notes may not be withdrawn, except to the extent that you are entitled to the withdrawal rights set forth herein.

If you have tendered Old Notes that are in certificated form, you may withdraw those Old Notes prior to the Expiration Date by delivering a written notice of withdrawal subject to the limitations described herein. To be effective, a written or facsimile transmission notice of withdrawal of a tender must:

•	be received by the exchange agent at one of the addresses specified on the back cover of this Offering Memorandum and Disclosure Statement prior to the Expiration Date;

•	specify the name of the holder of the Old Notes to be withdrawn;

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contain the description of the Old Notes to be withdrawn, the certificate numbers shown on the particular certificates representing such Old Notes (or, in the case of Old Notes tendered by book-entry transfer), the number of the account at the applicable Clearing System from which the Old Notes were tendered and the aggregate principal amount represented by such Old Notes; and

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be signed by the holder of the Old Notes in the same manner as the original signature on the Letter of Transmittal or be accompanied by documents of transfer sufficient to have the trustee for the applicable Old Notes register the transfer of the Old Notes into the name of the person withdrawing the Old Notes.

If the Old Notes to be withdrawn have been delivered or otherwise identified to the exchange agent, a signed notice of withdrawal is effective immediately upon receipt by the exchange agent of written or facsimile transmission of the notice of withdrawal (or receipt of a request via the applicable Clearing System) even if physical release is not yet effected. A withdrawal of Old Notes can only be accomplished in accordance with the foregoing procedures. A withdrawal of Old Notes is also a withdrawal of acceptance of the Plan of Reorganization.

If you withdraw the Old Notes that have been tendered, you will have the right to re-tender them prior to the Expiration Date in accordance with the procedures described above for tendering outstanding Old Notes. If we amend or modify the terms of the Offer or the information concerning the Offer in a manner determined by us to constitute a material change to the holders, we will disseminate additional offer materials and extend the period of the Offer, including any withdrawal rights, to the extent required by law and as we determine necessary. An extension of the

Expiration Date will not affect a holder’s withdrawal rights, unless otherwise provided or as required by applicable law.

Conditions to the Offer

Notwithstanding any other provisions of the Offer, we will not be required to accept for exchange or to exchange Old Notes tendered pursuant to the Offer, and may terminate, amend or extend the Offer or delay or refrain from accepting for exchange, or exchanging, the Old Notes or transferring any exchange consideration, if any of the following shall occur:

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the Old Noteholders holding at least 98% in aggregate principal amount of the outstanding Old Notes fail to validly tender (and not validly withdraw prior to the Expiration Date) their Old Notes into the Offer;

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we fail to receive from the holders of at least 66 2/3% of the issued and outstanding shares of our Old Preferred Stock (A) approval of the terms of the Offer and (B) written consent to amend the certificate of designation of our Old Preferred Stock to provide for the automatic conversion of the Old Preferred Stock into an aggregate of 58,433,825 shares of common stock and an aggregate cash payment of $4.0 million;

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we fail to receive from the tendering holders of Old Notes of powers of attorney representing the right to execute written consents in respect of not less than a majority of the issued and outstanding shares of our common stock (after giving effect to the consummation of the Offer) for the purpose of approving the Charter Amendments (which condition may not be waived by us without the written consent of the holders of more than two-thirds in principal amount of the Old Notes);

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any order, statute, rule, regulation, executive order, stay, decree, judgment or injunction shall have been enacted, entered, issued, promulgated or enforced by any court or governmental authority that prohibits or materially restricts the consummation of the exchange offer or consent solicitation;

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there shall be instituted or pending any action, proceeding, application, claim or counterclaim by any government or governmental authority or agency, domestic or foreign, or by any other person, domestic or foreign, before any court or governmental regulatory or administrative agency, authority or tribunal, domestic or foreign, that, in our reasonable judgment, following the receipt of advice of counsel, would make the acceptance for exchange of, or exchange of, some or all of the Old Notes pursuant to the exchange offer illegal; or

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there shall have occurred or be likely to occur any event affecting our business or financial affairs that, in our reasonable judgment, would prevent or materially restrict or delay consummation of the exchange offer and consent solicitation.

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all conditions precedent under the Noteholder Restructuring Support Agreement to the closing of the Offer and the support for the Offer by the holders party to the Noteholder Restructuring Support Agreement shall have been satisfied or waived by the holders in accordance with the terms of the Noteholder Restructuring Support Agreement.

As to the first condition listed above, we have entered into the Noteholder Restructuring Support Agreement with the holders of approximately 95% of the outstanding principal amount of Old Notes. Pursuant to the Noteholder Restructuring Support Agreement, these Old Noteholders have agreed, among other things, to tender their Old Notes in the Offer and to consent to the Proposed Amendments, and their consents are irrevocable except under specified conditions. The RSA Condition may not be waived by us in whole or in part unless the holders of more than two-thirds in principal amount of the Old Notes that become a party to the Noteholder Restructuring Support Agreements provide their prior written consent to such waiver; provided that written consent by each such Old Noteholder shall be required for any amendment, modification, waiver or supplement that materially and adversely (i) affects the economic terms set forth in Noteholder Restructuring Support Agreement or (ii) treats an Old Noteholder that is a party to the Noteholder Restructuring Support Agreement economically differently than such other Old Noteholders.

As to the second condition listed above, we have entered into the Preferred Stock Restructuring Support Agreement with UBS, a holder of 64% of the Old Preferred Stock. Pursuant to the Preferred Stock Restructuring Support Agreement, UBS has agreed to approve the terms of the Offer as set forth in the term sheet attached as Exhibit A to the Noteholder Support Agreement and to consent to all actions required to be taken to effectuate the Restructuring Plan.

Subject to applicable securities laws and the terms set forth in this Offering Memorandum and Disclosure Statement, we reserve the right to waive any and all conditions to the Offer that may be waived by us, to extend or terminate the Offer and voting deadlines with respect to the Plan of Reorganization in our sole and absolute discretion, which may be for any or no reason, and otherwise to amend the Offer or Plan of Reorganization in any respect. Except as described above with respect to the RSA Condition, these conditions are for our benefit and may be asserted by us or may be waived by us, including any action or inaction by us giving rise to any condition, or may be waived by us, in whole or in part, at any time and from time to time, in our reasonable discretion. We may additionally terminate the Offer if any condition is not satisfied prior to the Expiration Date. If any of these events occur, subject to the termination rights described above, we may (i) return tendered Old Notes to you, (ii) extend the Offer and consent solicitation and retain all tendered Old Notes until the expiration of the extended exchange offer and consent solicitation, or (iii) amend the Offer and consent solicitation in any respect by giving oral or written notice of such amendment to the Exchange Agent and making public disclosure of such amendment to the extent required by law.

We have not made a decision as to what circumstances would lead us to waive any condition, and any such waiver would depend on circumstances prevailing at the time of such waiver. Although we have no present plans or arrangements to do so, we reserve the right to amend, at any time, the terms of the exchange offer. We will give Holders notice of such amendments as may be required by applicable law.

Subject to the terms and conditions of the Offer and consent solicitation, we will accept tendered Old Notes for exchange at the Settlement Date. If we do not accept tendered Old Notes for exchange in the Offer, the Proposed Amendments will not become effective.

Condition Subsequent to Consummation of the Offer

Because the Company does not currently have sufficient authorized shares of common stock available under its certificate of incorporation to effectuate the Recapitalization, the Recapitalization is conditioned upon the receipt of written consents of the holders of a majority of the common stock approving: (i) an increase in the authorized shares of our common stock and (ii) an amendment to the certificate of designations of our Old Preferred Stock to provide for the automatic conversion of the Old Preferred Stock into an aggregate of 58,433,825 shares of common stock and an aggregate cash payment of $4.0 million. By submitting its Letter of Transmittal, each tendering Old Noteholder will also grant a power of attorney in favor of James A. Watt and Frank T. Smith, Jr., and each of them, to execute the Written Consent of Common Stockholders to approve the Charter Amendments. Immediately after the consummation of the Offer, the Company will take any actions necessary to effect the Charter Amendments. In the event that the condition subsequent is not satisfied and the Charter Amendments have not become effective by the close of business on the date of the consummation of the Offer, unless such condition subsequent has been waived in writing by the tendering holders of two-thirds in principal amount of the Old Notes, the Offer shall be deemed invalidated and the transactions effected pursuant to the Offer shall be immediately unwound.

Exchange Agent and Information Agent

Global Bondholder Services has been appointed the Exchange Agent and Information Agent for the Offer. Letters of Transmittal and Notices for Guaranteed Delivery and all correspondence in connection with the Offer should be sent or delivered by each Old Noteholder, or a beneficial owner’s custodian bank, depositary, broker, trust company or other nominee, to the Exchange Agent at the addresses and telephone numbers set forth on the back cover page of this Offering Memorandum and Disclosure Statement. We will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable, out-of-pocket expenses in connection therewith. Questions concerning tender procedures and requests for additional copies of this Offering Memorandum and Disclosure Statement, the Letter of Transmittal or the Ballot should be directed to the Information Agent at the address and telephone numbers set forth on the back cover page of this Offering Memorandum and Disclosure Statement. Old Noteholders may also contact their custodian bank, depositary, broker, trust company or other nominee for assistance concerning the Offer and consent solicitation.

PROPOSED AMENDMENTS

We are proposing to delete certain provisions of the Indenture. To be effective, the Proposed Amendments of the Indenture, other than the release of liens securing collateral on the Old Notes, must receive the consents of at least a majority of the outstanding aggregate principal amount of the Old Noteholders. The Proposed Amendments of the Indenture relating to the release of liens securing collateral on the Old Notes, including the termination of the Collateral Agreements, must receive the Consents of at least 75% of the aggregate principal amount of the Old Notes.

This section sets forth a brief description of the Proposed Amendments. These summaries are qualified in their entirety by reference to the full and complete provisions contained in the Indenture, the First Supplemental Indenture, dated as of December 30, 2008, by and among the Company, the guarantors named therein and The Bank of New York Mellon, as Trustee and Collateral Agent (the “First Supplemental Indenture”). Old Noteholders that tender their Old Notes in the Offer will, by the act of tendering, be consenting to the Proposed Amendments.

The Proposed Amendments would, among other things, delete the following sections or clauses from the Indenture and all references thereto in their entirety (capitalized terms used in this paragraph but not defined have the meanings assigned to them in the Indenture):

•	Section 4.04, which requires us to pay taxes;

•	Section 4.06, which requires us to deliver certificates;

•	Section 4.08, which requires us to provide certain information and reports to Old Noteholders;

•	Section 4.09, which waives (to the extent permitted by law) the benefit of any stay, extension or usury law;

•	Section 4.10, which limits our ability to make Restricted Payments;

•	Section 4.11, which restricts us, subject to certain exceptions, in our dealings with any Affiliate, unless certain standards are met and certain procedures are followed;

•	Section 4.12, which limits our ability, subject to certain exceptions, to incur Indebtedness;

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Section 4.13, which limits consensual restrictions on the ability of our Restricted Subsidiaries, subject to certain exceptions to (i) pay dividends or to make other distributions on their Capital Stock, (ii) make loans to, or to pay any Indebtedness owed to, us or any other Restricted Subsidiary, or (iii) transfer any of their assets to us or any other Restricted Subsidiary;

•	Section 4.14, which requires certain of our Restricted Subsidiaries to guarantee the Old Notes;

•	Section 4.17, which limits our ability to place Liens (other than Permitted Liens) on our assets;

•	Section 4.18, which requires us and the Restricted Subsidiaries to engage only in certain types of business;

•	Section 4.19, which, subject to certain exceptions, restricts our ability to issue or sell our Capital Stock;

•	Section 4.20, which limits our ability in certain situations to pay an Old Noteholder for its consent;

•	Section 4.21, which restricts our ability to take actions that would impair the liens securing the collateral on the Old Notes;

•	Section 4.22, which requires us to deliver mortgages and related documents with respect to certain of our real property;

•	Section 4.23, which requires us to deliver mortgages and related documents with respect to certain of our oil and gas assets;

•	Section 4.24, which requires us to deliver mortgages with respect to the our Leased Premises;

•	Section 4.25, which requires us to grant liens with respect to assets or property not covered by the preceding three bullets;

•	Article Five, which restricts our ability to engage in mergers, consolidations and dispositions of assets;

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Section 6.01(4), which provides that our failure to make payments due with respect to the maturity of any other Indebtedness, or the acceleration of such Indebtedness prior to the end of 20 days following its maturity, constitutes an Event of Default, provided that the principal amount of the Indebtedness aggregates at least $5.0 million;

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Section 6.01(5), which provides that our failure to satisfy or stay within 60 days one or more judgments that exceed $5.0 million in the aggregate entered against us or any Restricted Subsidiary constitutes an Event of Default;

•	Section 6.01(6), which provides that our or any Restricted Subsidiary’s insolvency or bankruptcy constitutes an Event of Default;

•	Section 6.01(7), which provides that the entering into of a judgment, decree or order for relief relating to certain involuntary bankruptcy procedures constitutes an Event of Default;

•	Section 6.01(8), which provides that any Collateral Agreement ceasing to be in full force and effect or ceasing to grant the Liens and related powers to the Agent constitutes an Event of Default;

•

Section 6.01(9), which provides that the Company or any of the Guarantors contesting the effectiveness, validity, binding nature or enforceability of any Collateral Agreement constitutes an Event of Default;

•	Section 6.01(10), which provides that a Subsidiary Guarantee becoming unenforceable or invalid or ceasing to be in full force and effect constitutes an Event of Default; and

•	Article Twelve, which provides for the conditions and procedures with respect to which the Company must grant a security interest under the Collateral Agreement.

The Proposed Amendments would also provide that each of the existing Collateral Agreements (including the Intercreditor Agreement) will be amended to reflect the transactions described in this Offering Memorandum and Disclosure Statement.

The existing intercreditor agreement governing the Old Notes will be amended to provide that the liens in favor of the Old Noteholders will be terminated.

The Proposed Amendments constitute a single proposal and a tendering Old Noteholder must consent to the Proposed Amendments in their entirety and may not consent selectively with respect to only certain aspects of the Proposed Amendments. A tender by any Old Noteholder in the Offer will constitute an approval by such Old Noteholder of the Proposed Amendments. In order to amend the Indenture and the related collateral agreements, consents are needed from Holders of at least 75% in aggregate principal amount of all Old Notes. The Offer is conditioned on, among other things, the delivery, without revocation, of consents approving the Proposed Amendments with respect to at least 75% of the total principal amount of the Old Notes prior to the Expiration Date. We have entered into the Noteholder Restructuring Support Agreement with the Holders of approximately 95% of the aggregate principal amount of Old Notes. Under the terms of these support agreements, these Old Noteholders have agreed, among other things, to tender their Old Notes in the Offer and thereby consent to the Proposed Amendments. The Proposed Amendments will not become operative unless and until the Offer is consummated.

If the Offer is consummated, Holders who do not elect to participate in the Offer may be adversely affected in several ways, including by the fact that the Indenture and related collateral agreements will be amended in a manner that terminate the liens on the collateral securing the Old Notes and will provide substantially less covenant and event of default protection than currently exists under the Indenture. To the extent Old Notes are validly tendered and accepted in the Offer, the trading market, if any, for the untendered Old Notes will likely be adversely affected.

When Amendments Become Effective

We intend to execute the Second Supplemental Indenture promptly following the Expiration Date (and prior to acceptance of Old Notes for exchange) if we have received the Requisite Consents. The Second Supplemental Indenture and will be substantially in the form of Appendix E attached hereto. The Second Supplemental Indenture will become effective when executed by us, the Guarantors and the Trustee and Collateral Agent. However, the Second Supplemental Indenture will become operative only upon our acceptance, pursuant to the Offer, of at least seventy-five percent in aggregate principal amount of the Old Notes. If such acceptance does not occur, whether because the Offer is terminated by us or for any other reason, the Proposed Amendments to be effected by the Second

Supplemental Indenture will be deemed to have been revoked retroactive to the respective dates thereof, and the Indenture will remain in its current forms.

DESCRIPTION OF NEW NOTES

We will issue the notes under an indenture between the Company, the Guarantors and U.S. Bank National Association, as trustee and Collateral Agent, in a transaction that is not subject to the registration requirements of the Securities Act. The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended. The Security Documents referred to below under the caption “—Security” define the terms of the security arrangements that will secure the notes.

The following description is a summary of the material provisions of the indenture and the Security Documents. It does not restate those agreements in their entirety. We urge you to read the indenture and the Security Documents because they, and not this description, define your rights as holders of the notes. Copies of the indenture and the Security Documents are available as set forth below under “—Additional Information.”

You can find the definitions of terms used in this description of notes below under the caption “—Definitions.” Capitalized terms used in this description but not defined below under the caption “—Definitions” have the meanings assigned to them in the indenture. In this description, the words the “Company,” “we,” “us,” and “our” refer only to Dune Energy, Inc. and not to any of its Subsidiaries or Affiliates.

The registered holder of a note will be treated as the owner of it for all purposes. Only registered holders will have rights under the indenture.

Brief Description of the Notes and the Subsidiary Guarantees

The Notes

The notes will be:

•	general senior obligations of the Company;

•	secured on a second-priority basis by Liens on all New Credit Facility Collateral of the Company, subject to Permitted Liens;

•	junior in right of payment to the New Credit Facility to the extent of the value of the assets securing the New Credit Facility;

•	effectively senior to all of the Company’s existing and future senior unsecured indebtedness to the extent of the value of the assets securing the notes; and

•	senior in right of payment to all of the Company’s existing and future subordinated indebtedness.

Following the consummation of the transactions contemplated by the Offer and the Plan of Reorganization, the Company will have approximately $40 million in outstanding borrowings under the New Credit Facility, which will be effectively senior to the notes in right of payment to the extent of the value of the assets securing the New Credit Facility.

The Subsidiary Guarantees

On the Issue Date, the notes will be guaranteed by all of the Company’s Domestic Restricted Subsidiaries as to payment of principal and interest when and as the same shall become due and payable. Each such Subsidiary Guarantee will be:

•	a general senior obligation of the applicable Subsidiary Guarantor;

•	pari passu in right of payment with any existing and future senior indebtedness of such Subsidiary Guarantor;

•	effectively senior to any existing and future senior unsecured indebtedness of such Subsidiary Guarantor to the extent of the value of the assets securing the notes; and

•	senior in right of payment any existing and future subordinated indebtedness of such Subsidiary Guarantor.

As of the Issue Date, all of our Subsidiaries will be “Restricted Subsidiaries.” However, under the circumstances described below under the caption “—Certain Covenants—Designation of Restricted and Unrestricted Subsidiaries,”

we will be permitted to designate additional Subsidiaries as “Unrestricted Subsidiaries.” Our Unrestricted Subsidiaries will not be subject to many of the restrictive covenants in the indenture, and will not guarantee the notes.

Principal, Maturity and Interest

On the Issue Date, we will issue up to $50 million in aggregate principal amount of notes in connection with the Offer. We may issue additional notes (“Additional Notes”) under the indenture at any time and from time to time after the Issue Date. The notes and any Additional Notes issued after the Issue Date under the indenture will be treated as a single class for all purposes under the indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. The notes will mature on December 15, 2016, and the principal amount of each outstanding note, and all accrued and unpaid interest thereon, will be due and payable in immediately available funds on such date. All notes will be issued in denominations of $1,000 and integral multiples of $1.00 in excess of $1,000.

Interest on the notes will accrue at the Applicable Interest Rate. Each payment of interest on the notes (other than interest due upon Stated Maturity of the notes) will consist of a “Mandatory Cash Interest Payment” and a “PIK-Eligible Interest Payment,” and on each interest payment date (other than upon Stated Maturity of the notes), the Company will pay in full the Mandatory Cash Interest Payment and the PIK-Eligible Interest Payment with respect to each outstanding note. The Company will pay each such Mandatory Cash Interest Payment in immediately available funds in an amount equal to the previously accrued and unpaid interest on the principal amount of such note at an interest rate per annum equal to 3.0%. The amount of each such PIK-Eligible Interest Payment will be equal to the previously accrued and unpaid interest on the principal amount of such note at an interest rate per annum that is three percentage points less than the Applicable Interest Rate.

On each interest payment date, the Company, in its sole discretion, may pay all or any portion of the PIK-Eligible Interest Payment on each note in the form of immediately available funds, and on such date, the principal amount of each note shall automatically increase by the amount (the “Accretion Amount”), if any, equal to the difference between (a) the amount of the PIK-Eligible Interest Payment due on such note and (b) the amount of such PIK-Eligible Interest Payment paid in immediately available funds on such interest payment date; provided, however that (i) the Accretion Amount, if any, may not be any amount that is not an integral multiple of $1.00, (ii) the sum of the amount of immediately available funds, if any, paid by the Company on such date as all or a portion of the PIK-Eligible Interest Payment (the “PIK-Eligible Cash Interest Payment”) plus the Accretion Amount must equal the PIK-Eligible Interest Payment due on such note and (iii) on each interest payment date, the PIK-Eligible Cash Interest Payment paid on such date, together with the automatic increase, if any, of the principal amount of such note by the Accretion Amount, shall be deemed to be full payment of the PIK-Eligible Interest Payment. The calculation agent shall prepare, and the registrar shall maintain, a schedule with respect to the foregoing, setting forth with respect to each note on each interest payment date, the principal amount (immediately prior to the payment of interest thereon on such date), the Mandatory Cash Interest Payment, the PIK-Eligible Interest Payment, the portion of the PIK-Eligible Interest Payment paid in immediately available funds, and the Accretion Amount, if any.

Interest on the principal amount of each note will accrue from the Issue Date or, if interest has previously been paid on any note, from the most recent interest payment date on which the Company has paid or provided for the payment of interest, to the next interest payment date or the scheduled maturity date, as the case may be. Interest on overdue principal and interest will accrue at the Applicable Interest Rate. Interest on the notes will be computed and paid on the basis of a 360-day year and the actual number of days in each quarterly interest payment period. If an interest payment date is not a Business Day, payment may be made on the next succeeding Business Day, and no interest shall accrue on such payment for the intervening period.

All interest on the notes will be payable quarterly in arrears on March 15, June 15, September 15 and December 15, beginning on March 15, 2012. The Company will pay interest on the notes to the persons in whose names the notes are registered at the close of business on the March 1, June 1, September 1 and December 1 preceding the respective interest payment date. At maturity of the notes, the Company will pay the principal amount of the notes in immediately available funds upon delivery of the notes to the trustee.

“Applicable Interest Rate” means an annual interest rate, expressed as a percentage, equal to the lower of (a) the sum of (i) the Minimum Three-Month LIBOR Rate plus (ii) 13 percentage points and (b) the maximum rate permitted by New York law as the same may be modified by United States law of general application.

“Minimum Three-Month LIBOR Rate” means an annual interest rate, expressed as a percentage, equal to the greater of (a) 1.5% or (b) the rate for deposits in U.S. dollars for the three-month period commencing on the applicable Interest Reset Date which appears on Reuters Screen LIBOR01 Page (as defined below) at approximately 11:00 a.m.,

London time, on the second London banking day (defined below) prior to the applicable Interest Reset Date. If this rate does not appear on Reuters Screen LIBOR01 Page, the calculation agent will determine the rate on the basis of the rates at which deposits in U.S. dollars are offered by four major reference banks in the London interbank market (selected by the calculation agent) at approximately 11:00 a.m., London time, on the second London banking day prior to the applicable Interest Reset Date to prime banks in the London interbank market for a period of three months commencing on that Interest Reset Date and in a principal amount equal to an amount not less than $1,000,000 that is representative for a single transaction in such market at such time. In such case, the calculation agent will request the principal London office of each of the aforesaid major banks to provide a quotation of such rate. If at least two such quotations are provided, the rate for that Interest Reset Date will be the arithmetic mean of the quotations calculated by the calculation agent, and, if fewer than two quotations are provided, the rate for that Interest Reset Date will be the arithmetic mean of the rates quoted by major banks in New York City (selected by the calculation agent) at approximately 11:00 a.m., New York City time, on the second London banking day prior to the applicable Interest Reset Date for loans in U.S. dollars to leading European banks for a period of three months commencing on that Interest Reset Date (such arithmetic mean as calculated by the calculation agent) and in a principal amount equal to an amount not less than $1,000,000 that is representative for a single transaction in such market at such time; provided, however that if the banks selected as aforesaid by the calculation agent are not quoting such rates as mentioned in the preceding sentence, the Minimum Three-Month LIBOR Rate set at such Interest Reset Date will be the Minimum Three-Month LIBOR Rate determined with respect to the immediately preceding Interest Reset Date. A “London banking day” is any business day in which dealings in U.S. dollars are transacted in the London interbank market.

“Reuters Screen LIBOR01 Page” means the display designated on page “LIBOR01” on Reuters Screen (or such other page as may replace the LIBOR01 page on that service, any successor service or such other service or services as may be nominated by the British Bankers’ Association for the purpose of displaying London interbank offered rates for U.S. dollar deposits).

The Minimum Three-Month LIBOR Rate will be reset quarterly on each interest payment date (each of these dates is referred to as an “Interest Reset Date”), beginning on March 15, 2012. All percentages resulting from any calculation of Applicable Interest Rate and the Minimum Three-Month LIBOR Rate will be rounded, if necessary, to the nearest one-hundred thousandth of a percentage point, with five one-millionths of a percentage point rounded upwards (for example, 9.876545% (or .09876545) being rounded to 9.87655% (or ..0987655) and 9.876544% (or .09876544) being rounded to 9.87654% (or .0987654)), and all dollar amounts in or resulting from any such calculation will be rounded to the nearest cent (with one-half cent being rounded upwards).

Promptly upon such determination, the calculation agent will notify the Company and the trustee (if the calculation agent is not the trustee) of the Minimum Three-Month LIBOR Rate and the Applicable Interest Rate for the three month period beginning on the Interest Reset Date. The calculation agent will, upon the request of the holder of any note, provide the Applicable Interest Rate then in effect.

The calculation agent is initially the trustee until such time as the Company appoints a successor calculation agent. All calculations made by the calculation agent in the absence of manifest error will be conclusive for all purposes and binding on us and the holders of the notes.

Methods of Receiving Payments on the Notes

If a holder of notes has given wire transfer instructions to the Company, the Company will pay all principal and interest on that holder’s notes in accordance with those instructions. All other payments on the notes will be made at the office or agency of the paying agent and registrar, unless we elect to make interest payments by check mailed to the noteholders at their address set forth in the register of holders.

Paying Agent and Registrar

The trustee will initially act as paying agent and registrar for the notes. The Company may change the paying agent or registrar without prior notice to the holders of the notes, and the Company or any of its Restricted Subsidiaries may act as paying agent or registrar.

Transfer and Exchange

A holder may transfer or exchange notes in accordance with the indenture, including the procedures described under “—Book Entry, Delivery and Form.” The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents in connection with a transfer of the notes, and the Company may require a holder to pay any taxes and fees required by law or permitted by the indenture. The Company will not be required to transfer or exchange any note (or portion of a note) selected for redemption. Also, the Company will not be required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.

Subsidiary Guarantees of the Notes

On the Issue Date, the notes will be guaranteed by all of the Company’s Domestic Restricted Subsidiaries. These Subsidiary Guarantees will be joint and several obligations of the Subsidiary Guarantors. The obligations of each Subsidiary Guarantor under its Subsidiary Guarantee will be limited as necessary to prevent that Subsidiary Guarantee from constituting a fraudulent conveyance or prohibited financial assistance under applicable law. See “Risk Factors—Risks to Holders of New Notes Issued in the Offer—A court could deem the issuance of the New Notes or the guarantees thereof, as applicable, a preferential transfer or fraudulent conveyance and void all or a portion of the obligations represented by the New Notes or the guarantees.”

A Subsidiary Guarantor may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Subsidiary Guarantor is the surviving Person), another Person, other than the Company or another Subsidiary Guarantor, unless:

(1)	immediately after giving effect to that transaction, no Default or Event of Default exists; and

(2)	either:

(a)	(i) the Subsidiary Guarantor is the surviving Person or (ii) the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger assumes all the obligations of that Subsidiary Guarantor under the indenture, its Subsidiary Guarantee and all appropriate Security Documents pursuant to a supplemental indenture and other documentation satisfactory to the trustee and the Collateral Agent; or

(b)	the transaction constitutes a sale or other disposition (including by way of consolidation or merger) of the Subsidiary Guarantor or a sale or other disposition of all or substantially all of the assets of the Subsidiary Guarantor otherwise permitted by the “Limitation on Asset Sales” covenant.

The Subsidiary Guarantee of any Subsidiary Guarantor, and the Collateral Agent’s Lien on the Collateral of such Subsidiary Guarantor, will be released:

(1)	in connection with any sale or other disposition of all of the assets of that Subsidiary Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) the Company or a Subsidiary Guarantor if the sale or other disposition does not violate the “Limitation on Asset Sales” covenant;

(2)	in connection with any sale or other disposition of Capital Stock of that Subsidiary Guarantor to a Person that is not (either before or after giving effect to such transaction) the Company or Subsidiary Guarantor, if the sale or other disposition does not violate the “Limitation on Asset Sales” covenant of the indenture and the Subsidiary Guarantor ceases to be a Restricted Subsidiary of the Company as a result of the sale or other disposition;

(3)	if the Company designates any Restricted Subsidiary that is a Subsidiary Guarantor to be an Unrestricted Subsidiary in accordance with the applicable provisions of the indenture; or

(4)	upon legal or covenant defeasance or satisfaction and discharge of the indenture as provided below under the captions “—Legal Defeasance and Covenant Defeasance” and “—Satisfaction and Discharge.”

See “—Certain Covenants—Limitation on Asset Sales.”

Security

The obligations of the Company with respect to the notes, the obligations of the Subsidiary Guarantors under the Subsidiary Guarantees, and the performance of all other obligations of the Company and the Subsidiary Guarantors under the Note Documents will be secured equally and ratably together with any other Permitted Additional Pari Passu Obligations by second priority security interests, subject to certain Permitted Liens, in the New Credit Facility Collateral (the “Collateral”).

The Company and the Subsidiary Guarantors will grant to the Collateral Agent, for the benefit of the Collateral Agent, the trustee, the holders of the notes and the holders of any Permitted Additional Pari Passu Obligations, a Lien on the Collateral pursuant to a security agreement, to be dated as of the Issue Date, among the Company, the

Subsidiary Guarantors and the Collateral Agent (as amended, modified, restated, supplemented or replaced from time to time in accordance with its terms, the “Security Agreement”), and one or more mortgages, deeds of trust or deeds to secure Indebtedness, and other grants or transfers for security executed and delivered by the Company or the applicable Subsidiary Guarantor to the Collateral Agent.

So long as no Event of Default (or event of default under any Permitted Additional Pari Passu Obligations) has occurred and is continuing, and subject to certain terms and conditions, including the terms and conditions of the Intercreditor Agreement, the Company and the Subsidiary Guarantors may exercise any voting and other consensual rights pertaining to all Capital Stock pledged pursuant to the Security Agreement, remain in possession and retain exclusive control over the Collateral (other than as set forth in the Security Documents), operate the Collateral, alter or repair the Collateral, and collect, invest and dispose of any income thereon. Upon the occurrence of an Event of Default (or event of default under any Permitted Additional Pari Passu Obligations) and to the extent permitted by law and the Intercreditor Agreement and following notice by the Collateral Agent to the Company and the Subsidiary Guarantors:

(1)	all of the rights of the Company and the Subsidiary Guarantors to exercise voting or other consensual rights with respect to all Capital Stock included in the Collateral will cease, and all such rights will become vested, subject to the terms of the Intercreditor Agreement, in the Collateral Agent, which, to the extent permitted by law, will have the sole right to exercise such voting and other consensual rights; and

(2)	the Collateral Agent may, subject to the terms of the Intercreditor Agreement, take possession of and sell the Collateral or any part thereof in accordance with the terms of the Security Documents.

Upon the occurrence and during the continuance of an Event of Default or an event of default under any Permitted Additional Pari Passu Obligations, the Collateral Agent, subject to applicable law and the terms of the Intercreditor Agreement, may exercise remedies and sell the Collateral under the Security Documents only at the direction of the holders of a majority of the notes and the holders of any Permitted Additional Pari Passu Obligations voting as a single class.

Intercreditor Agreement

The Collateral Agent, on behalf of the trustee and the holders of notes and the holders of any Permitted Additional Pari Passu Obligations and the New Credit Facility Collateral Agent, on behalf of the holders of the New Credit Facility Obligations will enter into an intercreditor agreement (the “Intercreditor Agreement”) that will set forth the relative priority of the New Credit Facility Liens, the Note Liens, and the Liens securing any Permitted Additional Pari Passu Obligations, as well as certain other rights, priorities and interests of the holders of the notes and the holders of Permitted Additional Pari Passu Obligations and the holders of the New Credit Facility Obligations. Although the holders of the notes are not party to the Intercreditor Agreement, each holder, by accepting a note, will consent and agree to the terms of the Intercreditor Agreement and authorize and direct the Collateral Agent to enter into the Intercreditor Agreement and to perform its obligations and exercise its rights thereunder in accordance therewith. The Collateral Agent will also enter into the Intercreditor Agreement on behalf of all present and future holders of the notes and the holders of Permitted Additional Pari Passu Obligations. The Intercreditor Agreement will provide, among other things:

Lien Priority. Notwithstanding the time, order or method of creation or perfection of any New Credit Facility Obligations, New Credit Facility Liens, Note Obligations, Permitted Additional Pari Passu Obligations, Note Liens, or the Liens securing any Permitted Additional Pari Passu Obligations, the New Credit Facility Liens on the New Credit Facility Collateral will rank senior to any Note Liens on the Collateral and the Liens securing any Permitted Additional Pari Passu Obligations. The lien priorities provided for in the Intercreditor Agreement will not be altered or otherwise affected by any amendment, modification, supplement, extension, increase, replacement, renewal, restatement or refinancing of the obligations secured by the New Credit Facility Collateral or by any action that either the Collateral Agent or the New Credit Facility Collateral Agent may take or fail to take in respect of any Collateral.

Prohibition on Contesting Liens and Obligations; Enforcement. None of the Collateral Agent, the trustee or any holder of any note or Permitted Additional Pari Passu Obligation may contest the validity or enforceability of the New Credit Facility Liens or the New Credit Facility Obligations, the validity, attachment, perfection or priority of any New Credit Facility Lien or the validity or enforceability of the priorities, rights or duties established by or other provisions of the Intercreditor Agreement. Similarly, neither the New Credit Facility Collateral Agent nor any holder of any New Credit Facility Obligations may contest the validity or enforceability of the Note Liens, or the Liens securing any Permitted Additional Pari Passu Obligations, the notes or the Permitted Additional Pari Passu Obligations, the validity, attachment, perfection or priority (other than to assert such Note Lien is junior to a New Credit Facility Lien) of any Note Lien or the validity or enforceability of the priorities, rights or duties established by or other provisions of the Intercreditor Agreement. Pursuant to the terms of the Intercreditor Agreement, the New Credit Facility Collateral Agent will determine the time and method by which the security interests in the New Credit Facility Collateral will be enforced.

No New Liens. Neither the Collateral Agent nor any holder of Note Obligations may acquire or hold any Lien on any assets securing any Note Obligations unless those assets are also subject to the Lien of the New Credit Facility Collateral Agent, and the Company and the Subsidiary Guarantors shall not grant any Lien on any of its assets in favor of the Collateral Agent or the holders of the Note Obligations unless it has granted a corresponding Lien on such assets in favor of the New Credit Facility Collateral Agent for the benefit of the holders of the New Credit Facility Obligations. If the Collateral Agent or any holder of Note Obligations (nonetheless and in breach of the Intercreditor Agreement) acquires any Lien on any assets securing any Note Obligations that are not also subject to the Lien of the New Credit Facility Collateral Agent, then the Collateral Agent (or the relevant holder of Note Obligations), shall, without the need for any further consent of any other person and notwithstanding anything to the contrary in the indenture or any Security Document, either hold and be deemed to have held such Lien and security interest for the benefit of the New Credit Facility Collateral Agent as security for the New Credit Facility Obligations or release such Lien.

Exercise of Remedies and Release of Liens. For a period of 180 days (subject to extension for any period during which the New Credit Facility Collateral Agent is diligently pursuing remedies against the New Credit Facility Collateral or is prohibited by applicable law from pursuing such remedies) commencing on the later of (x) the acceleration of Note Obligations or any Permitted Additional Pari Passu Obligations and (y) the New Credit Facility Collateral Agent receiving notice of acceleration from the Collateral Agent, the New Credit Facility Collateral Agent will have the sole power to exercise remedies against the New Credit Facility Collateral (subject to the right of the Collateral Agent and the holders of notes and Permitted Additional Pari Passu Obligations to take limited protective measures with respect to the Note Liens and to take certain actions that would be permitted to be taken by unsecured creditors) and to foreclose upon and dispose of the New Credit Facility Collateral. Upon (x) any disposition of any New Credit Facility Collateral in connection with any enforcement action or, following an event of default under the New Credit Facility, certain other sales consented to by the New Credit Facility Collateral Agent or (y) any disposition of New Credit Facility Collateral permitted by the documents governing the New Credit Facility Obligations and not expressly prohibited by the indenture and the Security Documents, in each case, which results in the release of the New Credit Facility Lien on such item of New Credit Facility Collateral, the Note Lien, and the Liens securing any Permitted Additional Pari Passu Obligations on such item of New Credit Facility Collateral will be automatically, unconditionally and simultaneously released. The Collateral Agent, for itself or on behalf of the holders of the Note Obligations, shall promptly execute and deliver to the New Credit Facility Collateral Agent such termination statements, releases and other documents as the New Credit Facility Collateral Agent may request to effectively confirm such release.

Application of Proceeds and Turn-Over Provisions. In connection with any enforcement action with respect to the Collateral or any insolvency or liquidation proceeding, all proceeds of New Credit Facility Collateral will first be applied to the repayment of all New Credit Facility Obligations before being applied to any Note Obligations or any Permitted Additional Pari Passu Obligations. If any holder of a note or Permitted Additional Pari Passu Obligation receives any proceeds of Collateral in contravention of the foregoing, such holder must turn over such proceeds to the New Credit Facility Collateral Agent for application in accordance with the foregoing.

Amendments and Refinancings. The New Credit Facility Obligations, the Note Obligations and any Permitted Additional Pari Passu Obligations may be amended or refinanced in accordance with the New Credit Facility, the indenture and the documents governing such Permitted Additional Pari Passu Obligations, and subject to continuing rights and obligations of the holders of such refinancing Indebtedness under the Intercreditor Agreement.

Certain Matters in Connection with Liquidation and Insolvency Proceedings.

Debtor-in-Possession Financings. In connection with any insolvency or liquidation proceeding of the Company or any Subsidiary Guarantor, the New Credit Facility Collateral Agent may consent to certain debtor-in-possession financings (a “DIP Financing”) secured by a Lien on the New Credit Facility Collateral ranking prior to the Note Lien on such New Credit Facility Collateral or to the use of cash collateral constituting proceeds of New Credit Facility Collateral without the consent of the Collateral Agent, the trustee, any holder of notes and any Permitted Additional Pari Passu Obligations, and none of the Collateral Agent, the trustee or any holder of a note or any Permitted

Additional Pari Passu Obligation shall be entitled to object to such use of cash collateral or DIP financing or seek “adequate protection” in connection therewith (other than in the form of a junior lien on any additional items of collateral for the New Credit Facility Obligations which are granted in connection with such DIP financing or use of cash collateral).

Relief from Automatic Stay; Bankruptcy Sales and Post-Petition Interest. None of the Collateral Agent, the trustee or any holder of a note or any Permitted Additional Pari Passu Obligation may (x) seek relief from the automatic stay with respect to any New Credit Facility Collateral, (y) object to any sale of any New Credit Facility Collateral or any motion seeking relief from the automatic stay in any insolvency or liquidation proceeding, in each case which has been supported by the holders of New Credit Facility Obligations or (z) object to any claim of any holder of New Credit Facility Obligations to post-petition interest to the extent of its New Credit Facility Lien on the New Credit Facility Collateral.

Adequate Protection. None of the Collateral Agent, the trustee or any holder of a note or any Permitted Additional Pari Passu Obligations may (i) except as expressly provided above, seek adequate protection on account of its Note Lien on the New Credit Facility Collateral or (ii) object to any request by the holders of New Credit Facility Obligations for adequate protection on account of the New Credit Facility Collateral.

Plans of Reorganization. Neither the New Credit Facility Collateral Agent, the Collateral Agent nor any holder of any New Credit Facility Obligations, notes or Permitted Additional Pari Passu Obligations may support any plan of reorganization in any insolvency or liquidation proceeding which contravenes the intercreditor provisions described above (unless consented to by the New Credit Facility Collateral Agent or the Collateral Agent, as applicable, representing the holders of the Liens entitled to the benefit of such contravened intercreditor provisions).

Sale of Collateral. The Collateral Agent on behalf of holders of the Notes, will not contest, protest or object to, and will be deemed to have consented to pursuant to section 363(f) of the Bankruptcy Code (or similar Bankruptcy Law), a sale, lease, exchange, transfer or other disposition of any Collateral free and clear of its Liens or other interests under section 363 of the Bankruptcy Code (or similar Bankruptcy Law), if the New Credit Facility Collateral Agent has consented in writing to such disposition, provided that (i) the Liens securing the Note Obligations attach to any net proceeds of such disposition with the same priority and validity as the Liens held by the Collateral Agent on the assets disposed of in such disposition, and any such Liens will remain subject to the terms of the Intercreditor Agreement. Notwithstanding the foregoing, the holders of the Notes may raise objections to any disposition of Collateral that could be raised in a bankruptcy proceeding by unsecured creditors generally so long as not otherwise inconsistent with the terms of the Intercreditor Agreement. Upon the request of the New Credit Facility Collateral Agent, the Collateral Agent, solely in its capacity as the holder of a Lien on Collateral, will join any objection to any sale of Collateral during a bankruptcy proceeding if and to the extent such objection has been asserted by the New Credit Facility Collateral Agent.

No Waiver. Nothing contained in the Intercreditor Agreement will prohibit or in any way limit the New Credit Facility Collateral Agent or any holder of the New Credit Facility Obligations from objecting in any bankruptcy proceeding or otherwise to any action taken by a holder of the Note Obligations, including the seeking by any holder of Note Obligations of adequate protection or the asserting by such a holder of any of its rights and remedies under the indenture, the Security Documents or otherwise.

Post-Petition Claims. Neither the Collateral Agent nor any holder of the Note Obligations will oppose or seek to challenge any claim by a holder of New Credit Facility Obligations for allowance or payment in any bankruptcy proceeding of New Credit Facility Obligations consisting of interest, fees and other claims that arise after the commencement of such proceeding to the extent of the value of any Collateral securing the New Credit Facility Obligations without regard to the existence of the Lien securing the Note Obligations and the Permitted Additional Pari Passu Obligations.

Use and Release of Collateral

Use of Collateral

Unless an Event of Default has occurred and is continuing and the Collateral Agent shall have commenced enforcement of remedies under the Security Documents, except to the extent otherwise provided in the Security Documents, the indenture or the New Credit Facility or other documentation governing the New Credit Facility Obligations or the Note Obligations, the Company and the Subsidiary Guarantors may remain in possession and retain exclusive control of the Collateral, alter or repair the Collateral, freely operate the Collateral, and collect, invest and dispose of any income thereon.

Release of Collateral

The indenture and the Security Documents provide that the Note Liens will automatically and without the need for any further action by any Person be released:

(1)	in whole or in part, as applicable, as to all or any portion of property subject to such Note Liens which has been taken by eminent domain, condemnation or other similar circumstances;

(2)	in whole upon:

(a)	satisfaction and discharge of the indenture as set forth below under “—Satisfaction and Discharge;” or

(b)	a legal defeasance or covenant defeasance of the indenture as described below under “—Legal Defeasance and Covenant Defeasance;”

(3)	in part, as to any property that (a) is sold, transferred or otherwise disposed of by the Company or any Subsidiary Guarantor (other than to the Company or another Subsidiary Guarantor) in a transaction not prohibited by the indenture at the time of such sale, transfer or disposition, (b) is released as described under “—Intercreditor Agreement—Exercise of Remedies and Release of Liens,” (c) is owned or at any time acquired by a Subsidiary Guarantor that has been released from its Guarantee pursuant to the description under “Subsidiary Guarantees of the Notes,” concurrently with the release of such Guarantee or (d) is or becomes Excluded Assets;

(4)	as to property that constitutes all or substantially all of the Collateral securing the notes, with the consent of holders of at least 66 2/3% in aggregate principal amount of the notes then outstanding voting as a single class (which consent may be obtained in connection with an exchange offer or tender offer and associated consent solicitation);

(5)	as to property that constitutes less than all or substantially all of the Collateral securing the notes, with the consent of the holders of at least a majority in aggregate principal amount of the notes then outstanding voting as a single class (which consent may be obtained in connection with an exchange offer or tender offer and associated consent solicitation);

(6)	on any or all of the Collateral, upon any release of all New Credit Facility Liens thereon; provided, however, that if there is granted or reinstated a Lien securing New Credit Facility Obligations on any or all of the Collateral upon which the Lien securing the Note Obligations has been released pursuant to this clause (6), then the Lien securing the Note Obligations on such Collateral will also be deemed reinstated on a second priority basis; and

(7)	in part, in accordance with the applicable provisions of the Security Documents and as described above with respect to the Intercreditor Agreement.

The description above includes a phrase relating to the release of “all or substantially all” of the Collateral securing the notes. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of the Company to release Collateral as provided above may be uncertain, and for the avoidance of doubt, the term “all or substantially all,” when applied to the Collateral, as set forth above and under “—Amendment, Supplement and Waiver,” shall not be read to mean “any” of the Collateral as a result of the Company or the relevant Subsidiary being in the “zone of insolvency.”

The indenture will not require the Company to comply with the provisions of Trust Indenture Act Section 314(b).

The indenture will provide that, to the extent applicable, the Company will cause Trust Indenture Act Section 313(b), relating to reports, and Trust Indenture Act Section 314(d), relating to the release of property or securities or relating to the substitution therefor of any property or securities to be subjected to the Lien of the Security Documents, to be complied with after qualification of the indenture pursuant to the Trust Indenture Act. Any certificate or opinion required by Trust Indenture Act Section 314(d) may be made by an officer of the Company except in cases where Trust Indenture Act Section 314(d) requires that such certificate or opinion be made by an independent Person, which Person will be an independent appraiser or other expert selected by the Company and reasonably satisfactory to the trustee. Notwithstanding anything to the contrary in this paragraph, the Company will not be required to comply with all or any portion of Trust Indenture Act Section 314(d) if it determines, in good faith based on advice of counsel, that under the terms of Trust Indenture Act Section 314(d) and/or any interpretation or guidance as to the meaning thereof of the SEC and its staff, including “no action” letters or exemptive orders, all or any portion of Trust Indenture Act Section 314(d) is inapplicable to released Collateral. Without limiting the generality of the foregoing, certain no-action letters issued by the SEC have permitted an indenture qualified under the Trust Indenture Act to contain provisions permitting the release of collateral from Liens under an indenture in the ordinary course of an issuer’s business without requiring the issuer to provide certificates and other documents under Section 314(d) of the Trust Indenture Act. In addition, under interpretations provided by the SEC, to the extent that a release of a Lien is made without the need for consent by the holders of the notes or the trustee, the provisions of Section 314(d) may be inapplicable to the release. Under the indenture, the Subsidiary Guarantors may, among other things, without any release or consent by the trustee, but otherwise in compliance with the covenants of the indenture and the Security Documents, conduct ordinary course activities with respect to the Collateral, including (i) selling or otherwise disposing of, in any transaction or series of related transactions, any property subject to the Lien of the Security Documents which has become worn out, defective or obsolete or not used or useful in the business; (ii) abandoning, terminating, canceling, releasing or making alterations in or substitutions of any leases or contracts subject to the Lien of the Security Documents; (iii) surrendering or modifying any franchise, license or permit subject to the Lien of the Security Documents which it may own or under which it may be operating; (iv) altering, repairing, replacing, changing the location or position of and adding to its structures, machinery, systems, equipment, fixtures and appurtenances; (v) granting a license of any intellectual property; (vi) selling, transferring or otherwise disposing of inventory in the ordinary course of business; (vii) collecting accounts receivable in the ordinary course of business or selling, liquidating, factoring or otherwise disposing of accounts receivable in the ordinary course of business; (viii) making cash payments (including for the repayment of Indebtedness or interest and in connection with the Company’s cash management activities) from cash that is at any time part of the Collateral in the ordinary course of business that are not otherwise prohibited by the indenture and the security documents; and (ix) abandoning any intellectual property which is no longer used or useful in the Company’s business. The Company must deliver to the trustee within 30 calendar days following the end of each fiscal year (or such later date as the trustee shall agree), an Officers’ Certificate to the effect that all releases and withdrawals during the preceding fiscal year (or since the date of the indenture, in the case of the first such certificate) in which no release or consent of the trustee was obtained in the ordinary course of the Company’s and Subsidiary Guarantors’ business were not prohibited by the indenture.

Sufficiency of Collateral

In the event of foreclosure on the Collateral, the proceeds from the sale of the Collateral may not be sufficient to satisfy in full the Note Obligations, any Permitted Additional Pari Passu Obligations and the New Credit Facility Obligations. The amount to be received upon such a sale would be dependent on numerous factors, including but not limited to the timing and the manner of the sale. In addition, the book value of the Collateral should not be relied on as a measure of realizable value for such assets. By its nature, portions of the Collateral may be illiquid and may have no readily ascertainable market value. Accordingly, there can be no assurance that the Collateral can be sold in a short period of time in an orderly manner. The Collateral includes assets that may only be usable, and thus retain value, as part of the existing operating business of the Company and its Subsidiaries. Accordingly, any such sale of the Collateral separate from the sale of certain of the operating businesses of the Company and its Subsidiaries may not be feasible or of significant value.

Certain Bankruptcy Limitations

The right of the Collateral Agent to take possession and dispose of the Collateral following an Event of Default is likely to be significantly impaired by applicable bankruptcy law if a bankruptcy proceeding were to be commenced by or against the Company or the Subsidiary Guarantors prior to the Collateral Agent having taken possession and disposed of the Collateral. Under the U.S. Bankruptcy Code, a secured creditor is prohibited from taking its security from a debtor in a bankruptcy case, or from disposing of security taken from such debtor, without bankruptcy court approval. Moreover, the U.S. Bankruptcy Code permits the debtor in certain circumstances to continue to retain and to use collateral owned as of the date of the bankruptcy filing (and the proceeds, products, offspring, rents or profits of such Collateral) even though the debtor is in default under the applicable debt instruments; provided that the secured creditor is given “adequate protection.” The meaning of the term “adequate protection” may vary according to circumstances. In view of the lack of a precise definition of the term “adequate protection” and the broad discretionary powers of a bankruptcy court, it is impossible to predict how long payments under the notes could be delayed following commencement of a bankruptcy case, whether or when the Collateral Agent could repossess or dispose of the Collateral, or the value of the Collateral at the time of the commencement of such case whether or to what extent holders would be compensated for any delay in payment or loss of value of the Collateral through the requirement of “adequate protection.”

Furthermore, in the event a bankruptcy court determines the value of the Collateral (after giving effect to any prior Liens) is not sufficient to repay all amounts due on the notes and any Permitted Additional Pari Passu Obligations, the holders of the notes and such Permitted Additional Pari Passu Obligations would hold secured claims to the extent of the value of the Note Liens on Collateral, and would hold unsecured claims with respect to any shortfall.

Applicable Federal bankruptcy laws permit the payment and/or accrual of post-petition interest, costs and attorneys’ fees during a debtor’s bankruptcy case only to the extent the claims are oversecured or the debtor is solvent at the time of reorganization. In addition, if the Company or the Subsidiary Guarantors were to become the subject of a bankruptcy case, the bankruptcy court, among other things, may avoid certain prepetition transfers made by the entity that is the subject of the bankruptcy filing, including, without limitation, transfers held to be preferences or fraudulent conveyances.

Optional Redemption

The notes are subject to redemption, at the option of the Company, in whole or in part, at any time on or after the Issue Date upon not less than 30 nor more than 60 days’ notice at a redemption price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to (but not including) the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date that is on or prior to the redemption date).

If less than all of the notes are to be redeemed at any time, the trustee will select notes for redemption on a pro rata basis (or, in the case of notes in global form, the trustee will select notes for redemption based on DTC’s method that most nearly approximates a pro rata selection), unless otherwise required by law or applicable stock exchange requirements.

No notes of $1,000 or less can be redeemed in part. Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the indenture.

If any note is to be redeemed in part only, the notice of redemption that relates to such note shall state the portion of the principal amount thereof to be redeemed. A new note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of notes called for redemption, unless the Company defaults in making the redemption payment. Any redemption or notice of redemption may, at our discretion, be subject to one or more conditions precedent.

Open Market Purchases; No Mandatory Redemption or Sinking Fund

We may at any time and from time to time purchase notes in the open market or otherwise. We are not required to make mandatory redemption or sinking fund payments with respect to the notes.

Certain Covenants

Restricted Payments

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1)	declare or pay any dividend or make any other payment or distribution on account of the Company’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) or to the direct or indirect holders of the Company’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company and other than dividends or distributions payable to the Company or any Restricted Subsidiary);

(2)	purchase, redeem or otherwise acquire or retire for value (including, without limitation, any such purchase, redemption, acquisition or retirement made in connection with any merger or consolidation involving the Company) any Equity Interests of the Company or any direct or indirect parent company of the Company;

(3)

make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Subordinated Debt, except a payment of interest or principal at the Stated Maturity thereof (excluding (a) any intercompany Indebtedness between or among the Company and any of its Restricted Subsidiaries or (b) the purchase, repurchase or other acquisition of Subordinated Debt purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such purchase, repurchase or other acquisition); or

(4)	make any Restricted Investment

(all such payments and other actions set forth in clauses (1) through (4) above being collectively referred to as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment:

(1)	no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment; and

(2)	such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries since the Issue Date (excluding Restricted Payments permitted by clauses (2), (3), (4), (5), (6), (7), (8) and (11) of the next succeeding paragraph), is equal to or less than the sum, without duplication, of:

(a)	50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing prior to the Issue Date to the end of the Company’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit); plus

(b)	100% of (A) (i) the aggregate net cash proceeds and (ii) the Fair Market Value of (x) marketable securities (other than marketable securities of the Company or an Affiliate of the Company), (y) Capital Stock of a Person (other than the Company or an Affiliate of the Company) engaged primarily in any Related Business and (z) other assets used or useful in any Related Business, in each case received by the Company since the Issue Date as a contribution to its common equity capital or from the issue or sale of Equity Interests of the Company (other than Disqualified Stock) or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of the Company that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary of the Company), (B) with respect to Indebtedness that is incurred on or after the Issue Date, the amount by which such Indebtedness of the Company or any of its Restricted Subsidiaries is reduced on the Company’s consolidated balance sheet upon the conversion or exchange after the Issue Date of any such Indebtedness into or for Equity Interests of the Company (other than Disqualified Stock), and (C) the aggregate net cash proceeds, if any, received by the Company or any of its Restricted Subsidiaries upon any conversion or exchange described in clause (A) or (B) above; plus

(c)	with respect to Restricted Investments made by the Company and its Restricted Subsidiaries after the Issue Date, an amount equal to the sum, without duplication, of (A) the net reduction in such Restricted Investments in any Person resulting from (i) repayments of loans or advances, or other transfers of assets, in each case to the Company or any Restricted Subsidiary, (ii) other repurchases, repayments or redemptions of such Restricted Investments, (iii) the sale of any such Restricted Investment to a purchaser other than the Company or a Subsidiary of the Company or (iv) the release of any Guarantee (except to the extent any amounts are paid under such Guarantee) that constituted a Restricted Investment plus (B) with respect to any Unrestricted Subsidiary designated as such after the Issue Date is redesignated as a Restricted Subsidiary after the Issue Date, the Fair Market Value of the Company’s Investment in such Subsidiary held by the Company or any of its Restricted Subsidiaries at the time of such redesignation; plus

(d)	100% of any dividends received by the Company or a Restricted Subsidiary after the Issue Date from an Unrestricted Subsidiary, to the extent such dividends were not otherwise included in the Consolidated Net Income of the Company for such period.

The preceding provisions will not prohibit:

(1)	the payment of any dividend or the consummation of any irrevocable redemption within 60 days after the date of declaration of the dividend or giving of the redemption notice, as the case may be, if at the date of declaration or notice, the dividend or redemption payment would have complied with the provisions of the indenture;

(2)	the making of any Restricted Payment in exchange for, or out of the net cash proceeds from the substantially concurrent sale (other than to a Subsidiary of the Company) of, Equity Interests of the Company (other than Disqualified Stock and other than Equity Interests issued or sold to an employee stock ownership plan, option plan or similar trust to the extent such sale to an employee stock ownership plan, option plan or similar trust is financed by loans from or guaranteed by the Company or any of its Restricted Subsidiaries unless such loans have been repaid with cash on or prior to the date of determination) or from the substantially concurrent contribution of common equity capital to the Company; provided that the amount of any such net cash proceeds that are utilized for any such Restricted Payment will be excluded from clause (3)(b) of the preceding paragraph and clause (7) of this paragraph;

(3)	the repurchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Debt (including the payment of any required premium and any fees and expenses incurred in connection with such repurchase, redemption, defeasance or other acquisition or retirement) with the net cash proceeds from a substantially concurrent incurrence of Indebtedness incurred to refinance such Subordinated Debt; provided, that such refinancing Indebtedness has a final maturity or redemption date later than the final maturity or redemption date of, and has a weighted average life to maturity equal to or grater than the weighted average life to maturity of, the Subordinated Debt being refinanced;

(4)	the defeasance, repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company or any Restricted Subsidiary held by any of the Company’s or any of its Restricted Subsidiaries’ current or former directors or employees in connection with the exercise or vesting of any equity compensation (including, without limitation, stock options, restricted stock and phantom stock) in order to satisfy the Company’s or such Restricted Subsidiary’s tax withholding obligation with respect to such exercise or vesting;

(5)	repurchases of Capital Stock deemed to occur upon the exercise of stock options if such Capital Stock represents a portion of the exercise price thereof;

(6)	payments to fund the purchase, redemption or other acquisition for value by the Company of fractional Equity Interests arising out of stock dividends, splits or combinations, business combinations or other transactions permitted by the indenture;

(7)	as long as no Default has occurred and is continuing or would be caused thereby, the defeasance, repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company or any Restricted Subsidiary held by the Company’s or any of the Company’s Restricted Subsidiaries’ current or former directors or employees; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed the sum of (a) $500,000 plus (b) the aggregate amount of cash proceeds received by the Company from the sale of the Company’s Equity Interests (other than Disqualified Stock) to any such directors or employees that occurs after the Issue Date; provided that the amount of such cash proceeds utilized for any such defeasance, repurchase, redemption or other acquisition or retirement will be excluded from clause (3)(b) of the immediately preceding paragraph and clause (2) of this paragraph plus (c) the cash proceeds of key man life insurance policies received by the Company and its Restricted Subsidiaries after the Issue Date;

(8)	the payment of any dividend (or, in the case of any partnership or limited liability company, any similar distribution) by a Restricted Subsidiary to the holders of Equity Interests (other than Disqualified Stock) of such Restricted Subsidiary; provided that such dividend or similar distribution is paid to all holders of such Equity Interests on a pro rata basis based their respective holdings of such Equity Interests;

(9)	repurchases of Subordinated Debt at a purchase price not greater than (a) 101% of the principal amount of such Subordinated Debt and accrued and unpaid interest thereon in the event of a Change of Control or (b) 100% of the principal amount of such Subordinated Debt and accrued and unpaid interest thereon in the event of an Asset Sale in connection with any change of control offer or asset sale offer required by the terms of such Subordinated Debt, but only if:

(i)	in the case of a Change of Control, the Company has first complied with and fully satisfied its obligations under the covenant described under—Repurchase of Notes Upon a Change of Control;” or

(ii)	in the case of an Asset Sale, the Company has complied with and fully satisfied its obligations under the covenant described under—Limitation on Asset Sales.”

(10)	payments or distributions to dissenting stockholders pursuant to applicable law in connection with a merger, consolidation or transfer of all or substantially all of the assets of the Company that complies with the provisions described under the caption “—Merger, Consolidation or Sales of Assets;” and

(11)	other Restricted Payments in an aggregate amount at any time outstanding not to exceed $5.0 million.

The amount of all Restricted Payments (other than cash) shall be the Fair Market Value on the date of such Restricted Payment of the asset(s) or securities proposed to be paid, transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to such Restricted Payment.

The Fair Market Value of any cash Restricted Payment shall be its face amount, and the Fair Market Value of any non-cash Restricted Payment exceeding $2.5 million shall be determined conclusively by two senior Officers of the Company acting in good faith whose conclusions with respect thereto shall be set forth in an Officers’ Certificate delivered to the trustee, provided, however, that if the Fair Market Value of any non-cash Restricted Payment exceeds $10.0 million, such Fair Market Value shall be determined conclusively by the Board of Directors of the Company and set forth in a board resolution, and a certified copy of such board resolution shall be delivered to the trustee. For purposes of determining compliance with this covenant, in the event that a Restricted Payment meets the criteria of more than one of the exceptions described in (1) through (11) above or is entitled to be made pursuant to the first paragraph of this covenant, the Company shall, in its sole discretion, classify such Restricted Payment, or later classify, reclassify or re-divide all or a portion of such Restricted Payment, in any manner that complies with this covenant.

Limitation on Liens

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or permit to exist any Lien to secure Indebtedness on any of its properties or assets, whether owned at the Issue Date or thereafter acquired, other than Permitted Liens.

Repurchase of Notes Upon a Change of Control

If a Change of Control occurs, each holder of notes will have the right to require the Company to repurchase all or any part (equal to $1,000 or an integral multiple of $1.00 in excess thereof) of that holder’s notes pursuant to an offer (a “Change of Control Offer”) on the terms set forth in the indenture. In the Change of Control Offer, the Company will offer a payment in cash (the “Change of Control Payment”) equal to not less than 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest, if any, on the notes repurchased to the date of purchase (the “Change of Control Payment Date”), subject to the rights of holders of notes on the relevant record date to receive interest due on the relevant interest payment date. Within 30 days following any Change of Control, the Company will mail a notice to each holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase notes on the Change of Control Payment Date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the indenture and described in such notice.

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the indenture by virtue of such compliance.

On the Change of Control Payment Date, the Company will, to the extent lawful:

(1)	accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer;

(2)	deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

(3)	deliver or cause to be delivered to the trustee the notes properly accepted together with an Officers’ Certificate stating the aggregate principal amount of notes or portions of notes being purchased by the Company.

The paying agent will promptly mail or wire transfer to each holder of notes properly tendered the Change of Control Payment for such notes (or, if all the notes are then in global form, make such payment through the facilities of DTC), and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided that each such new note will be in a principal amount of $1,000 and integral multiples of $1.00 in excess of $1,000. Any note so accepted for payment will cease to accrue interest on and after the Change of Control Payment Date unless the Company defaults in making the Change of Control Payment. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

The provisions described herein that require the Company to make a Change of Control Offer following a Change of Control will be applicable regardless of whether any other provisions of the indenture are applicable. Except as described above with respect to a Change of Control, the indenture does not contain provisions that permit the holders of the notes to require that the Company repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

The Company will not be required to make a Change of Control Offer upon a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by the Company and purchases all notes properly tendered and not withdrawn under the Change of Control Offer, or (2) notice of redemption has been given pursuant to the indenture as described above under the caption “—Optional Redemption,” unless and until there is a Default in payment of the applicable redemption price.

A Change of Control Offer may be made in advance of a Change of Control, and conditioned upon the occurrence of such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making the Change of Control Offer. Notes repurchased by the Company pursuant to a Change of Control Offer will have the status of notes issued but not outstanding or will be retired and cancelled, at the Company’s option. Notes purchased by a third party pursuant to the preceding paragraph will have the status of notes issued and outstanding.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of the Company and its Restricted Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require the Company to repurchase its notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Company and its Restricted Subsidiaries taken as a whole to another Person or group may be uncertain.

In the event that holders of at least 90% of the aggregate principal amount of the outstanding notes accept a Change of Control Offer and the Company purchases all of the notes held by such holders, the Company will have the right, upon not less than 30 nor more than 60 days’ prior notice, given not more than 30 days following a Change of Control Payment Date, to redeem all, but not less than all, of the notes that remain outstanding at a redemption price equal to the Change of Control Payment plus, to the extent not included in the Change of Control Payment, accrued and unpaid interest, if any, on the notes that remain outstanding, to the date of redemption (subject to the right of holders on the relevant record date to receive interest due on the relevant interest payment date).

Limitation on Asset Sales

The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1)	the Company (or the Restricted Subsidiary, as the case may be) receives consideration at least equal to the Fair Market Value of the assets or Equity Interests issued or sold or otherwise disposed of; and

(2)	at least 75% of the consideration received in respect of such Asset Sale by the Company or such Restricted Subsidiary is in the form of cash or Cash Equivalents. For purposes of this provision, each of the following will be deemed to be cash:

(a)	any liabilities, as shown on the Company’s most recent consolidated balance sheet, of the Company or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the notes or any Subsidiary Guarantee) that are assumed by the transferee of any such assets or Equity Interests pursuant to (1) a customary novation agreement that releases the Company or such Restricted Subsidiary from further liability therefor or (2) an assignment agreement that includes, in lieu of such a release, the agreement of the transferee or its parent company to indemnify and hold harmless the Company or such Restricted Subsidiary from and against any loss, liability or other cost in respect of such assumed liability;

(b)	any securities, notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are converted by the Company or such Restricted Subsidiary into cash within 180 days after the date of the Asset Sale, to the extent of the cash received in that conversion; and

(c)	any stock or assets of the kind referred to in clause (2) of the third paragraph of this covenant.

Notwithstanding the foregoing, the 75% limitation referred to above shall be deemed satisfied with respect to any Asset Sale in which the cash or Cash Equivalents portion of the consideration received therefrom, determined in accordance with the foregoing provision on an after-tax basis, is equal to or greater than what the after-tax proceeds would have been had such Asset Sale complied with the aforementioned 75% limitation.

Within 365 days after the receipt of any Net Proceeds from an Asset Sale or, if the Company has entered into a binding commitment or commitments with respect to any of the actions described in clauses (2) or (3) below, within the later of (x) 360 days after the receipt of any Net Proceeds from an Asset Sale or (y) 180 days after the entering into of such commitment or commitments, the Company (or the applicable Restricted Subsidiary, as the case may be) may apply such Net Proceeds:

(1)	to repay Senior Debt;

(2)	to invest in Additional Assets; or

(3)	to make capital expenditures in respect of a Related Business of the Company or any of its Restricted Subsidiaries.

An amount equal to any Net Proceeds from Asset Sales that are not applied or invested as provided in clauses (1) through (3) above will constitute “Excess Proceeds.”

Within ten Business Days after the aggregate amount of Excess Proceeds exceeds $5.0 million, the Company will make an offer (an “Asset Sale Offer”) to all holders of notes and all holders of other Indebtedness that is pari passu with the notes containing provisions similar to those set forth in the indenture with respect to offers to purchase or redeem with the proceeds of sales of assets, to purchase the maximum principal amount of notes and such other pari passu Indebtedness as may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of the principal amount plus accrued and unpaid interest, if any, to the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Company or any Restricted Subsidiary may use those Excess Proceeds for any purpose not otherwise prohibited by the indenture. If the aggregate principal amount of notes and other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the Company will use the Excess Proceeds to purchase the notes and such other pari passu Indebtedness on a pro rata basis. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

Notwithstanding the foregoing, the sale, conveyance or other disposition of all or substantially all of the assets of the Company and its Restricted Subsidiaries, taken as a whole, will be governed by the provisions of the indenture described under the caption “—Repurchase of Notes Upon a Change of Control” and/or the provisions described under the caption “—Merger, Consolidation or Sale of Assets” and not by the provisions of the Asset Sale covenant.

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sales provisions of the indenture, or compliance with the Asset Sales provisions of the indenture would constitute a violation of any such laws or regulations, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sales provisions of the indenture by virtue of such compliance.

The agreement governing the New Credit Facility may contain, prohibitions of certain events, including events that would constitute a Change of Control or an Asset Sale and including repurchases of or other prepayments in respect of the notes. The exercise by the holders of notes of their right to require the Company to repurchase the notes upon a Change of Control or an Asset Sale could cause a default under that other agreement, even if the Change of Control or Asset Sale itself does not, due to the financial effect of such repurchases on the Company or otherwise. In the event a Change of Control or Asset Sale occurs at a time when the Company is prohibited from purchasing notes, the Company could seek the consent of the applicable lenders to the purchase of notes or could attempt to refinance the Indebtedness that contain such prohibitions. If the Company does not obtain a consent or repay that Indebtedness, the Company will remain prohibited from purchasing notes. In that case, the Company’s failure to purchase tendered notes would constitute an Event of Default under the indenture which could, in turn, constitute a default under other Indebtedness. Finally, the Company’s ability to pay cash to the holders of notes upon a repurchase may be limited by the Company’s then-existing financial resources. See “Risk Factors—Risks to Holders of New Notes Issued in the Offer—We may not be able make the a change of control offer required by the indenture.”

Designation of Restricted and Unrestricted Subsidiaries

The Board of Directors of the Company may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments owned by the Company and its Restricted Subsidiaries in the Subsidiary designated as an Unrestricted Subsidiary will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under the covenant described above under the caption “—Restricted Payments” or under one or more clauses of the definition of Permitted Investments, as determined by the Company. That designation will only be permitted if the Investment would be permitted at that time and if the applicable Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

Any designation of a Subsidiary of the Company as an Unrestricted Subsidiary will be evidenced to the trustee by filing with the trustee a certified copy of a resolution of the Board of Directors of the Company giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption “—Restricted Payments.” If, at any time, any Unrestricted Subsidiary would fail to meet the requirements of the definition of “Unrestricted Subsidiary” set forth below under “—Definitions,” it will thereafter cease to be an Unrestricted Subsidiary for purposes of the indenture. The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, that no Default or Event of Default would be in existence following such designation.

Reports

Regardless of whether required by the rules and regulations of the SEC, so long as any notes are outstanding, the Company will continue to file with the SEC for public availability, within the time periods specified in the SEC’s rules and regulations (unless the SEC will not accept such a filing, in which case the Company will comply with the requirements described in the next succeeding paragraph):

(1)	all quarterly and annual reports that are required to be filed with the SEC on Forms 10-Q and 10-K; and

(2)	all current reports that are required to be filed with the SEC on Form 8-K.

If, at any time, the Company is no longer subject to the periodic reporting requirements of the Exchange Act for any reason, the Company will nevertheless continue filing the reports specified in the preceding paragraph of this covenant with the SEC within the time periods specified above, unless the SEC will not accept such a filing. The Company will not take any action for the purpose of causing the SEC not to accept any such filings. If, notwithstanding the foregoing, the SEC will not accept the Company’s filings for any reason, the Company will post the reports referred to in the preceding paragraphs on its website within the time periods that would apply if the Company were required to file those reports with the SEC.

If the Company has designated any of its Subsidiaries as Unrestricted Subsidiaries, then, the quarterly and annual financial information required by the preceding paragraphs will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in Management’s Discussion and Analysis of Financial Condition and Results of Operations, of the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries.

Additional Subsidiary Guarantees

Each Subsidiary of the Company that constitutes a Domestic Restricted Subsidiary will unconditionally Guarantee the notes, and upon any Person (that is not already a Subsidiary Guarantor) becoming a Domestic Restricted Subsidiary, such Person shall become a Subsidiary Guarantor in accordance with the procedures specified in the indenture. The Subsidiary Guarantee of a Subsidiary Guarantor will be released at such time as such Subsidiary Guarantor ceases to constitute a Domestic Restricted Subsidiary.

Merger, Consolidation or Sale of Substantially All Assets

The Company will not (1) consolidate or merge with or into another Person (regardless of whether the Company is the surviving corporation), convert into another form of entity or continue in another jurisdiction; or (2) directly or indirectly, sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to another Person, unless:

(1)	either: (a) the Company is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger or resulting from such conversion (if other than the Company) or to which such sale, assignment, transfer, conveyance or other disposition has been made is a corporation, limited liability company or limited partnership organized or existing under the laws of the United States, any state of the United States or the District of Columbia;

(2)	the Person formed by or surviving any such conversion, consolidation or merger (if other than the Company) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all the obligations of the Company under the notes and the indenture pursuant to agreements reasonably satisfactory to the trustee; provided that, unless such Person is a corporation, a corporate co-issuer of the notes will be added to the indenture by agreements reasonably satisfactory to the trustee;

(3)	immediately after such transaction or transactions, no Default or Event of Default exists; and

(4)	the Company or the Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, conveyance or other disposition has been made would have Consolidated Net Worth immediately after the transaction equal to or greater than the Consolidated Net Worth of the Company immediately preceding the transaction; and

(5)	the Company shall have delivered to the Trustee and Officers’ Certificate and an opinion of counsel, subject to customary assumptions and qualifications, each stating that such consolidation, merger, conversion, sale, assignment, transfer, lease, conveyance or other disposition, and such supplemental indenture (if any) comply with the Indenture.

For purposes of this covenant, the sale, lease, conveyance, assignment, transfer, or other disposition of all or substantially all of the properties and assets of one or more Subsidiaries of the Company, which properties and assets, if held by the Company instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of the Company on a consolidated basis, shall be deemed to be the transfer of all or substantially all of the assets of the Company.

The surviving entity will succeed to, and be substituted for, and may exercise every right and power of, the Company under the indenture; provided, however, that the Company will not be released from the obligation to pay the principal of and interest on the notes except in the case of a sale of all of the Company’s assets in a transaction that is subject to, and that complies with the provisions of, this covenant.

Notwithstanding the restrictions described in the foregoing clause (4), any Restricted Subsidiary may consolidate with, merge into or transfer all or part of its properties and assets to the Company, the Company may merge into a Restricted Subsidiary for the purpose of reincorporating the Company in another jurisdiction, and any Restricted Subsidiary may consolidate with, merge into or transfer all or part of its properties and assets to another Restricted Subsidiary.

Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve “all or substantially all” of the property or assets of a Person.

Events of Default

Under the indenture, each of the following constitutes an “Event of Default” with respect to the notes:

(1)	default for 30 days in the payment when due of interest on the notes;

(2)	default in the payment when due of the principal amount of the notes;

(3)	failure by the Company to comply with its obligations under “—Certain Covenants—Merger, Consolidation or Sale of Substantially All Assets” or to consummate a purchase of notes when required pursuant to the covenants described under the caption “—Certain Covenants—Repurchase of Notes Upon a Change of Control” and “—Certain Covenants—Limitation on Asset Sales;

(4)	failure by the Company or any of its Restricted Subsidiaries for 30 days after written notice from the trustee or the holders of at least 25% in aggregate principal amount of the then outstanding notes to comply with the provisions described under the caption “—Certain Covenants—Restricted Payments” or to comply with the provisions described under the captions “—Certain Covenants—Repurchase of Notes Upon a Change of Control” and “—Certain Covenants—Limitation on Asset Sales” to the extent not described in clause (3) above;

(5)	failure by the Company or any of its Restricted Subsidiaries for 60 days after written notice from the trustee or the holders of at least 25% in aggregate principal amount of the then outstanding notes to comply with any of the other agreements in the indenture or the Security Documents;

(6)	default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries), other than Indebtedness owed to the Company or any of its Restricted Subsidiaries, whether such Indebtedness or Guarantee now exists, or is created after the Issue Date, which default:

(a)	is caused by a failure to pay principal of, or interest or premium, if any, on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness (“Payment Default”); or

(b)	results in the acceleration of such Indebtedness prior to its maturity;

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $5.0 million or more;

(7)	failure by the Company or any Significant Subsidiary or group of the Company’s Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary to pay final judgments aggregating in excess of $5.0 million (net of any amounts that a reputable and creditworthy insurance company has acknowledged liability for in writing), which judgments are not paid, discharged or stayed for a period of 60 days;

(8)	except as permitted by the indenture, any Subsidiary Guarantee is held in a judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect, or any Subsidiary Guarantor, or any Person acting on behalf of any Subsidiary Guarantor, denies or disaffirms its obligations under its Subsidiary Guarantee;

(9)	certain events of bankruptcy, insolvency or reorganization with respect to the Company or a Significant Subsidiary or group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary; or

(10)	unless all of the Collateral has been released from the Note Liens in accordance with the provisions of the Security Documents, the default, repudiation or disaffirmation by the Company or any of the Subsidiary Guarantors of any of their obligations under the Security Documents (other than by reason of a release of such obligation or Lien related thereto in accordance with the indenture or the Security Documents), which default, repudiation or disaffirmation results in Collateral having an aggregate Fair Market Value in excess of $5.0 million not being subject to a valid, perfected security interest in favor of the Collateral Agent under any applicable law (other than the law of any foreign jurisdiction) (to the extent required under the Security Documents), or a determination in a judicial proceeding that the Security Documents are unenforceable or invalid against the Company or any of the Subsidiary Guarantors for any reason with respect to Collateral having an aggregate Fair Market Value of $5.0 million or more; provided that such default, repudiation, disaffirmation or determination is not rescinded, stayed, or waived by the Persons having such authority pursuant to the Security Documents or otherwise cured within 60 days after the Company receives written notice thereof specifying such occurrence from the trustee or the holders of at least 25% of the outstanding principal amount of the notes demanding that such default be remedied.

The indenture provides that in the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to the Company, any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, all then outstanding notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the trustee or the holders of at least 25% in aggregate principal amount of the then outstanding notes may declare all of the notes to be due and payable immediately by notice in writing to the Company and, in case of a notice by holders, also to the trustee specifying the respective Event of Default and that it is a notice of acceleration.

Subject to certain limitations, holders of a majority in aggregate principal amount of the then outstanding notes may direct the trustee in its exercise of any trust or power with respect to the notes. However, the trustee may refuse any direction that violates applicable law or this indenture or that the trustee determines may be unduly prejudicial to the rights of other holders or that may subject the trustee to personal liability. The trustee may also withhold from holders of the notes notice of any continuing Default or Event of Default if it determines that withholding notice is in their interest, except a Default or Event of Default relating to the payment of principal or interest.

Subject to the provisions of the indenture relating to the duties of the trustee, in case an Event of Default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any holders of notes unless such holders have offered to the trustee reasonable indemnity or security against any loss, liability or expense, and the trustee will be under no obligation to incur any expense, unless such holders have offered assurance of reimbursement for such expense satisfactory to the trustee. Except to enforce the right to receive payment of principal or interest when due, no holder of a note may pursue any remedy with respect to the indenture or the notes unless:

(a)	such holder has previously given the trustee notice of a continuing Event of Default;

(b)	holders of at least 25% in aggregate principal amount of the then outstanding notes have made a written request to the trustee to pursue the remedy;

(c)	such holders have offered the trustee reasonable security or indemnity satisfactory to the trustee against any loss, liability or expense;

(d)	the trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

(e)	holders of a majority in aggregate principal amount of the then outstanding notes have not given the trustee a direction that is inconsistent with such request within such 60-day period.

The holders of a majority in aggregate principal amount of the then outstanding notes by notice to the trustee may, on behalf of the holders of all of the notes, rescind an acceleration or waive any existing Default or Event of Default and its consequences under the indenture except a continuing Default or Event of Default in the payment of interest on, or the principal of, the notes.

The Company is required to deliver to the trustee annually a statement regarding compliance with the indenture and the Security Documents. Upon becoming aware of any Default or Event of Default, the Company is required within five Business Days to deliver to the trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator, stockholder, member, manager or partner of the Company or any Subsidiary Guarantor, as such, will have any liability for any obligations of the Company or the Subsidiary Guarantors under the notes, the indenture, the Subsidiary Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Legal Defeasance and Covenant Defeasance

The Company may, at any time, at the option of its Board of Directors evidenced by a resolution set forth in an Officers’ Certificate, elect to have all of its obligations discharged with respect to the outstanding notes and all obligations of the Subsidiary Guarantors discharged with respect to their Subsidiary Guarantees (“Legal Defeasance”) except for:

(1)	the rights of holders of outstanding notes to receive payments in respect of the principal of, or interest on such notes when such payments are due from the trust referred to below;

(2)	the Company’s obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3)	the rights, powers, trusts, duties and immunities of the trustee, and the Company’s and the Subsidiary Guarantors’ obligations in connection therewith; and

(4)	the Legal Defeasance and Covenant Defeasance provisions of the indenture.

In addition, the Company may, at its option and at any time, elect to have the obligations of the Company and the Subsidiary Guarantors released with respect to the provisions of the indenture described above under “—Certain Covenants” (other than the covenant described under “—Certain Covenants—Merger, Consolidation or Sale of Assets,” except to the extent described below) and the limitation imposed by clause (4) under “—Certain Covenants—Merger, Consolidation or Sale of Assets” (such release and termination being referred to as “Covenant Defeasance”), and thereafter any omission to comply with such obligations or provisions will not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs in accordance with the indenture, the Events of Default described under clauses (3) through (7) under the caption “—Events of Default” and the Event of Default described under clause (9) under the caption “—Events of Default” (but only with respect to Subsidiaries of the Company), in each case, will no longer constitute an Event of Default with respect to the notes.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1)	the Company must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the notes, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants to pay the principal of and interest on, the outstanding notes on the stated date for payment thereof or on the applicable redemption date, as the case may be, and the Company must specify whether the notes are being defeased to such stated date for payment or to a particular redemption date;

(2)	in the case of Legal Defeasance, the Company must deliver to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that (a) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the Issue Date, there has been a change in the applicable U.S. federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the holders of the outstanding notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3)	in the case of Covenant Defeasance, the Company has delivered to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that the holders of the outstanding notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4)	no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit);

(5)	the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Company or any Subsidiary Guarantor is a party or by which the Company or any Subsidiary Guarantor is bound;

(6)	such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the indenture) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;

(7)	the Company must deliver to the trustee an Officers’ Certificate stating that the deposit was not made by the Company with the intent of preferring the holders of notes over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding any creditors of the Company or others;

(8)	the Company must deliver to the trustee an Officers’ Certificate, stating that all conditions precedent set forth in clauses (1) through (7) of this paragraph have been complied with; and

(9)	the Company must deliver to the trustee an opinion of counsel, stating that all conditions precedent set forth in clauses (2), (3) and (5) of this paragraph have been complied with.

Amendment, Supplement and Waiver

Except as provided in the next two succeeding paragraphs, the indenture, the notes or any Guarantee thereof may be amended or supplemented with the consent of the holders of a majority in aggregate principal amount of the notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, the notes) and, subject to certain exceptions relating to waivers of past Defaults and rights of holders of notes to receive payment, any existing Default or Event of Default or compliance with any provision of the indenture or the notes issued thereunder or any Guarantee thereof may be waived with respect to the notes with the consent of the holders of a majority in aggregate principal amount of the notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, the notes).

Without the consent of each holder of the notes affected, an amendment, supplement or waiver may not (with respect to any notes held by a non-consenting holder):

(1)	reduce the amount of notes whose holders must consent to an amendment, supplement or waiver;

(2)	reduce the stated rate of or extend the stated time for payment of interest on any note;

(3)	reduce the principal of or change the Stated Maturity of any note;

(4)	make any note payable in money other than that stated in the note;

(5)	make any changes to provisions related to the right of any holder to receive payment of principal of and interest on such holder’s notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder’s notes;

(6)	make any changes to provisions related to the waiver of past Defaults;

(7)	make a change in, or release other than in accordance with the indenture, any Subsidiary Guarantee, in each case in any manner adverse to the holders of the notes;

(8)	waive a redemption payment with respect to any note; provided, however, that any purchase or repurchase of the notes shall not be deemed a redemption of the notes; or

(9)	make any change in the foregoing amendment and waiver provisions of the indenture.

Notwithstanding the foregoing, without the consent of any holder of notes, the Company, the Subsidiary Guarantors and the trustee may amend or supplement the indenture or the notes or the Guarantees thereof issued thereunder to:

(1)	cure any ambiguity or defect or to correct or supplement any provision therein that may be inconsistent with any other provision therein;

(2)	evidence the succession of another person or entity to the Company and the assumption by any such successor of the covenants of the Company therein and, to the extent applicable, to the notes;

(3)	provide for uncertificated notes in addition to or in place of certificated notes;

(4)	add a Subsidiary Guarantee and cause any person or entity to become a Subsidiary Guarantor, and/or to evidence the succession of another person or entity to a Subsidiary Guarantor and the assumption by any such successor of the Subsidiary Guarantee of such Subsidiary Guarantor therein and, to the extent applicable, endorsed upon any notes;

(5)	provide, subject to the terms of the Intercreditor Agreement, additional collateral to secure the notes;

(6)

add to the covenants of the Company such further covenants, restrictions, conditions or provisions as the Company shall consider to be appropriate for the benefit of the holders of the notes or to surrender any right or power therein conferred upon the Company and to make the occurrence, or the occurrence and continuance, of a Default in any such additional covenants, restrictions, conditions or provisions an Event of Default permitting the enforcement of all or any of the several remedies provided in the indenture as set forth therein; provided, that in respect of any such additional covenant, restriction, condition or provision, such supplemental indenture may provide for a particular period of grace after Default (which period may be shorter or longer than that allowed in the case of other Defaults) or may provide for an immediate enforcement upon such an Event of Default or may limit the remedies available to the trustee upon such an Event of Default or may limit the right of the holders of a majority in aggregate principal amount of the notes of such series to waive such an Event of Default;

(7)	make any change to any provision of the indenture that would provide any additional rights or benefits to the holders of the notes issued thereunder or that does not adversely affect the rights or interests of any such holder;

(8)	provide for the issuance of Additional Notes in accordance with the provisions set forth in the indenture on the date of such indenture;

(9)	add any additional Defaults or Events of Default in respect of the notes;

(10)	establish the form or terms of the notes, including issuing Additional Notes;

(11)	evidence and provide for the acceptance of appointment thereunder by a successor trustee with respect to the notes and to add to or change any of the provisions of the indenture as shall be necessary to provide for or facilitate the administration of the trusts thereunder by more than one trustee, pursuant to the requirements of such indenture;

(12)	conform the text of the indenture (and/or any supplemental indenture) or any notes issued thereunder to any provision of a description of such notes appearing in a prospectus or prospectus supplement or an offering memorandum or offering circular pursuant to which such notes were offered to the extent that such provision was intended to be a verbatim recitation of a provision of such indenture (and/or any supplemental indenture) or the notes or Guarantees issued thereunder;

(14)	add a corporate co-issuer in accordance with the covenant set forth under the caption “—Certain Covenants—Merger, Consolidation or Sale of Substantially All Assets;” or

(15)	modify, eliminate or add to the provisions of the indenture to such extent as shall be necessary to effect the qualification of such indenture under the Trust Indenture Act, or under any similar federal statute subsequently enacted, and to add to such indenture such other provisions as may be expressly required under the Trust Indenture Act.

The consent of the holders is not necessary under the indenture to approve the particular form of any proposed amendment, supplement or waiver, but it is sufficient if such consent approves the substance thereof. After an amendment, supplement or waiver under the indenture becomes effective, the Company shall mail to the holders of the notes a notice briefly describing such amendment, supplement or waiver. However, the failure to give such notice to all such holders, or any defect therein, will not impair or affect the validity of the applicable amendment, supplement or waiver.

Satisfaction and Discharge

The indenture will be discharged and will cease to be of further effect as to all notes issued thereunder, when:

(1)	either:

(a)	all notes that have been authenticated, except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has been deposited in trust and thereafter repaid to the Company, have been delivered to the trustee for cancellation; or

(b)	all notes that have not been delivered to the trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and the Company or any Subsidiary Guarantor has irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the notes not delivered to the trustee for cancellation for principal and accrued interest to the date of maturity or redemption;

(2)	no Default or Event of Default has occurred and is continuing on the date of the deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit);

(3)	such deposit will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the indenture) to which the Company or any Subsidiary Guarantor is a party or by which the Company or any Subsidiary Guarantor is bound;

(4)	the Company or any Subsidiary Guarantor has paid or caused to be paid all sums payable by it under the indenture; and

(5)	the Company has delivered irrevocable instructions to the trustee under the indenture to apply the deposited money toward the payment of the notes at maturity or on the redemption date, as the case may be.

In addition, the Company must deliver to the trustee (a) an Officers’ Certificate, stating that all conditions precedent set forth in clauses (1) through (5) above have been satisfied and (b) an opinion of counsel, stating that all conditions precedent set forth in clauses (3) and (5) above have been satisfied.

Concerning the Trustee

If the trustee becomes a creditor of the Company or any Subsidiary Guarantor, the indenture limits the right of the trustee to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue as trustee (if the indenture has been qualified under the Trust Indenture Act) or resign.

The holders of a majority in aggregate principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The indenture provides that in case an Event of Default occurs and is continuing, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of notes, unless such holder has offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense and then only to the extent required by the terms of the indenture, and the trustee will be under no obligation to incur any expense unless such holder has offered assurance of reimbursement for such expense satisfactory to the trustee.

Additional Information

Anyone who receives this offering memorandum may obtain a copy of the indenture and the Security Documents without charge by writing to Dune Energy, Inc., Two Shell Plaza, 777 Walker Street, Suite 2300, Houston, Texas 77002, Attention: Corporate Secretary.

Governing Law

The indenture, the notes and the Subsidiary Guarantees will be governed by the laws of the State of New York.

Book-Entry, Delivery and Form

Notes will be issued either in registered, global form or in registered, certificated form in minimum denominations of $1,000 and integral multiples of $1.00 in excess thereof.

Initially, all notes will be represented by one or more notes in registered, global form without interest coupons (collectively, the “Global Notes”). The Global Notes will be deposited upon issuance with the trustee as custodian for The Depository Trust Company (“DTC”), and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below. Beneficial interests in the Global Notes may be held through Euroclear Bank, S.A./N.V. as the operator of the Euroclear System (“Euroclear”), and Clearstream Banking, S.A. (“Clearstream”) (as indirect participants in DTC).

Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for definitive notes in registered certificated form (“Certificated Notes”) except in the limited circumstances described below. See “—Exchange of global notes for certificated notes.” Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of notes in certificated form.

Transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of Euroclear and Clearstream), which may change from time to time.

Depositary Procedures

The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. The Company takes no responsibility for these operations and procedures and urges investors to contact the system or their participants directly to discuss these matters.

DTC has advised the Company that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between the Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

DTC has also advised the Company that, pursuant to procedures established by it:

(1)	upon deposit of the Global Notes, DTC will credit the accounts of the Participants designated by the holders of Old Notes tendered pursuant to the Offer with portions of the principal amount of the Global Notes; and

(2)	ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the Global Notes).

Investors in the Global Notes who are Participants may hold their interests therein directly through DTC. Investors in the Global Notes who are not Participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream) which are Participants. Euroclear and Clearstream may hold interests in the Global Notes on behalf of their participants through customers’ securities accounts in their respective names on the books of their respective depositories, which are Euroclear Bank S.A./N.V., as operator of Euroclear, and Citibank, N.A., as operator of Clearstream. All interests in a Global Note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems. The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such Persons will be limited to that extent. Because DTC can act only on behalf of the Participants, which in turn act on behalf of the Indirect Participants, the ability of a Person having beneficial interests in a Global Note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described below, owners of interests in the Global Notes will not have notes registered in their names, will not receive physical delivery of Certificated Notes and will not be considered the registered owners or “holders” thereof under the indenture for any purpose.

Payments in respect of the principal of, and interest and premium, if any, on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the indenture. Under the terms of the indenture, the Company, the Subsidiary Guarantors and the trustee will treat the Persons in whose names the notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving payments and for all other purposes. Consequently, neither the Company, the Subsidiary Guarantors, the trustee nor any agent of any of them has or will have any responsibility or liability for:

(1)	any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interest in the Global Notes or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the Global Notes; or

(2)	any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

DTC has advised the Company that its current practice, at the due date of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe that it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the trustee or the Company. Neither the Company nor the trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the notes, and the Company and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Transfers between Participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

Cross-market transfers between the Participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by its depository; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its depository to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

DTC has advised the Company that it will take any action permitted to be taken by a holder of notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the notes, DTC reserves the right to exchange the Global Notes for legended notes in certificated form, and to distribute such notes to its Participants.

Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. Neither the Company nor the trustee nor any of their respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

A Global Note is exchangeable for Certificated Notes if:

(1)	DTC (a) notifies the Company that it is unwilling or unable to continue as depositary for the Global Note or (b) has ceased to be a clearing agency registered under the Exchange Act, and in each case the Company fails to appoint a successor depositary within 90 days;

(2)	the Company, at its option, notifies the trustee in writing that it elects to cause the issuance of Certificated Notes (DTC has advised the Company that, in such event, under its current practices, DTC would notify its Participants of the Company’s request, but will only withdraw beneficial interests from a Global Note at the request of each Participant); or

(3)	a Default or Event of Default has occurred and is continuing and DTC notifies the trustee of its decision to exchange the Global Note for Certificated Notes.

In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon prior written notice given to the trustee by or on behalf of DTC in accordance with the indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

Exchange of Certificated Notes for Global Notes

Certificated Notes may be exchanged for beneficial interests in any Global Note.

Same Day Settlement and Payment

The Company will make payments in respect of the notes represented by the Global Notes (including principal, premium, if any, and interest) by wire transfer of immediately available funds to the accounts specified by DTC or its nominee. The Company will make all payments of principal, interest and premium, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the holders thereof or, if no such account is specified, by mailing a check to each such holder’s registered address. The notes represented by the Global Notes are expected to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds. The Company expects that secondary trading in any Certificated Notes will also be settled in immediately available funds.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a Participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised the Company that cash received in Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream participant to a Participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.

Definitions

“Additional Assets” means:

(1)	any property or assets (other than Indebtedness and Capital Stock) to be used by the Company or a Restricted Subsidiary in a Related Business;

(2)	the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or another Restricted Subsidiary;

(3)	Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary; or

(4)	Capital Stock of any Restricted Subsidiary; provided that all the Capital Stock of such Subsidiary held by the Company or any of its Restricted Subsidiaries shall entitle the Company or such Restricted Subsidiary to not less than a pro rata portion of all dividends or other distributions made by such Subsidiary upon any of such Capital Stock;

provided, however, that, in the case of clauses (2), (3) and (4), such Subsidiary is primarily engaged in a Related Business.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

“Asset Sale” means:

(1)	the sale, lease, conveyance or other disposition of any assets or rights (including by way of a Production Payment or a sale and leaseback transaction); provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the indenture described above under the caption “—Certain Covenants—Repurchase of Notes Upon a Change of Control” and/or the provisions described above under the caption “—Certain Covenants—Merger, Consolidation or Sale of Substantially All Assets” and not by the provisions of the Asset Sale covenant; and

(2)	the issuance of Equity Interests in any of the Company’s Restricted Subsidiaries (other than directors’ qualifying shares) or the sale of Equity Interests held by the Company or its Subsidiaries in any of its Subsidiaries.

Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale:

(1)	any single transaction or series of related transactions that involves assets having a Fair Market Value of less than $1.0 million;

(2)	a transfer of assets between or among the Company and its Restricted Subsidiaries;

(3)	an issuance of Equity Interests by a Restricted Subsidiary to the Company or to a Restricted Subsidiary;

(4)	the sale, lease or other disposition of equipment, inventory, products, services, accounts receivable or other assets in the ordinary course of business, including in connection with any compromise, settlement or collection of accounts receivable, and any sale or other disposition of damaged, worn-out or obsolete assets or assets that are no longer useful in the conduct of the business of the Company and its Restricted Subsidiaries;

(5)	the sale or other disposition of cash or Cash Equivalents;

(6)	a Restricted Payment that does not violate the covenant described above under the caption “—Certain Covenants—Restricted Payments,” including the issuance or sale of Equity Interests or the sale, lease or other disposition of products, services, equipment, inventory, accounts receivable or other assets pursuant to any such Restricted Payment;

(7)	the consummation of a Permitted Investment, including, without limitation, unwinding any Hedging Obligations, and including the issuance or sale of Equity Interests or the sale, lease or other disposition of products, services, equipment, inventory, accounts receivable or other assets pursuant to any such Permitted Investment;

(8)	a disposition of Hydrocarbons or mineral products inventory in the ordinary course of business;

(9)	the farm-out, lease or sublease of developed or undeveloped crude oil or natural gas properties owned or held by the Company or any Restricted Subsidiary in exchange for crude oil and natural gas properties owned or held by another Person;

(10)	the creation or perfection of a Lien (but not, except as contemplated in clause (11) below, the sale or other disposition of the properties or assets subject to such Lien);

(11)	the creation or perfection of a Permitted Lien and the exercise by any Person in whose favor a Permitted Lien is granted of any of its rights in respect of that Permitted Lien;

(12)	the licensing or sublicensing of intellectual property, including, without limitation, licenses for seismic data, in the ordinary course of business and which do not materially interfere with the business of the Company and its Restricted Subsidiaries;

(13)	surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims of any kind; and

(14)	the disposition of oil and natural gas properties in connection with tax credit transactions complying with Section 29 of the Internal Revenue Code or any successor or analogous provisions of the Internal Revenue Code.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time or upon the occurrence of a subsequent condition. The terms “Beneficially Owns,” “Beneficially Owned” and “Beneficially Owning” will have a corresponding meaning.

“Board of Directors” means:

(1)	with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

(2)	with respect to a partnership, the board of directors of the general partner of the partnership;

(3)	with respect to a limited liability company, the managers or managing member or members of such limited liability company (as applicable) or any duly authorized committee of managers or managing members (as applicable) thereof; and

(4)	with respect to any other Person, the board of directors or duly authorized committee of such Person serving a similar function.

“Business Day” means any day other than a Saturday, a Sunday or a day on which banking institutions in the City of New York or at a place of payment are authorized by law, regulation or executive order to remain closed.

“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

“Capital Stock” means:

(1)	in the case of a corporation, corporate stock;

(2)	in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)	in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

(4)	any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, regardless of whether such debt securities include any right of participation with Capital Stock.

“Cash Equivalents” means:

(1)	United States dollars;

(2)	Government Securities having maturities of not more than one year from the date of acquisition;

(3)	marketable general obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition thereof, having a credit rating of “A” or better from either S&P or Moody’s;

(4)	certificates of deposit, demand deposit accounts and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case, with any domestic commercial bank having capital and surplus in excess of $500.0 million and a Thomson Bank Watch Rating of “B” or better;

(5)	repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2), (3) and (4) above entered into with any financial institution meeting the qualifications specified in clause (4) above;

(6)	commercial paper having one of the two highest ratings obtainable from S&P or Moody’s and, in each case, maturing within one year after the date of acquisition; and

(7)	money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (6) of this definition; and

(8)	deposits in any currency available for withdrawal on demand with any commercial bank that is organized under the laws of any country in which the Company or any Restricted Subsidiary maintains its chief executive office or is engaged in the Related Business, provided that all such deposits are made in such accounts in the ordinary course of business.

“Change of Control” means:

(1)	any “person” or “group” of related persons (as such terms are used in Section 13(d) of the Exchange Act) is or becomes a Beneficial Owner, directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Company (or its successor by merger, consolidation or purchase of all or substantially all of its assets) (for the purposes of this clause, such person or group shall be deemed to Beneficially Own any Voting Stock of the Company held by an entity, if such person or group Beneficially Owns, directly or indirectly, more than 50% of the voting power of the Voting Stock of such entity);

(2)	the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors;

(3)	the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole to any “person” (as such term is used in Section 13(d) of the Exchange Act); or

(4)	the adoption of a plan or proposal for the liquidation or dissolution of the Company.

Notwithstanding the foregoing, no transaction, event or occurrence contemplated by or described in the Offering Memorandum shall constitute a “Change of Control.”

“Collateral Agent” means the trustee, in its capacity as collateral agent for the holders of notes and holders of any Permitted Additional Pari Passu Obligations, together with its successors in such capacity.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

(1)	the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or similar distributions paid in cash to the specified Person or a Restricted Subsidiary of the Person;

(2)	the Net Income of any Restricted Subsidiary will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders (without regard to any restrictions existing by reason of, or any governmental approvals necessary pursuant to, any law, rule, regulation, order or decree that is generally applicable to all Persons operating in any jurisdiction in which the Company or any of its Restricted Subsidiaries are conducting business so long as there is in effect no specific order, decree or other prohibition pursuant to any such law, rule or regulation in such jurisdiction limiting the payment of a dividend or similar distribution by such Restricted Subsidiary);

(3)	the cumulative effect of a change in accounting principles will be excluded;

(4)	any gain (loss) realized upon the sale or other disposition of any property, plant or equipment of such Person or its consolidated Restricted Subsidiaries (including pursuant to any sale or leaseback transaction) which is not sold or otherwise disposed of in the ordinary course of business and any gain (loss) realized upon the sale or other disposition of any Capital Stock of any Person will be excluded;

(5)	any asset impairment writedowns on Oil and Gas Properties under GAAP or SEC guidelines will be excluded;

(6)	any non-cash mark-to-market adjustments to assets or liabilities resulting in unrealized gains or losses in respect of Hedging Obligations (including those resulting from the application of SFAS 133) shall be excluded; and

(7)	to the extent deducted in the calculation of Net Income, any non-cash or nonrecurring charges associated with any premium or penalty paid, write-off of deferred financing costs or other financial recapitalization charges in connection with redeeming or retiring any Indebtedness will be excluded.

“Consolidated Net Worth” means, with respect to any specified Person as of any date, the sum of:

(1) the consolidated equity of the common stockholders of such Person and its consolidated Subsidiaries as of such date; plus

(2) the respective amounts reported on such Person’s balance sheet as of such date with respect to any series of preferred stock that by its terms is not entitled to the payment of dividends unless such dividends may be declared and paid only out of net earnings in respect of the year of such declaration and payment, but only to the extent of any cash received by such Person upon issuance of such preferred stock.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of the Company who:

(1)	was a member of such Board of Directors on the Issue Date; or

(2)	was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election.

“Currency Agreement” means in respect of a Person any foreign exchange contract, currency swap agreement or other similar agreement as to which such Person is a party or a beneficiary.

“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require the Company to repurchase such Capital Stock upon the occurrence of a Change of Control or an Asset Sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that the Company may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption amount of Disqualified Stock deemed to be outstanding at any time for purposes of the indenture will be the maximum amount that the Company and its Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.

“Dollar-Denominated Production Payments” means production payment obligations recorded as liabilities in accordance with GAAP, together with all undertakings and obligations in connection therewith.

“Domestic Restricted Subsidiary” means any Restricted Subsidiary that was formed under the laws of the United States or any state of the United States or the District of Columbia or that Guarantees or otherwise provides direct credit support for any Indebtedness of the Company or any Restricted Subsidiary.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Assets” means any Capital Stock of each Subsidiary of the Company to the extent and for so long as the pledge of such Capital Stock or other securities to secure the notes or the Subsidiary Guarantees would cause such Subsidiary to be required to file separate financial statements with the SEC pursuant to Rule 3-16 of Regulation S-X (as in effect from time to time).

“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by the Board of Directors or management of the Company (unless otherwise provided in the indenture), which determination will be conclusive for all purposes under the indenture.

“Farm-In Agreement” means an agreement whereby a Person agrees to pay all or a share of the drilling, completion or other expenses of an exploratory or development well (which agreement may be subject to a maximum payment obligation, after which expenses are shared in accordance with the working or participation interest therein or in accordance with the agreement of the parties) or perform the drilling, completion or other operation on such well in exchange for an ownership interest in an oil or gas property.

“Farm-Out Agreement” means a Farm-In Agreement, viewed from the standpoint of the party that transfers an ownership interest to another.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants, the opinions and pronouncements of the Public Company Accounting Oversight Board and in the statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time. All ratios and computations based on GAAP contained in the indenture will be computed in conformity with GAAP.

“Government Securities” means direct obligations of, or obligations guaranteed by, the United States of America, and the payment for which the United States pledges its full faith and credit.

“Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services or to take or pay or to maintain financial statement conditions or otherwise), or entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part).

“Hedging Obligations” of any Person means the obligations of such Person pursuant to any Interest Rate and Currency Hedges and any Oil and Natural Gas Hedging Contracts.

“Hydrocarbons” means oil, gas, natural gas liquids, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all constituents, elements or compounds thereof and products refined or processed therefrom.

“Indebtedness” means, with respect to any specified Person, without duplication, any indebtedness of such Person, regardless of whether contingent:

(1)	in respect of borrowed money;

(2)	evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3)	in respect of banker’s acceptances;

(4)	representing Capital Lease Obligations;

(5)	in respect of any Guarantee by such Person of production or payment with respect to a Production Payment (but not any other contractual obligation in respect of such Production Payment);

(6)	representing the balance deferred and unpaid of the purchase price of any property or services due more than six months after such property is acquired or such services are completed, except any such balance that constitutes an accrued expense or a trade payable; or

(7)	representing any Interest Rate and Currency Hedges, if and to the extent any of the preceding items (other than letters of credit and Interest Rate and Currency Hedges) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP.

In addition, the term “Indebtedness” includes (a) all Indebtedness of any other Person, of the types described above in clauses (1) through (7), secured by a Lien on any asset of the specified Person (regardless of whether such Indebtedness is assumed by the specified Person), provided that the amount of such Indebtedness will be the lesser of (i) the Fair Market Value of such asset at such date of determination and (ii) the amount of such Indebtedness of such other Person, and (b) to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person, of the types described above in clauses (1) through (7). Furthermore, the amount of any Indebtedness outstanding as of any date will be the accreted value thereof, in the case of any Indebtedness issued with original issue discount; and the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.

Notwithstanding the foregoing, the following shall not constitute “Indebtedness:”

(i)	accrued expenses and trade accounts payable arising in the ordinary course of business;

(ii)	except as provided in clause (5) of the first paragraph of this definition, any obligation in respect of any Production Payment and Reserve Sales;

(iii)	any obligation in respect of any Farm-In Agreement;

(iv)	any indebtedness which has been defeased in accordance with GAAP or defeased pursuant to the deposit of cash or Government Securities (in an amount sufficient to satisfy all such indebtedness obligations at maturity or redemption, as applicable, and all payments of interest and premium, if any) in a trust or account created or pledged for the sole benefit of the holders of such indebtedness, and subject to no other Liens, and the other applicable terms of the instrument governing such indebtedness;

(v)	oil, natural gas or other Hydrocarbons balancing liabilities incurred in the ordinary course of business and consistent with past practice;

(vi)	any obligation in respect of any Oil and Natural Gas Hedging Contract;

(vii)	any unrealized losses or charges in respect of Hedging Obligations (including those resulting from the application of FAS 133);

(viii)	any obligations in respect of (a) bid, performance, completion, surety, appeal and similar bonds, (b) obligations in respect of bankers acceptances, (c) insurance obligations or bonds and other similar bonds and obligations and (d) any guaranties or letters of credit functioning as or supporting any of the foregoing bonds or obligations; provided, however that such bonds or obligations mentioned in subclause (a), (b), (c) or (d) of this clause (viii), are incurred in the ordinary course of the business of the Company and its Restricted Subsidiaries and do not relate to obligations for borrowed money;

(ix)	any obligation arising from any agreement providing for indemnities, guarantees, purchase price adjustments, holdbacks, contingency payment obligations based on the performance of the acquired or disposed assets or similar obligations (other than guaranties of Indebtedness) incurred by any Person in connection with the acquisition or disposition of assets; and

(x)	all contracts and other obligations, agreements instruments or arrangements described in clauses (19), (20), (21) and (22) of the definition of “Permitted Liens.”

“Interest Rate Agreement” means with respect to any Person any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement as to which such Person is party or a beneficiary.

“Interest Rate and Currency Hedges” of any Person means the obligations of such Person pursuant to any Interest Rate Agreement or Currency Agreement.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations, advances or capital contributions (excluding endorsements of negotiable instruments and documents in the ordinary course of business, and commission, travel and similar advances to officers, employees and consultants made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If the Company or any Restricted Subsidiary sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary, the Company will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of the Company’s Investments in such Restricted Subsidiary that were not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption “—Certain Covenants—Restricted Payments.” The acquisition by the Company or any Subsidiary of the Company of a Person that holds an Investment in a third Person will be deemed to be an Investment by the Company or such Subsidiary in such third Person in an amount equal to the Fair Market Value of the Investments held by the acquired Person in such third Person in an amount determined as provided in the final paragraph of the covenant described above under the caption “—Certain Covenants—Restricted Payments.” Except as otherwise provided in the indenture, the amount of an Investment will be determined at the time the Investment is made and without giving effect to subsequent changes in value.

“Issue Date” means the first date on which notes are issued under the indenture.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, regardless of whether filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

“Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.

“Net Income” means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

(1)	any gain or loss, together with any related provision for taxes on such gain or loss, realized in connection with: (a) any Asset Sale or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries; and

(2)	any extraordinary or nonrecurring gain or loss, together with any related provision for taxes on such extraordinary or nonrecurring gain or loss.

“Net Proceeds” means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of:

(1)	all legal, accounting, investment banking, title and recording tax expenses, commissions and other fees and expense incurred, and all federal, state, provincial, foreign and local taxes required to be paid or accrued as a liability under GAAP (after taking into account any available tax credits or deductions and any tax sharing agreements), as a consequence of such Asset Sale;

(2)	all payments made on any Indebtedness which is secured by any assets subject to such Asset Sale, in accordance with the terms of such Indebtedness, or which must by its terms, or in order to obtain a necessary consent to such Asset Sale, or by applicable law be repaid out of the proceeds from such Asset Sale;

(3)	all distributions and other payments required to be made to holders of minority interests in Subsidiaries or joint ventures as a result of such Asset Sale; and

(4)	the deduction of appropriate amounts to be provided by the seller as a reserve, in accordance with GAAP, or held in escrow, in either case for adjustment in respect of the sale price or for any liabilities associated with the assets disposed of in such Asset Sale and retained by the Company or any Restricted Subsidiary after such Asset Sale.

“New Credit Facility” means the Senior Secured Credit Agreement to be dated on or about the Issue Date among the Company, each of its Subsidiaries identified as borrowers, each of its Subsidiaries identified as guarantors, the various lenders and agents party thereto and Bank of Montreal, as Administrative Agent, together with any amendments, supplements, modifications, extensions, renewals, restatements or refundings thereof and any indentures or credit facilities, receivables securitization facilities or commercial paper facilities with banks or other institutional lenders or investors that replace, refund or refinance any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture that increases the amount borrowable thereunder, alters the maturity thereof or adds Subsidiaries as additional borrowers or guarantors thereunder and whether by the same or any other agent, lender, group of lenders or investors.

“New Credit Facility Collateral” shall mean the following property of the Company and the Subsidiary Guarantors (with terms below that are defined in the UCC generally having the meanings given such term by the UCC), whether now owned or hereafter acquired:

(i)	accounts;

(ii)	inventory;

(iii)	copyrights, patents and trademarks and related licenses;

(iv)	documents;

(v)	equipment, as-extracted collateral and fixtures;

(vi)	general intangibles (including Hedging Obligations owed to the Company or any of the Subsidiary Guarantors);

(vii)	goods;

(viii)	chattel paper, instruments and investment property, including the equity interests of the Subsidiary Guarantors;

(ix)	cash or cash equivalents;

(x)	letters of credit, letter-of-credit rights and supporting obligations;

(xi)	certain deposit accounts;

(xii)	certain commercial tort claims;

(xiii)	certain tax refunds;

(xiv)	certain oil and gas mineral interest; and

(xv)	products and proceeds of and books and records evidencing or relating to, the foregoing.

“New Credit Facility Collateral Agent” means Bank of Montreal, as collateral agent under the New Credit Facility, and its successors, replacements and/or assigns in such capacity.

“New Credit Facility Liens” means all Liens in favor of the New Credit Facility Collateral Agent on the New Credit Facility Collateral securing the New Credit Facility Obligations.

“New Credit Facility Obligations” means (x) the Indebtedness incurred under the New Credit Facility and (y) Banking Services Obligations, Synthetic Lease Obligations, Acceptance Obligations and Securities Swap Obligations (which terms are defined in the Intercreditor Agreement) that are permitted to be secured pursuant to the definition of “Permitted Liens.”

“Non-Recourse Debt” means Indebtedness:

(1)	as to which neither the Company nor any Restricted Subsidiary (a) provides any Guarantee or credit support of any kind (including any undertaking, Guarantee, indemnity, agreement or instrument that would constitute Indebtedness) or (b) is directly or indirectly liable (as a guarantor or otherwise), in each case other than Liens on and pledges of the Equity Interests of any Unrestricted Subsidiary or any joint venture owned by the Company or any Restricted Subsidiary to the extent securing otherwise Non-Recourse Debt of such Unrestricted Subsidiary or joint venture; and

(2)	no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of the Company or any Restricted Subsidiary to declare a default under such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its Stated Maturity.

“Note Documents” means the indenture, the Security Documents, the notes and the Subsidiary Guarantees.

“Note Liens” means all Liens in favor of the Collateral Agent on Collateral securing the Note Obligations and any Permitted Additional Pari Passu Obligations.

“Note Obligations” means the Obligations of the Company and any other obligor under the indenture or any of the other Note Documents, including any Subsidiary Guarantor, to pay principal, premium, if any, and interest (including any interest accruing after the commencement of bankruptcy or insolvency proceedings) when due and payable, and all other amounts due or to become due under or in connection with the indenture, the notes and the performance of all other Obligations to the trustee and the holders under the indenture and the notes, according to the respective terms thereof.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Offering Memorandum” means this Offering Memorandum and Disclosure Statement, dated as of November 14, 2011, as amended or supplemented from time to time.

“Officer” means, in the case of the Company, the Chairman of the Board, the Chief Executive Officer, the President, the Chief Financial Officer, any Vice President, the Treasurer or the Secretary of the Company and, in the

case of any Subsidiary Guarantor, the Chairman of the Board, the Chief Executive Officer, the President, the Chief Financial Officer, any Vice President, the Treasurer or the Secretary of such Subsidiary Guarantor.

“Officers’ Certificate” means, in the case of the Company, a certificate signed by two Officers or by an Officer and either an Assistant Treasurer or an Assistant Secretary of the Company and, in the case of any Subsidiary Guarantor, a certificate signed by two Officers or by an Officer and either an Assistant Treasurer or an Assistant Secretary of such Subsidiary Guarantor.

“Oil and Gas Properties” means all Properties, including equity or other ownership interests therein, owned by such Person which contain “proved oil and gas reserves” as defined in Rule 4-10 of Regulation S-X of the Securities Act.

“Oil and Natural Gas Hedging Contract” means any Hydrocarbon hedging agreements and other agreements or arrangements entered into in the ordinary course of business in the oil and gas industry for the purpose of protecting against fluctuations in Hydrocarbon prices or addressing “basis,” price or transportation cost differentials.

“Permitted Additional Pari Passu Obligations” means obligations under any Additional Notes or any other Indebtedness (whether or not consisting of Additional Notes) secured by the Note Liens.

“Permitted Investments” means:

(1)	any Investment in the Company or in a Restricted Subsidiary;

(2)	any Investment in Cash Equivalents;

(3)	any Investment by the Company or any Restricted Subsidiary in a Person, if as a result of such Investment:

(a)	such Person becomes a Restricted Subsidiary; or

(b)	such Person is merged or consolidated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary;

(4)	any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption “—Certain Covenants—Limitation on Asset Sales;”

(5)	any Investments received in compromise or resolution of (a) obligations of trade creditors or customers that were incurred in the ordinary course of business of the Company or any of its Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer; or (b) litigation, arbitration or other disputes with Persons who are not Affiliates;

(6)	Investments represented by Hedging Obligations;

(7)	advances to or reimbursements of employees for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business;

(8)	loans or advances to employees in the ordinary course of business or consistent with past practice;

(9)	advances and prepayments for asset purchases in the ordinary course of business in a Related Business of the Company or any of its Restricted Subsidiaries;

(10)	receivables owing to the Company or any Restricted Subsidiary created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Company or any such Restricted Subsidiary deems reasonable under the circumstances;

(11)	surety and performance bonds and workers’ compensation, utility, lease, tax, performance and similar deposits and prepaid expenses in the ordinary course of business;

(12)	guarantees by the Company or any of its Restricted Subsidiaries of operating leases (other than Capital Lease Obligations) or of other obligations that do not constitute Indebtedness, in each case entered into by the Company or any such Restricted Subsidiary in the ordinary course of business;

(13)	Investments of a Restricted Subsidiary acquired after the Issue Date or of any entity merged into the Company or merged into or consolidated with a Restricted Subsidiary in accordance with the covenant described under “—Certain Covenants—Merger, Consolidation or Sale of Substantially All Assets” or the covenant described in the third paragraph under “—Subsidiary Guarantees of the Notes” (as applicable) to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation;

(14)	Investments and expenditures made in the ordinary course of, and of a nature that is or shall have become customary in, a Related Business as means of actively exploiting, exploring for, acquiring, developing, processing, gathering, marketing or transporting oil, natural gas, other Hydrocarbons and minerals (including with respect to plugging and abandonment) through agreements, transactions, interests or arrangements that permit one to share risks or costs, comply with regulatory requirements regarding local ownership or satisfy other objectives customarily achieved through the conduct of a Related Business jointly with third parties, including without limitation, (i) ownership interests in oil, natural gas, other Hydrocarbons and minerals properties or gathering, transportation, processing, storage or related systems and (ii) any operating agreements, joint ventures, partnership agreements, working interests, royalty interests, mineral leases, processing agreements, Farm-In Agreements, Farm-Out Agreements, contracts for the sale, transportation or exchange of oil, natural gas and other Hydrocarbons, unitization agreements, pooling arrangements, joint bidding agreements, service contracts, partnership agreements, limited liability company agreements, subscription agreements, stock purchase agreements, stockholder agreements, area of mutual interest agreements, production sharing agreements or other similar or customary agreements, transactions, properties, interests, or arrangements, and Investments and expenditures in connection therewith or pursuant thereto;

(15)	Investments received as a result of a foreclosure by the Company or any of its Restricted Subsidiaries with respect to any secured Investment in default;

(16)	Investments in any units of any oil and gas royalty trust;

(17)	Investments existing on the Issue Date, and any extension, modification or renewal of any such Investments existing on the Issue Date, but only to the extent not involving additional advances, contributions or other Investments of cash or other assets or other increases of such Investments (other than as a result of the accrual or accretion of interest or original issue discount or the issuance of pay-in-kind securities, in each case, pursuant to the terms of such Investments as in effect on the Issue Date);

(18)	repurchases of or other Investments in the notes; and

(19)	other Investments in any Person having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (19) that are at the time outstanding not to exceed $5.0 million.

“Permitted Liens” means, with respect to any Person:

(1)	New Credit Facility Liens;

(2)	pledges or deposits by such Person under workmen’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits or cash or United States government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import or customs duties or for the payment of rent, in each case incurred in the ordinary course of business;

(3)	landlords’, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or similar Liens arising by contract or statute in the ordinary course of business and with respect to amounts which are not yet delinquent or are being contested in good faith by appropriate proceedings;

(4)	Liens for taxes, assessments or other governmental charges or which are being contested in good faith by appropriate proceedings provided appropriate reserves required pursuant to GAAP have been made in respect thereof;

(5)	Liens in favor of the issuers of surety or performance bonds or letters of credit or bankers’ acceptances issued pursuant to the request of and for the account of such Person in the ordinary course of its business; provided, however, that such letters of credit do not constitute Indebtedness;

(6)	encumbrances, easements or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(7)	leases and subleases of real property which do not materially interfere with the ordinary conduct of the business of the Company and its Restricted Subsidiaries, taken as a whole;

(8)	any attachment or judgment Liens not giving rise to an Event of Default;

(9)	Liens for the purpose of securing the payment of all or a part of the purchase price of, or Capital Lease Obligations with respect to, or the repair, improvement or construction cost of, assets or property acquired or repaired, improved or constructed in the ordinary course of business; provided that:

(a)	the aggregate principal amount of Indebtedness secured by such Liens does not exceed the cost of the assets or property so acquired or repaired, improved or constructed plus fees and expenses in connection therewith; and

(b)	such Liens are created within 180 days of repair, improvement or construction or acquisition of such assets or property and do not encumber any other assets or property of the Company or any Restricted Subsidiary other than such assets or property and assets affixed or appurtenant thereto (including improvements);

(10)	Liens arising solely by virtue of any statutory or common law provisions relating to banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained or deposited with a depositary institution; provided that:

(a)	such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Company in excess of those set forth by regulations promulgated by the Federal Reserve Board; and

(b)	such deposit account is not intended by the Company or any Restricted Subsidiary to provide collateral to the depository institution;

(11)	Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Company and its Restricted Subsidiaries in the ordinary course of business;

(12)	Liens existing on the Issue Date;

(13)	Liens on property at the time the Company or a Restricted Subsidiary acquired the property, including any acquisition by means of a merger or consolidation with or into the Company or a Restricted Subsidiary; provided, however, that such Liens are not created, incurred or assumed in connection with, or in contemplation of, such acquisition; provided further, however, that such Liens may not extend to any other property owned by the Company or any Restricted Subsidiary other than those of the Person merged or consolidated with the Company or such Restricted Subsidiary;

(14)	Liens on property or shares of stock of a Person at the time such Person becomes a Restricted Subsidiary; provided, however, that such Liens are not created, incurred or assumed in connection with, or in contemplation of, such other Person becoming a Restricted Subsidiary; provided further, however, that such Liens may not extend to any other property owned by the Company or any Restricted Subsidiary;

(15)	Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to the Company or a Subsidiary Guarantor;

(16)	Liens in favor of the Collateral Agent and/or the trustee securing the notes, the Subsidiary Guarantees and other obligations arising under the indenture;

(17)	Liens securing Indebtedness of the Company or a Restricted Subsidiary incurred to refinance Indebtedness of the Company or a Restricted Subsidiary that was previously so secured; provided that any such Lien is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the Indebtedness being refinanced or is in respect of property or assets that is the security for a Permitted Lien hereunder;

(18)	Liens in respect of Production Payments and Reserve Sales;

(19)	Liens on pipelines and pipeline facilities that arise by operation of law;

(20)	Liens arising under joint venture agreements, partnership agreements, oil and gas leases or subleases, assignments, purchase and sale agreements, division orders, contracts for the sale, purchasing, processing, transportation or exchange of oil or natural gas, unitization and pooling declarations and agreements, development agreements, area of mutual interest agreements, licenses, sublicenses, net profits interests, participation agreements, Farm-Out Agreements, Farm-In Agreements, carried working interest, joint operating, unitization, royalty, sales and similar agreements relating to the exploration or development of, or production from, Oil and Gas Properties entered into in the ordinary course of business in a Related Business;

(21)	Liens reserved in oil and gas mineral leases for bonus, royalty or rental payments and for compliance with the terms of such leases;

(22)	Liens on, or related to, properties or assets to secure all or part of the costs incurred in the ordinary course of a Related Business for exploration, drilling, development, production, processing, transportation, marketing, storage, abandonment or operation;

(23)	Liens arising under the indenture in favor of the trustee for its own benefit and similar Liens in favor of other trustees, agents and representatives arising under instruments governing Indebtedness permitted to be incurred under the indenture, provided that such Liens are solely for the benefit of the trustees, agents or representatives in their capacities as such and not for the benefit of the holders of the Indebtedness;

(24)	Liens securing obligations of the Company and its Restricted Subsidiaries under non-speculative Hedging Obligations;

(25)	Liens on and pledges of the Equity Interests of any Unrestricted Subsidiary or any joint venture owned by the Company or any Restricted Subsidiary to the extent securing Non-Recourse Debt of such Unrestricted Subsidiary or joint venture; and

(26)	Liens incurred in the ordinary course of business of the Company or any Restricted Subsidiary with respect to obligations that, at any one time outstanding, do not exceed $5.0 million.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company, government or any agency or political subdivision thereof or any other entity.

“Production Payments” means Dollar-Denominated Production Payments and Volumetric Production Payments, collectively.

“Production Payments and Reserve Sales” means the grant or transfer by the Company or a Subsidiary of the Company to any Person of a royalty, overriding royalty, net profits interest, Production Payment, partnership or other interest in Oil and Gas Properties, reserves or the right to receive all or a portion of the production or the proceeds from the sale of production attributable to such properties, including any such grants or transfers pursuant to incentive compensation programs on terms that are reasonably customary in the oil and gas business for geologists, geophysicists and other providers of technical services to the Company or a Subsidiary of the Company.

“Related Business” means any business which is the same as or related, ancillary or complementary to any of the businesses of the Company and its Restricted Subsidiaries on the Issue Date, which includes (1) the acquisition, exploration, exploitation, development, production, operation and disposition of interests in oil, gas and other Hydrocarbon properties, and the utilization of the Company’s and its Restricted Subsidiaries’ properties, (2) the gathering, marketing, treating, processing, storage, refining, selling and transporting of any production from such interests or properties and products produced in association therewith, (3) any power generation and electrical transmission business, (4) oil field sales and services and related activities, (5) development, purchase and sale of real estate and interests therein, and (6) any business or activity relating to, arising from, or necessary, appropriate or incidental to the activities described in the foregoing clauses (1) through (5) of this definition.

“Restricted Investment” means any Investment other than a Permitted Investment.

“Restricted Subsidiary” means any Subsidiary of the Company other than an Unrestricted Subsidiary.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Security Documents” means the Security Agreement, the Intercreditor Agreement, and all security agreements, pledge agreements, collateral assignments, mortgages, deeds of trust, collateral agency agreements, control agreements or other grants or transfers for security executed and delivered by the Company or any other Subsidiary Guarantor creating (or purporting to create) a Lien upon Collateral in favor of the Collateral Agent, in each case, as amended, modified, renewed, restated or replaced, in whole or in part, from time to time, in accordance with its terms.

“Senior Debt” means:

(1)	all Indebtedness of the Company or any of its Restricted Subsidiaries outstanding under the New Credit Facility and all Hedging Obligations with respect thereto;

(2)	any Indebtedness of the Company or any of its Restricted Subsidiaries in respect of the notes or any Additional Notes; and

(3)	all Obligations with respect to the items listed in the preceding clauses (1) and (2).

Notwithstanding anything to the contrary in the preceding sentence, Senior Debt will not include:

(a)	any intercompany Indebtedness of the Company or any of its Subsidiaries to the Company or any of its Affiliates;

(b)	any Indebtedness that is incurred in violation of the indenture; or

(c)	any trade payables or taxes owed or owing by the Company or any Restricted Subsidiary.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” of the Company within the meaning of Rule 1-02 under Regulation S-X under the Securities Act.

“Stated Maturity” means, with respect to any installment of interest or principal on any Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness as of the issue date thereof, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subordinated Debt” means Indebtedness of the Company or a Subsidiary Guarantor that is contractually subordinated in right of payment (by its terms or the terms of any document or instrument relating thereto), to the notes or the Subsidiary Guarantee of such Subsidiary Guarantor, as applicable.

“Subsidiary” means, with respect to any specified Person:

(1)	any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2)	any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

“Subsidiary Guarantee” means any Guarantee of the notes by any Subsidiary Guarantor in accordance with the provisions of the indenture described under the caption “—Certain Covenants—Subsidiary Guarantees.”

“Subsidiary Guarantor” means each Domestic Restricted Subsidiary that has become obligated under a Subsidiary Guarantee, in accordance with the terms of the guarantee provisions of the indenture, but only for so long as such Subsidiary remains so obligated pursuant to the terms of the indenture.

“Unrestricted Subsidiary” means any Subsidiary of the Company that is designated by the Board of Directors of the Company as an Unrestricted Subsidiary pursuant to a resolution of such Board of Directors, but only to the extent that such Subsidiary:

(1)	has no Indebtedness other than Non-Recourse Debt;

(2)	is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(3)	has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries, except to the extent such Guarantee or credit support would be released upon such designation.

“Volumetric Production Payments” means production payment obligations recorded as deferred revenue in accordance with GAAP, together with all related undertakings and obligations.

“Voting Stock” of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

COMPARISON OF TERMS OF NOTES

The following table highlights some of the differences in the terms of the Old Notes (prior to the effectiveness of the Proposed Amendments) and the New Notes. Please refer to the “Description of New Notes” for a more detailed description of the terms of the New Notes. The following table is qualified in its entirety by reference to the form of indenture governing the New Notes, which will be included as an exhibit to a Current Report on Form 8-K to be filed with the SEC.

	Old Notes (before the Proposed Amendments)	New Notes

Issuer	Dune Energy, Inc.	Dune Energy, Inc.

Maturity	November 15, 2012	December 15, 2016

Interest Rate	10 1/2% per annum, payable semi-annually on June 1 and December 1.

Interest will be payable quarterly in arrears on March 15, June 15, September 15 and December 15 of each year.

Subject to applicable law, interest will accrue on the New Notes at a variable rate per annum equal to 13% plus the greater of 1.5% and Three-Month LIBOR, determined as of two London banking days prior to the original issue date and reset quarterly on each interest payment date. Such interest will consist of (a) a mandatory cash interest component (that shall accrue at a fixed rate of 3% per annum and be payable solely in cash) and (b) a component (that shall accrue at a variable rate and be payable in either cash or by accretion of principal).

Guarantors	All of the Company’s current and future domestic restricted subsidiaries.	All of the Company’s current and future domestic restricted subsidiaries.

Ranking

The Company’s senior secured obligations, ranking:

1.      equal in right of payment with all of the Company’s existing and future senior indebtedness, including the Old Credit Facility;

2.      effectively senior to all of the Company’s existing and future senior unsecured indebtedness to the extent of the value of the assets securing the Old Notes; and

3.      senior in right of payment to all of the Company’s existing and future subordinated indebtedness.

The guarantees of each guarantor are:

4.      senior secured obligations of that guarantor;

5.      equal in right of payment with all

The New Notes and Subsidiary Guarantees will be senior secured obligations of the Company and the Subsidiary Guarantors.

The New Notes will rank:

•       junior in right of payment to the New Credit Facility Collateral to the extent of the value of the assets securing the New Credit Facility;

•       effectively senior to all of our existing and future senior unsecured indebtedness to the extent of the value of the collateral securing the New Notes; and

•       senior in right of payment to all

	Old Notes (before the Proposed Amendments)	New Notes

of that guarantor’s existing and future senior indebtedness, including guarantees;

6.      effectively senior to all of that guarantor’s existing and future senior unsecured indebtedness to the extent of the value of the assets securing the Old Notes; and

7.      senior in right of payment to all of that guarantor’s existing and future subordinated indebtedness.

of our existing and future subordinated indebtedness

The guarantees will rank:

•      pari passu in right of payment with any existing and future senior indebtedness of such Subsidiary Guarantor;

•      effectively senior to any existing and future unsecured indebtedness of such Subsidiary Guarantor to the extent of the value of the collateral securing the New Notes; and

•      senior in right of payment to any existing and future subordinated indebtedness of such Subsidiary Guarantor.

Collateral	The Old Notes and the guarantees are secured by a lien on substantially all of the Company’s assets, subject to certain exceptions; provided, however, that pursuant to the terms of an intercreditor agreement, such lien is contractually subordinated to a lien thereon that secures the Old Credit Facility and certain other permitted indebtedness. Consequently, the Old notes and the guarantees are effectively subordinated to the Old Credit Facility and such other indebtedness to the extent of the value of such assets.	The New Notes will be secured on a second-priority basis by liens on a collateral under the New Credit Facility, subject to certain permitted liens.

Optional Redemption	The Company may redeem the Old Notes, in whole or in part, at any time at par plus accrued and unpaid interest to the redemption date.	The Company may redeem any or all of the New Notes at its option at any time upon not less than 30 nor more than 60 days’ notice at a redemption price equal to 100% of the principal amount of New Notes redeemed, plus accrued and unpaid interest.

Change of Control Offer	If the Company experiences a change in control, the Old Noteholders have the right to put their notes to us at 101% of their principal amount, plus accrued and unpaid interest.	Upon a change of control, the Company must offer to repurchase the New Notes at 101% of the principal amount, plus accrued interest to the purchase date.

Asset Sale Proceeds	Upon certain asset sales, the Company may have to use the proceeds to offer to repurchase notes at an offer price in cash equal to 100% of their principal amount, plus accrued and unpaid interest, if any, to the date of purchase.	Upon certain asset sales, the Company may have to use the proceeds to offer to repurchase notes at an offer price in cash equal to 100% of their principal amount, plus accrued and unpaid interest, if any, to the date of purchase.

	Old Notes (before the Proposed Amendments)	New Notes

Certain Covenants

The Indenture governing the Old Notes contains covenants that, among other things, limit the Company’s ability to:

•      incur or guarantee additional indebtedness or issue certain preferred stock;

•      pay dividends, redeem subordinated debt or make other restricted payments;

•      issue capital stock of the Company’s subsidiaries;

•      transfer or sell assets, including capital stock of the Company’s subsidiaries;

•      incur dividend or other payment restrictions affecting certain of the Company’s subsidiaries;

•      make certain investments or acquisitions;

•      grant liens on the Company’s assets;

•      enter into certain transactions with affiliates; and

•      merge, consolidate or transfer substantially all of the Company’s assets.

The indenture governing the New Notes will contain covenants regarding, among other things:

•      the Company’s ability to pay dividends, redeem subordinated debt or make other restricted payments;

•      the Company’s ability to create liens;

•      repurchases of New Notes on a change of control;

•      the Company’s ability to transfer or sell assets; and

•      the Company’s ability to merge, consolidate or sell substantially all of our assets.

DESCRIPTION OF NEW PREFERRED STOCK

The following is a summary of certain provisions of the certificate of designations that will govern our Series C Convertible Preferred Stock (which we refer to herein as the “New Preferred Stock”) and does not purport to be complete and is subject to, and qualified in its entirety by reference to, the Certificate of Designations to be incorporated by reference elsewhere in this Offering Memorandum and Disclosure Statement.

General

Upon the execution of the Exchange Agreement for the Old Notes, we will issue 250,000 shares of New Preferred Stock in an unregistered private placement in reliance on Section 3(a)(9) of the Securities Act. The New Preferred Stock will have a par value of $0.01 per share and a liquidation value of $0.0001 per share.

Ranking

The New Preferred Stock, with respect to rights upon our liquidation, winding up or dissolution, ranks:

•

senior to our common stock and any additional series of preferred stock which may in the future be issued by us and is designated in the amendment to our certificate of incorporation of the certificate of designation establishing such additional preferred stock as ranking junior to the New Preferred Stock; and

•

junior to our Old Preferred Stock and any additional series of preferred stock which may in the future be issued by us and is designated in our certificate of incorporation or the certificate of designation establishing such additional preferred stock as senior to the New Preferred Stock.

Dividends

Dividends may be declared and paid on the New Preferred Stock when determined by the Board of Directors. The New Preferred Stock will rank pari passu with our common stock with respect to the payment of dividends.

Liquidation

The liquidation value per share of New Preferred Stock, in the case of the voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, will be $0.0001 per share.

Conversion

At the “Restructuring Time” as described below under “Recapitalization After the Offer,” each share of New Preferred Stock will automatically convert into 14,149.595545 shares of our common stock, provided that the number of shares into which the New Preferred Stock is convertible, when combined with all other shares of outstanding common stock and shares of our common stock which have been subscribed for or otherwise committed to be issued, will not exceed the number of shares of our common stock then authorized to be issued by us. In the event that there are insufficient shares of our common stock authorized to permit the full conversion, we will promptly take all such actions necessary to permit the full conversion as soon as practicable.

Voting Rights

The New Preferred Stock will not have any voting rights other than as required by applicable law.

Restrictions and Limitations

So long as any shares of New Preferred Stock remain outstanding, we shall not, without the vote or written consent by the holders of a majority of the outstanding shares of New Preferred Stock, voting together as a single class, modify or amend the terms of the New Preferred Stock in any way.

In the event that the holders of at least a majority of the outstanding shares of New Preferred Stock agree to allow the Company to alter or change the rights, preferences or privileges of the New Preferred Stock pursuant to applicable law, no such change will be effective to the extent that, by its terms, such change applies to less than all of the shares of New Preferred Stock then outstanding.

RECAPITALIZATION AFTER THE OFFER

If we successfully consummate the Offer, we will immediately effectuate the Recapitalization in a manner that will result in the holders of our Old Notes owning a 97.25% equity interest in the Company, current holders of our Old Preferred Stock owning a 1.5% equity interest in the Company and current common stockholders owning a 1.25% equity interest in the Company. Because the Company does not currently have sufficient authorized shares of common stock available under its certificate of incorporation, the Recapitalization will require us to increase the number of shares of our authorized common stock.

The increase in the number of authorized shares is subject to approval by the holders of a majority of our outstanding common stock.

In addition, the certificate of designations for the Old Preferred Stock will be amended to authorize the conversion of the Old Preferred Stock into common stock and cash. This amendment is subject to approval by the holders of 66 2/3% of the outstanding Old Preferred Stock and by holders of a majority of our outstanding common stock.

By tendering Old Notes in the Offer, Old Noteholders will also grant James A. Watt and Frank T. Smith, Jr., and each of them, a power of attorney to enter into the Written Consent of Stockholders with respect to shares of common stock issued to them in the Offer to approve: (i) an increase in the authorized shares of our common stock to 4,200,000,000, (ii) an amendment to the certificate of designations of our Old Preferred Stock to provide for the automatic conversion of the Old Preferred Stock into an aggregate of 58,433,825 shares of common stock and an aggregate cash payment of $4.0 million, (iii) a reverse split of our common stock on a 1-for-100 basis (i.e. each stockholder will receive 1 share of common stock for each 100 shares owned immediately prior to the reverse split) and (iv) such other matters as may be to be necessary or appropriate to effect the Recapitalization.

Upon execution of the written consent of common stockholders described above, we will file an amendment to our certificate of incorporation with the Secretary of State of the State of Delaware. The amendment to our certificate of incorporation will (i) increase the amount of authorized shares of common stock to 4,200,000,000 shares, (ii) amend the certificate of designations for the Old Preferred Stock and (iii) file the certificate of designations for the New Preferred Stock. At such time as we have received filing confirmation from the Delaware Secretary of State and otherwise satisfied all conditions to the Offer as described under “Description of the Offer—Conditions to the Offer,” which we refer to as the “Restructuring Time,” the following will automatically happen:

•	the Old Preferred Stock will automatically convert into an aggregate of 58,433,825 shares of common stock and the right to receive a cash payment of an aggregate $4.0 million; and

•	the New Preferred Stock will automatically convert into an aggregate of 3,537,397,471 shares of common stock.

Reverse Split

Following the conversion of the Old Preferred Stock and the New Preferred Stock, we will effect a reverse split of our common stock on a 1-for-100 basis (i.e. each stockholder will receive 1 share of common stock for each 100 shares owned immediately prior to the reverse split). Fractional shares resulting from the reverse split will be rounded up to the next nearest whole share.

Board of Directors

Immediately following the Recapitalization, our Board of Directors will be comprised of seven members, one of whom will be our current President and Chief Executive Officer and six of whom will be elected by the Old Noteholders tendering their Old Notes in the Offer.

DESCRIPTION OF MATERIAL INDEBTEDNESS

The following is a description of our material indebtedness following the consummation of the Offer. The following description is qualified in its entirety by reference to the New Credit Facility and the indenture governing the New Notes, which will be included as exhibits to Current Reports on Form 8-K to be filed with the SEC.

New Credit Facility

The Company is currently negotiating with a financial institution to provide the New Credit Facility. If the negotiations are successfully completed, the Company expects that the New Credit Facility would have the terms set forth below. The following description is not complete and there is no assurance that the negotiations will be successful or, if successful, that the New Credit Facility will have the terms set forth below.

Under the New Credit Facility, the lenders will agree to make revolving loans to the Company and to issue letters of credit on behalf of the Company. The lenders will commit to provide up to $200,000,000 of loans and up to $10,000,000 of letters of credit, provided that the sum of the outstanding loans and the face amount of the outstanding letters of credit may not exceed $200,000,000 at any time. The availability of loans under the New Credit Facility will be limited by a borrowing base in effect from time to time, which is determined by the lenders in their discretion based upon their evaluation of the Company’s oil and gas properties. The initial borrowing base is $63,000,000. The Company must use the letters of credit and the proceeds of the Loans only for funding the cash portion of the Restructuring or refinancing of indebtedness under the Wayzata Term Loan, for the acquisition and development of oil and natural gas properties, and for general corporate purposes. The Company’s obligations under the New Credit Facility will be guaranteed by its domestic subsidiaries.

As security for its obligations under the New Credit Facility, the Company and its domestic subsidiaries will grant to the administrative agent (for the benefit of the lenders) a first priority lien on all substantially all of their property, including liens on not less than 85% of the total value of proved oil and gas reserves and not less than 90% of the total value of proved developed and producing reserves.

Each loan will mature four years after the New Credit Facility becomes effective. The principal balance of the loans may be prepaid at any time, in whole or in part, without premium or penalty, except for losses incurred by the lender as a consequence of such prepayment. Amounts repaid under the New Credit Facility may be reborrowed.

Generally, outstanding borrowings under the New Credit Facility will be priced at LIBOR plus a margin or at our option a domestic bank rate plus a margin. The LIBOR margin is 2.75 percent if usage is greater than 75 percent and steps down to 2.25 percent if usage is 50 percent or less, and the domestic rate margin is 1.75 percent if usage is greater than 75 percent and steps down to 1.25 percent if usage is 50 percent or less. We are charged the above LIBOR margin plus an additional fronting fee of 0.25 percent on outstanding letters of credit, which are considered usage of the revolving credit facility, plus a nominal administrative fee. We will pay a commitment fee equal to 0.50 percent of unborrowed funds.

The New Credit Facility is expected to contain negative covenants that limit the Company’s ability to take the following actions (subject to exceptions to be negotiated):

•	Having a current ratio of less than 1.0 to 1.0;

•	Having a leverage ratio greater than 4.0 to 1.0;

•	Incurring debt;

•	Incurring liens;

•	Making distributions or other restricted payments;

•	Making investments;

•	Changing its business;

•	Entering into leases;

•	Taking actions under employee benefit plans;

•	Selling receivables

•	Merging or consolidating or selling, transferring, leasing or otherwise disposing of its assets;

•	Selling properties and terminating hedges in excess of 5% of the borrowing base then in effect;

•	Taking actions with respect to environmental matters;

•	Entering into transactions with affiliates of the Company;

•	Organizing subsidiaries;

•	Agreeing to limit its ability to grant liens or pay dividends;

•	Incurring gas imbalances or making prepayments;

•	Entering into hedge agreements in excess of agreed limits;

•	Entering into sale and leaseback transactions;

•	Modifying its organizational documents;

•	Violating anti-terrorism laws.

The New Credit Facility also contains other customary covenants that include, among other things (subject to exceptions): maintenance of existence; maintenance of insurance, compliance with laws, delivery of certain information, maintenance of properties, keeping of books and records, preservation of organizational existence and further assurances requirements.

The New Credit Facility contains the following events of default, which are subject to customary grace periods and materiality standards:

•	nonpayment of any amounts payable under the New Credit Facility when due;

•	inaccuracy of representations and warranties;

•	violation of covenants;

•	failure by the Company or its subsidiaries to make payments on other indebtedness, or the occurrence of any event that permits the acceleration of such indebtedness;

•	the insolvency of the Company, or the voluntary or involuntary bankruptcy or reorganization of the Company;

•	certain events under ERISA;

•	entry of material judgments against the Company;

•	certain environmental events;

•	invalidity or unenforceability of any loan document.

If an event of default under the New Credit Facility occurs, then the administrative agent for the lenders may declare the loans to be immediately due and payable and may exercise the Company’s rights in the collateral. In that event, the administrative agent will have all of the rights of a secured party with respect to the collateral under the Uniform Commercial Code, including, among other things, the right to sell the collateral at public or private sale.

New Notes

Please read “Description of New Notes.”

DESCRIPTION OF CAPITAL STOCK

The following summary is a description of the material terms of our capital stock. This summary is not intended to be a complete description of our capital stock, and it is subject in all respects to the applicable provisions of Delaware law and of our constituent documents and of the constituent documents of our subsidiaries. For more information, please review our Amended and Restated Certificate of Incorporation, as amended and our Amended and Restated By-laws.

General

Our authorized capital stock consists of 300,000,000 shares of common stock, $.001 par value per share and 1,000,000 shares of preferred stock, $.001 par value per share. Of the 1,000,000 shares of preferred stock, 750,000 shares are designated as 10% Senior Redeemable Convertible Preferred Stock.

Common Stock

As of November 4, 2011, there were 48,694,854 shares of our common stock issued and outstanding, which were held by an estimated 290 registered owners. Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of our common stock entitled to vote in any election of directors may elect all of the directors standing for election. Subject to the right of holders of any preferred stock then outstanding, holders of our common stock are entitled to receive proportionately any dividends if and when such dividends are declared by our board of directors. Upon the liquidation, dissolution or winding up of the company, the holders of our common stock are entitled to receive ratably our net assets available after the payment of all debts and other liabilities. Holders of our common stock have no preemptive, subscription, redemption or conversion rights.

Preferred Stock

Our board of directors may, without stockholder approval, issue preferred stock from time to time as shares of one or more classes or series. Subject to the provisions of our Amended and Restated Certificate of Incorporation and limitations prescribed by law, the Board is expressly authorized to issue the shares, fix the number of shares, change the number of shares constituting any series, and provide for or change the voting powers, designations, preferences and relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof, including dividend rights (including whether dividends are cumulative), dividend rates, terms of redemption (including sinking fund provisions), redemption prices, conversion rights, and liquidation preferences of the shares constituting any class or series of the preferred stock, in each case without any further action or vote by the stockholders and subject to the terms of our Preferred Stock.

One of the effects of undesignated preferred stock may be to enable the Board to render more difficult or to discourage an attempt to obtain control of our Company by means of a tender offer, proxy contest, merger or otherwise, and thereby to protect the continuity of our management. The issuance of shares of the preferred stock pursuant to the Board’s authority described above may adversely affect the rights of the holders of common stock. For example, preferred stock issued by us may rank prior to common stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of common stock. Accordingly, the issuance of shares of preferred stock may discourage bids for common stock or may otherwise adversely affect the market price of common stock.

Delaware Anti-Takeover Law

The Company is subject to the provisions of Section 203 of the Delaware General Corporation Law regulating corporate takeovers. In general, Section 203 prohibits a publicly-held Delaware corporation from engaging, under certain circumstances, in a business combination with an interested stockholder for a period of three years following the time the person became an interested stockholder unless:

•

prior to the time the person became an interested stockholder, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•

upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the stockholder owned a least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding stock owned by the interested stockholder) those (1) shares owned by persons who are directors and also officers and (2) shares owned by employee stock plans in which employee participants do not have the right to determine confidentiality whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•

at or subsequent to the time the person became an interested stockholder, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

The application of Section 203 may limit the ability of our stockholders to approve a transaction that they may deem to be in their interests. Under Section 203, a “business combination” generally includes a merger, asset or stock sale, or other similar transaction with an interested stockholder, and an “interested stockholder” is generally a person who, together with its affiliates and associates, owns or, in the case of affiliates or associates of the corporation, owned 15% or more of a corporation’s outstanding voting securities within three years prior to the determination of interested stockholder status.

REGISTRATION RIGHTS

We have agreed to enter into a Registration Rights Agreement with certain Old Noteholders with respect to the common stock issued in exchange for the Old Notes (except common stock that is already freely tradable at issuance; see “Securities Law Matters”) and upon the conversion of the New Preferred Stock. The following description is a summary of the material provisions of the Registration Rights Agreement. Holders of Old Notes that, on a post-restructuring basis, would be deemed an affiliate of the Company (as such term is defined by Rule 144 under the Securities Act) by virtue of their ownership of our common stock may request a copy of the Registration Rights Agreement by contacting the Company at the address set forth under “Description of New Notes—Additional Information.” Such holders must execute such agreement before the filing of the shelf registration statement described below to become a party to and benefit from the registration rights described below. We urge you to read the Registration Rights Agreement in its entirety because it, and not this description, defines your registration rights.

Pursuant to the Registration Rights Agreement, we will, subject to certain conditions, at our own cost:

•

file a shelf registration statement with the SEC on Form S-1 (or, if we are eligible to use such form, Form S-3) covering the offer and resale of registrable securities within 60 days after the date of issuance the registrable securities;

•	use our commercially reasonable efforts to cause the shelf registration statement to be declared effective under the Securities Act within 180 days after the date of issuance; and

•

use our commercially reasonable efforts to keep the shelf registration statement effective until the earliest to occur of (A) the disposition of all shares of registrable securities registered under such shelf registration statement in accordance therewith or the cessation of all such shares to be outstanding or (B) the availability under Rule 144 for each holder of registrable securities to immediately freely resell without restriction all registrable securities held by such holder and covered by such shelf registration statement;

provided, however, that if we file the shelf registration statement on Form S-1 and subsequently become eligible to use Form S-3, we may file a post-effective amendment to such Form S-1 on Form S-3 and use our commercially reasonable efforts to cause such shelf registration statement as amended to become effective.

Holders may also at any time at their sole discretion sell their registrable securities covered by the shelf registration statement in an underwritten offering, subject to certain conditions.

We will be permitted to suspend the use of the prospectus that is part of the shelf registration statement in connection with the sale of registrable securities during prescribed periods of time for reasons relating to pending corporate developments, public filings with the SEC and other events. We will provide to each holder of registrable securities who has provided us with such information required under Regulation S-K under the Securities Act regarding such holder and the distribution proposed by such holder as we may request in writing, or the requested information, copies of the prospectus that is a part of the shelf registration statement, notify each such holder and issue a press release when the shelf registration statement has been filed with the SEC and when such shelf registration statement has become effective and take certain other actions required to permit the public offer and resale of registrable securities.

This summary of certain provisions of the Registration Rights Agreement is not complete and is subject to, and qualified in its entirety by reference to, all the provisions of the Registration Rights Agreement, a copy of which will be made available to beneficial owners of the Old Notes upon request to us.

RESTRUCTURING SUPPORT AGREEMENTS

We have entered into separately negotiated restructuring support agreements with Holders of approximately 95% of the aggregate principal amount of Old Notes and UBS, a holder of 64% of the Old Preferred Stock. Under the terms of these restructuring support agreements, these Old Noteholders and UBS have agreed, among other things, to support and use commercially reasonable efforts to complete the Restructuring Plan, including by tendering their Old Notes (for the Old Noteholders) into the Offer and voting their claims and interests pursuant to the Old Notes and Old Preferred Stock, as applicable, in favor of the Plan of Reorganization. The restructuring support agreements may be terminated upon the occurrence or failure to occur of certain events generally related to progress toward consummation of the restructuring.

The foregoing description of the restructuring support agreements is qualified in its entirety by reference to the restructuring support agreements themselves, a form of which is included as an exhibit to the Current Report on Form 8-K, dated October 6, 2011, that we have filed with the SEC, which you may examine and copy as set forth under “Where You Can Find More Information.”

VOTING AGENT, EXCHANGE AGENT AND INFORMATION AGENT

In connection with the Offer, the Company has retained Global Bondholder Services Corporation to act as voting, exchange and information agent (the “Agent”). The Agent will receive customary fees for its services. The Company has agreed to reimburse out-of-pocket expenses and to indemnify the Agent against certain liabilities, including liabilities under federal securities laws and to contribute to payments that they may be required to make in respect thereof. No fees or commissions have been or will be paid by the Company to any broker, dealer or other person, other than the Agent, in connection with the Offer.

Questions and requests for assistance or additional copies of this Offering Memorandum and Disclosure Statement or the related Letter of Transmittal and/or Ballot, Letters of Transmittal and/or Ballots and all correspondence in connection with the Offer may be directed to the Agent. The contact information for the Agent is set forth on the back cover of this Offering Memorandum and Disclosure Statement. Old Noteholders may also contact their broker, dealer, custodian bank, depository, trust company or other nominee for assistance concerning the Offer.

The Agent assumes no responsibility for the accuracy or completeness of the information concerning the Company contained or incorporated by reference in this Offering Memorandum and Disclosure Statement or for any failure by the Company to disclose events that may have occurred and may affect the significance or accuracy of such information.

THE PLAN OF REORGANIZATION

DUNE AND ITS AFFILIATES HAVE NOT COMMENCED A CHAPTER 11 CASE, NOR HAVE THEY TAKEN ANY CORPORATE ACTION AUTHORIZING THE COMMENCEMENT OF SUCH A CASE. IF THE OFFER CANNOT BE CONSUMMATED, HOWEVER, DUNE AND ITS AFFILIATES MAY COMMENCE CHAPTER 11 CASES UNDER THE BANKRUPTCY CODE TO RESTRUCTURE THEIR FINANCIAL AFFAIRS. THIS OFFERING MEMORANDUM AND DISCLOSURE STATEMENT SOLICITS YOUR ADVANCE ACCEPTANCE OF THE PLAN OF REORGANIZATION, A COPY OF WHICH IS ATTACHED TO THIS OFFERING MEMORANDUM AND DISCLOSURE STATEMENT AS APPENDIX C, AND WHICH CONTAINS IMPORTANT INFORMATION RELEVANT TO YOUR DECISION TO ACCEPT THE PLAN OF REORGANIZATION. PLEASE READ THE PLAN OF REORGANIZATION COMPLETELY AND CAREFULLY.

To enhance the likelihood that we will succeed in our restructuring efforts, we have formulated the Plan of Reorganization for our reorganization under Chapter 11 of the Bankruptcy Code. The Plan of Reorganization covers Dune and its two wholly-owned subsidiaries, Dune Properties, Inc., a Texas corporation, and Dune Operating Company, a Texas corporation (together, the “Filing Entities”), and provides the treatment set forth below to holders of claims against and interests in the Filing Entities, which treatment differs in certain material respects from the treatment provided pursuant to the Offer. In the event that the conditions to the Offer are not satisfied or waived, or if we for any reason determine that it would be more advantageous or expeditious to pursue, and there is sufficient support for, the Plan of Reorganization, the Filing Entities may seek to file a case under Chapter 11 of the Bankruptcy Code. If the Plan of Reorganization is confirmed and consummated, all holders of claims against and interests in the Filing Entities would receive the treatment set forth below, whether or not they vote for acceptance of the Plan of Reorganization.

The statements contained in this Offering Memorandum and Disclosure Statement include summaries of the provisions contained in the Plan of Reorganization and in documents referred to therein. The statements contained in this Offering Memorandum and Disclosure Statement do not purport to be precise or complete statements of all the terms and provisions of the Plan of Reorganization or documents referred to therein, and reference is made to the Plan of Reorganization and to such documents for the full and complete statements of such terms and provisions.

The Plan of Reorganization itself and the documents referred to therein control the actual treatment of Claims against and Interests in the Filing Entities under the Plan of Reorganization and will, upon the Effective Date of the Plan of Reorganization, be binding upon all holders of Claims against and Interests in the Filing Entities and the Estates, the Reorganized Debtors and other parties in interest. In the event of any conflict between this Offering Memorandum and Disclosure Statement, on the one hand, and the Plan of Reorganization or any other operative document thereunder, on the other hand, the terms of the Plan of Reorganization and such other operative document are controlling.

WE HAVE NOT MADE ANY DECISION AT THIS TIME TO COMMENCE ANY CHAPTER 11 CASES, AND RESERVE ALL OF OUR RIGHTS TO PURSUE ANY AND ALL OF OUR STRATEGIC ALTERNATIVES IN THE EVENT THE OUT-OF-COURT ALTERNATIVE IS NOT CONSUMMATED.

Glossary

Set forth below is a glossary of certain terms used in the description of the Plan of Reorganization. To the extent that terms are defined differently in the Glossary and elsewhere in this Offering Memorandum and Disclosure Statement, for the purposes of this section only, the definitions in this Glossary are controlling. To the extent not defined in this Glossary or otherwise defined in this Offering Memorandum and Disclosure Statement, capitalized terms used in the description of the Plan of Reorganization have the meanings ascribed to them in the Plan of Reorganization attached hereto as Appendix C.

“Ad Hoc Committee” means the ad hoc committee of the Consenting Note Holders represented by Paul, Weiss, Rifkind, Wharton & Garrison LLP.

“Administrative Claim” means a Claim for payment of an administrative expense of a kind specified in section 503(b) of the Bankruptcy Code and entitled to priority under section 507(a)(2) of the Bankruptcy Code, including (a) actual, necessary costs and expenses, incurred by the Debtors after the Commencement Date, of preserving the Estates and operating their businesses, including wages, salaries, or commissions for services rendered after the

Commencement Date, (b) Professional Fee Claims, (c) all fees and charges assessed against the Estates under chapter 123 of title 28, United States Code, and (d) the reasonable post-petition fees and expenses of the Senior Notes Indenture Trustees, including any successors thereto, including reasonable attorney’s fees and expenses of such Senior Notes Indenture Trustees.

“Administrative Claims Bar Date” means the date, if any, designated by the Bankruptcy Court as the last date for filing proofs of Administrative Claims against the Debtors.

“Advisors” means each financial advisor, investment banker, Professional, accountant, consultant, representative, attorney and other professionals, and each of their respective employees, members, parent corporations, subsidiaries, Affiliates and partners.

“Affiliate” shall have the meaning set forth in section 101(2) of the Bankruptcy Code.

“Allowed” means

i) with respect to any Claim (a) as to which no objection or request for estimation has been filed on or before the Claims Objection Deadline or the expiration of such other applicable period fixed by the Bankruptcy Court or the Plan; (b) as to which any objection has been settled, waived, withdrawn or denied by a Final Order or in accordance with the Plan; or (c) that is allowed (i) by a Final Order, (ii) by an agreement between the holder of such Claim and the Debtors or the Reorganized Debtors or (iii) pursuant to the terms of the Plan; provided, however, that, notwithstanding anything herein to the contrary, by treating a Claim as an “Allowed Claim” under (a) above (the expiration of the Claims Objection Deadline or other applicable deadline), the Debtors do not waive their rights to contest the amount and validity of any disputed, contingent and/or unliquidated Claim in the time, manner and venue in which such Claim would have been determined, resolved or adjudicated if the Chapter 11 Cases had not been commenced. An allowed Claim (a) includes a Disputed Claim to the extent such Disputed Claim becomes Allowed after the Effective Date and (b) shall be net of any valid setoff exercised with respect to such Claim pursuant to the provisions of the Bankruptcy Code and applicable law. Unless otherwise specified herein, in section 506(b) of the Bankruptcy Code or by Final Order of the Bankruptcy Court, “Allowed Claim” shall not, for purposes of distributions under the Plan, include interest on such Claim accruing from and after the Commencement Date; and

ii) with respect to any Equity Interest: an Equity Interest in Dune that has been or hereafter is listed by Dune in its books and records as liquidated in number or amount and not disputed or contingent; provided, however, that to the extent an Equity Interest is a Disputed Equity Interest, the determination of whether such Equity Interest will be Allowed and/or the amount of any such Equity Interest will be determined, resolved, or adjudicated, as the case may be, in the manner in which such Equity Interest would have been determined, resolved, or adjudicated if the Chapter 11 Cases had not been commenced; provided, further, that the Reorganized Debtors may, in their discretion, bring an objection or other motion before the Bankruptcy Court with respect to resolution of a Disputed Equity Interest. Unless otherwise specified herein or by order of the Bankruptcy Court, an Allowed Administrative Claim or Allowed Claim shall not, for any purpose under the Plan, include interest on such Administrative Claim or Claim from and after the Commencement Date.

“Bankruptcy Code” means The Bankruptcy Reform Act of 1978, as codified in title 11 of the United States Code, as now in effect or hereafter amended.

“Bankruptcy Court” means the United States Bankruptcy Court for the District of [            ], or any other court with jurisdiction over the Chapter 11 Cases.

“Bankruptcy Rules” means collectively, the Federal Rules of Bankruptcy Procedure and the Official Bankruptcy Forms, the Federal Rules of Civil Procedure, as applicable to the Chapter 11 Cases or proceedings therein, and the local rules of the Bankruptcy Court, all as now in effect or hereafter amended.

“Business Day” means any day, excluding Saturdays, Sundays or “legal holidays” (as defined in Bankruptcy Rule 9006(a)), on which commercial banks are open for business in Houston, Texas.

“Cash” means cash and cash equivalents.

“Causes of Action” means all actions, causes of action, liabilities, obligations, rights, suits, damages, judgments, remedies, demands, setoffs, defenses, recoupments, crossclaims, counterclaims, third-party claims, indemnity claims, contribution claims or any other claims or causes of action whatsoever, whether known or unknown, matured or unmatured, fixed or contingent, liquidated or unliquidated, disputed or undisputed, suspected or unsuspected, foreseen or unforeseen, direct or indirect, choate or inchoate, existing or hereafter arising, in law, equity, or otherwise, based in whole or in part upon any act or omission or other event occurring prior to the Commencement Date or during the course of the Chapter 11 Cases, including through the Effective Date.

“CEO” means the chief executive officer of Dune or the Reorganized Dune, as applicable.

“Certificate” means any certificate, instrument, or other document evidencing an Existing Security.

“Chapter 11 Cases” means the jointly administered chapter 11 cases of the Debtors.

“Claim” means a claim, as defined in section 101(5) of the Bankruptcy Code, against a Debtor.

“Claim Objection Deadline” means the first Business Day that is the latest of (i) as to a particular Claim, 180 days after the filing of a proof of claim, or request for payment of, such Claim; or (ii) such other date as may be established by the Bankruptcy Court.

“Class” means one of the classes of Claims or Equity Interests described in the Plan.

“Commencement Date” means [                    ], the date on which the Debtors filed their voluntary petitions for relief commencing the Chapter 11 Cases.

“Committee” means any official committee of creditors appointed in the Chapter 11 Cases, as such committee may be reconstituted from time to time.

“Confirmation” means the Bankruptcy Court’s entry of the Confirmation Order on the docket in the Chapter 11 Cases, in accordance with section 1129 of the Bankruptcy Code and subject to all conditions specified in Article 9.02 hereof having been (a) satisfied or (b) waived pursuant to Article 9.04 hereof.

“Confirmation Date” means the date upon which the Bankruptcy Court enters the Confirmation Order on the docket of the Chapter 11 Cases, within the meaning of Bankruptcy Rules 5003 and 9021.

“Confirmation Hearing” means the Bankruptcy Court’s hearing on Confirmation of the Plan pursuant to section 1129 of the Bankruptcy Code, as it may be adjourned or continued from time to time.

“Confirmation Order” means the Bankruptcy Court’s order confirming the Plan pursuant to section 1129 of the Bankruptcy Code.

“Consenting Note Holders” means those Holders of Senior Secured Notes, or their permitted successors and assigns, that have executed the Consenting Note Holder Plan Support Agreement or joinders thereto.

“Consenting Note Holder Plan Support Agreement” means the Restructuring Support and Lock-up Agreement, dated as of October 6, 2011, among Dune and the Consenting Note Holders.

“Consenting Preferred Stock Holders” means those Holders of Preferred Stock, or their permitted successors and assigns, that have executed the Consenting Preferred Stock Holder Plan Support Agreement or joinders thereto.

“Consenting Preferred Stock Holder Plan Support Agreement” means the Restructuring Support and Lock-up Agreement, dated as of October 6, 2011, among Dune and the Consenting Preferred Stock Holders.

“Consummation” means the occurrence of the Effective Date.

“Credit Agreement” means that certain Amended and Restated Credit Agreement, as may be amended from time to time, dated as of December 7, 2010, among Dune and Dune Properties, Inc., as borrowers, Dune Operating Company, as guarantor, Wayzata Opportunities Fund II, L.P., as sole lender, and Wells Fargo Capital Finance, Inc., as administrative agent, and all related guaranty, security, and other documents executed in connection therewith.

“Credit Agreement Claim” means a Claim on account of, arising under or in connection with the Credit Agreement and any other Claims that pursuant to the terms of the Credit Agreement rank pari passu with and are secured equally and ratably with such Claims.

“Cure” means the payment of Cash by a Debtor, or the Distribution of other property (as the parties may agree or the Bankruptcy Court may order), as necessary to cure a default by a Debtor under an executory contract or unexpired lease of a Debtor and to permit a Debtor to assume such contract or lease under section 365(a) of the Bankruptcy Code.

“Debtor” means each of Dune and the Dune Debtor Subsidiaries on and after the Commencement Date, and “Debtors” means all of them collectively, and when the context so requires, in their capacity as debtors and debtors in possession under sections 1107 and 1108 of the Bankruptcy Code.

“DIP Facility” means any postpetition debtor-in-possession credit facility, if applicable, provided to the Debtors in the Chapter 11 Cases pursuant to the DIP Facility Agreement.

“DIP Facility Agreement” means the credit agreement and related security agreements, mortgages and similar documents governing the DIP Facility by and between the Debtors and the DIP Lender in form and substance reasonably acceptable to the Debtors, the DIP Lender and the Majority Consenting Note Holders.

“DIP Facility Claims” means a Claim arising under or as a result of the DIP Facility.

“DIP Lenders” means the lender(s) under the DIP Facility Agreement.

“Disallowed Claim” means any Claim against any Debtor that has not been Allowed, in whole or in part, by Final Order of the Bankruptcy Court, or that has been withdrawn, in whole or in part, by the Holder thereof.

“Disallowed Equity Interest” means any Equity Interest in any Debtor that has not been Allowed, in whole or in part, by Final Order of the Bankruptcy Court, or that has been withdrawn, in whole or in part, by the Holder thereof.

“Disbursing Agent” means, as applicable, the Reorganized Debtors or any party designated by the Reorganized Debtors, in their sole discretion, and approved by the Bankruptcy Court if other than a Reorganized Debtor, to serve as a disbursing agent under the Plan to make or facilitate distributions pursuant to the Plan.

“Disclosure Statement” means the written disclosure statement that relates to the Plan, as amended, supplemented or modified from time to time, embodied in the Offering Memorandum and that is prepared and distributed in accordance with sections 1125 and/or 1145 of the Bankruptcy Code and Bankruptcy Rule 3018.

“Disputed” means, with respect to any Claim or Equity Interest, any Claim or Equity Interest to which the Debtors or any other party in interest has interposed a timely objection or request for estimation in accordance with the Bankruptcy Code and the Bankruptcy Rules or that is otherwise disputed by the Debtors in accordance with applicable law, which objection, request for estimation, or dispute has not been settled, waived, withdrawn, or determined by a Final Order. A Claim that is Disputed by the Debtors as to its amount only shall be deemed Allowed in the amount the Debtors admit owing, if any, and Disputed as to the excess.

“Distribution” means any distribution made under the Plan to the Holders of Allowed Claims or Allowed Equity Interests.

“Distribution Date” means the Effective Date (or if a Claim is not an Allowed Claim or Allowed Interest on the Effective Date, on the date that such Claim or Interest becomes an Allowed Claim or Allowed Interest, or as soon as reasonably practicable thereafter) or, if not the Effective Date, such date occurring as soon as reasonably practicable after the Effective Date, on which the Disbursing Agent first makes Distributions to Holders of Allowed Claims and Allowed Equity Interests, if any, as provided in the Plan.

“Dune” means Dune Energy, Inc., a Delaware corporation.

“Dune Common Stock” means, without duplication, (i) Dune’s common stock, par value $0.001 per share, issued and outstanding immediately prior to the Effective Date, (ii) the Dune Existing Restricted Common Stock and (iii) the Dune Existing Option Shares.

“Dune Common Stock Interests” means all of the Dune Common Stock.

“Dune Debtor Subsidiaries” means Dune Properties, Inc., a Texas corporation and Dune Operating Company, a Texas corporation.

“Dune Existing Option Shares” means shares of Dune common stock, par value $0.001 per share, (i) issued and outstanding immediately before the Effective Date as a result of the exercise of options to purchase Dune Common Stock prior to the Effective Date.

“Dune Existing Restricted Common Stock” means Dune’s Common Stock that is restricted and issued pursuant to Dune’s existing long-term incentive plans and related agreements.

“Dune Other Equity Interests” means collectively, (a) all incentive stock options, non-qualified stock options, and stock appreciation rights granted under any Debtor-sponsored stock option plans, (b) any other options, warrants, or rights, contractual or otherwise, if any, to acquire or receive an Equity Interest existing immediately before the Effective Date, and (c) all Dune common stock issued and held in treasury as of immediately before the Effective Date.

“Dune Preferred Stock” means the 10% Senior Redeemable Convertible Preferred Stock issued under the Certificate of Designation of 10% Senior Redeemable Convertible Preferred Stock of Dune Energy, Inc., Article Fourth of the Amended and Restated Certificate of Incorporation of Dune Energy, Inc. and the resolution of the board of directors of the Company adopted on May 1, 2007.

“Dune Subsidiary Debtor Interests” means all of the authorized, issued and outstanding equity securities and the partnership and member interests of the Dune Debtors Subsidiaries.

“Dune Subsidiary Guarantees” means the guarantees of the Dune Debtor Subsidiaries of Dune’s obligations under (a) the Credit Agreement and (b) the Senior Notes Indenture.

“Effective Date” means the date that is the first Business Day after the Confirmation Date on which the (a) conditions to the Plan’s consummation set forth in Article 9.02 hereof have been satisfied or waived and (b) no stay of the Confirmation Order is in effect.

“Eligible Claims” means the Senior Note Claims, the Holders of which are entitled to vote under Article 8.01 of the Plan to accept or reject the Plan.

“Eligible Equity Interests” means the Dune Preferred Stock Interests, the Holders of which are entitled to vote under Article 8.01 of the Plan to accept or reject the Plan.

“Entity” shall have the meaning set forth in section 101(15) of the Bankruptcy Code.

“Equity Interests” means the Dune Common Stock Interests, Dune Other Equity Interests, Dune Subsidiary Debtor Interests, any litigation claims arising from Equity Interests and the Dune Preferred Stock.

“Estate” means the estate of any of the Debtors in the Chapter 11 Cases, and “Estates” means, collectively, the estates of all of the Debtors in the Chapter 11 Cases, as created under section 541 of the Bankruptcy Code.

“Exculpated Party” means each of the Debtors, the Reorganized Debtors, and their Affiliates and the Released Parties.

“Existing Securities” means all Equity Interests and all Senior Secured Notes.

“Exit Facility Agent” means the administrative agent for the Exit Facility Lenders.

“Exit Facility Credit Agreement” means the credit agreement with respect to the Exit Facility.

“Exit Facility Credit Documents” means the Exit Facility Credit Agreement and related guaranty, security, and other documents in form and substance reasonably acceptable to the Debtors, the Exit Facility Lenders, the Exit Facility Agent and the Majority Consenting Note Holders.

“Exit Facility” means that certain credit facility to be entered into by Reorganized Dune and certain of the Reorganized Subsidiaries on the Effective Date to fund ongoing operating expenses and obligations under the Plan in form and substance reasonably acceptable to the Debtors, the Exit Facility Lenders, the Exit Facility Agent and the Majority Consenting Note Holders.

“Exit Facility Lenders” means the lenders under the Exit Facility Credit Documents.

“Face Amount” means when used in reference to (a) a Disputed Claim, the full stated amount claimed by the Holder thereof in any proof of Claim timely filed with the Bankruptcy Court, (b) an Allowed Claim, the Allowed amount thereof, and (c) an Equity Interest, the number of shares evidencing such Equity Interests.

“Final Order” means, as applicable, an order or judgment, entered by the Bankruptcy Court or other court of competent jurisdiction with respect to the relevant subject matter, that has not been amended, modified or reversed, and as to which (i) no stay is in effect, (ii) the time to seek rehearing, file a notice of appeal or petition for certiorari has expired, (iii) no appeal, request for stay, petition seeking certiorari, or other review has been timely filed and is pending and (iv) any appeal that has been taken, any petition for certiorari, or motion for a new trial, reargument or rehearing that has been or may be filed has been resolved by the highest court to which the order or judgment was appealed or from which certiorari was sought; provided, however, that the possibility that a motion under section 502(j) of the Bankruptcy Code, Rule 59 or 60 of the Federal Rules of Civil Procedure, or any analogous rule (whether federal or state) may be but has not then been filed with respect to such order shall not cause such order not to be a Final Order.

“Holder” and, collectively, “Holders,” means a Person or Entity legally or beneficially, as applicable, holding a Claim or Equity Interest.

“Impaired” means, when used with reference to a Claim or Equity Interest, a Claim or Equity Interest that is impaired within the meaning of section 1124 of the Bankruptcy Code.

“Impaired Claim” means a Claim classified in an Impaired Class.

“Impaired Class” means each of Classes 3, 6, 7 and 8, as set forth in Article III of the Plan.

“Lien” means any lien, lease, right of first refusal, servitude, claim, pledge, option, charge, hypothecation, easement, security interest, right-of-way, encroachment, mortgage, deed of trust, and/or any other encumbrance, restriction or limitation whatsoever.

“Majority Consenting Note Holders” means, as of any date of determination, Consenting Note Holders who hold more than fifty percent (50%) in aggregate principal amount of the Senior Notes held by all of the Consenting Note Holders.

“Management Incentive Plan” means the management incentive plan to be adopted by Reorganized Dune pursuant to which Restricted New Dune Common Stock and the New Dune Options may be issued as determined by the board of directors of Reorganized Dune, which will be in substantially the form to be contained in the Plan Supplement.

“Management Stock” means Restricted New Dune Common Stock and the New Dune Options that may be issued by Reorganized Dune to employees, officers and board of directors members in accordance with the Management Incentive Plan.

“New Board” means the initial board of directors for Reorganized Dune.

“New Dune Common Stock” means all of the new common stock, par value $0.01 per share, authorized by the Plan to be issued by Reorganized Dune on the Effective Date.

“New Dune Options” means the options authorized hereunder which may be issued by Reorganized Dune to purchase New Dune Common Stock pursuant to the provisions of the Management Incentive Plan.

“New Dune Organizational Documents” means such certificates or articles of incorporation, by-laws, or such other applicable formation documents of Reorganized Dune, which form will be included in the Plan Supplement.

“New Notes” means $50 million in aggregate principal amount of Floating Rate Senior Notes due 2016 that may be issued by Reorganized Dune pursuant to the New Notes Indenture.

“New Notes Indenture” means that certain indenture and related documents providing for the New Notes in each case in form and substance reasonably acceptable to the Debtors, the Exit Facility Agent and the Majority Consenting Note Holders.

“New Securities” means, collectively, the New Dune Common Stock, the New Dune Options and the Restricted New Dune Common Stock.

“Note Holder Percentage” shall have the meaning ascribed to it in Article 3.03(c).

“Nominee” means a bank, brokerage firm or other nominee holding Eligible Claims or Eligible Equity Interests in its own name on behalf of a beneficial owner, or any agent thereof.

“Offering Memorandum” means that certain document entitled “Offering Memorandum, Disclosure Statement and Solicitation of Acceptances of a Prepackaged Plan of Reorganization” dated as of November 14, 2011.

“Other Priority Claim” means a Claim entitled to priority under section 507(a) of the Bankruptcy Code, other than a Priority Tax Claim or an Administrative Claim.

“Person” shall have the meaning set forth in section 101(41) of the Bankruptcy Code.

“Plan” or “Plan of Reorganization” means this chapter 11 plan of reorganization, including the exhibits and schedules hereto, as the same may be amended, modified or supplemented from time to time in accordance with the provisions of the Bankruptcy Code and the terms hereof.

“Plan Supplement” means the compilation of documents and forms of documents, all of which may be amended, modified, replaced and/or supplemented from time to time, including New Dune Organizational Documents, the Management Incentive Plan, the form of Restricted New Dune Common Stock Agreement, New Notes Indenture, if applicable, the Exit Facility, the list of proposed directors of Reorganized Dune, the schedule of executory contracts and unexpired leases to be rejected by the Debtors and the list of retained Causes of Action to be filed with the Bankruptcy Court on or before the date that is ten (10) days prior to the Confirmation Hearing. Any reference to the Plan Supplement in this Plan shall include each of the documents identified above.

“Postpetition Interest” means interest accruing after the Commencement Date on a Claim.

“Priority Tax Claim” means any Claim that is entitled to priority under section 507(a)(8) of the Bankruptcy Code.

“Professional” means a professional Person, as that term is used in sections 327 and 1103 of the Bankruptcy Code.

“Professional Fee Claim” means a Professional’s Claim for compensation or reimbursement of costs and expenses relating to services performed on and after the Commencement Date and before and including the Effective Date.

“Pro Rata” means, at any time, the proportion that the Face Amount of an Allowed Claim or Allowed Equity Interest in a particular Class bears to the aggregate Face Amount of all Allowed Claims or Allowed Equity Interests (including Disputed Claims or Disputed Equity Interests, but excluding Disallowed Claims or Disallowed Equity Interests) in that particular Class, unless the Plan provides otherwise.

“Record Date for Plan Distribution” means, for purposes of receiving a Distribution under the Plan, the date that is the second Business Day after the Confirmation Date.

“Reinstated” or “Reinstatement” means (a) leaving unaltered the legal, equitable, and contractual rights to which a Claim or Equity Interest entitles the Holder of such Claim or Equity Interest so as to leave such Claim or Equity Interest Unimpaired; or (b) notwithstanding any contractual provision or applicable law that entitles the Holder of a Claim or Equity Interest to demand or receive accelerated payment of such Claim or Equity Interest after the occurrence of a default: (i) curing any such default that occurred before or after the Commencement Date, other than a default of a kind specified in section 365(b)(2) of the Bankruptcy Code or of a kind that section 365(b)(2) expressly does not require to be cured; (ii) reinstating the maturity (to the extent such maturity has not otherwise accrued by the passage of time) of such Claim or Equity Interest as such maturity existed before such default; (iii) compensating the Holder of such Claim or Equity Interest for any damages incurred as a result of any reasonable reliance by such Holder on such contractual provision or such applicable law; (iv) if such Claim or Equity Interest arises from a failure to perform a nonmonetary obligation other than a default arising from failure to operate a nonresidential real property lease subject to section 365(b)(1)(A), compensating the Holder of such Claim or Equity Interest (other than a Debtor or an insider) for any actual pecuniary loss incurred by such Holder as a result of such failure; and (v) not otherwise altering the legal, equitable, or contractual rights to which such Claim or Equity Interest entitles the Holder.

“Released Parties” means (i) each Holder of a Senior Note Claim, including each Consenting Note Holder, in each case, in its capacity as such (ii) the Senior Notes Indenture Trustee, in its capacity as such (iii) each member of any Committee, including the Ad Hoc Committee, in each case, in their capacity as such, (iv) the DIP Lenders and the Holders of DIP Facility Claims (if any), in each case, in their capacity as such, (v) the Exit Facility Agent and Exit Lenders, in each case, in their capacity as such, and (vi) with respect to each of the foregoing entities in clauses (i) through (v), such person’s current and former affiliates, subsidiaries, officers, directors, principals, employees, agents and Advisors, in each case in their capacity as such; and (v) the Debtors’ and the Reorganized Debtors’ current officers, directors, employees and Advisors.

“Reorganized Debtor” means each of Reorganized Dune and the Reorganized Subsidiaries, and “Reorganized Debtors” means all of them collectively.

“Reorganized Dune” means Dune, on and after the Effective Date.

“Reorganized Subsidiaries” means the Dune Debtor Subsidiaries, on and after the Effective Date.

“Restricted New Dune Common Stock” means the restricted shares of New Dune Common Stock, par value $0.01 per share, authorized by the Plan to be issued by Reorganized Dune under the Management Incentive Plan as determined by the board of directors of Reorganized Dune.

“Restricted New Dune Common Stock Agreement” means the agreement authorized to be entered into between any grantees of Restricted New Dune Common Stock and Reorganized Dune pursuant to the Management Incentive Plan as determined by the board of directors of Reorganized Dune, in substantially the form filed with the Plan Supplement.

“Restructuring Transactions” means collectively, the transactions and transfers described in Article IV of the Plan.

“Securities Act” means the Securities Act of 1933, as now in effect or hereafter amended.

“Secured” means when referring to a Claim: (a) secured by a Lien on property in which the Estate has an interest, which Lien is valid, perfected, and enforceable pursuant to applicable law or by reason of a Bankruptcy Court order, or that is subject to setoff pursuant to section 553 of the Bankruptcy Code, to the extent of the value of the creditor’s interest in the Estate’s interest in such property or to the extent of the amount subject to setoff, as applicable, as determined pursuant to section 506(a) of the Bankruptcy Code; or (b) Allowed as such pursuant to the Plan.

“Secured Claim” means a Claim that is secured by a Lien that is valid, perfected and enforceable, and not avoidable, upon property in which a Debtor has an interest, to the extent of the value, as of the Effective Date, of such interest or Lien as determined by a Final Order pursuant to section 506 of the Bankruptcy Code, or as otherwise agreed to in writing by a Debtor or Reorganized Debtor and the Holder of such Claim.

“Senior Note Claim” means any Claim against the Debtors arising under the Senior Secured Notes, the Senior Notes Indenture or any ancillary agreement.

“Senior Secured Notes” means the 10 1/2% Senior Secured Notes due 2012 (CUSIP: 265338AC7) issued pursuant to the Senior Notes Indenture.

“Senior Notes Indenture” means the Indenture dated May 15, 2007, and the First Supplement to the Indenture dated December 30, 2008 between the Company and The Bank of New York, as Trustee and Collateral Agent.

“Senior Notes Indenture Trustee” means The Bank of New York Mellon, as Trustee and Collateral Agent.

“Senior Secured Debt” means all obligations of the Debtors arising under the Credit Agreement.

“Senior Secured Lenders” means the Holders of Claims under the Credit Agreement.

“Solicitation” means the solicitation by the Debtors from Holders of Eligible Claims and Eligible Equity Interests of acceptances of the Plan pursuant to section 1126(b) of the Bankruptcy Code.

“UBS” means UBS Securities LLC, and its successors or assigns, in its capacity as holder of at least 64% of the Dune Preferred Stock and a signatory to the Consenting Preferred Stock Holder Plan Support Agreement.

“Unimpaired” means, with respect to a Claim (or Class of Claims) or Equity Interest (or Class of Equity Interests), a Claim (or Class of Claims) or Equity Interest (or Class of Equity Interests) that is not impaired within the meaning of section 1124 of the Bankruptcy Code.

“Unimpaired Class” means each of Classes 1, 2, 4, 5, and 9, as set forth in Article III of the Plan.

“Unsecured Claim” means any Claim that is neither Secured nor entitled to priority under the Bankruptcy Code or any order of the Bankruptcy Court, including any Claim arising from the rejection of an Executory Contract or Unexpired Lease under section 365 of the Bankruptcy Code.

Reasons for the Solicitation

The solicitation is being conducted at this time to obtain (prior to the filing of any voluntary petition for reorganization of the Filing Entities under Chapter 11 of the Bankruptcy Code) the requisite acceptances of the Plan of Reorganization. We anticipate that by conducting the acceptance solicitation in advance of commencing any Chapter 11 Cases, if Chapter 11 Cases were commenced, the duration of the Chapter 11 Cases will be significantly shortened, and the administration of the cases, which otherwise could be lengthy, complex, and extremely expensive, will be greatly simplified and much less costly. The Bankruptcy Code defines “acceptance” of a plan by a class of claims as acceptance by creditors in that class that hold at least two-thirds in dollar amount and more than one-half in number of the claims that cast ballots for acceptance or rejection of the plan. Acceptance of a plan by a class of interests requires acceptance by at least two-thirds of the amount of interests of such class that cast ballots for acceptance or rejection of the plan.

Anticipated Events During the Chapter 11 Case

If Dune cannot consummate the Offer but Dune receives the requisite votes for acceptance of the Plan of Reorganization, the Filing Entities may file voluntary petitions for relief under Chapter 11 of the Bankruptcy Code. At that time, all actions and proceedings against the Filing Entities and all acts to obtain property from the Filing Entities will be stayed under section 362 of the Bankruptcy Code. The Filing Entities will continue to operate their businesses and manage their property as debtors in possession pursuant to sections 1107(a) and 1108 of the Bankruptcy Code.

The Filing Entities do not expect the Chapter 11 Cases to be protracted. To expedite their emergence from Chapter 11, the Filing Entities on the Petition Date, in addition to filing this Offering Memorandum and Disclosure Statement and the Plan of Reorganization, would file motions, and consult in good faith with counsel to the Ad Hoc Committee regarding the form and substance of any such proposed motion, seeking the relief detailed below, among other relief, from the Bankruptcy Court. Such relief, if granted, will facilitate the administration of the Chapter 11 Cases; there can be no assurance, however, that the Bankruptcy Court will grant the relief sought.

Applications For Retention Of The Debtors’ Professionals

The Filing Entities intend to seek retention of certain professionals to represent it and assist it in connection with the Chapter 11 Cases. These professionals were intimately involved with the negotiation and development of the restructuring transactions and the Plan of Reorganization. These professionals include, among others, Andrews Kurth LLP , as bankruptcy counsel for the Filing Entities.

Motion To Approve Combined Disclosure Statement And Confirmation Hearing

The Filing Entities intend to seek an order scheduling a combined hearing on this Offering Memorandum and Disclosure Statement and confirmation of the Plan of Reorganization (the “Confirmation Hearing”) for a date not more than 45 days following the Petition Date. At the Confirmation Hearing, the Filing Entities will seek approval of this Offering Memorandum and Disclosure Statement and confirmation of the Plan of Reorganization pursuant to sections 1125, 1128 and 1129 of the Bankruptcy Code. At that time, the Filing Entities will also request that the Bankruptcy Court approve the prepetition solicitation of votes on the Plan of Reorganization. There can be no assurance that the Bankruptcy Court will approve the Filing Entities’ request to schedule the Confirmation Hearing within 45 days of the Petition Date.

Motion To Continue Using Existing Cash Management Systems

Because the Filing Entities expect the Chapter 11 Cases to be pending for less than two (2) months, and because of the administrative hardship that any operating changes would impose, the Filing Entities intend to seek authority to continue using their existing cash management system, bank accounts and business forms and to follow their internal investment and deposit guidelines. Absent the Bankruptcy Court’s authorization of the continued use of the cash management system, the Filing Entities’ cash flow could be impaired to the detriment of the Filing Entities’ Estate and creditors.

Continued use of their existing cash management system will facilitate the Filing Entities’ smooth and orderly transition into the Chapter 11 Cases, minimize the disruption of its businesses while in Chapter 11, and expedite their emergence from Chapter 11. As a result of set-up time and expenses, requiring the Filing Entities to adopt and implement a new cash management system would likely increase the costs of the Chapter 11 Cases. For the same reasons, requiring the Filing Entities to close their existing bank accounts and establish new accounts or requiring them to create new business forms would only frustrate their efforts to reorganize expeditiously.

Motion For Authority To Pay Prepetition Employee Wages And Associated Benefits

The Filing Entities believe that they have a valuable asset in their work force and that any delay in paying prepetition compensation or benefits to their employees would destroy their relationships with employees and irreparably harm employee morale at a time when the continued dedication, confidence and cooperation of their employees is most critical. The Filing Entities are grateful to their employees for their help, without which a restructuring would not be possible. Accordingly, the Filing Entities will seek authority to pay compensation and benefits in the Chapter 11 Cases which were accrued but unpaid as of the Petition Date.

Motion To Approve DIP Financing

If the Filing Entities file for Chapter 11, the Filing Entities may need to obtain short-term working capital financing in the form of the DIP Facility. While the Filing Entities do not, as of the date hereof, have a commitment for such financing, they would expect to obtain such a commitment if it appears that such financing would be needed and the restructuring transactions will not be consummated outside bankruptcy. The amount of any such DIP Financing is not presently determinable, but prompt Bankruptcy Court approval of the DIP Facility may be necessary to enable the Filing Entities to address their funding and other commitments and to otherwise maintain normal operations and strong relationships with their vendors, customers, and suppliers during the Chapter 11 Cases. Absent an agreement with the DIP Lenders, the DIP Facility would need to be paid off upon the Filing Entities’ emergence from Chapter 11.

Motion To Pay Unimpaired Trade Claims In The Ordinary Course Of Business

“Trade Claims” are prepetition general unsecured claims against the Filing Entities arising from or with respect to the delivery of goods or services to the Filing Entities in the ordinary course of business; they are among the claims included in the class of Claims denominated Class 5 General Unsecured Claims. Notwithstanding provisions of the Bankruptcy Code that would otherwise require the Filing Entities to defer payment of Trade Claims until the Effective Date, the Filing Entities intend to seek authority from the Bankruptcy Court to pay, in the ordinary course of business, the Trade Claims of those providers of goods and services that agree in writing to continue to provide the Filing Entities with customary trade terms on an ongoing basis. Because certain goods and services are essential to the businesses of the Filing Entities’ non-debtor affiliates, the relief sought in this motion is critical to uninterrupted operations during the Chapter 11 Cases.

Motion To Waive Filing Of Schedules And Statement Of Financial Affairs

Bankruptcy Code section 521 and Bankruptcy Rule 1007 direct that, unless otherwise ordered by the court, a debtor must prepare and file certain schedules of claims, executory contracts and unexpired leases and related information (the “Schedules”) and a statement of financial affairs (the “Statement”) within fourteen (14) days of the commencement of a Chapter 11 case. The purpose of this requirement is to provide a debtor’s creditors, equity security holders and other interested parties with sufficient information to make informed decisions with respect to the debtor’s reorganization. In appropriate circumstances, however, a bankruptcy court may modify or dispense with the filing of the Schedules and the Statement pursuant to section 521 of the Bankruptcy Code. The Filing Entities believe that such circumstances would exist in the Chapter 11 Cases, and that they should not be required to file the Schedules and the Statement. The Filing Entities thus intend to request that the Bankruptcy Court extend the deadline to file Schedules and Statements and waive the necessity of filing the Schedules and the Statement if the Plan of Reorganization is confirmed prior to the expiration of the extended deadline to file Schedules and Statements.

Motion To Use Cash Collateral

If the Filing Entities file for Chapter 11, the Filing Entities may seek authority to use cash collateral, including the cash collateral of its senior secured lender, Wayzata Opportunities Fund II, L.P. (“Wayzata”), to fund its operations during the bankruptcy proceeding. Pursuant section 363 of the Bankruptcy Code, the Filing Entities may use cash collateral upon satisfying certain requirements, including providing adequate protection to any party with a lien in such cash collateral. While the Filing Entities do not, as of the date hereof, have an agreement for the use of cash collateral with Wayzata, they would expect to negotiate in good faith with Wayzata and reach an agreement for the use of cash collateral prior to filing.

Motion for Joint Administration

If the Filing Entities file for Chapter 11, the Filing Entities will seek authority to jointly administer their bankruptcy cases. Joint administration will be for procedural and administrative purposes only, and will not effect a substantive consolidation of the Filing Entities. By jointly administering the cases, all motions and pleadings will be filed in one, consolidated case, allowing the Filings Entities to conduct joint hearings and proceed on one schedule. Joint administration will ease the administrative burden for the Court and the parties in interest and will obviate the need for duplicative notices, motions, applications, and orders, thereby saving considerable time and expenses for the Filing Entities.

Motion to Pay in the Ordinary Course (I) All Undisputed Prepetition Royalties, Joint Interest Billings, and Other Obligations

Owing Under the Debtors Oil and Gas Leases; and (II) Undisputed Claims that Give Rise to Statutory Liens

If the Filing Entities file for Chapter 11, the Filing Entities will seek authority to pay prepetition royalties, joint interest billings, and other obligations owed under the Debtors’ oil and gas leases and pay claims that could give rise to statutory liens under applicable state law. Nonpayment of these obligations could give rise to liens against the Filings Entities properties and, in some case, could allow for the termination of oil and gas leases or contracts and agreements related to such leases. Payment of these obligations will prevent the Filing Entities from subjecting their assets to unnecessary risk and will preserve the value of the Filing Entities’ assets.

Motion to Provide Adequate Assurance of Utility Payments

If the Filing Entities file for Chapter 11, the Filing Entities will file a motion to provide adequate assurance of payment to certain utility providers and prohibit such utility providers from disconnecting services. Section 366 of the Bankruptcy Code authorizes utility providers to alter or discontinue service if such providers do not receive “adequate assurance of payment” within 20 days after filing of the bankruptcy. The motion will apply to traditional utility services such as telephone and communication services, electricity, water, sewer, gas, and other similar services that are necessary for the continued operations of the Filing Entities’ day-to-day businesses. The Filing Entities will propose to provide security deposits to utility providers requesting adequate assurance and will propose a procedure for utility providers to request additional forms of adequate assurance if such providers do not believe the deposit is sufficient.

Timetable for Chapter 11 Case

Assuming that the Bankruptcy Court approves the Filing Entities’ Offering Memorandum and Disclosure Statement and confirms the Plan of Reorganization, on the schedule requested by the Filing Entities, the Filing Entities would seek to emerge from Chapter 11 within approximately two (2) months of the Petition Date. There can be no assurance, however, that the Bankruptcy Court’s orders will permit the Chapter 11 Cases to proceed as expeditiously as anticipated.

Summary of the Plan of Reorganization

Overview of Chapter 11

Chapter 11 is the principal business reorganization chapter of the Bankruptcy Code. Under Chapter 11 of the Bankruptcy Code, a debtor is authorized to reorganize its business for the benefit of itself, its creditors and interest holders. Another goal of Chapter 11 is to promote equality of treatment for similarly situated creditors and similarly situated interest holders with respect to the distribution of a debtor’s assets.

The commencement of a Chapter 11 case creates an estate that is comprised of all of the legal and equitable interests of the debtor as of the filing date. The Bankruptcy Code provides that the debtor may continue to operate its business and remain in possession of its property as a “debtor in possession.”

The consummation of a plan of reorganization is the principal objective of a Chapter 11 case. A plan of reorganization sets forth the means for satisfying claims against and interests in a debtor. Confirmation of a plan of reorganization by the Bankruptcy Court makes the plan binding upon the debtor, any issuer of securities under the plan, any person or entity acquiring property under the plan and any creditor of or equity security holder in the debtor, whether or not such creditor or equity security holder (i) is impaired under or has accepted the plan or (ii) receives or retains any property under the plan. Subject to certain limited exceptions and other than as provided in the plan itself or the confirmation order, the confirmation order discharges the debtor from any debt that arose prior to the date of confirmation of the plan and substitutes therefore the obligations specified under the confirmed plan, and terminates all rights and interests of equity security holders.

Please note that the estimated recoveries for Class 3, 6 and 7 do not necessarily reflect the market value of the Senior Note Claims, Dune Preferred Stock and Dune Common Stock.

THE REMAINDER OF THIS SECTION PROVIDES A SUMMARY OF THE STRUCTURE AND MEANS FOR IMPLEMENTATION OF THE PLAN OF REORGANIZATION, AND OF THE CLASSIFICATION AND TREATMENT OF CLAIMS AND EQUITY INTERESTS UNDER THE PLAN OF REORGANIZATION, AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE PLAN OF REORGANIZATION (AS WELL AS THE EXHIBITS THERETO AND DEFINITIONS THEREIN), WHICH IS ANNEXED TO THIS OFFERING MEMORANDUM AND DISCLOSURE STATEMENT AS APPENDIX C.

THE STATEMENTS CONTAINED IN THIS OFFERING MEMORANDUM AND DISCLOSURE STATEMENT INCLUDE SUMMARIES OF THE PROVISIONS CONTAINED IN THE PLAN OF REORGANIZATION AND IN DOCUMENTS REFERRED TO THEREIN. THE STATEMENTS CONTAINED IN THIS OFFERING MEMORANDUM AND DISCLOSURE STATEMENT DO NOT PURPORT TO BE PRECISE OR COMPLETE STATEMENTS OF ALL THE TERMS AND PROVISIONS OF THE PLAN OF REORGANIZATION OR DOCUMENTS REFERRED TO THEREIN, AND REFERENCE IS MADE TO THE PLAN OF REORGANIZATION AND TO SUCH DOCUMENTS FOR THE FULL AND COMPLETE STATEMENTS OF SUCH TERMS AND PROVISIONS.

THE PLAN OF REORGANIZATION ITSELF AND THE DOCUMENTS REFERRED TO THEREIN CONTROL THE ACTUAL TREATMENT OF CLAIMS AGAINST AND EQUITY INTERESTS IN THE FILING ENTITIES UNDER THE PLAN OF REORGANIZATION AND WILL, UPON OCCURRENCE OF THE EFFECTIVE DATE, BE BINDING UPON ALL HOLDERS OF CLAIMS AGAINST AND EQUITY INTERESTS IN THE FILING ENTITIES, THE ESTATE, THE REORGANIZED DEBTORS, ALL PARTIES RECEIVING PROPERTY UNDER THE PLAN OF REORGANIZATION, AND OTHER PARTIES IN INTEREST. IN THE EVENT OF ANY CONFLICT BETWEEN THIS OFFERING MEMORANDUM AND DISCLOSURE STATEMENT, ON THE ONE HAND, AND THE PLAN OF REORGANIZATION OR ANY OTHER OPERATIVE DOCUMENT, ON THE OTHER HAND, THE TERMS OF THE PLAN OF REORGANIZATION OR SUCH OTHER OPERATIVE DOCUMENT WILL CONTROL.

Overall Structure of the Plan of Reorganization

The Plan of Reorganization described herein provides for the restructuring of the Filing Entities’ liabilities in a manner designed to maximize recoveries to holders of Claims against and Interests in the Filing Entities.

The Plan of Reorganization provides for, among other things, the exchange for the transfer and assignment of the Senior Secured Notes held by each holder of Allowed Senior Notes Claims pursuant to which Holders of Allowed Senior Note Claims would receive, in full satisfaction, settlement, release and discharge of and in exchange for such Allowed Senior Note Claims, their Pro Rata share of (i) Cash or New Notes in the amount of fifty million dollars ($50,000,000.00) and (ii) ninety seven and one quarter percent (97.25%) of the New Dune Common Stock (the “Noteholder Percentage”), subject to dilution of ownership percentage from the Management Stock. If UBS votes to accept the Plan of Reorganization but the Class of Allowed Dune Preferred Stock Interests does not vote to accept the Plan of Reorganization, the Noteholder Percentage would increase to ninety eight and one half percent (98.5%) of the New Dune Common Stock, subject to dilution of ownership percentage from the Management Stock. If UBS does not vote to accept the Plan of Reorganization and the Class of Allowed Dune Preferred Stock Interests does not vote to accept the Plan of Reorganization, the Noteholder Percentage would increase to one hundred percent (100%), subject to dilution of ownership percentage from the Management Stock. If a sufficient Exit Facility loan commitment amount is received, such loan proceeds may be used to pay $50 million in Cash to the Holders of Allowed Senior Secured Note Claims as provided for in the Plan of Reorganization. In the event that a sufficient Exit Facility loan commitment amount is not received, the Holders of Allowed Senior Secured Note Claims would receive their Pro Rata share of New Notes in the amount of $50 million.

Holders of Allowed Dune Preferred Stock Interests would receive, in full satisfaction and exchange for such Allowed Dune Preferred Stock Interests, their Pro Rata share of (i) Cash in the amount of four million dollars ($4,000,000.00) and (ii) one and one half percent (1.5%) of the New Dune Common Stock, subject to dilution of ownership percentage from the Management Stock, provided that either (i) the Class of Allowed Dune Preferred Stock Interests votes to accept the Plan of Reorganization or (ii) UBS votes to accept the Plan of Reorganization but the Class of Allowed Dune Preferred Stock Interests does not vote to accept the Plan of Reorganization.

All existing Allowed Dune Common Stock Interests would be cancelled, and Holders of Allowed Dune Common Stock Interests would receive their Pro Rata share of one and one quarter percent (1.25%) of the New Dune Common Stock, subject to dilution of ownership percentage from the Management Stock, provided that the Class of Allowed

Dune Preferred Stock Interests votes to accept the Plan of Reorganization. If the Class of Allowed Dune Preferred Stock Interests does not vote to accept the Plan of Reorganization, Holders of Allowed Dune Common Stock Interest would receive nothing under the Plan of Reorganization and the Dune Common Stock Interests would be cancelled.

Holders of Allowed Priority Claims, Credit Agreement Claims, Secured Claims, and Unsecured Claims would be unimpaired and either reinstated or paid in full in Cash, as provided for in the Plan of Reorganization.

The Dune Subsidiary Guarantees of the Senior Secured Note Claims would be terminated and forever discharged as of the Effective Date.

The Filing Entities believe that (i) through the Plan of Reorganization, holders of Allowed Claims and holders of Dune Preferred Stock and Dune Common Stock have the opportunity to obtain a substantially greater recovery from the Estates of the Filing Entities than the recovery they would receive if (a) the Filing Entities filed Chapter 11 petitions without prior approval of the Plan of Reorganization by a majority of their creditors or (b) the Filing Entities filed for Chapter 7 protection, and (ii) the Plan of Reorganization will afford the Filing Entities the opportunity and ability to continue their business as a viable going concern and preserve ongoing employment for the Filing Entities employees.

The Classes of Claims against and Interests in the Filing Entities created under the Plan of Reorganization, the treatment of those Classes under the Plan of Reorganization and distributions, if any, to be made under the Plan of Reorganization are described below.

Adequate Information; Creditors Entitled to Vote on the Plan of Reorganization

The Plan of Reorganization designates separate classes of Claims against and Interests in the Filing Entities as follows:

CLASS	DESIGNATION	IMPAIRMENT	ENTITLED TO VOTE
Class 1	Priority Claims	Unimpaired	No (deemed to accept)

Class 2	Credit Agreement Claims	Unimpaired	No (deemed to accept)

Class 3	Senior Secured Note Claims	Impaired	Yes

Class 4	Secured Claims	Unimpaired	No (deemed to accept)

Class 5	Unsecured Claims	Unimpaired	No (deemed to accept)

Class 6	Dune Preferred Stock Interests	Impaired	Yes

Class 7	Dune Common Stock Interests	Impaired	No (deemed to reject)

Class 8	Dune Other Equity Interests	Impaired	No (deemed to reject)

Class 9	Dune Subsidiary Debtor Interests	Unimpaired	No (deemed to accept)

Holders of Class 3, Class 6, Class 7 and Class 8 Claims and Interests would be Impaired under the Plan of Reorganization and only the votes of such Classes 3 and 6 would be solicited. In addition to holders of Administrative Claims and Priority Tax Claims (which are not classified under the Plan of Reorganization), holders of Class 1, Class 2, Class 4 , Class 5 and Class 9 Claims and Interests are Unimpaired by the Plan of Reorganization, would not be entitled to vote to accept or reject the Plan of Reorganization, and would be deemed to have accepted the Plan of Reorganization. Holders of Class 7 and Class 8 Interests would be Impaired under the Plan of Reorganization, would not receive or retain any property under the Plan of Reorganization and would be deemed to have rejected the Plan of Reorganization. Such Claim and Interest holders would not be entitled to vote to accept or reject the Plan of Reorganization.

Bankruptcy Rule 3018(b) prescribes the conditions that must be satisfied to count the ballots solicited with respect to a plan of reorganization prior to the commencement of a Chapter 11 case. Bankruptcy Rule 3018(b) requires that (i) the Chapter 11 plan of reorganization must have been disseminated to substantially all impaired creditors and equity security holders in the class(es) entitled to vote, (ii) the time prescribed for voting on the plan of reorganization must be sufficient and (iii) the solicitation must have been conducted in accordance with section 1126(b) of the Bankruptcy Code, which requires compliance with all applicable non-bankruptcy laws, rules, or regulations or, if there are no such applicable laws, rules or regulations, that the disclosure with respect to the plan of reorganization contains “adequate information” as defined in section 1125(a) of the Bankruptcy Code. Section 1125(a)(1) defines “adequate information” as information of a kind and in sufficient detail as far as is reasonably practicable in light of the nature and history of a company and the condition of such company’s books and records, as would enable a hypothetical reasonable investor typical of holders of claims or equity interests of the relevant class to make an informed judgment about the plan of reorganization.

We believe that all of the requirements of Bankruptcy Rule 3018(b) would be satisfied in the event that we sought confirmation of the Plan of Reorganization. This Offering Memorandum and Disclosure Statement and the Plan of Reorganization, together with all of the accompanying materials, are being transmitted to holders of Class 3 and Class 6 Claims and Interests. We believe that this Offering Memorandum and Disclosure Statement contains adequate information (within the meaning of section 1125(a)(1) of the Bankruptcy Code) for all holders of such Claims.

Certain Matters Regarding Classification and Treatment of Claims and Interests

Section 1123 of the Bankruptcy Code provides that a plan of reorganization must classify the claims and interests of a debtor’s creditors and equity interest holders. In accordance with section 1123, the Plan of Reorganization divides Claims and Interests into Classes and sets forth the treatment for each Class (other than Administrative Claims and Priority Tax Claims which, pursuant to section 1123(a)(1), need not and have not been classified). The Filing Entities are required, under section 1122 of the Bankruptcy Code, to classify Claims against and Interests in the Filing Entities into Classes, each of which contain Claims and Interests that are substantially similar to the other Claims and Interests in such Class. We believe that the Plan of Reorganization has classified all Claims and Interests in compliance with the provisions of section 1122, but if Chapter 11 Cases were to be commenced, it is possible that a holder of a Claim or Interest may challenge our classification of Claims and Interests and that the Bankruptcy Court may find that a different classification is required for the Plan of Reorganization to be confirmed. In that event, we would intend, to the extent permitted by the Bankruptcy Code, the Plan of Reorganization and the Bankruptcy Court, to make such reasonable modifications of the classifications through the Plan of Reorganization to permit confirmation and to use the acceptances of the Plan of Reorganization that are marked on the Ballots received in this Solicitation Package for purpose of obtaining the approval of the reconstituted Class or Classes of which each accepting holder ultimately would be deemed to be a member. Any such reclassification could adversely affect the Class in which such holder initially was a member, or any other Class in the Plan of Reorganization, by changing the composition of such Class and the vote required of that Class for approval of the Plan of Reorganization. Furthermore, a reclassification of a Claim or Interest after approval of the Plan of Reorganization could necessitate a resolicitation of acceptances of the Plan of Reorganization.

The classification of Claims and Interests and the nature of distributions to members of each Class are summarized below. We believe that the consideration, if any, that would be provided through the Plan of Reorganization to holders of Claims and Interests would reflect an appropriate resolution of their Claims and Interests, and would take into account the differing nature and priority (including applicable contractual subordination) of such Claims and Interests. The Bankruptcy Court would be required to find, however, that a number of statutory tests are met before it could confirm the Plan of Reorganization. Many of these tests are designed to protect the interests of holders of Claims or Interests who would not be entitled to vote on the Plan of Reorganization, or would not vote to accept the Plan of Reorganization, but who would be bound by the provisions of the Plan of Reorganization if it were confirmed by the Bankruptcy Court. The “cramdown” provisions of section 1129(b) of the Bankruptcy Code, for example, permit confirmation of the Plan of Reorganization in certain circumstances even if the Plan of Reorganization is not been accepted by all Impaired Classes of Claims and Interests. Although we believe that the Plan of Reorganization could be confirmed under section 1129(b), there can be no assurance that the requirements of such section would be satisfied.

Material Terms of the Plan of Reorganization

Treatment of Unclassified Claims

In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims and Priority Tax Claims are not classified and holders of such Claims are not entitled to vote on the Plan of Reorganization.

Administrative Claims

Except to the extent that any Entity entitled to payment of any Allowed Administrative Claim agrees to a less favorable treatment, each Holder of an Allowed Administrative Claim shall receive Cash equal to the unpaid portion of its Allowed Administrative Claim, on the latest of (a) the Distribution Date, (b) the date on which its Administrative Claim becomes an Allowed Administrative Claim, or (c) the date on which its Administrative Claim becomes payable under any agreement relating thereto, or as soon thereafter as is reasonably practicable. Notwithstanding the foregoing, any Allowed Administrative Claim based on a liability incurred by the Debtors in the ordinary course of business during the Chapter 11 Cases, including but not limited to the reasonable fees and expenses incurred after the Commencement Date by the Senior Notes Indenture Trustee, shall be paid by the Debtors or the Reorganized Debtors as Administrative Claims in the ordinary course of the Debtors’ businesses, in accordance with the terms and conditions of any agreement relating thereto or upon such other terms as may be agreed upon between the Holder of such Claim and the Debtors, without application by or on behalf of any such parties to the Bankruptcy Court, and without notice and a hearing, unless specifically required by the Bankruptcy Court.

DIP Facility Claims

Notwithstanding anything to the contrary herein, and subject to the terms of the DIP Facility, in full and final satisfaction, settlement, release, and discharge of and in exchange for release of all DIP Facility Claims (if any), on the Effective Date, the DIP Facility Claims shall be paid in full and in Cash.

Priority Tax Claims

Except to the extent that a Holder of a Priority Tax Claim agrees to less favorable treatment, pursuant to section 1129(a)(9)(C) of the Bankruptcy Code, on the later of (a) the Distribution Date or (b) the date such Priority Tax Claim becomes an Allowed Priority Tax Claim, each Holder of an Allowed Priority Tax Claim shall receive in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed Priority Tax Claim, (x) Cash equal to the unpaid portion of such Allowed Priority Tax Claim or (y) such other treatment as to which the Reorganized Debtors and such Holder shall have agreed upon in writing.

The Holder of an Allowed Priority Tax Claim will not be entitled to receive any payment on account of any penalty arising with respect to or in connection with the Allowed Priority Tax Claim. Any such Claim or demand for any such penalty will be subject to treatment in Class 5.

Classification and Treatment of Claims and Interests

Acceptance by Impaired Classes

Impaired Class 3 shall have accepted the Plan of Reorganization if (i) the holders of at least two-thirds in amount of the Allowed Senior Note Claims actually voting in such class have voted to accept the Plan of Reorganization and (ii) the holders of more than one-half in number of the Allowed Senior Note Claims actually voting in such class have voted to accept the Plan of Reorganization, in each case not counting the vote of any holder designated under section 1126(e) of the Bankruptcy Code.

Impaired Class 6 shall have accepted the Plan of Reorganization if the holders of at least two-thirds in amount of the Allowed Dune Preferred Stock Interests actually voting in such class have voted to accept the Plan of Reorganization, in each case not counting the vote of any holder designated under section 1126(e) of the Bankruptcy Code.

Cramdown

The Filing Entities will request confirmation of the Plan of Reorganization, as it may be modified from time to time, under section 1129(b) of the Bankruptcy Code. The Filing Entities reserve the right to modify the Plan of Reorganization to the extent, if any, that confirmation pursuant to section 1129(b) of the Bankruptcy Code requires modification.

Elimination Of Classes

Any Class that does not contain any Allowed Claims or any Claims temporarily allowed for voting purposes under Bankruptcy Rule 3018, as of the date of the commencement of the Confirmation Hearing, shall be deemed to have been deleted from the Plan of Reorganization for purposes of (a) voting to accept or reject the Plan of Reorganization and (b) determining whether it has accepted or rejected the Plan of Reorganization under section 1129(a)(8) of the Bankruptcy Code.

Treatment of Classes

Pursuant to the terms of the Plan of Reorganization, each of the holders of Claims and Interests in Classes 1 through 9 will receive the treatment described below.

1. Class 1—Priority Claims

a. Claims in Class: Priority Claims are Claims that are accorded priority in right of payment under section 507(a) of the Bankruptcy Code (other than Allowed Administrative Claims and Allowed Priority Tax Claims).

b. Treatment: Except to the extent that a Holder of a Priority Claim agrees to less favorable treatment, each Holder of an unpaid Allowed Priority Claim against the Debtors shall receive, in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed Priority Claim, Cash equal to the full amount of its Allowed Priority Claim by the Debtors or the Reorganized Debtors, as applicable in the ordinary course of business.

2. Class 2—Credit Agreement Claims

a. Claims in Class: Class 2 consists of all Allowed Credit Agreement Claims.

b. Treatment: Unless otherwise agreed to by the Holders of any Allowed Credit Agreement Claim, the Debtors and the Majority Consenting Note Holders, on the Effective Date, or as soon as reasonably practicable thereafter, each Holder of any Allowed Credit Agreement Claim shall receive, in full satisfaction, settlement, release and discharge of such Allowed Credit Agreement Claim Cash in an amount equal to one hundred percent (100%) of such Holder’s remaining Allowed Credit Agreement Claim from the proceeds of the Exit Facility and interest on such claim accruing from and after the Commencement Date at the non-default contract rate. All Dune Subsidiary Guarantees shall be terminated upon satisfaction of the Allowed Credit Agreement Claims.

3. Class 3—Senior Secured Note Claims

a. Claims in Class: Class 3 consists of all Allowed Senior Note Claims. On the Effective Date, the Senior Secured Note Claims shall be deemed Allowed in the aggregate amount of $300 million of principal plus accrued and unpaid interest through the Commencement Date.

b. Treatment: On the Effective Date, or as soon as reasonably practicable thereafter, Holders of Allowed Senior Note Claims shall receive, in full satisfaction, settlement, release and discharge of and in exchange for such Allowed Senior Note Claims, their Pro Rata share of (i) Cash or New Notes in the amount of fifty million dollars ($50,000,000.00) and (ii) ninety seven and one quarter percent (97.25%) of the New Dune Common Stock (the “Note Holder Percentage”), subject to dilution of ownership percentage from the Management Stock. If UBS votes to accept the Plan of Reorganization but the Class of Allowed Dune Preferred Stock Interests does not vote to accept the Plan of Reorganization, the Note Holder Percentage shall increase to ninety eight and one half percent (98.5%) of the New Dune Common Stock, subject to dilution of ownership percentage from the Management Stock. If UBS does not vote to accept the Plan of Reorganization and the Class of Allowed Dune Preferred Stock Interests does not vote to accept the Plan of Reorganization, the Note Holder Percentage shall increase to one hundred percent (100%), subject to dilution of ownership percentage from the Management Stock.

The Dune Subsidiary Guarantees of the Senior Secured Note Claims shall be terminated and forever discharged as of the Effective Date.

4. Class 4—Secured Claims

a. Claims in Class: Class 4 consists of all Allowed Secured Claims other than Claims in Classes 2 and 3.

b. Treatment: Except to the extent a Holder of an Allowed Secured Claim agrees to less favorable treatment, on the latest of (x) the Effective Date, (y) the date on which a Secured Claim becomes an Allowed Secured Claim, and (z) such other date as may be ordered by the Bankruptcy Court, or, in each case, as soon as reasonably practicable thereafter, each Allowed Secured Claim shall be, at the election of the Debtors: (i) Reinstated, (ii) paid in Cash, in full satisfaction, settlement, release and discharge of such Allowed Secured Claim, (iii) satisfied by the Debtors’ surrender of the collateral securing such Allowed Secured Claim, or (iv) offset against, and to the extent of, the Debtors’ claims against the Holder of such Allowed Secured Claim.

5. Class 5—Unsecured Claims

a. Claims in Class: Class 5 consists of all Allowed Unsecured Claims.

b. Treatment: Except to the extent that any Entity entitled to payment of any Allowed Unsecured Claim agrees to a less favorable treatment, each Holder of an Allowed Unsecured Claim shall, at the election of the Debtors, on the Effective Date or as promptly as possible thereafter: (x) receive, in full satisfaction, settlement, release and discharge of such Allowed Unsecured Claim, Cash equal to the unpaid amount of such Allowed Unsecured Claim or (y) have such Claim Reinstated, which shall include payment in the ordinary course and in accordance with the course of practice between the Debtors and such Holder with respect to such Unsecured Claim. If Claims are disputed in part, the undisputed portion will be treated as provided above and the Debtors will attempt to resolve the undisputed portion as promptly as possible. The Debtors reserve the right to challenge the legal basis and amount of any Unsecured Claim.

6. Class 6—Dune Preferred Stock Interests

a. Equity Interests in Class: Class 6 consists of all Allowed Dune Preferred Stock Interests.

b. Treatment: On the Effective Date, or as soon as reasonably practicable thereafter, Holders of Allowed Dune Preferred Stock Interests shall receive, in full satisfaction and exchange for such Allowed Dune Preferred Stock Interests, their Pro Rata share of (i) Cash in the amount of four million dollars ($4,000,000.00) and (ii) one and one half percent (1.5%) of the New Dune Common Stock, subject to dilution of ownership percentage from the Management Stock, provided that either (i) the Class of Dune Preferred Stock Interests votes to accept the Plan of Reorganization or (ii) UBS votes to accept the Plan of Reorganization but the Class of Dune Preferred Stock Interests does not vote to accept the Plan of Reorganization.

7. Class 7—Dune Common Stock Interests

a. Equity Interests in Class: Class 7 consists of all Allowed Dune Common Stock Interests.

b. Treatment: On the Effective Date, or as soon as practicable thereafter, all existing Allowed Dune Common Stock Interests will be cancelled, and Holders of Allowed Dune Common Stock Interests shall receive their Pro Rata share of one and one quarter percent (1.25%) of the New Dune Common Stock, subject to dilution of ownership percentage from the Management Stock, provided that the Class of Dune Preferred Stock Interests votes to accept the Plan of Reorganization. If the Class of Dune Preferred Stock Interests does not vote to accept the Plan of Reorganization, Holders of Allowed Dune Common Stock Interest shall receive nothing under the Plan of Reorganization.

8. Class 8—Dune Other Equity Interests

a. Equity Interests in Class: Class 8 consists of all Dune Other Equity Interests.

b. Treatment: On the Effective Date, all Dune Other Equity Interests shall be cancelled, and the Holders of Dune Other Equity Interests shall not receive or retain any property or interest in property on account of their Dune Other Equity Interests.

9. Class 9—Dune Subsidiary Debtor Interests

a. Equity Interests in Class: Class 9 consists of all Dune Subsidiary Debtor Interests.

b. Treatment: On the Effective Date, all Dune Subsidiary Debtor Interests shall be Reinstated and shall vest in Reorganized Dune, or the respective Reorganized Debtor, as the case may be.

Allowed Claims

Notwithstanding any provision of the Plan of Reorganization to the contrary, the Filing Entities and/or the Reorganized Debtors, shall only make distributions to holders of Allowed Claims and Interests. No holder of a

Disputed Claim or Interest will receive any distribution on account thereof until and to the extent that its Disputed Claim becomes an Allowed Claim.

Postpetition Interest

In accordance with section 502(b)(2) of the Bankruptcy Code, the amount of all prepetition Unsecured Claims against the Debtors shall be calculated as of the Commencement Date. Except as otherwise explicitly provided in this Plan, in section 506(b) of the Bankruptcy Code, or by Final Order, no Holder of a prepetition Claim shall be entitled to or receive interest or fees relating to such Claim.

Means of Implementation

Continued Corporate Existence

Except as otherwise provided in the Plan, the Reorganized Debtors shall continue to exist after the Effective Date as separate Entities in accordance with the applicable law in the applicable jurisdiction in which they were formed under their respective certificates of incorporation or formation, as applicable, and bylaws or similar organizational documents, as applicable, in effect before the Effective Date except as their certificates of incorporation or formation and bylaws or similar organizational documents may be amended pursuant to this Plan. On the Effective Date, without any further corporate or similar action, the certificate of incorporation and bylaws of Reorganized Dune shall be amended as necessary to satisfy the provisions of this Plan and the Bankruptcy Code and shall include, pursuant to section 1123(a)(6) of the Bankruptcy Code, a provision prohibiting the issuance of non-voting equity securities. The certificate of incorporation and bylaws of Reorganized Dune shall be substantially in the form filed with the Plan Supplement. The appointment of the New Board pursuant to this Plan as of the Effective Date being deemed to constitute the election of directors of Reorganized Dune by written consent in lieu of an annual meeting pursuant to Section 303 of the Delaware General Corporation Law and Section 211 of the Delaware General Corporation Law. The certificate of incorporation or formation and bylaws or other organizational documents of each Reorganized Subsidiary shall be the certificate of incorporation or formation and bylaws, respectively, of each Reorganized Subsidiary on the Effective Date without any modification or amendment thereto.

Restructuring Transactions

On the Effective Date, and pursuant to the Plan or the applicable Plan Supplement documents, the applicable Debtors or Reorganized Debtors shall enter into the Restructuring Transactions contemplated in this Article IV, and shall take any actions as may be reasonably necessary or appropriate to effect a restructuring of their respective businesses or the overall organizational structure of the Reorganized Debtors. The Restructuring Transactions may include one or more mergers, consolidations, restructurings, conversions, dissolutions, transfers or liquidations as may be determined by the Debtors or the Reorganized Debtors to be necessary or appropriate. The actions to effect the Restructuring Transactions may include: (a) the execution and delivery of appropriate agreements or other documents of merger, consolidation, restructuring, conversion, disposition, transfer, dissolution or liquidation containing terms that are consistent with the terms of the Plan and that satisfy the applicable requirements of applicable state law and any other terms to which the applicable Entities may agree; (b) the execution and delivery of appropriate instruments of transfer, assignment, assumption, or delegation of any asset, property, right, liability, debt, or obligation on terms consistent with the terms of the Plan and having other terms for which the applicable parties agree; (c) the filing of appropriate certificates or articles of incorporation or reincorporation, limited partnership, or formation, merger, consolidation, conversion, or dissolution pursuant to applicable state law; and (d) all other actions that the applicable Entities determine to be reasonably necessary or appropriate, including making filings or recordings that may be required by applicable state law in connection with the Restructuring Transactions. The chairman of the board of directors, president, chief executive officer, chief financial officer, chief restructuring officer, any executive vice president or senior vice president, or any other appropriate officer, manager or managing partner of each Debtor or Reorganized Debtor, as appropriate, shall be authorized to execute, deliver, file, or record such contracts, instruments, releases, indentures, and other agreements or documents, and take such other actions, as may be reasonably necessary or appropriate, to effectuate and further evidence the terms and conditions of this Plan. The secretary or assistant secretary of the appropriate Debtor or Reorganized Debtor, as appropriate, shall be authorized to certify or attest to any of the foregoing actions.

Cancellation of Securities and Agreements

As of the Effective Date, the Certificates evidencing the Existing Securities shall evidence solely the right to receive from the Debtors the Distribution of the consideration, if any, set forth in Article 3.03. On the Effective Date, except as otherwise provided for herein (a) the Existing Securities (other than the Dune Subsidiary Debtor Interests), the Credit Agreement, the Senior Notes Indenture and any other Certificate, Security, share, note, bond, indenture, purchase right, option, warrant, certificates of designations or other instrument or documents directly or indirectly evidencing or creating and indebtedness or obligation of or ownership interest in the Debtors giving rise to any Claim or Equity Interest (except such Certificates, notes or other instruments or documents evidencing indebtedness or obligation of or ownership interest in the Debtors that are Reinstated pursuant to the Plan), to the extent not already cancelled, shall be deemed cancelled and of no further force or effect, solely as to the Debtors and their Affiliates, without any further action on the part of the Bankruptcy Court or any other Person and (b) the obligations of the Debtors pursuant to the Existing Securities (other than the Dune Subsidiary Debtor Interests), the Dune Subsidiary Guarantees under the Credit Agreement and the Senior Notes Indenture, the Debtors’ certificates of incorporation or formation, any agreements, indentures, or certificates of designations governing the Existing Securities (other than the Dune Subsidiary Debtor Interests) or any agreements, indentures, certificates of designation, by-laws, or certificate or articles of incorporation or similar documents governing the shares, Certificates, notes, bonds, indentures, purchase rights, options, warrants, or other instruments or documents evidencing or creating any indebtedness or obligation of or ownership interest in the Debtors (except such agreements, Certificates, notes, or other instruments evidencing indebtedness or obligation of or ownership interest in the Debtors that are specifically Reinstated pursuant to the Plan) shall be terminated, released and discharged; provided, however, that each indenture or other agreement that governs the rights of the Holder of a Claim based on the Existing Securities and that is administered by an indenture trustee, agent, or servicer shall continue in effect solely for the purposes of (x) allowing such indenture trustee, agent, or servicer to make the Distributions to be made on account of such Claims hereunder and (y) permitting such indenture trustee, agent, or servicer to maintain any rights it may have for fees, costs, expenses, and indemnification under such indenture or other agreement. Additionally, the cancellation of any indenture shall not impair the rights and duties under such indenture as between the indenture trustee thereunder and the beneficiaries of the trust created thereby. For the avoidance of doubt, as of the Effective Date, all Dune Other Equity Interests, to the extent not already cancelled, shall be cancelled. The Dune Other Equity Interests will include all options to purchase Dune Common Stock that, immediately prior to the Effective Date, are issued and outstanding but have not been exercised in accordance with the terms and conditions of any applicable Dune long-term incentive plans and related agreements pursuant to which such options were granted. The Dune Subsidiary Debtor Interests shall not be cancelled, but shall be Reinstated and shall vest in Reorganized Dune or the respective Reorganized Debtors, as the case may be, as of the Effective Date.

Corporate Action

Upon the Effective Date, all actions contemplated under the Plan shall be deemed authorized and approved in all respects, including: (1) adoption or assumption, as applicable, of the agreements with existing management, amended by agreement between the beneficiaries of such agreements, plans, or arrangements, on the one hand, and the Debtors, on the other hand, or, after the Effective Date, by agreement with the Reorganized Debtors, with the consent of the Majority Consenting Note Holders; (2) selection of the directors and officers for the Reorganized Debtors; (3) the distribution of the New Dune Common Stock; (4) implementation of the Restructuring Transactions as set forth herein; (5) adoption and implementation of the Management Equity Plan, as will be set forth in the Plan Supplement; (6) execution of the Exit Facility; (7) issuance of the New Notes, if applicable, and (8) all other actions contemplated under the Plan (whether to occur before, on, or after the Effective Date). All matters provided for in the Plan involving the corporate structure of the Debtors or the Reorganized Debtors, and any corporate action required by the Debtors, or the Reorganized Debtors in connection with the Plan, shall be deemed to have occurred and shall be in effect, without any requirement of further action by the security holders, directors or officers of the Debtors, or the Reorganized Debtors. The authorizations and approvals contemplated by this Article IV shall be effective notwithstanding any requirements under non-bankruptcy law.

Directors and Executive Officers

On the Effective Date, the term of each member of Dune’s current board of directors will automatically expire. Subject to the requirements of section 1129(a)(5) of the Bankruptcy Code, the initial board of directors of Reorganized Dune on and after the Effective Date will consist of seven (7) directors – six (6) of whom will be designated by the Ad Hoc Committee and the CEO of Dune as the seventh.

A mutually agreed upon number of such six (6) board of director members designated by the Ad Hoc Committee must satisfy NYSE and Institutional Shareholders Services, Inc. (ISS) standards for independence, and at least one (1) member of such six (6) members must qualify as a “financial expert” and be willing to serve as chair of the audit committee of the board of directors. Selection of all members of the board of directors shall be undertaken in consultation with Dune.

The board of directors of Reorganized Dune shall have the responsibility for the oversight of Reorganized Dune on and after the Effective Date. The members of existing Dune management shall maintain their current positions as executive officers of the Reorganized Debtors on and after the Effective Date. The current officers and directors of the Dune Debtor Subsidiaries shall also serve as the officers and directors of each of the respective Reorganized Subsidiaries on and after the Effective Date.

Pursuant to section 1129(a)(5) of the Bankruptcy Code, the Debtors will disclose in advance of the Confirmation Hearing the identity and affiliations of any Person proposed to serve on the initial board of directors or be an officer of Reorganized Dune. To the extent any such director or officer of the Reorganized Debtors is an “insider” under the Bankruptcy Code, the Debtors also will disclose the nature of any compensation to be paid to such director or officer. Each such director and officer shall serve from and after the Effective Date pursuant to the terms of the New Organizational Documents and other constituent documents of the Reorganized Dune.

Issuance of New Securities

The issuance of the New Dune Common Stock, including Management Stock reserved for the Management Equity Plan, by Reorganized Dune is authorized without the need for any further corporate action or without any further action by the Holders of Claims or Equity Interests.

All of the shares of New Dune Common Stock issued pursuant to the Plan shall be duly authorized, validly issued, fully paid, and non-assessable. Each distribution and issuance referred to in Article V hereof shall be governed by the terms and conditions set forth in the Plan applicable to such distribution or issuance and by the terms and conditions of the instruments evidencing or relating to such distribution or issuance, which terms and conditions shall bind each Entity receiving such distribution or issuance.

On or before the Distribution Date, Reorganized Dune shall issue the New Dune Common Stock for Distribution pursuant to the provisions hereof. All securities to be issued shall be deemed issued as of the Effective Date regardless of the date on which they are actually distributed.

Exit Facility

On the Effective Date, the Reorganized Debtors will consummate the Exit Facility. In accordance with the Exit Facility Credit Agreement, the Reorganized Debtors will use proceeds of the Exit Facility to fund ongoing operations and obligations under the Plan. A portion of the proceeds of any Exit Facility shall be used to refinance or repay in full in Cash the Allowed Credit Agreement Claims. If a sufficient Exit Facility loan commitment amount is received, such loan proceeds may be used to pay $50 million in Cash to the Holders of Allowed Senior Secured Note Claims as provided for in this Plan in lieu of the New Notes. In the event that a sufficient Exit Facility loan commitment amount is not received, the Holders of Allowed Senior Secured Note Claims shall receive their Pro Rata share of New Notes in the amount of $50 million.

Management Incentive Plan

On the Effective Date, Reorganized Dune will adopt the Management Incentive Plan. The Management Incentive Plan will provide for awards in the form of stock options and/or restricted stock, which in any event will not exceed seven percent (7%) of the New Dune Common Stock on a fully diluted basis, with Management Stock comprising three percent (3%) of such seven percent (7%) being issued pursuant to the Management Incentive Plan upon the Effective Date, or as soon as reasonably practicable thereafter. Management Stock comprising two percent (2%) of such seven percent (7%) will be issued on or about each of the first and second anniversaries of the Effective Date, respectively. Individual allocations of equity incentive awards issued pursuant to the Management Incentive Plan shall be proposed by the CEO of Reorganized Dune, and shall be subject to approval by the compensation committee of the board of directors. Grants under the Management Incentive Plan will be tied to performance criteria established by the compensation committee of Reorganized Dune after review of the CEO’s proposed targets, within ninety (90) days after the Effective Date. The initial grant of three percent (3%) on or around the Effective Date shall consist solely of

Restricted New Dune Common Stock, with vesting of all of such Restricted New Dune Common Stock awarded to the CEO subject to performance-based vesting and vesting of awards to each other participant in the Management Incentive Plan subject to fifty percent (50%) time-based and fifty percent (50%) performance-based vesting. All compensation of the CEO of Reorganized Dune, including stock based compensation, shall be recommended by the compensation committee and subject to approval by the board of directors of Reorganized Dune. Further determinations with respect to the Management Incentive Plan and any awards thereunder will be set forth in the Plan Supplement.

Revesting of Assets

The property of each Debtor’s Estate shall revest in the applicable Reorganized Debtor on the Effective Date. Thereafter, the Reorganized Debtors may operate their businesses and may use, acquire, and dispose of property free of any restrictions of the Bankruptcy Code, the Bankruptcy Rules, and the Bankruptcy Court. As of the Effective Date, all property of the Reorganized Debtors shall be free and clear of all Claims, encumbrances, Equity Interests, charges and Liens except as provided or contemplated herein, in connection with the Exit Facility, or in the Confirmation Order. Without limiting the generality of the foregoing, the Reorganized Debtors may, without application to or approval by the Bankruptcy Court, pay professional fees and expenses incurred after the Effective Date.

Preservation of Rights of Action; Settlement of Litigation Claims

Except in respect of any Allowed Credit Agreement Claim or as otherwise provided herein or in the Confirmation Order, or in any contract, instrument, release, indenture, or other agreement entered into in connection with this Plan, in accordance with section 1123(b) of the Bankruptcy Code, following the Confirmation Date, the Reorganized Debtors shall retain and may enforce, sue on, settle, or compromise (or decline to do any of the foregoing) all Causes of Action that any of the Debtors or their Estates may hold against any Person or Entity without further approval of the Bankruptcy Court whether arising before or after the Commencement Date, including any actions specifically enumerated in the Plan Supplement, and the Reorganized Debtors’ rights to commence, prosecute, or settle such Causes of Action shall be preserved notwithstanding the occurrence of the Effective Date. The Reorganized Debtors may pursue such Causes of Action, as appropriate, in accordance with the best interests of the Reorganized Debtors. The Reorganized Debtors shall have the exclusive right, authority, and discretion to determine and to initiate, file, prosecute, enforce, abandon, settle, compromise, release, withdraw, or litigate to judgment any such Causes of Action and to decline to do any of the foregoing without the consent or approval of any third party or further notice to or action, order, or approval of the Bankruptcy Court. No Entity may rely on the absence of a specific reference in the Plan, the Plan Supplement, or the Disclosure Statement to any Cause of Action against it as any indication that the Debtors or the Reorganized Debtors, as applicable, will not pursue any and all available Causes of Action against it. The Debtors or the Reorganized Debtors, as applicable, expressly reserve all rights to prosecute any and all Causes of Action against any Entity, except as otherwise expressly provided in the Plan. Unless any Causes of Action against an Entity are expressly waived, relinquished, exculpated, released, compromised, or settled in the Plan or a Bankruptcy Court order, the Reorganized Debtors expressly reserve all Causes of Action, for later adjudication, and, therefore, no preclusion doctrine, including the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable, or otherwise), or laches, shall apply to such Causes of Action upon, after, or as a consequence of the Confirmation or Consummation.

Exemption from Certain Transfer Taxes

Pursuant to section 1146(a) of the Bankruptcy Code, the following will not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, sales or use tax, mortgage tax, real estate transfer tax, mortgage recording tax, or other similar tax or governmental assessment, and upon entry of the Confirmation Order, the appropriate state or local governmental officials or agents shall forego the collection of any such tax or governmental assessment and to accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment: (a) the issuance, transfer or exchange of New Dune Common Stock and Restricted New Dune Common Stock; (b) the creation of any mortgage, deed of trust, lien or other security interest under or pursuant to this Plan or the Exit Facility; (c) the making or assignment of any lease or sublease under or pursuant to this Plan; (d) the execution and delivery of the Exit Facility; (e) any Restructuring Transaction; (f) the release of liens under the Existing Credit Facility; or (g) the making or delivery of any deed or other instrument of transfer under, in furtherance of or in connection with this Plan, including any merger agreements, agreements of consolidation, restructuring, disposition, liquidation or dissolution, deeds, bills of sale or assignments executed in connection with any of the foregoing or pursuant to this Plan.

Provisions Governing Distributions

Distributions for Claims and Equity Interests Allowed as of the Effective Date

Except as otherwise provided herein or as ordered by the Bankruptcy Court, each Holder of an Allowed Claim or Allowed Equity Interests shall receive on the Distribution Date the full amount of the Distributions that the Plan provides for Allowed Claims or Allowed Equity Interests in the applicable Class. All Cash Distributions shall be made by the Disbursing Agent from available Cash of the Reorganized Debtors. Any Distribution hereunder of property other than Cash (including any issuance of New Dune Common Stock, or Restricted New Dune Common Stock, and the Distribution of such New Dune Common Stock, or Restricted New Dune Common Stock, in exchange for Allowed Claims and Allowed Equity Interests as of the Effective Date) shall be made by the Disbursing Agent, a Senior Notes Indenture Trustee, or the transfer agent in accordance with the terms of this Plan.

Disbursing Agent

The Disbursing Agent shall make all Distributions required under the Plan, except with respect to a Holder of a Claim whose Distribution is governed by an indenture or other agreement and is administered by an indenture trustee, agent, or servicer, which Distributions shall be delivered to the Holders of Allowed Claims at the direction of the appropriate indenture trustee, agent or servicer in accordance with the provisions of this Plan and the terms of the relevant indenture or other governing agreement.

If the Disbursing Agent is an independent third party designated by the Reorganized Debtors to serve in such capacity (or, in the case of a Senior Notes Indenture, the applicable Senior Notes Indenture Trustee), such Disbursing Agent or Senior Notes Indenture Trustee shall receive, without further Bankruptcy Court approval, reasonable compensation for Distribution services rendered pursuant to this Plan and reimbursement of reasonable out-of-pocket expenses incurred in connection with such services from the Reorganized Debtors on terms reasonably acceptable to the Reorganized Debtors, or, in the case of a Senior Notes Indenture Trustee, in accordance with the terms and conditions of the applicable Senior Notes Indenture (as applicable) or upon such other terms as may be agreed upon between such Senior Notes Indenture Trustee and the applicable Reorganized Debtors. No Disbursing Agent shall be required to give any bond or surety or other security for the performance of its duties unless otherwise ordered by the Bankruptcy Court. If otherwise so ordered, all costs and expenses of procuring any such bond shall be paid by the Reorganized Debtors.

Surrender of Securities or Interests

On or before the Distribution Date, or as soon as reasonably practicable thereafter, each Holder of a Certificate shall surrender such Certificate (i) in the case of Equity Interests, to the Disbursing Agent and (ii) in the case of the Senior Secured Notes, to the applicable Senior Notes Indenture Trustee, or in the event such note(s) are held in the name of, or by a Nominee of, The Depository Trust Company, the Reorganized Debtors shall seek the cooperation of The Depository Trust Company to provide appropriate instructions to the Senior Notes Indenture Trustee, and each Certificate shall be cancelled. No Distribution of property hereunder shall be made to or on behalf of any such Holder unless and until such Certificate is received by the Disbursing Agent or the applicable Senior Notes Indenture Trustee or appropriate instructions from The Depository Trust Company shall be received by the Senior Notes Indenture Trustee, as the case may be, or the unavailability of such Certificate is reasonably established to the satisfaction of the Disbursing Agent or the applicable Senior Notes Indenture Trustee, as the case may be. Any such Holder who fails to surrender or cause to be surrendered such Certificate or fails to execute and deliver an affidavit of loss and indemnity reasonably satisfactory to the Disbursing Agent or the applicable Senior Notes Indenture Trustee, as the case may be, prior to the first anniversary of the Effective Date shall be deemed to have forfeited all rights and Claims or Equity Interests in respect of such Certificate and shall not participate in any Distribution hereunder, and all New Dune Common Stock in respect of such forfeited Distribution shall be cancelled notwithstanding any federal or escheat laws to the contrary.

Instructions to Disbursing Agent

In the event that the Debtors make a Distribution on account of the Allowed Senior Note Claims, the Senior Notes Indenture Trustee or The Depository Trust Company, as applicable, shall, prior to such Distribution, (x) inform the Disbursing Agent as to the amount of properly surrendered Senior Notes and (y) inform the Disbursing Agent in a properly completed letter of transmittal, accompanied by properly remitted securities, of the names of registered Holders of Allowed Senior Note Claims, and the Pro Rata share of the principal amount of the Senior Notes held by each such Holder.

Services of Indenture Trustee

The Senior Notes Indenture Trustee’s services with respect to consummation of this Plan shall be as set forth herein and as authorized by the Senior Notes Indenture, as applicable.

Record Date for Plan Distributions

At the close of business on the Record Date for Plan Distributions, the transfer ledgers for the Senior Secured Notes Claims register shall be closed, and there shall be no further changes recognized in the record Holders of such Claims. The Reorganized Debtors and the Disbursing Agent, if any, shall have no obligation to recognize any transfer of any such Claims occurring after the Record Date for Plan Distributions and shall be entitled instead to recognize and deal for all purposes hereunder with only those record Holders listed on such transfer ledger as of the close of business on the Record Date for Plan Distributions.

Means of Cash Payment

Cash payments hereunder shall be in U.S. funds by check, wire transfer, or such other commercially reasonable manner as the payor shall determine in its sole discretion.

Calculation of Distribution Amounts of New Dune Common Stock

No fractional shares of New Dune Common Stock shall be issued or distributed hereunder by Reorganized Dune or any Disbursing Agent, indenture trustee, agent, or servicer. Each Person entitled to receive New Dune Common Stock shall receive the total number of whole shares of New Dune Common Stock to which such Person is entitled. Whenever any Distribution to a particular Person would otherwise call for Distribution of a fraction of a share of New Dune Common Stock, such number of shares to be distributed shall be rounded up or down to the nearest whole number and such Person shall receive no separate consideration for such fractional shares.

Delivery of Distributions; Undeliverable or Unclaimed Distributions

Distributions to Holders of Allowed Claims and Allowed Equity Interests shall be made by the Disbursing Agent or the relevant Senior Notes Indenture Trustee, as the case may be, (a) at the Holder’s last known address, (b) at the address in any written notice of address change delivered to the Disbursing Agent, (c) in the case of the Holder of an Allowed Senior Note Claim, at the address in the relevant Senior Notes Indenture Trustee’s official records, or (d) at the address set forth in a properly completed letter of transmittal accompanying a Certificate properly remitted in accordance with the terms hereof. If any Holder’s Distribution is returned as undeliverable, no further Distributions to such Holder shall be made, unless and until the Disbursing Agent or the relevant Senior Notes Indenture Trustee or The Depository Trust Company, as the case may be, is notified of such Holder’s then current address, at which time all missed Distributions shall be made to such Holder without interest. Amounts in respect of undeliverable Distributions made through the Disbursing Agent or the relevant Senior Notes Indenture Trustee shall be returned to the appropriate Reorganized Debtor or relevant Senior Notes Indenture Trustee, as the case may be, until such Distributions are claimed. All claims for undeliverable Distributions must be made on or before the first anniversary of the Effective Date, after which date, without need for a further order by the Bankruptcy Court (x) all Cash in respect of such forfeited Distribution including interest accrued thereon shall revert to Reorganized Dune and (y) all New Dune Common Stock in respect of such forfeited Distribution shall be cancelled, in each case, notwithstanding any federal or state escheat laws to the contrary.

Withholding and Reporting Requirements

In connection with this Plan and all Distributions hereunder, the Disbursing Agent shall, to the extent applicable, comply with all tax withholding and reporting requirements imposed by any federal, state, local, or foreign taxing authority, and all Distributions hereunder shall be subject to any such withholding and reporting requirements. Notwithstanding anything to the contrary in the Plan, the Disbursing Agent shall be authorized to take all actions necessary or appropriate to comply with such withholding and reporting requirements. The Reorganized Debtors reserve the right to allocate all distributions made under the Plan in compliance with all applicable wage garnishments, alimony, child support, and other spousal awards, liens, and encumbrances.

Setoffs

Other than in respect of any Allowed Credit Agreement Claim or any Allowed Senior Note Claim, a Reorganized Debtor may, but shall not be required to, set off against any Claim, and the payments or other Distributions to be made pursuant to this Plan in respect of such Claim, claims of any nature whatsoever that the Debtors or Reorganized Debtors may have against the Holder of such Claim; provided, however, that neither the failure to do so nor the allowance of any Claim hereunder shall constitute a waiver or release by the Reorganized Debtors of any claim that the Debtors or Reorganized Debtors may have against such Holder. Nothing in this Plan shall be deemed to expand rights to setoff under applicable non-bankruptcy law.

Provisions For Resolving Disputed, Contingent and Unliquidated Claims

Procedure Regarding Claims

Except as otherwise provided herein, Holders of Claims and Equity Interests shall not be required to file a Proof of Claim, and no parties should file a Proof of Claim. Instead, the Debtors intend to make distributions, as required by the Plan, in accordance with the books and records of the Debtors in the ordinary course of business of the Reorganized Debtors; provided that the Debtors and Reorganized Debtors, as applicable, reserve all rights to object to any Claim for which a Proof of Claim is filed by the Claims Objection Bar Date.

For the avoidance of doubt, Holders of rejection damages claims must file a proof of claim with respect to such Claims as provided in Article VII of the Plan.

Unless disputed by a Holder of a Claim or otherwise provided herein, the amount set forth in the books and records of the Debtors shall constitute the amount of the Allowed Claim of such Holder. If any such Holder of a Claim disagrees with the Debtors’ books and records with respect to the Allowed amount of such Holder’s claim, such Holder must advise the Debtors in writing, in which event the Claim will become a Disputed Claim. The Debtors intend to attempt to resolve any such disputes consensually or through judicial means outside the Bankruptcy Court. Nevertheless, the Debtors may, in their discretion, file with the Bankruptcy Court (or any other court of competent jurisdiction) an objection to the allowance of any Claim or any other appropriate motion or adversary proceeding with respect thereto, and the Debtors reserve the right to compromise, settle, withdraw or litigate to judgment any objections to Claims for which a proof of claim is filed.

The Debtors, or the Reorganized Debtors, as applicable, subject to the reasonable consent of the Majority Consenting Note Holders, shall have the exclusive authority to file, settle, compromise, withdraw or litigate to judgment any objections to Claims. From and after the Effective Date, the Debtors and the Reorganized Debtors may settle or compromise any Disputed Claim without notice to or action, order or approval of the Bankruptcy Court. The Debtors reserve all rights to resolve any Disputed Claim outside the Bankruptcy Court under applicable governing law.

Any Debtor or Reorganized Debtor, as applicable, may, at any time, request that the Bankruptcy Court estimate any contingent or unliquidated Claim pursuant to section 502(c) of the Bankruptcy Code, regardless of whether such Debtor has previously objected to such Claim or whether the Bankruptcy Court has ruled on any objection, and the Bankruptcy Court will retain jurisdiction to estimate any Claim at any time during litigation concerning any objection to any Claim, including during the pendency of any appeal related to any such objection. In the event the Bankruptcy Court estimates any contingent or unliquidated Claim, that estimated amount will constitute either the Allowed amount of such Claim or a maximum limitation on such Claim, as determined by the Bankruptcy Court. If the estimated amount constitutes a maximum limitation on such Claim, the Debtors or the Reorganized Debtors, as applicable, may elect to pursue any supplemental proceedings to object to any ultimate payment on such Claim. Each of the aforementioned objection, estimation and resolution procedures are cumulative and are not exclusive of one another.

Except as otherwise expressly provided herein, no Claim shall be Allowed unless and until such Claim is deemed Allowed under the Bankruptcy Code and under the Plan or unless and until the Bankruptcy Court enters a Final Order in the Chapter 11 Cases allowing such Claim under section 502 of the Bankruptcy Code. Except as expressly provided in any order entered in the Chapter 11 Cases prior to the Effective Date (including the Confirmation Order), the Reorganized Debtors after the Effective Date will have and retain any and all rights and defenses held by the Debtors with respect to any Claim as of the Commencement Date.

Notwithstanding any other provision hereof, if any portion of a Claim is a Disputed Claim, no payment or distribution provided under the Plan shall be made on account of such Disputed Claim unless and until such Disputed Claim becomes an Allowed Claim.

To the extent that a Disputed Claim ultimately becomes an Allowed Claim, distributions (if any) shall be made to the Holder of such Allowed Claim in accordance with the provisions of the Plan. The Disbursing Agent shall provide to the Holder of such Claim the distribution (if any) to which such Holder is entitled under the Plan on a date determined by the Reorganized Debtors, in their sole discretion, after such a Claim becomes an Allowed Claim and shall be deemed to have been made on the Effective Date, without any interest to be paid on account of such Claim.

Treatment of Contracts and Leases

Assumed Contracts and Leases

Except as otherwise provided herein, or in any contract, instrument, release, indenture, or other agreement or document entered into in connection with this Plan, as of the Effective Date each Reorganized Debtor shall be deemed to have assumed each executory contract and unexpired lease to which it is a party, unless such contract or lease (a) was previously assumed or rejected by the Debtors, (b) is the subject of a motion to reject filed on or before the Confirmation Date or (c) is set forth in a schedule (approved by the Majority Consenting Note Holders), as an executory contract or unexpired lease to be rejected, filed as part of the Plan Supplement. The Confirmation Order shall constitute an order of the Bankruptcy Court under section 365 of the Bankruptcy Code approving the contract and lease assumptions or rejections described above, as of the Effective Date. Any motions to assume Executory Contracts or Unexpired Leases pending on the Effective Date shall be subject to approval by the Bankruptcy Court on or after the Effective Date by a Final Order. Each Executory Contract and Unexpired Lease assumed pursuant to this Article VII or by any order of the Bankruptcy Court, which has not been assigned to a third party prior to the Confirmation Date, shall revest in and be fully enforceable by the Reorganized Debtors in accordance with its terms, except as such terms are modified by the provisions of the Plan or any order of the Bankruptcy Court authorizing and providing for its assumption under applicable federal law.

Unless otherwise provided in the Plan, each assumed Executory Contract or Unexpired Lease shall include all modifications, amendments, supplements, restatements or other agreements that in any manner affect such Executory Contract or Unexpired Lease, and all Executory Contracts and Unexpired Leases, related thereto, if any, including all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal and any other interests, unless any of the foregoing agreements has been previously rejected or repudiated or is rejected or repudiated under the Plan.

Payments Relating to Assumption of Contracts and Leases

Any monetary amounts by which any executory contract and unexpired lease to be assumed under the Plan is in default shall be satisfied, under section 365(b)(1) of the Bankruptcy Code, by the applicable Debtor on or before the Effective Date; provided, however, if there is a dispute regarding (i) the nature or amount of any Cure, (ii) the ability of a Reorganized Debtor or any assignee to provide “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code) under the contract or lease to be assumed, or (iii) any other matter pertaining to assumption, Cure shall occur following the entry of a Final Order of the Bankruptcy Court resolving the dispute and approving the assumption or assumption and assignment, as the case may be; provided, however, that the Debtors or the Reorganized Debtors may settle any dispute regarding the amount of any dispute without any further notice to or action, order or approval of the Bankruptcy Court.

Rejected Contracts and Lease

Except for those executory contracts and unexpired leases set forth on a schedule to the Plan Supplement, none of the executory contracts and unexpired leases to which the Debtors are a party shall be rejected under the Plan; provided, however, that the Debtors reserve the right, at any time prior to the Confirmation Date, to seek to reject any executory contract or unexpired lease to which any Debtor is a party with the consent of the Majority Consenting Note Holders.

Claims Based Upon Rejection of Executory Contracts or Unexpired Leases

All Claims arising out of the rejection of executory contracts and unexpired leases must be filed with the Bankruptcy Court and served upon the appropriate Debtor and its counsel within sixty (60) days after the earlier of (a) the date of entry of an order of the Bankruptcy Court approving such rejection or (b) the Confirmation Date. Any such Claims not filed within such times shall be forever barred from assertion against the respective Debtor, its Estate, and its property.

Indemnification of Directors, Officers and Employees

The obligations of any Debtor to indemnify any Released Party serving at any time as one of its directors, officers or employees by reason of such Released Party’s service in such capacity, or as a director, officer or employee of any other Entity, to the extent provided in such Debtor’s certificate of incorporation, certificate of formation, corporate charter, bylaws or similar constitutive documents, or any specific agreement relating to any claims, demands, suits or proceedings against such Released Party based upon any act or omission related to service with or on behalf of any of the Debtors prior to the Effective Date, or under applicable state corporate law (to the maximum extent permitted thereunder), shall be deemed and treated as executory contracts as to which no proofs of Claim need be filed that are assumed by the relevant Reorganized Debtor pursuant hereto and section 365 of the Bankruptcy Code as of the Effective Date. Accordingly, such indemnification obligations shall survive Unimpaired and unaffected by entry of the Confirmation Order, irrespective of whether such indemnification is owed for an act or event occurring before or after the Commencement Date, and shall not be discharged.

Assumption of D&O Insurance

All directors’ and officers’ liability insurance policies maintained by the Debtors are hereby assumed. Entry of the Confirmation Order by the clerk of the Bankruptcy Court shall constitute approval of such assumptions pursuant to section 365(a) of the Bankruptcy Code. The Reorganized Debtors shall maintain for a period of not less than six (6) years from the Effective Date coverage for the individuals covered, as of the Commencement Date, under policies on terms not substantially less favorable to such individuals than the terms provided for under the policies assumed pursuant to this Plan. No provision of this Plan shall limit any Released Party’s rights to seek recovery or reimbursement under any directors’ and officers’ liability insurance policy.

The Debtors’ indemnification obligations in favor of their officers and directors contained in the certificates of incorporation and bylaws of the Debtors as of the Commencement Date shall be included in the amended and restated certificate of incorporation, amended and restated certificate of formation and bylaws of the Reorganized Debtors. Unless otherwise required by applicable law, all Claims of the Debtors’ officers and directors for indemnity arising prior to the Commencement Date shall be deemed to be Class 5 General Unsecured Claims hereunder, and all Claims of the Debtors’ officers and directors for indemnity arising on and after the Commencement Date shall be deemed to be Administrative Claims hereunder.

Compensation and Benefit Plans and Treatment of Retirement Plan

All employment, retirement, indemnification, and other agreements or arrangements in place as of the Effective Date with the Debtors’ officers, directors, or employees, who will continue in such capacities or similar capacities after the Effective Date, or retirement income plans and welfare benefit plans for such persons, or variable incentive plans regarding payment of a percentage of annual salary based on performance goals and financial targets for certain employees identified as key leaders, top level managers, or sales leaders shall remain in place after the Effective Date, as may be amended by agreement between the beneficiaries of such agreements, plans, or arrangements, on the one hand, and the Debtors, on the other hand, or, after the Effective Date, by agreement with the Reorganized Debtors, with the consent of the Majority Consenting Note Holders, including to modify the “change of control” definition in such agreements to reflect the Restructuring Transactions and this Plan, and the Reorganized Debtors will continue to honor such agreements, arrangements, programs, and plans; provided, however, that the foregoing shall not apply to any equity based compensation or incentive-based plan, agreement, or arrangement existing as of the Commencement Date. Nothing in the Plan shall limit, diminish, or otherwise alter the Reorganized Debtors’ defenses, claims, Causes of Action, or other rights with respect to any such contracts, agreements, policies, programs, and plans. Notwithstanding the foregoing, pursuant to section 1129(a)(13) of the Bankruptcy Code, on and after the Effective Date, all retiree benefits (as that term is defined in section 1114 of the Bankruptcy Code), if any, shall continue to be paid in accordance with applicable law.

Securities to be Issued in Connection with the Plan of Reorganization

New Dune Common Stock and New Notes

On the Effective Date, the Reorganized Debtors shall issue for distribution, in accordance with the provisions of the Plan of Reorganization, the New Dune Common Stock required and may issue the New Notes for distribution pursuant to the provisions of the Plan of Reorganization. All securities to be issued shall be deemed issued as of the Effective Date regardless of the date on which they are actually distributed. All stock issued by the Reorganized Debtors pursuant to the provisions of the Plan of Reorganization shall be deemed to be duly authorized and issued, fully paid and nonassessable. The terms of the New Dune Common Stock are summarized in Exhibit A to the Plan of Reorganization.

Exemption from Registration

The (i) offer by the Filing Entities and/or the Reorganized Debtors of the New Dune Common Stock and New Notes issued under the Plan of Reorganization shall be exempt from the registration requirements of the Securities Act and similar state statutes pursuant to applicable securities law and (ii) sale and issuance by the Reorganized Debtors of such New Dune Common Stock and new notes shall be exempt from the registration requirements of the Securities Act and similar state statutes pursuant to section 1145 of the Bankruptcy Code.

New Notes

On the Effective Date, the Reorganized Debtors may issue for distribution in accordance with the provisions of the Plan the New Notes required for distribution pursuant to the provisions hereof. All new notes to be issued shall be deemed issued as of the Effective Date regardless of the date on which they are actually distributed. The terms of the new notes issued pursuant to the Plan of Reorganization will be substantially the same as the terms of the new notes issued as part of the Offer.

Confirmation and Consummation of the Plan of Reorganization

Conditions to Confirmation

It shall be a condition to Confirmation of the Plan that the following conditions shall have been satisfied or waived pursuant to the provisions of 9.04 below:

a) the Bankruptcy Court shall have entered the Confirmation Order in form and substance reasonably acceptable to the Debtors and the Majority Consenting Note Holders;

b) the Plan must be in form and substance reasonably acceptable to the Debtors and the Majority Consenting Note Holders.

c) All documentation related to the Plan and the Plan Supplement must be in form and substance reasonably acceptable to the (i) Exit Facility Agent, solely as to provisions which affect, or could be reasonably expected to affect, the Exit Facility Agent’s rights, claims, recoveries, and/or interests, and (ii) Majority Consenting Note Holders.

Conditions Precedent to Effective Date of the Plan of Reorganization

The following are conditions precedent to the occurrence of the Effective Date, each of which must be satisfied or waived in accordance with the Plan of Reorganization:

a) The Confirmation Order shall have been entered by the Bankruptcy Court.

b) The Confirmation Order shall have become a Final Order.

c) All authorizations, consents, and regulatory approvals required, if any, in connection with the consummation of this Plan shall have been obtained.

d) The Debtors and the Exit Facility Lenders shall have executed and delivered the Exit Facility Credit Documents, in form and substance reasonably acceptable to the Debtors and the Majority Consenting Note Holders, and the Exit Facility shall have closed.

e) The Debtors shall have executed and delivered all documents necessary to effectuate the issuance of the New Securities and New Notes (if any).

f) All other actions, documents, and agreements necessary to implement this Plan shall have been effected or executed, including documents contained in the Plan Supplement, shall have been effected or executed and delivered, as the case may be, to the required parties and, to the extent required, filed with the applicable Governmental Units in accordance with applicable laws

g) All documents referenced in subsections (e) and (f) of this article, including all documents in the Plan Supplement, shall be reasonably acceptable to the (i) Exit Facility Agent, solely as to provisions which affect, or could be reasonably expected to affect, the Exit Facility Agent’s rights, claims, recoveries, and/or interests, and (ii) Majority Consenting Note Holders.

h) No stay of the consummation of this Plan shall be in effect.

Effect of Failure of Conditions

In the event that one or more of the conditions specified in Article 9.02 hereof shall not have occurred or been waived pursuant to Article 9.04 on or before March 29, 2012, or such later date as may be agreed to by the Debtors and the Majority Consenting Note Holders, (a) the Confirmation Order shall be vacated, (b) no Distributions under the Plan shall be made, (c) the Debtors and Holders of Claims and Equity Interests shall be restored to the status quo as of the day immediately preceding the Confirmation Date as though the Confirmation Order had never been entered, and (d) the Debtors’ obligations with respect to Claims and Equity Interests shall remain unchanged and nothing contained herein shall constitute or be deemed a waiver or release of any Claims or Equity Interests by or against the Debtors or any Person or governmental Entity or to prejudice in any manner the rights of the Debtors or any Person or governmental Entity in any other or further proceedings involving the Debtors.

Waiver of Conditions

Each of the conditions set forth in Article 9.01 and Article 9.02 above, other than as set forth in Article 9.02(a), may be waived in whole or in part by the Debtors with the consent of the Majority Consenting Note Holders without notice, leave or other order of the Bankruptcy Court or any formal action other than proceedings to confirm or consummate the Plan.

Effect of Confirmation of Plan of Reorganization

Discharge of Claims and Termination of Interests

Except as otherwise provided herein or in the Confirmation Order, all consideration distributed under this Plan shall be in exchange for, and in complete satisfaction, settlement, discharge, and release of, all Claims and Interest (other than those Claims and Interest that are Unimpaired under this Plan) of any nature whatsoever against the Debtors or any of their assets or properties, and regardless of whether any property shall have been distributed or retained pursuant to this Plan on account of such Claims and Interests. Upon the Effective Date, each of the Debtors and the Reorganized Debtors shall be deemed discharged and released under section 1141(d)(1) of the Bankruptcy Code from any and all Claims and Interests (other than those Claims and Interests that are not Impaired under this Plan), including, but not limited to, demands and liabilities that arose before the Confirmation Date, and all debts of the kind specified in section 502(g), 502(h), or 502(i) of the Bankruptcy Code, and the Dune Preferred Stock, the Dune Common Stock and the Dune Other Equity Interests (if any) shall be cancelled, terminated and extinguished. By accepting distribution pursuant to the Plan, each holder of Allowed Claim receiving distributions pursuant to the Plan shall be deemed to have specifically consented to the discharge.

Releases

Debtors’ Releases

AS OF THE EFFECTIVE DATE, FOR GOOD AND VALUABLE CONSIDERATION, THE ADEQUACY OF WHICH IS HEREBY CONFIRMED, THE DEBTORS AS DEBTORS IN POSSESSION, THE REORGANIZED DEBTORS AND ANY PERSON SEEKING TO EXERCISE THE RIGHTS OF THE DEBTORS’ ESTATES, INCLUDING ANY SUCCESSOR TO THE DEBTORS OR ANY ESTATE REPRESENTATIVE APPOINTED OR SELECTED PURSUANT TO SECTION 1123(B)(3) OF THE BANKRUPTCY CODE WILL BE DEEMED TO HAVE CONCLUSIVELY, ABSOLUTELY, UNCONDITIONALLY, IRREVOCABLY FOREVER RELEASED, WAIVED AND DISCHARGED THE RELEASED PARTIES FROM ANY AND ALL CLAIMS, OBLIGATIONS, SUITS, JUDGMENTS, DAMAGES, DEMANDS, DEBTS, RIGHTS, CAUSES OF ACTION AND LIABILITIES WHATSOEVER (OTHER THAN FOR WILLFUL MISCONDUCT, INTENTIONAL FRAUD OR CRIMINAL CONDUCT AND OTHER THAN THE RIGHTS OF THE DEBTORS AND THE REORGANIZED DEBTORS TO ENFORCE THE PLAN AND THE CONTRACTS, INSTRUMENTS, RELEASES AND OTHER AGREEMENTS OR DOCUMENTS RELATED HERETO), WHETHER DIRECT OR DERIVATIVE, LIQUIDATED OR UNLIQUIDATED, FIXED OR CONTINGENT, MATURED OR UNMATURED, DISPUTED OR UNDISPUTED, KNOWN OR UNKNOWN, FORESEEN OR UNFORESEEN, THEN EXISTING OR THEREAFTER ARISING, IN LAW, EQUITY OR OTHERWISE THAT ARE BASED IN WHOLE OR IN PART ON ANY ACT, OMISSION, TRANSACTION, EVENT OR OTHER OCCURRENCE TAKING PLACE ON OR PRIOR TO THE EFFECTIVE DATE, OR IN ANY WAY RELATING TO THE RESTRUCTURING OF THE DEBTORS, THE OFFERING MEMORANDUM, THE CHAPTER 11 CASES, THE PLAN, OR THE DISCLOSURE STATEMENT, AND THAT COULD HAVE BEEN ASSERTED BY OR ON BEHALF OF THE DEBTORS OR THEIR ESTATES AGAINST ANY OF THE RELEASED PARTIES; PROVIDED, HOWEVER, (X) NO EXISTING OR FORMER OFFICER OR DIRECTOR SHALL BE RELEASED OR EXCULPATED AS A RESULT OF THIS ARTICLE 13.09 FROM ANY CLAIM BY ANY OF THE DEBTORS OR REORGANIZED DEBTORS AGAINST SUCH OFFICER OR DIRECTOR ARISING OUT OF ANY SUCH OFFICER’S OR DIRECTOR’S INTERESTS IN THIRD PARTIES THAT HAVE ENGAGED IN TRANSACTIONS WITH ANY OF THE DEBTORS THAT WERE NOT DISCLOSED TO THE AD HOC COMMITTEE OR ITS REPRESENTATIVES AS OF THE DATE OF THE PLAN SUPPORT AGREEMENT AND (Y) NO FORMER OFFICER OR DIRECTOR SHALL BE RELEASED OR EXCULPATED AS A RESULT OF THIS ARTICLE 13.09 FROM ANY CLAIM WITH RESPECT TO WHICH SUCH OFFICER OR DIRECTOR WOULD NOT BE ENTITLED TO INDEMNIFICATION BY DUNE UNDER APPLICABLE LAW, THE CERTIFICATE OF INCORPORATION OR BYLAWS OF DUNE (AS IN EFFECT AS OF THE COMMENCEMENT DATE) OR ANY INDEMNITY AGREEMENTS IN EXISTENCE BETWEEN DUNE AND SUCH OFFICER OR DIRECTOR.

Releases by Holders of Claims and Equity Interests

EXCEPT AS PROVIDED IN THE LAST SENTENCE OF ARTICLE 13.09 AS OF THE EFFECTIVE DATE, FOR GOOD AND VALUABLE CONSIDERATION, THE ADEQUACY OF WHICH IS HEREBY CONFIRMED, (I) EACH CONSENTING NOTE HOLDER AND (II) EACH HOLDER (OTHER THAN A CONSENTING NOTE HOLDER) OF A CLAIM OR EQUITY INTEREST THAT VOTES IN FAVOR OF THE PLAN (OR IS DEEMED TO ACCEPT THE PLAN), AS APPLICABLE, FOR THEMSELVES AND ON BEHALF OF ANY SUCCESSORS AND ASSIGNS, WILL BE DEEMED TO HAVE CONCLUSIVELY, ABSOLUTELY, UNCONDITIONALLY, IRREVOCABLY, FOREVER RELEASED, WAIVED AND DISCHARGED EACH OF THE DEBTORS AND THE REORGANIZED DEBTORS, FROM ANY AND ALL CLAIMS, OBLIGATIONS, SUITS, JUDGMENTS, DAMAGES, DEMANDS, DEBTS, RIGHTS, CAUSES OF ACTION AND LIABILITIES WHATSOEVER, (EXCEPT FOR THE RIGHTS TO ENFORCE THIS PLAN AND THE OTHER AGREEMENTS AND DOCUMENTS DELIVERED HEREUNDER) WHETHER DIRECT OR DERIVATIVE, LIQUIDATED OR UNLIQUIDATED, FIXED OR CONTINGENT, MATURED OR UNMATURED, DISPUTED OR UNDISPUTED, KNOWN OR UNKNOWN, FORESEEN OR UNFORESEEN, THEN EXISTING OR THEREAFTER ARISING, IN LAW, EQUITY OR OTHERWISE THAT ARE BASED IN WHOLE OR IN PART ON ANY ACT, OMISSION, TRANSACTION, EVENT OR OTHER OCCURRENCE TAKING PLACE ON OR PRIOR TO THE EFFECTIVE DATE, OR IN ANY WAY RELATING TO THE RESTRUCTURING OF THE DEBTORS, THE CHAPTER 11 CASES, THE PURCHASE, SALE OR RESCISSION OF THE PURCHASE OR SALE OF ANY SECURITY OF THE DEBTORS, THE PLAN, OR THE DISCLOSURE STATEMENT, EXCEPT THAT, AS TO SPECIFICALLY

THE RELEASED PARTIES, NOTHING HEREIN RELEASES WILLFUL MISCONDUCT, GROSS NEGLIGENCE, INTENTIONAL FRAUD, OR CRIMINAL CONDUCT.

Injunction

ALL INJUNCTIONS OR STAYS PROVIDED FOR IN THE CHAPTER 11 CASES PURSUANT TO SECTIONS 105 AND 362 OF THE BANKRUPTCY CODE OR OTHERWISE AND IN EFFECT ON THE CONFIRMATION DATE, SHALL REMAIN IN FULL FORCE AND EFFECT UNTIL THE EFFECTIVE DATE. EXCEPT AS OTHERWISE PROVIDED IN THE PLAN OR THE CONFIRMATION ORDER, ALL PERSONS OR ENTITIES THAT HAVE HELD, HOLD OR MAY HOLD CLAIMS OR CAUSES OF ACTION AGAINST OR EQUITY INTERESTS IN ANY OF THE DEBTORS ARE, AS OF THE EFFECTIVE DATE PERMANENTLY ENJOINED FROM TAKING ANY OF THE FOLLOWING ACTIONS AGAINST ANY OF THE DEBTORS AND THEIR ESTATES, THE REORGANIZED DEBTORS OR THEIR PROPERTY OR ASSETS ON ACCOUNT OF SUCH CLAIMS, CAUSES OF ACTION OR EQUITY INTERESTS: (A) COMMENCING, CONDUCTING OR CONTINUING IN ANY MANNER, DIRECTLY OR INDIRECTLY, ANY SUIT, ACTION OR OTHER PROCEEDING RELATING TO SUCH CLAIM, CAUSE OF ACTION OR EQUITY INTEREST; (B) ENFORCING, LEVYING, ATTACHING, COLLECTING OR OTHERWISE RECOVERING IN ANY MANNER OR BY ANY MEANS, WHETHER DIRECTLY OR INDIRECTLY, ANY JUDGMENT, AWARD, DECREE OR ORDER RELATING TO SUCH CLAIM, CAUSE OF ACTION OR EQUITY INTEREST; (C) CREATING, PERFECTING OR ENFORCING IN ANY MANNER, DIRECTLY OR INDIRECTLY, ANY LIEN RELATING TO SUCH CLAIM, CAUSE OF ACTION OR EQUITY INTEREST; (D) ASSERTING ANY SETOFF, RIGHT OF SUBROGATION OR RECOUPMENT OF ANY KIND, DIRECTLY OR INDIRECTLY, AGAINST ANY DEBT, LIABILITY OR OBLIGATION DUE TO THE DEBTORS RELATING TO SUCH CLAIM, CAUSE OF ACTION OR EQUITY INTEREST; AND (E) PROCEEDING IN ANY MANNER IN ANY PLACE WHATSOEVER THAT DOES NOT CONFORM TO OR COMPLY WITH OR IS INCONSISTENT WITH THE PROVISIONS OF THE PLAN OR THE CONFIRMATION ORDER.

Exculpation and Limitation of Liability

The Exculpated Parties shall not have or incur any liability to any Holder of a Claim or an Equity Interest, or any other party-in-interest, or any of their respective agents, employees, equity interest holders, partners, members, representatives, financial advisors, attorneys, or affiliates, or any of their successors or assigns, for any act or omission in connection with, relating to, or arising out of the negotiation, solicitation, and/or distribution of the Offering Memorandum, the Exit Facility, Plan and Disclosure Statement, the administration of the Chapter 11 Cases, the solicitation of acceptances hereof, the pursuit of Confirmation hereof, the consummation hereof, or the administration hereof or the property to be distributed hereunder, except for their willful misconduct or gross negligence, and in all respects they shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities.

Binding Effect

Upon the occurrence of the Effective Date, this Plan shall be binding upon and inure to the benefit of the Debtors, all present and former Holders of Claims against and Equity Interests in the Debtors, their respective successors and assigns, including the Reorganized Debtors, all other parties-in-interest in the Chapter 11 Cases (irrespective of whether such Claims or Interests are deemed to have accepted the Plan), all Entities that are parties to or are subject to the settlements, compromises, releases, discharges, and injunctions described in the Plan, each Entity acquiring property under the Plan, and any and all non-Debtor parties to Executory Contracts and Unexpired Leases with the Debtors.

Summary of Other Provisions of Plan of Reorganization

Modifications and Amendments; Withdrawal

Subject to the provisions of the Consenting Note Holder Plan Support Agreement or except as otherwise specifically provided in the Plan, the Debtors may amend or modify this Plan at any time prior to the Confirmation Date, with the consent of the (i) Exit Facility Agent, solely as to provisions which affect, or could be reasonably expected to affect, the Exit Facility Agent’s rights, claims, recoveries, and/or interests, and (ii) Majority Consenting Note Holders. The Debtors reserve the right to include any amended exhibits in the Plan Supplement with the consent of the (i) Exit Facility Agent, solely as to provisions which affect, or could be reasonably expected to affect, the Exit Facility Agent’s rights, claims, recoveries, and/or interests, and (ii) Majority Consenting Note Holders, whereupon each such amended exhibit shall be deemed substituted for the original of such exhibit. After the Confirmation Date, the Debtors or Reorganized Debtors may, under section 1127(b) of the Bankruptcy Code, institute proceedings in the Bankruptcy Court to remedy any defect or omission or reconcile any inconsistencies within or among this Plan, the Disclosure Statement, and the Confirmation Order, and to accomplish such matters as may be reasonably necessary to carry out the purposes and intent hereof so long as such remedies do not materially and adversely affect the treatment of Holders of Claims or Equity Interests hereunder.

Entry of a Confirmation Order shall mean that all modifications or amendments to the Plan since the solicitation thereof are approved pursuant to section 1127(a) of the Bankruptcy Code and do not require additional disclosure or resolicitation under Bankruptcy Rule 3019.

Professional Fee Claims

All final requests for compensation or reimbursement of Professional Fee Claims pursuant to sections 327, 328, 330, 331, 503(b), or 1103 of the Bankruptcy Code for services rendered to the Debtors, any Committee, or to such other Entities as to which the foregoing sections apply prior to the Effective Date must be filed and served on the Reorganized Debtors and their counsel no later than sixty (60) days after the Effective Date, unless otherwise ordered by the Bankruptcy Court. Objections to applications of such Professionals or other Entities for compensation or reimbursement of expenses must be filed and served on the Reorganized Debtors and their counsel and the requesting Professional or other Entity, no later than twenty one (21) days (or such other period as may be allowed by order of the Bankruptcy Court or as otherwise agreed to between the parties) after the date on which the applicable application for compensation or reimbursement was served.

Revocation, Withdrawal or Non-Consummation

The Debtors reserve the right to revoke or withdraw this Plan at any time prior to the Confirmation Date and to file other plans of reorganization. If the Debtors revoke or withdraw this Plan, or if Confirmation or consummation hereof does not occur, then (a) this Plan shall be null and void in all respects, (b) any settlement or compromise embodied herein (including the fixing or limiting to an amount any Claim or Class of Claims), assumption or rejection of executory contracts or leases effected by this Plan, and any document or agreement executed pursuant to this Plan shall be deemed null and void, and (c) nothing contained herein, and no acts taken in preparation for Consummation hereof, shall (x) constitute or be deemed to constitute a waiver or release of any Claims by or against, or any Equity Interests in, the Debtors or any other Person, (y) prejudice in any manner the rights of the Debtors or any Entity in any further proceedings involving the Debtors, or (z) constitute an admission of any sort by the Debtors or any other Entity.

Section 1125(e) of the Bankruptcy Code

As of the Confirmation Date, the Debtors shall be deemed to have solicited acceptances hereof in good faith and in compliance with the Bankruptcy Code. As of the Confirmation Date, the Debtors, the Consenting Note Holders, and each of their respective affiliates, agents, directors, managing partners, managers, officers, employees, investment bankers, financial advisors, attorneys, and other professionals shall be deemed to have participated in good faith and in compliance with the applicable provisions of the Bankruptcy Code in the offer and issuance of the New Securities hereunder, and therefore are not, and on account of such offer, issuance and solicitation shall not be, liable at any time for the violation of any law, rule or regulation governing the solicitation of acceptances or rejections hereof, the offer and issuance of New Securities hereunder, or the distribution or dissemination of any information contained in the Plan, the Disclosure Statement, the Plan Supplement, and any and all related documents.

The Confirmation Hearing

If the Filing Entities commence the Chapter 11 Cases, the Bankruptcy Court would schedule a hearing on the confirmation of the Plan of Reorganization. At the Confirmation Hearing, the Bankruptcy Court would consider whether the Plan of Reorganization satisfies the various requirements of the Bankruptcy Code, including whether the Plan of Reorganization is feasible and whether the Plan of Reorganization is in the best interests of the holders of Claims against and Interests in the Filing Entities. At that time, the Filing Entities would submit a report to the Bankruptcy Court concerning the votes for acceptance or rejection of the Plan of Reorganization by the parties entitled to vote thereon.

Section 1128(b) of the Bankruptcy Code provides that any party in interest may object to confirmation of the Plan of Reorganization. Any objection to confirmation of the Plan of Reorganization would have to be made in writing and filed with the Bankruptcy Court and served on all required parties by the objection deadlines set by the Bankruptcy Court. Unless an objection to confirmation is timely served and filed, it may not be considered by the Bankruptcy Court.

Confirmation

At the Confirmation Hearing, the Bankruptcy Court could confirm the Plan of Reorganization only if all of the requirements of section 1129 of the Bankruptcy Code are met. Among the requirements for confirmation of a plan of reorganization are that the plan is (i) accepted by all impaired classes of claims and equity interests or, if rejected by an impaired class, that the plan “does not discriminate unfairly” and is “fair and equitable” as to such class, (ii) feasible and (iii) in the “best interests” of creditors and interest holders that are impaired under the plan of reorganization.

Confirmation Without Acceptance of All Impaired Classes: The “Cramdown” Alternative

Under the Plan of Reorganization, Classes 7 and 8 are deemed to have rejected the Plan of Reorganization. In view of the deemed rejection by such Claim and Interest holders, the Filing Entities will seek confirmation of the Plan of Reorganization pursuant to the “cramdown” provisions of the Bankruptcy Code.

Specifically, Bankruptcy Code section 1129(b) provides that a plan can be confirmed even if the Plan of Reorganization is not accepted by all impaired classes, as long as at least one impaired class of claims has accepted it. A bankruptcy court may confirm a Plan of Reorganization at the request of the debtors if the plan “does not discriminate unfairly” and is “fair and equitable” as to each impaired class that has not accepted the Plan of Reorganization.

A plan does not discriminate unfairly within the meaning of the Bankruptcy Code if a dissenting class is treated equally with respect to other classes of equal rank.

A plan is fair and equitable as to a class of claims which rejects a plan if the plan provides (a) for each holder of a claim included in the rejecting class to receive or retain on account of that claim property that has a value, as of the effective date of the plan, equal to the allowed amount of such claim; or (b) that the holder of any claim or interest that is junior to the claims of such class will not receive or retain on account of such junior claim or interest any property at all.

A plan is fair and equitable as to a class of equity interests that rejects a plan if the plan provides (a) that each holder of an interest included in the rejecting class receive or retain on account of that interest property that has a value, as of the effective date of the plan, equal to the greatest of the allowed amount of any fixed liquidation preference to which such holder is entitled, any fixed redemption price to which such holder is entitled, or the value of such interest; or (b) that the holder of any interest that is junior to the interests of such class will not receive or retain any property at all on account of such junior interest under the plan.

Feasibility of the Plan of Reorganization

The Bankruptcy Code requires that the Bankruptcy Court determine that confirmation of the Plan of Reorganization is not likely to be followed by liquidation or the need for further financial reorganization of the Filing Entities. For purposes of showing that the Plan of Reorganization meets this feasibility standard, the Filing Entities have analyzed the ability of the Reorganized Debtors to meet their obligations under the Plan of Reorganization and retain sufficient liquidity and capital resources to conduct their business.

The Filing Entities believe that with a deleveraged capital structure, the Filing Entities will be able to support the financial projections set forth in Appendix A to this Offering Memorandum and Disclosure Statement (the “Projections”). Based on the terms of the Plan of Reorganization, (it is assumed that the Effective Date will occur on or about 60-75 days following the Petition Date) at emergence the Reorganized Debtors shall have been released from more than $250 million in debt obligations.

Holders of Claims against and Interests in the Filing Entities are advised, however, that the Projections were not prepared with a view toward compliance with the published guidelines of the American Institute of Certified Public Accountants or any other regulatory or professional agency or body or generally accepted accounting principles.

In addition to the assumptions footnoted in the Projections themselves, the Projections also assume that (i) the Plan of Reorganization will be confirmed and consummated in accordance with its terms, (ii) there will be no material adverse change in legislation or regulations, or the administration thereof, including environmental legislation or, regulations, that will have an unexpected effect on the operations of Reorganized Debtors, (iii) there will be no change in United States generally accepted accounting principles that will have a material effect on the reported financial results of Reorganized Debtors, and (iv) there will be no material contingent or unliquidated litigation or indemnity claims applicable to Reorganized Debtors. To the extent that the assumptions inherent in the Projections are based upon future business decisions and objectives, they are subject to change. In addition, although they are presented with numerical specificity and considered reasonable by the Filing Entities when taken as a whole, the assumptions and estimates underlying the Projections are subject to significant business, economic and competitive uncertainties and contingencies, many of which will be beyond the control of Reorganized Debtors.

Accordingly, the Projections are only estimates that are necessarily speculative in nature. It can be expected that some or all of the assumptions in the Projections will not be realized and that actual results will vary from the Projections, which variations may be material and are likely to increase over time. The Projections should therefore not be regarded as a representation by the Filing Entities or any other person that the results set forth in the Projections will be achieved. In light of the foregoing, readers are cautioned not to place undue reliance on the Projections. The Projections should be read together with the information in the sections of this Offering Memorandum and Disclosure Statement entitled “Risk Factors” and “The Plan of Reorganization — Risks Associated with Plan of Reorganization” which set forth important factors that could cause actual results to differ from those in the Projections.

The Filing Entities do not intend to update or otherwise revise the Projections, including any revisions to reflect events or circumstances existing or arising after the date of this Offering Memorandum and Disclosure Statement or to reflect the occurrence of unanticipated events, even if any or all of the underlying assumptions do not come to fruition. Furthermore, the Filing Entities do not intend to update or revise the Projections to reflect changes in general economic or industry conditions. Whether actual results will conform to the Projections is subject to a number of risks and uncertainties, including:

•	the high degree of competition in the Filing Entities’ business;

•	the susceptibility of the Filing Entities’ business to general economic conditions;

•	discovery of unknown contingent liabilities;

•	the interest rate environment;

•	the ability to retain the client base;

•	the effect of tightened liquidity markets on the Filing Entities and their customers; and

•	future capital requirements.

Best Interests Test

With respect to each Impaired Class of Claims and Interests, confirmation of the Plan of Reorganization requires that each holder of a Claim or Interest either (a) accept the Plan of Reorganization or (b) receive or retain under the Plan of Reorganization property of a value, as of the Effective Date, that is not less than the value such holder would receive or retain if the Filing Entities were liquidated under Chapter 7 of the Bankruptcy Code. To calculate the probable distribution to holders of each Impaired Class of Claims and Interests if the Filing Entities were liquidated under Chapter 7, the Bankruptcy Court must first determine the aggregate dollar amount that would be generated from the Filing Entities’ assets if their Chapter 11 Cases were converted to Chapter 7 cases under the Bankruptcy Code. This “liquidation value” would consist primarily of the proceeds from a forced sale of the Filing Entities’ assets by a Chapter 7 trustee.

The amount of liquidation value available to unsecured creditors would be reduced by, first, the claims of secured creditors to the extent of the value of their collateral, and, second, by the costs and expenses of liquidation, as well as by other administrative expenses and costs of both Chapter 7 cases and Chapter 11 cases. Costs of liquidation under Chapter 7 of the Bankruptcy Code would include the compensation of a trustee, as well as of counsel and other professionals retained by the trustee, asset disposition expenses, all unpaid expenses incurred by the Filing Entities in their Chapter 11 Cases (such as compensation of attorneys, financial advisors and accountants) that are allowed in the Chapter 7 cases, litigation costs, and claims arising from the operations of the Filing Entities during the pendency of the Chapter 11 Cases. The liquidation itself would accelerate the payment of certain Tax and Other Priority Claims (collectively, “Priority Claims”) that otherwise would be due over time in the ordinary course of business. Those Priority Claims would be paid in full from the liquidation proceeds before the balance would be made available to pay General Unsecured Claims or to make any distribution in respect of equity interests. The liquidation would also prompt the rejection of most, if not all, of the Filing Entities’ executory contracts and unexpired leases, thereby creating a significant increase in General Unsecured Claims.

The Filing Entities believe that the Plan of Reorganization meets the “best interests of creditors” test of section 1129(a)(7) of the Bankruptcy Code. The Filing Entities believe that the members of Impaired Class 8 will receive the same distribution under the Plan of Reorganization as in a liquidation (i.e., zero) and Impaired Classes 3, 6 and 7 will receive more under the Plan of Reorganization than they would receive in a liquidation.

Although the Filing Entities believe that the Plan of Reorganization meets the “best interests test” of section 1129(a)(7) of the Bankruptcy Code, there can be no assurance that the Bankruptcy Court will determine that the Plan of Reorganization meets this test. THESE ESTIMATES OF VALUE ARE SUBJECT TO A NUMBER OF ASSUMPTIONS AND SIGNIFICANT QUALIFYING CONDITIONS. ACTUAL VALUES AND RECOVERIES COULD VARY MATERIALLY FROM THE ESTIMATES SET FORTH HEREIN.

Liquidation Analysis

[TO COME]

Equity Valuation Analysis

[TO COME]

Risk Factors Associated with Plan of Reorganization

Holders of Claims and Interests against the Filing Entities should read and consider carefully the information set forth below, as well as the other information set forth in this Offering Memorandum and Disclosure Statement (and the documents delivered together herewith and/or incorporated by reference), prior to voting to accept or reject the Plan of Reorganization. This information, however, should not be regarded as the only risks involved in connection with the Plan of Reorganization and/or its implementation. In particular, please see “Risk Factors,” including “Risk Factors—Risks Related to the Plan of Reorganization.”

Certain Bankruptcy Considerations

1.	Failure to Satisfy Vote Requirement.

If the Offer is not consummated and the Filing Entities obtain the requisite votes to accept the Plan of Reorganization in accordance with the requirements of the Bankruptcy Code, the Filing Entities may file voluntary petitions for reorganization under Chapter 11 of the Bankruptcy Code and seek, as promptly as practicable thereafter, confirmation of the Plan of Reorganization. In the event that sufficient votes are not received, the Filing Entities may or may not file petitions for relief under Chapter 11 or Chapter 7 of the Bankruptcy Code. In such event, the Filing Entities may seek to accomplish an alternative restructuring of their capitalization and their obligations to creditors.

2.	Non-Confirmation or Delay of Confirmation of the Plan of Reorganization.

The Bankruptcy Court, which sits as a court of equity, may exercise substantial discretion. Section 1129 of the Bankruptcy Code sets forth the requirements for confirmation and requires, among other things, that the confirmation of the Plan of Reorganization not be followed by a need for further financial reorganization and that the value of distributions to dissenting creditors and shareholders not be less than the value of distributions such creditors and shareholders would receive if the Filing Entities were liquidated under Chapter 7 of the Bankruptcy Code. Although the Filing Entities believe that the Plan of Reorganization will meet such tests, there can be no assurance that the Bankruptcy Court would reach the same conclusion.

3.	Risk of Non-Occurrence of the Effective Date.

Although the Filing Entities believe that the Effective Date will occur reasonably soon after the Confirmation Date, there can be no assurance as to such timing or as to whether it will occur.

4.	General Effect.

The filing of bankruptcy petitions by the Filing Entities, and the publicity attendant thereto, may adversely affect the Filing Entities’ business. The Filing Entities believe that any such adverse effects may worsen during the pendency of protracted Chapter 11 Cases if the Plan of Reorganization is not confirmed as expected.

5.	Methods of Solicitation.

Section 1126(b) of the Bankruptcy Code provides that the holder of a claim against, or interest in, a debtor who accepts or rejects a plan of reorganization before the commencement of a Chapter 11 case is deemed to have accepted or rejected such plan under the Bankruptcy Code so long as the solicitation of such acceptance was made in accordance with applicable non-bankruptcy law governing the adequacy of disclosure in connection with such solicitations, or, if such laws do not exist, such acceptance was solicited after disclosure of “adequate information,” as defined in section 1125 of the Bankruptcy Code.

In addition, Bankruptcy Rule 3018(b) states that a holder of a claim or interest who has accepted or rejected a plan before the commencement of the case under the Bankruptcy Code will not be deemed to have accepted or rejected the plan if the court finds after notice and a hearing that the plan was not transmitted in accordance with reasonable solicitation procedures. Section 1126(b) of the Bankruptcy Code provides that a holder of a claim or interest that has accepted or rejected a plan before the commencement of a case under the Bankruptcy Code is deemed to have accepted or rejected the plan if (i) the solicitation of such acceptance or rejection was in compliance with applicable non-bankruptcy law, rule or regulation governing the adequacy of disclosure in connection with such solicitation or (ii) there is no such law, rule or regulation, and such acceptance or rejection was solicited in accordance with section 1125(b) of the Bankruptcy Code.

The Filing Entities believe that the use of the Offering Memorandum and Disclosure Statement and Ballots for the purpose of obtaining acceptances of the Plan of Reorganization and the Filing Entities’ solicitation of the Plan of Reorganization is in compliance with the Bankruptcy Code. However, there can be no assurance that the Bankruptcy Court will decide that the Filing Entities’ solicitation of the Plan of Reorganization meets the requirements of section 1126(b) of the Bankruptcy Code. If the Bankruptcy Court determines that the solicitation does not comply with the requirements of section 1126(b) of the Bankruptcy Code, the Filing Entities may seek to resolicit acceptances, and, in such event, confirmation of the Plan of Reorganization could be delayed and possibly jeopardized.

6.	Classification and Treatment of Claims and Equity Interests.

Section 1122 of the Bankruptcy Code requires that the Plan of Reorganization classify Claims against, and Interests in, the Filing Entities. The Bankruptcy Code also provides that the Plan of Reorganization may place a Claim or Interest in a particular Class only if such Claim or Interest is substantially similar to the other Claims or Interests of such Class. The Filing Entities believe that all Claims and Interests have been appropriately classified in the Plan of Reorganization.

To the extent that the Bankruptcy Court finds that a different classification is required for the Plan of Reorganization to be confirmed, the Filing Entities presently anticipate that they would seek (i) to modify the Plan of Reorganization to provide for whatever classification might be required for confirmation and (ii) to use the acceptances received from any creditor pursuant to this solicitation for the purpose of obtaining the approval of the Class or Classes of which such creditor ultimately is deemed to be a member. Any such reclassification of creditors, although subject to the notice and hearing requirements of the Bankruptcy Code, could adversely affect the Class in which such creditor was initially a member, or any other Class under the Plan of Reorganization, by changing the composition of such Class and the vote required for approval of the Plan of Reorganization. There can be no assurance that the Bankruptcy Court, after finding that a classification was inappropriate and requiring a reclassification, would approve the Plan of Reorganization based upon such reclassification. Except to the extent that modification of classification in the Plan of Reorganization requires resolicitation, the Filing Entities will, in accordance with the Bankruptcy Code and the Bankruptcy Rules, seek a determination by the Bankruptcy Court that acceptance of the Plan of Reorganization of any holder of Claims pursuant to this solicitation will constitute a consent to the Plan of Reorganization’s treatment of such holder regardless of the Class as to which such holder is ultimately deemed to be a member. The Filing Entities believe that under the Bankruptcy Rules the Filing Entities would be required to resolicit votes for or against the Plan of Reorganization only when a modification adversely affects the treatment of the Claim of any creditor or equity holder.

The Bankruptcy Code also requires that the Plan of Reorganization provide the same treatment for each Claim or Interest of a particular Class unless the holder of a particular Claim or Interest agrees to a less favorable treatment of its Claim or Interest. The Filing Entities believe that they have complied with the requirement of equal treatment. However, to the extent that the Bankruptcy Court finds that the Plan of Reorganization does not satisfy such requirement, the Bankruptcy Court could deny confirmation of the Plan of Reorganization.

Issues or disputes relating to classification and/or treatment could result in a delay in the confirmation and Effective Date of the Plan of Reorganization and could increase the risk that the Plan of Reorganization will not be consummated.

Considerations Regarding the Exchange

The Company is highly leveraged relative to its cash flow, and its liquidity position has been declining. There is a significant risk that the Company will not be able to meet its debt service obligations, and be unable to meet certain financial covenants in its credit facilities.

As a result of the events described above and in effort to improve the Company’s short-term liquidity and capital structure and generally reduce the Company’s financial risk, the Company has initiated restructuring efforts, as described further in the section of this Offering Memorandum and Disclosure Statement entitled “Summary—Restructuring Plan” which include:

•	holding discussions with noteholders concerning actions which would result in improvements to the Company’s liquidity and capital position; and

•	negotiating the terms of the Exchanges and the Plan of Reorganization.

The Filing Entities believe that the completion of the Exchanges is critical to their continuing viability. If the Company is not able to consummate the Plan of Reorganization and the Exchanges, the Filing Entities may seek to accomplish an alternative restructuring of their capitalization and/or commence cases under the Bankruptcy Code without the benefit of the Plan of Reorganization. The Filing Entities cannot be sure that any alternative restructuring arrangement or plan would result in a successful reorganization of the Filing Entities or that any reorganization would be on terms as favorable to the holders of the Senior Note Claims, Unsecured Claims, Dune Proffered Stock and Dune Common Stock as the terms of the Offer or the Plan of Reorganization.

Alternatives to Confirmation and Consummation of the Plan of Reorganization

The Filing Entities believe that, in the event that a bankruptcy filing is required to implement the Restructuring Plan, the Plan of Reorganization affords holders of Claims and Interests the potential for the greatest recovery and, therefore, is in the best interests of such holders. The Plan of Reorganization as presented is the result of considerable negotiations among the Filing Entities and the Ad Hoc Committee.

If, however, the requisite acceptances are not received, or the Plan of Reorganization is not confirmed and consummated, the theoretical alternatives include: (i) formulation of an alternative plan of reorganization or (ii) liquidation of the Filing Entities under Chapter 7 or 11 of the Bankruptcy Code.

Alternative Plan(s) of Reorganization

If the requisite acceptances are not received or if the Plan of Reorganization is not confirmed, the Filing Entities may file Chapter 11 petitions and attempt to formulate and propose a different plan or plans of reorganization. Such a plan or plan(s) might involve either a reorganization and continuation of the Filing Entities’ businesses or an orderly liquidation of assets.

The Filing Entities’ businesses could suffer from increased costs, erosion of customer confidence and liquidity difficulties if it remained debtor in possession during a lengthy Chapter 11 process while trying to negotiate a plan of reorganization.

The Filing Entities believe that the Plan of Reorganization, which is the result of extensive negotiations between the Filing Entities and the Ad Hoc Committee, enables creditors to realize the greatest possible value under the circumstances and that, compared to any later alternative plan of reorganization, the Plan of Reorganization has the greatest chance to be confirmed and consummated.

Liquidation Under Chapter 7 or Chapter 11

If no plan is confirmed, the Filing Entities may be forced to liquidate under Chapter 7 of the Bankruptcy Code, pursuant to which a trustee would be elected or appointed to liquidate the Filing Entities’ assets for distribution to creditors in accordance with the priorities established by the Bankruptcy Code. It is impossible to predict precisely how the proceeds of the liquidation would be distributed to the respective holders of Claims against or Interests in the Filing Entities.

The Filing Entities believe that in a liquidation under Chapter 7, before creditors received any distribution, additional administrative expenses involved in the appointment of a trustee or trustees and attorneys, accountants and other professionals to assist such trustees would cause a substantial diminution in the value of the Filing Entities’ Estate. Outstanding letters of credit (if any) which would otherwise not be drawn would be drawn. The assets available for distribution to creditors would be reduced by such additional expenses and by Claims, some of which would be entitled to priority, which would arise by reason of the liquidation and from the rejection of leases and other executory contracts in connection with the cessation of operations and the failure to realize the greater going concern value of the Filing Entities’ assets.

The Filing Entities could also be liquidated pursuant to the provisions of a Chapter 11 plan of liquidation. In a liquidation under Chapter 11, the Filing Entities’ assets could be sold in an orderly fashion over a more extended period of time than in a liquidation under Chapter 7. Thus, a Chapter 11 liquidation might result in larger recoveries than in a Chapter 7 liquidation, but the delay in distributions could result in lower present values received and higher administrative costs. Because a trustee is not required in a Chapter 11 case, expenses for professional fees could be lower than in a Chapter 7 case, in which a trustee must be appointed. Any distribution to the holders of Claims under a Chapter 11 liquidation plan probably would be delayed substantially.

The Filing Entities believe that any alternative liquidation under Chapter 7 or Chapter 11 is a much less attractive alternative to creditors than the Plan of Reorganization because of the greater return the Filing Entities believe is provided to creditors under the Plan of Reorganization.

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES OF PLAN OF REORGANIZATION

The following is a general discussion of certain U.S. federal income tax consequences to certain Holders of Allowed Senior Note Claims against and Interests in the Filing Entities as a result of consummation of the Plan of Reorganization. This summary does not address all aspects of U.S. federal income taxation that may be relevant to a particular Holder of an Allowed Senior Note Claim or Interest in light of its particular facts and circumstances or to certain types of Holders of Allowed Senior Note Claims or Interests that are subject to special treatment under the Internal Revenue Code of 1986, as amended (the “Code”) (including, persons who are related to the Filing Entities within the meaning of the Code, foreign persons, Holders liable for the alternative minimum tax, Holders whose functional currency is not the U.S. dollar, Holders of Allowed Senior Note Claims who are themselves in bankruptcy, regulated investment companies, financial institutions, broker-dealers, insurance companies, pass-through entities such as partnerships and Holders through such pass-through entities, and tax-exempt organizations) and also does not discuss any aspects of state, local, or foreign taxation or United States tax laws other than U.S. federal income taxation. The following summary does not address the U.S. federal income tax consequences to Holders whose Allowed Senior Note Claims are unimpaired under the Plan of Reorganization. The following summary also does not address the U.S. federal income tax consequences to Holders whose Allowed Senior Note Claims against and Interests in the Filing Entities are completely terminated for no consideration under the Plan of Reorganization. Holders of Allowed Senior Note Claims or Interests are urged to consult their own tax advisors as to the effect such ownership may have on the U.S. federal income tax consequences described below.

If a partnership holds an Allowed Senior Note Claim or Interest, the tax treatment of a partner of such partnership will generally depend upon the status of the partner and the activities of the partnership. If a Holder is a partner of a partnership holding Allowed Senior Note Claims against or Interests in the Filing Entities, such Holder is urged to consult its tax advisors.

The following assumes that the Plan of Reorganization will be implemented as described herein and does not address the tax consequences if the Plan of Reorganization is not carried out. This discussion further assumes that the various debt and other arrangements to which the Filing Entities are a party will be respected for U.S. federal income tax purposes in accordance with their form. In addition, a substantial amount of time may elapse between the confirmation date and the receipt of a final distribution under the Plan of Reorganization. Events subsequent to the date of this disclosure statement, such as additional tax legislation, court decisions, or administrative changes, could affect the U.S. federal income tax consequences of the Plan of Reorganization and the transactions contemplated thereunder.

This summary of the U.S. federal income tax consequences of the Plan of Reorganization is not binding on the Internal Revenue Service (the “IRS”), and no ruling will be sought or has been sought from the IRS with respect to any of the tax aspects of the Plan of Reorganization and no opinion of counsel has been obtained or will be obtained by the Filing Entities with respect thereto. The U.S. federal income tax consequences of certain aspects of the Plan of Reorganization are therefore uncertain due to the lack of applicable legal authority and may be subject to administrative or judicial interpretations that differ from the discussion below. The U.S. federal income tax laws applicable to corporations (including some of the Filing Entities) in bankruptcy are extremely complex and the following summary is not exhaustive. For these reasons, the discussion is not a substitute for careful tax planning and professional tax advice based upon the individual circumstances of each Holder of an Allowed Senior Note Claim or Interest. Accordingly, each Holder of an Allowed Senior Note Claim or Interest is strongly urged to consult with its own tax advisor regarding the U.S. federal, state, local, and foreign tax consequences of the Plan of Reorganization.

U.S. Federal Income Tax Consequences to the Filing Entities

Limitation on Tax Loss Carryforwards and other Tax Attributes

The Filing Entities have substantial tax loss carryforwards and other favorable tax attributes for U.S. federal income tax purposes. As a result of prior changes of ownership of the Filing Entities’ stock, the Filing Entities’ ability to use some of such tax loss carryforwards and other favorable tax attributes is limited under Section 382 of the Code. In general, a Section 382 ownership change occurs if the percentage of the value of a Filing Entity’s stock owned by one or more 5% shareholders (as specially defined for Section 382 purposes to include certain groupings of less-than-5% shareholders) has increased (referred to as an “owner shift”) by more than 50 percentage points during the applicable testing period, which is generally the shorter of a rolling three-year period or the period that has elapsed since the last ownership change. As discussed below, the amount of the Filing Entities’ tax loss carryforwards and other favorable tax attributes may be significantly reduced or eliminated upon implementation of the Plan of Reorganization.

The Filing Entities anticipate that they will experience an “ownership change” within the meaning of Section 382 of the Code on the effective date of the Plan of Reorganization as a result of the issuance of New Dune Common Stock and cancellation of the existing common stock in the Filing Entities pursuant to the Plan of Reorganization. An ownership change will result in an annual limitation on the amount of our pre-ownership change tax loss carryforwards and other favorable tax attributes that may be utilized to offset our future taxable income. This annual limitation is generally equal to the value of the Filing Entities’ stock immediately before the ownership change (with certain adjustments) multiplied by the applicable federal rate for Section 382 purposes for the month in which the ownership change occurs (for example, the applicable federal rate is 3.77% for ownership changes occurring in November 2011). Any portion of the annual limitation that is not used in a particular year may be carried forward and used in subsequent years.

If the Filing Entities have a net unrealized built-in gain in their assets at the time of the ownership change, the annual limitation will be increased by certain built-in income and gains recognized (or treated as recognized) during the five years following the ownership change (up to the total amount of built-in income and gain that exists at the time of the ownership change). The Filing Entities will have a net unrealized built-in gain if, at the time of the ownership change, the built-in gain in their assets (i.e., asset value in excess of tax basis) and net built-in income (i.e., income which is economically accrued but not yet taken into account for tax purposes) exceeds the built-in loss in their assets and their built-in deductions by more than $10 million. In that case, built-in gain and built-in income recognized (or treated as recognized) during the five years following the ownership change would increase the annual limitation and therefore the amount of the Filing Entities’ tax losses that could be used following the ownership change. Under one of the two available methods for determining built-in income, the Filing Entities’ built-in income would include the amount by which their tax depreciation, depletion and amortization expense during the five-year period is less than it would be if the Filing Entities’ assets had a tax basis on the date of the ownership change equal to their fair market value at such time. Under this method, built-in income also would include cancellation of debt (“COD”) income, but only to the extent the COD income was economically accrued at the time of the ownership change. Furthermore, to increase the limitation on the amount of the Filing Entities’ pre-ownership change tax losses that could be used following an ownership change, the built-in COD income would have to be recognized during the five year period.

The operation and effect of Code Section 382 would be materially different than that just described if the Filing Entities are subject to special bankruptcy rules provided in the Code. One special bankruptcy rule (the “382(l)(5) Exception”) provides that the Filing Entities’ ability to utilize their pre-Plan of Reorganization tax loss carryforwards and other favorable tax attributes would not be limited as described above. However, several other limitations would apply to the Filing Entities under the 382(l)(5) Exception, including (a) the Filing Entities’ pre-Plan of Reorganization tax loss carryforwards and other favorable tax attributes would be calculated without taking into account deductions for interest paid or accrued in the portion of the current tax year ending on the effective date of the Plan of Reorganization and all other tax years ending during the three-year period prior to the current tax year with respect to the Allowed Senior Note Claims that are exchanged for New Dune Common Stock pursuant to the Plan of Reorganization, and (b) if the Filing Entities undergo another ownership change within two years of the effective date of the Plan of Reorganization, the Filing Entities’ Code Section 382 limitation with respect to that ownership change will be zero. A second special bankruptcy rule is also available (the “382(l)(6) Exception”). Under the 382(l)(6) Exception, a corporation in bankruptcy that undergoes an ownership change generally is permitted to determine the fair market value of its stock after taking into account the increase in value resulting from any surrender or cancellation of creditors’ claims in the bankruptcy for purposes of determining the Section 382 Limitation. The Filing Entities have not yet determined whether they would elect to have the 382(l)(5) Exception or the 382(l)(6) Exception apply to the ownership change arising from the consummation of the Plan of Reorganization (assuming the 382(l)(5) Exception or 382(l)(6) Exception would otherwise apply).

Cancellation of Debt Income

The Filing Entities may realize COD income as a result of the discharge of Allowed Senior Note Claims against the Filing Entities under the Plan of Reorganization and/or as a result of the exchange of Allowed Senior Note Claims for shares of New Dune Common Stock and cash or new notes. COD is the amount by which the indebtedness discharged exceeds any consideration given in exchange therefor. However, COD income is not taxable to a debtor if the debt discharge occurs in a title 11 bankruptcy case. Rather, under Section 108 of the Code, any such COD income would reduce certain of the Filing Entities’ tax attributes, generally in the following order: (a) net operating losses; (b) general business credit carryforwards; (c) minimum tax credit carryforwards; (d) capital loss carryforwards; (e) the tax basis of the Filing Entities’ depreciable and nondepreciable assets (but not below the amount of their liabilities immediately after the discharge); (f) passive activity loss and credit carryforwards; and (g) foreign tax credit carryforwards. A debtor may elect to alter the preceding order of attribute reduction and, instead, first reduce the tax basis of its depreciable assets (and, possibly, the depreciable assets of its subsidiaries) and then to reduce net operating losses. It is unlikely that the Filing Entities will make this election. The reduction in tax attributes occurs only after the tax for the year of the debt discharge has been determined. Any excess COD income over the amount of available tax attributes is not subject to U.S. federal income tax and has no other U.S. federal income tax impact. Because the Plan of Reorganization provides that the Holders of Allowed Senior Note Claims against the Filing Entities will receive New Dune Common Stock and cash or new notes in exchange for the Allowed Senior Note Claims, the amount of COD income, and accordingly the amount of tax attributes required to be reduced, will depend on the fair market value of the New Dune Common Stock and the amount of cash or the issue price of the new notes. These amounts cannot be known with certainty until after the effective date of the Plan of Reorganization.

The Regulations address the method and order for applying tax attribute reduction to an affiliated group of corporations. Under these Regulations, the tax attributes of each group member of an affiliated group of corporations that is excluding COD income is first subject to reduction. To the extent the debtor member’s tax basis in stock of a lower-tier member of the affiliated group is reduced, a “look through rule” requires that a corresponding reduction be made to the tax attributes of the lower-tier member. If a debtor member’s excluded COD income exceeds its tax attributes, the excess COD income is applied to the reduction of certain remaining consolidated tax attributes of the affiliated group.

As a result of the implementation of the Plan of Reorganization, there may be material reductions in tax loss carryforwards and other favorable tax attributes of the reorganized Filing Entities. The extent of such COD income and resulting tax attribute reduction will depend significantly on the fair market value of the New Dune Common Stock and amount of cash or issue price of new notes issued in exchange for the Allowed Senior Note Claims against the Filing Entities.

Alternative Minimum Tax

In general, AMT is imposed to the extent 20% of alternative minimum taxable income (“AMTI”) exceeds regular federal income tax. Certain tax deductions and other beneficial allowances are modified or eliminated in computing AMTI. One such modification is a limitation imposed on the use of net operating losses for AMT purposes. Specifically, no more than 90% of AMTI can be offset with net operating losses (as recomputed for AMT purposes). Therefore, AMT will be owed in years in which we have positive AMTI for the year, even if all of our regular taxable income is offset with net operating losses. In such case, our AMTI (before reduction by AMT net operating losses) will be taxed at a 2% effective federal tax rate (i.e., 10% of AMTI that cannot be offset with net operating losses multiplied by 20% AMT rate).

U.S. Federal Income Tax Consequences to Holders of Allowed Senior Note Claims

Classification of Allowed Senior Note Claims and New Notes as Securities

The U.S. federal income tax consequences to Holders of Allowed Senior Note Claims who receive in full satisfaction and discharge of their Allowed Senior Note Claims their pro rata share of some or all of the New Dune Common Stock (subject to dilution through the issuance of Management Stock) and cash or new notes will depend upon whether the Allowed Senior Note Claims constitute “securities” for U.S. federal income tax purposes, and, if they do, whether the new notes constitute “securities” for U.S. federal income tax purposes.

The term “security” is not defined in the Code or applicable Treasury Regulations. Judicial decisions have held that the determination of whether a particular debt constitutes a “security” is based on an overall evaluation of the nature of the original debt. One of the most significant factors is the term of the original debt. In general, debt obligations issued with a weighted average maturity at issuance of five years or less do not constitute securities, whereas debt obligations with a weighted average maturity at issuance of ten years or more do constitute securities. The Allowed Senior Note Claims have an original maturity of slightly greater than five years. The new notes will have a maturity of less than five years if they are issued after December 15, 2011.

If the Allowed Senior Note Claims are securities for U.S. federal income tax purposes, the Plan of Reorganization should be treated as a recapitalization. If the Plan of Reorganization is treated as a recapitalization, a Holder of Allowed Senior Note Claims will recognize gain, if any, equal to the lesser of (a) the amount of any cash received or the fair market value of (as of the effective time of the Plan of Reorganization) any new notes received (if the new notes are not securities for U.S. federal income tax purposes) and (b) the amount, if any, by which the sum of any cash or the fair market value of any new notes received and the fair market value of (as of the effective time of the Plan of Reorganization) the New Dune Common Stock received, that is not allocable to accrued but unpaid interest, exceeds the Holder’s adjusted tax basis in the Allowed Senior Note Claims exchanged in the Plan of Reorganization other than any tax basis attributable to accrued but unpaid interest. If a Holder’s tax basis in the Allowed Senior Note Claims exceeds the sum of any cash or the fair market value of any new notes received and the fair market value of the New Dune Common Stock received in exchange for the Allowed Senior Note Claims, such a Holder will not recognize loss.

Although the status of the Allowed Senior Note Claims as securities is not certain, the remainder of this discussion assumes that the Allowed Senior Note Claims do not constitute securities. Holders of Allowed Senior Note Claims should consult their own tax advisor regarding whether the Allowed Senior Note Claims and new notes, if any, are securities for U.S. federal income tax purposes.

Consequences of the Exchange

Pursuant to the Plan of Reorganization, in full satisfaction and discharge of their Allowed Senior Note Claims, Holders of Allowed Senior Note Claims will receive their pro rata share of some or all of the New Dune Common Stock (subject to dilution through the issuance of Management Stock) and cash or new notes. A Holder should recognize gain or loss equal to the difference between (1) the sum of the fair market value as of the effective date of the Plan of Reorganization of the New Dune Common Stock and the amount of cash received or the fair market value as of the effective date of the Plan of Reorganization of new notes, that is not allocable to accrued but unpaid interest and (2) the Holder’s tax basis in the Allowed Senior Note Claims surrendered by the Holder other than any tax basis attributable to accrued but unpaid interest. Such gain or loss should be capital in nature if the Allowed Senior Note Claims were held as capital assets by the Holder (subject to the “market discount” rules described below) and should be long-term capital gain or loss if the Allowed Senior Note Claims were held for more than one year by the Holder. If the Holder is a non-corporate taxpayer, any such long-term capital gain will be taxed at preferential rates. The deductibility of capital losses is subject to various limitations. To the extent that a portion of the New Dune Common Stock, cash or new notes received in the exchange is allocable to accrued but unpaid interest, the Holder may recognize ordinary income. See the discussion of accrued but unpaid interest below. A Holder’s tax basis in the New Dune Common Stock should equal the fair market value of the New Dune Common Stock as of the effective date of the Plan of Reorganization. A Holder’s holding period for the New Dune Common Stock should begin on the day following the effective date of the Plan of Reorganization. A Holder’s tax basis in the new notes, if any are issued, should equal the fair market value of the new notes as of the effective date of the Plan of Reorganization. A Holder’s holding period for any new notes, if issued, should begin on the day following the effective date of the Plan of Reorganization.

Accrued Interest

To the extent that any amount received by a Holder of an Allowed Senior Note Claim is attributable to accrued but unpaid interest, not previously included in income for U.S. federal income tax purposes, such amount should be taxable to the Holder as interest income. Conversely, a Holder of an Allowed Senior Note Claim may be able to recognize a deductible loss to the extent that any accrued interest on the Allowed Senior Note Claim was previously included in the Holder’s gross income but was not paid in full by the Filing Entities. The Treasury Regulations generally treat a payment under a debt instrument first as a payment of accrued but unpaid interest and then as a payment of principal.

Market Discount

For a discussion of certain U.S. federal income tax consequences arising from application of market discount principles to Holders of Allowed Senior Note Claims, see “CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS OF EXCHANGE OFFER—Federal Income Tax Consequences to Tendering U.S. Holders if No Cash Payments are Made in Exchange—Market Discount.”

U.S. Federal Income Tax Consequences to Holders of Allowed Dune Preferred Stock Interests

A Holder of Allowed Dune Preferred Stock Interests will recognize gain equal to the lesser of (a) the amount of cash received and (b) the amount, if any, by which the sum of the amount of cash received and the fair market value of (as of the effective time of the Plan of Reorganization) the New Dune Common Stock received exceeds the Holder’s adjusted tax basis in the Allowed Dune Preferred Stock Interests exchanged in the Plan of Reorganization. This gain generally should be capital gain. The capital gain recognized generally will be long-term capital gain to the extent that, at the effective time of the Plan of Reorganization, the Holder has a holding period in the Allowed Dune Preferred Stock Interests exchanged in the Plan of Reorganization of more than one year. The aggregate tax basis to such a Holder of the New Dune Common Stock received in the Plan of Reorganization will be the same as the aggregate tax basis of the Allowed Dune Preferred Stock Interests surrendered in exchange therefor in the Plan of Reorganization, increased by the amount of gain recognized and reduced by the amount of cash received. The holding period of the New Dune Common Stock received will include the holding period of the Allowed Dune Preferred Stock Interests surrendered in exchange for the New Dune Common Stock. If a Holder’s tax basis in the Allowed Dune Preferred Stock Interests exceeds the sum of the amount of cash received and the value of the New Dune Common Stock received in exchange for the Allowed Dune Preferred Stock Interests, such a Holder will not recognize loss. Holders of Allowed Dune Preferred Stock Interests with differing tax bases or holding periods should consult their tax advisors as to their specific tax consequences as a result of the Plan of Reorganization.

U.S. Federal Income Tax Consequences to Holders of Allowed Dune Common Stock Interests

No gain or loss will be recognized by a Holder of Allowed Dune Common Stock Interests as a result of the surrender of the Allowed Dune Common Stock Interests solely in exchange for New Dune Common Stock pursuant to the Plan of Reorganization. The aggregate tax basis of the New Dune Common Stock received in the Plan of Reorganization will be the same as the aggregate tax basis of the Allowed Dune Common Stock Interests surrendered in exchange for the New Dune Common Stock. The holding period of the New Dune Common Stock received will include the holding period of the Allowed Dune Common Stock Interests surrendered in exchange for the New Dune Common Stock.

Ownership and Disposition of New Dune Common Stock and New Notes

For a discussion of certain U.S. federal income tax consequences of ownership and disposition of the New Dune Common Stock and new notes, if any, issued pursuant to the Plan of Reorganization for Holders of Allowed Senior Note Claims against and Interests in the Filing Entities, see “CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS OF EXCHANGE OFFER—Federal Income Tax Consequences to Tendering U.S. Holders if No Cash Payments are Made in Exchange—Ownership and Disposition of New Notes” and “CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS OF EXCHANGE OFFER—Federal Income Tax Consequences to Tendering U.S. Holders if No Cash Payments are Made in Exchange—Ownership and Disposition of Common Stock.”

Information Reporting and Backup Withholding

For a discussion of certain U.S. federal income tax consequences of information reporting and backup withholding for Holders of Allowed Senior Note Claims against and Interests in the Filing Entities, see “CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS OF EXCHANGE OFFER—Federal Income Tax Consequences to Tendering U.S. Holders if No Cash Payments are Made in Exchange—Information Reporting and Backup Withholding.”

The U.S. federal income tax consequences of the Plan of Reorganization are complex. The foregoing summary does not discuss all aspects of U.S. federal income taxation that may be relevant to a particular Holder in light of such Holder’s circumstances and income tax situation. Holders of Allowed Senior Note Claims against and Interests in the Filing Entities are urged to consult their own tax advisors concerning the U.S. federal, state, local and other tax consequences of the Plan of Reorganization, including the applicability and effect of any state, local or foreign tax laws and of any change in applicable tax laws.

Treasury Circular 230 Disclosure—This disclosure is provided to comply with Treasury Circular 230. This written advice is not intended or written to be used, and cannot be used, by any person for the purpose of avoiding tax penalties that may be imposed on the person. This advice was written to support the promoting, marketing or recommending of the transaction(s) or matter(s) addressed by this written advice, and the taxpayer should seek advice based on the taxpayer’s particular circumstances from an independent tax advisor. No limitation has been imposed by counsel on disclosure of the tax treatment or tax structure of the transaction.

PROCEDURES FOR VOTING ON THE PLAN OF REORGANIZATION

Notice to Holders of Claims and Interests

This Offering Memorandum and Disclosure Statement is being transmitted to holders of Claims in Class 3 and holders of Interests in Class 6. Pursuant to section 1126(g) of the Bankruptcy Code, Claims in Classes 1, 2, 4, 5 and Interests in Class 9 are unimpaired and Interests in Classes 7 and 8 are impaired under the Plan, and holders of such Interests are not entitled to vote on the Plan of Reorganization. Accordingly, holders of Claims in Class 3 and Interests in Class 6 will be the only holders of Claims or Interests that will vote on the Plan. A purpose of this Offering Memorandum and Disclosure Statement is to provide adequate information to enable such Claim and Interest holders to make a reasonably informed decision with respect to the Plan of Reorganization prior to exercising their right to vote to accept or reject the Plan of Reorganization. Any capitalized terms used in this section and not otherwise defined herein shall have the meanings ascribed to such terms in the Plan of Reorganization.

ALL HOLDERS OF CLAIMS AND INTERESTS IN CLASS 3 AND CLASS 6 CLASS ARE ENCOURAGED TO READ THIS OFFERING MEMORANDUM AND DISCLOSURE STATEMENT AND ITS APPENDICES CAREFULLY AND IN THEIR ENTIRETY BEFORE DECIDING TO VOTE EITHER TO ACCEPT OR TO REJECT THE PLAN OF REORGANIZATION. This Offering Memorandum and Disclosure Statement contains important information about the Plan of Reorganization and considerations pertinent to acceptance or rejection of the Plan of Reorganization.

THIS OFFERING MEMORANDUM AND DISCLOSURE STATEMENT IS THE ONLY DOCUMENT TO BE USED IN CONNECTION WITH THE SOLICITATION OF VOTES ON THE PLAN OF REORGANIZATION. No solicitation of votes may be made except after distribution of this Offering Memorandum and Disclosure Statement, and no person has been authorized to distribute any information concerning the Filing Entities other than the information contained herein.

CERTAIN OF THE INFORMATION CONTAINED IN THIS OFFERING MEMORANDUM AND DISCLOSURE STATEMENT IS BY ITS NATURE FORWARD LOOKING AND CONTAINS ESTIMATES, ASSUMPTIONS, AND PROJECTIONS THAT MAY BE MATERIALLY DIFFERENT FROM ACTUAL, FUTURE RESULTS. Except with respect to the Projections and except as otherwise specifically and expressly stated herein, this Offering Memorandum and Disclosure Statement does not reflect any events that may occur subsequent to the date hereof and that may have a material impact on the information contained in this Offering Memorandum and Disclosure Statement. The Filing Entities do not intend to update the Projections; thus, the Projections will not reflect the impact of any subsequent events not already accounted for in the assumptions underlying the Projections. Further, the Filing Entities do not anticipate that any amendments or supplements to this Offering Memorandum and Disclosure Statement will be distributed to reflect such occurrences. Accordingly, the delivery of this Offering Memorandum and Disclosure Statement will not under any circumstance imply that the information herein is correct or complete as of any time subsequent to the date hereof.

EXCEPT WHERE SPECIFICALLY NOTED, THE FINANCIAL INFORMATION CONTAINED HEREIN HAS NOT BEEN AUDITED BY AN INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM AND HAS NOT BEEN PREPARED IN ACCORDANCE WITH GENERALLY ACCEPTED ACCOUNTING PRINCIPLES.

Solicitation Package

In soliciting votes for the Plan of Reorganization pursuant to this Offering Memorandum and Disclosure Statement from the holders of Claims and Interests in Class 3 and Class 6, the Filing Entities are also sending copies of the Plan of Reorganization and a ballot (a “Ballot”, and together with the Offering Memorandum and Disclosure Statement, the “Solicitation Package”) to such holders of claims and interests.

Voting Procedures and Ballots and Voting Deadline

The “Voting Record Date” for purposes of determining noteholders and preferred stockholders that are eligible to vote on the Plan of Reorganization is the Expiration Date of the Offer and the Voting Deadline for the Plan of Reorganization (as such Expiration Date may be extended by the Filing Entities). Any Beneficial Holder whose Senior Secured Notes or Dune Preferred Stock are registered or held of record in the name of his broker, dealer, commercial bank, trust company or other Nominee and who wishes to vote on the Plan of Reorganization should provide their instructions with respect to the Offer and/or Plan of Reorganization to their Nominee. To participate in the offer, the Nominee will need to tender the underlying Senior Secured Notes on behalf of the Beneficial Holder, in accordance with the Beneficial Holder’s instructions.

There are three different voting choices in connection with the Offer and Plan of Reorganization, which are outlined in greater detail below. The Ballot (which is Appendix D to this Offering Memorandum and Disclosure Statement) was designed to assist Beneficial Holders of Senior Secured Notes and Dune Preferred Stock understand the voting process and provide the correct instruction to their Nominee. Beneficial Holders will need to provide their Ballot to their Nominee holding their Senior Secured Notes or Dune Preferred Stock in accordance with the directions provided by their Nominee and listed on the Ballot. By providing their Ballot to their Nominee holding their Senior Secured Notes or Dune Preferred Stock, Beneficial Holders are (as applicable) requesting that their Nominee execute a master ballot on the Beneficial Holder’s behalf that reflects their instructions with respect to the Plan of Reorganization.

Beneficial Holders have three voting options, as follows:

OPTION 1. PARTICIPATE in the Offer; vote to ACCEPT the Plan of Reorganization.

OPTION 2. NOT PARTICIPATE in the Offer; vote to REJECT the Plan of Reorganization.

Beneficial Holders may also instruct with respect to a third option, which is the default option for those Beneficial Holders that do not provide any instructions:

OPTION 3. Take no action; not participate in Offer and Consent Solicitation; not vote on the Plan of Reorganization.

Beneficial Holders that instruct their Nominee to take no action, or fail to provide timely Ballots, may nevertheless be bound by the terms of the Plan of Reorganization and have the relevant treatment applied to their Old Notes if the Plan of Reorganization is consummated.

Please note that once a Beneficial Holder’s Senior Secured Notes have been tendered, the Senior Secured Notes will not be able to be traded. Withdrawals from the Offer and modifications to votes to accept or reject the Plan will not be permitted after the Voting Deadline. If the Offer are not successful and the Company does not commence their prepackaged bankruptcy cases, any Old Notes tendered into Option 1 will be returned to the broker, dealer, commercial bank, trust company or other nominee that tendered the Senior Secured Note.

Soon after commencement of their prepackaged bankruptcy cases (if the Filing Entities opt to commence such prepackaged cases), any Senior Secured Note tendered into Option 1 will be returned to the broker, dealer, commercial bank, trust company or other nominee that tendered the Senior Secured Note.

Parties in Interest Entitled to Vote

Under section 1124 of the Bankruptcy Code, a class of claims or interests is deemed to be “impaired” under a plan of reorganization unless (i) the plan leaves unaltered the legal, equitable, and contractual rights to which such claim or interest entitles the holder thereof or (ii) notwithstanding any legal right to an accelerated payment of such claim or interest, the plan cures all existing defaults (other than defaults resulting from the occurrence of events of bankruptcy) and reinstates the maturity of such claim or interest as it existed before the default.

In general, a holder of a claim or interest may vote to accept or to reject a plan of reorganization if (i) the claim or interest is “allowed,” which means generally that no party in interest has objected to such claim or interest, and (ii) the claim or interest is impaired by the plan. If a claim or interest is not impaired by the plan, the Bankruptcy Code deems the holder of such claim or interest to have accepted the plan and, accordingly, holders of such claims and interests are not entitled to vote on the plan. Claims in Classes 1, 2, 4 and 5 and Interests in Class 9 are Unimpaired under the Plan of Reorganization, and holders of such Claims are therefore not entitled to vote. Interests in Class 7 and 8 receive nothing on account of such Interests under the Plan of Reorganization, and holders of such Claims and Interests are therefore not entitled to vote. Accordingly, only holders of Claims in Class 3 and Interests in Class 6 are entitled to vote on the Plan of Reorganization.

By providing instructions to be included on a Master Ballot, each holder of Claims in Class 3 or Interests in Class 6 will be confirming that (i) such holder and/or legal and financial advisors acting on its behalf has had the opportunity to ask questions of, and receive answers from, the Filing Entities concerning the terms of the Plan of Reorganization, the business of the Filing Entities and other related matters, (ii) the Filing Entities have made available to such holder or its agents all documents and information relating to the Plan of Reorganization and related matters reasonably requested by or on behalf of such holder and (iii) except for information provided by the Filing Entities in writing, and by their own agents, such holder has not relied on any statements made or other information received from any person with respect to the Plan of Reorganization.

By providing instructions to be included on a Master Ballot each holder of a Claims in Class 3 or Interests in Class 6 also acknowledges that the interests being offered pursuant to the Plan of Reorganization are not being offered pursuant to a registration statement filed with the Securities and Exchange Commission and represents that any such securities will be acquired for its own account and not with a view to any distribution of such interests in violation of the Securities Act. It is expected that when issued pursuant to the Plan of Reorganization such interests will be exempt from the registration requirements of the Securities Act by virtue of section 1145 of the Bankruptcy Code and may be resold by the holders thereof subject to the provisions of such section 1145.

Waivers of Defects, Irregularities, Etc.

Unless otherwise directed by the Bankruptcy Court, all questions as to the validity, form, eligibility (including time of receipt), acceptance, and revocation or withdrawal of Letters of Transmittal/Ballots or Master Ballots will be determined by the Filing Entities in their sole discretion, which determination will be final and binding. As indicated below under “Withdrawal of Ballots; Revocation,” effective withdrawals of Ballots must be delivered via facsimile to the Filing Entities prior to the Voting Deadline. The Filing Entities reserve the absolute right to contest the validity of any such withdrawal. The Filing Entities also reserve the right to reject any and all Ballots not in proper form, the acceptance of which would, in the opinion of the Filing Entities or their counsel, be unlawful. The Filing Entities further reserve the right to waive any defects or irregularities or conditions of delivery as to any particular Ballot. The interpretation (including the Ballot and the respective instructions thereto) by the Filing Entities, unless otherwise directed by the Bankruptcy Court, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with deliveries of Ballots must be cured within such time as the Filing Entities (or the Bankruptcy Court) determine. Neither the Filing Entities nor any other person will be under any duty to provide notification of defects or irregularities with respect to deliveries of Ballots nor will any of them incur any liabilities for failure to provide such notification. Unless otherwise directed by the Bankruptcy Court, delivery of such Ballots will not be deemed to have been made until such irregularities have been cured or waived. Ballots previously furnished (and as to which any irregularities have not theretofore been cured or waived) will be invalidated.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS OF EXCHANGE OFFER

The following is a general discussion of certain U.S. federal income tax consequences to beneficial owners of the Old Notes of the exchange of the Old Notes for shares of our common stock, shares of our New Preferred Stock and either New Notes or cash pursuant to the exchange offer (the “Exchange”), the ownership and disposition of shares of our common stock and shares of our New Preferred Stock, and the ownership and disposition of the New Notes, if issued, and certain U.S. federal income tax consequences to beneficial owners of the Old Notes that do not participate in the Exchange. This discussion is a summary for general information purposes only and does not consider all aspects of federal income taxation that may be relevant to particular Old Noteholders in light of their individual investment circumstances or to certain types of Old Noteholders that are subject to special tax rules (e.g., financial institutions, broker-dealers, insurance companies, tax-exempt organizations, persons that hold the Old Notes as part of a “straddle,” a “hedge” or a “conversion transaction,” persons that have a functional currency other than the U.S. dollar, investors in pass-through entities and certain former citizens or residents of the United States), nor does it address any other U.S. federal tax laws (such as estate and gift tax laws), state, local or foreign tax considerations. This summary assumes that Old Noteholders have held their Old Notes and will hold the shares of our common stock, the shares of our Preferred Stock and the New Notes, if issued (as the case may be), as “capital assets” within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”). This summary is based on the Code and applicable Treasury Regulations, rulings, administrative pronouncements and decisions as of the date hereof, all of which are subject to change at any time and possibly with retroactive effect.

As used herein, “U.S. Holders” are any beneficial owners of the Old Notes, that are, for U.S. federal income tax purposes,

(i) citizens or residents of the United States,

(ii) corporations (or other entities that are treated as corporations for U.S. federal income tax purposes) created or organized in, or under the laws of, the United States, any state thereof or the District of Columbia,

(iii) estates, the income of which is subject to U.S. federal income taxation regardless of its source, or

(iv) trusts if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or (b) the trust has a valid election in place to be treated as a United States person.

A “Non-U.S. Holder” means a beneficial owner of Old Notes that is, for U.S. federal income tax purposes, an individual, corporation, estate or trust that is not a U.S. Holder.

If a partnership (including for this purpose any entity or arrangement treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of the Old Notes, the treatment of a partner in the partnership generally will depend on the status of the partner and the activities of the partnership. Partners in a partnership holding Old Notes should consult with their own tax advisors regarding the U.S. federal, state, local and foreign tax consequences of the Exchange and ownership and disposition of shares of our common stock, shares of our New Preferred Stock and the New Notes.

We have not sought and will not seek a ruling from the IRS with respect to the U.S. federal income tax consequences discussed below. This discussion does not in any way bind the IRS or the courts or constitute any kind of assurance as to the U.S. federal income tax consequences described below.

Old Noteholders are urged to consult with their own tax advisors regarding the U.S. federal, state, local and foreign tax consequences of participating in the Exchange and the ownership and disposition of shares of our common stock, shares of our New Preferred Stock and the New Notes and the U.S. federal, state local and foreign tax consequences of not participating in the Exchange.

Since the shares of our New Preferred Stock the Old Noteholders will receive in the Exchange are automatically convertible into shares of our common stock at the Restructuring Time, we will treat the shares of our New Preferred Stock as constituting shares of our common stock for U.S. federal income tax purposes and any reference below to “shares of our common stock” includes the related shares of our New Preferred Stock. The remainder of this discussion assumes that shares of our New Preferred Stock constitute shares of our common stock for U.S. federal income tax purposes. Old Noteholders are urged to consult their own tax advisors regarding the treatment of shares of our New Preferred Stock for U.S. federal income tax purposes.

Federal Income Tax Consequences to Tendering U.S. Holders if No Cash Payments are Made in Exchange

The following discussion is applicable if we issue New Notes to Old Noteholders in the Exchange and make no cash payments for Old Notes. See discussion below beginning with the section “Federal Income Tax Consequences to Tendering U.S. Holders if Cash Payments are Made in Exchange Instead of Issuance of New Notes” with respect to U.S. federal income tax consequences to U.S. Holders and Non-U.S. Holders if cash payments are made to Old Noteholders in the Exchange instead of the issuance of New Notes.

Classification of Old Notes and New Notes as Securities

The U.S. federal income tax consequences to U.S. Holders who exchange their Old Notes for shares of our common stock and the New Notes will depend upon whether the Old Notes constitute “securities” for U.S. federal income tax purposes, and, if they do, whether the New Notes constitute “securities” for U.S. federal income tax purposes.

The term “security” is not defined in the Code or applicable Treasury Regulations. Judicial decisions have held that the determination of whether a particular debt constitutes a “security” is based on an overall evaluation of the nature of the original debt. One of the most significant factors is the term of the original debt. In general, debt obligations issued with a weighted average maturity at issuance of five years or less do not constitute securities, whereas debt obligations with a weighted average maturity at issuance of ten years or more do constitute securities. The Old Notes have an original maturity of slightly greater than five years. The New Notes will have a maturity of less than five years if they are issued after December 15, 2011.

If the Old Notes are securities for U.S. federal income tax purposes, the Exchange should be treated as a recapitalization. If the Exchange is treated as a recapitalization, a U.S. Holder will recognize gain, if any, equal to the lesser of (a) the fair market value of (as of the effective time of the Exchange) the New Notes received if the New Notes are not securities for U.S. federal income tax purposes and (b) the amount, if any, by which the sum of the fair market value of the New Notes received and the fair market value of (as of the effective time of the Exchange) shares of our common stock received, that is not allocable to accrued but unpaid interest, exceeds the Holder’s adjusted tax basis in the Old Notes exchanged in the Exchange other than any tax basis attributable to accrued but unpaid interest. If a U.S. Holder’s tax basis in the Old Notes exceeds the sum of the fair market value of the New Notes received and the fair market value of shares of our common stock received in exchange for the Old Notes, such a U.S. Holder will not recognize loss.

Although the status of the Old Notes as securities is not certain, the remainder of this discussion assumes that the Old Notes do not constitute securities. Holders of Old Notes should consult their own tax advisor regarding whether the Old Notes and New Notes are securities for U.S. federal income tax purposes.

Consequences of the Exchange

A U.S. Holder generally will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between (i) the sum of the fair market values of shares of our common stock and the New Notes received by the U.S. Holder in the Exchange that is not allocable to accrued and unpaid interest and (ii) the U.S. Holder’s adjusted tax basis in the Old Notes being exchanged other than any tax basis attributable to accrued but unpaid interest. The U.S. Holder’s tax basis in the shares of our common stock and New Notes will be equal to their respective fair market values on the date of the Exchange and the holding period for the shares of our common stock and New Notes will begin the day after the Exchange. Subject to the market discount rules discussed below under “Federal Income Tax Consequences to Tendering U.S. Holders if No Cash Payments are Made in Exchange—Market Discount,” gain or loss recognized on the Exchange will be capital gain or loss and will be long-term capital gain or loss if the Old Notes have been held for more than one year at the time of the Exchange. Any amounts attributable to accrued but unpaid interest on the Old Notes may be taxable as interest if such interest has not previously been included in income. In the case of U.S. Holders who are individuals, estates or trusts, long-term capital gains are currently taxed at a maximum U.S. federal income tax rate of 15%. In the case of corporate U.S. Holders, net capital gain is currently taxed at the same U.S. federal income tax rate as ordinary income, with a maximum rate of 35%. The deductibility of capital losses is subject to limitations.

Issue Price of Old Notes and New Notes

The “issue price” of the Old Notes—i.e., the first price at which a substantial amount of the Old Notes were initially sold (other than to an underwriter, placement agent or wholesaler)—was $1,000.00 per $1,000 initial principal amount. The issue price of the New Notes is determined first by establishing the issue price of the “investment unit” consisting of shares of our common stock and the New Notes and then allocating such issue price between the shares of our common stock and the New Notes based on their relative fair market values. The issue price of the investment unit will depend on whether the investment unit is considered to be “publicly traded,” within the meaning of the applicable Treasury regulations. An investment unit is considered to be “publicly traded” if, at any time during the 60-day period ending 30 days after issuance, (i) it appears on a system of general circulation that provides a reasonable basis to determine its fair market value by disseminating either (x) recent price quotations (including rates, yields, or other pricing information) of one or more identified brokers, dealers or traders or (y) actual prices (including rates, yields, or other pricing information) of recent sales transactions or (ii) price quotations are readily available from dealers, brokers, or traders and certain exceptions do not apply.

If the investment unit is considered to be “publicly traded” for these purposes, the issue price of the investment unit will be the fair market value of the investment unit determined as of the effective date of the Exchange. If the investment unit is not considered to be “publicly traded” for these purposes but the Old Notes are considered to be “publicly traded” for these purposes, the issue price of the investment unit will be the fair market value of the Old Notes determined as of the effective date of the Exchange.

Although not free from doubt, we believe that the investment unit consisting of shares of our common stock and the New Notes will likely not be considered “publicly traded” for these purposes, in which case, the issue price of the investment unit will be the fair market value of the Old Notes, which will likely be considered “publicly traded” for these purposes, as of the effective date of the Exchange. The issue price of the investment unit then would be allocated between the shares of our common stock and the New Notes based on their relative fair market values. Old Noteholders are urged to consult their own tax advisors regarding the issue price of the New Notes.

Market Discount

A U.S. Holder may have “market discount” with respect to an Old Note or a New Note. A U.S. Holder that (i) purchased an Old Note at a purchase price that was less than the stated redemption price at maturity of the Old Note or (ii) acquires a New Note, if the New Note has original issue discount as discussed below under “Federal Income Tax Consequences to Tendering U.S. Holders if No Cash Payments are Made in Exchange—Ownership and Disposition of New Notes—Original Issue Discount on New Notes,” at a basis that is less than the issue price of the New Note or, if the New Note does not have original issue discount, at a basis that is less than the stated redemption price at maturity of the New Note, in each case by more than a de minimis amount will be considered to have “market discount” with respect to the Old Note or the New Note. The “issue price” of each of the Old Notes and the New Notes is determined as discussed above under “Federal Income Tax Consequences to Tendering U.S. Holders if No Cash Payments are Made in Exchange—Issue Price of Old Notes and New Notes.”

Under the market discount rules of the Code, gain realized by a U.S. Holder on disposition or retirement of a note is generally treated as ordinary income to the extent of the accrued market discount on the note (the “Gain Recharacterization Rule”). Unless a U.S. Holder has elected to accrue market discount using a constant-interest method, accrued market discount is the total market discount multiplied by a fraction, the numerator of which is the number of days the U.S. Holder has held the note and the denominator of which is the number of days from the date the U.S. Holder acquired the note until its maturity. Under the market discount rules, any gain recognized by a U.S. Holder in the Exchange is treated as ordinary income to the extent of the accrued market discount on the Old Note and any gain recognized by a U.S. Holder on the taxable disposition of a New Note would be treated as ordinary income to the extent of the accrued market discount on the New Note.

A U.S. Holder may be required to defer interest deductions for the taxable year on debt incurred or continued to acquire or carry a note that has market discount, up to the amount of market discount accrued on the note during such year (the “Interest Deferral Rule”). Interest deferred under this rule is, in general, allowed as a deduction not later than the taxable year in which the U.S. Holder disposes of the note. If the U.S. Holder elects to include market discount in income currently as it accrues on all market discount instruments acquired in that taxable year and thereafter, the Gain Recharacterization Rule and the Interest Deferral Rule described above will not apply. Such an election, once made, may not be revoked without the consent of the IRS.

Ownership and Disposition of New Notes

Original Issue Discount on New Notes

Qualified stated interest on the New Notes generally will be taxable to a U.S. Holder as ordinary income at the time it is received or accrued in accordance with the U.S. Holder’s regular method of accounting for U.S. federal income tax purposes. “Qualified stated interest” means stated interest that is unconditionally payable in cash or in property (other than debt instruments of the issuer) at least annually at a single fixed rate or, subject to certain conditions, at a rate based on one or more interest indices.

The New Notes may have original issue discount (“OID”) because the stated redemption price at maturity of the New Notes may exceed their issue price. For U.S. federal income tax purposes, the excess of the “stated redemption price at maturity” of each New Note over its “issue price” constitutes OID. Generally, the “stated redemption price at maturity” of a debt instrument will equal the sum of all cash payments required to be made on the debt instrument, other than qualified stated interest.

The “issue price” of the New Notes will be determined as discussed above under “Federal Income Tax Consequences to Tendering U.S. Holders if No Cash Payments are Made in Exchange—Issue Price of Old Notes and New Notes.” The issuance of any additional notes in lieu of cash interest payments will not be treated as a payment of interest. Instead, the New Notes and any additional notes issued in respect thereof will be treated as a single debt instrument under the OID rules. As a result, a U.S. Holder will be required to include OID in income as it accrues, in accordance with a constant yield method, without regard to when the U.S. Holder receives the cash attributable to that income, and regardless of the U.S. Holder’s regular method of accounting for U.S. federal income tax purposes, subject to the adjustment described in the following paragraph because the New Notes have a variable interest rate.

The amount of OID a U.S. Holder must include in income will generally equal the sum of the “daily portions” of OID with respect to the New Note for each day during the taxable year (or portion of the year) that the U.S. Holder held the New Note (“accrued OID”). The daily portion is determined by allocating to each day in any “accrual period” a pro rata portion of the OID allocable to that accrual period. The “accrual period” for a New Note may be of any length and may vary in length over the term of the New Note, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs on the first day or last day of the accrual period. The amount of OID allocable to an accrual period is an amount equal to the product of the New Note’s “adjusted issue price” at the beginning of the accrual period and its “yield to maturity” (adjusted for the length of the accrual period) less any qualified stated interest allocable to the accrual period, subject to the adjustment described below because the New Notes have a variable interest rate. The “adjusted issue price” of a New Note at the beginning of an accrual period will equal the issue price plus the amount of OID previously includible in the U.S. Holder’s gross income, less payments on the New Note on or before the first day of the accrual period not constituting qualified stated interest. The “yield to maturity” of a New Note will be computed on the basis of a constant interest rate, compounded at the end of each accrual period. Because the interest rate on the New Notes is a variable rate based upon the Three-Month LIBOR Rate subject to a floor, plus a margin, the OID accruals must be determined using the variable rate debt instrument rules under the applicable Treasury Regulations. Pursuant to these regulations the accrual of OID is initially determined as though the New Notes bear interest in all periods at a fixed rate equal to the initial rate that will be applicable to interest accrued on the New Notes on their issue date. The OID and adjusted issue price are adjusted for each subsequent accrual period if the interest actually accrued exceeds the initial rate.

Election to Treat All Interest as Original Issue Discount

U.S. Holders may elect to include in gross income all amounts in the nature of interest that accrue on the New Notes, including any stated interest, acquisition discount, OID, market discount, de minimis market discount and unstated interest. An election by a U.S. Holder with respect to New Notes that have market discount results in a deemed election to accrue market discount in income currently not only for the New Notes, but for all other bonds the U.S. Holder acquires with market discount on or after the first day of the taxable year to which the election first applies. This election may be revoked only with permission of the IRS. A U.S. Holder’s tax basis in the New Notes is increased by each accrual of amounts treated as OID pursuant to this election.

Applicable High Yield Discount Obligations

The New Notes will constitute “applicable high yield discount obligations,” commonly referred to as “AHYDOs,” if they are issued with “significant original issue discount” within the meaning of the rules applicable to AHYDOs and have a yield to maturity as determined for federal income tax purposes that is at least five percentage points above the applicable federal rate determined by the IRS as of the month in which the New Notes will be issued.

Our deduction of OID with respect to New Notes that constitute AHYDOs will be deferred until the OID is paid in cash or other property. Moreover, a portion of the interest deductions for accrued OID would be permanently disallowed if the New Notes have a yield to maturity that exceeds the applicable federal rate plus six percentage points. The AHYDO rules generally do not affect the amount, timing or character of a U.S. Holder’s income. However, a corporate U.S. Holder will be treated as receiving a dividend in the amount of the disallowed portion of the OID allocable to the corporate U.S. Holder, in which case, if and to the extent we have current or accumulated earnings and profits, the corporate U.S. Holder will be eligible for a dividends received deduction with respect to such amount.

Sale, Exchange, Repurchase, Redemption or Other Taxable Disposition of New Notes

In general, a U.S. Holder will recognize gain or loss upon the sale, exchange, repurchase, redemption or other taxable disposition of the New Notes measured by the difference (if any) between (i) the proceeds of the taxable disposition (excluding any amounts attributable to accrued but unpaid interest on the New Notes, which will be taxable as interest to the extent not previously included in income) and (ii) the U.S. Holder’s adjusted tax basis in the New Notes. A U.S. Holder’s tax basis in New Notes generally will equal the U.S. Holder’s initial tax basis in the New Notes increased by any OID or market discount previously included in income with respect to the New Notes and reduced by any cash payments on the New Notes not constituting qualified stated interest. Subject to the market discount rules discussed above under “Federal Income Tax Consequences to Tendering U.S. Holders if No Cash Payments are Made in Exchange—Market Discount,” gain or loss recognized on the sale, exchange, repurchase, redemption or other taxable disposition of the New Notes will be capital gain or loss and will be long-term capital gain or loss if the New Notes have been held for more than one year at the time of the sale or exchange. In the case of U.S. Holders who are individuals, estates or trusts, long-term capital gains are currently taxed at a maximum U.S. federal income tax rate of 15%. In the case of corporate U.S. Holders, net capital gain is currently taxed at the same U.S. federal income tax rate as ordinary income, with a maximum rate of 35%. The deductibility of capital losses is subject to limitations. Our election to pay interest on the New Notes in additional notes instead of cash will not constitute a taxable exchange of the New Notes, but could alter the amount and timing of U.S. Holders’ income.

Ownership and Disposition of Common Stock

Distributions on Common Stock

Distributions to U.S. Holders of shares of our common stock (including distributions of redemption or sale proceeds that are treated under Section 302 or Section 304 of the Code as a dividend distribution rather than as payment for the shares of common stock) will be treated as dividend income to the extent paid out of current or accumulated earnings and profits, as determined under U.S. federal income tax principles, and then will be treated as a tax-free return of capital to the extent of the U.S. Holder’s tax basis in the shares of common stock and then as gain from the sale or exchange of the shares of common stock, as described below. If the U.S. Holder is a corporation, a dividends received deduction may be available with respect to dividends on shares of our common stock, subject to applicable limitations under the Code.

Dividends to non-corporate U.S. Holders during taxable years beginning on or before December 31, 2012 will be taxed at a maximum rate of 15%, provided the U.S. Holder held the stock for more than 60 days during the 121-day period beginning 60 days before the ex-dividend date and certain other requirements are met. Dividends to non-corporate U.S. Holders in taxable years beginning after December 31, 2012 will be subject to tax at ordinary income rates.

Sale, Exchange or Retirement of Common Stock

For U.S. federal income tax purposes, a U.S. Holder will recognize taxable gain or loss on a sale, exchange or retirement of shares of our common stock received pursuant to the Exchange, in an amount equal to the difference between the amount realized for the shares of common stock and the U.S. Holder’s tax basis in the shares. Such gain or loss generally will be capital gain or loss. Capital gains and losses will be long-term if the U.S. Holder’s holding period was more than one year. Long-term capital gains of non-corporate U.S. Holders are taxed at reduced capital gain rates. In the case of U.S. Holders who are individuals, estates or trusts, long-term capital gains are taxed at a maximum U.S. federal income tax rate of 15% during taxable years beginning on or before December 31, 2012 . In the case of corporate U.S. Holders, net capital gain is taxed at the same U.S. federal income tax rate as ordinary income, with a maximum rate of 35%. The deductibility of capital losses is subject to limitations.

Information Reporting and Backup Withholding

Amounts received in the Exchange will be reported to the IRS as and when required under applicable Treasury Regulations. Further, information reporting requirements will apply to dividends received on shares of our common stock, certain payments of principal, premium, if any, redemption price, if any, OID, if any, interest and other amounts paid on the New Notes, proceeds from sales or other dispositions of shares of common stock, and proceeds from sales or other dispositions of the New Notes. Backup withholding, currently at a rate of 28%, will apply to reportable payments to a U.S. Holder that fails to certify its taxpayer identification number or otherwise fails to comply with applicable certification requirements. Certain U.S. Holders (including, among others, certain tax-exempt organizations) are not subject to information reporting and backup withholding. Any amounts withheld under the backup withholding rules generally will be allowed as a refund or a credit against the U.S. Holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Federal Income Tax Consequences to Tendering Non-U.S. Holders if No Cash Payments are Made in Exchange

This section applies to Non-U.S. Holders, as defined above in “U.S. Holders.” Such Non-U.S. Holders should consult their tax advisors regarding the U.S. federal income tax consequences of the Exchange.

Consequences of the Exchange

A Non-U.S. Holder generally will not be subject to U.S. federal income tax on any gain recognized on the Exchange (as determined above under “Federal Income Tax Consequences to Tendering U.S. Holders if No Cash Payments are Made in Exchange—Consequences of the Exchange” and “—Classification of Old Notes as Securities”), unless the gain is effectively connected with a U.S. trade or business or in the case of an individual Non-U.S. Holder, the Non U.S. Holder is present in the U.S. for 183 days or more in the taxable year of the Exchange and certain other requirements are met.

If gain on the Exchange is effectively connected with the conduct by a Non-U.S. Holder of a trade or business within the United States (and, if an income tax treaty with the United States so requires, is attributable to a U.S. permanent establishment of the Non-U.S. Holder), the Non-U.S. Holder will be subject to U.S. federal income tax on a net income basis at applicable U.S. individual or corporate tax rates in the same manner as a U.S. Holder. In addition, corporate Non-U.S. Holders may be subject to an additional 30% branch profits tax (or the lower rate provided by an applicable income tax treaty) on the “dividend equivalent amount” of effectively connected earnings and profits. If gain on the Exchange is taxable because the Non-U.S. Holder is an individual present in the U.S. for 183 days or more in the taxable year of the Exchange and certain other requirements are met, the gain on the Exchange will be subject to a flat 30% U.S. federal income tax, which may be offset by certain U.S.-source capital losses. If a Non-U.S. Holder is eligible for the benefits of an income tax treaty between the United States and its country of residence, any such gain will be subject to U.S. federal income tax in the manner specified by the treaty.

Gain recognized on the Exchange might not include amounts received in respect of accrued but unpaid interest not previously included in income. Such amounts may be subject to the rules regarding interest described below in “Federal Income Tax Consequences to Tendering Non-U.S. Holders if No Cash Payments are Made in Exchange—Ownership and Disposition of Common Stock and New Notes Received in the Exchange—Payment of Interest.”

Ownership and Disposition of Common Stock and New Notes Received in the Exchange,

Dividends on Common Stock

Subject to the discussion of backup withholding below, dividends on shares of our common stock paid to Non-U.S. Holders generally will be subject to a U.S. federal withholding tax at a 30% rate (or such other rate as is provided by an applicable income tax treaty). Generally, the entire amount of a distribution on shares of our common stock will be subject to withholding even if some or all of the distribution does not constitute a dividend. We may elect to withhold only on the portion of the distribution that is a dividend. A Non-U.S. Holder may obtain a refund or credit for amounts withheld on the non-dividend portion of a distribution on shares of our common stock, provided applicable IRS procedures are followed.

Except to the extent otherwise provided under an applicable income tax treaty, a Non-U.S. Holder generally will be taxed in the same manner as a U.S. Holder on dividends that are effectively connected with the conduct of a trade or business in the U.S. by the Non-U.S. Holder (and, if required by an income tax treaty, are attributable to a U.S. permanent establishment of the Non-U.S. Holder). If the Non-U.S. Holder is a foreign corporation, it may also be subject to a U.S. branch profits tax on the “dividend equivalent amount” of its effectively connected earnings and profits at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty).

In order to claim the benefit of a U.S. income tax treaty or to claim exemption from withholding because dividends paid to a Non-U.S. Holder are effectively connected with the conduct of a trade or business in the U.S. by the Non-U.S. Holder, such Non-U.S. Holder must provide us or our agent with a properly executed IRS Form W-8BEN for treaty benefits or Form W-8ECI for effectively connected income prior to payment the dividends that otherwise would be subject to withholding.

Payment of Interest

Generally, payments of interest (including for this purpose OID) to a Non-U.S. Holder are subject to U.S. federal withholding tax at a 30% rate (or such lower rate as is specified by an applicable income tax treaty) unless the interest is effectively connected with a U.S. trade or business (and, if an income tax treaty with the United States so requires, is attributable to a U.S. permanent establishment of the Non-U.S. Holder), in which case it is subject to U.S. net income tax or unless the “portfolio interest” exemption applies. Payments of interest that qualify for the “portfolio interest”

exemption will not be subject to U.S. federal withholding tax. Interest paid on the New Notes will qualify for the portfolio interest exemption if:

1. the interest is not effectively connected with the conduct of a trade or business within the United States by the Non-U.S. Holder;

2. the Non-U.S. Holder does not actually or constructively own 10% or more of the total voting power of all classes of our stock entitled to vote;

3. the Non-U.S. Holder, under penalty of perjury, certifies to us, or our agent that it is not a U.S. person and provides its name, address and taxpayer identification number, if applicable, on IRS Form W-8BEN, or otherwise satisfies the applicable identification requirements;

4. the Non-U.S. Holder is not a controlled foreign corporation that is related to us through stock ownership; and

5. the Non-U.S. Holder is not a bank receiving interest pursuant to a loan agreement entered into in the ordinary course of its trade or business.

A Non-U.S. Holder that is not exempt from tax under the portfolio interest rules will be subject to U.S. federal income tax withholding at a rate of 30% on payments of interest, unless the Non-U.S. Holder delivers to us or our agent a properly executed (1) IRS Form W-8BEN claiming an exemption from or reduction in withholding under an applicable U.S. income tax treaty or (2) IRS Form W-8ECI stating that interest paid on the New Notes is not subject to withholding tax because it is effectively connected with the conduct of a U.S. trade or business. If the interest is effectively connected with the conduct of a U.S. trade or business by a Non-U.S. Holder (and, if required by an income tax treaty, is attributable to a U.S. permanent establishment of the Non-U.S. Holder), the Non-U.S. Holder generally will be taxed in the same manner as a U.S. Holder on such interest. If the Non-U.S. Holder is a foreign corporation, it may also be subject to U.S. branch profits tax on the “dividend equivalent amount” of its effectively connected earnings and profits at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty). Non-U.S. Holders should consult their tax advisors regarding the applicability of an income tax treaty.

Gain on Disposition of Common Stock and New Notes

A Non-U.S. Holder generally will not be subject to U.S. federal income tax or withholding tax on the sale, exchange, redemption, retirement or other taxable disposition of shares of our common stock or the New Notes, unless:

1. in the case of an individual Non-U.S. Holder, the Non U.S. Holder is present in the U.S. for 183 days or more in the taxable year of the sale, exchange, redemption, retirement or other taxable disposition and certain other requirements are met;

2. the gain is effectively connected with the conduct of a U.S. trade or business of the Non-U.S. Holder; or

3. solely in the case of shares of our common stock, the Non-U.S. Holder holds (or has held, during the shorter of the five-year period prior to the sale and the Non-U.S. Holder’s ownership period) shares of our common stock, and we are (or have been during such period) a “U.S. real property holding corporation” (“USRPHC”) for U.S. federal income tax purposes.

We believe that we likely are currently, and will be in the future, a USRPHC for U.S. federal income tax purposes. However, as a general matter, as long as shares of our common stock are regularly traded on an established securities market, we will not be treated as a United States real property interest with respect to any Non-U.S. Holder that held no more than 5% of such regularly traded common stock during the relevant testing period. There can be no assurances that shares of our common stock will be treated as regularly traded on an established securities market for these purposes. If we are a USRPHC and the foregoing exception does not apply, among other things, a purchaser may be required to withhold 10% of the proceeds payable to a Non-U.S. Holder from the sale, exchange, retirement or other taxable disposition of shares of our common stock, and the Non-U.S. Holder generally will be taxed as if such gain is effectively connected with the conduct of a U.S. trade or business of the Non-U.S. Holder as described in the following paragraph.

Gain described in item 1 above and not described in item 2 above will be subject to a flat 30% U.S. federal income tax, which may be offset by certain U.S.-source capital losses. Unless an applicable income tax treaty provides otherwise, gain described in item 2 above will be subject to the U.S. federal income tax imposed on net income on the same basis that applies to U.S. Holders generally but will generally not be subject to withholding. Corporate Non-U.S. Holders also may be subject to a branch profits tax on such gain. Non-U.S. Holders are urged to consult any potentially applicable income tax treaties that may provide for different rules.

Gain on a disposition of New Notes will not include amounts received in respect of accrued but unpaid interest not previously included in income. Such amounts are subject to the rules regarding interest described above in “Federal Income Tax Consequences to Tendering Non-U.S. Holders if No Cash Payments are Made in Exchange—Ownership and Disposition of Common Stock and New Notes Received in the Exchange—Payment of Interest.”

Non-U.S. Holders should consult their tax advisors as the applicability of an income tax treaty and whether such treaty provides rules different than those discussed above.

Backup Withholding and Information Reporting

Backup withholding generally will not apply to distributions or deemed distributions to a Non-U.S. Holder with respect to shares of our common stock or to interest payments made to a Non-U.S. Holder in respect of the New Notes, if such Non-U.S. Holder furnishes us or our paying agent with appropriate documentation of such Non-U.S. Holder’s non-U.S. status (generally on IRS Form IRS W-8BEN). Certain information reporting, however, will apply with respect to interest and dividend payments, even if such certification is provided.

The payment of proceeds to a Non-U.S. Holder from the Exchange, a disposition of a share of our common stock or a disposition of a New Note to or through the U.S. office of any broker, domestic or foreign, will be subject to information reporting and possible backup withholding unless the Non-U.S. Holder certifies as to its non-U.S. status under penalties of perjury.

Any amounts withheld under the backup withholding rules from a payment to a Non-U.S. Holder will be allowed as a refund or a credit against such Non-U.S. Holder’s U.S. federal income tax liability, provided that the requisite IRS procedures are followed.

Additional Federal Income Tax Withholding Rules

Additional U.S. federal income tax withholding rules apply to certain payments made to foreign financial institutions and certain other non-U.S. entities. A withholding tax of 30% would apply to the following payments to certain foreign entities unless various information reporting requirements are satisfied: (i) dividends on shares of our common stock paid after December 31, 2013, and (ii) the gross proceeds of a disposition of shares of our common stock paid after December 31, 2014. For these purposes, a foreign financial institution generally is defined as any non-U.S. entity that (i) accepts deposits in the ordinary course of a banking or similar business, (ii) as a substantial portion of its business, holds financial assets for the account of others, or (iii) is engaged or holds itself out as being engaged primarily in the business of investing, reinvesting, or trading in securities, partnership interests, commodities, or any interest in such assets. Old Noteholders are urged to consult their tax advisors regarding the implications of these rules with respect to shares in our common stock as well as the status of any related federal regulations.

Federal Income Tax Consequences to the Company if No Cash Payments are Made in Exchange

Cancellation of Debt Income

We will have cancellation of debt (“COD”) income if we consummate the Exchange and the sum of the fair market value of the shares of our common stock and the issue price of the New Notes issued in exchange for the Old Notes is less than the adjusted issue price of the Old Notes. It is possible that, as a result of the Exchange, we will have substantial COD income.

Limitations on Use of Losses

We have substantial tax loss carryforwards and other favorable tax attributes for U.S. federal income tax purposes. As a result of prior changes of ownership of our stock, our ability to use most of our tax loss carryforwards and other favorable tax attributes is limited under Section 382 of the Code. In general, a Section 382 ownership change occurs if the percentage of the value of our stock owned by one or more 5% shareholders (as specially defined for Section 382 purposes to include certain groupings of less-than-5% shareholders) has increased (referred to as an “owner shift”) by more than 50 percentage points during the applicable testing period, which is generally the shorter of a rolling three-year period or the period that has elapsed since the last ownership change. Another Section 382 ownership change will occur as a result of our issuance of shares in the Exchange.

An ownership change will result in an annual limitation on the amount of our pre-ownership change tax loss carryforwards and other favorable tax attributes that may be utilized to offset our future taxable income. This annual limitation is generally equal to the value of our stock immediately before the ownership change (with certain adjustments) multiplied by the applicable federal rate for Section 382 purposes for the month in which the ownership change occurs (for example, the applicable federal rate is 3.77% for ownership changes occurring in November 2011). Any portion of the annual limitation that is not used in a particular year may be carried forward and used in subsequent years.

If we have a net unrealized built-in gain in our assets at the time of the ownership change, the annual limitation will be increased by certain built-in income and gains recognized (or treated as recognized) during the five years following the ownership change (up to the total amount of built-in income and gain that exists at the time of the ownership change). We will have a net unrealized built-in gain if, at the time of the ownership change, the built-in gain in our assets (i.e., asset value in excess of tax basis) and net built-in income (i.e., income which is economically accrued but not yet taken into account for tax purposes) exceeds the built-in loss in our assets and our built-in deductions by more than $10 million. In that case, built-in gain and built-in income recognized (or treated as recognized) during the five years following the ownership change would increase the annual limitation and therefore the amount of our tax losses that could be used following the ownership change. Under one of the two available methods for determining built-in income, our built-in income would include the amount by which our tax depreciation and amortization expense during the five-year period is less than it would be if our assets had a tax basis on the date of the ownership change equal to their fair market value at such time. Under this method, built-in income also would include COD income, but only to the extent the COD income was economically accrued at the time of the ownership change. Furthermore, to increase the limitation on the amount of our pre-ownership change tax losses that could be used following an ownership change, the built-in COD income would have to be recognized during the five year period.

Alternative Minimum Tax

In general, AMT is imposed to the extent 20% of alternative minimum taxable income (“AMTI”) exceeds regular federal income tax. Certain tax deductions and other beneficial allowances are modified or eliminated in computing AMTI. One such modification is a limitation imposed on the use of net operating losses for AMT purposes. Specifically, no more than 90% of AMTI can be offset with net operating losses (as recomputed for AMT purposes). Therefore, AMT will be owed in years in which we have positive AMTI for the year, even if all of our regular taxable income is offset with net operating losses. In such case, our AMTI (before reduction by AMT net operating losses) will be taxed at a 2% effective federal tax rate (i.e., 10% of AMTI that cannot be offset with net operating losses multiplied by 20% AMT rate).

Federal Income Tax Consequences to Tendering U.S. Holders if Cash Payments are Made in Exchange Instead of Issuance of New Notes

The following discussion is applicable if we make cash payments to Old Noteholders instead of issuing New Notes in the Exchange.

Classification of Old Notes as Securities

The U.S. federal income tax consequences to U.S. Holders who exchange their Old Notes for shares of our common stock and cash will depend upon whether the Old Notes constitute “securities” for U.S. federal income tax purposes.

The term “security” is not defined in the Code or applicable Treasury Regulations. Judicial decisions have held that the determination of whether a particular debt constitutes a “security” is based on an overall evaluation of the nature of the original debt. One of the most significant factors is the term of the original debt. In general, debt obligations issued with a weighted average maturity at issuance of five years or less do not constitute securities, whereas debt obligations with a weighted average maturity at issuance of ten years or more do constitute securities. The Old Notes have an original maturity of slightly greater than five years.

If the Old Notes are securities for U.S. federal income tax purposes, the Exchange should be treated as a recapitalization. If the Exchange is treated as a recapitalization, a U.S. Holder will recognize gain, if any, equal to the lesser of (a) the amount of cash received and (b) the amount, if any, by which the sum of the amount of cash received and the fair market value of (as of the effective time of the Exchange) shares of our common stock received, that is not allocable to accrued but unpaid interest, exceeds the Holder’s adjusted tax basis in the Old Notes exchanged in the Exchange other than any tax basis attributable to accrued but unpaid interest. If a U.S. Holder’s tax basis in the Old Notes exceeds the sum of the amount of cash received and the fair market value of shares of our common stock received in exchange for the Old Notes, such a U.S. Holder will not recognize loss.

Although the status of the Old Notes as securities is not certain, the remainder of this discussion assumes that the Old Notes do not constitute securities. Holders of Old Notes should consult their own tax advisor regarding whether the Old Notes are securities for U.S. federal income tax purposes.

Consequences of the Exchange

A U.S. Holder generally will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between (i) the sum of the fair market value of shares of our common stock and the amount of cash received by the U.S. Holder in the Exchange that is not allocable to accrued and unpaid interest and (ii) the U.S. Holder’s adjusted tax basis in the Old Notes being exchanged other than any tax basis attributable to accrued but unpaid interest. The U.S. Holder’s tax basis in the shares of our common stock will be equal to their fair market value on the date of the Exchange and the holding period for the shares of our common stock will begin the day after the Exchange. Subject to the market discount rules discussed below under “Federal Income Tax Consequences to Tendering U.S. Holders if Cash Payments are Made in Exchange Instead of Issuance of New Notes—Market Discount,” gain or loss recognized on the Exchange will be capital gain or loss and will be long-term capital gain or loss if the Old Notes have been held for more than one year at the time of the Exchange. Any amounts attributable to accrued but unpaid interest on the Old Notes may be taxable as interest if such interest has not previously been included in income. In the case of U.S. Holders who are individuals, estates or trusts, long-term capital gains are currently taxed at a maximum U.S. federal income tax rate of 15%. In the case of corporate U.S. Holders, net capital gain is currently taxed at the same U.S. federal income tax rate as ordinary income, with a maximum rate of 35%. The deductibility of capital losses is subject to limitations.

Issue Price of Old Notes

The “issue price” of the Old Notes—i.e., the first price at which a substantial amount of the Old Notes were initially sold (other than to an underwriter, placement agent or wholesaler)—was $1,000.00 per $1,000 initial principal amount.

Market Discount

A U.S. Holder may have “market discount” with respect to an Old Note. A U.S. Holder that purchased an Old Note at a purchase price that was less than the stated redemption price at maturity of the Old Note by more than a de minimis amount will be considered to have “market discount” with respect to the Old Note. The “issue price” of each of the Old Notes is determined as discussed above under “Federal Income Tax Consequences to Tendering U.S. Holders if Cash Payments are Made in Exchange Instead of Issuance of New Notes—Issue Price of Old Notes.” Under the market discount rules of the Code, gain realized by a U.S. Holder on disposition or retirement of a note is generally treated as ordinary income to the extent of the accrued market discount on the note (the “Gain Recharacterization Rule”). Unless a U.S. Holder has elected to accrue market discount using a constant-interest method, accrued market discount is the total market discount multiplied by a fraction, the numerator of which is the number of days the U.S. Holder has held the note and the denominator of which is the number of days from the date the U.S. Holder acquired the note until its maturity. Under the market discount rules, any gain recognized by a U.S. Holder in the Exchange is treated as ordinary income to the extent of the accrued market discount on the Old Note.

A U.S. Holder may be required to defer interest deductions for the taxable year on debt incurred or continued to acquire or carry a note that has market discount, up to the amount of market discount accrued on the note during such year (the “Interest Deferral Rule”). Interest deferred under this rule is, in general, allowed as a deduction not later than the taxable year in which the U.S. Holder disposes of the note. If the U.S. Holder elects to include market discount in income currently as it accrues on all market discount instruments acquired in that taxable year and thereafter, the Gain Recharacterization Rule and the Interest Deferral Rule described above will not apply. Such an election, once made, may not be revoked without the consent of the IRS.

Ownership and Disposition of Common Stock

Distributions on Common Stock

Distributions to U.S. Holders of shares of our common stock (including distributions of redemption or sale proceeds that are treated under Section 302 or Section 304 of the Code as a dividend distribution rather than as payment for the shares of common stock) will be treated as dividend income to the extent paid out of current or accumulated earnings and profits, as determined under U.S. federal income tax principles, and then will be treated as a tax-free return of capital to the extent of the U.S. Holder’s tax basis in the shares of common stock and then as gain from the sale or exchange of the shares of common stock, as described below. If the U.S. Holder is a corporation, a

Dividends to non-corporate U.S. Holders during taxable years beginning on or before December 31, 2012 will be taxed at a maximum rate of 15%, provided the U.S. Holder held the stock for more than 60 days during the 121-day period beginning 60 days before the ex-dividend date and certain other requirements are met. Dividends to non-corporate U.S. Holders in taxable years beginning after December 31, 2012 will be subject to tax at ordinary income rates.

Sale, Exchange or Retirement of Common Stock

For U.S. federal income tax purposes, a U.S. Holder will recognize taxable gain or loss on a sale, exchange or retirement of shares of our common stock received pursuant to the Exchange, in an amount equal to the difference between the amount realized for the shares of common stock and the U.S. Holder’s tax basis in the shares. Such gain or loss generally will be capital gain or loss. Capital gains and losses will be long-term if the U.S. Holder’s holding period was more than one-year. Long-term capital gains of non-corporate U.S. Holders are taxed at reduced capital gain rates. In the case of U.S. Holders who are individuals, estates or trusts, long-term capital gains are taxed at a maximum U.S. federal income tax rate of 15% during taxable years beginning on or before December 31, 2012. In the case of corporate U.S. Holders, net capital gain is taxed at the same U.S. federal income tax rate as ordinary income, with a maximum rate of 35%. The deductibility of capital losses is subject to limitations.

Information Reporting and Backup Withholding

Amounts received in the Exchange will be reported to the IRS as and when required under applicable Treasury Regulations. Further, information reporting requirements will apply to dividends received on shares of our common stock and proceeds from sales or other dispositions of shares of common stock. Backup withholding, currently at a rate of 28%, will apply to reportable payments to a U.S. Holder that fails to certify its taxpayer identification number or otherwise fails to comply with applicable certification requirements. Certain U.S. Holders (including, among others, certain tax-exempt organizations) are not subject to information reporting and backup withholding. Any amounts withheld under the backup withholding rules generally will be allowed as a refund or a credit against the U.S. Holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Federal Income Tax Consequences to Tendering Non-U.S. Holders if Cash Payments are Made in Exchange Instead of Issuance of New Notes

This section applies to Non-U.S. Holders, as defined above in “U.S. Holders.” Such Non-U.S. Holders should consult their tax advisors regarding the U.S. federal income tax consequences of the Exchange.

Consequences of the Exchange

A Non-U.S. Holder generally will not be subject to U.S. federal income tax on any gain recognized on the Exchange (as determined above under “Federal Income Tax Consequences to Tendering U.S. Holders if Cash Payments are Made in Exchange Instead of Issuance of New Notes—Consequences of the Exchange” and “—Classification of Old Notes as Securities”), unless the gain is effectively connected with a U.S. trade or business or in the case of an individual Non-U.S. Holder, the Non U.S. Holder is present in the U.S. for 183 days or more in the taxable year of the Exchange and certain other requirements are met.

If gain on the Exchange is effectively connected with the conduct by a Non-U.S. Holder of a trade or business within the United States (and, if an income tax treaty with the United States so requires, is attributable to a U.S. permanent establishment of the Non-U.S. Holder), the Non-U.S. Holder will be subject to U.S. federal income tax on a net income basis at applicable U.S. individual or corporate tax rates in the same manner as a U.S. Holder. In addition, corporate Non-U.S. Holders may be subject to an additional 30% branch profits tax (or the lower rate provided by an applicable income tax treaty) on the “dividend equivalent amount” of effectively connected earnings and profits. If gain on the Exchange is taxable because the Non-U.S. Holder is an individual present in the U.S. for 183 days or more in the taxable year of the Exchange and certain other requirements are met, the gain on the Exchange will be subject to a flat 30% U.S. federal income tax, which may be offset by certain U.S.-source capital losses. If a Non-U.S. Holder is eligible for the benefits of an income tax treaty between the United States and its country of residence, any such gain will be subject to U.S. federal income tax in the manner specified by the treaty.

Gain recognized on the Exchange might not include amounts received in respect of accrued but unpaid interest not previously included in income. Such amounts may be subject to the rules regarding interest described above in

“Federal Income Tax Consequences to Tendering Non-U.S. Holders if No Cash Payments are Made in Exchange—Ownership and Disposition of Common Stock and New Notes Received in the Exchange—Payment of Interest.”

Ownership and Disposition of Common Stock Received in the Exchange

Dividends on Common Stock

Subject to the discussion of backup withholding below, dividends on shares of our common stock paid to Non-U.S. Holders generally will be subject to a U.S. federal withholding tax at a 30% rate (or such other rate as is provided by an applicable income tax treaty). Generally, the entire amount of a distribution on shares of our common stock will be subject to withholding even if some or all of the distribution does not constitute a dividend. We may elect to withhold only on the portion of the distribution that is a dividend. A Non-U.S. Holder may obtain a refund or credit for amounts withheld on the non-dividend portion of a distribution on shares of our common stock, provided applicable IRS procedures are followed.

Except to the extent otherwise provided under an applicable income tax treaty, a Non-U.S. Holder generally will be taxed in the same manner as a U.S. Holder on dividends that are effectively connected with the conduct of a trade or business in the U.S. by the Non-U.S. Holder (and, if required by an income tax treaty, are attributable to a U.S. permanent establishment of the Non-U.S. Holder). If the Non-U.S. Holder is a foreign corporation, it may also be subject to a U.S. branch profits tax on the “dividend equivalent amount” of its effectively connected earnings and profits at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty).

In order to claim the benefit of a U.S. income tax treaty or to claim exemption from withholding because dividends paid to a Non-U.S. Holder are effectively connected with the conduct of a trade or business in the U.S. by the Non-U.S. Holder, such Non-U.S. Holder must provide us or our agent with a properly executed IRS Form W-8BEN for treaty benefits or Form W-8ECI for effectively connected income prior to payment the dividends that otherwise would be subject to withholding.

Gain on Disposition of Common Stock

A Non-U.S. Holder generally will not be subject to U.S. federal income tax or withholding tax on the sale, exchange, retirement or other taxable disposition of shares of our common stock, unless:

1. in the case of an individual Non-U.S. Holder, the Non U.S. Holder is present in the U.S. for 183 days or more in the taxable year of the sale, exchange, redemption, retirement or other taxable disposition and certain other requirements are met;

2. the gain is effectively connected with the conduct of a U.S. trade or business of the Non-U.S. Holder; or

3. the Non-U.S. Holder holds (or has held, during the shorter of the five-year period prior to the sale and the Non-U.S. Holder’s ownership period) shares of our common stock, and we are (or have been during such period) a “U.S. real property holding corporation” for U.S. federal income tax purposes.

We believe that we likely are currently, and will be in the future, a USRPHC for U.S. federal income tax purposes. However, as a general matter, as long as shares of our common stock are regularly traded on an established securities market, we will not be treated as a United States real property interest with respect to any Non-U.S. Holder that held no more than 5% of such regularly traded common stock during the relevant testing period. There can be no assurances that shares of our common stock will be treated as regularly traded on an established securities market for these purposes. If we are a USRPHC and the foregoing exception does not apply, among other things, a purchaser may be required to withhold 10% of the proceeds payable to a Non-U.S. Holder from the sale, exchange, retirement or other taxable disposition of shares of our common stock or the New Notes, and the Non-U.S. Holder generally will be taxed as if such gain is effectively connected with the conduct of a U.S. trade or business of the Non-U.S. Holder as described in the following paragraph.

Gain described in item 1 above and not described in item 2 above will be subject to a flat 30% U.S. federal income tax, which may be offset by certain U.S.-source capital losses. Unless an applicable income tax treaty provides otherwise, gain described in item 2 above will be subject to the U.S. federal income tax imposed on net income on the same basis that applies to U.S. Holders generally but will generally not be subject to withholding. Corporate Non-U.S.

Holders also may be subject to a branch profits tax on such gain. Non-U.S. Holders are urged to consult any potentially applicable income tax treaties that may provide for different rules.

Non-U.S. Holders should consult their tax advisors as the applicability of an income tax treaty and whether such treaty provides rules different than those discussed above.

Backup Withholding and Information Reporting

Backup withholding generally will not apply to distributions or deemed distributions to a Non-U.S. Holder with respect to shares of our common stock, if such Non-U.S. Holder furnishes us or our paying agent with appropriate documentation of such Non-U.S. Holder’s non-U.S. status (generally on IRS Form IRS W-8BEN). Certain information reporting, however, will apply with respect to interest and dividend payments, even if such certification is provided.

The payment of proceeds to a Non-U.S. Holder from the Exchange or a disposition of a share of our common stock to or through the U.S. office of any broker, domestic or foreign, will be subject to information reporting and possible backup withholding unless the Non-U.S. Holder certifies as to its non-U.S. status under penalties of perjury.

Any amounts withheld under the backup withholding rules from a payment to a Non-U.S. Holder will be allowed as a refund or a credit against such Non-U.S. Holder’s U.S. federal income tax liability, provided that the requisite IRS procedures are followed.

Additional Federal Income Tax Withholding Rules

Additional U.S. federal income tax withholding rules apply to certain payments made to foreign financial institutions and certain other non-U.S. entities. A withholding tax of 30% would apply to the following payments to certain foreign entities unless various information reporting requirements are satisfied: (i) dividends on shares of our common stock paid after December 31, 2013, and (ii) the gross proceeds of a disposition of shares of our common stock paid after December 31, 2014. For these purposes, a foreign financial institution generally is defined as any non-U.S. entity that (i) accepts deposits in the ordinary course of a banking or similar business, (ii) as a substantial portion of its business, holds financial assets for the account of others, or (iii) is engaged or holds itself out as being engaged primarily in the business of investing, reinvesting, or trading in securities, partnership interests, commodities, or any interest in such assets. Old Noteholders are urged to consult their tax advisors regarding the implications of these rules with respect to shares in our common stock as well as the status of any related federal regulations.

Federal Income Tax Consequences to the Company if Cash Payments are Made in Exchange Instead of Issuance of New Notes

Cancellation of Debt Income

We will have cancellation of debt (“COD”) income if we consummate the Exchange and the sum of the fair market value of the shares of our common stock and the amount of cash issued in exchange for the Old Notes is less than the adjusted issue price of the Old Notes. It is possible that, as a result of the Exchange, we will have substantial COD income.

Limitations on Use of Losses

We have substantial tax loss carryforwards and other favorable tax attributes for U.S. federal income tax purposes. As a result of prior changes of ownership of our stock, our ability to use most of our tax loss carryforwards and other favorable tax attributes is limited under Section 382 of the Code. In general, a Section 382 ownership change occurs if the percentage of the value of our stock owned by one or more 5% shareholders (as specially defined for Section 382 purposes to include certain groupings of less-than-5% shareholders) has increased (referred to as an “owner shift”) by more than 50 percentage points during the applicable testing period, which is generally the shorter of a rolling three-year period or the period that has elapsed since the last ownership change. Another Section 382 ownership change will occur as a result of our issuance of shares in the Exchange.

An ownership change will result in an annual limitation on the amount of our pre-ownership change tax loss carryforwards and other favorable tax attributes that may be utilized to offset our future taxable income. This annual limitation is generally equal to the value of our stock immediately before the ownership change (with certain adjustments) multiplied by the applicable federal rate for Section 382 purposes for the month in which the ownership change occurs (for example, the applicable federal rate is 3.77% for ownership changes occurring in November 2011).

Any portion of the annual limitation that is not used in a particular year may be carried forward and used in subsequent years.

If we have a net unrealized built-in gain in our assets at the time of the ownership change, the annual limitation will be increased by certain built-in income and gains recognized (or treated as recognized) during the five years following the ownership change (up to the total amount of built-in income and gain that exists at the time of the ownership change). We will have a net unrealized built-in gain if, at the time of the ownership change, the built-in gain in our assets (i.e., asset value in excess of tax basis) and net built-in income (i.e., income which is economically accrued but not yet taken into account for tax purposes) exceeds the built-in loss in our assets and our built-in deductions by more than $10 million. In that case, built-in gain and built-in income recognized (or treated as recognized) during the five years following the ownership change would increase the annual limitation and therefore the amount of our tax losses that could be used following the ownership change. Under one of the two available methods for determining built-in income, our built-in income would include the amount by which our tax depreciation and amortization expense during the five-year period is less than it would be if our assets had a tax basis on the date of the ownership change equal to their fair market value at such time. Under this method, built-in income also would include COD income, but only to the extent the COD income was economically accrued at the time of the ownership change. Furthermore, to increase the limitation on the amount of our pre-ownership change tax losses that could be used following an ownership change, the built-in COD income would have to be recognized during the five year period.

Alternative Minimum Tax

In general, AMT is imposed to the extent 20% of alternative minimum taxable income (“AMTI”) exceeds regular federal income tax. Certain tax deductions and other beneficial allowances are modified or eliminated in computing AMTI. One such modification is a limitation imposed on the use of net operating losses for AMT purposes. Specifically, no more than 90% of AMTI can be offset with net operating losses (as recomputed for AMT purposes). Therefore, AMT will be owed in years in which we have positive AMTI for the year, even if all of our regular taxable income is offset with net operating losses. In such case, our AMTI (before reduction by AMT net operating losses) will be taxed at a 2% effective federal tax rate (i.e., 10% of AMTI that cannot be offset with net operating losses multiplied by 20% AMT rate).

Federal Income Tax Consequences to Non-Tendering Old Noteholders

U.S. Holders

Generally, the modification of a debt instrument will be treated, for U.S. federal income tax purposes, as a “deemed” exchange of an old debt instrument for a new debt instrument if such modification is “significant” as specially determined for U.S. federal income tax purposes. The determination whether a modification is “significant” is based on all the facts and circumstances. In the case of the adoption of the Proposed Amendments to the Indenture, although the issue is not free from doubt, we intend to take the position that the adoption of such amendments should not constitute a “significant modification” of the terms of the Old Notes for U.S. federal income tax purposes. In such case, a U.S. Holder who does not tender its Old Notes pursuant to the Offer should not recognize any gain or loss for U.S. federal income tax purposes as a result of the adoption of the Proposed Amendments, and such U.S. Holder should continue to have the same tax basis and holding period with respect to the Old Notes as it had before the adoption of the Proposed Amendments.

The law on this point, however, is unclear and the IRS could assert that the adoption of the Proposed Amendments constitutes a significant modification to the terms of the Old Notes. If such Proposed Amendments were treated as a significant modification of the terms of such Old Notes, a non-tendering U.S. Holder would be treated as having exchanged its “original” Old Notes for “modified” Old Notes for U.S. federal income tax purposes.

If both the “original” Old Notes and the corresponding “modified” Old Notes were treated as “securities” for U.S. federal income tax purposes, such exchange could be treated as a tax-free recapitalization, in which case such non-tendering U.S. Holder should not recognize any gain or loss, except that a non-tendering U.S. Holder may be required to recognize ordinary income equal to the accrued but unpaid interest not previously included in income on such “original” Old Notes.

If the deemed exchange were treated as a taxable transaction, the non-tendering U.S. Holder would recognize gain or, subject to the possible application of the wash sale rules, loss in an amount equal to the difference between the “issue price” of the “modified” Old Notes deemed to be received by such U.S. Holder that is not allocable to accrued and unpaid interest in the exchange and the U.S. Holder’s adjusted tax basis of the “original” Old Notes deemed to have been surrendered in the exchange other than any tax basis attributable to accrued but unpaid interest. Any such gain attributable to accrued but unrecognized market discount as discussed above under “Federal Income Tax Consequences to Tendering U.S. Holders if No Cash Payments are Made in Exchange—Market Discount” would be subject to tax as ordinary income, and any portion of the “modified” Old Notes attributable to accrued but unpaid interest not previously included in income may be subject to tax as ordinary income. The non-tendering U.S. Holder’s holding period in the “modified” Old Notes would begin the day after the deemed exchange and such non-tendering U.S. Holder’s basis in the “modified” Old Notes would equal the issue price thereof.

If a taxable exchange were deemed to occur, the “modified” Old Notes may be treated as issued with OID if their stated redemption price at maturity exceeds their issue price. The issue price of the “modified” Old Notes would be determined based on whether the “original” Old Notes or “modified” Old Notes are considered to be publicly traded under the applicable provisions of the Code and Treasury Regulations. If the “modified” Old Notes are considered to be “publicly traded” for these purposes, the issue price of the “modified” Old Notes will be the fair market value of the “modified” Old Notes determined as of the effective date of the deemed exchange. If the “modified” Old Notes are not considered to be “publicly traded” for these purposes but the “original” Old Notes are considered to be “publicly traded” for these purposes, the issue price of the “modified” Old Notes will be the fair market value of the “original” Old Notes determined as of the effective date of the deemed exchange. Except where it falls under a statutory de minimis rule, any OID would be required to be included in the income of the U.S. Holders of the “modified” Old Notes on a constant yield interest basis over the term of the “modified” Old Notes and in advance of cash payments attributable to such income.

Non-U.S. Holders

A Non-U.S. Holder who does not tender the Old Notes in the Exchange will be subject to the same rules as those discussed above with respect to non-tendering U.S. Holders for purposes of determining whether the Proposed Amendments give rise to a deemed exchange or a tax-free recapitalization. If the adoption of the Proposed Amendments constitutes a deemed exchange that does not qualify as a tax-free recapitalization, non-tendering Non-U.S. Holders may be treated as recognizing income or gain for U.S. federal income tax purposes as a result of the deemed exchange of their Old Notes. In such event, the discussion in “Federal Income Tax Consequences to Tendering Non-U.S. Holders if No Cash Payments are Made in Exchange—Consequences of the Exchange” and “Classification of Old Notes as Securities” above, generally applies to any gain or amounts received that are attributable to accrued but unpaid interest on an Old Note not previously included in income.

Treasury Circular 230 Disclosure—This disclosure is provided to comply with Treasury Circular 230. This written advice is not intended or written to be used, and cannot be used, by any person for the purpose of avoiding tax penalties that may be imposed on the person. This advice was written to support the promoting, marketing or recommending of the transaction(s) or matter(s) addressed by this written advice, and the taxpayer should seek advice based on the taxpayer’s particular circumstances from an independent tax advisor. No limitation has been imposed by counsel on disclosure of the tax treatment or tax structure of the transaction.

SECURITIES LAW MATTERS

This section discusses certain securities law matters that are raised by the Offer and the Plan of Reorganization. This section should not be considered applicable to all situations or to all Old Noteholders. Old Noteholders should consult their own legal counsel with respect to these and other issues.

The Offer

We are relying on Section 3(a)(9) of the Securities Act to exempt the Offer from the registration requirements of the Securities Act. Section 3(a)(9) provides that the registration requirements of the Securities Act will not apply to “any security exchanged by the issuer with its existing security holders exclusively where no commission or other remuneration is paid or given directly or indirectly for soliciting such exchange.” The Offer is also, pursuant to Section 18(b)(4)(C) of the Securities Act, exempt from state securities law requirements. Section 18(b)(4)(C) provides, among other things, that state securities laws will not apply to securities that are exempt from federal registration under Section 3(a)(9). We do not have any contract, arrangement, or understanding relating to, and will not, directly or indirectly, pay any commission or other remuneration to any broker, dealer, salesperson, agent, or any other person for soliciting votes to accept or reject the Offer. We have received assurances that no person will provide any information to Old Noteholders relating to the Offer other than to refer the Old Noteholders to the information contained in this Offering Memorandum and Disclosure Statement. In addition, no broker, dealer, salesperson, agent, or any other person, is engaged or authorized to express any statement, opinion, recommendation, or judgment with respect to the relative merits and risks of the Offer.

Issuance and Resale of the Common Stock, New Notes and New Preferred Stock

In the event that the conditions to the Offer are satisfied and we consummate the Offer, we will rely on Sections 3(a)(9) and 18(b)(4)(C) of the Securities Act to exempt the issuance of the common stock, New Preferred Stock and New Notes from federal and state registration requirements with respect to resale. The common stock, New Preferred Stock and New Notes issued in exchange for the Old Notes will not be restricted securities. Under current SEC interpretations, securities that are obtained in a Section 3(a)(9) exchange assume the same character (i.e. restricted or unrestricted) as the securities that have been surrendered. In this case, all of the Old Notes are unrestricted securities. The common stock, New Preferred Stock and New Notes issued in exchange for the Old Notes will therefore also be unrestricted and recipients who are not our “affiliates” (as such term is defined in Rule 144 under the Securities Act) will therefore be able to resell common stock, the New Notes and New Preferred Stock without registration. Recipients who are our affiliates may resell their common stock, New Notes and New Preferred Stock subject to the provisions of Rule 144, absent registration or another appropriate exemption.

We will enter into a registration rights agreement to register common stock issued in exchange for the Old Notes and upon conversion of the New Preferred Stock. Please read “Registration Rights.”

Issuance and Resale of the New Notes and New Common Interests Under the Plan of Reorganization

In the event that we complete a restructuring pursuant to the Plan of Reorganization under Chapter 11 of the Bankruptcy Code, we also will rely on Section 1145 of the Bankruptcy Code, to the extent it is applicable, to exempt the issuance of the New Notes and New Common Interests from the registration requirements of the Securities Act (and of any state securities or “blue sky” laws). Section 1145 exempts from registration the sale of a debtor’s securities under a Chapter 11 plan if such securities are offered or sold in exchange for a claim against, or equity interest in, or a claim for an administrative expense in a case concerning, such debtor. In reliance upon this exemption, the New Notes and New Common Interests generally will be exempt from the registration requirements of the Securities Act. Accordingly, recipients will be able to resell the New Notes and New Common Interests without registration under the Securities Act or other federal securities laws, unless the recipient is an “underwriter” with respect to such securities, within the meaning of Section 1145(b) of the Bankruptcy Code. Section 1145(b) of the Bankruptcy Code defines “underwriter” as one who (a) purchases a claim with a view to distribution of any security to be received in exchange for the claim, or (b) offers to sell securities issued under a plan for the holders of such securities, or (c) offers to buy securities issued under a plan from persons receiving such securities, if the offer to buy is made with a view to distribution, or (d) is an “issuer” of the relevant security, as such term is used in Section 2(11) of the Securities Act.

Notwithstanding the foregoing, statutory underwriters may be able to sell securities without registration pursuant to the resale limitations of Rule 144 under the Securities Act. Parties which believe they may be statutory underwriters as defined in Section 1145 of the Bankruptcy Code are advised to consult with their own counsel as to the availability of the exemption provided by Rule 144.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The consolidated financial statements of Dune Energy, Inc. and subsidiaries as of December 31, 2010 and 2009, and the related consolidated statements of operations, changes in stockholders’ equity (deficit), and cash flows for each of the three years in the period ended December 31, 2010, incorporated by reference into this prospectus, have been audited by Malone & Bailey PC, an independent registered public accounting firm, as stated in its report, incorporated by reference into this prospectus (which report expresses an unqualified opinion on the financial statements and includes an explanatory paragraph relating to the restatement of the proved properties impairment expense).

The information incorporated by reference into this prospectus regarding estimated quantities of proved reserves, the future net revenues from those reserves and their present value is based, in part, on estimates of the proved reserves and present values of proved reserves of the operating entities of Dune Energy, Inc. as of December 31, 2010 and prepared by or from estimates prepared by DeGolyer and MacNaughton, independent petroleum engineers. Summaries of the reports of DeGolyer and MacNaughton of these estimates filed as exhibits to certain documents have been incorporated by reference into this prospectus in reliance upon the authority of each of those firms as experts in these matters.

APPENDIX A

PROJECTIONS OF CERTAIN FINANCIAL DATA FOLLOWING CONSUMMATION

OF PLAN OF REORGANIZATION

The Company has prepared their projected operating and financial results on a consolidated basis for the period from January 1, 2012 to December 31, 2016 (the “Projections”). The Company has also a pro forma balance sheet of Reorganized Dune.

The financial projection information discussed herein includes certain statements that may be deemed to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.

The Projections were not prepared to comply with the guidelines for prospective financial statements published by the American Institute of Certified Public Accountants and the Rules and Regulations of the Securities and Exchange Commission. The Company’s independent accountants have neither examined nor compiled the Projections and accordingly do not express an opinion or any other form of assurance with respect to the Projections, assume no responsibility for the Projections and disclaim any association with the Projections. Results set forth in the financial projections should not be viewed as indicative of future results.

The Company believes that the Projections are based upon estimates and assumptions that are reasonable. The estimates and assumptions may not be realized, however, and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond the Company’s control. No representations can be or are made as to whether the actual results will be within the range set forth in the Projections. Therefore, although the Projections are necessarily presented with numerical specificity, the actual results of operations achieved during the projection period may vary from projected results. These variations may be material. Accordingly, no representation can be or is being made with respect to the accuracy of the Projections or the ability of the Reorganized Dune to achieve the Projections. Some assumptions inevitably will not materialize, and events and circumstances occurring subsequent to the date on which the Projections were prepared may be different from those assumed, or may be unanticipated, and therefore may affect financial results in a material and possibly adverse manner. The Projections, therefore. may not be relied upon as a guarantee or other assurance of the actual results that will occur. In deciding whether to vote to accept or reject the Plan of Reorganization, Holders of Class 3 Claims and Class 6 Interests must make their own determinations as to the reasonableness of such assumptions and the reliability of the Projections.

Unless otherwise defined herein, capitalized terms used herein have the meanings ascribed to them in the Plan of Reorganization.

Principal Assumptions for the Projections

I.	General

a. Methodology. The Projections are based upon the Debtors’ detailed operating budget for the period ending September 30, 2011, which was developed on a consolidating basis beginning at the subsidiary level. The projections for the fiscal years 2012 through 2016 were prepared on the same basis, but developed through additional analysis techniques using key assumptions and current exploration and production industry outlook.

b. Plan Consummation. The operating assumptions assume the Plan of Reorganization will be confirmed and consummated by January 1, 2012.

c. Macroeconomic and Industry Environment. The Projections reflect the current outlook on the oil and gas industry and take into account the estimated future drilling and operating costs and commodity prices across the projection period.

II.	Projected Income Statement

a. Net Production. Oil and natural gas production was determined using a June 30, 2011 Appraisal Report prepared by DeGolyer and Mac Naughton, Texas Registered Engineering Firm F-716, and certain in-house estimates for exploitation/exploration potential recovery. The production volume of the hydrocarbon reserves projected in the report is adjusted by management to reflect risk of recovery of economic quantities and to revise the amount and timing of future capital expenditures.

b. Prices. NYMEX strip pricing as of October 24, 2011. The strip prices were then amended for the average differentials (premiums and discounts) received by the Company for its oil and gas based on such factors as quality and transportation.

c. Lease Operating Expenses. Lease operating expenses and exploration expenses are forecast using anticipated well count, prior knowledge and extensive expertise with respect to operating these oil and gas fields.

d. Depr., Depl. & Amortization. DD&A expenses are amortized using the Unit-of-Production method, which amortizes capitalized costs over total proved reserves.

e. General & Admin. Expenses. General and administrative expenses are base on planned headcount and previous experience in operating the company. Immediate reductions will occur as restructuring legal and consulting expenses will no longer be necessary. Cash general and administrative costs are expected to increase annually.

f. Insurance. Forecasted expenses are consistent with recent costs and are escalated at a rate of 3% per annum beginning in 2011.

g. Taxes Other than Income. Assumed to be state taxes assessed for the production and development of oil and gas. Tax rates are consistent with historical levels.

h. Interest Expense. Interest expense is calculated on the basis of the proposed debt structure and anticipated working capital requirements over the forecast period.

i. Income Taxes. Income tax rate of 35%.

III.	Projected Statement of Cash Flows

a. Capital Additions. Capital Expenditures associated with exploitation and exploration projects, as well as general maintenance of wells, are forecasted by Company’s management.

b. P&A. Projections assume the Reorganized Debtors will properly and timely plug and abandon wells and facilities associated with the production of oil and gas as wells are decommissioned.

c. Abandonment Escrow. Cash is released from escrow accounts as P&A work is completed.

d. New Notes. Projections assume New Notes in the amount of $50 million are paid back using available cash over a five (5) year period, with principal payments beginning in 2012.

e. New Credit Facility. Projections assume the New Credit Facility in the amount of $40 million gets paid back at the end of 2016.

Dune Energy, Inc.

Projected Net Production, Prices and

Consolidated Income Statement

($ in thousands)

	Projected
	2012	2013	2014	2015	2016
Net Production
Oil (Mbbl)	611	767	959	1,082	1,163
Gas (Mmcf)	3,295	5,660	7,349	7,257	7,082
Equiv. (Mcfe)	6,962	10,262	13,105	13,752	14,060
Net Daily Production (Mcfe/d)	19,022	28,039	35,905	37,676	38,415
Pricing
NYMEX Strip Pricing
Oil ($/Bbl)	$90.63	$89.90	$89.07	$88.84	$88.90
Gas ($/Mmbtu)	$4.03	$4.58	$4.94	$5.22	$5.46
Average Differentials:
Oil ($/Bbl)	$1.48	$1.47	$1.49	$1.50	$1.50
Gas ($/Mmbtu)	$(0.03)	$(0.02)	$(0.03)	$(0.03)	$(0.03)
Average Realized Price
Oil ($/Bbl)	$92.10	$91.37	$90.56	$90.34	$90.40
Gas ($/Mmbtu)	$4.00	$4.56	$4.91	$5.19	$5.42
Income Statement
Revenues:
Oil	$56,295	$70,083	$86,877	$97,788	$105,131
Gas	13,170	25,825	36,102	37,673	38,407

Total Revenues	69,465	95,909	122,978	135,462	143,539
Costs and Expenses:
Lease Operating Expenses	23,244	33,729	42,054	43,799	44,499
Exploration Expenses	—	17,053	20,855	23,847	15,506
Depr., Depl. & Amortization	16,945	20,864	24,480	26,206	29,203
Accretion of ARO	1,318	1,318	1,318	1,318	1,318
General and Administrative	11,519	12,268	12,668	13,435	13,819

Total Costs and Expenses	53,025	85,232	101,374	108,604	104,343
Operating Income	$16,440	$10,677	$21,604	$26,857	$39,195
Net Interest Expense	$9,056	$8,370	$8,344	$6,118	$3,085
Other	113	105	105	105	162

Net Income before Taxes	$7,271	$2,202	$13,154	$20,634	$35,948
Income Taxes	2,545	1,128	4,247	7,222	15,949

Net Income	$4,726	$1,074	$8,908	$13,412	$19,999

Dune Energy, Inc.

Consolidated Statement of Cash Flows

($ in thousands)

	Projected
	2012	2013	2014	2015	2016
Statement of Cash Flows
Cash Flows from Operating Activities:
Net Income	$4,726	$1,074	$8,908	$13,412	$19,999
Depr., Depl., & Amortization	16,945	20,864	24,480	26,206	29,203
Stock Based Compensation	622	622	622	622	622
Deferred Income Tax Expense	2,545	1,128	4,247	7,222	15,076
Non Cash Interest Expense	5,822	5,253	5,280	3,523	1,541

	30,661	28,942	43,536	50,985	66,441
Working Capital Changes
Accounts Receivable	(813)	(3,729)	(2,231)	(365)	(17)
Prepaid & Other Assets	654	79	(23)	(65)	(111)
Accounts Payable	(619)	2,624	(450)	(1,249)	1,802
Accrued Expenses	2,868	195	139	278	139
ARO Accretion	1,318	1,318	1,318	1,318	1,318

Total Working Capital Changes	3,407	486	(1,247)	(84)	3,131

Cash Flows from Operating Activities	34,067	29,428	42,289	50,902	69,573

Cash Flows from Investing Activities
Capital Additions	(23,879)	(31,194)	(26,379)	(25,907)	(16,688)
Plugging and Abandonment	—	—	—	—	—
Other Capital Expenditures	(4)	(4)	(4)	(4)	(4)

Cash Used from Investing Activities	(23,883)	(31,198)	(26,382)	(25,910)	(16,692)

Cash Flows from Financing Activities:
New Notes	(12,500)	—	(12,500)	(25,000)	(21,419)
New Credit Facility	—	—	—	—	(40,000)
Other Borrowings (Repayment)	90	68	45	45	68

Cash Flows from Financing Activities	(12,410)	68	(12,455)	(24,955)	(61,352)

Net Increase (Decrease) in Cash	(2,225)	(1,703)	3,452	36	(8,471)

Beginning Cash Balance	18,431	16,206	14,503	17,955	17,992

Ending Cash Balance	$16,206	$14,503	$17,955	$17,992	$9,521

APPENDIX B

LIQUIDATION ANALYSIS

[TO COME]

B-1

APPENDIX C

PLAN OF REORGANIZATION

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UNITED STATES BANKRUPTCY COURT

FOR THE DISTRICT OF

IN RE:
§
DUNE ENERGY, INC.,	§	CASE NO. 11-[ ]
ET AL.,	§	Chapter 11
§
DEBTORS.	§	(JOINTLY ADMINISTERED

JOINT PLAN OF REORGANIZATION

OF DUNE ENERGY, INC. AND

CERTAIN OF ITS SUBSIDIARIES

UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

ANDREWS KURTH LLP

Jeffrey E. Spiers

Timothy A. Davidson II

Joseph P Rovira

600 Travis, Suite 4200

Houston, Texas 77002

Telephone: (713) 220-4200

Facsimile: (713) 220-4285

[    ]@andrewskurth.com

ATTORNEYS FOR THE DEBTORS

Dated:	Houston, Texas
[ ], 2011.

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TABLE OF CONTENTS

ARTICLE I DEFINITIONS, RULES OF INTERPRETATION, AND COMPUTATION OF TIME		1
1.01	Definitions	1
1.02	Scope of Definitions; Rules of Construction; Rules of Interpretation; Computation of Time.	12

ARTICLE II TREATMENT OF UNCLASSIFIED CLAIMS		13
2.01	Administrative Claims	13
2.02	DIP Facility Claims	13
2.03	Priority Tax Claims	13
2.04	Professional Fee Claims	13

ARTICLE III CLASSIFICATION AND TREATMENT OF CLAIMS AND EQUITY INTERESTS		14
3.01	Introduction	14
3.02	Summary of Classes	14
3.03	Treatment of Classified Claims and Equity Interests	15
3.04	Allowed Claims and Equity Interests	18
3.05	Postpetition Interest	18
3.06	Allocation	19
3.07	Special Provision Governing Unimpaired Claims	19
3.08	Controversy Concerning Impairment	19

ARTICLE IV MEANS FOR IMPLEMENTATION OF THIS PLAN		19
4.01	General Settlement of Claims and Interests	19
4.02	Reorganized Dune	19
4.03	Sources of Consideration for Plan Distributions	19
4.04	Continued Corporate Existence	20
4.05	Restructuring Transactions	21
4.06	Cancellation of Securities and Agreements	21
4.07	Corporate Action	22
4.08	Directors and Executive Officers	23
4.09	Management Incentive Plan	23
4.10	Compensation and Benefit Plans and Treatment of Retirement Plan	24
4.11	Revesting of Assets	24
4.12	Preservation of Rights of Action; Settlement of Litigation Claims	24
4.13	Effectuating Documents; Further Transactions	25
4.14	Exemption from Certain Transfer Taxes	25

ARTICLE V PROVISIONS GOVERNING DISTRIBUTIONS		26
5.01	Distributions for Claims and Equity Interests Allowed as of the Effective Date	26
5.02	Disbursing Agent	26
5.03	Surrender of Securities or Interests	26
5.04	Instructions to Disbursing Agent	27
5.05	Services of the Indenture Trustees	27

i

5.06	Record Date for Plan Distributions	27
5.07	Means of Cash Payment	27
5.08	Calculation of Distribution Amounts of New Dune Common Stock	27
5.09	Delivery of Distributions; Undeliverable or Unclaimed Distributions	28
5.10	Withholding and Reporting Requirements	28
5.11	Setoffs	28
5.12	Section 1145 Exemption	29

ARTICLE VI PROCEDURES FOR RESOLVING DISPUTED, CONTINGENT, AND UNLIQUIDATED CLAIMS		29
6.01	Procedures Regarding Claims	29

ARTICLE VII TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES		30
7.01	Assumed Contracts and Leases	30
7.02	Payments Related to Assumption of Contracts and Leases	31
7.03	Rejected Contracts and Leases	31
7.04	Claims Based upon Rejection of Executory Contracts or Unexpired Leases	31
7.05	Indemnification of Directors, Officers and Employees	32
7.06	Assumption of D&O Insurance	32

ARTICLE VIII ACCEPTANCE OR REJECTION OF THIS PLAN		32
8.01	Classes Entitled to Vote	32
8.02	Acceptance by Impaired Classes	33
8.03	Elimination of Classes	33
8.04	Nonconsensual Confirmation	33

ARTICLE IX CONDITIONS PRECEDENT TO CONFIRMATION AND EFFECTIVENESS		33
9.01	Conditions to Confirmation	33
9.02	Conditions to Effective Date	34
9.03	Effect of Failure of Conditions	34
9.04	Waiver of Conditions	35

ARTICLE X MODIFICATIONS AND AMENDMENTS; WITHDRAWAL		35

ARTICLE XI RETENTION OF JURISDICTION		35

ARTICLE XII COMPROMISES AND SETTLEMENTS		37

ARTICLE XIII 3 MISCELLANEOUS PROVISIONS		37
13.01	Bar Date for Certain Claims	37
13.02	Professional Fee Claims	37
13.03	Payment of Statutory Fees	38
13.04	Payment of Fees and Expenses of Professionals in Connection with the Senior Secured Notes	38
13.05	Nonseverability of Plan Provisions	38
13.06	Successors and Assigns	38
13.07	Discharge of Claims and Termination of Interests	39
13.08	Injunction	39
13.09	Debtors’ Releases	39

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13.10	Releases by Holders of Claims and Equity Interests	40
13.11	Exculpation and Limitation of Liability	41
13.12	Binding Effect	41
13.13	Revocation, Withdrawal, or Non-Consummation	41
13.14	Committees	42
13.15	Plan Supplement	42
13.16	Notices to Debtors	42
13.17	Governing Law	43
13.18	Prepayment	43
13.19	Section 1125(e) of the Bankruptcy Code	43
13.20	Entire Agreement	44

iii

EXHIBITS

Exhibit A – Description of Dune New Common Stock

iv

Dune Energy, Inc. and the Dune Debtor Subsidiaries, as debtors and debtors in possession (collectively, the “Debtors”), jointly propose the following plan of reorganization under chapter 11 of the Bankruptcy Code.

ARTICLE I

DEFINITIONS, RULES OF INTERPRETATION, AND COMPUTATION OF TIME

1.01 Definitions. The following terms used in the Plan shall have the respective meanings defined below:

“Ad Hoc Committee” means the ad hoc committee of the Consenting Note Holders represented by Paul, Weiss, Rifkind, Wharton & Garrison LLP.

“Administrative Claim” means a Claim for payment of an administrative expense of a kind specified in section 503(b) of the Bankruptcy Code and entitled to priority under section 507(a)(2) of the Bankruptcy Code, including (a) actual, necessary costs and expenses, incurred by the Debtors after the Commencement Date, of preserving the Estates and operating their businesses, including wages, salaries, or commissions for services rendered after the Commencement Date, (b) Professional Fee Claims, (c) all fees and charges assessed against the Estates under chapter 123 of title 28, United States Code, and (d) the reasonable post-petition fees and expenses of the Senior Notes Indenture Trustees, including any successors thereto, including reasonable attorney’s fees and expenses of such Senior Notes Indenture Trustees.

“Administrative Claims Bar Date” means the date, if any, designated by the Bankruptcy Court as the last date for filing proofs of Administrative Claims against the Debtors.

“Advisors” means each financial advisor, investment banker, Professional, accountant, consultant, representative, attorney and other professionals, and each of their respective employees, members, parent corporations, subsidiaries, Affiliates and partners.

“Affiliate” shall have the meaning set forth in section 101(2) of the Bankruptcy Code.

“Allowed” means

i) with respect to any Claim (a) as to which no objection or request for estimation has been filed on or before the Claims Objection Deadline or the expiration of such other applicable period fixed by the Bankruptcy Court or the Plan; (b) as to which any objection has been settled, waived, withdrawn or denied by a Final Order or in accordance with the Plan; or (c) that is allowed (i) by a Final Order, (ii) by an agreement between the holder of such Claim and the Debtors or the Reorganized Debtors or (iii) pursuant to the terms of the Plan; provided, however, that, notwithstanding anything herein to the contrary, by treating a Claim as an “Allowed Claim” under (a) above (the expiration of the Claims Objection Deadline or other applicable deadline), the Debtors do not waive their rights to contest the amount and validity of any disputed, contingent and/or unliquidated Claim in the time, manner and venue in which such Claim would have been determined, resolved or adjudicated if the Chapter 11 Cases had not been commenced. An allowed Claim (a) includes a Disputed Claim to the extent such Disputed Claim becomes Allowed after the Effective Date and (b) shall be net of any valid setoff exercised with

JOINT PLAN OF REORGANIZATION OF DUNE ENERGY, INC. AND CERTAIN OF ITS SUBSIDIARIES UNDER CHAPTER 11 OF THE BANKRUPTCY CODE	Page 1 of 48

respect to such Claim pursuant to the provisions of the Bankruptcy Code and applicable law. Unless otherwise specified herein, in section 506(b) of the Bankruptcy Code or by Final Order of the Bankruptcy Court, “Allowed Claim” shall not, for purposes of distributions under the Plan, include interest on such Claim accruing from and after the Commencement Date; and

ii) with respect to any Equity Interest: an Equity Interest in Dune that has been or hereafter is listed by Dune in its books and records as liquidated in number or amount and not disputed or contingent; provided, however, that to the extent an Equity Interest is a Disputed Equity Interest, the determination of whether such Equity Interest will be Allowed and/or the amount of any such Equity Interest will be determined, resolved, or adjudicated, as the case may be, in the manner in which such Equity Interest would have been determined, resolved, or adjudicated if the Chapter 11 Cases had not been commenced; provided, further, that the Reorganized Debtors may, in their discretion, bring an objection or other motion before the Bankruptcy Court with respect to resolution of a Disputed Equity Interest. Unless otherwise specified herein or by order of the Bankruptcy Court, an Allowed Administrative Claim or Allowed Claim shall not, for any purpose under the Plan, include interest on such Administrative Claim or Claim from and after the Commencement Date.

“Bankruptcy Code” means The Bankruptcy Reform Act of 1978, as codified in title 11 of the United States Code, as now in effect or hereafter amended.

“Bankruptcy Court” means the United States Bankruptcy Court for the District of [    ], or any other court with jurisdiction over the Chapter 11 Cases.

“Bankruptcy Rules” means collectively, the Federal Rules of Bankruptcy Procedure and the Official Bankruptcy Forms, the Federal Rules of Civil Procedure, as applicable to the Chapter 11 Cases or proceedings therein, and the local rules of the Bankruptcy Court, all as now in effect or hereafter amended.

“Business Day” means any day, excluding Saturdays, Sundays or “legal holidays” (as defined in Bankruptcy Rule 9006(a)), on which commercial banks are open for business in Houston, Texas.

“Cash” means cash and cash equivalents.

“Causes of Action” means all actions, causes of action, liabilities, obligations, rights, suits, damages, judgments, remedies, demands, setoffs, defenses, recoupments, crossclaims, counterclaims, third-party claims, indemnity claims, contribution claims or any other claims or causes of action whatsoever, whether known or unknown, matured or unmatured, fixed or contingent, liquidated or unliquidated, disputed or undisputed, suspected or unsuspected, foreseen or unforeseen, direct or indirect, choate or inchoate, existing or hereafter arising, in law, equity, or otherwise, based in whole or in part upon any act or omission or other event occurring prior to the Commencement Date or during the course of the Chapter 11 Cases, including through the Effective Date.

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“CEO” means the chief executive officer of Dune or the Reorganized Dune, as applicable.

“Certificate” means any certificate, instrument, or other document evidencing an Existing Security.

“Chapter 11 Cases” means the jointly administered chapter 11 cases of the Debtors.

“Claim” means a claim, as defined in section 101(5) of the Bankruptcy Code, against a Debtor.

“Claim Objection Deadline” means the first Business Day that is the latest of (i) as to a particular Claim, 180 days after the filing of a proof of claim, or request for payment of, such Claim; or (ii) such other date as may be established by the Bankruptcy Court.

“Class” means one of the classes of Claims or Equity Interests described in the Plan.

“Commencement Date” means [            ] the date on which the Debtors filed their voluntary petitions for relief commencing the Chapter 11 Cases.

“Committee” means any official committee of creditors appointed in the Chapter 11 Cases, as such committee may be reconstituted from time to time.

“Confirmation” means the Bankruptcy Court’s entry of the Confirmation Order on the docket in the Chapter 11 Cases, in accordance with section 1129 of the Bankruptcy Code and subject to all conditions specified in Article 9.02 hereof having been (a) satisfied or (b) waived pursuant to Article 9.04 hereof.

“Confirmation Date” means the date upon which the Bankruptcy Court enters the Confirmation Order on the docket of the Chapter 11 Cases, within the meaning of Bankruptcy Rules 5003 and 9021.

“Confirmation Hearing” means the Bankruptcy Court’s hearing on Confirmation of the Plan pursuant to section 1129 of the Bankruptcy Code, as it may be adjourned or continued from time to time.

“Confirmation Order” means the Bankruptcy Court’s order confirming the Plan pursuant to section 1129 of the Bankruptcy Code.

“Consenting Note Holders” means those Holders of Senior Secured Notes, or their permitted successors and assigns, that have executed the Consenting Note Holder Plan Support Agreement or joinders thereto.

“Consenting Note Holder Plan Support Agreement” means the Restructuring Support and Lock-up Agreement, dated as of October 6, 2011, among Dune and the Consenting Note Holders.

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“Consenting Preferred Stock Holders” means those Holders of Preferred Stock, or their permitted successors and assigns, that have executed the Consenting Preferred Stock Holder Plan Support Agreement or joinders thereto.

“Consenting Preferred Stock Holder Plan Support Agreement” means the Restructuring Support and Lock-up Agreement, dated as of October 6, 2011, among Dune and the Consenting Preferred Stock Holders.

“Consummation” means the occurrence of the Effective Date.

“Credit Agreement” means that certain Amended and Restated Credit Agreement, as may be amended from time to time, dated as of December 7, 2010, among Dune and Dune Properties, Inc., as borrowers, Dune Operating Company, as guarantor, Wayzata Opportunities Fund II, L.P., as sole lender, and Wells Fargo Capital Finance, Inc., as administrative agent, and all related guaranty, security, and other documents executed in connection therewith.

“Credit Agreement Claim” means a Claim on account of, arising under or in connection with the Credit Agreement and any other Claims that pursuant to the terms of the Credit Agreement rank pari passu with and are secured equally and ratably with such Claims.

“Cure” means the payment of Cash by a Debtor, or the Distribution of other property (as the parties may agree or the Bankruptcy Court may order), as necessary to cure a default by a Debtor under an executory contract or unexpired lease of a Debtor and to permit a Debtor to assume such contract or lease under section 365(a) of the Bankruptcy Code.

“Debtor” means each of Dune and the Dune Debtor Subsidiaries on and after the Commencement Date, and “Debtors” means all of them collectively, and when the context so requires, in their capacity as debtors and debtors in possession under sections 1107 and 1108 of the Bankruptcy Code.

“DIP Facility” means any postpetition debtor-in-possession credit facility, if applicable, provided to the Debtors in the Chapter 11 Cases pursuant to the DIP Facility Agreement.

“DIP Facility Agreement” means the credit agreement and related security agreements, mortgages and similar documents governing the DIP Facility by and between the Debtors and the DIP Lender in form and substance reasonably acceptable to the Debtors, the DIP Lender and the Majority Consenting Note Holders.

“DIP Facility Claims” means a Claim arising under or as a result of the DIP Facility.

“DIP Lenders” means the lender(s) under the DIP Facility Agreement.

“Disallowed Claim” means any Claim against any Debtor that has not been Allowed, in whole or in part, by Final Order of the Bankruptcy Court, or that has been withdrawn, in whole or in part, by the Holder thereof.

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“Disallowed Equity Interest” means any Equity Interest in any Debtor that has not been Allowed, in whole or in part, by Final Order of the Bankruptcy Court, or that has been withdrawn, in whole or in part, by the Holder thereof.

“Disbursing Agent” means, as applicable, the Reorganized Debtors or any party designated by the Reorganized Debtors, in their sole discretion, and approved by the Bankruptcy Court if other than a Reorganized Debtor, to serve as a disbursing agent under the Plan to make or facilitate distributions pursuant to the Plan.

“Disclosure Statement” means the written disclosure statement that relates to the Plan, as amended, supplemented or modified from time to time, embodied in the Offering Memorandum and that is prepared and distributed in accordance with sections 1125 and/or 1145 of the Bankruptcy Code and Bankruptcy Rule 3018.

“Disputed” means, with respect to any Claim or Equity Interest, any Claim or Equity Interest to which the Debtors or any other party in interest has interposed a timely objection or request for estimation in accordance with the Bankruptcy Code and the Bankruptcy Rules or that is otherwise disputed by the Debtors in accordance with applicable law, which objection, request for estimation, or dispute has not been settled, waived, withdrawn, or determined by a Final Order. A Claim that is Disputed by the Debtors as to its amount only shall be deemed Allowed in the amount the Debtors admit owing, if any, and Disputed as to the excess.

“Distribution” means any distribution made under the Plan to the Holders of Allowed Claims or Allowed Equity Interests.

“Distribution Date” means the Effective Date (or if a Claim is not an Allowed Claim or Allowed Interest on the Effective Date, on the date that such Claim or Interest becomes an Allowed Claim or Allowed Interest, or as soon as reasonably practicable thereafter) or, if not the Effective Date, such date occurring as soon as reasonably practicable after the Effective Date, on which the Disbursing Agent first makes Distributions to Holders of Allowed Claims and Allowed Equity Interests, if any, as provided in the Plan.

“Dune” means Dune Energy, Inc., a Delaware corporation.

“Dune Common Stock” means, without duplication, (i) Dune’s common stock, par value $0.001 per share, issued and outstanding immediately prior to the Effective Date, (ii) the Dune Existing Restricted Common Stock and (iii) the Dune Existing Option Shares.

“Dune Common Stock Interests” means all of the Dune Common Stock.

“Dune Debtor Subsidiaries” means Dune Properties, Inc., a Texas corporation and Dune Operating Company, a Texas corporation.

“Dune Existing Option Shares” means shares of Dune common stock, par value $0.001 per share, (i) issued and outstanding immediately before the Effective Date as a result of the exercise of options to purchase Dune Common Stock prior to the Effective Date.

JOINT PLAN OF REORGANIZATION OF DUNE ENERGY, INC. AND CERTAIN OF ITS SUBSIDIARIES UNDER CHAPTER 11 OF THE BANKRUPTCY CODE	Page 5 of 48

“Dune Existing Restricted Common Stock” means Dune’s Common Stock that is restricted and issued pursuant to Dune’s existing long-term incentive plans and related agreements.

“Dune Other Equity Interests” means collectively, (a) all incentive stock options, non-qualified stock options, and stock appreciation rights granted under any Debtor-sponsored stock option plans, (b) any other options, warrants, or rights, contractual or otherwise, if any, to acquire or receive an Equity Interest existing immediately before the Effective Date, and (c) all Dune common stock issued and held in treasury as of immediately before the Effective Date.

“Dune Preferred Stock” means the 10% Senior Redeemable Convertible Preferred Stock issued under the Certificate of Designation of 10% Senior Redeemable Convertible Preferred Stock of Dune Energy, Inc., Article Fourth of the Amended and Restated Certificate of Incorporation of Dune Energy, Inc. and the resolution of the board of directors of the Company adopted on May 1, 2007.

“Dune Subsidiary Debtor Interests” means all of the authorized, issued and outstanding equity securities and the partnership and member interests of the Dune Debtors Subsidiaries.

“Dune Subsidiary Guarantees” means the guarantees of the Dune Debtor Subsidiaries of Dune’s obligations under (a) the Credit Agreement and (b) the Senior Notes Indenture.

“Effective Date” means the date that is the first Business Day after the Confirmation Date on which the (a) conditions to the Plan’s consummation set forth in Article 9.02 hereof have been satisfied or waived and (b) no stay of the Confirmation Order is in effect.

“Eligible Claims” means the Senior Note Claims, the Holders of which are entitled to vote under Article 8.01 of the Plan to accept or reject the Plan.

“Eligible Equity Interests” means the Dune Preferred Stock Interests, the Holders of which are entitled to vote under Article 8.01 of the Plan to accept or reject the Plan.

“Entity” shall have the meaning set forth in section 101(15) of the Bankruptcy Code.

“Equity Interests” means Dune Common Stock Interests, Dune Other Equity Interests, Dune Subsidiary Debtor Interests, any litigation claims arising from Equity Interests and the Dune Preferred Stock.

“Estate” means the estate of any of the Debtors in the Chapter 11 Cases, and “Estates” means, collectively, the estates of all of the Debtors in the Chapter 11 Cases, as created under section 541 of the Bankruptcy Code.

“Exculpated Party” means each of the Debtors, the Reorganized Debtors, and their Affiliates and the Released Parties.

“Existing Securities” means all Equity Interests and all Senior Secured Notes.

JOINT PLAN OF REORGANIZATION OF DUNE ENERGY, INC. AND CERTAIN OF ITS SUBSIDIARIES UNDER CHAPTER 11 OF THE BANKRUPTCY CODE	Page 6 of 48

“Exit Facility Agent” means the administrative agent for the Exit Facility Lenders.

“Exit Facility Credit Agreement” means the credit agreement with respect to the Exit Facility.

“Exit Facility Credit Documents” means the Exit Facility Credit Agreement and related guaranty, security, and other documents in form and substance reasonably acceptable to the Debtors, the Exit Facility Lenders, the Exit Facility Agent and the Majority Consenting Note Holders.

“Exit Facility” means that certain credit facility to be entered into by Reorganized Dune and certain of the Reorganized Subsidiaries on the Effective Date to fund ongoing operating expenses and obligations under the Plan in form and substance reasonably acceptable to the Debtors, the Exit Facility Lenders, the Exit Facility Agent and the Majority Consenting Note Holders.

“Exit Facility Lenders” means the lenders under the Exit Facility Credit Documents.

“Face Amount” means when used in reference to (a) a Disputed Claim, the full stated amount claimed by the Holder thereof in any proof of Claim timely filed with the Bankruptcy Court, (b) an Allowed Claim, the Allowed amount thereof, and (c) an Equity Interest, the number of shares evidencing such Equity Interests.

“Final Order” means, as applicable, an order or judgment, entered by the Bankruptcy Court or other court of competent jurisdiction with respect to the relevant subject matter, that has not been amended, modified or reversed, and as to which (i) no stay is in effect, (ii) the time to seek rehearing, file a notice of appeal or petition for certiorari has expired, (iii) no appeal, request for stay, petition seeking certiorari, or other review has been timely filed and is pending and (iv) any appeal that has been taken, any petition for certiorari, or motion for a new trial, reargument or rehearing that has been or may be filed has been resolved by the highest court to which the order or judgment was appealed or from which certiorari was sought; provided, however, that the possibility that a motion under section 502(j) of the Bankruptcy Code, Rule 59 or 60 of the Federal Rules of Civil Procedure, or any analogous rule (whether federal or state) may be but has not then been filed with respect to such order shall not cause such order not to be a Final Order.

“Holder” and, collectively, “Holders,” means a Person or Entity legally or beneficially, as applicable, holding a Claim or Equity Interest.

“Impaired” means, when used with reference to a Claim or Equity Interest, a Claim or Equity Interest that is impaired within the meaning of section 1124 of the Bankruptcy Code.

“Impaired Claim” means a Claim classified in an Impaired Class.

“Impaired Class” means each of Classes 3, 6, 7 and 8, as set forth in Article III of the Plan.

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“Lien” means any lien, lease, right of first refusal, servitude, claim, pledge, option, charge, hypothecation, easement, security interest, right-of-way, encroachment, mortgage, deed of trust, and/or any other encumbrance, restriction or limitation whatsoever.

“Majority Consenting Note Holders” means, as of any date of determination, Consenting Note Holders who hold more than fifty percent (50%) in aggregate principal amount of the Senior Notes held by all of the Consenting Note Holders.

“Management Incentive Plan” means the management incentive plan to be adopted by Reorganized Dune pursuant to which Restricted New Dune Common Stock and the New Dune Options may be issued as determined by the board of directors of Reorganized Dune, which will be in substantially the form to be contained in the Plan Supplement.

“Management Stock” means Restricted New Dune Common Stock and the New Dune Options that may be issued by Reorganized Dune to employees, officers and board of directors members in accordance with the Management Incentive Plan.

“New Board” means the initial board of directors for Reorganized Dune.

“New Dune Common Stock” means all of the new common stock, par value $0.01 per share, authorized by the Plan to be issued by Reorganized Dune on the Effective Date.

“New Dune Options” means the options authorized hereunder which may be issued by Reorganized Dune to purchase New Dune Common Stock pursuant to the provisions of the Management Incentive Plan.

“New Dune Organizational Documents” means such certificates or articles of incorporation, by-laws, or such other applicable formation documents of Reorganized Dune, which form will be included in the Plan Supplement.

“New Notes” means $50 million in aggregate principal amount of Floating Rate Senior Notes due 2016 that may be issued by Reorganized Dune pursuant to the New Notes Indenture.

“New Notes Indenture” means that certain indenture and related documents providing for the New Notes in each case in form and substance reasonably acceptable to the Debtors, the Exit Facility Agent and the Majority Consenting Note Holders.

“New Securities” means, collectively, the New Dune Common Stock, the New Dune Options and the Restricted New Dune Common Stock.

“Note Holder Percentage” shall have the meaning ascribed to it in Article 3.03(c).

“Nominee” means a bank, brokerage firm or other nominee holding Eligible Claims or Eligible Equity Interests in its own name on behalf of a beneficial owner, or any agent thereof.

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“Offering Memorandum” means that certain document entitled “Offering Memorandum, Disclosure Statement and Solicitation of Acceptances of a Prepackaged Plan of Reorganization” dated as of [November 1], 2011.

“Other Priority Claim” means a Claim entitled to priority under section 507(a) of the Bankruptcy Code, other than a Priority Tax Claim or an Administrative Claim.

“Person” shall have the meaning set forth in section 101(41) of the Bankruptcy Code.

“Plan” or “Plan of Reorganization” means this chapter 11 plan of reorganization, including the exhibits and schedules hereto, as the same may be amended, modified or supplemented from time to time in accordance with the provisions of the Bankruptcy Code and the terms hereof.

“Plan Supplement” means the compilation of documents and forms of documents, all of which may be amended, modified, replaced and/or supplemented from time to time, including New Dune Organizational Documents, the Management Incentive Plan, the form of Restricted New Dune Common Stock Agreement, New Notes Indenture, if applicable, the Exit Facility, the list of proposed directors of Reorganized Dune, the schedule of executory contracts and unexpired leases to be rejected by the Debtors and the list of retained Causes of Action to be filed with the Bankruptcy Court on or before the date that is ten (10) days prior to the Confirmation Hearing. Any reference to the Plan Supplement in this Plan shall include each of the documents identified above.

“Postpetition Interest” means interest accruing after the Commencement Date on a Claim.

“Priority Tax Claim” means any Claim that is entitled to priority under section 507(a)(8) of the Bankruptcy Code.

“Professional” means a professional Person, as that term is used in sections 327 and 1103 of the Bankruptcy Code.

“Professional Fee Claim” means a Professional’s Claim for compensation or reimbursement of costs and expenses relating to services performed on and after the Commencement Date and before and including the Effective Date.

“Pro Rata” means, at any time, the proportion that the Face Amount of an Allowed Claim or Allowed Equity Interest in a particular Class bears to the aggregate Face Amount of all Allowed Claims or Allowed Equity Interests (including Disputed Claims or Disputed Equity Interests, but excluding Disallowed Claims or Disallowed Equity Interests) in that particular Class, unless the Plan provides otherwise.

“Record Date for Plan Distribution” means, for purposes of receiving a Distribution under the Plan, the date that is the second Business Day after the Confirmation Date.

“Reinstated” or “Reinstatement” means (a) leaving unaltered the legal, equitable, and contractual rights to which a Claim or Equity Interest entitles the Holder of such Claim or Equity

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Interest so as to leave such Claim or Equity Interest Unimpaired; or (b) notwithstanding any contractual provision or applicable law that entitles the Holder of a Claim or Equity Interest to demand or receive accelerated payment of such Claim or Equity Interest after the occurrence of a default: (i) curing any such default that occurred before or after the Commencement Date, other than a default of a kind specified in section 365(b)(2) of the Bankruptcy Code or of a kind that section 365(b)(2) expressly does not require to be cured; (ii) reinstating the maturity (to the extent such maturity has not otherwise accrued by the passage of time) of such Claim or Equity Interest as such maturity existed before such default; (iii) compensating the Holder of such Claim or Equity Interest for any damages incurred as a result of any reasonable reliance by such Holder on such contractual provision or such applicable law; (iv) if such Claim or Equity Interest arises from a failure to perform a nonmonetary obligation other than a default arising from failure to operate a nonresidential real property lease subject to section 365(b)(1)(A), compensating the Holder of such Claim or Equity Interest (other than a Debtor or an insider) for any actual pecuniary loss incurred by such Holder as a result of such failure; and (v) not otherwise altering the legal, equitable, or contractual rights to which such Claim or Equity Interest entitles the Holder.

“Released Parties” means (i) each Holder of a Senior Note Claim, including each Consenting Note Holder, in each case, in its capacity as such (ii) the Senior Notes Indenture Trustee, in its capacity as such (iii) each member of any Committee, including the Ad Hoc Committee, in each case, in their capacity as such, (iv) the DIP Lenders and the Holders of DIP Facility Claims (if any), in each case, in their capacity as such, (v) the Exit Facility Agent and Exit Lenders, in each case, in their capacity as such, and (vi) with respect to each of the foregoing entities in clauses (i) through (v), such person’s current and former affiliates, subsidiaries, officers, directors, principals, employees, agents and Advisors, in each case in their capacity as such; and (v) the Debtors’ and the Reorganized Debtors’ current officers, directors, employees and Advisors.

“Reorganized Debtor” means each of Reorganized Dune and the Reorganized Subsidiaries, and “Reorganized Debtors” means all of them collectively.

“Reorganized Dune” means Dune, on and after the Effective Date.

“Reorganized Subsidiaries” means the Dune Debtor Subsidiaries, on and after the Effective Date.

“Restricted New Dune Common Stock” means the restricted shares of New Dune Common Stock, par value $0.01 per share, authorized by the Plan to be issued by Reorganized Dune under the Management Incentive Plan as determined by the board of directors of Reorganized Dune.

“Restricted New Dune Common Stock Agreement” means the agreement authorized to be entered into between any grantees of Restricted New Dune Common Stock and Reorganized Dune pursuant to the Management Incentive Plan as determined by the board of directors of Reorganized Dune, in substantially the form filed with the Plan Supplement.

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“Restructuring Transactions” means collectively, the transactions and transfers described in Article IV of the Plan.

“Securities Act” means the Securities Act of 1933, as now in effect or hereafter amended.

“Secured” means when referring to a Claim: (a) secured by a Lien on property in which the Estate has an interest, which Lien is valid, perfected, and enforceable pursuant to applicable law or by reason of a Bankruptcy Court order, or that is subject to setoff pursuant to section 553 of the Bankruptcy Code, to the extent of the value of the creditor’s interest in the Estate’s interest in such property or to the extent of the amount subject to setoff, as applicable, as determined pursuant to section 506(a) of the Bankruptcy Code; or (b) Allowed as such pursuant to the Plan.

“Secured Claim” means a Claim that is secured by a Lien that is valid, perfected and enforceable, and not avoidable, upon property in which a Debtor has an interest, to the extent of the value, as of the Effective Date, of such interest or Lien as determined by a Final Order pursuant to section 506 of the Bankruptcy Code, or as otherwise agreed to in writing by a Debtor or Reorganized Debtor and the Holder of such Claim.

“Senior Note Claim” means any Claim against the Debtors arising under the Senior Secured Notes, the Senior Notes Indenture or any ancillary agreement.

“Senior Secured Notes” means the 10 1/2% Senior Secured Notes due 2012 (CUSIP: 265338AC7) issued pursuant to the Senior Notes Indenture.

“Senior Notes Indenture” means the Indenture dated May 15, 2007, and the First Supplement to the Indenture dated December 30, 2008 between the Company and The Bank of New York, as Trustee and Collateral Agent.

“Senior Notes Indenture Trustee” means The Bank of New York Mellon, as Trustee and Collateral Agent.

“Senior Secured Debt” means all obligations of the Debtors arising under the Credit Agreement.

“Senior Secured Lenders” means the Holders of Claims under the Credit Agreement.

“Solicitation” means the solicitation by the Debtors from Holders of Eligible Claims and Eligible Equity Interests of acceptances of the Plan pursuant to section 1126(b) of the Bankruptcy Code.

“UBS” means UBS Securities LLC, and its successors or assigns, in its capacity as holder of at least 64% of the Dune Preferred Stock and a signatory to the Consenting Preferred Stock Holder Plan Support Agreement.

“Unimpaired” means, with respect to a Claim (or Class of Claims) or Equity Interest (or Class of Equity Interests), a Claim (or Class of Claims) or Equity Interest (or Class of Equity Interests) that is not impaired within the meaning of section 1124 of the Bankruptcy Code.

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“Unimpaired Class” means each of Classes 1, 2, 4, 5, and 9, as set forth in Article III of the Plan.

“Unsecured Claim” means any Claim that is neither Secured nor entitled to priority under the Bankruptcy Code or any order of the Bankruptcy Court, including any Claim arising from the rejection of an Executory Contract or Unexpired Lease under section 365 of the Bankruptcy Code.

1.02 Scope of Definitions; Rules of Construction; Rules of Interpretation; Computation of Time.

a) Wherever from the context it appears appropriate, each term stated in either the singular or the plural shall include both the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, feminine and neuter. Unless otherwise specified, all section, article, schedule, or exhibit references in this Plan are to the respective section in, article of, or schedule or exhibit to this Plan, as the same may be amended, waived, or modified from time to time. The words “herein,” “hereof,” “hereto,” “hereunder,” and other words of similar import refer to this Plan as a whole and not to any particular section, subsection, or clause contained therein. A term used in this Plan that is not defined in this Plan shall have the meaning assigned to that term in the Bankruptcy Code. The rules of construction contained in section 102 of the Bankruptcy Code shall apply to this Plan. The headings in this Plan are for convenience of reference only and shall not limit or otherwise affect the provisions hereof.

b) In computing any period of time prescribed or allowed by this Plan, the provisions of Bankruptcy Rule 9006(a) will apply. If the date on which a transaction may occur pursuant to the Plan shall occur on a day that is not a Business Day, then such transaction shall instead occur on the next succeeding Business Day. Unless otherwise provided in this Plan, any reference in this Plan to a contract, instrument, release, or other agreement or document being in a particular form or on particular terms and conditions means that such document will be substantially in such form or substantially on such terms and conditions. Any reference in this Plan to an existing document or schedule filed or to be filed means such document or schedule, as it may have been or may be amended, modified or supplemented pursuant to this Plan. Any reference to an Entity as a Holder of a Claim or Equity Interest includes that Entity’s legal successors and assigns.

c) This Plan is the product of extensive discussions and arm’s-length negotiations between and among the Debtors and the Consenting Note Holders. Each of the foregoing was represented by counsel who either (i) participated in the formulation and documentation of or (ii) was afforded the opportunity to review and provide comments on, the Plan, the Disclosure Statement, and the other relevant and necessary documents ancillary thereto, as applicable. The documentation related to the Restructuring Transactions, the Plan and Disclosure Statement shall not be construed against the drafter. To the extent that the provisions of this Plan conflict or are inconsistent with the provisions set forth in any document in the Plan Supplement or the Exit Facility, the terms of the Plan Supplement or the Exit Facility, as applicable, shall govern.

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d) All references in the Plan to monetary figures shall refer to currency of the United States of America, unless otherwise expressly provided.

ARTICLE II

TREATMENT OF UNCLASSIFIED CLAIMS

In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims, DIP Claims and Priority Tax Claims are not classified and are not entitled to vote on this Plan.

2.01 Administrative Claims. Except to the extent that any Entity entitled to payment of any Allowed Administrative Claim agrees to a less favorable treatment, each Holder of an Allowed Administrative Claim shall receive Cash equal to the unpaid portion of its Allowed Administrative Claim, on the latest of (a) the Distribution Date, (b) the date on which its Administrative Claim becomes an Allowed Administrative Claim, or (c) the date on which its Administrative Claim becomes payable under any agreement relating thereto, or as soon thereafter as is reasonably practicable. Notwithstanding the foregoing, any Allowed Administrative Claim based on a liability incurred by the Debtors in the ordinary course of business during the Chapter 11 Cases, including but not limited to the reasonable fees and expenses incurred after the Commencement Date by the Senior Notes Indenture Trustee, shall be paid by the Debtors or the Reorganized Debtors as Administrative Claims in the ordinary course of the Debtors’ businesses, in accordance with the terms and conditions of any agreement relating thereto or upon such other terms as may be agreed upon between the Holder of such Claim and the Debtors, without application by or on behalf of any such parties to the Bankruptcy Court, and without notice and a hearing, unless specifically required by the Bankruptcy Court.

2.02 DIP Facility Claims Notwithstanding anything to the contrary herein, and subject to the terms of the DIP Facility, in full and final satisfaction, settlement, release, and discharge of and in exchange for release of all DIP Facility Claims (if any), on the Effective Date, the DIP Facility Claims shall be paid in full and in Cash.

2.03 Priority Tax Claims Except to the extent that a Holder of a Priority Tax Claim agrees to less favorable treatment, pursuant to section 1129(a)(9)(C) of the Bankruptcy Code, on the later of (a) the Distribution Date or (b) the date such Priority Tax Claim becomes an Allowed Priority Tax Claim, each Holder of an Allowed Priority Tax Claim shall receive in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed Priority Tax Claim, (x) Cash equal to the unpaid portion of such Allowed Priority Tax Claim or (y) such other treatment as to which the Reorganized Debtors and such Holder shall have agreed upon in writing.

The Holder of an Allowed Priority Tax Claim will not be entitled to receive any payment on account of any penalty arising with respect to or in connection with the Allowed Priority Tax Claim. Any such Claim or demand for any such penalty will be subject to treatment in Class 5.

2.04 Professional Fee Claims Unless otherwise ordered by the Bankruptcy Court, the Holders of Professional Fee Claims shall file their respective final fee applications for the

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allowance of compensation for services rendered and reimbursement of expenses incurred through the Effective Date by no later than the date that is sixty (60) days after the Effective Date, or such other date that may be fixed by the Bankruptcy Court. If granted by the Bankruptcy Court, such Claim shall be paid in full in such amount as is Allowed by the Bankruptcy Court on the date such Professional Fee Claim becomes an Allowed Professional Fee Claim, or as soon as reasonably practicable thereafter. Requests for compensation under section 503(b)(3) and (4) of the Bankruptcy Code must be filed with the Bankruptcy Court and served on the Debtors, any Committee, and other parties in interest by the Administrative Claims Bar Date. Except as otherwise specifically provided in the Plan, from and after the Confirmation Date, the Reorganized Debtors shall, in the ordinary course of business and without any further notice to or action, order, or approval of the Bankruptcy Court, pay in Cash the reasonable legal, professional, or other fees and expenses related to implementation of the Plan and Consummation incurred by the Reorganized Debtors. Upon the Confirmation Date, any requirement that Professionals comply with sections 327 through 331, 363, and 1103 of the Bankruptcy Code in seeking retention or compensation for services rendered after such date shall terminate, and the Reorganized Debtors may employ and pay any Professional in the ordinary course of business without any further notice to or action, order, or approval of the Bankruptcy Court.

ARTICLE III

CLASSIFICATION AND TREATMENT OF CLAIMS AND EQUITY INTERESTS

3.01 Introduction This Plan places all Claims and Equity Interests, except unclassified Claims provided for in Article II, in the Classes listed below. A Claim or Equity Interest is placed in a particular Class only to the extent that it falls within the description of that Class, and is classified in any other Class to the extent that any portion thereof falls within the description of such other Class. A Claim or Equity Interest also is classified in a particular Class for the purpose of receiving distributions pursuant to the Plan only to the extent that such Claim is an Allowed Claim or Allowed Equity Interest in that Class and has not been paid, released, or otherwise satisfied prior to the Effective Date.

3.02 Summary of Classes

CLASS	DESIGNATION	IMPAIRMENT	ENTITLED TO VOTE

Class 1	Priority Claims	Unimpaired	No (deemed to accept)
Class 2	Credit Agreement Claims	Unimpaired	No (deemed to accept)
Class 3	Senior Secured Note Claims	Impaired	Yes
Class 4	Secured Claims	Unimpaired	No (deemed to accept)
Class 5	Unsecured Claims	Unimpaired	No (deemed to accept)
Class 6	Dune Preferred Stock Interests	Impaired	Yes
Class 7	Dune Common Stock Interests	Impaired	No (deemed to reject)
Class 8	Dune Other Equity Interests	Impaired	No (deemed to reject)
Class 9	Dune Subsidiary Debtor Interests	Unimpaired	No (deemed to accept)

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3.03 Treatment of Classified Claims and Equity Interests

a) CLASS 1 - PRIORITY CLAIMS

i) Claims in Class: Priority Claims are Claims that are accorded priority in right of payment under section 507(a) of the Bankruptcy Code (other than Allowed Administrative Claims and Allowed Priority Tax Claims).

ii) Treatment: Except to the extent that a Holder of a Priority Claim agrees to less favorable treatment, each Holder of an unpaid Allowed Priority Claim against the Debtors shall receive, in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed Priority Claim, Cash equal to the full amount of its Allowed Priority Claim by the Debtors or the Reorganized Debtors, as applicable in the ordinary course of business.

iii) Voting: Class 1 is Unimpaired by the Plan. Pursuant to section 1126(f) of the Bankruptcy Code, each Holder of an Allowed Priority Claim in Class 1 is conclusively presumed to have accepted the Plan and is not entitled to vote to accept or reject the Plan.

b) CLASS 2 - CREDIT AGREEMENT CLAIMS

i) Claims in Class: Class 2 consists of all Allowed Credit Agreement Claims.

ii) Treatment: Unless otherwise agreed to by the Holders of any Allowed Credit Agreement Claim, the Debtors and the Majority Consenting Note Holders, on the Effective Date, or as soon as reasonably practicable thereafter, each Holder of any Allowed Credit Agreement Claim shall receive, in full satisfaction, settlement, release and discharge of such Allowed Credit Agreement Claim Cash in an amount equal to one hundred percent (100%) of such Holder’s remaining Allowed Credit Agreement Claim from the proceeds of the Exit Facility and interest on such Claim accruing from and after the Commencement Date at the non-default contract rate. All Dune Subsidiary Guarantees shall be terminated upon satisfaction of the Allowed Credit Agreement Claims.

iii) Voting: Class 2 is Unimpaired by the Plan. Pursuant to section 1126(f) of the Bankruptcy Code, each Holder of an Allowed Credit Agreement Claim in Class 2 is conclusively presumed to have accepted the Plan and is not entitled to vote to accept or reject the Plan.

c) CLASS 3 - SENIOR SECURED NOTE CLAIMS

i) Claims in Class: Class 3 consists of all Allowed Senior Note Claims. On the Effective Date, the Senior Secured Note Claims shall be deemed Allowed in the aggregate amount of $300 million of principal plus accrued and unpaid interest through the Commencement Date.

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ii) Treatment: On the Effective Date, or as soon as reasonably practicable thereafter, Holders of Allowed Senior Note Claims shall receive, in full satisfaction, settlement, release and discharge of and in exchange for such Allowed Senior Note Claims, their Pro Rata share of (i) Cash or New Notes in the amount of fifty million dollars ($50,000,000.00) and (ii) ninety seven and one quarter percent (97.25%) of the New Dune Common Stock (the “Note Holder Percentage”), subject to dilution of ownership percentage from the Management Stock. If UBS votes to accept the Plan of Reorganization but the Class of Allowed Dune Preferred Stock Interests does not vote to accept the Plan of Reorganization, the Note Holder Percentage shall increase to ninety eight and one half percent (98.5%) of the New Dune Common Stock, subject to dilution of ownership percentage from the Management Stock. If UBS does not vote to accept the Plan of Reorganization and the Class of Allowed Dune Preferred Stock Interests does not vote to accept the Plan of Reorganization, the Note Holder Percentage shall increase to one hundred percent (100%), subject to dilution of ownership percentage from the Management Stock.

The Dune Subsidiary Guarantees of the Senior Secured Note Claims shall be terminated and forever discharged as of the Effective Date.

iii) Voting: Class 3 is Impaired by the Plan. Each Holder of an Allowed Senior Secured Note Claim in Class 3 is entitled to vote to accept or reject the Plan.

d) CLASS 4 - SECURED CLAIMS

i) Claims in Class: Class 4 consists of all Allowed Secured Claims other than Claims in Classes 2 and 3.

ii) Treatment: Except to the extent a Holder of an Allowed Secured Claim agrees to less favorable treatment, on the latest of (x) the Effective Date, (y) the date on which a Secured Claim becomes an Allowed Secured Claim, and (z) such other date as may be ordered by the Bankruptcy Court, or, in each case, as soon as reasonably practicable thereafter, each Allowed Secured Claim shall be, at the election of the Debtors: (i) Reinstated, (ii) paid in Cash, in full satisfaction, settlement, release and discharge of such Allowed Secured Claim, (iii) satisfied by the Debtors’ surrender of the collateral securing such Allowed Secured Claim, or (iv) offset against, and to the extent of, the Debtors’ claims against the Holder of such Allowed Secured Claim.

iii) Voting: Class 4 is Unimpaired by the Plan. Pursuant to section 1126(f) of the Bankruptcy Code, each Holder of an Allowed Secured Claim in Class 4 is conclusively presumed to have accepted the Plan and is not entitled to vote to accept or reject the Plan.

e) CLASS 5 - UNSECURED CLAIMS

i) Claims in Class: Class 5 consists of all Allowed Unsecured Claims.

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ii) Treatment: Except to the extent that any Entity entitled to payment of any Allowed Unsecured Claim agrees to a less favorable treatment, each Holder of an Allowed Unsecured Claim shall, at the election of the Debtors, on the Effective Date or as promptly as possible thereafter: (x) receive, in full satisfaction, settlement, release and discharge of such Allowed Unsecured Claim, Cash equal to the unpaid amount of such Allowed Unsecured Claim or (y) have such Claim Reinstated, which shall include payment in the ordinary course and in accordance with the course of practice between the Debtors and such Holder with respect to such Unsecured Claim. If Claims are disputed in part, the undisputed portion will be treated as provided above and the Debtors will attempt to resolve the undisputed portion as promptly as possible. The Debtors reserve the right to challenge the legal basis and amount of any Unsecured Claim.

iii) Voting: Class 5 is Unimpaired by the Plan. Pursuant to section 1126(f) of the Bankruptcy Code, each Holder of an Allowed Unsecured Claim in Class 5 is conclusively presumed to have accepted the Plan and is not entitled to vote to accept or reject the Plan.

f) CLASS 6 - DUNE PREFERRED STOCK INTERESTS

i) Equity Interests in Class: Class 6 consists of all Allowed Dune Preferred Stock Interests.

ii) Treatment: On the Effective Date, or as soon as reasonably practicable thereafter, Holders of Allowed Dune Preferred Stock Interests shall receive, in full satisfaction and exchange for such Allowed Dune Preferred Stock Interests, their Pro Rata share of (i) Cash in the amount of four million dollars ($4,000,000.00) and (ii) one and one half percent (1.5%) of the New Dune Common Stock, subject to dilution of ownership percentage from the Management Stock, provided that either (i) the Class of Dune Preferred Stock Interests votes to accept the Plan of Reorganization or (ii) UBS votes to accept the Plan of Reorganization but the Class of Dune Preferred Stock Interests does not vote to accept the Plan of Reorganization.

iii) Voting: Class 6 is Impaired by the Plan. Each Holder of an Allowed Dune Preferred Stock Interest in Class 6 is entitled to vote to accept or reject the Plan.

g) CLASS 7 - DUNE COMMON STOCK INTERESTS

i) Equity Interests in Class: Class 7 consists of all Allowed Dune Common Stock Interests.

ii) Treatment: On the Effective Date, or as soon as practicable thereafter, all existing Allowed Dune Common Stock Interests will be cancelled, and Holders of Allowed Dune Common Stock Interests shall receive their Pro Rata share of one and one quarter percent (1.25%) of the New Dune Common Stock, subject to dilution of ownership percentage from the Management Stock, provided that the Class of Dune Preferred Stock Interests votes to accept the Plan of Reorganization. If the Class of Dune Preferred Stock Interests does not vote to

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accept the Plan of Reorganization, Holders of Allowed Dune Common Stock Interest shall receive nothing under the Plan of Reorganization.

iii) Voting: Holders of Dune Common Stock Equity Interests shall receive the distribution they are entitled to under section 1129 of the Bankruptcy Code. Pursuant to section 1126(g) of the Bankruptcy Code, each Holder of an Allowed Dune Common Stock Interest in Class 7 is conclusively presumed to have rejected the Plan and is not entitled to vote to accept or reject the Plan.

h) CLASS 8 - DUNE OTHER EQUITY INTERESTS

i) Equity Interests in Class: Class 8 consists of all Dune Other Equity Interests.

ii) Treatment: On the Effective Date, all Dune Other Equity Interests shall be cancelled, and the Holders of Dune Other Equity Interests shall not receive or retain any property or interest in property on account of their Dune Other Equity Interests.

iii) Voting: Holders of Dune Other Equity Interests shall receive no Distribution under the Plan. Pursuant to section 1126(g) of the Bankruptcy Code, each Holder of a Dune Other Equity Interest in Class 8 is conclusively presumed to have rejected the Plan and is not entitled to vote to accept or reject the Plan.

i) CLASS 9 - DUNE SUBSIDIARY DEBTOR INTERESTS

i) Equity Interests in Class: Class 9 consists of all Dune Subsidiary Debtor Interests.

ii) Treatment: On the Effective Date, all Dune Subsidiary Debtor Interests shall be Reinstated and shall vest in Reorganized Dune, or the respective Reorganized Debtor, as the case may be.

iii) Voting: Holders of Dune Subsidiary Debtor Interests are Unimpaired. Pursuant to section 1126(f) of the Bankruptcy Code, each Holder of a Dune Subsidiary Debtor Interest in Class 9 is conclusively presumed to have accepted the Plan and is not entitled to vote to accept or reject the Plan.

3.04 Allowed Claims and Equity Interests. Notwithstanding any provision herein to the contrary, the Debtors or Reorganized Debtors shall only make Distributions on account of Allowed Claims and Allowed Equity Interests. A Claim that is Disputed by the Debtors as to its amount only shall be deemed Allowed in the amount the Debtors admit owing and Disputed as to the remainder.

3.05 Postpetition Interest. In accordance with section 502(b)(2) of the Bankruptcy Code, the amount of all prepetition Unsecured Claims against the Debtors shall be calculated as of the Commencement Date. Except as otherwise explicitly provided in this Plan, in section

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506(b) of the Bankruptcy Code, or by Final Order, no Holder of a prepetition Claim shall be entitled to or receive interest or fees relating to such Claim.

3.06 Allocation. The value of any New Dune Common Stock received by Holders of Claims in satisfaction of interest-bearing obligations shall be allocated first to the full satisfaction of principal of such interest-bearing obligations and second in satisfaction of any accrued and unpaid interest.

3.07 Special Provision Governing Unimpaired Claims

Except as otherwise provided in the Plan, nothing under the Plan shall affect the Debtors’ rights in respect of any Unimpaired Claims, including, all rights in respect of legal and equitable defenses to or setoffs or recoupments against any such Unimpaired Claims.

3.08 Controversy Concerning Impairment

If a controversy arises as to whether any Claims or Equity Interests, or any Class of Claims or Equity Interests, are Impaired, the Bankruptcy Court shall, after notice and a hearing, determine such controversy on or before the Confirmation Date.

ARTICLE IV

MEANS FOR IMPLEMENTATION OF THIS PLAN

4.01 General Settlement of Claims and Interests

As discussed in detail in the Disclosure Statement and as otherwise provided herein, pursuant to section 1123 of the Bankruptcy Code and Bankruptcy Rule 9019, and in consideration for the classification, distributions, releases, and other benefits provided under the Plan, upon the Effective Date, the provisions of the Plan shall constitute a good faith compromise and settlement of all Claims and Equity Interests and controversies resolved pursuant to the Plan. Subject to Article V hereof, all distributions made to Holders of Allowed Claims and Allowed Equity Interests in any Class are intended to be and shall be final.

4.02 Reorganized Dune

On the Effective Date, the New Board shall be established and Reorganized Dune shall adopt its New Organizational Documents and the Management Incentive Plan. Reorganized Dune shall be authorized to adopt any other agreements, documents, and instruments and to take any other actions contemplated under the Plan as necessary or desirable to consummate the Plan.

4.03 Sources of Consideration for Plan Distributions

The Reorganized Debtors shall fund distributions under the Plan with Cash on hand, including Cash from operations.

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a) Exit Facility

On the Effective Date, the Reorganized Debtors will consummate the Exit Facility. In accordance with the Exit Facility Credit Agreement, the Reorganized Debtors will use proceeds of the Exit Facility to fund ongoing operations and obligations under the Plan. A portion of the proceeds of any Exit Facility shall be used to refinance or repay in full in Cash the Allowed Credit Agreement Claims. If a sufficient Exit Facility loan commitment amount is received, such loan proceeds may be used to pay $50 million in Cash to the Holders of Allowed Senior Secured Note Claims as provided for in this Plan in lieu of the New Notes. In the event that a sufficient Exit Facility loan commitment amount is not received, the Holders of Allowed Senior Secured Note Claims shall receive their Pro Rata share of New Notes in the amount of $50 million.

b) Issuance of New Dune Common Stock

The issuance of the New Dune Common Stock, including Management Stock reserved for the Management Equity Plan, by Reorganized Dune is authorized without the need for any further corporate action or without any further action by the Holders of Claims or Equity Interests.

All of the shares of New Dune Common Stock issued pursuant to the Plan shall be duly authorized, validly issued, fully paid, and non-assessable. Each distribution and issuance referred to in Article V hereof shall be governed by the terms and conditions set forth in the Plan applicable to such distribution or issuance and by the terms and conditions of the instruments evidencing or relating to such distribution or issuance, which terms and conditions shall bind each Entity receiving such distribution or issuance.

On or before the Distribution Date, Reorganized Dune shall issue the New Dune Common Stock for Distribution pursuant to the provisions hereof. All securities to be issued shall be deemed issued as of the Effective Date regardless of the date on which they are actually distributed.

4.04 Continued Corporate Existence. Except as otherwise provided in the Plan, the Reorganized Debtors shall continue to exist after the Effective Date as separate Entities in accordance with the applicable law in the applicable jurisdiction in which they were formed under their respective certificates of incorporation or formation, as applicable, and bylaws or similar organizational documents, as applicable, in effect before the Effective Date except as their certificates of incorporation or formation and bylaws or similar organizational documents may be amended pursuant to this Plan. On the Effective Date, without any further corporate or similar action, the certificate of incorporation and bylaws of Reorganized Dune shall be amended as necessary to satisfy the provisions of this Plan and the Bankruptcy Code and shall include, pursuant to section 1123(a)(6) of the Bankruptcy Code, a provision prohibiting the issuance of non-voting equity securities. The certificate of incorporation and bylaws of Reorganized Dune shall be substantially in the form filed with the Plan Supplement. The appointment of the New Board pursuant to this Plan as of the Effective Date being deemed to constitute the election of directors of Reorganized Dune by written consent in lieu of an annual meeting pursuant to

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Section 303 of the Delaware General Corporation Law and Section 211 of the Delaware General Corporation Law. The certificate of incorporation or formation and bylaws or other organizational documents of each Reorganized Subsidiary shall be the certificate of incorporation or formation and bylaws, respectively, of each Reorganized Subsidiary on the Effective Date without any modification or amendment thereto.

4.05 Restructuring Transactions. On the Effective Date, and pursuant to the Plan or the applicable Plan Supplement documents, the applicable Debtors or Reorganized Debtors shall enter into the Restructuring Transactions contemplated in this Article IV, and shall take any actions as may be reasonably necessary or appropriate to effect a restructuring of their respective businesses or the overall organizational structure of the Reorganized Debtors. The Restructuring Transactions may include one or more mergers, consolidations, restructurings, conversions, dissolutions, transfers or liquidations as may be determined by the Debtors or the Reorganized Debtors to be necessary or appropriate. The actions to effect the Restructuring Transactions may include: (a) the execution and delivery of appropriate agreements or other documents of merger, consolidation, restructuring, conversion, disposition, transfer, dissolution or liquidation containing terms that are consistent with the terms of the Plan and that satisfy the applicable requirements of applicable state law and any other terms to which the applicable Entities may agree; (b) the execution and delivery of appropriate instruments of transfer, assignment, assumption, or delegation of any asset, property, right, liability, debt, or obligation on terms consistent with the terms of the Plan and having other terms for which the applicable parties agree; (c) the filing of appropriate certificates or articles of incorporation or reincorporation, limited partnership, or formation, merger, consolidation, conversion, or dissolution pursuant to applicable state law; and (d) all other actions that the applicable Entities determine to be reasonably necessary or appropriate, including making filings or recordings that may be required by applicable state law in connection with the Restructuring Transactions. The chairman of the board of directors, president, chief executive officer, chief financial officer, chief restructuring officer, any executive vice president or senior vice president, or any other appropriate officer, manager or managing partner of each Debtor or Reorganized Debtor, as appropriate, shall be authorized to execute, deliver, file, or record such contracts, instruments, releases, indentures, and other agreements or documents, and take such other actions, as may be reasonably necessary or appropriate, to effectuate and further evidence the terms and conditions of this Plan. The secretary or assistant secretary of the appropriate Debtor or Reorganized Debtor, as appropriate, shall be authorized to certify or attest to any of the foregoing actions.

4.06 Cancellation of Securities and Agreements. As of the Effective Date, the Certificates evidencing the Existing Securities shall evidence solely the right to receive from the Debtors the Distribution of the consideration, if any, set forth in Article 3.03. On the Effective Date, except as otherwise provided for herein (a) the Existing Securities (other than the Dune Subsidiary Debtor Interests), the Credit Agreement, the Senior Notes Indenture and any other Certificate, Security, share, note, bond, indenture, purchase right, option, warrant, certificates of designations or other instrument or documents directly or indirectly evidencing or creating and indebtedness or obligation of or ownership interest in the Debtors giving rise to any Claim or Equity Interest (except such Certificates, notes or other instruments or documents evidencing indebtedness or obligation of or ownership interest in the Debtors that are Reinstated pursuant to

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the Plan), to the extent not already cancelled, shall be deemed cancelled and of no further force or effect, solely as to the Debtors and their Affiliates, without any further action on the part of the Bankruptcy Court or any other Person and (b) the obligations of the Debtors pursuant to the Existing Securities (other than the Dune Subsidiary Debtor Interests), the Dune Subsidiary Guarantees under the Credit Agreement and the Senior Notes Indenture, the Debtors’ certificates of incorporation or formation, any agreements, indentures, or certificates of designations governing the Existing Securities (other than the Dune Subsidiary Debtor Interests) or any agreements, indentures, certificates of designation, by-laws, or certificate or articles of incorporation or similar documents governing the shares, Certificates, notes, bonds, indentures, purchase rights, options, warrants, or other instruments or documents evidencing or creating any indebtedness or obligation of or ownership interest in the Debtors (except such agreements, Certificates, notes, or other instruments evidencing indebtedness or obligation of or ownership interest in the Debtors that are specifically Reinstated pursuant to the Plan) shall be terminated, released and discharged; provided, however, that each indenture or other agreement that governs the rights of the Holder of a Claim based on the Existing Securities and that is administered by an indenture trustee, agent, or servicer shall continue in effect solely for the purposes of (x) allowing such indenture trustee, agent, or servicer to make the Distributions to be made on account of such Claims hereunder and (y) permitting such indenture trustee, agent, or servicer to maintain any rights it may have for fees, costs, expenses, and indemnification under such indenture or other agreement. Additionally, the cancellation of any indenture shall not impair the rights and duties under such indenture as between the indenture trustee thereunder and the beneficiaries of the trust created thereby. For the avoidance of doubt, as of the Effective Date, all Dune Other Equity Interests, to the extent not already cancelled, shall be cancelled. The Dune Other Equity Interests will include all options to purchase Dune Common Stock that, immediately prior to the Effective Date, are issued and outstanding but have not been exercised in accordance with the terms and conditions of any applicable Dune long-term incentive plans and related agreements pursuant to which such options were granted. The Dune Subsidiary Debtor Interests shall not be cancelled, but shall be Reinstated and shall vest in Reorganized Dune or the respective Reorganized Debtors, as the case may be, as of the Effective Date.

4.07 Corporate Action

Upon the Effective Date, all actions contemplated under the Plan shall be deemed authorized and approved in all respects, including: (1) adoption or assumption, as applicable, of the agreements with existing management, amended by agreement between the beneficiaries of such agreements, plans, or arrangements, on the one hand, and the Debtors, on the other hand, or, after the Effective Date, by agreement with the Reorganized Debtors, with the consent of the Majority Consenting Note Holders; (2) selection of the directors and officers for the Reorganized Debtors; (3) the distribution of the New Dune Common Stock; (4) implementation of the Restructuring Transactions as set forth herein; (5) adoption and implementation of the Management Equity Plan, as will be set forth in the Plan Supplement; (6) execution of the Exit Facility; (7) issuance of the New Notes, if applicable, and (8) all other actions contemplated under the Plan (whether to occur before, on, or after the Effective Date). All matters provided for in the Plan involving the corporate structure of the Debtors or the Reorganized Debtors, and any corporate action required by the Debtors, or the Reorganized Debtors in connection with the

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Plan, shall be deemed to have occurred and shall be in effect, without any requirement of further action by the security holders, directors or officers of the Debtors, or the Reorganized Debtors. The authorizations and approvals contemplated by this Article IV shall be effective notwithstanding any requirements under non-bankruptcy law.

4.08 Directors and Executive Officers. On the Effective Date, the term of each member of Dune’s current board of directors will automatically expire. Subject to the requirements of section 1129(a)(5) of the Bankruptcy Code, the initial board of directors of Reorganized Dune on and after the Effective Date will consist of seven (7) directors – six (6) of whom will be designated by the Ad Hoc Committee and the CEO of Dune as the seventh.

A mutually agreed upon number of such six (6) board of director members designated by the Ad Hoc Committee must satisfy NYSE and Institutional Shareholders Services, Inc. (ISS) standards for independence, and at least one (1) member of such six (6) members must qualify as a “financial expert” and be willing to serve as chair of the audit committee of the board of directors. Selection of all members of the board of directors shall be undertaken in consultation with Dune.

The board of directors of Reorganized Dune shall have the responsibility for the oversight of Reorganized Dune on and after the Effective Date. The members of existing Dune management shall maintain their current positions as executive officers of the Reorganized Debtors on and after the Effective Date. The current officers and directors of the Dune Debtor Subsidiaries shall also serve as the officers and directors of each of the respective Reorganized Subsidiaries on and after the Effective Date.

Pursuant to section 1129(a)(5) of the Bankruptcy Code, the Debtors will disclose in advance of the Confirmation Hearing the identity and affiliations of any Person proposed to serve on the initial board of directors or be an officer of Reorganized Dune. To the extent any such director or officer of the Reorganized Debtors is an “insider” under the Bankruptcy Code, the Debtors also will disclose the nature of any compensation to be paid to such director or officer. Each such director and officer shall serve from and after the Effective Date pursuant to the terms of the New Organizational Documents and other constituent documents of the Reorganized Dune.

4.09 Management Incentive Plan. On the Effective Date, Reorganized Dune will adopt the Management Incentive Plan. The Management Incentive Plan will provide for awards in the form of stock options and/or restricted stock, which in any event will not exceed seven percent (7%) of the New Dune Common Stock on a fully diluted basis, with Management Stock comprising three percent (3%) of such seven percent (7%) being issued pursuant to the Management Incentive Plan upon the Effective Date, or as soon as reasonably practicable thereafter. Management Stock comprising two percent (2%) of such seven percent (7%) will be issued on or about each of the first and second anniversaries of the Effective Date, respectively. Individual allocations of equity incentive awards issued pursuant to the Management Incentive Plan shall be proposed by the CEO of Reorganized Dune, and shall be subject to approval by the compensation committee of the board of directors. Grants under the Management Incentive Plan will be tied to performance criteria established by the compensation committee of Reorganized

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Dune after review of the CEO’s proposed targets, within ninety (90) days after the Effective Date. The initial grant of three percent (3%) on or around the Effective Date shall consist solely of Restricted New Dune Common Stock, with vesting of all of such Restricted New Dune Common Stock awarded to the CEO subject to performance-based vesting and vesting of awards to each other participant in the Management Incentive Plan subject to fifty percent (50%) time-based and fifty percent (50%) performance-based vesting. All compensation of the CEO of Reorganized Dune, including stock based compensation, shall be recommended by the compensation committee and subject to approval by the board of directors of Reorganized Dune. Further determinations with respect to the Management Incentive Plan and any awards thereunder will be set forth in the Plan Supplement.

4.10 Compensation and Benefit Plans and Treatment of Retirement Plan. All employment, retirement, indemnification, and other agreements or arrangements in place as of the Effective Date with the Debtors’ officers, directors, or employees, who will continue in such capacities or similar capacities after the Effective Date, or retirement income plans and welfare benefit plans for such persons, or variable incentive plans regarding payment of a percentage of annual salary based on performance goals and financial targets for certain employees identified as key leaders, top level managers, or sales leaders shall remain in place after the Effective Date, as may be amended by agreement between the beneficiaries of such agreements, plans, or arrangements, on the one hand, and the Debtors, on the other hand, or, after the Effective Date, by agreement with the Reorganized Debtors, with the consent of the Majority Consenting Note Holders, including to modify the “change of control” definition in such agreements to reflect the Restructuring Transactions and this Plan, and the Reorganized Debtors will continue to honor such agreements, arrangements, programs, and plans; provided, however, that the foregoing shall not apply to any equity-based compensation or incentive-based plan, agreement, or arrangement existing as of the Commencement Date. Nothing in the Plan shall limit, diminish, or otherwise alter the Reorganized Debtors’ defenses, claims, Causes of Action, or other rights with respect to any such contracts, agreements, policies, programs, and plans. Notwithstanding the foregoing, pursuant to section 1129(a)(13) of the Bankruptcy Code, on and after the Effective Date, all retiree benefits (as that term is defined in section 1114 of the Bankruptcy Code), if any, shall continue to be paid in accordance with applicable law.

4.11 Revesting of Assets. The property of each Debtor’s Estate shall revest in the applicable Reorganized Debtor on the Effective Date. Thereafter, the Reorganized Debtors may operate their businesses and may use, acquire, and dispose of property free of any restrictions of the Bankruptcy Code, the Bankruptcy Rules, and the Bankruptcy Court. As of the Effective Date, all property of the Reorganized Debtors shall be free and clear of all Claims, encumbrances, Equity Interests, charges and Liens except as provided or contemplated herein, in connection with the Exit Facility, or in the Confirmation Order. Without limiting the generality of the foregoing, the Reorganized Debtors may, without application to or approval by the Bankruptcy Court, pay professional fees and expenses incurred after the Effective Date.

4.12 Preservation of Rights of Action; Settlement of Litigation Claims. Except in respect of any Allowed Credit Agreement Claim or as otherwise provided herein or in the Confirmation Order, or in any contract, instrument, release, indenture, or other agreement entered into in connection with this Plan, in accordance with section 1123(b) of the Bankruptcy

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Code, following the Confirmation Date, the Reorganized Debtors shall retain and may enforce, sue on, settle, or compromise (or decline to do any of the foregoing) all Causes of Action that any of the Debtors or their Estates may hold against any Person or Entity without further approval of the Bankruptcy Court whether arising before or after the Commencement Date, including any actions specifically enumerated in the Plan Supplement, and the Reorganized Debtors’ rights to commence, prosecute, or settle such Causes of Action shall be preserved notwithstanding the occurrence of the Effective Date. The Reorganized Debtors may pursue such Causes of Action, as appropriate, in accordance with the best interests of the Reorganized Debtors. The Reorganized Debtors shall have the exclusive right, authority, and discretion to determine and to initiate, file, prosecute, enforce, abandon, settle, compromise, release, withdraw, or litigate to judgment any such Causes of Action and to decline to do any of the foregoing without the consent or approval of any third party or further notice to or action, order, or approval of the Bankruptcy Court. No Entity may rely on the absence of a specific reference in the Plan, the Plan Supplement, or the Disclosure Statement to any Cause of Action against it as any indication that the Debtors or the Reorganized Debtors, as applicable, will not pursue any and all available Causes of Action against it. The Debtors or the Reorganized Debtors, as applicable, expressly reserve all rights to prosecute any and all Causes of Action against any Entity, except as otherwise expressly provided in the Plan. Unless any Causes of Action against an Entity are expressly waived, relinquished, exculpated, released, compromised, or settled in the Plan or a Bankruptcy Court order, the Reorganized Debtors expressly reserve all Causes of Action, for later adjudication, and, therefore, no preclusion doctrine, including the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable, or otherwise), or laches, shall apply to such Causes of Action upon, after, or as a consequence of the Confirmation or Consummation.

4.13 Effectuating Documents; Further Transactions.

On and after the Effective Date, the Reorganized Debtors, and the officers and members of the boards of directors thereof, are authorized to and may issue, execute, deliver, file, or record such contracts, Securities, instruments, releases, and other agreements or documents and take such actions as may be necessary or appropriate to effectuate, implement, and further evidence the terms and conditions of the Plan and the Securities issued pursuant to the Plan in the name of and on behalf of the Reorganized Debtors, without the need for any approvals, authorization, or consents except for those expressly required pursuant to the Plan.

4.14 Exemption from Certain Transfer Taxes. Pursuant to section 1146(a) of the Bankruptcy Code, the following will not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, sales or use tax, mortgage tax, real estate transfer tax, mortgage recording tax, or other similar tax or governmental assessment, and upon entry of the Confirmation Order, the appropriate state or local governmental officials or agents shall forego the collection of any such tax or governmental assessment and to accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment: (a) the issuance, transfer or exchange of New Dune Common Stock and Restricted New Dune Common Stock; (b) the creation of any mortgage, deed of trust, lien or other security interest under or pursuant to this Plan or the Exit Facility; (c) the making or assignment of any lease or sublease under or pursuant to this Plan; (d) the

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execution and delivery of the Exit Facility; (e) any Restructuring Transaction; (f) the release of liens under the Existing Credit Facility; or (g) the making or delivery of any deed or other instrument of transfer under, in furtherance of or in connection with this Plan, including any merger agreements, agreements of consolidation, restructuring, disposition, liquidation or dissolution, deeds, bills of sale or assignments executed in connection with any of the foregoing or pursuant to this Plan.

ARTICLE V

PROVISIONS GOVERNING DISTRIBUTIONS

5.01 Distributions for Claims and Equity Interests Allowed as of the Effective Date. Except as otherwise provided herein or as ordered by the Bankruptcy Court, each Holder of an Allowed Claim or Allowed Equity Interests shall receive on the Distribution Date the full amount of the Distributions that the Plan provides for Allowed Claims or Allowed Equity Interests in the applicable Class. All Cash Distributions shall be made by the Disbursing Agent from available Cash of the Reorganized Debtors. Any Distribution hereunder of property other than Cash (including any issuance of New Dune Common Stock, or Restricted New Dune Common Stock, and the Distribution of such New Dune Common Stock, or Restricted New Dune Common Stock, in exchange for Allowed Claims and Allowed Equity Interests as of the Effective Date) shall be made by the Disbursing Agent, a Senior Notes Indenture Trustee, or the transfer agent in accordance with the terms of this Plan.

5.02 Disbursing Agent. The Disbursing Agent shall make all Distributions required under the Plan, except with respect to a Holder of a Claim whose Distribution is governed by an indenture or other agreement and is administered by an indenture trustee, agent, or servicer, which Distributions shall be delivered to the Holders of Allowed Claims at the direction of the appropriate indenture trustee, agent or servicer in accordance with the provisions of this Plan and the terms of the relevant indenture or other governing agreement.

If the Disbursing Agent is an independent third party designated by the Reorganized Debtors to serve in such capacity (or, in the case of a Senior Notes Indenture, the applicable Senior Notes Indenture Trustee), such Disbursing Agent or Senior Notes Indenture Trustee shall receive, without further Bankruptcy Court approval, reasonable compensation for Distribution services rendered pursuant to this Plan and reimbursement of reasonable out-of-pocket expenses incurred in connection with such services from the Reorganized Debtors on terms reasonably acceptable to the Reorganized Debtors, or, in the case of a Senior Notes Indenture Trustee, in accordance with the terms and conditions of the applicable Senior Notes Indenture (as applicable) or upon such other terms as may be agreed upon between such Senior Notes Indenture Trustee and the applicable Reorganized Debtors. No Disbursing Agent shall be required to give any bond or surety or other security for the performance of its duties unless otherwise ordered by the Bankruptcy Court. If otherwise so ordered, all costs and expenses of procuring any such bond shall be paid by the Reorganized Debtors.

5.03 Surrender of Securities or Interests. On or before the Distribution Date, or as soon as reasonably practicable thereafter, each Holder of a Certificate shall surrender such Certificate (i) in the case of Equity Interests, to the Disbursing Agent and (ii) in the case of the

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Senior Secured Notes, to the applicable Senior Notes Indenture Trustee, or in the event such note(s) are held in the name of, or by a Nominee of, The Depository Trust Company, the Reorganized Debtors shall seek the cooperation of The Depository Trust Company to provide appropriate instructions to the Senior Notes Indenture Trustee, and each Certificate shall be cancelled. No Distribution of property hereunder shall be made to or on behalf of any such Holder unless and until such Certificate is received by the Disbursing Agent or the applicable Senior Notes Indenture Trustee or appropriate instructions from The Depository Trust Company shall be received by the Senior Notes Indenture Trustee, as the case may be, or the unavailability of such Certificate is reasonably established to the satisfaction of the Disbursing Agent or the applicable Senior Notes Indenture Trustee, as the case may be. Any such Holder who fails to surrender or cause to be surrendered such Certificate or fails to execute and deliver an affidavit of loss and indemnity reasonably satisfactory to the Disbursing Agent or the applicable Senior Notes Indenture Trustee, as the case may be, prior to the first anniversary of the Effective Date shall be deemed to have forfeited all rights and Claims or Equity Interests in respect of such Certificate and shall not participate in any Distribution hereunder, and all New Dune Common Stock in respect of such forfeited Distribution shall be cancelled notwithstanding any federal or escheat laws to the contrary.

5.04 Instructions to Disbursing Agent. In the event that the Debtors make a Distribution on account of the Allowed Senior Note Claims, the Senior Notes Indenture Trustee or The Depository Trust Company, as applicable, shall, prior to such Distribution, (x) inform the Disbursing Agent as to the amount of properly surrendered Senior Notes and (y) inform the Disbursing Agent in a properly completed letter of transmittal, accompanied by properly remitted securities, of the names of registered Holders of Allowed Senior Note Claims, and the Pro Rata share of the principal amount of the Senior Notes held by each such Holder.

5.05 Services of the Indenture Trustees. The Senior Notes Indenture Trustee’s services with respect to consummation of this Plan shall be as set forth herein and as authorized by the Senior Notes Indenture, as applicable.

5.06 Record Date for Plan Distributions. At the close of business on the Record Date for Plan Distributions, the transfer ledgers for the Senior Secured Notes Claims register shall be closed, and there shall be no further changes recognized in the record Holders of such Claims. The Reorganized Debtors and the Disbursing Agent, if any, shall have no obligation to recognize any transfer of any such Claims occurring after the Record Date for Plan Distributions and shall be entitled instead to recognize and deal for all purposes hereunder with only those record Holders listed on such transfer ledger as of the close of business on the Record Date for Plan Distributions.

5.07 Means of Cash Payment. Cash payments hereunder shall be in U.S. funds by check, wire transfer, or such other commercially reasonable manner as the payor shall determine in its sole discretion.

5.08 Calculation of Distribution Amounts of New Dune Common Stock. No fractional shares of New Dune Common Stock shall be issued or distributed hereunder by Reorganized Dune or any Disbursing Agent, indenture trustee, agent, or servicer. Each Person entitled to

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receive New Dune Common Stock shall receive the total number of whole shares of New Dune Common Stock to which such Person is entitled. Whenever any Distribution to a particular Person would otherwise call for Distribution of a fraction of a share of New Dune Common Stock, such number of shares to be distributed shall be rounded up or down to the nearest whole number and such Person shall receive no separate consideration for such fractional shares.

5.09 Delivery of Distributions; Undeliverable or Unclaimed Distributions. Distributions to Holders of Allowed Claims and Allowed Equity Interests shall be made by the Disbursing Agent or the relevant Senior Notes Indenture Trustee, as the case may be, (a) at the Holder’s last known address, (b) at the address in any written notice of address change delivered to the Disbursing Agent, (c) in the case of the Holder of an Allowed Senior Note Claim, at the address in the relevant Senior Notes Indenture Trustee’s official records, or (d) at the address set forth in a properly completed letter of transmittal accompanying a Certificate properly remitted in accordance with the terms hereof. If any Holder’s Distribution is returned as undeliverable, no further Distributions to such Holder shall be made, unless and until the Disbursing Agent or the relevant Senior Notes Indenture Trustee or The Depository Trust Company, as the case may be, is notified of such Holder’s then current address, at which time all missed Distributions shall be made to such Holder without interest. Amounts in respect of undeliverable Distributions made through the Disbursing Agent or the relevant Senior Notes Indenture Trustee shall be returned to the appropriate Reorganized Debtor or relevant Senior Notes Indenture Trustee, as the case may be, until such Distributions are claimed. All claims for undeliverable Distributions must be made on or before the first anniversary of the Effective Date, after which date, without need for a further order by the Bankruptcy Court (x) all Cash in respect of such forfeited Distribution including interest accrued thereon shall revert to Reorganized Dune and (y) all New Dune Common Stock in respect of such forfeited Distribution shall be cancelled, in each case, notwithstanding any federal or state escheat laws to the contrary.

5.10 Withholding and Reporting Requirements. In connection with this Plan and all Distributions hereunder, the Disbursing Agent shall, to the extent applicable, comply with all tax withholding and reporting requirements imposed by any federal, state, local, or foreign taxing authority, and all Distributions hereunder shall be subject to any such withholding and reporting requirements. Notwithstanding anything to the contrary in the Plan, the Disbursing Agent shall be authorized to take all actions necessary or appropriate to comply with such withholding and reporting requirements. The Reorganized Debtors reserve the right to allocate all distributions made under the Plan in compliance with all applicable wage garnishments, alimony, child support, and other spousal awards, liens, and encumbrances.

5.11 Setoffs. Other than in respect of any Allowed Credit Agreement Claim or any Allowed Senior Note Claim, a Reorganized Debtor may, but shall not be required to, set off against any Claim, and the payments or other Distributions to be made pursuant to this Plan in respect of such Claim, claims of any nature whatsoever that the Debtors or Reorganized Debtors may have against the Holder of such Claim; provided, however, that neither the failure to do so nor the allowance of any Claim hereunder shall constitute a waiver or release by the Reorganized Debtors of any claim that the Debtors or Reorganized Debtors may have against such Holder. Nothing in this Plan shall be deemed to expand rights to setoff under applicable non-bankruptcy law.

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5.12 Section 1145 Exemption.

Pursuant to section 1145 of the Bankruptcy Code, the offering, issuance, and distribution of the New Dune Common Stock, as contemplated by Article V hereof to Classes 3, 6 and 7, shall be exempt from, among other things, the registration requirements of section 5 of the Securities Act and any other applicable law requiring registration prior to the offering, issuance, distribution, or sale of Securities. In addition, under section 1145 of the Bankruptcy Code, such New Equity will be freely tradable in the U.S. by the recipients thereof, subject to the provisions of section 1145(b)(1) of the Bankruptcy Code relating to the definition of an underwriter in section 2(a)(11) of the Securities Act, and compliance with applicable securities laws and any rules and regulations of the Securities and Exchange Commission, if any, applicable at the time of any future transfer of such Securities or instruments and subject to any restrictions in the New Dune Organizational Documents.

ARTICLE VI

PROCEDURES FOR RESOLVING DISPUTED, CONTINGENT, AND UNLIQUIDATED CLAIMS

6.01 Procedures Regarding Claims. Except as otherwise provided herein, Holders of Claims and Equity Interests shall not be required to file a Proof of Claim, and no parties should file a Proof of Claim. Instead, the Debtors intend to make distributions, as required by the Plan, in accordance with the books and records of the Debtors in the ordinary course of business of the Reorganized Debtors; provided that the Debtors and Reorganized Debtors, as applicable, reserve all rights to object to any Claim for which a Proof of Claim is filed by the Claims Objection Bar Date.

For the avoidance of doubt, Holders of rejection damages claims must file a proof of claim with respect to such Claims as provided in Article VII of the Plan.

Unless disputed by a Holder of a Claim or otherwise provided herein, the amount set forth in the books and records of the Debtors shall constitute the amount of the Allowed Claim of such Holder. If any such Holder of a Claim disagrees with the Debtors’ books and records with respect to the Allowed amount of such Holder’s claim, such Holder must advise the Debtors in writing, in which event the Claim will become a Disputed Claim. The Debtors intend to attempt to resolve any such disputes consensually or through judicial means outside the Bankruptcy Court. Nevertheless, the Debtors may, in their discretion, file with the Bankruptcy Court (or any other court of competent jurisdiction) an objection to the allowance of any Claim or any other appropriate motion or adversary proceeding with respect thereto, and the Debtors reserve the right to compromise, settle, withdraw or litigate to judgment any objections to Claims for which a proof of claim is filed.

The Debtors, or the Reorganized Debtors, as applicable, subject to the reasonable consent of the Majority Consenting Note Holders, shall have the exclusive authority to file, settle, compromise, withdraw or litigate to judgment any objections to Claims. From and after the Effective Date, the Debtors and the Reorganized Debtors may settle or compromise any Disputed Claim without notice to or action, order or approval of the Bankruptcy Court. The Debtors

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reserve all rights to resolve any Disputed Claim outside the Bankruptcy Court under applicable governing law.

Any Debtor or Reorganized Debtor, as applicable, may, at any time, request that the Bankruptcy Court estimate any contingent or unliquidated Claim pursuant to section 502(c) of the Bankruptcy Code, regardless of whether such Debtor has previously objected to such Claim or whether the Bankruptcy Court has ruled on any objection, and the Bankruptcy Court will retain jurisdiction to estimate any Claim at any time during litigation concerning any objection to any Claim, including during the pendency of any appeal related to any such objection. In the event the Bankruptcy Court estimates any contingent or unliquidated Claim, that estimated amount will constitute either the Allowed amount of such Claim or a maximum limitation on such Claim, as determined by the Bankruptcy Court. If the estimated amount constitutes a maximum limitation on such Claim, the Debtors or the Reorganized Debtors, as applicable, may elect to pursue any supplemental proceedings to object to any ultimate payment on such Claim. Each of the aforementioned objection, estimation and resolution procedures are cumulative and are not exclusive of one another.

Except as otherwise expressly provided herein, no Claim shall be Allowed unless and until such Claim is deemed Allowed under the Bankruptcy Code and under the Plan or unless and until the Bankruptcy Court enters a Final Order in the Chapter 11 Cases allowing such Claim under section 502 of the Bankruptcy Code. Except as expressly provided in any order entered in the Chapter 11 Cases prior to the Effective Date (including the Confirmation Order), the Reorganized Debtors after the Effective Date will have and retain any and all rights and defenses held by the Debtors with respect to any Claim as of the Commencement Date.

Notwithstanding any other provision hereof, if any portion of a Claim is a Disputed Claim, no payment or distribution provided under the Plan shall be made on account of such Disputed Claim unless and until such Disputed Claim becomes an Allowed Claim.

To the extent that a Disputed Claim ultimately becomes an Allowed Claim, distributions (if any) shall be made to the Holder of such Allowed Claim in accordance with the provisions of the Plan. The Disbursing Agent shall provide to the Holder of such Claim the distribution (if any) to which such Holder is entitled under the Plan on a date determined by the Reorganized Debtors, in their sole discretion, after such a Claim becomes an Allowed Claim and shall be deemed to have been made on the Effective Date, without any interest to be paid on account of such Claim.

ARTICLE VII

TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

7.01 Assumed Contracts and Leases. Except as otherwise provided herein, or in any contract, instrument, release, indenture, or other agreement or document entered into in connection with this Plan, as of the Effective Date each Reorganized Debtor shall be deemed to have assumed each executory contract and unexpired lease to which it is a party, unless such contract or lease (a) was previously assumed or rejected by the Debtors, (b) is the subject of a motion to reject filed on or before the Confirmation Date or (c) is set forth in a schedule

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(approved by the Majority Consenting Note Holders), as an executory contract or unexpired lease to be rejected, filed as part of the Plan Supplement. The Confirmation Order shall constitute an order of the Bankruptcy Court under section 365 of the Bankruptcy Code approving the contract and lease assumptions or rejections described above, as of the Effective Date. Any motions to assume Executory Contracts or Unexpired Leases pending on the Effective Date shall be subject to approval by the Bankruptcy Court on or after the Effective Date by a Final Order. Each Executory Contract and Unexpired Lease assumed pursuant to this Article VII or by any order of the Bankruptcy Court, which has not been assigned to a third party prior to the Confirmation Date, shall revest in and be fully enforceable by the Reorganized Debtors in accordance with its terms, except as such terms are modified by the provisions of the Plan or any order of the Bankruptcy Court authorizing and providing for its assumption under applicable federal law.

Unless otherwise provided in the Plan, each assumed Executory Contract or Unexpired Lease shall include all modifications, amendments, supplements, restatements or other agreements that in any manner affect such Executory Contract or Unexpired Lease, and all Executory Contracts and Unexpired Leases, related thereto, if any, including all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal and any other interests, unless any of the foregoing agreements has been previously rejected or repudiated or is rejected or repudiated under the Plan.

7.02 Payments Related to Assumption of Contracts and Leases. Any monetary amounts by which any executory contract and unexpired lease to be assumed under the Plan is in default shall be satisfied, under section 365(b)(1) of the Bankruptcy Code, by the applicable Debtor on or before the Effective Date; provided, however, if there is a dispute regarding (i) the nature or amount of any Cure, (ii) the ability of a Reorganized Debtor or any assignee to provide “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code) under the contract or lease to be assumed, or (iii) any other matter pertaining to assumption, Cure shall occur following the entry of a Final Order of the Bankruptcy Court resolving the dispute and approving the assumption or assumption and assignment, as the case may be; provided, however, that the Debtors or the Reorganized Debtors may settle any dispute regarding the amount of any dispute without any further notice to or action, order or approval of the Bankruptcy Court.

7.03 Rejected Contracts and Leases. Except for those executory contracts and unexpired leases set forth on a schedule to the Plan Supplement, none of the executory contracts and unexpired leases to which the Debtors are a party shall be rejected under the Plan; provided, however, that the Debtors reserve the right, at any time prior to the Confirmation Date, to seek to reject any executory contract or unexpired lease to which any Debtor is a party with the consent of the Majority Consenting Note Holders.

7.04 Claims Based upon Rejection of Executory Contracts or Unexpired Leases. All Claims arising out of the rejection of executory contracts and unexpired leases must be filed with the Bankruptcy Court and served upon the appropriate Debtor and its counsel within sixty (60) days after the earlier of (a) the date of entry of an order of the Bankruptcy Court approving such

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rejection or (b) the Confirmation Date. Any such Claims not filed within such times shall be forever barred from assertion against the respective Debtor, its Estate, and its property.

7.05 Indemnification of Directors, Officers and Employees. The obligations of any Debtor to indemnify any Released Party serving at any time as one of its directors, officers or employees by reason of such Released Party’s service in such capacity, or as a director, officer or employee of any other Entity, to the extent provided in such Debtor’s certificate of incorporation, certificate of formation, corporate charter, bylaws or similar constitutive documents, or any specific agreement relating to any claims, demands, suits or proceedings against such Released Party based upon any act or omission related to service with or on behalf of any of the Debtors prior to the Effective Date, or under applicable state corporate law (to the maximum extent permitted thereunder), shall be deemed and treated as executory contracts as to which no proofs of Claim need be filed that are assumed by the relevant Reorganized Debtor pursuant hereto and section 365 of the Bankruptcy Code as of the Effective Date. Accordingly, such indemnification obligations shall survive Unimpaired and unaffected by entry of the Confirmation Order, irrespective of whether such indemnification is owed for an act or event occurring before or after the Commencement Date, and shall not be discharged.

7.06 Assumption of D&O Insurance. All directors’ and officers’ liability insurance policies maintained by the Debtors are hereby assumed. Entry of the Confirmation Order by the clerk of the Bankruptcy Court shall constitute approval of such assumptions pursuant to section 365(a) of the Bankruptcy Code. The Reorganized Debtors shall maintain for a period of not less than six (6) years from the Effective Date coverage for the individuals covered, as of the Commencement Date, under policies on terms not substantially less favorable to such individuals than the terms provided for under the policies assumed pursuant to this Plan. No provision of this Plan shall limit any Released Party’s rights to seek recovery or reimbursement under any directors’ and officers’ liability insurance policy.

The Debtors’ indemnification obligations in favor of their officers and directors contained in the certificates of incorporation and bylaws of the Debtors as of the Commencement Date shall be included in the amended and restated certificate of incorporation, amended and restated certificate of formation and bylaws of the Reorganized Debtors. Unless otherwise required by applicable law, all Claims of the Debtors’ officers and directors for indemnity arising prior to the Commencement Date shall be deemed to be Class 5 General Unsecured Claims hereunder, and all Claims of the Debtors’ officers and directors for indemnity arising on and after the Commencement Date shall be deemed to be Administrative Claims hereunder.

ARTICLE VIII

ACCEPTANCE OR REJECTION OF THIS PLAN

8.01 Classes Entitled to Vote. Each Holder of an Allowed Claim in Class 3 or Allowed Equity Interest in Class 6 is entitled to vote to accept or reject this Plan. Holders of Claims or Equity Interests in Unimpaired Classes 1, 2, 4, 5 and 9 shall not be entitled to vote because they are conclusively deemed, by operation of section 1126(f) of the Bankruptcy Code, to have accepted this Plan. Holders of Equity Interests in Impaired Class 7 shall receive the distribution they are entitled to under section 1129 of the Bankruptcy Code and Holders of Equity Interests in

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Impaired Class 8 will not receive or retain any property under this Plan on account of their Equity Interests. Therefore, Holders of Equity Interests in Impaired Class 7 and 8 are deemed not to have accepted the Plan by operation of section 1126(g) of the Bankruptcy Code.

8.02 Acceptance by Impaired Classes. An Impaired Class of Claims shall have accepted this Plan if the Holders of at least two-thirds (2/3) in amount and more than one-half (1/2) in number of the Allowed Claims in the Class actually voting have voted to accept this Plan, and an Impaired Class of Equity Interests shall have accepted this Plan if the Holders of at least two-thirds (2/3) in amount of the Allowed Equity Interests in the Class actually voting have voted to accept this Plan, in each case not counting the vote of any Holder designated under section 1126(e) of the Bankruptcy Code.

8.03 Elimination of Classes. Any Class that does not contain any Allowed Claims or Equity Interests or any Claims or Equity Interests temporarily allowed for voting purposes under Bankruptcy Rule 3018, as of the date of the commencement of the Confirmation Hearing, shall be deemed not included in this Plan for purposes of (i) voting to accept or reject this Plan and (ii) determining whether such Class has accepted or rejected this Plan under section 1129(a)(8) of the Bankruptcy Code.

8.04 Nonconsensual Confirmation. The Bankruptcy Court may confirm this Plan over the dissent of or rejection by any Impaired Class if all of the requirements for consensual confirmation under subsection 1129(a), other than subsection 1129(a)(8), of the Bankruptcy Code and for nonconsensual confirmation under subsection 1129(b) of the Bankruptcy Code have been satisfied.

If Class 6 (Dune Preferred Stock Interests) does not accept the Plan, the Debtors shall request that the Bankruptcy Court confirm or “cram down” the Plan on a non-consensual basis pursuant to section 1129(b) of the Bankruptcy Code. With respect to Class 7 (Dune Common Stock Interests) and Class 8 (Dune Other Equity Interests) that are deemed to reject this Plan, the Debtors shall request that the Bankruptcy Court confirm or “cram down” the Plan on a non-consensual basis pursuant to section 1129(b) of the Bankruptcy Code.

ARTICLE IX

CONDITIONS PRECEDENT TO CONFIRMATION AND EFFECTIVENESS

9.01 Conditions to Confirmation. It shall be a condition to Confirmation of the Plan that the following conditions shall have been satisfied or waived pursuant to the provisions of 9.04 below:

a) the Bankruptcy Court shall have entered the Confirmation Order in form and substance reasonably acceptable to the Debtors and the Majority Consenting Note Holders;

b) the Plan must be in form and substance reasonably acceptable to the Debtors and the Majority Consenting Note Holders.

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c) All documentation related to the Plan and the Plan Supplement must be in form and substance reasonably acceptable to the (i) Exit Facility Agent, solely as to provisions which affect, or could be reasonably expected to affect, the Exit Facility Agent’s rights, claims, recoveries, and/or interests, and (ii) Majority Consenting Note Holders.

9.02 Conditions to Effective Date. The following are conditions precedent to the occurrence of the Effective Date, each of which must be satisfied or waived in accordance with Article 9.04 below:

a) The Confirmation Order shall have been entered by the Bankruptcy Court.

b) The Confirmation Order shall have become a Final Order.

c) All authorizations, consents, and regulatory approvals required, if any, in connection with the consummation of this Plan shall have been obtained.

d) The Debtors and the Exit Facility Lenders shall have executed and delivered the Exit Facility Credit Documents, in form and substance reasonably acceptable to the Debtors and the Majority Consenting Note Holders, and the Exit Facility shall have closed.

e) The Debtors shall have executed and delivered all documents necessary to effectuate the issuance of the New Securities and New Notes (if any).

f) All other actions, documents, and agreements necessary to implement this Plan shall have been effected or executed, including documents contained in the Plan Supplement, shall have been effected or executed and delivered, as the case may be, to the required parties and, to the extent required, filed with the applicable Governmental Units in accordance with applicable laws

g) All documents referenced in subsections (e) and (f) of this article, including all documents in the Plan Supplement, shall be reasonably acceptable to the (i) Exit Facility Agent, solely as to provisions which affect, or could be reasonably expected to affect, the Exit Facility Agent’s rights, claims, recoveries, and/or interests, and (ii) Majority Consenting Note Holders.

h) No stay of the consummation of this Plan shall be in effect.

9.03 Effect of Failure of Conditions. In the event that one or more of the conditions specified in Article 9.02 hereof shall not have occurred or been waived pursuant to Article 9.04 on or before March 29, 2012, or such later date as may be agreed to by the Debtors and the Majority Consenting Note Holders, (a) the Confirmation Order shall be vacated, (b) no Distributions under the Plan shall be made, (c) the Debtors and Holders of Claims and Equity Interests shall be restored to the status quo as of the day immediately preceding the Confirmation Date as though the Confirmation Order had never been entered, and (d) the Debtors’ obligations with respect to Claims and Equity Interests shall remain unchanged and nothing contained herein shall constitute or be deemed a waiver or release of any Claims or Equity Interests by or against the Debtors or any Person or governmental Entity or to prejudice in any manner the rights of the Debtors or any Person or governmental Entity in any other or further proceedings involving the Debtors.

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9.04 Waiver of Conditions. Each of the conditions set forth in Article 9.01 and Article 9.02 above, other than as set forth in Article 9.02(a), may be waived in whole or in part by the Debtors with the consent of the Majority Consenting Note Holders without notice, leave or other order of the Bankruptcy Court or any formal action other than proceedings to confirm or consummate the Plan.

ARTICLE X

MODIFICATIONS AND AMENDMENTS; WITHDRAWAL

Subject to the provisions of the Consenting Note Holder Plan Support Agreement or except as otherwise specifically provided in the Plan, the Debtors may amend or modify this Plan at any time prior to the Confirmation Date, with the consent of the (i) Exit Facility Agent, solely as to provisions which affect, or could be reasonably expected to affect, the Exit Facility Agent’s rights, claims, recoveries, and/or interests, and (ii) Majority Consenting Note Holders. The Debtors reserve the right to include any amended exhibits in the Plan Supplement with the consent of the (i) Exit Facility Agent, solely as to provisions which affect, or could be reasonably expected to affect, the Exit Facility Agent’s rights, claims, recoveries, and/or interests, and (ii) Majority Consenting Note Holders, whereupon each such amended exhibit shall be deemed substituted for the original of such exhibit. After the Confirmation Date, the Debtors or Reorganized Debtors may, under section 1127(b) of the Bankruptcy Code, institute proceedings in the Bankruptcy Court to remedy any defect or omission or reconcile any inconsistencies within or among this Plan, the Disclosure Statement, and the Confirmation Order, and to accomplish such matters as may be reasonably necessary to carry out the purposes and intent hereof so long as such remedies do not materially and adversely affect the treatment of Holders of Claims or Equity Interests hereunder.

Entry of a Confirmation Order shall mean that all modifications or amendments to the Plan since the solicitation thereof are approved pursuant to section 1127(a) of the Bankruptcy Code and do not require additional disclosure or resolicitation under Bankruptcy Rule 3019.

ARTICLE XI

RETENTION OF JURISDICTION

Under sections 105(a) and 1142 of the Bankruptcy Code, and notwithstanding this Plan’s Confirmation and the occurrence of the Effective Date, the Bankruptcy Court shall retain exclusive jurisdiction over all matters arising out of or related to the Chapter 11 Cases and this Plan, to the fullest extent permitted by law, including jurisdiction to:

a) hear and determine any and all objections to the allowance of Claims or Equity Interests;

b) hear and determine any and all motions to estimate Claims at any time, regardless of whether the Claim to be estimated is the subject of a pending objection, a pending appeal, or otherwise;

c) hear and determine any and all motions to subordinate Claims or Equity Interests at any time and on any basis permitted by applicable law;

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d) hear and determine all Professional Fee Claims and other Administrative Claims;

e) hear and determine all matters with respect to the assumption or rejection of any executory contract or unexpired lease to which a Debtor is a party or with respect to which a Debtor may be liable, including, if necessary, the nature or amount of any Claim or required Cure or the liquidation of any Claims arising therefrom;

f) hear and determine any and all adversary proceedings, motions, applications, and contested or litigated matters arising out of, under, or related to, the Chapter 11 Cases;

g) enter such orders as may be necessary or appropriate in aid of the Consummation hereof and to execute, implement, or consummate the provisions hereof and all contracts, instruments, releases, and other agreements or documents created in connection with this Plan, the Disclosure Statement or the Confirmation Order;

h) hear and determine disputes arising in connection with the interpretation, implementation, Consummation, or enforcement of this Plan and all contracts, instruments, and other agreements executed in connection with this Plan;

i) hear and determine any request to modify this Plan or to cure any defect or omission or reconcile any inconsistency herein or any order of the Bankruptcy Court;

j) issue and enforce injunctions or other orders, or take any other action that may be necessary or appropriate to restrain any interference with or compel action for the implementation, Consummation, or enforcement hereof or the Confirmation Order;

k) enter and implement such orders as may be necessary or appropriate if the Confirmation Order is for any reason reversed, stayed, revoked, modified, or vacated;

l) hear and determine any matters arising in connection with or relating hereto, the Confirmation Order or any contract, instrument, release, or other agreement or document created in connection with this Plan, the Disclosure Statement or the Confirmation Order;

m) enforce all orders, judgments, injunctions, releases, exculpation, indemnification and rulings entered in connection with the Chapter 11 Cases;

n) recover all assets of the Debtors and property of the Debtors’ Estates, wherever located;

o) hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code;

p) hear and determine all disputes involving the existence, nature, or scope of the Debtors’ discharge;

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q) hear and determine such other matters as may be provided in the Confirmation Order or as may be authorized under, or not inconsistent with, provisions of the Bankruptcy Code; and

r) enter a final decree closing the Chapter 11 Cases.

ARTICLE XII

COMPROMISES AND SETTLEMENTS

Pursuant to Federal Rule of Bankruptcy Procedure 9019(a), each of the Debtors may compromise and settle various Claims against it and/or claims it may have against other Persons. Each of the Debtors expressly reserves the right (and except as otherwise provided herein, with Bankruptcy Court approval, following appropriate notice and opportunity for a hearing) to compromise and settle Claims against it and claims that it may have against other Persons up to and including the Effective Date. After the Effective Date, such right shall transfer to the Reorganized Debtors pursuant hereto and no Bankruptcy Court approval of any such action, compromise or settlement shall be required.

ARTICLE XIII3

MISCELLANEOUS PROVISIONS

13.01 Bar Date for Certain Claims

a) Administrative Claims. At the election of the Debtors, the Confirmation Order may establish an Administrative Claims Bar Date for the filing of all Administrative Claims (other than Administrative Claims paid in the ordinary course of business pursuant to Article 2.01 hereof, Professional Fee Claims, Claims for United States Trustee fees or Claims for the expenses of the members of the Ad Hoc Committee or any Committee), which date shall be ninety (90) days after the Confirmation Date. If such an Administrative Claims Bar Date is established, Holders of asserted Administrative Claims (other than Administrative Claims paid in the ordinary course of business pursuant to Article 2.01 hereof, Professional Fee Claims, Claims for United States Trustee fees or Claims for the expenses of the members of the Ad Hoc Committee or any Committee) must submit proofs of Administrative Claim on or before such Administrative Claims Bar Date or forever be barred from doing so. If an Administrative Claims Bar Date is set, (i) the notice of Confirmation to be delivered pursuant to Bankruptcy Rules 3020(c) and 2002(1) shall set forth such date and constitute notice of the Administrative Claims Bar Date, and (ii) the Debtors or the Reorganized Debtors, as the case may be, shall have ninety (90) days (or such longer period as may be allowed by order of the Bankruptcy Court) following the Administrative Claims Bar Date to review and object to such Administrative Claims. All such objections shall be litigated to Final Order; provided, however, that the Debtors or the Reorganized Debtors may compromise and settle, withdraw or resolve by any other method, without requirement of Bankruptcy Court approval, any objections to Administrative Claims.

13.02 Professional Fee Claims.

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All final requests for compensation or reimbursement of Professional Fee Claims pursuant to sections 327, 328, 330, 331, 503(b), or 1103 of the Bankruptcy Code for services rendered to the Debtors, any Committee, or to such other Entities as to which the foregoing sections apply prior to the Effective Date must be filed and served on the Reorganized Debtors and their counsel no later than sixty (60) days after the Effective Date, unless otherwise ordered by the Bankruptcy Court. Objections to applications of such Professionals or other Entities for compensation or reimbursement of expenses must be filed and served on the Reorganized Debtors and their counsel and the requesting Professional or other Entity, no later than twenty one (21) days (or such other period as may be allowed by order of the Bankruptcy Court or as otherwise agreed to between the parties) after the date on which the applicable application for compensation or reimbursement was served.

13.03 Payment of Statutory Fees. All fees payable under section 1930 of title 28 of the United States Code, as determined by the Bankruptcy Court at the Confirmation Hearing, shall be paid on or before the Effective Date. All such fees that arise after the Effective Date but before the closing of the Chapter 11 Cases shall be paid by the Reorganized Debtors.

13.04 Payment of Fees and Expenses of Professionals in Connection with the Senior Secured Notes

On the Effective Date or as soon as reasonably practicable thereafter, the Disbursing Agent shall pay in full in Cash all reasonable and documented fees and expenses of counsel to the Ad Hoc Committee, as well as reasonable and documented fees and expenses of advisors retained by the Ad Hoc Committee and any reasonable and documented fees and expenses of the Senior Note Indenture Trustee incurred prior to the Commencement Date; provided that reasonably detailed fee invoices provided to the Debtors shall be required as a condition of payment hereunder.

13.05 Nonseverability of Plan Provisions

If, prior to Confirmation, any term or provision hereof is held by the Bankruptcy Court to be invalid, void, or unenforceable, the Bankruptcy Court, at the request of the Debtors, shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such term or provision shall then be applicable as altered or interpreted. Notwithstanding any such holding, alteration, or interpretation, the remainder of the terms and provisions hereof shall remain in full force and effect and shall in no way be affected, impaired, or invalidated by such holding, alteration, or interpretation. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision hereof, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable pursuant to its terms.

13.06 Successors and Assigns. The rights, benefits and obligations of all Persons named or referred to herein shall be binding on, and shall inure to the benefit of, their respective heirs, executors, administrators, personal representatives, successors or assigns.

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13.07 Discharge of Claims and Termination of Interests. Except as otherwise provided herein or in the Confirmation Order, all consideration distributed under this Plan shall be in exchange for, and in complete satisfaction, settlement, discharge, and release of, all Claims and Interest (other than those Claims and Interest that are Unimpaired under this Plan) of any nature whatsoever against the Debtors or any of their assets or properties, and regardless of whether any property shall have been distributed or retained pursuant to this Plan on account of such Claims and Interests. Upon the Effective Date, each of the Debtors and the Reorganized Debtors shall be deemed discharged and released under section 1141(d)(1) of the Bankruptcy Code from any and all Claims and Interests (other than those Claims and Interests that are not Impaired under this Plan), including, but not limited to, demands and liabilities that arose before the Confirmation Date, and all debts of the kind specified in section 502(g), 502(h), or 502(i) of the Bankruptcy Code, and the Dune Preferred Stock, the Dune Common Stock and the Dune Other Equity Interests (if any) shall be cancelled, terminated and extinguished. By accepting distribution pursuant to the Plan, each holder of Allowed Claim receiving distributions pursuant to the Plan shall be deemed to have specifically consented to the discharge.

13.08 Injunction. ALL INJUNCTIONS OR STAYS PROVIDED FOR IN THE CHAPTER 11 CASES PURSUANT TO SECTIONS 105 AND 362 OF THE BANKRUPTCY CODE OR OTHERWISE AND IN EFFECT ON THE CONFIRMATION DATE, SHALL REMAIN IN FULL FORCE AND EFFECT UNTIL THE EFFECTIVE DATE. EXCEPT AS OTHERWISE PROVIDED IN THE PLAN OR THE CONFIRMATION ORDER, ALL PERSONS OR ENTITIES THAT HAVE HELD, HOLD OR MAY HOLD CLAIMS OR CAUSES OF ACTION AGAINST OR EQUITY INTERESTS IN ANY OF THE DEBTORS ARE, AS OF THE EFFECTIVE DATE PERMANENTLY ENJOINED FROM TAKING ANY OF THE FOLLOWING ACTIONS AGAINST ANY OF THE DEBTORS AND THEIR ESTATES, THE REORGANIZED DEBTORS OR THEIR PROPERTY OR ASSETS ON ACCOUNT OF SUCH CLAIMS, CAUSES OF ACTION OR EQUITY INTERESTS: (A) COMMENCING, CONDUCTING OR CONTINUING IN ANY MANNER, DIRECTLY OR INDIRECTLY, ANY SUIT, ACTION OR OTHER PROCEEDING RELATING TO SUCH CLAIM, CAUSE OF ACTION OR EQUITY INTEREST; (B) ENFORCING, LEVYING, ATTACHING, COLLECTING OR OTHERWISE RECOVERING IN ANY MANNER OR BY ANY MEANS, WHETHER DIRECTLY OR INDIRECTLY, ANY JUDGMENT, AWARD, DECREE OR ORDER RELATING TO SUCH CLAIM, CAUSE OF ACTION OR EQUITY INTEREST; (C) CREATING, PERFECTING OR ENFORCING IN ANY MANNER, DIRECTLY OR INDIRECTLY, ANY LIEN RELATING TO SUCH CLAIM, CAUSE OF ACTION OR EQUITY INTEREST; (D) ASSERTING ANY SETOFF, RIGHT OF SUBROGATION OR RECOUPMENT OF ANY KIND, DIRECTLY OR INDIRECTLY, AGAINST ANY DEBT, LIABILITY OR OBLIGATION DUE TO THE DEBTORS RELATING TO SUCH CLAIM, CAUSE OF ACTION OR EQUITY INTEREST; AND (E) PROCEEDING IN ANY MANNER IN ANY PLACE WHATSOEVER THAT DOES NOT CONFORM TO OR COMPLY WITH OR IS INCONSISTENT WITH THE PROVISIONS OF THE PLAN OR THE CONFIRMATION ORDER.

13.09 Debtors’ Releases. AS OF THE EFFECTIVE DATE, FOR GOOD AND VALUABLE CONSIDERATION, THE ADEQUACY OF WHICH IS HEREBY CONFIRMED,

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THE DEBTORS AS DEBTORS IN POSSESSION, THE REORGANIZED DEBTORS AND ANY PERSON SEEKING TO EXERCISE THE RIGHTS OF THE DEBTORS’ ESTATES, INCLUDING ANY SUCCESSOR TO THE DEBTORS OR ANY ESTATE REPRESENTATIVE APPOINTED OR SELECTED PURSUANT TO SECTION 1123(B)(3) OF THE BANKRUPTCY CODE WILL BE DEEMED TO HAVE CONCLUSIVELY, ABSOLUTELY, UNCONDITIONALLY, IRREVOCABLY FOREVER RELEASED, WAIVED AND DISCHARGED THE RELEASED PARTIES FROM ANY AND ALL CLAIMS, OBLIGATIONS, SUITS, JUDGMENTS, DAMAGES, DEMANDS, DEBTS, RIGHTS, CAUSES OF ACTION AND LIABILITIES WHATSOEVER (OTHER THAN FOR WILLFUL MISCONDUCT, INTENTIONAL FRAUD OR CRIMINAL CONDUCT AND OTHER THAN THE RIGHTS OF THE DEBTORS AND THE REORGANIZED DEBTORS TO ENFORCE THE PLAN AND THE CONTRACTS, INSTRUMENTS, RELEASES AND OTHER AGREEMENTS OR DOCUMENTS RELATED HERETO), WHETHER DIRECT OR DERIVATIVE, LIQUIDATED OR UNLIQUIDATED, FIXED OR CONTINGENT, MATURED OR UNMATURED, DISPUTED OR UNDISPUTED, KNOWN OR UNKNOWN, FORESEEN OR UNFORESEEN, THEN EXISTING OR THEREAFTER ARISING, IN LAW, EQUITY OR OTHERWISE THAT ARE BASED IN WHOLE OR IN PART ON ANY ACT, OMISSION, TRANSACTION, EVENT OR OTHER OCCURRENCE TAKING PLACE ON OR PRIOR TO THE EFFECTIVE DATE, OR IN ANY WAY RELATING TO THE RESTRUCTURING OF THE DEBTORS, THE OFFERING MEMORANDUM, THE CHAPTER 11 CASES, THE PLAN, OR THE DISCLOSURE STATEMENT, AND THAT COULD HAVE BEEN ASSERTED BY OR ON BEHALF OF THE DEBTORS OR THEIR ESTATES AGAINST ANY OF THE RELEASED PARTIES; PROVIDED, HOWEVER, (X) NO EXISTING OR FORMER OFFICER OR DIRECTOR SHALL BE RELEASED OR EXCULPATED AS A RESULT OF THIS ARTICLE 13.09 FROM ANY CLAIM BY ANY OF THE DEBTORS OR REORGANIZED DEBTORS AGAINST SUCH OFFICER OR DIRECTOR ARISING OUT OF ANY SUCH OFFICER’S OR DIRECTOR’S INTERESTS IN THIRD PARTIES THAT HAVE ENGAGED IN TRANSACTIONS WITH ANY OF THE DEBTORS THAT WERE NOT DISCLOSED TO THE AD HOC COMMITTEE OR ITS REPRESENTATIVES AS OF THE DATE OF THE PLAN SUPPORT AGREEMENT AND (Y) NO FORMER OFFICER OR DIRECTOR SHALL BE RELEASED OR EXCULPATED AS A RESULT OF THIS ARTICLE 13.09 FROM ANY CLAIM WITH RESPECT TO WHICH SUCH OFFICER OR DIRECTOR WOULD NOT BE ENTITLED TO INDEMNIFICATION BY DUNE UNDER APPLICABLE LAW, THE CERTIFICATE OF INCORPORATION OR BYLAWS OF DUNE (AS IN EFFECT AS OF THE COMMENCEMENT DATE) OR ANY INDEMNITY AGREEMENTS IN EXISTENCE BETWEEN DUNE AND SUCH OFFICER OR DIRECTOR.

13.10 Releases by Holders of Claims and Equity Interests. EXCEPT AS PROVIDED IN THE LAST SENTENCE OF ARTICLE 13.09 AS OF THE EFFECTIVE DATE, FOR GOOD AND VALUABLE CONSIDERATION, THE ADEQUACY OF WHICH IS HEREBY CONFIRMED, (I) EACH CONSENTING NOTE HOLDER AND (II) EACH HOLDER (OTHER THAN A CONSENTING NOTE HOLDER) OF A CLAIM OR EQUITY INTEREST THAT VOTES IN FAVOR OF THE PLAN (OR IS DEEMED TO ACCEPT THE PLAN), AS APPLICABLE, FOR THEMSELVES AND ON BEHALF OF ANY SUCCESSORS AND

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ASSIGNS, WILL BE DEEMED TO HAVE CONCLUSIVELY, ABSOLUTELY, UNCONDITIONALLY, IRREVOCABLY, FOREVER RELEASED, WAIVED AND DISCHARGED EACH OF THE DEBTORS AND THE REORGANIZED DEBTORS, FROM ANY AND ALL CLAIMS, OBLIGATIONS, SUITS, JUDGMENTS, DAMAGES, DEMANDS, DEBTS, RIGHTS, CAUSES OF ACTION AND LIABILITIES WHATSOEVER, (EXCEPT FOR THE RIGHTS TO ENFORCE THIS PLAN AND THE OTHER AGREEMENTS AND DOCUMENTS DELIVERED HEREUNDER) WHETHER DIRECT OR DERIVATIVE, LIQUIDATED OR UNLIQUIDATED, FIXED OR CONTINGENT, MATURED OR UNMATURED, DISPUTED OR UNDISPUTED, KNOWN OR UNKNOWN, FORESEEN OR UNFORESEEN, THEN EXISTING OR THEREAFTER ARISING, IN LAW, EQUITY OR OTHERWISE THAT ARE BASED IN WHOLE OR IN PART ON ANY ACT, OMISSION, TRANSACTION, EVENT OR OTHER OCCURRENCE TAKING PLACE ON OR PRIOR TO THE EFFECTIVE DATE, OR IN ANY WAY RELATING TO THE RESTRUCTURING OF THE DEBTORS, THE CHAPTER 11 CASES, THE PURCHASE, SALE OR RESCISSION OF THE PURCHASE OR SALE OF ANY SECURITY OF THE DEBTORS, THE PLAN, OR THE DISCLOSURE STATEMENT, EXCEPT THAT, AS TO SPECIFICALLY THE RELEASED PARTIES, NOTHING HEREIN RELEASES WILLFUL MISCONDUCT, GROSS NEGLIGENCE, INTENTIONAL FRAUD, OR CRIMINAL CONDUCT.

13.11 Exculpation and Limitation of Liability. The Exculpated Parties shall not have or incur any liability to any Holder of a Claim or an Equity Interest, or any other party-in-interest, or any of their respective agents, employees, equity interest holders, partners, members, representatives, financial advisors, attorneys, or affiliates, or any of their successors or assigns, for any act or omission in connection with, relating to, or arising out of the negotiation, solicitation, and/or distribution of the Offering Memorandum, the Exit Facility, Plan and Disclosure Statement, the administration of the Chapter 11 Cases, the solicitation of acceptances hereof, the pursuit of Confirmation hereof, the consummation hereof, or the administration hereof or the property to be distributed hereunder, except for their willful misconduct or gross negligence, and in all respects they shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities.

13.12 Binding Effect. Upon the occurrence of the Effective Date, this Plan shall be binding upon and inure to the benefit of the Debtors, all present and former Holders of Claims against and Equity Interests in the Debtors, their respective successors and assigns, including the Reorganized Debtors, all other parties-in-interest in the Chapter 11 Cases (irrespective of whether such Claims or Interests are deemed to have accepted the Plan), all Entities that are parties to or are subject to the settlements, compromises, releases, discharges, and injunctions described in the Plan, each Entity acquiring property under the Plan, and any and all non-Debtor parties to Executory Contracts and Unexpired Leases with the Debtors.

13.13 Revocation, Withdrawal, or Non-Consummation. The Debtors reserve the right to revoke or withdraw this Plan at any time prior to the Confirmation Date and to file other plans of reorganization. If the Debtors revoke or withdraw this Plan, or if Confirmation or consummation hereof does not occur, then (a) this Plan shall be null and void in all respects, (b) any settlement or compromise embodied herein (including the fixing or limiting to an amount any Claim or Class of Claims), assumption or rejection of executory contracts or leases effected by this Plan,

JOINT PLAN OF REORGANIZATION OF DUNE ENERGY, INC. AND CERTAIN OF ITS SUBSIDIARIES UNDER CHAPTER 11 OF THE BANKRUPTCY CODE	Page 41 of 48

and any document or agreement executed pursuant to this Plan shall be deemed null and void, and (c) nothing contained herein, and no acts taken in preparation for Consummation hereof, shall (x) constitute or be deemed to constitute a waiver or release of any Claims by or against, or any Equity Interests in, the Debtors or any other Person, (y) prejudice in any manner the rights of the Debtors or any Entity in any further proceedings involving the Debtors, or (z) constitute an admission of any sort by the Debtors or any other Entity.

13.14 Committees. On the Effective Date, the duties of any Committees shall terminate.

13.15 Plan Supplement. All exhibits and documents included in the Plan Supplement are incorporated into and are a part of the Plan as if set forth in full in the Plan. All documents required to be filed with the Plan Supplement shall be filed with the Bankruptcy Court at least ten (10) days prior to the date of the commencement of the Confirmation Hearing. Thereafter, any Person may examine the Plan Supplement in the office of the Clerk of the Bankruptcy Court during normal court hours. Copies of the Plan Supplement may also be obtained without charge at the website maintained by the Debtors’ claims and noticing agent, [    ] or (b) by contacting Joseph Rovira at the Andrews Kurth address listed below. All documents filed in these cases may also be viewed (a) during regular business hours (9:00 a.m. to 4:00 p.m. Central Time weekdays, except legal holidays) at the U.S. Bankruptcy Court and (b) electronically on the PACER system. Holders of Claims against or Equity Interests in the Debtors may also obtain a copy of the Plan Supplement upon written request to the Debtors in accordance with Article 13.16.

13.16 Notices to Debtors. Any notice, request, or demand required or permitted to be made or provided to or upon a Debtor or a Reorganized Debtor hereunder shall be in writing (including by facsimile transmission), and deemed to have been duly given or made when actually delivered or, in the case of notice by facsimile transmission, when received and telephonically confirmed, addressed as follows:

a)	if to the Debtors, to:

Dune Energy, Inc.

Two Shell Plaza

777 Walker St., Suite 2300

Houston, Texas 77002

Attn: James A. Watt

Telephone: (713) 229-6300

Facsimile: (713) 229-6388

JOINT PLAN OF REORGANIZATION OF DUNE ENERGY, INC. AND CERTAIN OF ITS SUBSIDIARIES UNDER CHAPTER 11 OF THE BANKRUPTCY CODE	Page 42 of 48

with a required copy to:

Andrews Kurth LLP

600 Travis, Suite 4200

Houston, Texas 77002

Attn: Jeffery E. Spiers

         Timothy A. Davidson II

Telephone: (713) 220-4200

Facsimile: (713) 220-4285

Email addresses: JeffSpiers@andrewskurth.com and

TadDavidson@andrewskurth.com

b)	if to the Ad Hoc Committee, to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, New York 10019-6064

Facsimile: (212) 757-3990

Attention: Andrew Rosenberg and Elizabeth McColm

E-mail addresses: arosenberg@paulweiss.com and emccolm@paulweiss.com

13.17 Governing Law. Unless a rule of law or procedure is supplied by federal law (including the Bankruptcy Code and Bankruptcy Rules), the laws of (a) the State of Delaware shall govern the construction and implementation hereof and any agreements, documents, and instruments executed in connection with this Plan and (b) the laws of the state of incorporation or organization of each Debtor shall govern corporate or other governance matters with respect to such Debtor, in either case without giving effect to the principles of conflicts of law thereof.

13.18 Prepayment. Except as otherwise provided herein or the Confirmation Order, the Debtors shall have the right to prepay, without penalty or premium, all or any portion of an Allowed Claim at any time; provided, however, that any such prepayment shall not violate, or otherwise prejudice, the relative priorities and parities among the Classes of Claims.

13.19 Section 1125(e) of the Bankruptcy Code. As of the Confirmation Date, the Debtors shall be deemed to have solicited acceptances hereof in good faith and in compliance with the Bankruptcy Code. As of the Confirmation Date, the Debtors, the Consenting Note Holders, and each of their respective affiliates, agents, directors, managing partners, managers, officers, employees, investment bankers, financial advisors, attorneys, and other professionals shall be deemed to have participated in good faith and in compliance with the applicable provisions of the Bankruptcy Code in the offer and issuance of the New Securities hereunder, and therefore are not, and on account of such offer, issuance and solicitation shall not be, liable at any time for the violation of any law, rule or regulation governing the solicitation of acceptances or rejections hereof, the offer and issuance of New Securities hereunder, or the distribution or dissemination of any information contained in the Plan, the Disclosure Statement, the Plan Supplement, and any and all related documents.

JOINT PLAN OF REORGANIZATION OF DUNE ENERGY, INC. AND CERTAIN OF ITS SUBSIDIARIES UNDER CHAPTER 11 OF THE BANKRUPTCY CODE	Page 43 of 48

13.20 Entire Agreement.

Except as otherwise indicated, the Plan and the Plan Supplement supersede all previous and contemporaneous negotiations, promises, covenants, agreements, understandings, and representations on such subjects, all of which have become merged and integrated into the Plan.

Dated: Houston, Texas

   [    ], 2011

DUNE ENERGY, INC,
AND ITS AFFILIATED DEBTORS

By:

Name:	James A. Watt
Title:	President

ANDREWS KURTH LLP

Jeffrey E. Spiers

Timothy A. Davidson II

Joseph P Rovira

600 Travis, Suite 4200

Houston, Texas 77002

Telephone: (713) 220-4200

Facsimile: (713) 220-4285

ATTORNEYS FOR THE DEBTORS

JOINT PLAN OF REORGANIZATION OF DUNE ENERGY, INC. AND CERTAIN OF ITS SUBSIDIARIES UNDER CHAPTER 11 OF THE BANKRUPTCY CODE	Page 44 of 48

EXHIBIT A

EXHIBIT A

TO

THE JOINT PLAN OF REORGANIZATION OF DUNE ENERGY, INC. AND CERTAIN

SUBSIDIARIES UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

DESCRIPTION OF NEW DUNE COMMON STOCK

The principal terms of the New Dune Common Stock to be issued by the Reorganized Dune under the Plan shall be as follows:

Authorization:	100 million shares

Initial Issuance:	10 million shares

Par Value:	$.01 per share

Voting Rights:	One vote per share

Dividends:	Payable at the discretion of the board of directors of Reorganized Dune

Conversion Rights:	None

Splits and Adjustments:	Generally, arithmetic splits, combinations, etc., are proportionately treated

Restrictions on Transfer:	None (other than restrictions imposed by applicable state and federal securities laws)

Registration Rights:	Yes

EXHIBIT A TO JOINT PLAN OF REORGANIZATION OF DUNE ENERGY, INC. AND CERTAIN OF ITS SUBSIDIARIES UNDER CHAPTER 11 OF THE BANKRUPTCY CODE	Page 1

APPENDIX D

BALLOTS

D-1

A BANKRUPTCY CASE HAS NOT BEEN COMMENCED AS OF THE DATE OF THE DISTRIBUTION OF THIS DOCUMENT. NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR ADVICE, OR TO MAKE ANY REPRESENTATION, OTHER THAN WHAT IS INCLUDED IN THE MATERIALS MAILED WITH THIS BALLOT.

DUNE ENERGY, INC.

BENEFICIAL OWNER BALLOT FOR ACCEPTING OR REJECTING

THE PROPOSED PLAN OF REORGANIZATION OF DUNE ENERGY, INC. AND

CERTAIN SUBSIDIARIES TO BE FILED UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

(Class 3 Senior Secured Notes Claims)

10 1/2% Senior Secured Notes due 2012 (CUSIP: 265338AC7) issued pursuant to the Senior Notes Indenture

(“Old Notes”)

On November 14, 2011, Dune Energy, Inc. (“Dune”) commenced its exchange offer solicitation whereby Dune is seeking to exchange certain of their secured debt for new notes and equity in Dune (the “Exchange Offer”). Contemporaneously with the launch of the Exchange Offer, Dune has also commenced the solicitation of votes to accept or reject the Prepackaged Plan of Reorganization of Dune, Dune Properties, Inc. and Dune Operating Company (the “Plan of Reorganization”) from holders of their Class 3 Senior Secured Note Claims and holders of Class 6 Dune Preferred Stock Interests. The Exchange Offer and Plan of Reorganization are explained in greater detail in the offering memorandum and disclosure statement (the “Offering Memorandum and Disclosure Statement”) that is circulated with this ballot (the “Ballot”). As discussed in the Offering Memorandum and Disclosure Statement, Dune may commence a chapter 11 case under the Bankruptcy Code and seek immediate confirmation of the Plan of Reorganization: (a) if the conditions to consummating the Exchange Offer are not satisfied and/or (b) the votes on the Plan of Reorganization are sufficient to confirm such Plan of Reorganization under title 11 of the United States Code (the “Bankruptcy Code”).

PLEASE READ AND FOLLOW THE ATTACHED INSTRUCTIONS CAREFULLY AND RETURN YOUR

BALLOT TO YOUR NOMINEE.

THE DEADLINE TO ACCEPT OR REJECT THE PLAN OF REORGANIZATION (THE “VOTING

DEADLINE”) IS 5:00 P.M., NEW YORK CITY TIME, ON DECEMBER 13, 2011.

PLEASE ALLOW ADDITIONAL TIME FOR YOUR VOTE TO BE PROCESSED BY THE NOMINEE AND

VOTED ON A MASTER BALLOT PRIOR TO THE VOTING DEADLINE.

IMPORTANT

YOU SHOULD REVIEW THE OFFERING MEMORANDUM AND DISCLOSURE STATEMENT AND THE PLAN OF REORGANIZATION BEFORE YOU VOTE. YOU MAY WISH TO SEEK LEGAL ADVICE CONCERNING THE PLAN OF REORGANIZATION AND YOUR CLASSIFICATION AND TREATMENT UNDER THE PLAN. YOUR INTERESTS HAVE BEEN PLACED IN CLASS 3 UNDER THE PLAN. IF YOU HOLD CLAIMS IN ANOTHER CLASS, YOU WILL RECEIVE A BALLOT FOR EACH CLASS IN WHICH YOU ARE ENTITLED TO VOTE.

PLEASE READ CAREFULLY AND FOLLOW THE ATTACHED INSTRUCTIONS ON RETURNING YOUR BALLOT. THE VOTING DEADLINE BY WHICH YOUR VOTE MUST BE RECEIVED BY THE VOTING AGENT IS 5:00 P.M., NEW YORK CITY TIME, ON DECEMBER 13, 2011 OR THE VOTES REPRESENTED BY YOUR BALLOT WILL NOT BE COUNTED. IF YOU HAVE ANY QUESTIONS PLEASE CALL THE VOTING AGENT, GLOBAL BONDHOLDER SERVICES CORPORATION, AT (212) 430-3774 OR TOLL FREE (866)-470-4200. IF YOU RECEIVED A RETURN ENVELOPE ADDRESSED TO YOUR NOMINEE PLEASE ALLOW SUFFICIENT TIME FOR YOUR NOMINEE TO PROCESS YOUR VOTE.

YOU SHOULD REVIEW THE ACCOMPANYING OFFERING MEMORANDUM AND DISCLOSURE STATEMENT FOR A DESCRIPTION OF THE PLAN OF REORGANIZATION AND ITS EFFECTS ON HOLDERS OF CLAIMS AGAINST AND INTERESTS IN THE COMPANY.

DO NOT RETURN ANY OLD NOTES WITH THIS BALLOT. THIS BALLOT IS NOT A LETTER OF TRANSMITTAL AND MAY NOT BE USED FOR ANY PURPOSE OTHER THAN TO CAST VOTES TO ACCEPT OR REJECT THE PLAN.

Item 1. Amount of Claim Voted. The undersigned hereby certifies that as of December 13, 2011, the undersigned was the beneficial owner (or authorized signatory for a beneficial owner), or the Nominee of a beneficial owner, of Senior Secured Note Claims in the following amount (insert amount in box below). (If your Senior Secured Note Claims are held by a Nominee on your behalf and you do not know the amount of interests held, please contact your Nominee immediately.)

Item 2. Vote on Plan. Your instructions with respect to the Exchange Offer and/or Plan of Reorganization are to be relayed to the bank, broker, or other nominee (each, a “Nominee”) holding the Old Notes on your behalf. Your options with respect to the Exchange Offer and vote to accept or reject the Plan of Reorganization are as follows (please check one box):

☐	OPTION 1. PARTICIPATE in the Exchange Offer; vote to ACCEPT the Plan of Reorganization.

☐	OPTION 2. NOT PARTICIPATE in the Exchange Offer; vote to REJECT the Plan of Reorganization.

Item 3. Releases Pursuant to the Plan. The undersigned hereby acknowledges, that a vote to accept the Plan of Reorganization constitutes your affirmative consent to the releases, injunction and exculpation specified in Article XIII of the Plan of Reorganization and that, pursuant to Article XIII of the Plan of Reorganization, for good and valuable consideration, each Consenting Note Holder will be deemed to have conclusively, absolutely, unconditionally, irrevocably and forever released, waived and discharged the Debtors and the Reorganized Debtors from any and all claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action and liabilities whatsoever (except for the rights to enforce the Plan of Reorganization and the other agreements and documents delivered under the Plan of Reorganization) whether direct or derivative, liquidated or unliquidated, fixed or contingent, matured or unmatured, disputed or undisputed, known or unknown, foreseen or unforeseen, then existing or thereafter arising, in law, equity or otherwise that are based in whole or in part on any act, omission, transaction, event or other occurrence taking place on or prior to the Effective Date, or in any way relating to the Restructuring of the Debtors, the Chapter 11 Cases, the purchase, sale or rescission of the purchase or sale of any security of the Debtors, the Plan of Reorganization or the Disclosure Statement, except that as to specifically the Released Parties, nothing in the Plan of Reorganization releases willful misconduct, gross negligence, intentional fraud, or criminal conduct.

Item 4. Certifications. By providing your instructions, you acknowledge (1) you are the beneficial owner of the Old Notes subject to this ballot; (2) that the solicitation of votes to accept or reject the Plan of Reorganization is subject to all the terms and conditions set forth in the Offering Memorandum and Disclosure Statement, (3) that you have received a copy of the Offering Memorandum and Disclosure Statement, (4) that the vote on the Plan of Reorganization is being made pursuant to the terms and conditions set forth therein, (5) that a vote to accept the Plan of Reorganization is an affirmative consent to the releases, injunctions, and exculpation contained in Article XIII of the Plan of Reorganization, (6) that you have thereby requested that the Nominee holding your Old Notes tender your underlying Old Notes in accordance with your instructions; and (7) that you have thereby requested that such firm submit a Master Ballot reflecting your vote.

INSTRUCTIONS

Dune is soliciting the votes of certain of their creditors and equity holders on their proposed Plan of Reorganization, described in and annexed to the Offering Memorandum and Disclosure Statement accompanying this Ballot. Please review the Offering Memorandum and Disclosure Statement and Plan of Reorganization carefully before deciding on the action you wish to take. Unless otherwise defined, capitalized terms used herein and in the Master Ballot have the meanings ascribed to them in the Offering Memorandum and Disclosure Statement or Plan of Reorganization, as applicable.

HOW TO VOTE:

Determine How You Wish to Vote, and provide your instructions to the Nominee holding your Old Notes. Please note that each holder of the Old Notes must vote all of his, her, or its Old Notes within a class in a consistent fashion, and may not split the vote with respect to the Plan of Reorganization.

THE TWO VOTING OPTIONS ARE AS FOLLOWS:

OPTION 1. PARTICIPATE in the Exchange Offer; vote to ACCEPT the Plan of Reorganization.

OPTION 2. NOT PARTICIPATE in the Exchange Offer; vote to REJECT the Plan of Reorganization.

A vote to accept the Plan of Reorganization constitutes your consent to the releases, injunction and exculpation specified in Article XIII of the Plan of Reorganization.

YOU ALSO HAVE A THIRD OPTION, which is also the default option for those holders that do not return a Ballot:

OPTION 3. Take no action; NOT PARTICIPATE in the Exchange Offer; NOT VOTE on the Plan of Reorganization.

WITHDRAWAL RIGHTS:

Any party who has delivered valid instructions with respect to the Exchange Offer and Plan of Reorganization may withdraw such instruction prior to the Voting Deadline by requesting that the Nominee (a) withdraw their Old Notes and (b) submit an appropriate amending and superseding Master Ballot with respect to such Old Notes.

VOTING DEADLINE:

The deadline for your Nominee to be able to tender your underlying bonds in accordance with your instructions is:

DECEMBER 13, 2011 AT 5:00 (New York City time).

TO CAST YOUR VOTE, YOU MUST RETURN YOUR BALLOT TO THE NOMINEE HOLDING YOUR OLD NOTES, IN ACCORDANCE WITH THE DIRECTIONS PROVIDED BY YOUR NOMINEE SO THAT IT IS ACTUALLY RECEIVED IN SUFFICIENT TIME TO PERMIT YOUR NOMINEE TO DELIVER A MASTER BALLOT INCLUDING YOUR VOTE TO THE VOTING AGENT BY THE VOTING DEADLINE. YOUR NOMINEE MAY ESTABLISH AN EARLIER DEADLINE.

PLEASE NOTE THAT IF YOU TAKE NO ACTION, OR FAIL TO TIMELY RETURN YOUR BALLOT TO THE NOMINEE, YOU SHALL NEVERTHELESS BE BOUND BY THE TERMS OF THE PLAN OF REORGANIZATION IF IT IS CONSUMMATED.

To ensure your vote is counted, you must complete, sign and return this Ballot to your Nominee. Unsigned ballots may not be counted. Ballots (or the Master Ballot completed on your behalf by your Nominee) must be received by the Voting Agent:

GLOBAL BONDHOLDER SERVICES CORPORATION

65 Broadway – Suite 404

New York, New York 10006

Attn: Corporate Actions

(212) 430-3774

Toll free (866)-470-4200

(NOTE THIS ADDRESS MAY BE DIFFERENT FROM THE ADDRESS OF YOUR NOMINEE; SEND YOUR

BALLOT TO YOUR NOMINEE)

by 5:00 p.m., New York City time, December 13, 2011. If you received a return envelope addressed to your Nominee, be sure to return your Ballot early enough for your vote to be processed and then forwarded and received by the Voting Agent by the Voting Deadline. If a Ballot is received after the voting deadline, it will not be counted. Except as otherwise provided herein, such delivery will be deemed made only when the original executed ballot is actually received by the Voting Agent. In all cases, sufficient time should be allowed to assure timely delivery. Delivery of a ballot by facsimile, e-mail or any other electronic means will not be accepted. No Ballot should be sent to Dune, any transfer agent, or any financial or legal advisor of Dune.

To complete the Ballot properly, take the following steps:

(a) Make sure that the information required by Item 1 has been inserted. If you do not know the amount of Senior Secured Note Claims you hold, please contact your Nominee immediately.

(b) Cast your vote either to accept or reject the Plan of Reorganization by checking the proper box in Item 2. Ballots of holders of Senior Secured Note Claims that are signed and returned, but not expressly voted for acceptance or rejection of the Plan of Reorganization will not be counted. A Ballot accepting or rejecting the Plan of Reorganization may not be revoked after the Voting Deadline.

(c) Read Items 3 and 4 carefully.

(d) Sign and date your Ballot. (Applicable only if your Ballot has not been signed or “prevalidated” by your Nominee).

(e) Send your Ballot to your Nominee instructing them to complete a master ballot.

(f) If you believe that you have received the wrong ballot, please contact GLOBAL BONDHOLDER SERVICES CORPORATION or your broker or nominee immediately.

(g) If you are completing this Ballot on behalf of another person or entity, indicate your relationship with such person or entity and the capacity in which you are signing.

(h) Provide your name and mailing address (i) if different from the printed address that appears on the Ballot, or (ii) if no pre-printed address appears on the Ballot.

The undersigned acknowledges that Dune and others will rely upon the certifications set forth herein, and the undersigned agrees to notify Dune promptly in writing if any of the certifications, representations or warranties herein ceases to be accurate or complete.

Name of Holder:

Signature:

Print or Type Name:

Title (if appropriate):

Address:

Telephone Number:

Date:

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL MAKE YOU OR ANY OTHER PERSON AN AGENT OF THE COMPANY OR THE VOTING AGENT, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM WITH RESPECT TO THE PLAN OF REORGANIZATION, EXCEPT FOR THE STATEMENTS CONTAINED IN THE DOCUMENTS ENCLOSED HEREWITH. NO BENEFICIAL OWNER BALLOT OR MASTER BALLOT SHALL CONSTITUTE OR BE DEEMED TO CONSTITUTE (A) A PROOF OF CLAIM OR (B) AN ADMISSION BY THE COMPANY OF THE NATURE, VALIDITY, OR AMOUNT OF ANY CLAIM.

VOTING DEADLINE

The Voting Deadline is 5:00 p.m. (New York City time) on December 13, 2011. For your ballot to be counted, the Nominee holding your Old Notes must actually receive your Ballot in sufficient time to permit your Nominee to deliver a Master Ballot including your vote to the Voting Agent. YOUR NOMINEE MAY ESTABLISH AN EARLIER DEADLINE. If the Voting Agent does not receive the Master Ballot incorporating the vote cast by this Ballot by the Voting Deadline, your vote transmitted by this Ballot may be counted toward confirmation of the Plan of Reorganization only in the sole and absolute discretion of the Debtors.

ADDITIONAL INFORMATION

Questions regarding the voting and exchange process should contact the Voting Agent at (212) 430-3774 or

Toll free (866)-470-4200

A BANKRUPTCY CASE HAS NOT BEEN COMMENCED AS OF THE DATE OF THE DISTRIBUTION OF THIS DOCUMENT. NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR ADVICE, OR TO MAKE ANY REPRESENTATION, OTHER THAN WHAT IS INCLUDED IN THE MATERIALS MAILED WITH THIS BALLOT.

DUNE ENERGY, INC.

MASTER BALLOT FOR ACCEPTING OR REJECTING THE PROPOSED PLAN OF REORGANIZATION OF DUNE ENERGY, INC. AND CERTAIN SUBSIDIARIES TO BE FILED UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

(Class 3 Senior Secured Notes Claims)

10 1/2% Senior Secured Notes due 2012 (CUSIP: 265338AC7) issued pursuant to the Senior Notes Indenture (“Old Notes”)

On November 14, 2011, Dune Energy, Inc. (“Dune”) commenced its exchange offer solicitation whereby Dune is seeking to exchange certain of their secured debt for new notes and equity in Dune (the “Exchange Offer”). Contemporaneously with the launch of the Exchange Offer, Dune has also commenced the solicitation of votes to accept or reject the Prepackaged Plan of Reorganization of Dune, Dune Properties, Inc. and Dune Operating Company (the “Plan of Reorganization”) from holders of their Class 3 Senior Secured Note Claims and holders of Class 6 Dune Preferred Stock Interests. The Exchange Offer and Plan of Reorganization are explained in greater detail in the offering memorandum and disclosure statement (the “Offering Memorandum and Disclosure Statement”) that is circulated with this ballot (the “Ballot”). As discussed in the Offering Memorandum and Disclosure Statement, Dune may commence a chapter 11 case under title 11 of the United States Code (the “Bankruptcy Code”) and seek immediate confirmation of the Plan of Reorganization: (a) if the conditions to consummating the Exchange Offer are not satisfied and/or (b) the votes on the Plan of Reorganization are sufficient to confirm such Plan of Reorganization under the Bankruptcy Code.

Beneficial holder ballots (“Beneficial Holder Ballots”) with respect to the Old Notes in connection with Plan of Reorganization are to be relayed to you as the bank, broker, or other dealer (the “Nominee”) holding the Old Notes on their behalf. This master ballot (the “Master Ballot”) was designed to transmit the voting selections of your clients (i.e., the beneficial holders of the Old Notes) to the Voting Agent and to confirm the numerosity requirement for confirmation of a plan under Bankruptcy Code section 1126. By submitting beneficial holder ballots to you, the beneficial holder of the Old Notes (the “Beneficial Holder”) is requesting that you execute this Master Ballot on their behalf.

Please note that a Beneficial Holder that gives an instruction to participate in the Exchange Offer is also voting to accept the Plan of Reorganization.

INSTRUCTIONS FOR COMPLETING THE BALLOT

Dune is soliciting the votes of certain of their creditors on their proposed Plan of Reorganization, described in and annexed to the Offering Memorandum and Disclosure Statement. Please review the Offering Memorandum and Disclosure Statement and Plan of Reorganization carefully before you return this Master Ballot. Unless otherwise defined, capitalized terms used herein have the meanings ascribed to them in the Offering Memorandum and Disclosure Statement and Plan of Reorganization.

DEADLINES:

Please read and follow the attached instructions carefully. To correctly register your clients’ votes, you must have submitted an original Master Ballot by December 13, 2011 at 5:00 p.m. (New York City time) (the “Master Ballot Deadline”). Withdrawals from the Exchange Offer and modifications to votes to accept or reject the Plan of Reorganization are not permitted after December 13, 2011. If this Master Ballot (and any attachments thereto) is not completed, signed, and timely received by the Master Ballot Deadline, the votes transmitted hereby will not be counted.

The street address for returning ORIGINAL Master Ballots (no later than December 13, 2011 at 5:00 p.m. (New York City time) is:

Global Bondholder Services Corporation

65 Broadway, Suite 404

New York, NY 10006

Attn: Corporate Actions

By Facsimile Transmission

(for Eligible Institutions only):

(212) 430-3775/3779

Attention: Corporate Actions

HOW TO VOTE:

1. If you are transmitting the votes of any Beneficial Holders of Old Notes, including yourself, you must deliver the Offering Memorandum and Disclosure Statement and take any action required to enable each Beneficial Holder to (i) review the Offering Memorandum and Disclosure Statement, the Plan of Reorganization and Beneficial Holder Ballot annexed thereto to determine how they wish to vote and (ii) return their Beneficial Holder Ballots to you in sufficient time to enable you to complete the Master Ballot by the Master Ballot Voting Deadline to reflect the voting instructions given to you in the Beneficial Holder Ballots. You should have included in each solicitation package, including the Offering Memorandum and Disclosure Statement, a return envelope addressed to you (and not include a return envelop addressed to the Voting Agent) to facilitate the return of Beneficial Holder Ballots to you from any Beneficial Holder of Old Notes. If you are both the registered or record holder and Beneficial Holder of any Senior Secured Note Claims and you wish to vote such Senior Secured Note Claims, you may complete a Beneficial Holder Ballot or this Master Ballot.

2. To complete the Master Ballot properly, take the following steps:

(a) Provide appropriate information for each of the items on the Master Ballot. Vote as instructed by the Beneficial Holder with respect to Option 1 or Option 2. Do not record any vote for holders that instructed you to take Option 3, or who failed to provide a timely voting instruction. Please provide information for each individual Beneficial Holder for whom you are voting Old Notes. You may attach the information required by Item 3 in the form of a report (preferably in Microsoft Excel format) containing the same information required below.

(b) Read item 4 carefully.

(c) Sign and date your Master Ballot.

(d) Provide your name and mailing address.

(e) Deliver your Master Ballot (and any attachments thereto) to the Voting Agent before the Master Ballot Deadline.

PLEASE NOTE: No Ballot or Master Ballot constitutes or will be deemed to constitute (a) a proof of claim or equity interest or (b) an admission by the Debtors of the nature, validity, or amount of any claim or equity interest.

Item 1. Certification Of Authority To Vote. The undersigned certifies that the undersigned was a bank, broker, or other accountholder for the Beneficial Holders of the aggregate amount of Old Notes listed in Item 2 below, and is the registered or record holder of the securities (whether through a securities depository or otherwise), and accordingly, has full power and authority to vote to accept or reject the Plan of Reorganization on behalf of the Beneficial Holders of the Old Notes described in item 2.

Item 2. Voting Procedures.

BENEFICIAL HOLDERS HAVE THREE VOTING OPTIONS, AS FOLLOWS:

OPTION 1. PARTICIPATE in the Exchange Offer; vote to ACCEPT the Plan of Reorganization.

OPTION 2. NOT PARTICIPATE in the Exchange Offer; vote to REJECT the Plan of Reorganization.

A vote to accept the Plan of Reorganization constitutes the Beneficial Holder’s consent to the releases, injunction and exculpation specified in Article XIII of the Plan of Reorganization. A Beneficial Holder of Old Notes who tenders into the Exchange Offer is also voting to accept the Plan of Reorganization.

BENEFICIAL HOLDERS MAY ALSO INSTRUCT WITH RESPECT TO A THIRD OPTION, which is also the default option for those holders that do not provide any instructions:

OPTION 3. Take no action; NOT PARTICIPATE in the Exchange Offer; NOT VOTE on the Plan of Reorganization.

DO NOT INCLUDE ANYTHING ON THE MASTER BALLOT WITH RESPECT TO BENEFICIAL HOLDERS THAT INSTRUCT YOU TO TAKE NO ACTION, OR FAIL TO PROVIDE TIMELY COMPLETED BENEFICIAL HOLDER BALLOTS.

PLEASE NOTE THAT HOLDERS THAT INSTRUCT THEIR NOMINEE TO TAKE NO ACTION ON THEIR BEHALF, OR FAIL TO PROVIDE TIMELY COMPLETED BENEFICIAL HOLDER BALLOTS TO THEIR NOMINEE, MAY NEVERTHELESS BE BOUND BY THE TERMS OF THE PLAN OF REORGANIZATION IF THE PLAN OF REORGANIZATION IS CONSUMMATED.

Item 3. Votes Cast on the Plan of Reorganization. The undersigned transmits the following votes of Beneficial Holders in respect of their Old Notes and certifies that the following Beneficial Holders of the Old Notes, as identified by their respective customer account numbers set forth below, are Beneficial Holders of those securities and have delivered to the undersigned instructions casting such votes. Indicate, in the appropriate column, the name or account number of the Beneficial Holder, the aggregate face amount voted for each account, and the VOI Number or Blocking Number for each account, or attach such information to this Master Ballot, in the form of the following tables.

Please note that you must vote all the Old Notes owned by such Beneficial Holder. For purposes of tabulating the vote on the Plan of Reorganization, each Beneficial Holder who votes should be deemed to have voted the full amount of Old Notes owned by the Beneficial Holder according to your records. A Beneficial Holder may not split the vote and, accordingly, a Beneficial Holder that has provided instructions that partially accepts and partially rejects the Plan of Reorganization and/or partially takes no action may not be counted.

[Continued next page]

OPTION 1 - Holders that instructed you that they wished to take Option I ( participate in the EXCHANGE OFFER and vote to ACCEPT the Plan of Reorganization).

OPTION 1 - Participating in Exchange Offer; voting to ACCEPT the Plan of Reorganization
Beneficial Holder Account Number	Face Amount of Notes	VOl Number or Blocking Number

OPTION 2 - Holders that instructed you that they wished to take Option 2 (Not participate in the Exchange Offer and vote to REJECT the Plan of Reorganization).

OPTION 2 – Not Participating in Exchange Offer; voting to REJECT the Plan of Reorganization
Beneficial Holder Account Number	Face Amount of Notes	VOl Number or Blocking Number

Item 4. By signing this Master Ballot, the undersigned certifies (i) that it and each Beneficial Holder of Old Notes whose votes are being transmitted by this Master Ballot has received copies of the Offering Memorandum and Disclosure Statement (including the exhibits thereto), (ii) that the undersigned has received completed and signed Beneficial Holder Ballots from each Beneficial Holder whose vote is transmitted by this Master Ballot in accordance with the option selected; (iii) that the undersigned is a Nominee for the Beneficial Holders of the aggregate principal amount of Senior Secured Note Claims listed above; (iv) that it is the record holder of the Senior Secured Note Claims being voted; (v) it has been authorized by each such Beneficial Holder or intermediary Nominee, as applicable to vote on the Plan of Reorganization and to make applicable elections; and (vi) it will maintain Beneficial Holder Ballots and evidence of separate transactions returned by Beneficial Holders or by intermediary Nominees (whether properly completed or defective) for at least one year after the Voting Deadline and disclosure of all such information to the Bankruptcy Court or the Debtors, as the case may be, if so ordered.

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL MAKE YOU OR ANY OTHER PERSON AN AGENT OF THE COMPANY OR THE VOTING AGENT, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM WITH RESPECT TO THE PLAN OF REORGANIZATION, EXCEPT FOR THE STATEMENTS CONTAINED IN THE DOCUMENTS ENCLOSED HEREWITH. NO BENEFICIAL OWNER BALLOT OR MASTER BALLOT SHALL CONSTITUTE OR BE DEEMED TO CONSTITUTE (A) A PROOF OF CLAIM OR (B) AN ADMISSION BY THE COMPANY OF THE NATURE, VALIDITY, OR AMOUNT OF ANY CLAIM. THIS MASTER BALLOT IS NOT A LETTER OF TRANSMITTAL AND MAY NOT BE USED FOR ANY OTHER PURPOSE THAN TO CAST VOTES TO ACCEPT OR REJECT THE PLAN OF REORGANIZATION.

DEADLINES Deadline for the ORIGINAL Master Ballot is December 13, 2011 at 5:00 p.m. (New York City time) to be received by the Voting Agent.

ADDITIONAL INFORMATION

If you have any questions regarding the Master Ballot or the voting procedures, please call the Voting Agent at (212) 430-3774 or Toll free (866)-470-4200

APPENDIX E

FORM OF SUPPLEMENTAL INDENTURE FOR THE NOTES

DUNE ENERGY, INC.

AND

THE GUARANTORS NAMED HEREIN

AND

THE BANK OF NEW YORK MELLON,

as Trustee

SECOND SUPPLEMENTAL INDENTURE

Dated as of                    , 2011

to Indenture

Dated as of May 15, 2007

10 1/2% Senior Secured Notes due 2012

This SECOND SUPPLEMENTAL INDENTURE, dated as of                     , 2011 (this “Second Supplemental Indenture”) is entered into among DUNE ENERGY, INC., a Delaware Corporation (the “Company”), the Guarantors and THE BANK OF NEW YORK MELLON, a national banking association, as Trustee (in such capacity, the “Trustee”) and Collateral Agent (in such capacity, the “Collateral Agent”), under the Indenture (as defined below). Capitalized terms used herein and not otherwise defined shall have the meanings assigned to them in the Indenture.

WITNESSETH:

WHEREAS, the Company has issued its 10 1/2% Senior Secured Notes due 2012 (the “Notes”) pursuant to an Indenture, dated as of May 15, 2007 (as supplemented by the First Supplemental Indenture, dated December 30, 2008, the “Indenture”) among the Company, the Guarantors and the Trustee and Collateral Agent;

WHEREAS, the Company has offered to exchange for common stock, par value $0.001 per share and other consideration any and all outstanding Notes (the “Offer”);

WHEREAS, in connection with the Offer, the Company has requested that the Holders of the Notes deliver their consents with respect to the deletion of certain provisions of the Indenture;

WHEREAS, Section 9.02(a) of the Indenture provides that the Company, the Guarantors and the Trustee and Collateral Agent may amend, modify or supplement the Indenture, with the written consent of the Holder or Holders of a majority in aggregate principal amount of the then outstanding Notes;

WHEREAS, Section 9.02(b) of the Indenture provides that the Holders holding at least 75% in aggregate principal amount of the Notes may release all or substantially all of the Collateral otherwise than in accordance with the terms of the Indenture and the Collateral Agreements;

WHEREAS, the Holders of at least 75% in aggregate principal amount of the Notes have duly consented to the proposed modifications set forth in this Second Supplemental Indenture in accordance with Section 9.02 of the Indenture;

WHEREAS, the Company has heretofore delivered, or is delivering contemporaneously herewith, to the Trustee and Collateral Agent (i) an Officers’ Certificate stating that the execution of this Second Supplemental Indenture pursuant to Article Nine under the Indenture is authorized or permitted thereunder and (ii) an Opinion of Counsel stating that the execution of this Second Supplemental Indenture pursuant to Article Nine under the Indenture is authorized or permitted thereunder and that this Second Supplemental Indenture is a valid and enforceable obligation of the Company; and

WHEREAS, all conditions necessary to authorize the execution and delivery of this Second Supplemental Indenture and to make this Second Supplemental Indenture valid and binding have been complied with or performed.

NOW, THEREFORE, in consideration of the foregoing and notwithstanding any provision of the Indenture which, absent this Second Supplemental Indenture, might operate to limit such action, the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE ONE

AMENDMENTS

SECTION 1.01 Amendments.

(a) Subject to Section 2.01 hereof, the Indenture is hereby amended by deleting in their entireties Sections 4.04, 4.06, 4.08, 4.09, 4.10, 4.11, 4.12, 4.13, 4.14, 4.17, 4.18, 4.19, 4,20, 4.21, 4.22, 4.23, 4.24, 4.25, 6.01(4), 6.01(5), 6.01(6), 6.01(7), 6.01(8), 6.01(9), 6.01(10) and Articles Five and Twelve and, in each case, inserting the words “Intentionally Omitted” in lieu thereof.

(b) Effective as of the date hereof, none of the Company, the Trustee and Collateral Agent or other parties to or beneficiaries of the Indenture shall have any rights, obligations or liabilities under such Articles, Sections or Clauses and such Articles, Sections or Clauses shall not be considered in determining whether and Event of Default has occurred or whether the Company has observed, performed or compiled with the provisions of the Indenture.

SECTION 1.02 Amendment of Definitions. Subject to Section 2.01 hereof, the Indenture is hereby amended by deleting any definitions from the Indenture with respect to which references would be eliminated as a result of the amendments of the Indenture pursuant to Section 1.01 hereof. To the extent any clause, definition, paragraph, Section or Article of the Indenture has been deleted from the Indenture pursuant to Article One of this Second Supplemental Indenture, any reference in any provision of the Indenture, any Note or any Subsidiary Guarantee to such clause, definition, paragraph, Section or Article shall be disregarded in, and be deemed eliminated from, such provisions.

ARTICLE TWO

MISCELLANEOUS

SECTION 2.01 Effect of Second Supplemental Indenture. Except as amended hereby, all of the terms of the Indenture shall remain and continue in full force and effect and are hereby confirmed in all respects. From and after the date of this Second Supplemental Indenture, all references to the Indenture (whether in the Indenture or in any other agreements, documents or instruments) shall be deemed to be references to the Indenture as amended and supplemented by this Second Supplemental Indenture.

SECTION 2.02 Effectiveness. The provisions of this Second Supplemental Indenture shall be effective only upon execution and delivery of this instrument by the parties hereto. Notwithstanding the foregoing sentence, the provisions of this Second Supplemental Indenture shall become operative only at such time as 75% in principal aggregate amount of the Notes are accepted for purchase by the Company pursuant to the Offer, with the result that the amendments to the Indenture effective by this Second Supplemental Indenture shall be deemed to be revoked retroactively to the date hereof if such purchase shall not occur.

SECTION 2.03 Governing Law. THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SECOND SUPPLEMENTAL INDENTURE.

SECTION 2.04 No Representations by Trustee. The recitals contained herein shall be taken as the statement of the Company, and the Trustee assumes no responsibility for the correctness or completeness of the same.

SECTION 2.05 Ratification Indenture; Supplemental Indenture Part of Indenture. Except as expressly amended hereby, the Indenture and the Notes issued thereunder are in all respects ratified and confirmed, and all of the terms, conditions and provisions thereof shall remain in full force and effect. This Second Supplemental Indenture is executed as, and shall constitute an indenture supplemental to the Indenture and shall be construed in connection with and form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

(signature page follows)

IN WITNESS WHEREOF, the parties hereto have caused this Fourth Supplemental Indenture to be duly execute as of the date hereof.

DUNE ENERGY, INC.

By:

Name:

Title:

DUNE PROPERTIES, INC.

By:

Name:

Title:

DUNE OPERATING COMPANY

By:

Name:

Title:

THE BANK OF NEW YORK MELLON

By:

Name:

Title:

The information agent for the Offer and Plan of Reorganization is:

Global Bondholder Services Corporation

65 Broadway – Suite 404

New York, New York 10006

Attn: Corporate Actions

Inquiries by note holders with regard to this Offering Memorandum and Disclosure Statement and related documents may be directed to the information agent toll free at the following telephone numbers:

Banks and Brokers call: (212) 430-3774

Toll free (866)-470-4200

The Exchange Agent for the Offer and Voting Agent for the

Plan of Reorganization is:

Global Bondholder Services Corporation

65 Broadway – Suite 404

New York, New York 10006

Attn: Corporate Actions

Requests by banks or brokers for additional copies of this Offering Memorandum and Disclosure

Statement and related documents may be directed to the Exchange Agent.

Banks and Brokers call: (212) 430-3774

Exhibit 99.2

News Release

For Immediate Release

Investor Contact:

Steven J. Craig

Sr. Vice President Investor Relations and Administration

713-229-6300

DUNE ENERGY INITIATES EXCHANGE OFFER AND CONSENT SOLICITATIONS TO IMPLEMENT FINANCIAL RESTRUCTURING PLAN SUPPORTED BY MAJOR NOTEHOLDERS AND PREFERRED STOCKHOLDER, AND RECEIVES COMMITMENT FROM BANK OF MONTREAL FOR NEW SENIOR SECURED REVOLVING CREDIT FACILITY

Houston, Texas, November 14, 2011—Dune Energy, Inc. (OTCBB:DUNR) (“Dune”) announced today that it has initiated an offer to purchase $300 million in aggregate principal amount of its 10 1/2% Senior Secured Notes due 2012 (CUSIP NO. 265338 AC 7) (the “existing notes”) in exchange for:

•	an aggregate of approximately 251 million shares of its newly issued common stock,

•

an aggregate of 250,000 shares of its Series C Convertible Preferred Stock, par value $0.01 per share (the “new preferred stock”), which will automatically convert into an aggregate of approximately 3.537 billion shares of common stock when the restructuring transactions are completed and

•	at Dune’s option, either (a) $50 million aggregate principal amount of newly issued Floating Rate Senior Secured Notes due 2016 (the “new notes”) or (b) an aggregate cash payment of $50 million.

Holders of existing notes that are exchanged pursuant to the exchange offer will not receive any additional consideration in respect of accrued and unpaid interest on such existing notes.

In conjunction with the exchange offer, Dune is also soliciting consents to the release of all liens securing the existing notes, and the adoption of certain proposed amendments to the indenture governing the existing notes to, among other things, eliminate substantially all of the restrictive covenants, certain events of default and other related provisions.

The exchange offer is a principal component of Dune’s financial restructuring plan, which is being implemented pursuant to an amended restructuring support agreement with a group of investors that hold approximately 96% of the aggregate principal amount of the existing notes. If fully subscribed, the exchange offer would result in the ownership of 97.25% of Dune’s common stock on a post-restructuring basis by the holders of existing notes tendered and exchanged pursuant to the offer.

As part of its overall restructuring efforts, Dune has also entered into a customary commitment letter from BMO Capital Markets Corp. and Bank of Montreal providing for a new $200.0 million senior secured revolving credit facility with an initial borrowing base limit of up to $63.0 million. The commitment letter contemplates Bank of Montreal acting as sole administrative agent for the new credit facility. Bank of Montreal has committed to provide the entire amount of lending under the senior secured revolving credit facility, upon the terms and subject to the conditions set forth in the commitment letter and the related term sheet. The commitment letter and related term sheet contemplate the credit facility being secured by a first priority lien on substantially all of the assets of Dune and its subsidiaries. The same collateral would also be subject to a subordinated lien securing the new notes, with such subordinated lien being subject to the terms of an intercreditor agreement.

The exchange offer will expire immediately after 11:59 p.m., New York City time, on December 13, 2011, unless extended by Dune. Dune may extend the expiration date for any purpose, in accordance with applicable securities laws, including in order to permit the satisfaction or waiver of any or all conditions to the exchange offer. The exchange offer is subject to several conditions. Dune reserves the right to waive any and all such conditions, in whole or in part, subject to the provisions of the restructuring support agreement.

Pursuant to a similar restructuring plan support agreement with a holder (the “supporting preferred stockholder”) of approximately 64% of Dune’s issued and outstanding 10% Senior Redeemable Convertible Preferred Stock (the “existing preferred stock”), Dune has also initiated solicitations of consents from the holders of existing preferred stock, to the conversion of all of the outstanding existing preferred stock into $4.0 million in cash and 1.5% of Dune’s common stock on a post-restructuring basis.

If completed, the contemplated restructuring transactions would result in Dune’s current common stockholders holding 1.25% of Dune’s common stock on a post-restructuring basis. Post-restructuring, percentage ownership of common stock by holders of existing notes, holders of existing preferred stock and Dune’s current common stockholders, will be subject to dilution through issuance of equity compensation pursuant to Dune’s equity compensation plan.

“With the support of holders of our notes and preferred stock, and an ample lending commitment from Bank of Montreal, we are pleased to begin this critical step towards completing our financial restructuring plan,” said James A. Watt, Dune’s President and Chief Executive Officer. “We believe launching the exchange offer and the related transactions is an important step toward the goal of reducing Dune’s outstanding debt, while providing stability and operating flexibility that will benefit our stockholders, employees, customers, partners and vendors.”

As an alternative to the exchange offer, Dune is also soliciting consents from its noteholders and existing preferred stockholders to approve a prepackaged plan of reorganization in a chapter 11 bankruptcy proceeding (the “prepackaged plan”). If the exchange offer is not consummated, Dune intends to pursue the prepackaged plan; however, the decision to file a bankruptcy proceeding has not yet been made. If the requisite votes are received from holders of existing notes and exiting preferred stock accepting the prepackaged plan and it is confirmed by the bankruptcy court, the prepackaged plan would have principally the same effect as if 100% of the existing notes had been tendered in the exchange offer and all the existing preferred stock had been converted into common stock in accordance with the preferred stock consent solicitation. In the event the capital restructuring plan is implemented pursuant to the prepackaged plan, such restructuring plan is dependent upon a number of factors, including the filing of the prepackaged plan and the confirmation and consummation of the prepackaged plan in accordance with the provisions of the bankruptcy code, and obtaining new exit financing.

Dune does not anticipate any business interruption in its operations during the restructuring process, regardless of whether the restructuring is completed out of court or pursuant to a bankruptcy proceeding. Dune will continue its operations in the normal course, and all vendors and suppliers will continue to be paid in full under normal terms in the ordinary course of business, subject to receipt by Dune of authority to do so in the event of a bankruptcy filing.

Click here for more information: http://www.duneenergy.com/news.html?b=1683&1=1

FORWARD-LOOKING STATEMENTS: This document includes forward-looking statements that are intended to be covered by “forward-looking statements” safe harbor provided by the Private Securities Litigation Reform Act of 1995. All statements included in this press release that address activities, events or developments that Dune Energy expects, believes or anticipates will or may occur in the future are forward-looking statements. Forward-looking statements include, but are not limited to, statements concerning estimates of expected drilling and development wells and associated costs, statements relating to estimates of, and increases in, production, cash flows and values, statements relating to the continued advancement of Dune Energy, Inc.’s projects and other statements that are not historical facts. When used in this document, the words such as “could,” “plan,” “estimate,” “expect,” “intend,” “may,” “potential,” “should,” and similar expressions are forward-looking statements. Although Dune Energy, Inc. believes that its expectations reflected in these forward-looking statements are reasonable, such statements involve risks and uncertainties and no assurance can be given that actual results will be consistent with these forward-looking statements. Important factors that could cause actual results to differ from these forward-looking statements include the potential that the Company’s projects will experience technological and mechanical problems, geological conditions in the reservoir may not result in commercial levels of oil and gas production, changes in product prices and other risks disclosed in Dune’s Annual report on Form 10-K filed with the U.S. Securities and Exchange Commission.

SOURCE Dune Energy, Inc.

CONTACT: Investors, Steven J. Craig, Sr. Vice President Investor Relations and Administration, Dune Energy, Inc., +1-713-229-6300

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